As filed with the Securities and Exchange Commission on May 3, 2021
Registration
No. 333-255198

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Millendo Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	45-1472564
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
110 Miller Avenue, Suite 100
Ann Arbor, Michigan 48104
(734)
845-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Louis J. Arcudi III
Chief Executive Officer and Director
Millendo Therapeutics, Inc.
110 Miller Avenue, Suite 100
Ann Arbor, Michigan 48104
(734) 845-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Falber Joseph B. Conahan WilmerHale 60 State Street Boston, MA 02109 USA (617) 526 6000	Stephen Brady President and Chief Operating Officer 7000 Shoreline Court; Suite 275 South San Francisco, CA 94080 (415) 798-8589	Asher Rubin Frank Rahmani Rob Carlson Istvan A Hajdu Sidley Austin LLP 1001 Page Mill Road, Building 1 Palo Alto, CA 94304 USA (650) 565-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in
Rule 12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act
Rule 13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act
Rule 14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.001 per share	81,249,860	N/A	$55,464.45	$6.06(4)

(1)
Relates to common stock, $0.001 par value per share, of Millendo Therapeutics, Inc., a Delaware corporation, or Millendo, issuable to holders of common stock, $0.001 par value per share of Tempest Therapeutics, Inc., a Delaware corporation, or Tempest, in the proposed merger of Mars Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Millendo, with and into Tempest, with Tempest continuing as a wholly owned subsidiary of Millendo and the surviving corporation of the merger. The amount of Millendo common stock to be registered is based on the estimated number of shares of Millendo common stock that are expected to be issued pursuant to the merger, without taking into account the effect of a reverse stock split of Millendo common stock, assuming a pre-split
exchange ratio of approximately 0.4883 shares of Millendo common stock for each outstanding share of Tempest common stock. The estimated exchange ratio contained herein is subject to adjustment prior to the closing of the merger.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Tempest is a private company, no market exists for its securities, and Tempest has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third
of the aggregate par value of the Tempest securities expected to be exchanged in the proposed merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 3, 2021

PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Millendo Therapeutics, Inc. and Tempest Therapeutics, Inc.,
Millendo Therapeutics, Inc., a Delaware corporation, or Millendo, and Tempest Therapeutics, Inc., a Delaware corporation, or Tempest, entered into an Agreement and Plan of Merger, or the Merger Agreement, on March 29, 2021, pursuant to which a direct, wholly owned subsidiary of Millendo, Mars Merger Corp., or Merger Sub, will merge with and into Tempest, with Tempest surviving as a wholly owned subsidiary of Millendo, and the surviving corporation of the merger, which transaction is referred to herein as the merger. The surviving corporation following the merger is referred to herein as the combined company.
Immediately prior to the effective time of the merger each share of Tempest’s preferred stock will be converted into shares of Tempest’s common stock and at the effective time of the merger each share of Tempest’s common stock, including those shares of common stock issued upon conversion of the preferred stock, will be converted into the right to receive a number of shares of Millendo common stock equal to the exchange ratio described in more detail in the section titled “
The Merger Agreement—Exchange Ratio
” beginning on page 140 of the accompanying proxy statement/prospectus.
In connection with the merger, each outstanding and unexercised option to purchase shares of Tempest common stock that, following assumption by Millendo at the effective time, will be eligible to be registered on a registration statement on
Form S-8,
will be assumed by Millendo and will be converted into an option to purchase shares of Millendo’s common stock, with necessary adjustments to reflect the exchange ratio.
Each share of Millendo common stock and option to purchase Millendo common stock that is issued and outstanding at the effective time of the merger will remain issued and outstanding and such shares will be unaffected by the merger. Immediately after the merger, Millendo securityholders as of immediately prior to the merger are expected to own approximately 18.5% of the outstanding shares of the combined company and former Tempest securityholders, including shares purchased in the Tempest pre-closing
financing are expected to own approximately 81.5% of the outstanding shares of the combined company, subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing described in the accompanying proxy statement/prospectus.
Shares of Millendo common stock are currently listed on The Nasdaq Capital Market under the symbol “MLND.” Millendo has filed an initial listing application for the combined company with The Nasdaq Stock Market Inc., or Nasdaq. After completion of the merger, Millendo will be renamed “Tempest Therapeutics, Inc.” and it is expected that the common stock of the combined company will trade on The Nasdaq Capital Market under the symbol “TPST.” On April 30, 2021, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of Millendo common stock was $1.15 per share.
The closing of the Tempest
pre-closing
financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the merger as well as certain other conditions. The Tempest pre-closing
financing is more fully described in the accompanying proxy statement/prospectus.
Millendo stockholders are cordially invited to attend the special meeting of Millendo stockholders. Millendo is holding its special meeting of stockholders, or the Millendo special meeting, on June 22, 2021, at 11:00 a.m. Eastern

Time, unless postponed or adjourned to a later date, in order to obtain the stockholder approvals necessary to complete the merger and related matters. The Millendo special meeting will be held entirely online. Millendo stockholders will be able to attend and participate in the Millendo special meeting online by visiting www.virtualshareholdermeeting.com/MLND2021SM where they will be able to listen to the meeting live, submit questions and vote. At the Millendo special meeting, Millendo will ask its stockholders to:

1.
Approve the issuance of shares of common stock of Millendo to stockholders of Tempest, pursuant to the terms of the Merger Agreement, a copy of which is attached as
Annex A
to the accompanying proxy statement/prospectus, and the change of control resulting from the merger;

2.
Approve an amendment to the amended and restated certificate of incorporation of Millendo to effect a reverse stock split of Millendo’s issued and outstanding common stock within a range, as determined by the Millendo board of directors and agreed to by Tempest, of one new share of Millendo common stock for every 10 to 15 shares (or any number in between) of outstanding Millendo common stock in the form attached as
Annex F
to the accompanying proxy statement/prospectus;

3.	Approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Millendo to its named executive officers in connection with the merger;

4.	Consider and vote upon an adjournment of the Millendo special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2; and

5.	Transact such other business as may properly come before the stockholders at the Millendo special meeting or any adjournment or postponement thereof.
As described in the accompanying proxy statement/prospectus, certain Millendo stockholders who in the aggregate owned approximately 16% of the outstanding shares of Millendo as of March 31, 2021, and certain Tempest stockholders who in the aggregate owned approximately 87.4% of the outstanding shares of Tempest capital stock as of March 31, 2021, are parties to stockholder support agreements with Millendo and Tempest, respectively, whereby such stockholders have agreed to vote in favor of the approval of the transactions contemplated therein, including, with respect to Tempest stockholders, adoption of the Merger Agreement and approval of the merger and, with respect to such Millendo stockholders, the issuance of Millendo common stock in the merger pursuant to the Merger Agreement, subject to the terms of the support agreements. Following the effectiveness of the registration statement on
Form S-4
of which the accompanying proxy statement/prospectus is a part and pursuant to the Merger Agreement, Tempest stockholders holding a sufficient number of shares of Tempest capital stock to adopt the Merger Agreement and approve the merger and related transactions will execute written consents providing for such adoption and approval.
After careful consideration, each of the Millendo and Tempest boards of directors have approved the Merger Agreement and have determined that it is advisable to consummate the merger. Millendo’s board of directors has approved the proposals described in the accompanying proxy statement/prospectus and unanimously recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about Millendo, Tempest, the Merger Agreement and transactions contemplated thereby and the foregoing proposals is contained in the accompanying proxy statement/prospectus. Millendo urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 16 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.
Millendo and Tempest are excited about the opportunities the merger brings to Millendo’s and Tempest’s stockholders and thank you for your consideration and continued support. Sincerely,

Louis J. Arcudi III	Tom Dubensky, Ph.D.
Chief Executive Officer	Chief Executive Officer
Millendo Therapeutics, Inc.	Tempest Therapeutics, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense
.
The accompanying proxy statement/prospectus is dated                , 2021 and is first being mailed to Millendo stockholders on or about                , 2021.

MILLENDO THERAPEUTICS, INC.
110 Miller Avenue, Suite 100
Ann Arbor, Michigan 48104
(734)
845-9000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To the stockholders of Millendo Therapeutics, Inc.:
NOTICE IS HEREBY GIVEN
that a virtual special meeting of stockholders, or the Millendo special meeting, will be held on June 22, 2021, at 11:00 a.m. Eastern Time, unless postponed or adjourned to a later date. The Millendo special meeting will be held entirely online. You will be able to attend and participate in the Millendo special meeting online by visiting www.virtualshareholdermeeting.com/MLND2021SM where you will be able to listen to the meeting live, submit questions and vote.
The Millendo special meeting will be held for the following purposes:

1.
To approve the issuance of shares of common stock of Millendo Therapeutics, Inc., or Millendo, to stockholders of Tempest Therapeutics, Inc., or Tempest, pursuant to the terms of the Agreement and Plan of Merger among Millendo, Tempest and Mars Merger Corp., or Merger Sub, dated as of March 29, 2021, a copy of which is attached as
Annex A
to the accompanying proxy statement/prospectus, which is referred to in this Notice as the Merger Agreement, and the change of control resulting from the merger;

2.
To approve an amendment to the restated certificate of incorporation of Millendo, as amended, to effect a reverse stock split of Millendo’s issued and outstanding common stock within a range, as determined by the Millendo board of directors and agreed to by Tempest, of one new share of Millendo common stock for every 10 to 15 shares (or any number in between) of outstanding Millendo common stock in the form attached as
Annex F
to the accompanying proxy statement/prospectus;

3.	To approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Millendo to its named executive officers in connection with the merger;

4.	To consider and vote upon an adjournment of the Millendo special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2; and

5.	To transact such other business as may properly come before the stockholders at the Millendo special meeting or any adjournment or postponement thereof.

Record Date:
Millendo’s board of directors has fixed May 7, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Millendo special meeting and any adjournment or postponement thereof. Only holders of record of shares of Millendo common stock at the close of business on the record date are entitled to notice of, and to vote at, the Millendo special meeting. At the close of business on the record date, Millendo had                  shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of shares present in attendance or represented by proxy at the Millendo special meeting and entitled to vote on the matter, assuming a quorum is present, is required for approval of Proposal Nos. 1, 3 and 4. The affirmative vote of the holders of a majority of the outstanding shares of Millendo common stock entitled to vote at the Millendo special meeting is required for approval of Proposal No. 2. Approval of each of Proposal No. 1, referred to as the merger proposal, and Proposal No. 2, referred to as the reverse stock split proposal, is a condition to the completion of the merger. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1 and 2.
Even if you plan to virtually attend the Millendo special meeting, Millendo requests that you sign and return the enclosed proxy or vote by mail or online to ensure that your shares will be represented at the

Millendo special meeting if you are unable to virtually attend. You may change or revoke your proxy at any time before it is voted at the Millendo special meeting.
MILLENDO’S BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, IN THE BEST INTERESTS OF, AND ADVISABLE TO MILLENDO AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. MILLENDO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MILLENDO STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to
Be Held on June 22
, 2021 at 11:00 a.m. Eastern Time via the internet
The proxy statement/prospectus and annual report to stockholders are available at www.virtualshareholdermeeting.com/MLND2021SM

By Order of Millendo’s Board of Directors,
Louis J. Arcudi III
Chief Executive Officer
Ann Arbor, Michigan
                , 2021

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Millendo Therapeutics, Inc. that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission website (
www.sec.gov
) or upon your written or oral request by contacting the Corporate Secretary of Millendo Therapeutics, Inc., 110 Miller Avenue, Suite 100 Ann Arbor, Michigan 48104, by calling (734)
845-9000
or via email to IR@Millendo.com.
To ensure timely delivery of these documents, any request should be made no later than June 11, 2021 to receive them before the Millendo special meeting.
For additional details about where you can find information about Millendo, please see the section titled “
Where You Can Find More Information
” beginning on page 320 of this proxy statement/prospectus.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER
Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No.
 2 of this proxy statement/prospectus
.
The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	What is the merger?

A:
Millendo Therapeutics, Inc., or Millendo, and Tempest Therapeutics, Inc., or Tempest, have entered into an Agreement and Plan of Merger, or the Merger Agreement, dated as of March 29, 2021, a copy of which is attached as
Annex A
to this proxy statement/prospectus
.
The Merger Agreement contains the terms and conditions of the proposed business combination of Millendo and Tempest. Pursuant to the Merger Agreement, Mars Merger Corp., or Merger Sub, a direct, wholly owned subsidiary of Millendo, will merge with and into Tempest, with Tempest surviving as a wholly owned subsidiary of Millendo. This transaction is referred to in this proxy statement/prospectus as the merger. After the completion of the merger, Millendo will change its corporate name to “Tempest Therapeutics, Inc.” Millendo following the merger is referred to herein as the combined company.

Immediately prior to the effective time of the merger each share of Tempest preferred stock will be converted into shares of Tempest common stock and at the effective time of the merger each share of Tempest’s common stock will be converted into the right to receive a number of shares of Millendo common stock equal to the exchange ratio described in more detail in the section titled “
The Merger
Agreement—Exchange Ratio
” beginning on page 140 of this proxy statement/prospectus.
In connection with the merger, each outstanding and unexercised option to purchase shares of Tempest common stock will be assumed by Millendo and will be converted into an option to purchase shares of Millendo’s common stock, with necessary adjustments to reflect the exchange ratio.
Each share of Millendo common stock and option to purchase Millendo common stock that is issued and outstanding at the effective time of the merger will remain issued and outstanding and such shares will be unaffected by the merger. Immediately after the merger, Millendo securityholders as of immediately prior to the merger are expected to own approximately 18.5% of the outstanding shares of the combined company and former Tempest securityholders, including shares purchased in the Tempest pre-closing
financing, are expected to own approximately 81.5% of the outstanding shares of the combined company, subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing.

Q:	Why are the two companies proposing to merge?

A:
Millendo and Tempest believe that combining the two companies will result in a company with a robust pipeline, strong leadership team and substantial capital resources, positioning it to become a leading company researching, developing and commercializing therapies for cancer. For a more complete description of the reasons for the merger, please see the sections titled “
The Merger—Millendo Reasons for the
Merger
” and “
The Merger—Tempest Reasons for the Merger
” beginning on pages 113 and 116, respectively, of this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Millendo as of the record date, and you are entitled to vote at the Millendo special meeting to approve the matters set forth herein. This document serves as:

•	a proxy statement of Millendo used to solicit proxies for the Millendo special meeting to vote on the matters set forth herein; and

•	a prospectus of Millendo used to offer shares of Millendo common stock in exchange for shares of Tempest common stock and preferred stock in the merger.

Q:	What is the Tempest pre-closing financing?

A:
On March 29, 2021, immediately prior to the execution and delivery of the Merger Agreement, Tempest entered into Funding Agreements with certain investors, pursuant to which the investors agreed to purchase shares of Tempest’s common stock for a per share purchase price of $0.85 and an aggregate purchase price of approximately $30.0 million. The closing of the Tempest pre-closing
financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the merger as well as certain other conditions.

Q:	What proposals will be voted on at the Millendo special meeting the approval of which are conditions to the closing of the merger?

A:	Pursuant to the terms of the Merger Agreement, the following proposals must be approved by the requisite stockholder vote at the Millendo special meeting in order for the merger to close:

•	Proposal No. 1 to approve the issuance of shares of Millendo common stock to Tempest stockholders pursuant to the Merger Agreement and the change of control resulting from the merger.

•
Proposal No. 2 to approve an amendment to the amended and restated certificate of incorporation of Millendo to effect a reverse stock split of Millendo’s issued and outstanding common stock within a range, as determined by the Millendo board of directors and agreed to by Tempest, of one new share of Millendo common stock for every 10 to 15 shares (or any number in between) of outstanding Millendo common stock, which is referred to herein as the reverse stock split, in the form attached as
Annex
 F to this proxy statement/prospectus.

Proposal No. 1 is referred to herein as the merger proposal. Proposal No. 2 is referred to herein as the reverse stock split proposal. The approval of the merger proposal and the reverse stock split proposal is a condition to completion of the merger. The issuance of Millendo common stock in connection with the merger and the change of control resulting from the merger, or Proposal No. 1, and the amendment to the restated certificate of incorporation of Millendo to effect a reverse stock split of Millendo’s issued and outstanding common stock, or Proposal No. 2, will not take place unless approved by Millendo stockholders and the merger is consummated.
In addition to the requirement of obtaining Millendo stockholder approval, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “
The Merger Agreement—Conditions to the Completion of the Merger
” beginning on page 153 of this proxy statement/prospectus.
The presence, by accessing online or being represented by proxy, at the Millendo special meeting of the holders of a majority of the shares of Millendo common stock outstanding and entitled to vote at the Millendo special meeting is necessary to constitute a quorum at the meeting for the purpose of approving the merger proposal.

v

Q:	What proposals are to be voted on at the Millendo special meeting, other than the merger proposal and the reverse stock split proposal?

A:	At the Millendo special meeting, the holders of Millendo common stock will also be asked to consider the following proposals:

•	Proposal No. 3 to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Millendo to its named executive officers in connection with the merger.

•	Proposal No. 4 to approve an adjournment of the Millendo special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.
The approval of Proposal Nos. 3 and 4 are not a condition to the merger. Such proposals, together with the merger proposal and the reverse stock split proposal, are referred to collectively in this proxy statement/prospectus as the proposals.
The presence, by accessing online or being represented by proxy, at the Millendo special meeting of the holders of a majority of the shares of Millendo common stock outstanding and entitled to vote at the Millendo special meeting is necessary to constitute a quorum at the meeting for the purpose of approving the proposals.

Q:	What stockholder votes are required to approve the proposals at the Millendo special meeting?

A:
The affirmative vote of the holders of a majority of shares present in attendance or represented by proxy at the Millendo special meeting and entitled to vote on the matter, assuming a quorum is present, is required for approval of Proposal Nos. 1, 3 and 4. The affirmative vote of the holders of a majority of the outstanding shares of Millendo common stock entitled to vote at the Millendo special meeting is required for approval of Proposal No. 2.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and any broker non-votes.
Abstentions and broker
non-votes
will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions will be counted towards the vote totals for each proposal, and will have the same effect as “AGAINST” votes. Broker non-votes
will have no effect on Proposal Nos. 1, 3 and 4, and will have the same effect as “AGAINST” votes for Proposal No. 2.
As of March 31, 2021, the directors and certain executive officers of Millendo owned or controlled less than 1% of the outstanding shares of Millendo common stock entitled to vote at the Millendo special meeting. As of March 31, 2021, the Millendo stockholders that are party to support agreements, including the directors and certain executive officers of Millendo, owned an aggregate of 2,962,292 shares of Millendo common stock representing approximately 16% of the outstanding shares of Millendo common stock. Pursuant to the support agreements, these stockholders, including the directors and certain executive officers of Millendo, have agreed to vote all shares of Millendo common stock owned by them as of the record date in favor of Proposal Nos. 1 and 2.

Q:	What will Tempest stockholders and optionholders receive in the merger?

A:
Tempest stockholders will receive shares of Millendo common stock, and Tempest optionholders will receive options to purchase Millendo common stock. Applying the exchange ratio, the former Tempest securityholders immediately before the merger, including shares purchased in the Tempest pre-closing
financing, are expected to own approximately 81.5% of the aggregate number of shares of the combined company’s common stock following the merger and Millendo securityholders immediately before the merger are expected to own approximately 18.5% of the aggregate number of shares of the combined company common stock following the merger, in each case subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing.

In connection with the merger, each outstanding and unexercised option to purchase shares of Tempest common stock will be converted into an option to purchase Millendo common stock, with the number of shares and exercise price being appropriately adjusted to reflect the exchange ratio between Millendo common stock and Tempest common stock determined in accordance with the Merger Agreement.
For a more complete description of what Tempest stockholders and optionholders will receive in the merger, please see the sections titled “
The
Merger Agreement—Merger Consideration
”
and “
The Merger Agreement—Exchange Ratio
” beginning on pages 139 and 140, respectively, of this
proxy statement/prospectus. For a description of the effect of the Tempest pre-closing
financing on Millendo’s and Tempest’s current securityholders, please see the section titled “
Agreements Related to the Merger—Funding Agreements
“ beginning on page 162 of this proxy statement/prospectus.

Q:	Will the common stock of the combined company trade on an exchange?

A:
Shares of Millendo common stock are currently listed on The Nasdaq Capital Market under the symbol “MLND.” Millendo has filed an initial listing application for the combined company with Nasdaq. After completion of the merger, Millendo will be renamed “Tempest Therapeutics, Inc.” and it is expected that the common stock of the combined company will trade on The Nasdaq Capital Market under the symbol “TPST.” On April 30, 2021, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Millendo common stock was $1.15 per share.

Q:	Who will be the directors of the combined company following the merger?

A:
Immediately following the merger, the combined company’s board of directors will be composed of seven (7) members, consisting of (i) one director appointed by Millendo, namely Geoff Nichol, and (ii) six directors appointed by Tempest, namely Stephen Brady (who is Tempest’s President and Chief Operating Officer and will serve as Chief Executive Officer of the combined company), Mike Raab, Thomas Dubensky, Tom Woiwode, Stella Xu and                . The staggered structure of the Millendo board of directors will remain in place for the combined company following the completion of the merger.

Q:	Who will be the executive officers of the combined company immediately following the merger?

A:	Immediately following the merger, the executive management team of the combined company is expected to consist of members of the Tempest executive management team prior to the merger, including:

Name	Title
Stephen Brady	Chief Executive Officer
Thomas Dubensky	President
Samuel Whiting	Chief Medical Officer

Q:	As a Millendo stockholder, how does Millendo’s board of directors recommend that I vote?

A:	After careful consideration, Millendo’s board of directors unanimously recommends that Millendo stockholders vote “FOR” all of the proposals.

Q:	What risks should I consider in deciding whether to vote in favor of the merger?

A:
You should carefully review the section titled “
Risk Factors
” beginning on page 16 of this proxy statement/prospectus and the annexes attached hereto, which set forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Millendo and Tempest, as independent companies, are subject.

Q:	When do you expect the merger to be consummated?

A:
The merger is anticipated to close promptly after the Millendo special meeting scheduled to be held on June 22, 2021, but the exact timing cannot be predicted. For more information, please see the section titled “
The Merger Agreement—Conditions to the Completion of the Merger
” beginning on page 153 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Millendo urges you to read this proxy statement/prospectus carefully, including the annexes attached hereto, and to consider how the merger affects you.
If you are a Millendo stockholder of record, you may provide your proxy instructions in one of four different ways:

•	You can attend the Millendo special meeting online and vote online during the special meeting.

•	You can mail your signed proxy card in the enclosed return envelope.

•	You can provide your proxy instructions via telephone by following the instructions on your proxy card.

•	You can provide your proxy instructions via the internet by following the instructions on your proxy card.
Your signed proxy card, telephonic proxy instructions, or internet proxy instructions must be received by June 21, 2021, 11:59 p.m. Eastern Time to be counted.
If you hold your shares in “street name” (as described below), you may provide your proxy instructions via telephone or the internet by following the instructions on your vote instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Millendo special meeting.

Q:	What happens if I do not return a proxy card or otherwise vote or provide proxy instructions, as applicable?

A:
If you are a Millendo stockholder, the failure to return your proxy card or otherwise vote or provide proxy instructions will reduce the aggregate number of votes required to approve Proposal Nos. 1, 3 and 4 and will have the same effect as a vote “AGAINST” Proposal No. 2. Also, your shares will not be counted for purposes of determining whether a quorum is present at the Millendo special meeting unless your broker has discretionary authority to vote on certain matters.

Q:	May I attend the Millendo special meeting and vote in person?

A:
In light of the
coronavirus/COVID-19
outbreak and governmental decrees that
in-person
gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of Millendo’s board of directors and stockholders, the Millendo special meeting will be held entirely online. Stockholders of record as of May 7, 2021 will be able to attend and participate in the Millendo special meeting online by accessing www.virtualshareholdermeeting.com/MLND2021SM. To join the Millendo special meeting, you will need to have your
16-digit
control number which is included on your Notice of Internet Availability of Proxy Materials and your proxy card. If your shares are held in “street name,” you should contact your bank, broker or other nominee to obtain your 16-digit control number or otherwise vote through your bank, broker or other nominee.

Q:	Who counts the votes?

A:
Broadridge Financial Solutions, Inc., or Broadridge, will be engaged as Millendo’s independent agent to tabulate stockholder votes, which Millendo refers to as the inspector of election. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. If you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

Q:	If my Millendo shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Millendo common stock on matters requiring discretionary authority without instructions from you. If you do not give instructions to your broker, your broker can vote your Millendo shares with respect to “discretionary,” routine items but not with respect to
“non-discretionary,”
non-routine
items. Discretionary items are proposals considered routine under Rule 452 of the New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. With respect to non-routine
items for which you do not give your broker instructions, your Millendo shares will be treated as broker non-votes.
Proposal Nos. 1, 3 and 4 at the Millendo special meeting will be non-routine.
It is anticipated that Proposal No. 2 will be routine. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	What are broker non-votes and do they count for determining a quorum?

A:
Generally, broker
non-votes
occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (i) has not received voting instructions from the beneficial owner or (ii) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine
matters.

Broker
non-votes
will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Millendo special meeting. Broker non-votes
will not be treated as votes cast for or against a proposal and accordingly will not have any effect with respect to the outcome of Proposal Nos. 1, 3 and 4, and will have the same effect as “AGAINST” votes for Proposal No. 2.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:
Millendo stockholders of record, unless such stockholder’s vote is subject to a support agreement, may change their vote at any time before their proxy is voted at the Millendo special meeting in one of four ways:

•	You may submit another properly completed proxy with a later date by mail or via the internet.

•	You can provide your proxy instructions via telephone at a later date.

•	You may send a written notice that you are revoking your proxy to Millendo’s Corporate Secretary at 110 Miller Avenue, Suite 100 Ann Arbor, Michigan 48104.

•
You may attend the Millendo special meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/MLND2021SM. Simply attending the Millendo special meeting will not, by itself, revoke your proxy.

Your signed proxy card, telephonic proxy instructions, internet proxy instructions, or written notice must be received by June 21, 2021, 11:59 p.m. Eastern Time to be counted.
If a Millendo stockholder who owns Millendo shares in “street name” has instructed a broker to vote its shares of Millendo common stock, the stockholder must follow directions received from its broker to change those instructions.

Q:	Who is paying for this proxy solicitation?

A:
Millendo and Tempest will share equally the cost of printing and filing of this proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Millendo common stock for the forwarding of solicitation materials to the beneficial owners of Millendo common stock. Millendo will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket
expenses they incur in connection with the forwarding of solicitation materials. Millendo will retain Broadridge to assist it in soliciting proxies using the means referred to above. Millendo will pay the fees of Broadridge, which Millendo expects to be approximately $35 thousand, plus reimbursement of out-of-pocket
expenses.

Q:	What are the material U.S. federal income tax consequences of the merger to United States holders of Tempest capital stock?

A:
Millendo and Tempest intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger constitutes a reorganization, subject to the limitations and qualifications described in the section titled “
The Merger—Material U.S.
 Federal
Income Tax Consequences of the Merger
,” holders of Tempest capital stock will not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of Millendo common stock issued in connection with the merger, except with respect to cash received in lieu of a fractional share of Millendo common stock. For a more detailed discussion of the material U.S. federal income tax consequences of the merger, see “
The Merger—Material U.S.
 Federal Income Tax Consequences of the Merger
” beginning on page 132.

Q:	Who can help answer my questions?

A:
If you are a Millendo stockholder and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Millendo Therapeutics, Inc.
110 Miller Avenue, Suite 100
Ann Arbor, Michigan 48104,
Telephone: (734)
845-9000
Attn: Investor Relations
Email: IR@Millendo.com

x

PROSPECTUS SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the proposals being considered at the Millendo special meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this proxy statement/prospectus. For more information, please see the section titled
“
Where You Can Find More Information
”
beginning on page

320
of this proxy statement/prospectus. Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No.
 2 of this proxy statement/prospectus.
The Companies
Millendo Therapeutics, Inc.
110 Miller Avenue, Suite 100
Ann Arbor, Michigan 48104
Telephone: (734)
845-9000
Millendo is a biopharmaceutical company that was previously primarily focused on developing novel treatments for endocrine diseases where current therapies do not exist or are insufficient. The endocrine system is a collection of glands that secrete hormones into the blood stream to regulate a number of functions, including appetite, metabolism, growth, development and reproduction. Diseases of the endocrine system can cause multiple and varied symptoms, including appetite dysregulation, metabolic dysfunction, obesity, cardiovascular disease, menstrual irregularity, hirsutism, and infertility. In April 2020, Millendo’s board of directors decided to discontinue the development of livoletide, an unacylated ghrelin analogue, as a potential treatment for Prader-Willi syndrome (“PWS”) based upon results from its Phase 2b trial. In addition, in June 2020, the Millendo board of directors decided to cease investing in the development of nevanimibe as a potential treatment for classic congenital adrenal hyperplasia, (“CAH”) based on an interim review of data from its Phase 2b trial. Finally, in January 2021, the Millendo board of directors also decided to discontinue the investment in
MLE-301,
a neurokinin 3 receptor (“NK3R”) antagonist Millendo was developing for the treatment of menopausal vasomotor symptoms (“VMS”), based on an analysis of the pharmacokinetic and pharmacodynamic data from the ongoing single ascending dose portion of the Phase 1 study conducted in healthy male volunteers. Given Millendo’s limited expected financing options, it began exploring an expanded range of strategic alternatives that included, but was not limited to, the potential sale or merger of Millendo or its assets.
In an effort to streamline costs after discontinuing the PWS program, Millendo eliminated employee positions representing approximately 30% of its prior headcount, which was completed in the second quarter of 2020. Millendo also began evaluating corporate strategic plans to prioritize and allocate resources to its remaining product candidates at the time and any future pipeline assets.
In January 2021, as a result of Millendo’s decision to discontinue the investment in
MLE-301,
the Millendo board of directors also approved a corporate restructuring plan (the “Plan”) furthering Millendo’s ongoing efforts to align its resources with its current strategy and operations. In connection with the Plan, the Millendo board of directors determined to reduce Millendo’s workforce by up to 85%, with the majority of the reduction in personnel expected to be completed by April 15, 2021. Millendo initiated this reduction in force in January 2021 and expects to provide severance payments and continuation of group health insurance coverage for a specified period to the affected employees. Millendo has also entered into retention arrangements with employees who are expected to remain with the Millendo. Millendo estimates that it will incur costs of approximately $5.5 million for termination benefits and retention arrangements related to the Plan, substantially all of which will be cash expenditures.

In 2020, Millendo undertook a strategic review process, which was intended to result in an actionable plan that leverages its assets, capital and capabilities to maximize stockholder value. Following an extensive process of evaluating strategic alternatives and identifying and reviewing potential candidates for a strategic acquisition or other transaction, on March 29, 2021, Millendo entered into the Merger Agreement with Tempest, under which the privately held Tempest will merge with a wholly owned subsidiary of Millendo. If the merger is completed, the business of Tempest will continue as the business of the combined organization.
Tempest Therapeutics, Inc.
7000 Shoreline Court, Suite 275,
South San Francisco, California 94080
Telephone: (415) 798-8689
Tempest is a clinical-stage oncology company focused on leveraging its deep scientific understanding of cancer biology and medicinal chemistry to develop and advance novel orally available therapies for the treatment of solid tumors. Tempest’s philosophy is to build a company based upon not only good ideas and creative science, but also upon the efficient translation of those ideas into therapies that will improve patient’s lives. To this end, Tempest is advancing TPST-1495 and TPST-1120, two product candidates in clinical trials that it believes are the first clinical stage molecules designed to treat their respective targets; and a third program in preclinical studies that could be the first to target
TREX-1,
a key cellular enzyme that regulates the innate immune response in tumors. TPST-1495 is a dual antagonist of EP2 and EP4, receptors of prostaglandin E2, and is currently in a Phase 1 trial in solid tumors. Tempest’s second program, TPST-1120, is a selective antagonist of peroxisome proliferator-activated receptor alpha, or PPARα, and is also in a Phase 1 trial in solid tumors. Tempest expects to report initial data from both these programs in the second half of 2021. Additionally, Tempest is advancing a third program targeting the three prime repair exonuclease, or
TREX-1,
for which Tempest expects to select a development candidate by the end of 2021. Beyond these three ongoing programs, Tempest plans to leverage its drug development and company-building experience along with academic relationships to identify promising new targets that may feed new programs into Tempest’s pipeline.
Tempest has developed a diversified pipeline of small molecule product candidates that are designed to target tumor cells directly, modulate the immune system to kill cancer cells, or a combination of both, in each case that Tempest believes are innovative and target scientifically validated pathways. Tempest selected targets that are expressed in a diverse set of tumor types, with the intention to address unmet medical needs or improve existing standards of care. Tempest’s product development programs consist of the following:

Definitions:
HCC: hepatocellular carcinoma; RCC: renal cell carcinoma; CCA: cholangiocarcinoma; CRC: colorectal cancer; FPI: First Patient In; RP2D: Recommended Phase 2 Dose; DC: Development Candidate; ORR: Objective Response Rate. Note that the primary anti-tumor activity readout is ORR by RECIST v. 1.1 criteria, and time on study treatment; additional endpoints include duration of response and progression free survival, which may be reported at a later timepoint.

Timing is an estimate based on current projections;

Tempest is evaluating whether the first Phase 2 study will be in CRC and/or multiple solid tumors; if multiple histologies, Tempest may elect to open individual studies;
3
Pursuant to a collaboration with Roche; TPST retains all product rights.
Tempest’s first product candidate is TPST-1495, a novel, oral, small molecule designed to be a dual antagonist of only two of the four prostaglandin E2 (PGE2) receptors, EP2 and EP4, sparing the homologous but differentially active EP1 and EP3 receptors. PGE2 is well understood from the scientific literature to be an important stimulator of tumor growth in diverse cancer types of high need, and to be inhibitory to anti-tumor immune function in the tumor microenvironment. PGE2 signaling through EP2 and EP4 has been observed both to enhance tumor progression and promote immune suppression. Tempest conducted head-to-head
preclinical studies comparing TPST-1495 to single antagonists of EP4 being developed by other companies. Tempest observed in these studies significantly enhanced activity of TPST-1495 in both overcoming PGE2 mediated suppression of human immune cells in vitro as well as significantly increased anti-tumor activity in mouse models of human colorectal cancer as compared to single antagonists of EP4. Tempest is currently evaluating the safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD), and possible anti-tumor activity of TPST-1495 in a multicenter Phase 1a/1b dose and schedule optimization study in subjects with advanced solid tumors, with a focus on tumor types such as colorectal cancer, or CRC, non-small
cell lung cancer, or NSCLC and urothelial, or bladder, cancer, which are all known to be prostaglandin-driven. Tempest is observing dose-proportional exposure, and Tempest is encouraged by early signs of activity of TPST-1495 monotherapy, as shown by on-target
pharmacodynamic changes, disease control, and reduction of tumor-specific biomarkers in the ongoing dose optimization clinical study. The TPST-1495 Phase 1 clinical trial is ongoing in the schedule and dose optimization stage and Tempest expects to establish the RP2D for expansion and the preliminary safety profile and ORR in second half of 2021. Tempest also expects to initiate monotherapy combination studies with an anti-PD-1/L1
immune check point inhibitor, prior to the end of 2021.
Tempest’s second product candidate is TPST-1120, an oral, small molecule designed to be a selective antagonist of PPARα and is the first PPARα antagonist in the clinic. PPARα is a key transcription factor controlling fatty acid oxidation, or FAO. It is clear from the scientific literature that FAO can serve as a source of energy for tumor cell growth and that the PPARα transcriptome is upregulated in many tumor types. It also is published that FAO is a preferred energy source for so-called
immune suppressor cells such as regulatory
T-cells
(Treg), myeloid derived suppressor cells, or MDSCs, and M2 macrophages. Tempest’s preclinical data suggest that TPST-1120 can directly kill tumor cells that are dependent upon FAO, alter the tumor microenvironment immune cell infiltrate away from suppressor immune phenotype, and synergize with immune checkpoint inhibitor therapy in animal models. Tempest is evaluating TPST-1120 in a Phase 1a/b clinical study that has both monotherapy and combination therapy arms in patients with advanced solid tumors that Tempest’s PPARα-dependent transcriptome analysis of diverse human cancers revealed favor the usage of FAO. Tempest has been observing dose-dependent exposure and on-target
pharmacodynamic changes in both monotherapy and combination TPST-1120 therapy arms. The monotherapy dose escalation phase of the clinical study has been completed, and Tempest observed clinical benefit in 10 of 20 of patients enrolled in this arm in the form of disease stabilization. Three patients with advanced cholangiocarcinoma experienced prolonged stable disease (
≥
21 weeks) and some reduction of tumor burden, although not to the extent of a RECIST response. In the TPST-1120 combination arm with nivolumab, Tempest observed a deep RECIST response at eight weeks with 54%

overall tumor burden reduction in a fourth-line patient with advanced kidney cancer, which was confirmed in a second on-study assessment at 16 weeks. Tempest is encouraged by this response as a signal of TPST-1120 clinical activity, as the patient did not have a RECIST response and progressed from prior front-line ipilimumab and nivolumab and two subsequent targeted therapies. Tempest recently announced a clinical collaboration with
Hoffman-La
Roche Ltd., or Roche, to accelerate the development of TPST-1120 into a frontline, randomized study. Pursuant to the terms of Tempest’s collaboration, Roche will evaluate TPST-1120 in a global randomized phase 1b/2 clinical study in combination with the standard-of-care
first-line regimen of atezolizumab and bevacizumab in patients with advanced or metastatic hepatocellular carcinoma, or HCC, not previously treated with systemic therapy. The study will include at least 40 and up to 60 patients who will receive the TPST-1120 combination and will be compared to the standard-of-care
atezolizumab and bevacizumab regimen with primary objectives of anti-tumor activity and safety. Under the terms of the collaboration agreement, Roche will manage the study operations for this global multicenter trial. Tempest will retain global development and commercialization rights to TPST-1120. Tempest expects the first patient in the frontline HCC study to be enrolled in mid-2021
and for ORR results of the TPST-1120 Phase 1a/1b dose finding trials to be available prior to the end of 2021.
Tempest has a third program in its pipeline against
TREX-1,
a target Tempest believes may be an effective approach to systemically modulate STING, which stands for
ST
imulator of
IN
terferon
G
enes, and is the focus of clinical and
pre-clinical
programs at multiple pharmaceutical and biotechnology companies.
TREX-1
is a double-stranded DNA exonuclease that is designed to control activation of the cGAS/STING pathway, which is an innate immune response pathway that induces the production of
IFN-ß,
a cytokine that is well-established to trigger the development of anti-tumor immunity. The expression of
TREX-1
is enhanced in tumors and inhibits activation of cGAS/STING to evade immune recognition. Because STING is expressed ubiquitously, but
TREX-1
expression is increased in tumors, Tempest believes that
TREX-1
may be the optimal approach to target STING with an orally available small molecule inhibitor to selectively activate this pathway in tumors. Tempest expects to select a TREX1 inhibitor development candidate for
IND-enabling
studies in the second half of 2021.
Mars Merger Corp.
110 Miller Avenue, Suite 100
Ann Arbor, Michigan 48104
Telephone: (734)
845-9000
Merger Sub is a direct, wholly owned subsidiary of Millendo and was formed solely for the purpose of carrying out the merger.
The Merger
(see page 104)
If the merger is completed Merger Sub will merge with and into Tempest, with Tempest surviving the merger as a wholly owned subsidiary of Millendo.
Subject to the terms and conditions of the Merger Agreement, at the closing of the merger, (a) each then outstanding share of Tempest common stock (including shares of Tempest common stock issued upon conversion of Tempest preferred stock and shares of Tempest common stock issued in the pre-closing
financing transaction described below) will be converted into the right to receive a number of shares of Millendo common stock (subject to the payment of cash in lieu of fractional shares and after giving effect to a reverse stock split of Millendo common stock described below) calculated in accordance with the exchange ratio set forth in the Merger Agreement; and (b) each then outstanding Tempest stock option and warrant to purchase Tempest common stock will be assumed by Millendo, subject to adjustment as set forth in the Merger Agreement.
Under the exchange ratio formula in the Merger Agreement, upon the closing of the merger, on a pro forma basis and based upon the number of shares of Millendo common stock expected to be issued in the merger, pre-merger
Millendo shareholders will own approximately 18.5% of the combined company and pre-merger
Tempest stockholders (including holders of Tempest common stock issued in the Tempest pre-closing
financing) will own approximately 81.5% of the combined company (assuming the financing transaction described below results in gross proceeds of approximately $30 million). For purposes of calculating the exchange ratio, shares of Millendo common stock underlying Millendo stock options outstanding as of immediately prior to the closing of the merger with an exercise price of less than $5.00 per share will be deemed to be outstanding and all shares of Tempest common stock underlying outstanding Tempest stock options, warrants and other derivative securities will be deemed to be outstanding. The exchange ratio will be adjusted to the extent that Millendo’s net cash at the earlier of the closing and June 30, 2021 is less than $15.3 million or greater than $18.7 million and to the extent the proceeds of the financing transaction described below exceed $25 million, as further described in the Merger Agreement.
Each share of Millendo common stock issued and outstanding at the time of the merger will remain issued and outstanding and such shares will be appropriately adjusted to reflect the proposed reverse stock split. In addition, each option to purchase shares of Millendo common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will survive the closing and remain outstanding in accordance with its terms. The number of shares of Millendo common stock underlying such options, and the exercise prices for such stock options will be appropriately adjusted to reflect the proposed reverse stock split.
For a more complete description of the merger and the exchange ratio please see the section titled “
The Merger Agreement
” in this proxy statement/prospectus.
The merger will be completed as promptly as practicable after all of the conditions to completion of the merger are satisfied or waived, including the adoption of the Merger Agreement by the Tempest stockholders and the approval by the Millendo stockholders of the issuance of Millendo common stock and the reverse stock split. Millendo and Tempest are working to complete the merger as quickly as practicable. The merger is anticipated to close promptly after the Millendo special meeting scheduled to be held on June 22, 2021. However, Millendo and Tempest cannot predict the exact timing of the completion of the merger because it is subject to the satisfaction of various conditions. After completion of the merger, assuming that Millendo receives the required stockholder approval, Millendo will be renamed “Tempest Therapeutics, Inc.”
Reasons for the Merger
(see pages 113 and 116)
After consideration and consultation with its senior management and its financial and legal advisors, the Millendo board of directors unanimously determined that the Merger Agreement, the merger and other transactions contemplated thereby are advisable and in the best interests of Millendo and its stockholders. The Millendo board of directors considered various reasons to reach its determination. For example:

•
the financial condition and prospects of Millendo and the risks associated with continuing to operate Millendo on a stand-alone basis, particularly in light of Millendo’s January 2021 decision to discontinue development of
MLE-301
and reduce its workforce;

•
that the Millendo board of directors and its financial advisor undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and merger partner candidates to identify the opportunity that would, in the Millendo board of directors’ view, create the most value for Millendo stockholders;

•
the Millendo board of directors’ belief, after a thorough review of strategic alternatives and discussions with Millendo’s senior management, financial advisors and legal counsel, that the Merger is more favorable to Millendo Stockholders than the potential value that might have resulted from other strategic alternatives available to Millendo, including a liquidation of Millendo and the distribution of any available cash;

•
the Millendo board of directors’ belief that, as a result of arm’s length negotiations with Tempest, Millendo and its representatives negotiated the highest exchange ratio to which Tempest was willing to agree, and that the other terms of the Merger Agreement include the most favorable terms to Millendo in the aggregate to which Tempest was willing to agree;

•
the prospects of and risks associated with the other strategic candidates that had made proposals for a strategic transaction with Millendo based on the scientific, technical and other due diligence conducted by Millendo management;

•
the ability of Millendo stockholders to participate in the growth and value creation of the combined company following the closing of the Merger by virtue of their continued ownership of Millendo Common Stock; and

•
the Millendo board of directors’ view that the combined company will be led by an experienced senior management team from Tempest and a board of directors with representation from each of the current boards of directors of Millendo and Tempest.

The Tempest board of directors has unanimously approved the Merger Agreement, the merger and the transactions contemplated thereby. The Tempest board of directors reviewed several factors in reaching its decision and believes that the Merger Agreement, the merger and the transactions contemplated thereby are in the best interests of Tempest and its stockholders. Several factors considered by the Tempest board of directors included:

•
the merger will provide Tempest’s current stockholders with greater liquidity by owning publicly-traded stock, and expanding both the access to capital for Tempest and the range of investors potentially available as a public company, compared to the investors Tempest could otherwise gain access to if it continued to operate as a privately-held company;

•
the belief of the Tempest board of directors that this transaction provides a viable alternate public listing strategy, and addresses the risk of the lack of an available market for an initial public offering at a later date; and

•	the expected cash resources of the combined organization (including the ability to support the combined company’s current and planned clinical trials and operations).
For additional information, please see the section titled “
The Merger—Tempest Reasons for the Merger
” beginning on page 116 of this proxy statement/prospectus.
Opinion of Millendo
’
s Financial Advisor
(see page 118)
Millendo retained SVB Leerink LLC (“SVB Leerink”) as its financial advisor in connection with the merger and the other transactions contemplated by the Merger Agreement. The Millendo board selected SVB Leerink to act as Millendo’s financial advisor based on SVB Leerink’s qualifications, reputation, experience and expertise in the biopharmaceuticals industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry, and its relationship and familiarity with Millendo and its business. SVB Leerink is an internationally recognized investment banking firm that has substantial experience in transactions similar to this transaction.
In connection with this engagement, Millendo requested that SVB Leerink evaluate the fairness, from a financial point of view, to Millendo of the exchange ratio to be paid by Millendo pursuant to the terms of the Merger Agreement. On March 28, 2021, at a meeting of the Millendo board, SVB Leerink rendered to the Millendo board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 28, 2021, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by SVB Leerink in preparing its opinion, the exchange ratio to be paid by Millendo pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Millendo.

The full text of SVB Leerink’s written opinion, which describes the assumptions made, and the qualifications and limitations upon the review undertaken by SVB Leerink in preparing its opinion, is attached to this proxy statement/prospectus as
Annex B
and is incorporated by reference in its entirety to this proxy statement/prospectus.
SVB Leerink’s financial advisory services and opinion were provided for the information and assistance of the members of the Millendo board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Millendo board’s consideration of the merger and the other transactions contemplated by the Merger Agreement and SVB Leerink’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Millendo of the exchange ratio to be paid by Millendo pursuant to the terms of the Merger Agreement. SVB Leerink’s opinion did not address any other term or aspect of the Merger Agreement or the transactions contemplated thereby and does not constitute a recommendation to any stockholder of Millendo as to whether or how such holder should vote with respect to the merger or otherwise act with respect to the merger or the other transactions contemplated by the Merger Agreement or any other matter.
The full text of SVB Leerink’s written opinion should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by SVB Leerink in preparing its opinion.
Interests of Certain Directors, Officers and Affiliates of Millendo and Tempest
(see pages 124 and 31)
In considering the recommendation of the Millendo board of directors with respect to issuing shares of Millendo common stock in the merger and the other matters to be acted upon by the Millendo stockholders at the Millendo special meeting, Millendo stockholders should be aware that Millendo’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Millendo’s stockholders generally. Interests of the directors and executive officers may be different from or in addition to the interests of the stockholders for the following reasons, among others:

•
Geoff Nichol from the Millendo board of directors will continue as a director of the combined company after the effective time of the merger, and, following the closing of the merger, will be eligible to be compensated as a non-employee
director of Tempest pursuant to the Millendo non-employee director compensation policy that is expected to remain in place following the effective time of the merger.

•	Under the Merger Agreement, Millendo’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.

•
In connection with the merger, Millendo’s
non-employee
director options (for directors other than Dr. Owens) were amended to provide that any unvested options will vest in full upon the closing of the merger and to provide that all option grants they hold will be exercisable for the shorter of (i) 18 months after the closing or (ii) the original duration of the option’s term.

•
The options held by each of Mr. Arcudi and
Ms. Minai-Azary
are expected to accelerate in connection with the closing. Mr. Arcudi’s and
Ms. Minai-Azary’s
May 25, 2020 and February 26, 2021 options provide for exercise up to 18 months after the closing of a change in control. Dr. Owen’s May 25, 2020 and March 17, 2021 provide for full vesting upon a change of control and would be exercisable for 18 months after the closing.

These interests are discussed in more detail in the section titled “
The Merger—Interests of Millendo Directors and Executive Officers in the
Merger
” beginning on page 124 of this proxy statement/prospectus. The members of Millendo’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending to the stockholders that the merger proposal be approved.

Certain of Millendo’s executive officers and each of Millendo’s directors has also entered into a support agreement and a lock-up
agreement in connection with the merger. For a more detailed discussion of the support agreements and lock-up
agreements, please see the sections titled “
Agreements Related to the Merger—Support Agreements
” and “
Agreements Related to the
Merger—Lock-Up
Agreements
” beginning on page 161 and page 162, respectively, of this proxy statement/prospectus.
In considering the recommendation of the Tempest board of directors with respect to approving the merger and related transactions, Tempest stockholders should be aware that certain members of the Tempest board of directors and certain executive officers of Tempest have interests in the merger that may be different from, or in addition to, interests they have as Tempest stockholders. For example, Tempest’s executive officers have options, subject to vesting, to purchase shares of Tempest common stock, which will convert into options to purchase a number of shares of Millendo common stock determined by the exchange ratio, rounding any resulting fractional shares down to the nearest whole share, certain of Tempest’s directors and executive officers are expected to become directors and executive officers of the combined company upon the closing and all of Tempest’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. These interests are discussed in more detail in the section titled “
The Merger—Interests of Tempest Directors and Executive
Officers in the Merger
.”
Management Following the Merger
(see page 282)
Effective as of the closing of the merger, the combined company’s executive officers are expected to be members of the Tempest executive management team prior to the merger, including:

Name	Title
Stephen Brady	Chief Executive Officer
Thomas Dubensky	President
Samuel Whiting	Chief Medical Officer
Overview of the Merger Agreement and Agreements Related to the Merger Agreement
Merger Consideration
(see page 139)
At the effective time of the merger, upon the terms and subject to the conditions set forth in the Merger Agreement each outstanding share of Tempest common stock (after giving effect to the conversion of all shares of Tempest preferred stock, but excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of Millendo common stock equal to the exchange ratio described in more detail below.
Immediately after the merger, Millendo securityholders as of immediately prior to the merger are expected to own approximately 18.5% of the outstanding shares of Millendo common stock on a fully-diluted basis, subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing. For information on the impact of the Tempest
pre-closing
financing, please see the section titled “
Agreements
Related to the Merger—Funding Agreements
” beginning on page 162 of this proxy statement/prospectus.
Treatment of Tempest Options
(see page 142)
Under the terms of the Merger Agreement, each option to purchase shares of Tempest common stock that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be converted into a number of options to purchase shares of Millendo common stock to be determined by the exchange ratio, on the same terms and conditions as were applicable under such Tempest option immediately prior to the ffective time of the merger. Millendo will assume Tempest’s stock option plans and other stock or equity-related plans and each such outstanding option to purchase shares of Tempest common stock.
Accordingly, from and after the effective time of the merger: (i) each outstanding Tempest stock option assumed by Millendo may be exercised solely for shares of Millendo common stock; (ii) the number of shares of Millendo common stock subject to each outstanding Tempest stock option assumed by Millendo will be determined by multiplying (A) the number of shares of Tempest common stock that were subject to such Tempest stock option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Millendo common stock; (iii) the per share exercise price of Millendo common stock issuable upon exercise of each Tempest stock option assumed by Millendo will be determined by dividing (A) the per share exercise price of Tempest common stock subject to such Tempest stock option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise, and any provision providing for the acceleration of vesting and/or exercisability, of any Tempest stock option assumed by Millendo will continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other provisions of such Tempest stock option will otherwise remain unchanged.
However, to the extent provided under the terms of a Tempest stock option assumed by Millendo in accordance with the terms of the Merger Agreement, such Tempest stock option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Millendo common stock subsequent to the effective time of the merger. In addition, the Millendo board of directors or a committee thereof will succeed to the authority and responsibility of the Tempest board of directors or any committee thereof with respect to each Tempest option assumed by Millendo in accordance with the terms of the Merger Agreement. Furthermore, in the case of each Tempest option assumed by Millendo in accordance with the Merger Agreement that is subject to “double-trigger” accelerated vesting, for purposes of such double-trigger acceleration provisions a “Change of Control” (or term of similar import) of Tempest will refer to a “Change of Control” (or term of similar import) of Millendo following the effective time of the merger.
Treatment of Millendo Common Stock and Millendo Options
(see page 142)
Each share of Millendo common stock issued and outstanding at the time of the merger will remain issued and outstanding. In addition, each option to purchase shares of Millendo common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will survive the closing and remain outstanding in accordance with its terms, except that the Merger Agreement permits the board of directors of Millendo to accelerate such Millendo options in full, immediately prior to the effective time of the merger. The number of shares of Millendo common stock underlying such options and the exercise prices for such stock options will be appropriately adjusted to reflect the proposed reverse stock split.
Millendo and Tempest have agreed that the merger constitutes or will be deemed to constitute a “change of control” or “change in control” for purposes of the Millendo stock plans and any awards issued thereunder and for purposes of any employee benefit plan maintained for current or former employees or directors of or independent contractors to Millendo.
Conditions to the Completion of the Merger
(see page 153)
To complete the merger, Millendo stockholders must approve Proposal No. 1 and Tempest stockholders must adopt the Merger Agreement. Additionally, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived (including the closing of the transactions contemplated by the funding agreements).

Non-Solicitation
(see page 149)
The Merger Agreement contains
“non-solicitation”
provisions, pursuant to which, subject to specified exceptions, each of Millendo and Tempest has agreed that neither it nor its subsidiaries will, and each of Millendo and Tempest will use reasonable best efforts to cause its respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors or other representatives not to, directly or indirectly:

•
solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonable be expected to lead to, any Acquisition Proposal (as defined in the section of this proxy statement/prospectus entitled “
The Merger
Agreement—Non-Solicitation
”);

•
enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public
information or afford any person other than Millendo or Tempest, as applicable, access to such party’s property, books or records (except pursuant to a request by a governmental entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

•	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

•	publicly propose to do any of the foregoing.
Board Recommendation Change
(see page 150)
Subject to specified exceptions described in the Merger Agreement, Millendo agreed that its board of directors may not take any of the following actions, each of which are referred to in this proxy statement/prospectus as a Millendo board recommendation change:

•	withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify) the approval or recommendation of the Millendo board of directors with respect to the merger;

•	fail to recommend against acceptance of a tender offer within ten business days after commencement; or

•	publicly propose to adopt, approve or recommend any Acquisition Proposal.
Subject to specified exceptions described in the Merger Agreement, Tempest agreed that its board of directors may not take any of the following actions, each of which are referred to in this proxy statement/prospectus as a Tempest board recommendation change:

•	withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify) the approval or recommendation of the Tempest board of directors with respect to the merger;

•	fail to recommend against acceptance of a tender offer within ten business days after commencement; or

•	publicly propose to adopt, approve or recommend any Acquisition Proposal.
Termination of the Merger Agreement
(see page 157)
Either Millendo or Tempest may terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fee
(see page 157)
If the Merger Agreement is terminated under specified circumstances, Millendo will be required to pay Tempest a termination fee of $1.4 million and up to $1.0 million in expense reimbursements. If the Merger Agreement is terminated under specified circumstances, Tempest will be required to pay Millendo a termination fee of $2.8 million and up to $1.0 million in expense reimbursements.
Support Agreements
(see page 162)
In order to induce Millendo to enter into the Merger Agreement, certain Tempest stockholders are parties to support agreements with Millendo pursuant to which, among other things, each such stockholder has agreed, solely in his, her or its capacity as a Tempest stockholder, to vote all of his, her or its shares of Tempest capital stock in favor of the adoption of the Merger Agreement. These Tempest stockholders also agreed to vote against any competing Acquisition Proposal with respect to Tempest.
As of March 31, 2021, the Tempest stockholders that are party to a support agreement with Millendo owned an aggregate of 114,604,717 shares of Tempest capital stock, representing approximately 87.4% of the outstanding shares of Tempest capital stock on an as converted to common stock basis. These stockholders include executive officers and directors of Tempest, as well as certain other stockholders owning a significant portion of the outstanding shares of Tempest capital stock. Following the effectiveness of the registration statement on
Form S-4
of which this proxy statement/prospectus is a part and pursuant to the Merger Agreement, Tempest stockholders holding a sufficient number of shares of Tempest capital stock to adopt the Merger Agreement and approve the merger and related transactions will execute written consents providing for such adoption and approval. Therefore, holders of a sufficient number of shares of Tempest capital stock required to adopt the Merger Agreement and approve the merger and related transactions are contractually obligated to adopt the Merger Agreement are expected to adopt the Merger Agreement via written consent.
In addition, in order to induce Tempest to enter into the Merger Agreement, certain Millendo stockholders have entered into support agreements with Tempest pursuant to which, among other things, each such stockholder has agreed, solely in his, her or its capacity as a Millendo stockholder, to vote all of his, her or its shares of Millendo common stock in favor of the share issuance and the reverse stock split. These Millendo stockholders also agreed to vote against any competing Acquisition Proposal with respect to Millendo.
As of March 31, 2021, the Millendo stockholders that are party to a support agreement owned an aggregate of 2,962,292 shares of Millendo common stock representing approximately 16% of the outstanding shares of Millendo common stock. These stockholders include certain executive officers and directors of Millendo and certain other Millendo stockholders holding a significant portion of the outstanding shares of Millendo common stock.
Lock-Up
Agreements
(see page 162)
Certain of Tempest’s executive officers, directors and stockholders have entered into lock-up
agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of Millendo’s common stock (other than the shares obtained in the Tempest pre-closing
financing), until 180 days after the effective time of the merger.
The Tempest stockholders who have executed
lock-up
agreements as of March 29, 2021 owned, in the aggregate, approximately 87.4% of the shares of Tempest’s outstanding capital stock.

Funding Agreements
(see page 162)
Immediately prior to the execution and delivery of the Merger Agreement, certain investors entered into funding agreements with Tempest, or the Funding Agreements, pursuant to which such investors have agreed to purchase certain shares of Tempest common stock (representing an aggregate commitment of $30.0 million) in the Tempest pre-closing
financing, immediately prior to the closing of the merger. The merger is conditioned upon the closing of the Tempest pre-closing
financing in an amount of at least $25 million. The shares of Tempest common stock that are issued in the Tempest pre-closing
financing will be converted into shares of Millendo common stock in the merger. Accordingly, by approving Proposal No. 1 relating to the merger, Millendo stockholders will also be approving the issuance of shares of Millendo common stock to be issued in exchange for all shares of Tempest common stock that are sold in the Tempest pre-closing
financing.
The consummation of the Tempest
pre-closing
financing is subject to certain conditions, including the satisfaction or waiver of each of the conditions to the consummation of the merger set forth in the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the merger pursuant to the Merger Agreement, and the condition regarding the Tempest pre-closing
financing).
Material U.S.
 Federal Income Tax Consequences of the Merger
(see page 132)
As discussed in detail in the section titled “
The Merger—Material U.S.
 Federal Income Tax Consequences of the Merger
,” Millendo and Tempest intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In general, and subject to the qualifications and limitations set forth in the section titled “
The Merger—Material U.S.
 Federal Income Tax Consequences of the Merger
,” if the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences to a U.S. holder of Tempest capital stock will be as follows:

•
such Tempest stockholder will not recognize gain or loss upon the exchange of Tempest capital stock for Millendo common stock pursuant to the merger, except with respect to cash received in lieu of a fractional share of Millendo common stock;

•
such Tempest stockholder’s aggregate tax basis for the shares of Millendo common stock received in the merger will equal the stockholder’s aggregate tax basis in the shares of Tempest capital stock surrendered in the merger reduced by the basis allocable to any fractional share of Millendo common stock for which cash is received; and

•
the holding period of the shares of Millendo common stock received by such Tempest stockholder in the merger will include the holding period of the shares of Tempest capital stock surrendered in exchange therefor.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Tempest capital stock would recognize gain or loss on the exchange of Tempest shares for Millendo common stock in the merger equal to the difference between such Tempest stockholder’s adjusted tax basis in the shares of Tempest capital stock surrendered and the fair market value of the shares of Millendo common stock received in exchange therefor. Determining the actual tax consequences of the merger to you may be complex and will depend on the facts of your own situation. You should consult your tax advisors to fully understand the tax consequences to you of the merger, including estate, gift, state, local or
non-U.S.
tax consequences of the merger.
Nasdaq Stock Market Listing
(see page 135)
Millendo has filed an initial listing application for the combined company common stock with Nasdaq. If such application is accepted, Millendo anticipates that the common stock of the combined company will be listed on The Nasdaq Capital Market following the closing of the merger under the trading symbol “TPST.”

Anticipated Accounting Treatment
(see page 135)
The merger will be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles, or GAAP. Under this method of accounting, Tempest will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (i) Tempest stockholders will own substantial majority of the voting rights; (ii) Tempest will designate a majority (six of seven) of the initial members of the board of directors of the combined company; and (iii) Tempest’s executive management team will become the management of the combined company; and (iv) the combined company will be named Tempest Therapeutics, Inc. and be headquartered in South San Francisco, California. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Tempest issuing stock to acquire the net assets of Millendo. As a result of the merger, the net assets of Millendo will be recorded at their acquisition-date fair value in the financial statements of Tempest and the reported operating results prior to the merger will be those of Tempest.
Appraisal Rights and Dissenters
’
Rights
(see page 135)
Holders of Millendo common stock are not entitled to appraisal rights in connection with the merger under Delaware law. Holders of Tempest capital stock are entitled to appraisal rights in connection with the merger under Delaware law.
Comparison of Stockholder Rights
(see page 305)
Both Millendo and Tempest are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or the DGCL. If the merger is completed, Tempest stockholders will become Millendo stockholders, and their rights will be governed by the DGCL, the amended and restated bylaws of Millendo and the amended and restated certificate of incorporation of Millendo, as may be further amended by Proposal No. 2 if approved by the Millendo stockholders at the Millendo special meeting. The rights of Millendo stockholders contained in the amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, of Millendo differ from the rights of Tempest stockholders under the amended and restated certificate of incorporation and amended and restated bylaws of Tempest, as more fully described under the section titled “
Comparison of Rights of Holders of Millendo Capital Stock and Tempest Capital Stock
” beginning on page 305 of this proxy statement/prospectus.
Risk Factors
(see page 16)
Both Millendo and Tempest are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

•
The exchange ratio will not be adjusted based on the market price of Millendo common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

•
Failure to complete the merger may result in Millendo or Tempest paying a termination fee to the other party which could harm the common stock price of Millendo and the future business and operations of each company;

•	If the conditions to the merger are not satisfied or waived, the merger may not occur;

•	The merger may be completed even though material adverse effects may result from the announcement of the merger, industry-wide changes and other causes;

•
If Millendo and Tempest complete the merger, the combined company will need to raise additional capital by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the combined company’s stockholders or restrict the combined company’s operations;

•
Some Millendo and Tempest executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests;

•
Millendo’s stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger, including the conversion of Tempest common stock issued in the Tempest pre-closing
financing; and

•	If the merger is not completed, Millendo’s stock price may fluctuate significantly.
These risks and other risks are discussed in greater detail under the section titled “
Risk Factors
” beginning on page 16 of this proxy statement/prospectus. Millendo and Tempest both encourage you to read and consider all of these risks carefully.
MARKET PRICE AND DIVIDEND INFORMATION
The closing price of Millendo common stock on March 26, 2021, the last trading day prior to the public announcement of the merger, was $2.18 per share and the closing price of Millendo common stock on April 30, 2021 was $1.15 per share, in each case as reported on The Nasdaq Capital Market.
Because the market price of Millendo common stock is subject to fluctuation, the market value of the shares of Millendo common stock that Tempest stockholders will be entitled to receive in the merger may increase or decrease.
Tempest is a private company and its shares of common stock and preferred stock are not publicly traded.
Dividends
Millendo has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. Tempest has never paid or declared any cash dividends on its capital stock. Tempest intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the merger will be at the discretion of the combined company’s board of directors and will depend upon a number of factors, including the combined company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the combined company’s board of directors deems relevant.
Recent Developments
Preliminary Unaudited Cash and Cash Equivalents as of March 31, 2021 and Net Loss for the Three-Month Period Ended March 31, 2021.
Although Millendo has not finalized its full financial results for the fiscal quarter ended March 31, 2021, Millendo expects to report that it had (a) cash, cash equivalents, restricted cash and marketable securities of approximately $                 million as of March 31, 2021 and (b) a net loss of approximately $                 for the three-month period ended March 31, 2021.

The estimated cash, cash equivalents, restricted cash and marketable securities and net loss figures are preliminary and unaudited, and represent Millendo management’s estimates as of the date of this proxy statement/prospectus. The financial information is subject to the completion of Millendo’s financial closing procedures with respect to the interim consolidated financial statements, as of and for the three-month period ended March 31, 2021, which will be filed on Form 10-Q.
Although Tempest has not finalized its full financial results for the fiscal quarter ended March 31, 2021, Tempest expects to report that it had (a) cash and cash equivalents of approximately $         million as of March 31, 2021 and (b) a net loss of approximately $         million for the three-month period ended March 31, 2021.
The estimated cash and cash equivalents, and net loss figures are preliminary and unaudited, and represent Tempest management’s estimates as of the date of this proxy statement/prospectus. The financial information is subject to the completion of Tempest’s financial closing procedures with respect to the interim financial statements, as of and for the three-month period ended March 31, 2021. Tempest’s independent audit firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to interim financial statements, as of and for the three-month period ended March 31, 2021.
Litigation
On April 23, 2021 a complaint was filed against the Company and each of its directors in the United States District Court for the Southern District of New York. The lawsuit, captioned
Nakkhumpun v. Millendo Therapeutics, Inc.,
alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder, as well as for breach of fiduciary duty of candor, against the defendants for allegedly disseminating a materially incomplete and misleading registration statement with the SEC in connection with the proposed merger. The plaintiff seeks to enjoin the defendants from proceeding with a shareholder vote on the proposed merger until the Company discloses the material. The plaintiff also seeks damages and an award of costs, expert fees and attorneys’ fees.
On April 27, 2021, a second complaint was filed against the Company and each of its directors in the United States District Court for the Southern District of New York. The lawsuit, captioned
Klaus v. Millendo Therapeutics Inc.,
alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder against the defendants for allegedly disseminating a materially incomplete and misleading registration statement with the SEC in connection with the proposed merger. The plaintiff seeks to enjoin the defendants from proceeding with or consummating the proposed merger, or, in the event the proposed merger is consummated, the plaintiff seeks to rescind it or recover damages. The plaintiff also seeks an award of costs, expert fees and attorneys’ fees. Finally, the plaintiff seeks to direct the Company to disseminate a registration statement that does not contain any alleged misstatements of material fact.
On April 29, 2021, a third complaint was filed against the Company and each of its directors in the United States District Court for the Eastern District of New York. The lawsuit, captioned
Campbell v. Millendo Therapeutics Inc.,
alleges the same violations and demands the same relief as in
Klaus v. Millendo Therapeutics Inc
.
On April 30, 2021, a complaint was filed against the Company and each of its directors in the United States District Court for the Southern District of New York. The lawsuit, captioned
Schmidt v. Millendo Therapeutics, Inc.
, alleges the same violations as
Campbell v. Millendo Therapeutics, Inc.
and K
laus v. Millendo Therapeutics, Inc.
It also demands the same relief.

RISK FACTORS
The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Millendo common stock. You should also read and consider the other information in this proxy statement/prospectus and additional information about Millendo set forth in its Annual Report on
Form 10-K
for the fiscal year ended December 31, 2020, which is filed with the Securities and Exchange Commission, or the SEC, as updated by its Quarterly Reports on Form
10-Q.
Please see the section titled “Where You Can Find More Information” beginning on page 320 of this proxy statement/prospectus for further information.
Summary of Risk Factors
Risks Related to the Merger

•
The exchange ratio will not be adjusted based on the market price of Millendo common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

•
Failure to complete the merger may result in either Millendo or Tempest paying a termination fee to the other party, which could harm the common stock price of Millendo and future business and operations of each company.

•	If the conditions to the merger are not satisfied or waived, the merger may not occur.

•	The merger may be completed even though a material adverse effect may result from the announcement of the merger, industry-wide changes or other causes.
Risks Related to the Proposed Reverse Stock Split

•	The reverse stock split may not increase the combined company’s stock price over the long-term.

•	The reverse stock split may decrease the liquidity of the combined company’s common stock.

•	The reverse stock split may lead to a decrease in the combined company’s overall market capitalization.
Risks Related to the Combined Company

•
The combined company will need substantial additional funding before it can complete the development of its product candidates. If the combined company is unable to obtain such additional capital in favorable terms, or at all, it would be forced to delay, reduce or eliminate its product development and clinical programs and may not have the capital required to otherwise operate its business.

•	The combined company may be exposed to increased litigation, including stockholder litigation, which could have an adverse effect on the combined company’s business and operations.
Risks Related to Millendo

•	Millendo’s merger with Tempest may not be consummated or may not deliver the anticipated benefits Millendo expects.

•
Certain provisions of the Merger Agreement may discourage third-parties from submitting alternative acquisition proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

•
If Millendo does not successfully consummate the transaction with Tempest, Millendo’s board of directors may dissolve or liquidate its assets to pursue a dissolution and liquidation. In such an event, the amount of cash available for distribution to Millendo’s stockholders will depend heavily on the timing of such transaction or liquidation.

•
As a result of Millendo’s decision to discontinue further investment in
MLE-301
and the reductions in Millendo’s workforce, Millendo has only 10 employees remaining as of the date of this proxy statement/prospectus. If Millendo is unable to retain certain of its remaining employees, the ability to consummate the planned merger transaction may be delayed or seriously jeopardized.

•
If the merger is not completed, Millendo would need to raise substantial additional funding to the extent it resumes drug development efforts, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force delays, limit or terminate its drug development efforts or other operations.

•	Product liability lawsuits against Millendo could cause it to incur substantial liabilities and could limit commercialization of any future product candidate that Millendo may develop.

•
Millendo has recently reduced the size of its organization, and it may encounter difficulties in managing its business as a result of this reduction, or the attrition that may occur following this reduction, which could disrupt Millendo’s operations. In addition, Millendo may not achieve anticipated benefits and savings from the reduction.

•	The trading price of the shares of Millendo’s common stock has been and is likely to continue to be volatile, and purchasers of its common stock could incur substantial losses.
Risks Related to Tempest

•	Tempest and its auditors have substantial doubt about Tempest’s ability to continue as a going concern, which may hinder its ability to obtain further financing.

•
Tempest has a history of operating losses, and Tempest may not achieve or sustain profitability. Tempest anticipates that it will continue to incur losses for the foreseeable future. If Tempest fails to obtain additional funding to conduct its planned research and development efforts, Tempest could be forced to delay, reduce or eliminate Tempest’s product development programs or commercial development efforts.

•
Tempest expects that it will need to raise additional funding before Tempest can expect to become profitable from any potential future sales of Tempest’s product candidates. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force Tempest to delay, limit or terminate its product development efforts or other operations.

•
If Tempest is unable to develop, obtain regulatory approval for and commercialize TPST-1495 and TPST-1120 and its future product candidates, or if Tempest experiences significant delays in doing so, Tempest’s business will be materially harmed.

•
Success in preclinical studies and earlier clinical trials for Tempest’s product candidates may not be indicative of the results that may be obtained in later clinical trials, which may delay or prevent obtaining regulatory approval.

•
The commercial success of Tempest’s product candidates, including TPST-1495 and TPST-1120, will depend upon their degree of market acceptance by providers, patients, patient advocacy groups, third-party payors and the general medical community.

•
Tempest faces significant competition in an environment of rapid technological change, and it is possible that Tempest’s competitors may achieve regulatory approval before Tempest or develop therapies that are more advanced or effective than Tempest’s, which may harm Tempest’s business, financial condition and Tempest’s ability to successfully market or commercialize TPST-1495, TPST-1120, and Tempest’s other product candidates.

•
If Tempest is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell Tempest’s product candidates, Tempest may be unable to generate any revenues.

•	The FDA regulatory approval process is lengthy and time-consuming, and Tempest may experience significant delays in the clinical development and regulatory approval of Tempest’s product candidates.

•	Tempest expects to expand its development and regulatory capabilities, and as a result, Tempest may encounter difficulties in managing its growth, which could disrupt Tempest’s operations.
Risks Related to the Merger
The exchange ratio will not be adjusted based on the market price of Millendo common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.
At the effective time of the merger, outstanding shares of Tempest capital stock will be converted into shares of Millendo common stock. Applying the exchange ratio, the former Tempest securityholders immediately before the merger, including shares purchased in the Tempest pre-closing
financing, are expected to own approximately 81.5% of the aggregate number of shares of Millendo common stock following the merger, and Millendo securityholders immediately before the merger are expected to own approximately 18.5% of the aggregate number of shares of Millendo common stock following the merger, subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing. To the extent that Millendo’s net cash is greater than $18.7 million, Millendo securityholders immediately before the merger would own a greater percentage of the aggregate shares of Millendo common stock following the merger than stated above and, accordingly, the former Tempest securityholders immediately before the merger, including securityholders that purchased shares in the Tempest pre-closing
financing, would own a lesser percentage of the aggregate shares of Millendo common stock following the merger than stated above. Conversely, to the extent that Millendo’s net cash is less than $15.3 million, Millendo securityholders immediately before the merger would own a lesser percentage of the aggregate shares of Millendo common stock following the merger than stated above and, accordingly, the former Tempest securityholders immediately before the merger, including securityholders that purchased shares in the Tempest pre-closing
financing, would own a greater percentage of the aggregate shares of Millendo common stock following the merger than stated above.
Any changes in the market price of Millendo stock before the completion of the merger will not affect the number of shares Tempest stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the merger, the market price of Millendo common stock increases from the market price on the date of the Merger Agreement, then Tempest stockholders could receive merger consideration with substantially more value for their shares of Tempest capital stock than the parties had negotiated when they established the exchange ratio. Similarly, if before the completion of the merger the market price of Millendo common stock declines from the market price on the date of the Merger Agreement, then Tempest stockholders could receive merger consideration with substantially lower value. The Merger Agreement does not include a price-based termination right.
Failure to complete the merger may result in either Millendo or Tempest paying a termination fee to the other party, which could harm the common stock price of Millendo and future business and operations of each company.
If the merger is not completed, Millendo and Tempest are subject to the following risks:

•	if the Merger Agreement is terminated under specified circumstances, Millendo will be required to pay Tempest a termination fee of $1.4 million and up to $1.0 million in expense reimbursements;

•	if the Merger Agreement is terminated under specified circumstances, Tempest will be required to pay Millendo a termination fee of $2.8 million and up to $1.0 million in expense reimbursements;

•	the price of Millendo common stock may decline and could fluctuate significantly; and

•
costs related to the merger, such as financial advisor, legal and accounting fees, which Millendo estimates will total approximately $2.0 million, $1.0 million, and $0.2 million, respectively, a majority of which must be paid even if the merger is not completed.

If the Merger Agreement is terminated and the board of directors of Millendo or Tempest determines to seek another business combination, there can be no assurance that either Millendo or Tempest will be able to find a partner with whom a business combination would yield greater benefits than the benefits to be provided under the Merger Agreement.
If the conditions to the merger are not satisfied or waived, the merger may not occur.
Even if the Merger Agreement is adopted by the stockholders of Tempest and Proposal Nos. 1 and 2 as described in this proxy statement/prospectus are approved by the Millendo stockholders, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the Merger Agreement and described in the section titled “
The Merger Agreement—Conditions to the Completion of the Merger
” beginning on page 153 of this proxy statement/prospectus. Millendo and Tempest cannot assure you that all of the conditions to the consummation of the merger will be satisfied or waived. If the conditions are not satisfied or waived, the merger may not occur or the closing may be delayed, and Millendo and Tempest each may lose some or all of the intended benefits of the merger.
The merger may be completed even though a material adverse effect may result from the announcement of the merger, industry-wide changes or other causes.
In general, neither Millendo nor Tempest is obligated to complete the merger if there is a material adverse effect affecting the other party between March 29, 2021, the date of the Merger Agreement, and the closing of the merger. However, certain types of changes are excluded from the concept of a “material adverse effect.” Such exclusions include but are not limited to changes in general economic or market conditions, industry wide changes, changes in GAAP, changes in laws, rules or regulations of general applicability or interpretations thereof, natural disasters, pandemics (including the
COVID-19
pandemic), outbreaks of hostilities or acts of terrorism, changes resulting from the announcement or pendency of the merger, and failures to meet internal guidance, budgets, plans or forecasts. Therefore, if any of these events were to occur impacting Millendo or Tempest, the other party would still be obliged to consummate the closing of the merger. If any such adverse changes occur and Millendo and Tempest consummate the closing of the merger, the stock price of the combined company may suffer. This in turn may reduce the value of the merger to the stockholders of Millendo, Tempest or both. For a more complete discussion of what constitutes a material adverse effect on Millendo or Tempest, see the section titled “
The Merger Agreement—Representations
and Warranties
” beginning on page 144 of this proxy statement/prospectus.
If Millendo and Tempest complete the merger, the combined company will need to raise additional capital by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the combined company’s stockholders or restrict the combined company’s operations.
On March 29, 2021, Tempest entered into Funding Agreements with certain investors, including existing investors of Tempest, pursuant to which the investors agreed to purchase, in the aggregate, approximately $30 million in shares of common stock of Tempest immediately prior to the closing of the merger, referred to as the Tempest pre-closing
financing. The closing of the Tempest
pre-closing
financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the merger as well as certain other conditions. The Tempest pre-closing
financing is more fully described under the section titled “
Agreements Related to the Merger—Funding Agreements
” beginning on page 162 of this proxy statement/prospectus.

Additional financing may not be available to the combined company when it is needed or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such financing will cause additional dilution to all securityholders of the combined company, including Millendo’s pre-merger
securityholders and Tempest’s former securityholders. It is also possible that the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to the combined company.
Some Millendo and Tempest directors and executive officers have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.
Directors and executive officers of Millendo and Tempest may have interests in the merger that are different from, or in addition to, the interests of other Millendo stockholders generally. These interests with respect to Millendo’s directors and executive officers may include, among others, acceleration of stock option vesting, retention bonus payments, extension of exercisability periods of previously issued stock option grants, severance payments if employment is terminated in a qualifying termination in connection with the merger and rights to continued indemnification, expense advancement and insurance coverage. A current member of the Millendo board of directors will continue as a director of the combined company after the effective time of the merger, and, following the closing of the merger, will be eligible to be compensated as non-employee
director of the combined company pursuant to the Millendo
non-employee
director compensation policy that is expected to remain in place following the effective time of the merger. These interests with respect to Tempest’s directors and executive officers may include, among others, that certain of Tempest’s directors and executive officers have options, subject to vesting, to purchase shares of Tempest common stock which, after the effective time of the merger, will be converted into and become options to purchase shares of the common stock of the combined company; Tempest’s executive officers are expected to continue as executive officers of the combined company after the effective time of the merger; and all of Tempest’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement. Further, certain current members of Tempest’s board of directors will continue as directors of the combined company after the effective time of the merger, and, following the closing of the merger, will be eligible to be compensated as non-employee
directors of the combined company pursuant to the Millendo
non-employee
director compensation policy that is expected to remain in place following the effective time of the merger. The directors and executive officers own options to purchase the shares of their respective companies.
The Millendo and Tempest boards of directors were aware of and considered those interests, among other matters, in reaching their decisions to approve and adopt the Merger Agreement, approve the merger, and recommend the approval of the Merger Agreement to Millendo and Tempest stockholders. These interests, among other factors, may have influenced the directors and executive officers of Millendo and Tempest to support or approve the merger.
For more information regarding the interests of Millendo and Tempest directors and executive officers in the merger, please see the sections titled “
The Merger—Interests of Millendo Directors and Executive Officers in the Merger
” beginning on page 124 and “
The Merger—Interests of Tempest
Directors and Executive Officers in the Merger
” beginning on page 130 of this proxy statement/prospectus.
Millendo stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger, including the conversion of Tempest common stock issued in the Tempest pre-closing
financing.
If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the merger, Millendo stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.
If the merger is not completed, Millendo’s stock price may fluctuate significantly.
The market price of Millendo common stock is subject to significant fluctuations. During the
12-month
period ended April 30, 2021, the closing sales price of Millendo’s common stock on The Nasdaq Capital Market ranged from a high of $3.28 on June 17, 2020 to a low of $0.93 on April 21, 2021. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Millendo common stock will likely be volatile based on whether stockholders and other investors believe that Millendo can complete the merger or otherwise raise additional capital to support Millendo’s operations if the merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of Millendo common stock is exacerbated by low trading volume. Additional factors that may cause the market price of Millendo common stock to fluctuate include:

•
the initiation of, material developments in, or conclusion of litigation to enforce or defend its intellectual property rights or defend against claims involving the intellectual property rights of others;

•	the entry into, or termination of, key agreements, including commercial partner agreements;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

•	the introduction of technological innovations or new therapies that compete with its future products;

•	the loss of key employees;

•	future sales of its common stock;

•	general and industry-specific economic conditions that may affect its research and development expenditures;

•	the failure to meet industry analyst expectations; and

•	period-to-period fluctuations in financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Millendo common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.
Millendo and Tempest securityholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the merger as compared to their current ownership and voting interests in the respective companies.
After the completion of the merger, the current stockholders of Millendo and Tempest will own a smaller percentage of the combined company than their ownership of their respective companies prior to the merger. Immediately after the merger, Millendo securityholders as of immediately prior to the merger are expected to own approximately 18.5% of the outstanding shares of the combined company and former Tempest securityholders, including shares purchased in the Tempest pre-closing
financing are expected to own approximately 81.5% of the outstanding shares of the combined company, subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing. The President and Chief Operating Officer of Tempest will serve as the Chief Executive Officer of the combined company following the completion of the merger.

During the pendency of the merger, Millendo and Tempest may not be able to enter into a business combination with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective business prospects.
Covenants in the Merger Agreement impede the ability of Millendo and Tempest to make acquisitions during the pendency of the merger, subject to specified exceptions. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, proposing, seeking or knowingly encouraging, facilitating or supporting any inquiries, indications of interest, proposals or offers that constitute or may reasonably be expected to lead to certain transactions involving a third party, including a merger, sale of assets or other business combination, subject to specified exceptions. Any such transactions could be favorable to such party’s stockholders, but the parties may be unable to pursue them. For more information, see the section titled “
The Merger
Agreement—Non-Solicitation
.”
Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.
The terms of the Merger Agreement prohibit each of Millendo and Tempest from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances as described in further detail in the section titled “
The Merger
Agreement—Non-Solicitation
.” In addition, if the Merger
Agreement is terminated under specified circumstances, Millendo would be required to pay Tempest a termination fee of $1.4 million and reimburse up to $1.0 million of expenses. This termination fee may discourage third parties from submitting competing proposals to Millendo or its stockholders, and may cause the Millendo board of directors to be less inclined to recommend a competing proposal.
Because the lack of a public market for Tempest’s capital stock makes it difficult to evaluate the fair market value of Tempest’s capital stock, Millendo may pay more than the fair market value of Tempest’s capital stock and/or the stockholders of Tempest may receive consideration in the merger that is less than the fair market value of Tempest’s capital stock.
The outstanding capital stock of Tempest is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of Tempest’s capital stock. Because the percentage of Millendo equity to be issued to Tempest stockholders was determined based on negotiations between the parties, it is possible that the value of the Millendo common stock to be received by Tempest stockholders will be less than the fair market value of Tempest’s capital stock, or Millendo may pay more than the aggregate fair market value for Tempest’s capital stock.
The merger may fail to qualify as a “reorganization” for U.S. federal income tax purposes, resulting in recognition of taxable gain or loss by Tempest stockholders in respect of their Tempest capital stock.
Millendo and Tempest intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as described in the section titled “
The Merger—Material U.S. Federal Income Tax Consequences of the Merger
” in this proxy statement/prospectus. In the event that the merger does not qualify as a “reorganization,” the merger would result in taxable gain or loss for each Tempest stockholder, with the amount of such gain or loss determined by the amount that each Tempest stockholder’s adjusted tax basis in the Tempest capital stock surrendered is less or more than the fair market value of the Millendo common stock and any cash in lieu of a fractional share received in exchange therefor. Each holder of Tempest capital stock is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the merger.

Risks Related to the Proposed Reverse Stock Split
The reverse stock split may not increase the combined company’s stock price over the long-term.
The principal purpose of the reverse stock split is to increase the per-share
market price of Millendo’s common stock above the minimum bid price requirement under the Nasdaq rules so that the listing of Millendo and the shares of Millendo common stock being issued in the merger on Nasdaq will be approved. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Millendo’s common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio mutually agreed by Millendo and Tempest, or result in any permanent or sustained increase in the market price of Millendo’s common stock, which is dependent upon many factors, including Millendo’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of Millendo might meet the listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.
The reverse stock split may decrease the liquidity of the combined company’s common stock.
Although the Millendo board of directors believes that the anticipated increase in the market price of the combined company’s common stock resulting from the proposed reverse stock split could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the combined company’s common stock. In addition, the reverse stock split may not result in an increase in the combined company’s stock price necessary to satisfy Nasdaq’s initial listing requirements for the combined company.
The reverse stock split may lead to a decrease in the combined company’s overall market capitalization.
Should the market price of the combined company’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share
stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse
split levels, and accordingly, it cannot be assured that the total market value of the combined company’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on the combined company’s stock price due to the reduced number of shares outstanding after the reverse stock split.
Risks Related to the Combined Company
In determining whether you should approve the issuance of shares of Millendo common stock, the change of control resulting from the merger and other matters related to the merger, as applicable, you should carefully read the following risk factors in addition to the risks described above.
The market price of the combined company’s common stock is expected to be volatile, and the market price of the common stock may drop following the merger.
The market price of the combined company’s common stock following the merger could be subject to significant fluctuations. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•
results of clinical trials and preclinical studies of the combined company’s product candidates, or those of the combined company’s competitors or the combined company’s existing or future collaborators;

•	failure to meet or exceed financial and development projections the combined company may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;

•	actions taken by regulatory agencies with respect to the combined company’s product candidates, clinical studies, manufacturing process or sales and marketing terms;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the combined company’s ability to obtain patent protection for its technologies;

•	additions or departures of key personnel;

•	significant lawsuits, including patent or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about the combined company’s business, or if they issue adverse or misleading opinions regarding its business and stock;

•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions or market conditions in the pharmaceutical and biotechnology sectors;

•	sales of securities by the combined company or its securityholders in the future;

•	if the combined company fails to raise an adequate amount of capital to fund its operations and continued development of its product candidates;

•	trading volume of the combined company’s common stock;

•	announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to precision medicine product candidates, including with respect to other products in such markets;

•	the introduction of technological innovations or new therapies that compete with the products and services of the combined company; and

•	period-to-period fluctuations in the combined company’s financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock. In addition, a recession, depression or other sustained adverse market event resulting from the spread of
COVID-19
or otherwise could materially and adversely affect the combined company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if the combined company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the combined company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results and financial condition.

Following the merger, the combined company may be unable to integrate successfully and realize the anticipated benefits of the merger.
The merger involves the combination of two companies which currently operate as independent companies. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. In addition, Millendo and Tempest have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the combined company’s ability to maintain relationships with customers, suppliers and employees or the ability to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
The combined company will need substantial additional funding before it can complete the development of its product candidates. If the combined company is unable to obtain such additional capital on favorable terms, on a timely basis or at all, it would be forced to delay, reduce or eliminate its product development and clinical programs and may not have the capital required to otherwise operate its business.
Developing cancer therapies, including conducting
pre-clinical
studies and clinical trials and establishing manufacturing capabilities, is expensive. The combined company has not generated any revenues from the commercial sale of products and will not be able to generate any product revenues until, and only if, the combined company receives approval to sell its product candidates from the FDA or other regulatory authorities. The cash expected from both Millendo and Tempest at closing, including the net proceeds of the Tempest pre-closing
financing, are expected to fund the further development of the combined company’s three oncology programs and operate the combined company into early 2023. However, as the combined company has not generated any revenue from commercial sales to date and does not expect to generate any revenue for several years, if ever, the combined company will need to raise substantial additional capital in order to fund its general corporate activities and to fund its research and development, including its currently planned clinical trials and plans for new clinical trials and product development.
The combined company may seek to raise additional funds through various potential sources, such as equity and debt financings, or through strategic collaborations and license agreements. The combined company can give no assurances that it will be able to secure such additional sources of funds to support its operations or, if such funds are available, that such additional financing will be sufficient to meet its needs. Moreover, to the extent that the combined company raises additional funds by issuing equity securities, its stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that the combined company raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to its technologies or product candidates, or grant licenses on terms that may not be favorable.
Given the combined company’s capital constraints, it will need to prioritize spending on its clinical and pre-clinical
programs. If the combined company is unable to raise sufficient funds to support its current and planned operations, it may elect to discontinue certain of its ongoing activities or programs. The combined company’s inability to raise additional funds could also prevent it from taking advantage of opportunities to pursue promising new or existing programs in the future.
The combined company’s forecasts regarding its beliefs in the sufficiency of its financial resources to support its current and planned operations are forward-looking statements and involve significant risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. These estimates are based on assumptions that may prove to be wrong, and the combined company could utilize its available capital resources sooner than currently expected.

The combined company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.
The combined company will incur significant legal, accounting and other expenses as a public company that Tempest did not incur as a private company, including costs associated with public company reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The combined company’s management team will consist of the executive officers of Tempest prior to the merger. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the combined company complies with all of these requirements. Any changes the combined company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the combined company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.
Once the combined company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the combined company will be subject to additional laws and regulations affecting public companies that will increase the combined company’s costs and the demands on management and could harm the combined company’s operating results.
The combined company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the combined company file with the SEC, annual, quarterly and current reports with respect to the combined company’s business and financial condition as well as other disclosure and corporate governance requirements. However, as a “smaller reporting company” the combined company may take advantage of some of exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in the combined company’s periodic reports and proxy statements. Once the combined company is no longer a smaller reporting company or otherwise qualifies for these exemptions, the combined company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the combined company is not able to comply with the requirements in a timely manner or at all, the combined company’s financial condition or the market price of the combined company’s common stock may be harmed. For example, if the combined company or its independent auditor identifies deficiencies in the combined company’s internal control over financial reporting that are deemed to be material weaknesses the combined company could face additional costs to remedy those deficiencies, the market price of the combined company’s stock could decline or the combined company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.
The unaudited pro forma condensed combined financial data for Millendo and Tempest included in this proxy statement/prospectus is preliminary, and the combined company’s actual financial position and operations after the merger may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.
The unaudited pro forma financial data for Millendo and Tempest included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of the combined company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the periods presented. The unaudited pro forma financial statements have been derived from the historical financial statements of Millendo and Tempest Therapeutics and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transactions or that have been incurred since the date of such unaudited pro forma financial statements. The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the transaction. For more information see the section titled “
Unaudited Pro
 Forma Condensed Combined Financial Information
” beginning on page 293.
Provisions that will be in the combined company’s certificate of incorporation and by-laws
and provisions under Delaware law could make an acquisition of the combined company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove its management.
Provisions that will be included in the combined company’s certificate of incorporation and by-laws
may discourage, delay or prevent a merger, acquisition or other change in control of the combined company that stockholders may consider favorable, including transactions in which its common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the combined company’s common stock, thereby depressing the market price of its common stock. In addition, because the combined company’s board of directors will be responsible for appointing the members of the combined company’s management team, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the combined company’s board of directors. Among other things, these provisions:

•	establish a classified board of directors such that not all members of the combined company board of directors are elected at one time;

•	allow the authorized number of the combined company’s directors to be changed only by resolution of its board of directors;

•	limit the manner in which stockholders can remove directors from the combined company’s board of directors;

•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and for nominations to the combined company’s board of directors;

•	limit who may call stockholder meetings;

•	prohibit actions by the combined company’s stockholders by written consent;

•	require that stockholder actions be effected at a duly called stockholders meeting;

•
authorize the combined company’s board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the combined company’s board of directors; and

•
require the approval of the holders of at least 75 percent of the votes that all combined company stockholders would be entitled to cast to amend or repeal certain provisions of the combined company’s certificate of incorporation or by-laws.

Moreover, because the combined company is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a person who owns 15 percent or more of the combined company’s outstanding voting stock from merging or combining with the combined company for a period of three years after the date of the transaction in which the person acquired 15 percent or more of the combined company’s outstanding voting stock, unless the merger or combination is approved in a manner prescribed by the statute.

The certificate of incorporation and bylaws of the combined company will provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.
The bylaws of the combined company will provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on the combined company’s behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against it arising pursuant to any provisions of the DGCL, its certificate of incorporation or its bylaws, or any action asserting a claim against it that is governed by the internal affairs doctrine. The provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees, which may discourage such lawsuits against the combined company and its directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations.
The combined company’s ability to utilize its net operating loss carryforwards and tax credit carryforwards may be subject to limitations.
The combined company’s ability to use its federal and state net operating losses (“NOLs”) to offset potential future taxable income and related income taxes that would otherwise be due is dependent upon the combined company’s generation of future taxable income, and Millendo and Tempest cannot predict with certainty when, or whether, the combined company will generate sufficient taxable income to use all of its NOLs.
Under Section 382 and Section 383 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change,” its ability to use its pre-change
NOL carryforwards and other
pre-change
tax attributes (such as research tax credits) to offset its post-change income may be limited. A Section 382 “ownership change” is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. Millendo believes that it has experienced an ownership change in the past, and may experience ownership changes in the future due to subsequent shifts in its stock ownership (some of which are outside of its control). Tempest may have experienced ownership changes in the past, may experience an ownership change as a result of the merger, and may experience ownership changes in the future due to subsequent shifts in the combined company’s stock ownership (some of which are outside of its control). Furthermore, the merger, if consummated, will constitute an ownership change (within the meaning of Section 382 of the Code) of Millendo which could eliminate or otherwise substantially limit the combined company’s ability to use Millendo’s federal and state NOLs to offset its future taxable income. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Tempest’s, Millendo’s or the combined company’s NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations. Similar provisions of state tax law may also apply to limit the combined company’s use of accumulated state tax attributes. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, the combined company’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities.
Changes in tax laws or regulations could materially adversely affect the combined company.
New tax laws or regulations could be enacted at any time, and existing tax laws or regulations could be interpreted, modified or applied in a manner that is adverse to the combined company, which could adversely affect its business and financial condition. For example, legislation enacted in 2017, informally titled the Tax Act, enacted many significant changes to the U.S. tax laws, including changes in corporate tax rates, the utilization of NOLs and other deferred tax assets, the deductibility of expenses, and the taxation of foreign earnings. Future guidance from the Internal Revenue Service and other tax authorities with respect to the Tax Act may affect the combined company, and certain aspects of the Tax Act could be repealed or modified in future legislation. For example, the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act, or any newly enacted federal tax legislation. The impact of changes under the Tax Act, the CARES Act, or future reform legislation could increase the combined company’s future U.S. tax expense and could have a material adverse impact on its business and financial condition.
Millendo and Tempest do not anticipate that the combined company will pay any cash dividends in the foreseeable future.
The current expectation is that the combined company will retain its future earnings, if any, to fund the growth of the combined company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.
An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.
Prior to the merger, there had been no public market for shares of Tempest capital stock. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for the combined company’s common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.
Future sales of shares by existing stockholders could cause the combined company’s stock price to decline.
If existing securityholders of Millendo and Tempest sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the common stock of the combined company could decline. Based on shares outstanding as of March 31, 2021, the shares to be issued in the Tempest pre-closing
financing and shares expected to be issued upon completion of the merger the combined company is expected to have outstanding a total of approximately 111,559,188 shares of common stock immediately following the completion of the merger. Of the shares of common stock, approximately 55,961,483 shares will be available for sale in the public market beginning 180 days after the closing of the merger as a result of the expiration of lock-up
agreements between Millendo and Tempest on the one hand and certain securityholders of Millendo and Tempest on the other hand. All other outstanding shares of common stock, other than shares held by affiliates of the combined company, will be freely tradable, without restriction, in the public market. In addition, shares of common stock that are subject to outstanding options of Tempest will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these shares are sold, the trading price of the combined company’s common stock could decline.
After completion of the merger, the combined company’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the combined company’s stockholders for approval.
Upon the completion of the merger, and giving effect to the issuance of the shares of common stock of Tempest prior to the closing of the merger pursuant to the Tempest pre-closing
financing, it is anticipated that the combined company’s executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 54.4% of the combined company’s outstanding shares of common stock, subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined company’s stockholders for approval, as well as the combined company’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined company’s assets. This concentration of voting power could delay or prevent an acquisition of the combined company on terms that other stockholders may desire.
The combined company may be exposed to increased litigation, including stockholder litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Millendo’s business and Tempest’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations. In addition, in the past, stockholders have initiated class action lawsuits against biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against the combined company, could cause the combined company to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.
The combined company may be exposed to continued litigation resulting from the four complaints described above in the section titled “Recent Developments - Litigation” beginning on page 14 of this proxy statement/prospectus. Such lawsuits, if remaining outstanding following the closing, could cause the combined company to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.
The trading market for the combined company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
The combined company will have broad discretion in the use of the cash and cash equivalents of the combined company and the proceeds from the Tempest pre-closing
financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.
The combined company will have broad discretion over the use of the cash and cash equivalents of the combined company and the proceeds from the Tempest pre-closing
financing. You may not agree with the combined company’s decisions, and its use of the proceeds may not yield any return on your investment. The combined company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the combined company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the combined company’s cash resources.

The combined company’s internal control over financial reporting may not meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, could have a material adverse effect on the combined company’s business and share price.
As a privately held company, Tempest was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act, or Section 404. Following the merger, the combined company’s management will be required to report on the effectiveness of the combined company’s internal control over financial reporting. The rules governing the standards that must be met for the combined company’s management to assess the combined company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation.
In preparing Tempest’s financial statements as of and for the year ended December 31, 2020, management of Tempest identified material weaknesses in its internal control over financial reporting. See “
Tempest has identified material weaknesses in its internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could harm its business and negatively impact the value of its common stock
.” The combined
company cannot assure you that the material weaknesses identified at Tempest will be remediated by the combined company on the timelines currently anticipated by Tempest, or at all, and/or that there will not be additional material weaknesses or significant deficiencies in the combined company’s internal control over financial reporting in the future. Any failure to maintain effective internal control over financial reporting could severely inhibit the combined company’s ability to accurately report its financial condition, results of operations or cash flows. If the combined company is unable to conclude that its internal control over financial reporting is effective, or if the combined company’s independent registered public accounting firm determines the combined company has a material weakness or significant deficiency in the combined company’s internal control over financial reporting once that firm begins its reporting on internal control over financial reporting, investors may lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company’s common stock could decline, and the combined company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the combined company’s future access to the capital markets.
Risks Related to Millendo
Risks Related to the Proposed Merger and Millendo’s Retention of Key Employees
Millendo’s merger with Tempest may not be consummated or may not deliver the anticipated benefits Millendo expects.
In 2020, Millendo undertook a strategic review process, which was intended to result in an actionable plan that leverages its assets, capital and capabilities to maximize stockholder value. Following an extensive process of evaluating strategic alternatives and identifying and reviewing potential candidates for a strategic acquisition or other transaction, on March 29, 2021, Millendo entered into a merger agreement with Tempest, under which the privately held Tempest will merge with a wholly owned subsidiary of Millendo.
Pre-merger
Millendo shareholders will own approximately 18.5% of the combined company and pre-merger
Tempest stockholders will own approximately 81.5% of the combined company (assuming the Tempest pre-closing
financing results in gross proceeds of approximately $30 million). Millendo is devoting substantially all of its time and resources to consummating this transaction, however, there can be no assurance that such activities will result in the consummation of this transaction or that such transaction will deliver the anticipated benefits or enhance stockholder value.

Certain provisions of the Merger Agreement may discourage third-parties from submitting alternative acquisition proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
The terms of the Merger Agreement prohibit each party from soliciting or engaging in discussions with third parties regarding alternative acquisition proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. In addition, if the Merger Agreement is terminated by Millendo or Tempest under certain circumstances, including because of a decision of Millendo’s board of directors to accept a superior proposal, Millendo would be required to pay Tempest a termination fee of $1.4 million or reimburse Tempest’s expenses up to a maximum of $1.0 million. This termination fee may discourage third parties from submitting alternative takeover proposals to Millendo or its stockholders, and may cause Millendo’s board of directors to be less inclined to recommend an alternative proposal.
The announcement and pendency of the merger, whether or not consummated, may adversely affect the trading price of Millendo’s common stock and its business prospects.
The announcement and pendency of the merger, whether or not consummated, may adversely affect the trading price of Millendo’s common stock and its business prospects. In the event that the merger is not completed, the announcement of the termination of the Merger Agreement may also adversely affect the trading price of Millendo’s common stock and its business prospects.
Failure to consummate the merger may result in Millendo paying a termination fee to Tempest and could harm Millendo’s common stock price and its future business and operations.
The merger will not be consummated if the conditions precedent to the consummation of the transaction are not satisfied or waived, or if the Merger Agreement is terminated in accordance with its terms. If the merger is not consummated, Millendo is subject to the following risks:

•
if the Merger Agreement is terminated under certain circumstances, Millendo will be required to pay Tempest a termination fee of $1.4 million or reimburse Tempest’s expenses up to a maximum of $1.0 million; and

•	the price of Millendo’s common stock may decline and remain volatile.
If the merger does not close for any reason, Millendo’s board of directors may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of Millendo’s various assets, dissolve or liquidate its assets, declare bankruptcy or seek to continue to operate its business. If Millendo seeks another strategic transaction or attempts to sell or otherwise dispose of its various assets, there is no assurance that it will be able to do so, that the terms would be equal to or superior to the terms of the merger or as to the timing of such transaction. If Millendo decides to dissolve and liquidates its assets, Millendo would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or timing of available cash left to distribute to stockholders after paying its debts and other obligations and setting aside funds for reserves.
If Millendo was to seek to continue its business, it would need to determine whether to acquire one or more other product candidates. Millendo would also need to raise funds to support continued operations and re-assess
its workforce requirements in consideration of its reduced workforce.
If the merger is not consummated, Millendo may be unable to retain the services of key remaining members of its management team and, as a result, may be unable to seek or consummate another strategic transaction, properly dissolve and liquidate its assets or continue its business.

If Millendo does not successfully consummate the transaction with Tempest, Millendo’s board of directors may dissolve or liquidate its assets to pursue a dissolution and liquidation. In such an event, the amount of cash available for distribution to Millendo’s stockholders will depend heavily on the timing of such transaction or liquidation.
If the merger does not close for any reason, Millendo’s board of directors may elect to, among other things, dissolve or liquidate its assets, which may include seeking protection from creditors in a bankruptcy proceeding. If Millendo decides to dissolve and liquidate its assets, Millendo would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left to distribute to stockholders after paying its debts and other obligations and setting aside funds for reserves.
In the event of a dissolution and liquidation, the amount of cash available for distribution to Millendo’s stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as Millendo funds its operations in preparation for the consummation of the merger. Further, the Merger Agreement contains certain termination rights for each party, and provides that, upon termination under specified circumstances, Millendo may be required to pay Tempest a termination fee of $1.4 million or reimburse Tempest’s expenses up to a maximum of $1.0 million, which would further decrease Millendo’s available cash resources. If Millendo’s board of directors were to approve and recommend, and its stockholders were to approve, a dissolution and liquidation, Millendo would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to its stockholders. Millendo’s commitments and contingent liabilities may include (i) regulatory and clinical obligations remaining under its clinical trials; (ii) obligations under its employment, separation and retention agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of Millendo; and (iii) potential litigation against Millendo, and other various claims and legal actions arising in the ordinary course of business. As a result of this requirement, a portion of Millendo’s assets may need to be reserved pending the resolution of such obligations. In addition, Millendo may be subject to litigation or other claims related to a dissolution and liquidation of Millendo. If a dissolution and liquidation were pursued, Millendo’s board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Millendo common stock could lose all or a significant portion of their investment in the event of its liquidation, dissolution or winding up.
As a result of Millendo’s decision to discontinue further investment in
MLE-301
and the reductions in Millendo’s workforce, Millendo has only 10 employees remaining as of the date of this proxy statement/prospectus. If Millendo is unable to retain certain of its remaining employees, the ability to consummate the planned merger transaction may be delayed or seriously jeopardized.
On January 28, 2021, Millendo announced workforce reductions, and current headcount has been reduced to 10 employees as of the date of this proxy statement/prospectus. Millendo’s cash conservation activities may yield unintended consequences, such as attrition beyond the planned workforce reductions and reduced employee morale, which may cause the remaining employees to seek alternate employment. Competition among biotechnology companies for qualified employees is intense, and the ability to retain the remaining employees is critical to Millendo’s ability to effectively manage its business and to consummate the planned merger transaction. Additional attrition could have a material adverse effect on its business and ability to consummate the merger. In addition, as a result of the reduction in the workforce, Millendo may face an increased risk of employment litigation.

Risks Related to Millendo’s Financial Position and Need for Additional Capital
Millendo has incurred significant operating losses since inception and anticipates that it will continue to incur substantial operating losses for the foreseeable future and may never achieve or maintain profitability.
Since inception, Millendo has incurred significant operating losses and negative operating cash flows and there is no assurance that Millendo will ever achieve or sustain profitability. Millendo’s net loss was $36.4 million and $44.6 million and for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, Millendo had an accumulated deficit of $245.1 million and expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. Millendo has devoted substantially all of its efforts to the acquisition of and preclinical and clinical development of
MLE-301,
in which it decided to discontinue its investment in January 2021, nevanimibe, in which Millendo ceased investing in June 2020, and livoletide, of which Millendo discontinued development in April 2020, as well as to building its management team and infrastructure. The net losses Millendo incurs may fluctuate significantly from quarter to quarter and year to year. Millendo anticipates that expenses may increase if it resumes drug development activities. Millendo’s failure to become and remain profitable would decrease its value and could impair its ability to raise capital, continue its operations. A decline in its value also could cause Millendo stockholders to lose all or part of their investment.
Millendo has a limited operating history and has never generated any revenue from product sales, which may make it difficult to assess its future viability.
Millendo is a biopharmaceutical company with a limited operating history. Its operations to date, with respect to the development of its product candidates, has been limited to organizing and staffing its business, business planning, raising capital, acquiring its product candidates and other assets and conducting preclinical and clinical development of its product candidates. Millendo has not demonstrated an ability to successfully complete clinical development of a product candidate, obtain marketing approval, manufacture a commercial-scale drug (or arrange for a third-party to do so on Millendo’s behalf), or conduct sales and marketing activities necessary for successful commercialization. Consequently, Millendo’s predictions about the future success or viability may not be as accurate as they could be if it had more experience developing product candidates.
If the merger is not completed, Millendo would need to raise substantial additional funding to the extent it resumes drug development efforts, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force delays, limit or terminate its drug development efforts or other operations.
If the merger is not completed, Millendo may require substantial additional capital to fund any research and development and expenses related to its business. Millendo had cash, cash equivalents and restricted cash of $38.7 million at December 31, 2020. In the event that the merger is not completed, Millendo may pursue a liquidation, dissolution or winding-up,
or may seek to complete an alternate strategic transaction or may elect to resume investment in other product candidates. Based on the current operating plan, Millendo believe that its existing cash, cash equivalents and restricted cash will be sufficient to allow it to fund its current operating plan for at least the next 12 months.
Millendo cannot predict to what extent it will resume drug development activities for any other drug product candidates. If Millendo resumes drug development activities, only a small minority of all research and development programs ultimately result in commercially successful drugs. Clinical failure can occur at any stage of clinical development and clinical trials may produce negative or inconclusive results, and Millendo may decide, or regulators may require Millendo, to conduct additional clinical or preclinical trials. In addition, data obtained from trials are susceptible to varying interpretations, and regulators may not interpret the data as favorably as Millendo does, which may delay, limit or prevent regulatory approval. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a drug candidate. Further, even if Millendo completes the development for a drug product candidate and gains marketing approvals from the U.S. Food and Drug Administration, or FDA, and comparable foreign regulatory authorities in a timely manner, it cannot be sure that such drug product candidate will be commercially successful in the pharmaceutical market. If the results of clinical trials, the anticipated or actual timing of marketing approvals, or the market acceptance of any drug product candidate, if approved, do not meet the expectations of investors or public market analysts, the market price of Millendo’s common stock would likely decline. Further, if Millendo resumes drug development activities, it will need substantial additional financing to complete the development of any other drug product candidates it may develop.
Millendo expects to incur losses for the foreseeable future. Millendo’s ability to achieve profitability in the future is dependent upon achieving a level of revenues adequate to support its cost structure. Millendo may never achieve profitability, and unless and until it does, it will continue to need to raise additional capital. If Millendo raises additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in substantial dilution for current Millendo stockholders and the terms may include liquidation or other preferences that adversely affect the rights of current stockholders, further diminishing current stockholders’ ability to realize any value for their stock holdings. Furthermore, the issuance of additional securities, whether equity or debt, by Millendo, or the possibility of such issuance, may cause the market price of Millendo’s common stock to decline further and existing stockholders may not agree with its financing plans or the terms of such financings. There can be no assurances, however, that additional funding will be available on terms acceptable to Millendo, or at all.
Millendo will require additional capital to finance its operations, which may not be available on acceptable terms, if at all. Failure to obtain capital when needed may force Millendo to delay, limit or terminate certain of its development programs, future commercialization efforts or other operations.
Millendo expects its expenses to increase in connection with ongoing activities and expects to continue to incur additional costs associated with operating as a public company. As of December 31, 2020, Millendo’s cash, cash equivalents and restricted cash were $38.7 million. Millendo’s existing cash, cash equivalents and restricted cash are currently expected to be sufficient to fund its current operating plans through at least the next 12 months. This cash runway guidance is based on Millendo’s current operational plans and excludes any additional funding that may be received and business development activities that may be undertaken. In addition, the operating plans may change as a result of many factors currently unknown to Millendo, including the short- and long-term effects of the
COVID-19
pandemic, and Millendo may need to seek additional funds sooner than planned, through public or private equity or debt financings, third-party funding, and marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements, or a combination of these approaches. In any event, Millendo will require additional capital to pursue preclinical and clinical activities, regulatory approval and the commercialization of its current and future product candidates. Even if Millendo believes it has sufficient capital for its current operating plans, Millendo may seek additional capital if market conditions are favorable or if it has specific strategic considerations. If Millendo elects to do so, additional capital may not be available to it on acceptable terms, if at all. Millendo’s ability to access additional capital, and as a result its operating results and liquidity needs, could be negatively affected by market fluctuations and economic downturn. The
COVID-19
pandemic has already resulted in a significant disruption of global financial markets. If the disruption persists and deepens, Millendo could experience an inability to access additional capital, which could negatively affect its business. Any additional capital raising efforts may divert its management from its day-to-day
activities, which may adversely affect Millendo’s ability to develop and commercialize its current and future product candidates.
Raising additional capital by issuing equity or debt securities may cause dilution to Millendo’s existing stockholders, and raising funds through lending and licensing arrangements may restrict Millendo’s operations or require Millendo to relinquish proprietary rights.
Until such time as Millendo can generate substantial revenue from product sales, if ever, Millendo expects to finance its cash needs through a combination of equity and debt financings, strategic alliances and license and development agreements in connection with any future collaborations. To the extent that Millendo raises additional capital by issuing equity securities, its existing stockholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect an investor in Millendo’s rights as a stockholder. Equity and debt financing, if available, may involve agreements that include covenants limiting or restricting Millendo’s ability to take specific actions, such as redeeming Millendo’s shares, making investments, incurring additional debt, making capital expenditures or declaring dividends.
The incurrence of indebtedness could result in increased fixed payment obligations and Millendo may be required to agree to certain restrictive covenants therein, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely affect its ability to conduct its business.
If Millendo raises additional capital through collaborations, strategic alliances or third-party licensing arrangements, it may have to relinquish valuable rights to its intellectual property, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to it. If Millendo is unable to raise additional capital through equity or debt financings when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts, or grant rights to develop and market product candidates that it would otherwise develop and market itself.
Risks Related to Development and Commercialization
Millendo has never obtained marketing approval for a product candidate and may be unable to obtain, or may be delayed in obtaining, marketing approval for any future product candidates that it may develop.
Millendo has never obtained marketing approval for a product candidate. It is possible that the FDA may refuse to accept for substantive review any NDAs that Millendo submits for any future candidates Millendo may choose to develop or may conclude after review of the data that Millendo’s application is insufficient to obtain marketing approval of its product candidates. If the FDA does not accept or approve Millendo’s NDAs for any of Millendo’s future product candidates, it may require that Millendo conduct additional clinical trials, preclinical studies or manufacturing validation studies and submit that data before it will reconsider Millendo’s applications. Depending on the extent of these or any other
FDA-required
trials or studies, approval of any New Drug Application, or NDA, or application that Millendo submits may be delayed by several years or may require Millendo to expend more resources than it has available. It is also possible that additional trials or studies, if performed and completed, may not be considered sufficient by the FDA to approve Millendo’s NDAs.
Any delay in obtaining, or an inability to obtain, marketing approvals would prevent Millendo from commercializing its product candidates, generating revenues and achieving and sustaining profitability. If any of these outcomes occurs, Millendo may be forced to abandon its development efforts for its product candidates, which could significantly harm its business, prospects, operating results and financial condition.
Millendo is exposed to a variety of risks associated with its international operations.
Since the closing date of the merger Millendo completed with OvaScience, Inc. or OvaScience in 2018 (“the OvaScience Merger”), Millendo has been engaged in the process of winding up various subsidiaries of OvaScience, some or all of which are in foreign jurisdictions. Millendo is also in the process of closing all other international subsidiaries. Millendo expects to incur additional costs to complete these processes. Moreover, even if Millendo successfully winds up these entities, Millendo may be exposed to liability in these foreign jurisdictions as a result of their historical operations.
In addition, in December 2017, Millendo acquired Alizé Pharma SAS (“Alizé”), a biopharmaceutical company based in Lyon, France. As of March 31, 2021, Millendo had 11 employees located in the United States and one employee located in France. Millendo’s past and current global operations expose it to numerous and sometimes conflicting legal, tax and regulatory requirements, and violations or unfavorable interpretation by the respective authorities of these regulations could harm its business. Risks associated with international operations include the following, and these risks may be more pronounced if Millendo seeks to commercialize any future product candidates outside of the United States:

•	reduced protection for intellectual property rights;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	foreign reimbursement, pricing and insurance regimes;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	changes in diplomatic and trade relationships;

•	anti-corruption laws, including the Foreign Corrupt Practices Act, or FCPA, and its equivalent in foreign jurisdictions, such as the UK Bribery Act;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•
business interruptions resulting from pandemics and public health emergencies, including those related to the
COVID-19
pandemic, geopolitical actions, including war and terrorism or natural disasters including earthquakes, typhoons, floods and fires.

In addition, there are complex regulatory, tax, labor, and other legal requirements imposed by both the European Union and many of the individual countries in and outside of the European Union, with which Millendo may need to comply.
Product liability lawsuits against Millendo could cause it to incur substantial liabilities and could limit commercialization of any future product candidate that Millendo may develop.
Millendo faces an inherent risk of product liability exposure related to its historical testing of product candidates. If Millendo cannot successfully defend itself against claims that any such product candidates caused injuries, Millendo could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidate that Millendo may develop;

•	loss of revenue;

•	substantial monetary awards to trial participants or patients;

•	significant time and costs to defend the related litigation;

•	withdrawal of clinical trial participants;

•	the inability to commercialize any product candidate that it may develop;

•	injury to its reputation and significant negative media attention; and

•	increased marketing costs to attempt to overcome any injury to its reputation or negative media attention.

In addition, Millendo faces an inherent risk of product liability exposure related to OvaScience’s prior use of fertility treatments in humans. Product liability claims involving OvaScience’s activities may be brought for significant amounts because OvaScience’s potential fertility treatments involved mothers and children. For example, it is possible that Millendo will be subject to product liability claims that assert that OvaScience’s potential fertility treatments have caused birth defects in children or that such defects are inheritable. These claims could be made many years into the future based on effects that were not observed or observable at the time of birth. If Millendo cannot successfully defend against claims that OvaScience’s potential fertility treatments caused injuries, Millendo will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in, among other things, significant costs to defend the related litigation; substantial monetary awards or payments to trial participants or patients; loss of revenue; and the diversion of management’s resources.
Although Millendo maintains product liability insurance coverage, such insurance may not be adequate to cover all liabilities that it may incur. Millendo anticipates that it will need to increase its insurance coverage each time it commences a clinical trial and if it successfully commercializes any product candidate. Insurance coverage is increasingly expensive. Millendo may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.
If OvaScience failed to comply with environmental, health and safety laws and regulations, Millendo could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.
OvaScience was subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. OvaScience’s prior operations involved the use of hazardous and flammable materials, including chemicals and biological materials. OvaScience’s prior operations also produced hazardous waste products. OvaScience generally contracted with third-parties for the disposal of these materials and wastes. In the event of contamination or injury resulting from OvaScience’s use of hazardous materials, Millendo could be held liable for any resulting damages, and any liability could exceed Millendo’s resources. Millendo also could incur significant costs associated with civil or criminal fines and penalties.
Millendo does not maintain insurance for environmental liability or toxic tort claims that may be asserted against it in connection with OvaScience’s storage or disposal of biological, hazardous or radioactive materials.
Risks Related to Regulatory Compliance
Regulatory, legislative or self-regulatory/standard developments regarding privacy and data security matters could adversely affect Millendo’s ability to conduct its business.
Millendo is subject to and affected by laws, rules, regulations and industry standards related to data privacy and security, and restrictions or technological requirements regarding the collection, use, storage, security, retention or transfer of data. In the United States, the rules and regulations to which Millendo may be subject include federal laws and regulations enforced by the Federal Trade Commission, HHS, and state privacy, data security, and breach notification laws, as well as regulator enforcement positions and expectations. Internationally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce additional laws, policies, regulations, and standards covering privacy and data security that may apply to Millendo’s business. New regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase its costs of doing business. In addition to privacy and data security regulations currently in force in the jurisdictions where Millendo operates, the European Union General Data Protection Regulation (“GDPR”), went into effect in May 2018. The GDPR contains numerous requirements and changes from existing European Union (“EU”), law, including more robust obligations on data processors and data controllers and heavier documentation requirements for data protection compliance programs. Specifically, the GDPR will introduce numerous privacy-related changes for companies operating in the EU, including greater control over personal data-by-data
subjects (e.g., the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements, and increased fines. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between Millendo and its subsidiaries, including employee information. However, despite the ongoing efforts to bring Millendo’s practices into compliance before the effective date of the GDPR, Millendo may not be successful either due to various factors within its control, such as limited financial or human resources, or other factors outside its control. It is also possible that local data protection authorities may have different interpretations of the GDPR, leading to potential inconsistencies amongst various EU member states. Any failure or alleged failure (including as a result of deficiencies in its policies, procedures, or measures relating to privacy, data security, marketing, or communications) by Millendo to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties, additional regulatory oversight and reporting obligations or adverse publicity. Further, because of the work-from-home policies Millendo implemented due to
COVID-19,
information that is normally protected, including company confidential information, may be less secure.
Millendo expects that there will continue to be new proposed laws, regulations and industry standards relating to privacy and data protection in the United States, the European Union, and in other jurisdictions, and cannot determine the impact such future laws, regulations and standards may have on its business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair its ability to operate its business and negatively impact its results of operations.
Risks Related to Millendo’s Intellectual Property
If Millendo is unable to obtain and maintain patent protection for its technology and products, or if the scope of the patent protection obtained is not sufficiently broad, Millendo may not be able to compete effectively in its markets.
To the extent Millendo resumes drug development activities, it will rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to its product candidates. The patent prosecution process is expensive and time-consuming, and Millendo may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect Millendo’s rights to the same extent as the laws of the United States, or vice versa. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Further, Millendo may not be aware of all third-party intellectual property rights potentially relating to its product candidates. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically published 18 months after filing, or in some cases, not at all. Therefore, Millendo cannot know with certainty whether it was the first to make the inventions claimed in its owned or licensed patents or pending patent applications, or that it was the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of Millendo’s patent rights are highly uncertain. The pending and future patent applications may not result in patents being issued which protect Millendo’s technology or product candidates, in whole or in part, or which effectively prevent others from commercializing competitive technologies and drugs. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of Millendo’s patents or narrow the scope of its patent protection.
Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of Millendo patent applications and the enforcement or defense of its issued patents. On September 16, 2011, the

Leahy-Smith America Invents Act (the “Leahy-Smith Act”), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The United States Patent and Trademark Office (“USPTO”), recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of Millendo’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Millendo’s patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on its business and financial condition. Any further changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of Millendo’s patents and patent applications or narrow the scope of its potential patent protection.
Moreover, Millendo may be subject to a third-party
pre-issuance
submission of prior art to the USPTO or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging its patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, Millendo’s patent rights, allow third-parties to commercialize its technology or product candidates and compete directly with Millendo, without payment to Millendo, or result in Millendo’s inability to manufacture or commercialize product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by Millendo’s patents and patent applications is threatened, it could dissuade companies from collaborating with Millendo to license, develop or commercialize current or future product candidates.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and Millendo’s owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit its ability to stop others from using or commercializing similar or identical technology and product candidates, or limit the duration of the patent protection of Millendo’s technology and product candidates. Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years from the earliest filing date of a non-provisional
patent application. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for Millendo’s current or future product candidates, it may be open to competition from generic versions of such drugs. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, Millendo’s owned and licensed patent portfolio may not provide it with sufficient rights to exclude others from commercializing drugs similar or identical to that of us.
Millendo jointly owns patents and patent applications with third-parties. Millendo’s ability to exploit or enforce these patent rights, or to prevent the third-party from granting licenses to others with respect to these patent rights, may be limited in some circumstances.
Millendo jointly owns certain patents and patent applications with third-parties. In the absence of an agreement with each co-owner
of jointly owned patent rights, Millendo will be subject to default rules pertaining to joint ownership. Some countries require the consent of all joint owners to exploit, license or assign jointly owned patents, and if Millendo is unable to obtain that consent from the joint owners, it may be unable to exploit the invention or to license or assign its rights under these patents and patent applications in those countries. For example, Millendo secured exclusive rights from the University of Michigan for certain patents and patent applications that they jointly own with Millendo related to nevanimibe. Additionally, in the United States, each co-owner
may be required to be joined as a party to any claim or action Millendo may wish to bring to enforce these patent rights, which may limit its ability to pursue third-party infringement claims.

Millendo has
in-licensed
patents and patent applications from third-parties. Its ability to exploit or enforce these patent rights, or to prevent the third-party from granting licenses to others with respect to these patent rights, may be limited in some circumstances.
Millendo has
in-licensed
certain patents and patent applications from third-parties. In the absence of an agreement with each patent rights owner, Millendo will be subject to default rules pertaining to ownership. Some countries require the consent of all owners to exploit, license or assign owned patents, and if Millendo is unable to obtain that consent from the owners, it may be unable to exploit the invention or to license or assign its rights under these patents and patent applications in those countries. For example, Millendo secured exclusive rights from Roche for certain patents and patent applications that Roche owns related to
MLE-301.
Additionally, in the United States, each owner may be required to be joined as a party to any claim or action Millendo may wish to bring to enforce these patent rights, which may limit its ability to pursue third-party infringement claims.
Obtaining and maintaining Millendo’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Millendo’s patent protection could be reduced or eliminated for non-compliance
with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States in several stages over the lifetime of Millendo’s owned and licensed patents and/or applications and any patent rights it may own or license in the future. Millendo relies on its outside counsel or its licensing partners to pay these fees due to
non-U.S.
patent agencies. The USPTO and various
non-U.S.
government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. Millendo employs reputable law firms and other professionals to help it comply and is also dependent on its licensors to take the necessary action to comply with these requirements with respect to its licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules.
There are situations, however, in which
non-compliance
can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.
In such an event, potential competitors might be able to enter the market and this circumstance would have a material adverse effect on Millendo’s business.
Patent terms may be inadequate to protect Millendo’s competitive position on its product candidates for an adequate amount of time.
Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Millendo has in the past sought, and in the future may seek, extensions of patent terms in the United States and, if available, in other countries where it is prosecuting patents. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits extension of the term of one U.S. patent that includes at least one claim covering the composition of matter of an
FDA-approved
drug, an
FDA-approved
method of treatment using the drug. The extended patent term cannot exceed the shorter of five years beyond the non-extended
expiration of the patent or 14 years from the date of the FDA approval of the drug. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with Millendo’s assessment of whether such extensions are available, and may refuse to grant extensions to Millendo’s patents, or may grant more limited extensions than it requests. Further, Millendo may not elect to extend the most beneficial patent to it or the claims underlying the patent that it chooses to extend could be invalidated. If any of the foregoing occurs, Millendo’s competitors may be able to take advantage of Millendo’s investment in development and clinical trials by referencing its clinical and preclinical data and launch their drug earlier than might otherwise be the case.

Intellectual property rights do not necessarily address all potential threats to Millendo’s business.
The degree of future protection afforded by Millendo’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business. The following examples are illustrative:

•	others may be able to make compounds or formulations that are similar to Millendo’s formulation but that are not covered by the claims of the patents that it owns or controls;

•	Millendo or any strategic partners might not have been the first to make the inventions covered by the issued patents or pending patent applications that it owns or controls;

•	Millendo might not have been the first to file patent applications covering certain of its inventions;

•	others may independently develop similar or alternative technologies or duplicate any of Millendo’s technologies without infringing its intellectual property rights;

•	it is possible that Millendo’s pending patent applications will not lead to issued patents;

•	issued patents that Millendo owns or controls may not provide it with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

•
Millendo’s competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where Millendo does not have patent rights and then use the information learned from such activities to develop competitive drugs for sale in Millendo’s major commercial markets;

•	Millendo may not develop additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on Millendo’s business.
Third-parties may initiate legal proceedings, which are expensive and time consuming, alleging that Millendo is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse impact on the success of Millendo’s business.
The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights. Millendo may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to any future product candidates and technology, including interference proceedings, post grant review and inter partes review before the USPTO. Third-parties may assert infringement claims against Millendo based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third-parties may choose to engage in litigation with Millendo to enforce or to otherwise assert their patent rights against Millendo. Even if Millendo believes such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a material adverse effect on its ability to commercialize any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, Millendo would need to overcome a presumption of validity. As this burden is a high one requiring Millendo to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If Millendo is found to infringe a third-party’s valid and enforceable intellectual property rights, Millendo could be required to obtain a license from such third-party to continue developing, manufacturing and marketing its product candidate and technology. However, Millendo may not be able to obtain any required license on commercially reasonable terms or at all. Even if Millendo was able to obtain a license, it could be non-exclusive,
thereby giving its competitors and other third-parties access to the same technologies licensed to Millendo, and it could require Millendo to make substantial licensing and royalty payments. Millendo could be forced, including by court order, to cease developing, manufacturing and commercializing the infringing technology or product candidate. In addition, Millendo could be found liable for monetary damages, including treble damages and attorneys’ fees, if it is found to have willfully infringed a patent or other intellectual property right. A finding of infringement could prevent Millendo from manufacturing and commercializing any future product candidates or force it to cease some or all of its business operations, which would have a material adverse effect on its business. Claims that Millendo has misappropriated the confidential information or trade secrets of third-parties could have a similar material adverse effect on its business. Even if Millendo prevails in such infringement claims, patent litigation can be expensive and time consuming, which would harm its business, financial condition and results of operations.
Millendo may become involved in lawsuits to protect or enforce its patents, the patents of its licensors or its other intellectual property rights, which could be expensive, time consuming and unsuccessful.
Competitors may infringe or otherwise violate Millendo’s patents, the patents of its licensors or its other intellectual property rights. To counter infringement or unauthorized use, Millendo may be required to file legal claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of Millendo or its licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that its patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of Millendo’s patents at risk of being invalidated or interpreted narrowly and could put Millendo’s patent applications at risk of not issuing. The initiation of a claim against a third-party may also cause the third-party to bring counter claims against Millendo such as claims asserting that Millendo’s patents are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement
or lack of statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third-parties may also raise similar validity claims before the USPTO in post-grant proceedings such as ex parte reexaminations, inter partes review, or post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Millendo cannot be certain that there is no invalidating prior art, of which Millendo and the patent examiner were unaware during prosecution. For the patents and patent applications that it has licensed, it may have a limited or no right to participate in the defense of any licensed patents against challenge by a third-party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, Millendo would lose at least part, and perhaps all, of any future patent protection on its current or future product candidates. Such a loss of patent protection could have material adverse effect on its business.
Millendo may not be able to prevent, alone or with its licensors, misappropriation of its intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Any litigation or other proceedings to enforce its intellectual property rights may fail, and even if successful, may result in substantial costs and distract its management and other employees. Even if Millendo prevails in such infringement claims, patent litigation can be expensive and time consuming, which would harm its business, financial condition and results of operations.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Millendo’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of Millendo’s common stock.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing Millendo’s ability to protect its product candidates.
The United States has recently enacted and implemented wide-ranging patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Millendo’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, federal courts, USPTO, and the relevant law-making
bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken Millendo’s ability to obtain new patents or to enforce patents that it has licensed or that it might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken Millendo’s ability to obtain new patents or to enforce patents that it has licensed or that it may obtain in the future.
Millendo may not be able to protect its intellectual property rights throughout the world, which could have a material adverse effect on its business.
Filing, prosecuting and defending patents covering any future product candidates throughout the world would be prohibitively expensive. Competitors may use Millendo’s technologies in jurisdictions where it has not obtained patent protection to develop its own drugs and, further, may export otherwise infringing drugs to territories where Millendo may obtain patent protection, but where patent enforcement is not as strong as that in the United States. These drugs may compete with Millendo’s drugs in jurisdictions where Millendo does not have any issued or licensed patents and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.
Millendo may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of their former employers or other third-parties.
Certain of Millendo’s employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including Millendo’s competitors or potential competitors. Although Millendo tries to ensure that its employees, consultants and advisors do not use the proprietary information or know-how
of others in their work for Millendo, Millendo may be subject to claims that these individuals or Millendo has used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If Millendo fails in defending any such claims, in addition to paying monetary damages Millendo may lose valuable intellectual property rights or personnel. Even if Millendo is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
In addition, while it is Millendo’s approach to require its employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to Millendo, it may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Millendo regards as its own. The assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and Millendo may be forced to bring claims against third-parties, or defend claims that they may bring against Millendo, to determine the ownership of what Millendo regards as its intellectual property.

Risks Related to Millendo’s Dependence on Third-Parties
Millendo may in the future enter into collaborations with third-parties to develop its product candidates. If these collaborations are not successful, its business could be harmed.
Millendo may enter into collaborations with third-parties in the future. It may in the future determine to collaborate with other pharmaceutical and biotechnology companies for development and potential commercialization of its product candidates. These relationships, or those like them, may require Millendo to incur non-recurring
and other charges, increase Millendo’s near- and long-term expenditures, issue securities that dilute Millendo’s existing stockholders or disrupt its management and business. In addition, Millendo could face significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. Millendo’s ability to reach a definitive collaboration agreement will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of several factors. If Millendo licenses rights to its product candidates, it may not be able to realize the benefit of such transactions if it is unable to successfully integrate them with its existing operations and company culture.
If any such potential future collaborations do not result in the successful development and commercialization of product candidates, or if one of Millendo’s future collaborators terminates its agreement with Millendo, Millendo may not receive any future research funding or milestone or royalty payments under the collaboration. If Millendo does not receive the funding its expects under these agreements, the development of its product candidates could be delayed and it may need additional resources to develop its product candidates. In addition, if one of Millendo’s future collaborators terminates its agreement with Millendo, Millendo may find it more difficult to attract new collaborators and the perception of Millendo in the business and financial communities could be adversely affected. All of the risks relating to product development, regulatory approval and commercialization apply to the activities of Millendo’s potential future collaborators.
Risks Related to Millendo’s Business Operations and Employee Matters
Millendo’s business, preclinical studies and clinical development programs and timelines, its financial condition and results of operations could be materially and adversely affected by the current
COVID-19
pandemic.
A novel strain of coronavirus,
SARS-CoV-2,
causing
COVID-19,
has been declared a pandemic by the World Health Organization. The
COVID-19
pandemic has resulted in travel and other restrictions in order to reduce the spread of the disease, including state and local orders across the country, which, among other things, direct individuals to shelter at their places of residence, direct businesses and governmental agencies to cease non-essential
operations at physical locations, prohibit certain
non-essential
gatherings, and order cessation of
non-essential
travel. In response to these public health directives and orders, Millendo has implemented work-from-home policies for certain employees. The effects of the executive orders, the shelter-in-place
orders and the work-from-home policies may negatively impact productivity, disrupt Millendo’s business and delay its clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on Millendo’s ability to conduct its business in the ordinary course. These and similar, and perhaps more severe, disruptions in Millendo’s operations could negatively impact its business, operating results and financial condition.
Quarantines,
shelter-in-place
and similar government orders related to
COVID-19
may adversely impact Millendo’s business operations and the business operations of its contract research organizations conducting its clinical trials and its third-party manufacturing facilities in the United States and other countries. In particular, some of Millendo’s third-party manufacturers which it uses for the supply of materials for product candidates or other materials necessary to manufacture product to conduct preclinical studies and clinical trials are located in countries affected by
COVID-19,
and should they experience disruptions, such as temporary closures or suspension of services, Millendo would likely experience delays in advancing these tests and trials.

The spread of
COVID-19,
which has caused a broad impact globally, may materially affect Millendo economically. While the potential economic impact brought by, and the duration of,
COVID-19
may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing Millendo’s ability to access capital, which could in the future negatively affect Millendo’s liquidity. In addition, a recession or market correction resulting from the spread of
COVID-19
could materially affect Millendo’s business and the value of its common stock.
The global pandemic of
COVID-19
continues to rapidly evolve. The extent to which the
COVID-19
pandemic impacts Millendo’s business, Millendo’s clinical development and regulatory efforts will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, travel restrictions, quarantines, social distancing requirements and business closures in the United States and other countries, and business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. Accordingly, Millendo does not yet know the full extent of potential delays or impacts on its business, its clinical and regulatory activities, healthcare systems or the global economy as a whole. However, these impacts could adversely affect Millendo’s business, financial condition, results of operations and growth prospects.
In addition, to the extent the ongoing
COVID-19
pandemic adversely affects Millendo’s business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in this ‘‘Risk Factors’’ section.
Millendo has recently reduced the size of its organization, and it may encounter difficulties in managing its business as a result of this reduction, or the attrition that may occur following this reduction, which could disrupt Millendo’s operations. In addition, Millendo may not achieve anticipated benefits and savings from the reduction.
In January 2021, Millendo began the implementation of a reduction in force that will reduce the number of its employees by up to 85 percent. The reduction in force, and the attrition thereafter, resulted in the loss of longer-term employees, the loss of institutional knowledge and expertise and the reallocation and combination of certain of roles and responsibilities across the organization, all of which could adversely affect Millendo’s operations. Millendo anticipates that its pre-closing
workforce will no longer be employed at the closing of the merger. However, if the merger is not consummated, given the complexity and nature of Millendo’s business, it must continue to implement and improve its managerial, operational and financial systems, manage its facilities and continue to recruit and retain qualified personnel. This will be made more challenging given the reduction in force described above and additional measures Millendo may take to reduce costs. As a result, Millendo’s management may need to divert a disproportionate amount of its attention away from its day-to-day
strategic and operational activities, and devote a substantial amount of time to managing these organizational changes. Further, the restructuring and possible additional cost containment measures may yield unintended consequences, such as attrition beyond Millendo’s intended reduction in force and reduced employee morale. In addition, employees who were not affected by the reduction in force may seek alternate employment which would result in Millendo seeking contract support at unplanned additional expense. In addition, Millendo may not achieve anticipated benefits from the reduction in force. Due to Millendo’s limited resources, it may not be able to effectively manage its operations or recruit and retain qualified personnel, which may result in weaknesses in its infrastructure and operations, risks that it may not be able to comply with legal and regulatory requirements, loss of business opportunities, loss of employees and reduced productivity among remaining employees. If Millendo’s management is unable to effectively manage this transition and reduction in force and additional cost containment measures, Millendo’s expenses may be more than expected, and it may not be able to implement its business strategy.

Millendo’s employees, independent contractors, principal investigators, consultants, commercial collaborators, service providers and other vendors may engage in misconduct or other improper activities, including historical noncompliance with regulatory standards and requirements, which could have an adverse effect on its results of operations.
Millendo is exposed to the risk of fraud or other misconduct by its employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in other jurisdictions, provide accurate information to the FDA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to Millendo. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to Millendo’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions Millendo takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Millendo and it is not successful in defending itself or asserting its rights, those actions could have a negative impact on Millendo’s business, financial condition and results of operations, including the imposition of significant fines or other sanctions.
Millendo may be delayed in its receipt of certain tax benefits that Alizé historically received as a French technology company.
As a French technology company, Alizé historically benefited from certain tax advantages, including the French research tax credit (
credit d’impot recherche
) (“CIR”). The CIR is a French tax credit aimed at stimulating research and development and can offset French corporate income tax due. Alizé has historically received CIR reimbursements promptly following filing for such reimbursements with applicable French taxing authorities. For the year ended December 31, 2018, claims were made totaling $1.3 million, which Millendo received in the third quarter of 2019. For the year ended December 31, 2019, claims were made totaling $1.3 million, which Millendo received in the second quarter of 2020. In the future, Millendo may no longer qualify as a French small or medium size enterprise, and, accordingly, it may be subject to a three-year waiting period for reimbursement of CIRs, which could adversely affect the combined business’s results of operations and cash flows. In addition, the amount of CIR received is, among other factors, dependent upon incurring qualified research and development expenses and maintaining a certain level of employee salaries and other personnel costs in France. The number of Millendo’s research and development employees in France decreased during the year ended December 31, 2020 and it experienced a decrease in qualified research and development expenses for the year ended December 31, 2020 due to the discontinuation of its livoletide program. Millendo plans to dissolve its subsidiary in France.
Millendo’s internal computer systems, or those of its collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its product development programs.
Millendo’s internal computer systems and those of its current and any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While Millendo is not aware of any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of Millendo’s development programs and business operations, whether due to a loss of Millendo’s trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in Millendo’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Millendo’s data or applications, or inappropriate disclosure of confidential or proprietary information, Millendo could incur liability, its competitive position could be harmed and the further development and commercialization of its product candidates could be delayed.
Millendo may be exposed to significant foreign exchange risk.
Millendo incurs portions of its expenses, and may in the future derive revenue, in currencies other than the U.S. dollar, in particular, the euro. As a result, it is exposed to foreign currency exchange risk as its results of operations and cash flows are subject to fluctuations in foreign currency exchange rates. Any fluctuation in the exchange rate of these foreign currencies may negatively impact Millendo’s business, financial condition and operating results. Global economic events, such as the
COVID-19
pandemic, have and may continue to significantly impact local economies and the foreign exchange markets, which may increase the risks associated with sales denominated in foreign currencies. Millendo currently does not engage in hedging transactions to protect against uncertainty in future exchange rates between particular foreign currencies and the euro. Therefore, for example, an increase in the value of the euro against the U.S. dollar could be expected to have a negative impact on its operating expenses as euro denominated expenses, if any, would be translated into U.S. dollars at an increased value. Millendo cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect its financial condition, results of operations and cash flows.
The risks arising with respect to the historic OvaScience business and operations may be different from what Millendo anticipates, which could lead to significant, unexpected costs and liabilities and could materially and adversely affect Millendo’s business going forward.
It is possible that Millendo may not have fully anticipated the extent of the risks associated with the OvaScience Merger Millendo completed with OvaScience in 2018. After the OvaScience Merger, OvaScience’s historic business was discontinued, but prior to the transaction OvaScience had a significant operating history. As a consequence, Millendo may be subject to claims, demands for payment, regulatory issues, costs and liabilities that were not and are not currently expected or anticipated. Notwithstanding Millendo’s exercise of due diligence pre-transaction
and winding down of the OvaScience business post-transaction, the risks involved with taking over a business with a significant operating history and the costs and liabilities associated with these risks may be greater than anticipated. Millendo may not be able to contain or control the costs or liabilities associated with OvaScience’s historic business, which could materially and adversely affect its business, liquidity, capital resources or results of operation.
Risks Related to Ownership of Millendo’s Common Stock and Its Status as a Public Company
The trading price of the shares of Millendo’s common stock has been and is likely to continue to be volatile, and purchasers of its common stock could incur substantial losses.
The market price of Millendo’s common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in price in response to various factors. A number of factors could influence the volatility in the trading price of Millendo’s common stock, including changes in the economy or in the financial markets, including recently in connection with the ongoing
COVID-19
pandemic, industry-related developments, and the impact of material events and changes in its operations, including as a result of its recent announcements that Millendo has discontinued its livoletide program in PWS and ceased investing in its nevanimibe program and its
MLE-301
program. Worsening economic conditions and other adverse effects or developments relating to Millendo’s business or the ongoing
COVID-19
pandemic may negatively affect the market price of its common stock. The market price for Millendo’s common stock is likely to continue to be volatile, particularly due to the ongoing
COVID-19
pandemic, and subject to significant price and volume fluctuations in response to market, industry and other factors, including the risk factors described in this “Risk Factors” section. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for Millendo’s common stock may be influenced by many factors, including:

•	announcements and market perceptions related to the merger with Tempest;

•	changes in financial estimates by Millendo or by any securities analysts who might cover Millendo’s stock;

•	conditions or trends in Millendo’s industry;

•	changes in the market valuations of similar companies;

•	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•	publication of research reports about Millendo or its industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	announcements by Millendo or its competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of Millendo’s operations or lawsuits filed against it;

•	investors’ general perception of Millendo and its business;

•	recruitment or departure of key personnel;

•	overall performance of the equity markets;

•	trading volume of Millendo’s common stock;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and Millendo’s ability to obtain patent protection for its technologies;

•	significant lawsuits, including patent or stockholder litigation;

•	general political and economic conditions; and

•	other events or factors, many of which are beyond Millendo’s control.
In addition, in the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against Millendo, could cause it to incur substantial costs and divert management’s attention and resources from its business.
Future sales of Millendo’s common stock in the public market could cause its share price to decline.
Sales of a substantial number of shares of Millendo’s common stock in the public market could occur at any time, subject to the restrictions and limitations described below. If Millendo stockholders sell, or the market perceives that its stockholders intend to sell, substantial amounts of Millendo’s common stock in the public market, the market price of Millendo’s common stock could decline significantly and could impair Millendo’s ability to raise capital through the sale of additional equity securities. Millendo is unable to predict the effect that sales, particularly sales by its directors, executive officers, and significant stockholders, may have on the prevailing market price of its common stock. As of March 31, 2021, Millendo had 19,043,034 shares of common stock outstanding. All of the outstanding shares of Millendo common stock are available for sale in the public market, subject only to the restrictions of Rule 144 under the Securities Act. In addition, the shares of common stock subject to outstanding options under Millendo’s equity incentive plans and the shares reserved for future issuance under those equity incentive plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. In addition, certain holders of Millendo’s common stock have the right, subject to various conditions and limitations, to request Millendo include their shares of Millendo’s common stock in registration statements Millendo may file relating to its securities.
Provisions in Millendo’s certificate of incorporation and
by-laws
and under Delaware law could make an acquisition of Millendo, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove its current management.
Provisions in Millendo’s certificate of incorporation and
by-laws
may discourage, delay or prevent a merger, acquisition or other change in control of Millendo that stockholders may consider favorable, including transactions in which its common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Millendo’s common stock, thereby depressing the market price of its common stock. In addition, because the Millendo board of directors is responsible for appointing the members of Millendo’s management team, these provisions may frustrate or prevent any attempts by Millendo stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Millendo board of directors. Among other things, these provisions:

•	establish a classified board of directors such that not all members of the Millendo board of directors are elected at one time;

•	allow the authorized number of Millendo’s directors to be changed only by resolution of its board of directors;

•	limit the manner in which stockholders can remove directors from the Millendo board of directors;

•	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and for nominations to Millendo’s board of directors;

•	limit who may call stockholder meetings;

•	prohibit actions by Millendo stockholders by written consent;

•	require that stockholder actions be effected at a duly called stockholders meeting;

•
authorize Millendo’s board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by Millendo’s board of directors; and

•
require the approval of the holders of at least 75 percent of the votes that all Millendo stockholders would be entitled to cast to amend or repeal certain provisions of Millendo’s certificate of incorporation or by-laws.

Moreover, because Millendo is incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns 15 percent or more of Millendo’s outstanding voting stock from merging or combining with Millendo for a period of three years after the date of the transaction in which the person acquired 15 percent or more of Millendo’s outstanding voting stock, unless the merger or combination is approved in a manner prescribed by the statute.
Millendo is at risk of securities class action and similar litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of Millendo’s securities. This risk is especially relevant for Millendo because biopharmaceutical companies have experienced significant stock price volatility in recent years. Millendo remains the subject of various securities class action lawsuits and shareholder derivative lawsuits that were filed against OvaScience and certain of its officer and directors, as described in more detail in the section titled “
Millendo’s Business—Legal Proceedings
” of this proxy statement/prospectus. These lawsuits, as well as any similar lawsuits initiated in the future, could result in substantial cost and a diversion of management’s attention and resources, which could harm Millendo’s business.

As described above in the section titled “Recent Developments - Litigation” beginning on page 14 of this proxy statement/prospectus, four complaints have been filed against Millendo and each of its directors in connection with the transaction. These lawsuits, as well as any similar lawsuits initiated in the future, could result in substantial cost and a diversion of management’s attention and resources, which could harm Millendo’s business.
If Millendo fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.
Millendo is subject to the reporting requirements of the Exchange Act, The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the stock market on which Millendo’s common stock is listed. The Sarbanes-Oxley Act requires, among other things, that Millendo maintains effective disclosure controls and procedures and internal control over financial reporting and that it furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by Millendo’s management in its internal control over financial reporting. However, due to recent changes in SEC rules related to smaller reporting companies, Millendo is not required to have its auditors formally attest to the effectiveness of its internal control over financial reporting. For the year ended December 31, 2018, Millendo was unable to conduct the required assessment primarily due to the OvaScience Merger occurring in the fourth quarter of 2018 and the substantial change in operational focus, management and the internal control environment following the OvaScience Merger. As a result, Millendo provided its first internal control assessment with its Annual Report on Form
10-K
for the year ended December 31, 2019.
Millendo may identify weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. its internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If Millendo is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, it may not be able to produce timely and accurate financial statements. If that were to happen, the market price of Millendo’s stock could decline and it could be subject to sanctions or investigations by the stock exchange on which Millendo’s common stock is listed, the SEC, or other regulatory authorities.
Millendo expects to continue to incur increased costs as a result of operating as a public company, and its management is required to devote substantial time to compliance with its public company responsibilities and corporate governance practices.
As a relatively new public company, Millendo continues to incur significant legal, accounting and other expenses that it did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq and other applicable securities rules and regulations impose various requirements on public companies. Millendo’s management and other personnel need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations increase its legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Millendo expects that these rules and regulations may make it more difficult and more expensive for it to obtain directors’ and officers’ liability insurance, compared to when it was a private company, which could make it more difficult for it to attract and retain qualified members of its board of directors. Millendo cannot predict or estimate the amount of additional costs it will continue to incur as a public company or the timing of such costs.

Millendo’s effective tax rate may fluctuate, and it may incur obligations in tax jurisdictions in excess of accrued amounts.
Millendo is subject to taxation in more than one tax jurisdiction. As a result, its effective tax rate is derived from a combination of applicable tax rates in the various places that it operates. In preparing financial statements, Millendo estimates the amount of tax that will become payable in each of such places. Nevertheless, its effective tax rate may be different than experienced in the past due to numerous factors, including changes to the federal corporate income tax laws, changes in the mix of its profitability from jurisdiction to jurisdiction, the results of examinations and audits of its tax filings, its inability to secure or sustain acceptable agreements with tax authorities, changes in accounting for income taxes, cash repatriation restrictions and possible withholding taxes and other changes in tax laws. Any of these factors could cause Millendo to experience an effective tax rate significantly different from previous periods or its current expectations and may result in tax obligations in excess of amounts accrued in its financial statements.
Millendo’s ability to use net operating loss carryforwards and tax credit carryforwards may be subject to limitations.
As of December 31, 2020, Millendo had federal and state NOLs of $330.8 million and $280.9 million, respectively. Its NOLs could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. Millendo’s federal and state NOL carryforwards will begin to expire, if not utilized, by 2031.
Under Section 382 and Section 383 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change,” its ability to use its pre-change
NOL carryforwards and other
pre-change
tax attributes (such as research tax credits) to offset its post-change income may be limited. A Section 382 “ownership change” is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. Millendo believes that it has experienced an ownership change in the past, and may experience ownership changes in the future due to subsequent shifts in its stock ownership (some of which are outside of its control). Furthermore, the merger, if consummated, will constitute an ownership change (within the meaning of Section 382 of the Code) of Millendo which could eliminate or otherwise substantially limit the combined company’s ability to use its federal and state NOLs to offset its future taxable income. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Millendo’s NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations. Similar provisions of state tax law may also apply to limit Millendo’s use of accumulated state tax attributes. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, Millendo’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities.
Millendo does not anticipate paying any cash dividends on its common stock in the foreseeable future.
Investors should not rely on an investment in Millendo’s common stock to provide dividend income. Millendo has not declared or paid cash dividends on its common stock to date. Millendo currently intends to retain its future earnings, if any, to fund the development and growth of its business. In addition, the terms of any existing or future debt agreements may preclude Millendo from paying dividends. As a result, capital appreciation, if any, of its common stock will be a Millendo stockholder’s sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase Millendo common stock.
Risks Related to Tempest
Risks Related to Tempest’s Financial Position
Tempest and its auditors have substantial doubt about Tempest’s ability to continue as a going concern, which may hinder its ability to obtain further financing.
Tempest’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. As a result, management has included disclosures in Note 1 of the financial statements and Tempest’s independent auditor included an explanatory paragraph in its report on its financial statements for the year ended December 31, 2020 with respect to this uncertainty. Tempest’s 2020 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Tempest’s ability to continue as a going concern will require Tempest to obtain additional funding. If Tempest is unable to raise capital when needed or on acceptable terms, it would be forced to delay, reduce or eliminate its research and development programs, and Tempest’s stockholders could lose all, or a significant portion, of their investment in Tempest.
Tempest has a history of operating losses, and Tempest may not achieve or sustain profitability. Tempest anticipates that it will continue to incur losses for the foreseeable future. If Tempest fails to obtain additional funding to conduct its planned research and development efforts, Tempest could be forced to delay, reduce or eliminate Tempest’s product development programs or commercial development efforts.
Tempest is a clinical-stage biotechnology company with a limited operating history. Biotechnology product development is a highly speculative undertaking and involves a substantial degree of risk. Tempest’s operations to date have been limited primarily to organizing and staffing Tempest, business planning, raising capital, acquiring and developing product and technology rights, manufacturing, and conducting research and development activities for Tempest’s product candidates. Tempest has never generated any revenue from product sales. Tempest has not obtained regulatory approvals for any of its product candidates, and has funded its operations to date through proceeds from sales of its preferred stock and common stock.
Tempest has incurred net losses in each year since its inception. Tempest incurred net losses of $14.4 million and $19.2 million for the year ended December 31, 2019 and the year ended December 31, 2020, respectively. As of December 31, 2020, Tempest had an accumulated deficit of $71.8 million. Substantially all of Tempest’s operating losses have resulted from costs incurred in connection with Tempest’s research and development programs and from general and administrative costs associated with Tempest’s operations. Tempest expects to continue to incur significant expenses and operating losses over the next several years and for the foreseeable future as Tempest intends to continue to conduct research and development, clinical testing, regulatory compliance activities, manufacturing activities, and, if any of Tempest’s product candidates is approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in Tempest incurring significant losses for the foreseeable future. Tempest’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on Tempest’s stockholders’ equity and working capital.
Tempest expects that it will need to raise additional funding before Tempest can expect to become profitable from any potential future sales of Tempest’s product candidates. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force Tempest to delay, limit or terminate its product development efforts or other operations.
Tempest will require substantial future capital in order to complete planned and future preclinical and clinical development for its product candidates and potentially commercialize these product candidates. Based upon Tempest’s current operating plan, Tempest believes that its existing cash and cash equivalents as of December 31, 2020, along with the net cash held by Millendo upon consummation of the transaction, including the expected proceeds from the Tempest pre-closing
financing, will enable Tempest to fund its operating expenses and capital expenditure requirements through into early 2023. Tempest expects Tempest’s spending levels to increase in connection with Tempest’s preclinical studies and clinical trials of Tempest’s product candidates. In addition, if Tempest obtains marketing approval for any of Tempest’s product candidates, Tempest expects to incur significant expenses related to commercial launch, product sales, medical affairs, marketing, manufacturing and distribution. Furthermore, Tempest expects to incur additional costs associated with operating as a public company. Accordingly, Tempest will need to obtain substantial additional funding in connection with its continuing operations before any commercial revenue may occur.

Additional capital might not be available when Tempest needs it and Tempest’s actual cash requirements might be greater than anticipated. If Tempest requires additional capital at a time when investment in its industry or in the marketplace in general is limited, Tempest might not be able to raise funding on favorable terms, if at all. If Tempest is not able to obtain financing when needed or on terms favorable to Tempest, Tempest may need to delay, reduce or eliminate certain research and development programs or other operations, sell some or all of Tempest’s assets or merge with another entity.
Tempest’s operations have consumed significant amounts of cash since inception. Tempest’s future capital requirements will depend on many factors, including:

•	the costs associated with the scope, progress and results of discovery, preclinical development, laboratory testing and clinical trials for Tempest’s product candidates;

•	the costs associated with the manufacturing of Tempest’s product candidates;

•	the costs related to the extent to which Tempest enters into partnerships or other arrangements with third parties to further develop Tempest’s product candidates;

•	the costs and fees associated with the discovery, acquisition or in-license of product candidates or technologies;

•	Tempest’s ability to establish collaborations on favorable terms, if at all;

•
the costs of future commercialization activities, if any, including product sales, marketing, manufacturing and distribution, for any of Tempest’s product candidates for which Tempest receives marketing approval;

•	revenue, if any, received from commercial sales of Tempest’s product candidates, should any of Tempest’s product candidates receive marketing approval; and

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Tempest’s intellectual property rights and defending intellectual property-related claims.
Tempest’s product candidates, if approved, may not achieve commercial success. Tempest’s commercial revenues, if any, will be derived from sales of product candidates that Tempest does not expect to be commercially available for many years, if at all. Accordingly, Tempest will need to continue to rely on additional financing to achieve Tempest’s business objectives, which may not be available to Tempest on acceptable terms, or at all.
Tempest has identified material weaknesses in its internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could harm its business and negatively impact the value of its common stock.
Tempest has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Tempest’s annual or interim financial statements will not be prevented or detected on a timely basis. In preparing Tempest’s financial statements as of and for the year ended December 31, 2020, management of Tempest identified the following material weaknesses in its internal control over financial reporting:

•	Tempest did not have sufficient resources with appropriate knowledge and expertise to design, implement, document and operate effective internal controls over financial reporting.

•
Tempest did not design and implement controls surrounding review of clinical trial expenses, including the evaluation of the terms of its clinical trial contracts. Specifically, Tempest failed to properly review and evaluate the progress of expenses incurred in its clinical trial contracts that resulted in the inaccurate accrual of clinical trial expenses.

These material weaknesses resulted in adjustments to Tempest’s financial statements. Additionally, these material weaknesses could result in a misstatement of Tempest’s accounts or disclosures that would result in a material misstatement of its annual or interim financial statements that would not be prevented or detected, and accordingly, Tempest determined that these control deficiencies constitute material weaknesses.
Tempest is actively recruiting additional accounting personnel with appropriate experience, certification, education and training as a component of its plans to remediate the material weaknesses. Tempest also plans to design and implement controls related to review of clinical trial expenses to properly evaluate progress of expense incurred in clinical trial contracts. To the extent that Tempest is not able to hire and retain such individuals, or is unable to successfully design and implement such controls, the material weaknesses identified may not be remediated and management may be required to record additional adjustments to its financial statements in the future.
Tempest’s limited operating history may make it difficult for you to evaluate the success of Tempest’s business to date and to assess Tempest’s future viability.
Tempest is a clinical-stage biotechnology company formed in February 2011 and renamed Tempest Therapeutics in August 2017. Tempest’s operations to date have been limited to organizing and staffing Tempest, business planning, raising capital, acquiring Tempest’s technology, identifying potential product candidates, undertaking research and preclinical studies of Tempest’s product candidates, manufacturing, and establishing licensing arrangements. Tempest has not yet demonstrated the ability to complete clinical trials of Tempest’s product candidates, obtain marketing approvals, manufacture a commercial scale product or conduct sales and marketing activities necessary for successful commercialization. Consequently, any predictions you make about Tempest’s future success or viability may not be as accurate as they could be if Tempest had a longer operating history.
In addition, as a new business, Tempest may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. Tempest will need to transition from a company with a licensing and research focus to a company that is also capable of supporting clinical development and commercial activities. Tempest may not be successful in such a transition.
Risks Related to Tempest’s Product Development and Regulatory Approval
If Tempest is unable to develop, obtain regulatory approval for and commercialize TPST-1495 and TPST-1120 and its future product candidates, or if Tempest experiences significant delays in doing so, Tempest’s business will be materially harmed.
Tempest plans to invest a substantial amount of its efforts and financial resources in its current lead product candidates, TPST-1495, a dual EP2/EP4 prostaglandin (PGE2) receptor antagonist, and TPST-1120, a peroxisome proliferator-activated receptor alpha (PPARα) antagonism for the treatment of various cancers. Tempest has initiated phase 1 clinical trials of TPST-1495 and TPST-1120 for the treatment of advanced solid tumors. In addition, Tempest plans to advance its
TREX-1
inhibitor program and select a development candidate for this program by the end of 2021. Tempest’s ability to generate product revenue will depend heavily on the successful development and eventual commercialization of TPST-1495 and TPST-1120 and Tempest’s other product candidates, which may never occur. Tempest currently generates no revenue from sales of any product and Tempest may never be able to develop or commercialize a marketable product.
Each of Tempest’s programs and product candidates will require further clinical and/or preclinical development, regulatory approval in multiple jurisdictions, obtaining preclinical, clinical and commercial manufacturing supply, capacity and expertise, building of a commercial organization, substantial investment and significant marketing efforts before Tempest generates any revenue from product sales. TPST-1495 and TPST-1120 and Tempest’s other product candidates must be authorized for marketing by the U.S. Food and Drug Administration, or FDA, the Health Products and Food Branch of Health Canada, or HPFB, the European

Medicines Agency, or EMA, and certain other foreign regulatory agencies before Tempest may commercialize any of its product candidates in the United States, Canada, EU, or other jurisdictions.
The success of TPST-1495 and TPST-1120 and Tempest’s other product candidates depends on multiple factors, including:

•
successful completion of preclinical studies, including those compliant with Good Laboratory Practices, or GLP, or GLP toxicology studies, biodistribution studies and minimum effective dose studies in animals, and successful enrollment and completion of clinical trials compliant with current Good Clinical Practices, or GCPs;

•
effective Investigational New Drug applications, or INDs or other regulatory applications, that allow commencement of Tempest’s planned clinical trials or future clinical trials for Tempest’s product candidates in relevant territories;

•
establishing and maintaining relationships with contract research organizations, or CROs, and clinical sites for the clinical development of Tempest’s product candidates, both in the United States and internationally;

•
maintenance of arrangements with third-party contract manufacturing organizations, or CMOs, for key materials used in Tempest’s manufacturing processes and to establish backup sources for clinical and large-scale commercial supply;

•
positive results from Tempest’s clinical programs that are supportive of safety and efficacy and provide an acceptable risk-benefit profile for Tempest’s product candidates in the intended patient populations;

•	receipt of regulatory approvals from applicable regulatory authorities, including those necessary for pricing and reimbursement of its product candidates;

•	establishment and maintenance of patent and trade secret protection and regulatory exclusivity for Tempest’s product candidates;

•	commercial launch of Tempest’s product candidates, if and when approved, whether alone or in collaboration with others;

•	acceptance of Tempest’s product candidates, if and when approved, by patients, patient advocacy groups, third-party payors and the general medical community;

•	Tempest’s effective competition against other therapies available in the market;

•	establishment and maintenance of adequate reimbursement from third-party payors for Tempest’s product candidates;

•	Tempest’s ability to acquire or in-license additional product candidates;

•	prosecution, maintenance, enforcement and defense of intellectual property rights and claims;

•
maintenance of a continued acceptable safety profile of Tempest’s product candidates following approval, including meeting any post-marketing commitments or requirements imposed by or agreed to with applicable regulatory authorities;

•	political factors surrounding the approval process, such as government shutdowns, political instability or global pandemics such as the outbreak of the novel strain of coronavirus, COVID-19; or

•	disruptions in enrollment of Tempest’s clinical trials due to the COVID-19 pandemic.
If Tempest does not succeed in one or more of these factors in a timely manner or at all, Tempest could experience significant delays or an inability to successfully commercialize its product candidates, which would materially harm Tempest’s business. If Tempest does not receive regulatory approvals for Tempest’s product candidates, Tempest may not be able to continue its operations.

Success in preclinical studies and earlier clinical trials for Tempest’s product candidates may not be indicative of the results that may be obtained in later clinical trials, which may delay or prevent obtaining regulatory approval.
Clinical development is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Success in preclinical studies and early clinical trials may not be predictive of results in later-stage clinical trials, and successful results from early or small clinical trials may not be replicated or show as favorable an outcome in later-stage or larger clinical trials, even if successful. Tempest will be required to demonstrate through adequate and well-controlled clinical trials that Tempest’s product candidates are safe and effective for their intended uses before Tempest can seek regulatory approvals for their commercial sale. The conduct of phase 3 trials and the submission of an NDA is a complicated process. Tempest has not previously completed any clinical trials, has limited experience in preparing, submitting and supporting regulatory filings, and has not previously submitted an NDA. Consequently, Tempest may be unable to successfully and efficiently execute and complete necessary clinical trials and other requirements in a way that leads to NDA submission and approval of any product candidate Tempest is developing.
Although TPST-1495 and TPST-1120 are being evaluated in clinical trials, Tempest’s other product candidates, such as
TREX-1,
have not been evaluated in human clinical trials, and Tempest may experience unexpected or negative results in the future if and when
TREX-1
or Tempest’s other product candidates are evaluated in clinical trials. Any positive results Tempest observes for
TREX-1
in preclinical animal models may not be predictive of Tempest’s future clinical trials in humans, as animal models carry inherent limitations relevant to all preclinical studies. Tempest’s product candidates, including
TREX-1,
may also fail to show the desired safety and efficacy in later stages of clinical development even if they successfully advance through initial clinical trials. Even if Tempest’s clinical trials demonstrate acceptable safety and efficacy of TPST-1495, TPST-1120 or
TREX-1
or any other product candidates and such product candidates receive regulatory approval, the labeling Tempest obtains through negotiations with the FDA or foreign regulatory authorities may not include data on secondary endpoints and may not provide Tempest with a competitive advantage over other products approved for the same or similar indications.
Many companies in the biotechnology industry have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and there is a high failure rate for product candidates proceeding through clinical trials. In addition, different methodologies, assumptions and applications Tempest utilizes to assess particular safety or efficacy parameters may yield different statistical results. Even if Tempest believes the data collected from clinical trials of Tempest’s product candidates are promising, these data may not be sufficient to support approval by the FDA or foreign regulatory authorities. Preclinical and clinical data can be interpreted in different ways. Accordingly, the FDA or foreign regulatory authorities could interpret these data in different ways from Tempest or Tempest’s partners, which could delay, limit or prevent regulatory approval. If Tempest’s study data do not consistently or sufficiently demonstrate the safety or efficacy of any of Tempest’s product candidates, including TPST-1495 and TPST-1120, to the satisfaction of the FDA or foreign regulatory authorities, then the regulatory approvals for such product candidates could be significantly delayed as Tempest works to meet approval requirements, or, if Tempest is not able to meet these requirements, such approvals could be withheld or withdrawn.
If Tempest encounters difficulties enrolling patients in Tempest’s clinical trials, Tempest’s clinical development activities could be delayed or otherwise adversely affected.
Tempest may experience difficulties in patient enrollment in Tempest’s clinical trials for a variety of reasons, including, without limitation, the impact of the
COVID-19
pandemic. The timely completion of clinical trials in accordance with their protocols depends, among other things, on Tempest’s ability to enroll a sufficient number of patients who remain in the study until its conclusion. The enrollment of patients depends on many factors, including:

•	the patient eligibility criteria defined in the protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity of patients to study sites;

•	the design of the trial;

•	Tempest’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	Tempest’s ability to obtain and maintain patient consents; and

•	the risk that patients enrolled in clinical trials will drop out of the trials before the infusion of Tempest’s product candidates or trial completion.
Tempest intends to conduct a number of clinical trials for product candidates in the fields of cancer in geographies which are affected by
COVID-19
pandemic. Tempest believes that the coronavirus pandemic could have an impact on various aspects of its future clinical trials. For example, investigators may not want to take the risk of exposing cancer patients to
COVID-19
since the dosing of patients is conducted within an
in-patient
setting. Other potential impacts of the
COVID-19
pandemic on Tempest’s future various clinical trials include patient dosing and study monitoring, which may be paused or delayed due to changes in policies at various clinical sites, federal, state, local or foreign laws, rules and regulations, including quarantines or other travel restrictions, prioritization of healthcare resources toward pandemic efforts, including diminished attention of physicians serving as Tempest’s clinical trial investigators and reduced availability of site staff supporting the conduct of its clinical trials, interruption or delays in the operations of the government regulators, or other reasons related to the
COVID-19
pandemic. It is unknown how long these pauses or disruptions could continue.
In addition, Tempest’s clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as Tempest’s product candidates, and this competition will reduce the number and types of patients available to Tempest because some patients who might have opted to enroll in Tempest trials may instead opt to enroll in a trial being conducted by one of Tempest’s competitors. Since the number of qualified clinical investigators is limited, some of Tempest’s clinical trial sites are also being used by some of Tempest’s competitors, which may reduce the number of patients who are available for Tempest’s clinical trials in that clinical trial site.
Moreover, because Tempest’s product candidates represent unproven methods for cancer treatment, potential patients and their doctors may be inclined to use existing therapies rather than enroll patients in Tempest’s clinical trials.
Delays in patient enrollment may result in increased costs or may affect the timing or outcome of Tempest’s ongoing clinical trial and planned clinical trials, which could prevent completion of these trials and adversely affect Tempest’s ability to advance the development of Tempest’s product candidates.
Interim “top line” and preliminary data from Tempest’s clinical trials that Tempest may announce or publish from time to time may change as more patient data becomes available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, Tempest may publish interim “top line” or preliminary data from Tempest’s clinical studies. Interim data from clinical trials that Tempest may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available.
Preliminary or “top line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Tempest previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm Tempest’s business prospects.

Even if Tempest completes the necessary preclinical studies and clinical trials, Tempest cannot predict when, or if, Tempest will obtain regulatory approval to commercialize a product candidate and the approval may be for a narrower indication than Tempest seeks.
Prior to commercialization, TPST-1495, TPST-1120 and Tempest’s other product candidates must be approved by the FDA pursuant to an NDA in the United States and pursuant to similar marketing applications by the HPFB, EMA and similar regulatory authorities outside the United States. The process of obtaining marketing approvals, both in the United States and abroad, is expensive and takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Failure to obtain marketing approval for a product candidate will prevent Tempest from commercializing the product candidate. Tempest has not received approval to market TPST-1495, TPST-1120 or any of Tempest’s other product candidates from regulatory authorities in any jurisdiction. Tempest has no experience in submitting and supporting the applications necessary to gain marketing approvals, and, in the event regulatory authorities indicate that Tempest may submit such applications, Tempest may be unable to do so as quickly and efficiently as desired. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Tempest’s product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude Tempest’s obtaining marketing approval or prevent or limit commercial use. Regulatory authorities have substantial discretion in the approval process and may refuse to accept or file any application or may decide that Tempest’s data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate.
Approval of TPST-1495 and TPST-1120 and Tempest’s other product candidates may be delayed or refused for many reasons, including:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Tempest’s clinical trials;

•
Tempest may be unable to demonstrate, to the satisfaction of the FDA or comparable foreign regulatory authorities, that Tempest’s product candidates are safe and effective for any of their proposed indications;

•	the populations studied in clinical trials may not be sufficiently broad or representative to assure efficacy and safety in the populations for which Tempest seeks approval;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	Tempest may be unable to demonstrate that Tempest’s product candidates’ clinical and other benefits outweigh their safety risks;

•
the data collected from clinical trials of Tempest’s product candidates may not be sufficient to support the submission of an NDA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

•	the facilities of third-party manufacturers with which Tempest contracts or procures certain service or raw materials, may not be adequate to support approval of Tempest’s product candidates; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Tempest’s clinical data insufficient for approval.
Even if Tempest’s product candidates meet their
pre-specified
safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner and may not consider such the clinical trial results sufficient to grant, or Tempest may not be able to obtain, regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval
or restrictions on approval. In addition, Tempest may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.
Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings, contraindications or Risk Evaluation and Mitigation Strategies, or REMS. These regulatory authorities may also grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of Tempest’s product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for Tempest’s product candidates and adversely affect Tempest’s business, financial condition, results of operations and prospects.
The outbreak of
COVID-19,
or similar public health crises, could have a material adverse impact on Tempest’s business, financial condition and results of operations, including the execution of Tempest’s planned clinical trials.
In December 2019, a novel strain of coronavirus,
SARS-CoV-2,
was identified. This virus has since spread globally, including within the United States and while cases and hospitalization are currently on the decline in the US, there can be no assurances they will not continue at the current rate or increase in the future especially in light of the number of variants that are emerging across the world. Governments in the United States and elsewhere have taken and are continuing to take severe measures to slow the spread of
COVID-19,
including requiring that certain businesses close or conduct only the minimum necessary operations. The pandemic and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, facilities and production have been suspended, and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The extent to which
COVID-19
will continue to impact Tempest’s business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning
COVID-19
and government measures taken in response.
Site initiation, participant recruitment and enrollment, participant dosing, distribution of clinical trial materials, study monitoring and data analysis for Tempest’s planned clinical trials may be delayed due to changes in hospital or university policies, federal, state or local regulations, prioritization of hospital resources toward pandemic efforts, or other reasons related to the pandemic. Additionally, some participants and clinical investigators may not be able to comply with clinical trial protocols. For example, quarantines or other travel limitations (whether voluntary or required) may impede participant movement, affect sponsor access to study sites, or interrupt healthcare services, and Tempest may be unable to conduct its planned clinical trials. If the global effort to control the spread of
COVID-19
and treat
COVID-19
patients continues for an extended period of time, Tempest risks a delay in activating sites and enrolling subjects as previously projected. Any such delays to Tempest’s planned clinical trials for TPST-1495 and TPST-1120 and the planned clinical trials for its other product candidates could impact the use and sufficiency of its existing cash reserves, and it may be required to raise additional capital earlier than it had previously planned. Tempest may be unable to raise additional capital if and when needed, which may result in further delays or suspension of its development plans.
Further, infections and deaths related to
COVID-19
are disrupting certain healthcare and healthcare regulatory systems globally. Such disruptions could divert healthcare resources away from, or materially delay review by, the FDA and comparable foreign regulatory agencies. It is unknown how long these disruptions could continue, were they to occur. Any elongation or de-prioritization
of Tempest’s clinical trials or delay in regulatory review resulting from such disruptions could materially adversely affect the development and study of its product candidates.

Tempest currently utilizes third parties to, among other things, manufacture raw materials and its product candidates, components, parts, and consumables, and to perform quality testing. If either Tempest or any third-party in the supply chain for materials used in the production of its product candidates are adversely impacted by restrictions resulting from the
COVID-19
pandemic, its supply chain may be disrupted, limiting Tempest’s ability to manufacture product candidates for its clinical trials.
In response to the
COVID-19
pandemic, Tempest complied with applicable regulation and limited required on-site
staff to essential workers, with the balance of its employees continuing their work primarily outside of Tempest’s offices. Due to shelter-in-place
orders or other mandated local travel restrictions, third parties conducting clinical or manufacturing activities may not be able to access laboratory or manufacturing space, and Tempest’s core activities may be significantly limited or curtailed, possibly for an extended period of time.
While the potential economic impact brought by and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets and the trading prices of biopharmaceutical companies have been highly volatile as a result of the
COVID-19
pandemic, which may reduce Tempest’s ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from the global effort to control
COVID-19
infections could materially and adversely affect Tempest’s business.
The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. Tempest does not yet know the full extent of potential delays or impacts on its business, its planned clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material adverse impact on Tempest’s business, financial condition and results of operations.
TPST-1495, TPST-1120 and Tempest’s other product candidates may cause undesirable and/or unforeseen side effects or be perceived by the public as unsafe, which could delay or prevent their advancement into clinical trials or regulatory approval, limit the commercial potential or result in significant negative consequences.
As is the case with pharmaceuticals generally, it is likely that there may be side effects and adverse events associated with Tempest’s product candidates’ use. Results of Tempest’s clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. As Tempest continues developing its product candidates and initiate clinical trials of its additional product candidates, serious adverse events (SAEs), undesirable side effects, relapse of disease or unexpected characteristics may emerge causing Tempest to abandon these product candidates or limit their development to more narrow uses or subpopulations in which the SAEs or undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective or in which efficacy is more pronounced or durable
If any such adverse events occur, Tempest’s clinical trials could be suspended or terminated and the FDA, the HPFB, the European Commission, the EMA or other regulatory authorities could order Tempest to cease further development of, or deny approval of, Tempest’s product candidates for any or all targeted indications. Even if Tempest can demonstrate that all future serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if Tempest elects, or is required, to not initiate, delay, suspend or terminate any future clinical trial of any of Tempest’s product candidates, the commercial prospects of such product candidates may be harmed and Tempest’s ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm Tempest’s ability to develop other product candidates, and may adversely affect Tempest’s business, financial condition, results of operations and prospects significantly. Other treatments for cancers that utilize a dual EP2/EP4 antagonist or a PPARα antagonist or similar mechanism of action could also generate data that could adversely affect the clinical, regulatory or commercial perception of TPST-1495 and TPST-1120 and Tempest’s other product candidates.

Additionally, if any of Tempest’s product candidates receives marketing approval, the FDA could require Tempest to adopt a REMS to ensure that the benefits of the product outweigh its risks, which may include, for example, a Medication Guide outlining the risks of the product for distribution to patients and a communication plan to health care practitioners, or other elements to assure safe use of the product. Furthermore, if Tempest or others later identify undesirable side effects caused by Tempest’s product candidates, several potentially significant negative consequences could result, including:

•	regulatory authorities may suspend or withdraw approvals of such product candidate;

•	regulatory authorities may require additional warnings in the labeling;

•	Tempest may be required to change the way a product candidate is administered or conduct additional clinical trials;

•	Tempest could be sued and held liable for harm caused to patients; and

•	Tempest’s reputation may suffer.
Any of these occurrences may harm Tempest’s business, financial condition, results of operations and prospects significantly.
Tempest may not be successful in its efforts to expand its pipeline of product candidates and develop marketable products.
Because Tempest has limited financial and managerial resources, Tempest focuses on research programs and product candidates that Tempest identifies for specific indications. Tempest’s business depends on its successful development and commercialization of the limited number of internal product candidates Tempest is researching or has in preclinical development. Even if Tempest is successful in continuing to build its pipeline, development of the potential product candidates that Tempest identifies will require substantial investment in additional clinical development, management of clinical, preclinical and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply capability, building a commercial organization, and significant marketing efforts before Tempest generates any revenue from product sales. Furthermore, such product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If Tempest cannot develop further product candidates, Tempest may not be able to obtain product revenue in future periods, which would adversely affect Tempest’s business, prospects, financial condition and results of operations.
Although Tempest’s pipeline includes multiple programs, Tempest is primarily focused on its lead product candidates, TPST-1495 and TPST-1120, and Tempest may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Tempest’s resource allocation decisions may cause Tempest to fail to capitalize on viable commercial products or profitable market opportunities. Tempest’s spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. Tempest’s understanding and evaluation of biological targets for the discovery and development of new product candidates may fail to identify challenges encountered in subsequent preclinical and clinical development. If Tempest does not accurately evaluate the commercial potential or target market for a particular product candidate, Tempest may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for Tempest to retain sole development and commercialization rights.

Any product candidate for which Tempest obtains marketing approval will be subject to extensive post-marketing regulatory requirements and could be subject to post-marketing restrictions or withdrawal from the market, and Tempest may be subject to penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its product candidates, when and if any of them are approved.
Tempest’s product candidates and the activities associated with their development and potential commercialization, including their testing, manufacturing, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other U.S. and international regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, including current Good Manufacturing Practices, or cGMPs, quality control, quality assurance and corresponding maintenance of records and documents, including periodic inspections by the FDA and other regulatory authorities and requirements regarding the distribution of samples to providers and recordkeeping. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMPs.
The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of any approved product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure that they are marketed in a manner consistent with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding use of their products. If Tempest promotes its product candidates in a manner inconsistent with
FDA-approved
labeling or otherwise not in compliance with FDA regulations, Tempest may be subject to enforcement action. Violations of the Federal Food, Drug, and Cosmetic Act relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws and similar laws in international jurisdictions.
In addition, later discovery of previously unknown adverse events or other problems with Tempest’s product candidates, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•	restrictions on such product candidates, manufacturers or manufacturing processes;

•	restrictions on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;

•	warning or untitled letters;

•	withdrawal of any approved product from the market;

•	refusal to approve pending applications or supplements to approved applications that Tempest submits;

•	recall of product candidates;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	refusal to permit the import or export of Tempest’s product candidates;

•	product seizure; or

•	injunctions or the imposition of civil or criminal penalties.
The occurrence of any event or penalty described above may inhibit Tempest’s ability to commercialize its product candidates and generate revenue and could require Tempest to expend significant time and resources in response and could generate negative publicity. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Tempest’s product candidates. If Tempest is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Tempest is not able to maintain regulatory compliance, it may lose any marketing approval that it has obtained, and Tempest may not achieve or sustain profitability.
Non-compliance
with Canadian and European requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with Canada’s or Europe’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.
Tempest’s failure to obtain regulatory approval in international jurisdictions would prevent Tempest from marketing its product candidates outside the United States.
To market and sell TPST-1495, TPST-1120 and Tempest’s other product candidates in other jurisdictions, Tempest must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time and data required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, Tempest must secure product reimbursement approvals before regulatory authorities will approve the product for sale in that country. Failure to obtain foreign regulatory approvals or non-compliance
with foreign regulatory requirements could result in significant delays, difficulties and costs for Tempest and could delay or prevent the introduction of Tempest’s product candidates in certain countries.
If Tempest fails to comply with the regulatory requirements in international markets and receive applicable marketing approvals, Tempest’s target market will be reduced and its ability to realize the full market potential of its product candidates will be harmed and its business will be adversely affected. Tempest may not obtain foreign regulatory approvals on a timely basis, if at all. Tempest’s failure to obtain approval of any of its product candidates by regulatory authorities in another country may significantly diminish the commercial prospects of that product candidate and Tempest’s business prospects could decline.
Risks Related to Commercialization and Manufacturing
The commercial success of Tempest’s product candidates, including TPST-1495 and TPST-1120, will depend upon their degree of market acceptance by providers, patients, patient advocacy groups, third-party payors and the general medical community.
Even if the requisite approvals from the FDA, the HPFB, the EMA and other regulatory authorities internationally are obtained, the commercial success of Tempest’s product candidates will depend, in part, on the acceptance of providers, patients and third-party payors of drugs designed to act as a dual antagonist of EP2 and EP4 and PPARα antagonists in general, and Tempest’s product candidates in particular, as medically necessary, cost-effective and safe. In addition, Tempest may face challenges in seeking to establish and grow sales of TPST-1495 and TPST-1120 or its other product candidates. Any product that Tempest commercializes may not gain acceptance by providers, patients, patient advocacy groups, third-party payors and the general medical community. If these products do not achieve an adequate level of acceptance, Tempest may not generate significant product revenue and may not become profitable. The degree of market acceptance of TPST-1495, TPST-1120 and Tempest’s other product candidates, if approved for commercial sale, will depend on several factors, including:

•	the efficacy, durability and safety of such product candidates as demonstrated in clinical trials;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	the cost of treatment relative to alternative treatments;

•	the clinical indications for which the product candidate is approved by the FDA, the HPFB or the European Commission;

•	the willingness of providers to prescribe new therapies;

•	the willingness of the target patient population to try new therapies;

•	the prevalence and severity of any side effects;

•	product labeling or product insert requirements of the FDA, the HPFB, EMA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

•	the strength of marketing and distribution support;

•	the timing of market introduction of competitive products;

•	the quality of Tempest’s relationships with patient advocacy groups;

•	publicity concerning Tempest’s product candidates or competing products and treatments; and

•	sufficient third-party payor coverage and adequate reimbursement.
Even if a potential product displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be fully known until after it is launched.
The pricing, insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for Tempest’s product candidates, if approved, could limit Tempest’s ability to market those products and decrease Tempest’s ability to generate product revenue.
Successful sales of Tempest’s product candidates, if approved, depend on the availability of coverage and adequate reimbursement from third-party payors including governmental healthcare programs, such as Medicare and Medicaid, managed care organizations and commercial payors, among others. Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which Tempest obtains regulatory approval. In addition, because Tempest’s product candidates represent new approaches to the treatment of cancer, Tempest cannot accurately estimate the potential revenue from Tempest’s product candidates.
Tempest expects that coverage and reimbursement by third-party payors will be essential for most patients to be able to afford these treatments. Accordingly, sales of Tempest’s product candidates will depend substantially, both domestically and internationally, on the extent to which the costs of Tempest’s product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government payors, private health coverage insurers and other third-party payors. Even if coverage is provided, the established reimbursement amount may not be high enough to allow Tempest to establish or maintain pricing sufficient to realize a sufficient return on Tempest’s investment.
There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered and reimbursed. The Medicare program covers certain individuals aged 65 or older, disabled or suffering from end-stage
renal disease. The Medicaid program, which varies from
state-to-state,
covers certain individuals and families who have limited financial means. The Medicare and Medicaid programs increasingly are used as models for how private payors and other government payors develop their coverage and reimbursement policies for drugs. One payor’s determination to provide coverage for a drug product, however, does not assure that other payors will also provide coverage for the drug product. Further, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved.

In addition to government and private payors, professional organizations such as the American Medical Association, or the AMA, can influence decisions about coverage and reimbursement for new products by determining standards for care. In addition, many private payors contract with commercial vendors who sell software that provide guidelines that attempt to limit utilization of, and therefore reimbursement for, certain products deemed to provide limited benefit compared to existing alternatives. Such organizations may set guidelines that limit reimbursement or utilization of Tempest’s product candidates, if approved. Even if favorable coverage and reimbursement status is attained for one or more product candidates for which Tempest’s collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and Tempest believes the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as Tempest’s product candidates. In many countries, particularly the countries of the EU, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, Tempest may be required to conduct a clinical trial that compares the cost-effectiveness of Tempest’s product candidate to other available therapies. In general, the prices of products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Tempest is able to charge for its product candidates. Accordingly, in markets outside the United States, the reimbursement for Tempest’s product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits.
Moreover, increasing efforts by government and other third-party payors, in the United States and internationally, to cap or reduce healthcare costs may cause such payors to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for Tempest’s product candidates. Tempest expects to experience pricing pressures in connection with the sale of any of Tempest’s product candidates due to the trend toward managed healthcare, the increasing influence of certain third-party payors, such as health maintenance organizations, and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products into the healthcare market. Recently there have been instances in which third-party payors have refused to reimburse treatments for patients for whom the treatment is indicated in the
FDA-approved
product labeling. Even if Tempest is successful in obtaining FDA approval to commercialize Tempest’s product candidates, Tempest cannot guarantee that Tempest will be able to secure reimbursement for all patients for whom treatment with Tempest’s product candidates is indicated.
If third parties on which Tempest depends to conduct its planned preclinical studies or clinical trials do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, Tempest’s development program could be delayed with adverse effects on Tempest’s business, financial condition, results of operations and prospects.
Tempest relies on third party CROs, CMOs, consultants and others to design, conduct, supervise and monitor key activities relating to, discovery, manufacturing, preclinical studies and clinical trials of Tempest’s product candidates, and Tempest intends to do the same for future activities relating to existing and future programs. Because Tempest relies on third parties and does not have the ability to conduct all required testing, discovery, manufacturing, preclinical studies or clinical trials independently, Tempest has less control over the timing, quality and other aspects of discovery, manufacturing, preclinical studies and clinical trials than Tempest would if Tempest conducted them on its own. These investigators, CROs, CMOs and consultants are not Tempest’s employees, and Tempest has limited control over the amount of time and resources that they dedicate to Tempest’s programs. These third parties may have contractual relationships with other entities, some of which may be Tempest’s competitors, which may draw time and resources from Tempest’s programs. The third parties Tempest contracts with might not be diligent, careful or timely in conducting Tempest’s discovery, manufacturing, preclinical studies or clinical trials, resulting in testing, discovery, manufacturing, preclinical studies or clinical trials being delayed or unsuccessful, in whole or in part.
If Tempest cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not carry out their contractual duties, satisfy legal and regulatory requirements for the conduct of preclinical studies or clinical trials or meet expected deadlines, Tempest’s clinical development programs could be delayed and otherwise adversely affected. In all events, Tempest is responsible for ensuring that each of Tempest’s preclinical studies and clinical trials is conducted in accordance with the general investigational plan and protocols for the trial, as well as in accordance with GLP, GCP and other applicable laws, regulations and standards. Tempest’s reliance on third parties that it does not control does not relieve Tempest of these responsibilities and requirements. The FDA and other regulatory authorities enforce GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If Tempest or any of these third parties fails to comply with applicable GCPs, the clinical data generated in its clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Tempest to perform additional clinical trials before approving its marketing applications. Tempest cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Tempest’s clinical trials have complied with GCPs. In addition, Tempest’s clinical trials must be conducted with product produced in accordance with cGMPs. Tempest’s failure to comply with these regulations may require it to repeat clinical trials, which could delay or prevent the receipt of regulatory approvals. Any such event could have an adverse effect on Tempest’s business, financial condition, results of operations and prospects.
Tempest faces significant competition in an environment of rapid technological change, and it is possible that Tempest’s competitors may achieve regulatory approval before Tempest or develop therapies that are more advanced or effective than Tempest’s, which may harm Tempest’s business, financial condition and Tempest’s ability to successfully market or commercialize TPST-1495, TPST-1120, and Tempest’s other product candidates.
The biopharmaceutical industry, and the immuno-oncology industry specifically, is characterized by intense competition and rapid innovation. Tempest is aware of other companies focused on developing cancer therapies in various indications. Tempest may also face competition from large and specialty pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing and commercialization.
Many of Tempest’s potential competitors, alone or with their strategic partners, may have substantially greater financial, technical and other resources than Tempest does, such as larger research and development, clinical, marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Tempest’s commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidates that Tempest may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly than Tempest may obtain approval for its products, which could result in Tempest’s competitors establishing a strong market position before Tempest is able to enter the market, if ever. Additionally, new or advanced technologies developed by Tempest’s competitors may render Tempest’s current or future product candidates uneconomical or obsolete, and Tempest may not be successful in marketing its product candidates against competitors.
To become and remain profitable, Tempest must develop and eventually commercialize product candidates with significant market potential, which will require Tempest to be successful in a range of challenging activities.

These activities include, among other things, completing preclinical studies and initiating and completing clinical trials of Tempest’s product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products that are approved and satisfying any post marketing requirements. Tempest may never succeed in any or all of these activities and, even if Tempest does, Tempest may never generate revenues that are significant or large enough to achieve profitability. If Tempest does achieve profitability, Tempest may not be able to sustain or increase profitability on a quarterly or annual basis. Tempest’s failure to become and remain profitable would decrease the value of Tempest and could impair Tempest’s ability to raise capital, maintain Tempest’s research and development efforts, expand Tempest’s business or continue operations. A decline in the value of Tempest also could cause you to lose all or part of your investment.
Tempest may rely on third parties to manufacture Tempest’s clinical product supplies, and Tempest may have to rely on third parties to produce and process Tempest’s product candidates, if approved.
Tempest must currently rely on outside vendors to manufacture supplies and process Tempest’s product candidates. Tempest has not yet caused its product candidates to be manufactured or processed on a commercial scale and may not be able to achieve manufacturing and processing and may be unable to create an inventory of mass-produced, off-the-shelf
product to satisfy demands for any of Tempest’s product candidates.
Tempest does not yet have sufficient information to reliably estimate the cost of the commercial manufacturing and processing of Tempest’s product candidates, and the actual cost to manufacture and process Tempest’s product candidates could materially and adversely affect the commercial viability of its product candidates. As a result, Tempest may never be able to develop a commercially viable product.
In addition, Tempest anticipates reliance on a limited number of third-party manufacturers exposes it to the following risks:

•
Tempest may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited, and the FDA may have questions regarding any replacement contractor. This may require new testing and regulatory interactions. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of Tempest’s products after receipt of FDA questions, if any.

•
Tempest’s third-party manufacturers might be unable to timely formulate and manufacture Tempest’s product or produce the quantity and quality required to meet Tempest’s clinical and commercial needs, if any.

•	Contract manufacturers may not be able to execute Tempest’s manufacturing procedures appropriately.

•
Tempest’s future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply Tempest’s clinical trials or to successfully produce, store and distribute Tempest’s products.

•
Manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards. Tempest does not have control over third-party manufacturers’ compliance with these regulations and standards.

•	Tempest may not own, or may have to share, the intellectual property rights to any improvements made by Tempest’s third-party manufacturers in the manufacturing process for Tempest’s products.

•	Tempest’s third-party manufacturers could breach or terminate their agreement(s) with Tempest.
Tempest’s contract manufacturers would also be subject to the same risks Tempest faces in developing its own manufacturing capabilities, as described above. Each of these risks could delay Tempest’s clinical trials, the approval, if any, of Tempest’s product candidates by the FDA or the commercialization of Tempest’s product candidates or result in higher costs or deprive Tempest of potential product revenue. In addition, Tempest will rely on third parties to perform release tests on Tempest’s product candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm.
The manufacture of drugs is complex, and Tempest’s third-party manufacturers may encounter difficulties in production. If any of Tempest’s third-party manufacturers encounter such difficulties, Tempest’s ability to provide adequate supply of its product candidates for clinical trials, Tempest’s ability to obtain marketing approval, or Tempest’s ability to provide supply of Tempest’s product candidates for patients, if approved, could be delayed or stopped.
Tempest intends to establish manufacturing relationships with a limited number of suppliers to manufacture raw materials, the drug substance and finished product of any product candidate for which Tempest is responsible for preclinical or clinical development. Each supplier may require licenses to manufacture such components if such processes are not owned by the supplier or in the public domain. As part of any marketing approval, a manufacturer and its processes are required to be qualified by the FDA prior to regulatory approval. If supply from the approved vendor is interrupted, there could be a significant disruption in commercial supply. An alternative vendor would need to be qualified through an NDA supplement which could result in further delay. The FDA or other regulatory agencies outside of the United States may also require additional studies if a new supplier is relied upon for commercial production. Switching vendors may involve substantial costs and is likely to result in a delay in Tempest’s desired clinical and commercial timelines.
The process of manufacturing drugs is complex, highly-regulated and subject to multiple risks. Manufacturing drugs is highly susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered at the facilities of Tempest’s manufacturers, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm Tempest’s business. Moreover, if the FDA determines that Tempest’s CMOs are not in compliance with FDA laws and regulations, including those governing cGMPs, the FDA may deny NDA approval until the deficiencies are corrected or Tempest replaces the manufacturer in Tempest’s NDA with a manufacturer that is in compliance. In addition, approved products and the facilities at which they are manufactured are required to maintain ongoing compliance with extensive FDA requirements and the requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to cGMP requirements. As such, Tempest’s CMOs are subject to continual review and periodic inspections to assess compliance with cGMPs. Furthermore, although Tempest does not have day-to-day
control over the operations of its CMOs, it is responsible for ensuring compliance with applicable laws and regulations, including cGMPs.
In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up,
process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if Tempest’s collaborators obtain regulatory approval for any of Tempest’s product candidates, there is no assurance that manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand. If Tempest’s manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, commercialization efforts would be impaired, which would have an adverse effect on Tempest’s business, financial condition, results of operations and prospects.
Tempest believes that it will rely upon on a limited number of manufacturers for its product candidates, which may include single-source suppliers for the various steps of manufacture. This reliance on a limited number of manufacturers and the complexity of drug manufacturing and the difficulty of scaling up a manufacturing process could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of Tempest’s product candidates, cause Tempest to incur higher costs and prevent Tempest from commercializing Tempest’s product candidates successfully. Furthermore, if Tempest’s suppliers fail to deliver the required commercial quantities of materials on a timely basis and at commercially reasonable prices, and Tempest is unable to secure one or more replacement suppliers capable of production in a timely manner at a substantially equivalent cost, Tempest’s clinical trials may be delayed or Tempest could lose potential revenue.
If Tempest is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell Tempest’s product candidates, Tempest may be unable to generate any revenues.
Tempest currently does not have an organization for the sales, marketing and distribution of TPST-1495, TPST-1120,
TREX-1
and Tempest’s other product candidates, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. To market any products that may be approved, Tempest must build its sales, marketing, managerial and other non-technical
capabilities or make arrangements with third parties to perform these services. With respect to certain of Tempest’s current programs as well as future programs, Tempest may rely completely on an alliance partner for sales and marketing. In addition, although Tempest intends to establish a sales organization if Tempest is able to obtain approval to market any product candidates, Tempest may enter into strategic alliances with third parties to develop and commercialize TPST-1495, TPST-1120 and other product candidates, including in markets outside of the United States or for other large markets that are beyond Tempest’s resources. This will reduce the revenue generated from the sales of these products.
Any future strategic alliance partners may not dedicate sufficient resources to the commercialization of Tempest’s product candidates or may otherwise fail in their commercialization due to factors beyond Tempest’s control. If Tempest is unable to establish effective alliances to enable the sale of Tempest’s product candidates to healthcare professionals and in geographical regions, including the United States, that will not be covered by Tempest’s marketing and sales force, or if Tempest’s potential future strategic alliance partners do not successfully commercialize the product candidates, Tempest’s ability to generate revenues from product sales will be adversely affected.
If Tempest is unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, Tempest may not be able to generate sufficient product revenue and may not become profitable. Tempest will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, Tempest may be unable to compete successfully against these more established companies.
Tempest may not be successful in finding strategic collaborators for continuing development of certain of Tempest’s future product candidates or successfully commercializing or competing in the market for certain indications.
In the future, Tempest may decide to collaborate with
non-profit
organizations, universities and pharmaceutical and biotechnology companies for the development and potential commercialization of existing and new product candidates. Tempest faces significant competition in seeking appropriate collaborators. Whether Tempest reaches a definitive agreement for a collaboration will depend, among other things, upon Tempest’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to Tempest’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Tempest for

Tempest’s product candidate. The terms of any additional collaborations or other arrangements that Tempest may establish may not be favorable to Tempest. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.
Tempest may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Tempest is unable to do so, Tempest may have to curtail the development of the product candidate for which Tempest is seeking to collaborate, reduce or delay its development program or one or more of Tempest’s other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase Tempest’s expenditures and undertake development or commercialization activities at Tempest’s expense. If Tempest elects to increase Tempest’s expenditures to fund development or commercialization activities on Tempest’s product candidates, Tempest may need to obtain additional capital, which may not be available to Tempest on acceptable terms or at all. If Tempest does not have sufficient funds, Tempest may not be able to further develop Tempest’s product candidates or bring them to market and generate product revenue.
The success of any potential collaboration arrangements will depend heavily on the efforts and activities of Tempest’s collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of such collaboration arrangements. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect Tempest financially and could harm Tempest’s business reputation.
Risks Related to Government Regulation
The FDA regulatory approval process is lengthy and time-consuming, and Tempest may experience significant delays in the clinical development and regulatory approval of Tempest’s product candidates.
Obtaining FDA approval is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Tempest’s data are insufficient for approval and require additional preclinical, clinical or other data. Even if Tempest eventually completes clinical testing and receive approval for its product candidates, the FDA may approve its product candidates for a more limited indication or a narrower patient population than originally requested or may impose other prescribing limitations or warnings that limit the product’s commercial potential. Tempest has not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that none of its product candidates will ever obtain regulatory approval. Further, development of Tempest’s product candidates and/or regulatory approval may be delayed for reasons beyond its control.
Tempest may also experience delays in obtaining regulatory approvals, including but not limited to:

•	obtaining regulatory authorization to begin a trial, if applicable;

•	redesigning its study protocols and need to conduct additional studies as may be required by a regulator;

•
governmental or regulatory delays and changes in regulation or policy relating to the development and commercialization of its product candidate by the FDA or other comparable foreign regulatory authorities;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, and other comparable foreign regulatory authorities;

•	the availability of financial resources to commence and complete the planned trials;

•	negotiating the terms of any collaboration agreements Tempest may choose to initiate or conclude;

•
reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	failure of third-party contractors, such as CROs, or investigators to comply with regulatory requirements, including good clinical practice standards (GCPs);

•	clinical sites deviating from trial protocol or dropping out of a trial;

•
delay or failure in obtaining the necessary approvals from regulators or institutional review boards, or IRBs, in order to commence a clinical trial at a prospective trial site, or their suspension or termination of a clinical trial once commenced;

•	Inability to recruit and enroll suitable patients to participate in a trial;

•
having patients complete a trial, including having patients enrolled in clinical trials dropping out of the trial before the product candidate is manufactured and returned to the site, or return for post-treatment follow-up;

•	difficulty in having patients complete a trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	addressing any patient safety concerns that arise during the course of a trial;

•	inability to add new clinical trial sites; or

•	varying interpretations of the data generated from its preclinical or clinical trials;

•	the cost of defending intellectual property disputes, including patent infringement actions brought by third parties;

•	the effect of competing technological and market developments;

•	the cost and timing of establishing, expanding and scaling manufacturing capabilities;

•	inability to manufacture, or obtain from third parties, sufficient quantities of qualified materials under cGMPs, for the completion in pre-clinical and clinical studies;

•	problems with biopharmaceutical product candidate storage, stability and distribution resulting in global supply chain disruptions;

•
the cost of establishing sales, marketing and distribution capabilities for any product candidate for which Tempest may receive regulatory approval in regions where Tempest chooses to commercialize its products on its own; or

•
potential unforeseen business disruptions or market fluctuations that delay its product development or clinical trials and increase its costs or expenses, such as business or operational disruptions, delays, or system failures due to malware, unauthorized access, terrorism, war, natural disasters, strikes, geopolitical conflicts, restrictions on trade, import or export restrictions, or public health crises, such as the current
COVID-19
pandemic.

Tempest could also encounter delays if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of Tempest’s product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by

Tempest, the IRBs for the institutions in which such trials are being conducted or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Tempest clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions, lack of adequate funding to continue the clinical trial, or based on a recommendation by the Data Safety Monitoring Committee. If Tempest experiences termination of, or delays in the completion of, any clinical trial of Tempest’s product candidates, the commercial prospects for Tempest’s product candidates will be harmed, and Tempest’s ability to generate product revenue will be delayed. In addition, any delays in completing Tempest’s clinical trials will increase Tempest’s costs, slow down Tempest’s product development and approval process and jeopardize Tempest’s ability to commence product sales and generate revenue.
Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may ultimately lead to the denial of regulatory approval of Tempest’s product candidates.
Tempest may seek Breakthrough Therapy designation or Fast Track designation by the FDA for one or more of its product candidates, but may not receive such designation. Even if Tempest secures such designation, it may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that Tempest’s product candidates will receive marketing approval.
Tempest may seek Breakthrough Therapy or Fast Track designation for some of its product candidates. If a product candidate is intended for the treatment of a serious or life-threatening condition and clinical or preclinical data demonstrate the potential to address unmet medical needs for this condition, the product candidate may be eligible for Fast Track designation. The benefits of Fast Track designation include more frequent meetings with FDA to discuss the drug’s development plan and ensure collection of appropriate data needed to support drug approval, more frequent written communication from FDA about such things as the design of the proposed clinical trials and use of biomarkers, eligibility for Accelerated Approval and Priority Review, if relevant criteria are met, and rolling review, which means that a drug company can submit completed sections of its NDA for review by FDA, rather than waiting until every section of the NDA is completed before the entire application can be reviewed. NDA review usually does not begin until the entire application has been submitted to the FDA.
A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies by the FDA may be eligible for all features of Fast Track designation, intensive guidance on an efficient drug development program, beginning as early as Phase 1, and organizational commitment involving senior managers at FDA.
The FDA has broad discretion whether or not to grant these designations, so even if Tempest believes a particular product candidate is eligible, it cannot assure that the FDA would decide to grant the designation. Even if Tempest obtains Fast Track designation and/or Breakthrough Therapy designation for one or more of Tempest’s product candidates, it may not experience a faster development process, review or approval compared to non-expedited
FDA review procedures. In addition, the FDA may withdraw Fast Track designation or Breakthrough Therapy designation if it believes that the designation is no longer supported. These designations do not guarantee qualification for the FDA’s priority review procedures or a faster review or approval process.

Tempest may attempt to secure FDA approval of its product candidates through the accelerated approval pathway. If Tempest is unable to obtain accelerated approval, Tempest may be required to conduct additional preclinical studies or clinical trials beyond those that Tempest currently contemplates, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals.
Tempest is developing certain product candidates for the treatment of serious conditions, and therefore may decide to seek approval of such product candidates under the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it is designed to treat a serious or life-threatening disease or condition and provides a meaningful therapeutic benefit over existing treatments based upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability of or lack of alternative treatments. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit.
The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verity and describe the drug’s anticipated effect on irreversible morbidity or mortality or other clinical benefit. In some cases, the FDA may require that the trial be designed, initiated, and/or fully enrolled prior to approval. If the sponsor fails to conduct such studies in a timely manner, or if such post-approval studies fail to verify the drug’s predicted clinical benefit, or if other evidence demonstrates that Tempest’s product candidate is not shown to be safe and effective under the conditions of use, the FDA may withdraw its approval of the drug on an expedited basis.
If Tempest decides to submit an NDA seeking accelerated approval or receives an expedited regulatory designation for any of its product candidates, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. If any of Tempest’s competitors were to receive full approval on the basis of a confirmatory trial for an indication for which Tempest is seeking accelerated approval before Tempest receives accelerated approval, the indication Tempest is seeking may no longer qualify as a condition for which there is an unmet medical need and accelerated approval of its product candidate would be more difficult or may not occur.
Failure to obtain accelerated approval or any other form of expedited development, review or approval for Tempest’s product candidates would result in a longer time period to commercialization of such product candidate, if any, and could increase the cost of development of such product candidate harm Tempest’s competitive position in the marketplace.
Tempest may be unsuccessful in obtaining Orphan Drug Designation for its product candidates or transfer of designations obtained by others for future product candidates, and, even if Tempest obtains such designation, it may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity.
FDA may designate drugs intended to treat relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition, which is defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States when there is no reasonable expectation that the cost of developing and making available the drug in the United States will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. In the United States, Orphan Drug Designation entitles a party to financial incentives such as opportunities for tax credits for qualified clinical research costs and exemption from prescription drug user fees.

Generally, if a drug with an Orphan Drug Designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes FDA from approving another marketing application for the same drug and indication for that time period, except in limited circumstances. If a competitor is able to obtain orphan drug exclusivity prior to Tempest for a product that constitutes the same active moiety and treats the same indications as Tempest’s product candidates, Tempest may not be able to obtain approval of its drug by the applicable regulatory authority for a significant period of time unless Tempest is able to show that its drug is clinically superior to the approved drug. The applicable period is seven years in the United States.
Tempest may seek Orphan Drug Designation for one or more of its product candidates in the United States as part of its business strategy. However, Orphan Drug Designation does not guarantee future orphan drug marketing exclusivity. Even after an orphan drug is approved, the FDA can also subsequently approve a later application for the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer in a substantial portion of the target populations, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if Tempest is unable to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.
Enacted and future legislation may increase the difficulty and cost for Tempest to commercialize and obtain marketing approval of Tempest’s product candidates and may affect the prices Tempest may set.
Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Tempest’s product candidates. Tempest cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Tempest is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Tempest is not able to maintain regulatory compliance, Tempest may lose any marketing approval that Tempest may have obtained, and Tempest may not achieve or sustain profitability.
In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the Affordable Care Act, or ACA, was enacted to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The ACA contains provisions that may potentially affect the profitability of Tempest’s product candidates, if approved, including, for example, increased rebates for products sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs, and expansion of the entities eligible for discounts under the 340B Drug Pricing Program.
While Congress has not passed legislation to comprehensively repeal the ACA, legislation affecting the ACA has been signed into law, including the Tax Cuts and Jobs Act of 2017, which eliminated, effective January 1, 2019, the tax-based
shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly referred to as the “individual mandate.” In December 2018, a federal district court in Texas ruled that the ACA’s individual mandate, without the penalty that was eliminated effective January 1, 2019, was unconstitutional and could not be severed from the ACA. As a result, the court ruled the remaining provisions of the ACA were also invalid. The Fifth Circuit Court of Appeals affirmed the district court’s ruling that the individual mandate was unconstitutional, but it remanded the case back to the district court for further analysis of whether the mandate could be severed from the ACA (i.e., whether the entire ACA was therefore also unconstitutional). The Supreme Court of the United States granted certiorari on March 2, 2020 and heard oral argument in November 2020. The Supreme Court is expected to issue its decision in 2021. While Congress continues to amend the ACA, the law appears likely to continue the downward pressure on pharmaceutical pricing, and may also increase Tempest’s regulatory burdens and operating costs. In the future, there may be other efforts to challenge, repeal or replace the ACA. Tempest is continuing to monitor any changes to the ACA that, in turn, may potentially impact its business in the future.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021 due to the coronavirus pandemic, unless additional Congressional action is taken. While there is currently legislation pending that would extend this suspension through the end of 2021, passage of the law is not certain. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Additionally, effective January 1, 2019, the Bipartisan Budget Act of 2018, among other things, further amended portions of the Social Security Act implemented as part of the ACA to increase from 50% to 70% the point-of-sale
discount that pharmaceutical manufacturers participating in the Coverage Gap Discount Program must provide to eligible Medicare Part D beneficiaries during the coverage gap phase of the Part D benefit, commonly referred to as the “donut hole,” and to reduce standard beneficiary cost sharing in the coverage gap from 30% to 25% in most Medicare Part D plans. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for Tempest’s drugs, if approved, and accordingly, Tempest’s financial operations.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2020 implemented under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, which was signed into law on March 27, 2020, unless additional Congressional action is taken. In addition, in January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for Tempest’s drugs, if approved, and accordingly, Tempest’s financial operations.
Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn and Matthew Bellina Right to Try Act of 2017 was signed into law. The law, among other things, provides a federal framework for certain patients who have been diagnosed with life-threatening diseases or conditions to access certain investigational new drug products that have completed a phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA authorization under an FDA expanded access program; however, manufacturers are not obligated to provide investigational new drug products under the current federal right to try law. Tempest may choose to seek an expanded access program for Tempest’s product candidates, or to utilize comparable rules in other countries that allow the use of a drug, on a named patient basis or under a compassionate use program.
Recently, the cost of prescription pharmaceuticals has been the subject of considerable discussion in the United States at both the federal and state levels. While several proposed reform measures will require Congress to pass legislation to become effective, Congress and the new Biden administration have each indicated that it will seek new legislative and/or administrative measures to address prescription drug costs. Since the Presidential inauguration, the Biden administration has taken several executive actions that signal changes in policy from the prior administration. For example, on January 20, 2021, the Biden administration directed all federal departments and agencies to consider taking steps to withdraw or delay certain regulations and guidance issued by the Trump administration that had not become effective as of January 20, 2021 to permit the Biden administration to review such actions for questions of fact, law, and policy. At the state level, legislatures and agencies are increasingly passing legislation and implementing regulations designed to control spending on and patient out-of-pocket
costs for drug products. These measures include constraints on pricing, discounting and reimbursement; restrictions on certain product access and marketing; cost disclosure and transparency measures that require detailed reporting of drug pricing and marketing information both at product launch and in the event of a price increase; and, in some cases, measures designed to encourage importation from other countries and bulk purchasing.
Tempest expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Tempest receives for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Tempest from being able to generate revenue, attain profitability, or commercialize Tempest’s product candidates.
Legislative and regulatory proposals have also been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. Tempest cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of Tempest’s product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Tempest to more stringent product labeling and post-marketing testing and other requirements.
The FDA’s ability to review and approve new products may be hindered by a variety of factors, including budget and funding levels, ability to hire and retain key personnel, statutory, regulatory and policy changes and global health concerns.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect Tempest’s business. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities.
The ability of the FDA and other government agencies to properly administer their functions is highly dependent on the levels of government funding and the ability to fill key leadership appointments, among various factors. Delays in filling or replacing key positions could significantly impact the ability of the FDA and other agencies to fulfill their functions, and could greatly impact healthcare and the pharmaceutical industry.
Separately, in response to the
COVID-19
pandemic, on March 10, 2020, the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and, subsequently, on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the
COVID-19
pandemic. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site
inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the
COVID-19
pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process Tempest’s regulatory submissions, which could have a material adverse effect on Tempest’s business.
Obtaining and maintaining regulatory approval of Tempest’s product candidates in one jurisdiction does not mean that Tempest will be successful in obtaining regulatory approval of Tempest’s product candidates in other jurisdictions.
Obtaining and maintaining regulatory approval of Tempest’s product candidates in one jurisdiction does not guarantee that Tempest will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Tempest intends to charge for Tempest’s products is also subject to approval.
Tempest may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which Tempest must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for Tempest and could delay or prevent the introduction of Tempest’s products in certain countries. If Tempest fails to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, Tempest’s target market will be reduced and Tempest’s ability to realize the full market potential of Tempest’s product candidates will be harmed.
Tempest’s operations and relationships with future customers, providers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose Tempest to penalties including criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.
Healthcare providers and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which Tempest obtains marketing approval. Tempest’s future arrangements with providers, third-party payors and customers will subject Tempest to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Tempest markets, sells and distributes any product candidates for which Tempest obtains marketing approval.
Restrictions under applicable U.S. federal and state healthcare laws and regulations include the following:

•
the federal Anti-Kickback Statute, a criminal law that prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Violations of the federal Anti-Kickback Statute can result in significant civil monetary penalties and criminal fines, as well as imprisonment and exclusion from participation in federal health care programs;

•
the federal civil False Claims Act, imposes significant civil penalties and treble damages, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

•
the federal Criminal Statute on False Statements Relating to Health Care Matters makes it a crime to knowingly and willfully falsify, conceal, or cover up a material fact, make any materially false, fictitious, or fraudulent statements or representations, or make or use any materially false writing or document knowing the same to contain any materially false, fictitious, or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items, or services;

•
the Federal Civil Monetary Penalties Law authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal health care programs to provide items or services reimbursable by a federal health care program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment;

•
the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•
the federal Physician Payment Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, among others, to track and report payments and other transfers of value provided during the previous year to U.S. licensed physicians, teaching hospitals, and for reports submitted on or after January 1, 2022, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse midwives, as well as certain ownership and investment interests held by physicians and their immediate family;

•
analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental
third-party payors, including private insurers; and

•
some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.

Efforts to ensure that Tempest’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Tempest’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Tempest’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to Tempest,

Tempest may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of Tempest’s operations. If any of the physicians or other healthcare providers or entities with whom Tempest expects to do business is found to be not in compliance with applicable laws, it may be costly to Tempest in terms of money, time and resources, and Tempest may be subject to criminal, civil or administrative sanctions, including exclusion from government-funded healthcare programs.
Risks Related to Tempest’s Intellectual Property
Tempest’s success depends in part on its ability to obtain, maintain and protect its intellectual property. It is difficult and costly to protect Tempest’s proprietary rights and technology, and Tempest may not be able to ensure their protection.
Tempest’s commercial success will depend in large part on obtaining and maintaining patent, trademark, trade secret and other intellectual property protection of Tempest’s proprietary technologies and product candidates, which include TPST-1495, TPST-1120 and the other product candidates Tempest has in development, their respective components, formulations, combination therapies, methods used to manufacture them and methods of treatment, as well as successfully defending Tempest’s patents and other intellectual property rights against third-party challenges. Tempest’s ability to stop unauthorized third parties from making, using, selling, offering to sell, importing or otherwise commercializing Tempest’s product candidates is dependent upon the extent to which Tempest has rights under valid and enforceable patents or trade secrets that cover these activities. If Tempest is unable to secure and maintain patent protection for any product or technology Tempest develops, or if the scope of the patent protection secured is not sufficiently broad, Tempest’s competitors could develop and commercialize products and technology similar or identical to Tempest’s, and Tempest’s ability to commercialize any product candidates Tempest may develop may be adversely affected.
The patenting process is expensive and time-consuming, and Tempest may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, Tempest may not pursue or obtain patent protection in all relevant markets. It is also possible that Tempest will fail to identify patentable aspects of Tempest’s research and development activities before it is too late to obtain patent protection. Moreover, in some circumstances, Tempest may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that Tempest licenses from or licenses to third parties and may be reliant on Tempest’s licensors or licensees to do so. Tempest’s pending and future patent applications may not result in issued patents. Even if patent applications Tempest licenses or owns currently or in the future issue as patents, they may not issue in a form that will provide Tempest with any meaningful protection, prevent competitors or other third parties from competing with Tempest, or otherwise provide Tempest with any competitive advantage. Any patents that Tempest holds or in-licenses
may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, Tempest does not know whether any of Tempest’s platform advances and product candidates will be protectable or remain protected by valid and enforceable patents. In addition, Tempest’s existing patents and any future patents Tempest obtains may not be sufficiently broad to prevent others from using Tempest’s technology or from developing competing products and technologies.
In the future, Tempest may depend on intellectual property licensed from third parties, and its licensors may not always act in Tempest’s best interest. If Tempest fails to comply with its obligations under its intellectual property licenses, if the licenses are terminated, or if disputes regarding these licenses arise, Tempest could lose significant rights that may be important to its business.
Although it is currently not the case, Tempest may in the future depend on patents, know-how
and proprietary technology licensed from third parties. Tempest’s licenses to such patents, know-how
and proprietary technology may not provide exclusive rights in all relevant fields of use and in all territories in which Tempest may wish to develop or commercialize Tempest’s products in the future. The agreements under which Tempest licenses patents, know-how
and proprietary technology from others may be complex, and certain provisions in such agreements may be susceptible to multiple interpretations.
Tempest may need to obtain licenses from third parties to advance Tempest’s research or allow commercialization of product candidates Tempest may develop. It is possible that Tempest may be unable to obtain any licenses at a reasonable cost or on reasonable terms, if at all. In either event, Tempest may be required to expend significant time and resources to redesign Tempest’s technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If Tempest is unable to do so, Tempest may be unable to develop or commercialize the affected technology or product candidates.
If Tempest’s future licensors fail to adequately protect Tempest’s licensed intellectual property, Tempest’s ability to commercialize product candidates could suffer. Tempest may not have complete control over the maintenance, prosecution and litigation of Tempest’s future in-licensed
patents and patent applications. For example, Tempest cannot be certain that activities such as the maintenance and prosecution by Tempest’s future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. It is possible that future Tempest’s licensors’ infringement proceedings or defense activities may be less vigorous than had Tempest conducted them itself or may not be conducted in accordance with Tempest’s best interests.
In addition, the resolution of any contract interpretation disagreement that may arise could narrow what Tempest might believe to be the scope of Tempest’s rights to the relevant patents, know-how
and proprietary technology, or increase what Tempest believes to be Tempest’s financial or other obligations under the relevant agreement. Disputes that may arise between Tempest and Tempest’s future licensors regarding intellectual property subject to a license agreement could include disputes regarding:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which Tempest’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	Tempest’s right to sublicense patent and other rights to third parties under collaborative development relationships;

•
Tempest’s diligence obligations with respect to the use of the licensed technology in relation to Tempest’s development and commercialization of Tempest’s product candidates and what activities satisfy those diligence obligations;

•	royalty, milestone or other payment obligations that may result from the advancement or commercial sale of any of Tempest’s product candidates; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Tempest’s licensors and Tempest.
If disputes over intellectual property that Tempest licenses in the future prevent or impair Tempest’s ability to maintain Tempest’s licensing arrangements on acceptable terms, Tempest may be unable to successfully develop and commercialize the affected technology or product candidates.
Tempest’s owned and
in-licensed
patents and patent applications may not provide sufficient protection of Tempest’s product candidates or result in any competitive advantage.
The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of Tempest’s patent rights is highly uncertain. Tempest’s pending and future patent applications and those of its licensors may not result in patents being issued which protect its product candidates or which effectively prevent others from commercializing competitive product candidates.
The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that Tempest owns or, in the future, in-license
may fail to result in issued patents with claims that cover Tempest’s product candidates or uses thereof in the United States or in other foreign countries. For example, while Tempest’s patent applications are pending, Tempest may be subject to a third party preissuance submission of prior art to the United States Patent and Trademark Office, or USPTO, or become involved in interference or derivation proceedings, or equivalent proceedings in foreign jurisdictions. Even if patents do successfully issue, third parties may challenge their inventorship, validity, enforceability or scope, including through opposition, revocation, reexamination, post-grant and inter partes
review proceedings. An adverse determination in any such submission, proceeding or litigation may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated or held unenforceable, which could limit Tempest’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of Tempest’s technology and product candidates. Furthermore, even if they are unchallenged, Tempest’s patents and patent applications may not adequately protect Tempest’s intellectual property or prevent others from designing around Tempest’s claims. Moreover, some of Tempest’s owned and in-licensed
patents and patent applications may be
co-owned
with third parties. If Tempest is unable to obtain an exclusive license to any such third-party co-owners’
interest in such patents or patent applications, such
co-owners
may be able to license their rights to other third parties, including Tempest’s competitors, and Tempest’s competitors could market competing products and technology. In addition, Tempest may need the cooperation of any such co-owners
of Tempest’s patents in order to enforce such patents against third parties, and such cooperation may not be provided to Tempest. If the breadth or strength of protection provided by the patent applications Tempest holds with respect to Tempest’s product candidates is threatened, it could dissuade companies from collaborating with Tempest to develop, and threaten Tempest’s ability to commercialize, Tempest’s product candidates. Further, if Tempest encounters delays in development, testing, and regulatory review of new product candidates, the period of time during which Tempest could market Tempest’s product candidates under patent protection would be reduced or eliminated.
Since patent applications in the United States and other countries are confidential for a period of time after filing or until issuance, at any moment in time, Tempest cannot be certain that it was in the past or will be in the future the first to file any patent application related to Tempest’s product candidates. In addition, some patent applications in the United States may be maintained in secrecy until the patents are issued. As a result, there may be prior art of which Tempest is not aware that may affect the validity or enforceability of a patent claim, and Tempest may be subject to priority disputes. Tempest may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There also may be prior art of which Tempest is aware, but which Tempest does not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that, if challenged, Tempest’s patents would be declared by a court, patent office or other governmental authority to be valid or enforceable or that even if found valid and enforceable, a competitor’s technology or product would be found by a court to infringe Tempest’s patents. Tempest may analyze patents or patent applications of Tempest’s competitors that Tempest believes are relevant to Tempest’s activities, and consider that Tempest is free to operate in relation to Tempest’s product candidates, but Tempest’s competitors may achieve issued claims, including in patents Tempest considers to be unrelated, that block Tempest’s efforts or potentially result in Tempest’s product candidates or Tempest’s activities infringing such claims. It is possible that Tempest’s competitors may have filed, and may in the future file, patent applications covering Tempest’s products or technology similar to Tempest’s. Those patent applications may have priority over Tempest’s owned and in-licensed
patent applications or patents, which could require Tempest to obtain rights to issued patents covering such technologies. The possibility also exists that others will develop products that have the same effect as Tempest’s product candidates on an independent basis that do not infringe Tempest’s patents or other intellectual property rights, or will design around the claims of patents that Tempest has had issued that cover Tempest’s product candidates or their use.

Likewise, Tempest’s currently owned patents and patent applications, if issued as patents, directed to Tempest’s proprietary technologies and Tempest’s product candidates are expected to expire from 2033 through 2041, without taking into account any possible patent term adjustments or extensions. Tempest’s earliest patents may expire before, or soon after, Tempest’s first product achieves marketing approval in the United States or foreign jurisdictions. Additionally, Tempest cannot be assured that the USPTO or relevant foreign patent offices will grant any of the pending patent applications Tempest owns or in-licenses
currently or in the future. Upon the expiration of Tempest’s current patents, Tempest may lose the right to exclude others from practicing these inventions. The expiration of these patents could also have a similar material adverse effect on Tempest’s business, financial condition, results of operations and prospects.
The degree of future protection for Tempest’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect Tempest’s rights or permit Tempest to gain or keep Tempest’s competitive advantage. For example:

•	others may be able to make or use compounds that are similar to the active compositions of Tempest’s product candidates but that are not covered by the claims of Tempest’s patents;

•
the APIs in Tempest’s current product candidates will eventually become commercially available in generic drug products, and no patent protection may be available with regard to formulation or method of use;

•
Tempest or Tempest’s future licensors, as the case may be, may fail to meet its or Tempest’s obligations to the U.S. government regarding any patents and patent applications funded by U.S. government grants, leading to the loss or unenforceability of patent rights;

•	Tempest or Tempest’s future licensors, as the case may be, might not have been the first to file patent applications for certain inventions;

•	others may independently develop similar or alternative technologies or duplicate any of Tempest’s technologies;

•	it is possible that Tempest’s pending patent applications will not result in issued patents;

•	it is possible that there are prior public disclosures that could invalidate Tempest’s owned or in-licensed patents, as the case may be, or parts of Tempest’s owned or in-licensed patents;

•	it is possible that others may circumvent Tempest’s owned or in-licensed patents;

•
it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering Tempest’s product candidates or technology similar to Tempest’s;

•	the laws of foreign countries may not protect Tempest’s or Tempest’s future licensors’, as the case may be, proprietary rights to the same extent as the laws of the United States;

•	the claims of Tempest’s owned or in-licensed issued patents or patent applications, if and when issued, may not adequately cover Tempest’s product candidates;

•
Tempest’s owned or
in-licensed
issued patents may not provide Tempest with any competitive advantages, may be narrowed in scope, or be held invalid or unenforceable as a result of legal challenges by third parties;

•
the inventors of Tempest’s owned or
in-licensed
patents or patent applications may become involved with competitors, develop products or processes that design around Tempest’s patents, or become hostile to Tempest or the patents or patent applications on which they are named as inventors;

•
it is possible that Tempest’s owned or
in-licensed
patents or patent applications may omit individual(s) that should be listed as inventor(s) or include individual(s) that should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable or such omitted individuals may grant licenses to third parties;

•
Tempest has engaged in scientific collaborations in the past and will continue to do so in the future and Tempest’s collaborators may develop adjacent or competing products that are outside the scope of Tempest’s patents;

•	Tempest may not develop additional proprietary technologies for which Tempest can obtain patent protection;

•	it is possible that product candidates or diagnostic tests Tempest develops may be covered by third parties’ patents or other exclusive rights; or

•	the patents of others may have an adverse effect on Tempest’s business.
Any of the foregoing could have a material adverse effect on Tempest’s business, financial conditions, results of operations and prospects.
Tempest’s strategy of obtaining rights to key technologies through in-licenses
may not be successful.
The future growth of Tempest’s business may depend in part on Tempest’s ability to in-license
or otherwise acquire the rights to additional product candidates and technologies. Tempest cannot assure you that Tempest will be able to in-license
or acquire the rights to any product candidates or technologies from third parties on acceptable terms or at all.
For example, Tempest’s agreements with certain of its third-party research partners provide that improvements developed in the course of its relationship may be owned solely by either Tempest or its third-party research partner, or jointly between Tempest and the third party. If Tempest determines that exclusive rights to such improvements owned solely by a research partner or other third party with whom Tempest collaborates are necessary to commercialize Tempest’s drug candidates or maintain Tempest’s competitive advantage, Tempest may need to obtain an exclusive license from such third party in order to use the improvements and continue developing, manufacturing or marketing Tempest’s drug candidates. Tempest may not be able to obtain such a license on an exclusive basis, on commercially reasonable terms, or at all, which could prevent Tempest from commercializing its drug candidates or allow Tempest’s competitors or others the opportunity to access technology that is important to Tempest’s business. Tempest also may need the cooperation of any co-owners
of Tempest’s intellectual property in order to enforce such intellectual property against third parties, and such cooperation may not be provided to Tempest.
In addition, the
in-licensing
and acquisition of these technologies is a highly competitive area, and a number of more established companies are also pursuing strategies to license or acquire product candidates or technologies that Tempest may consider attractive. These established companies may have a competitive advantage over Tempest due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Tempest to be a competitor may be unwilling to license rights to Tempest. Furthermore, Tempest may be unable to identify suitable product candidates or technologies within Tempest’s area of focus. If Tempest is unable to successfully obtain rights to suitable product candidates or technologies, Tempest’s business and prospects could be materially and adversely affected.
If Tempest is unable to protect the confidentiality of its trade secrets, Tempest’s business and competitive position would be harmed.
In addition to patent protection, Tempest relies upon
know-how
and trade secret protection, as well as
non-disclosure
agreements and invention assignment agreements with Tempest’s employees, consultants and third-parties, to protect Tempest’s confidential and proprietary information, especially where Tempest does not believe patent protection is appropriate or obtainable.
It is Tempest’s policy to require Tempest’s employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with Tempest. These agreements provide that all confidential information concerning Tempest’s business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with Tempest is to be kept confidential and not disclosed to third parties, except in certain specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and that are related to Tempest’s current or planned business or research and development or made during normal working hours, on Tempest’s premises or using Tempest’s equipment or proprietary information (or as otherwise permitted by applicable law), are Tempest’s exclusive property. In the case of consultants and other third parties, the agreements provide that all inventions conceived in connection with the services provided are Tempest’s exclusive property. However, Tempest cannot guarantee that Tempest has entered into such agreements with each party that may have or have had access to Tempest’s trade secrets or proprietary technology and processes. Tempest has also adopted policies and conducts training that provides guidance on Tempest’s expectations, and Tempest’s advice for best practices, in protecting its trade secrets. Despite these efforts, any of these parties may breach the agreements and disclose Tempest’s proprietary information, including its trade secrets, and Tempest may not be able to obtain adequate remedies for such breaches.
In addition to contractual measures, Tempests tries to protect the confidential nature of Tempest’s proprietary information through other appropriate precautions, such as physical and technological security measures. However, trade secrets and know-how
can be difficult to protect. These measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for Tempest’s proprietary information. Tempest’s security measures may not prevent an employee or consultant from misappropriating Tempest’s trade secrets and providing them to a competitor, and any recourse Tempest might take against this type of misconduct may not provide an adequate remedy to protect Tempest’s interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent Tempest from receiving legal recourse. If any of Tempest’s confidential or proprietary information, such as its trade secrets, were to be disclosed or misappropriated, such as through a data breach, or if any of that information was independently developed by a competitor, Tempest’s competitive position could be harmed. Additionally, certain trade secret and proprietary information may be required to be disclosed in submissions to regulatory authorities. If such authorities do not maintain the confidential basis of such information or disclose it as part of the basis of regulatory approval, Tempest’s competitive position could be adversely affected.
In addition, courts outside the United States are sometimes less willing to protect trade secrets. If Tempest chooses to go to court to stop a third party from using any of Tempest’s trade secrets, Tempest may incur substantial costs. Even if Tempest is successful, these types of lawsuits may result in substantial cost and require significant time from our scientists and management. Although Tempest takes steps to protect Tempest’s proprietary information and trade secrets, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Tempest’s trade secrets or disclose Tempest’s technology, through legal or illegal means. As a result, Tempest may not be able to meaningfully protect its trade secrets. Any of the foregoing could have a material adverse effect on Tempest’s business, financial condition, results of operations and prospects.
Third-party claims of intellectual property infringement may prevent, delay or otherwise interfere with Tempest’s product discovery and development efforts.
Tempest’s commercial success depends in part on Tempest’s ability to develop, manufacture, market and sell Tempest’s product candidates and use Tempest’s proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property or other proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Tempest may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that Tempest’s product candidates and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties exist in the fields in which Tempest is developing Tempest’s product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Tempest’s product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including Tempest, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in Tempest’s field, third parties may allege they have patent rights encompassing Tempest’s product candidates, technologies or methods.
If a third-party claims that Tempest infringes, misappropriates or otherwise violates its intellectual property rights, Tempest may face a number of issues, including, but not limited to:

•	infringement and other intellectual property claims that, regardless of merit, may be expensive and time-consuming to litigate and may divert Tempest’s management’s attention from its core business;

•
substantial damages for infringement, which Tempest may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, Tempest could be ordered to pay treble damages plus the patent owner’s attorneys’ fees;

•
a court prohibiting Tempest from developing, manufacturing, marketing or selling Tempest’s product candidates, or from using Tempest’s proprietary technologies, unless the third-party licenses its product rights or proprietary technology to Tempest, which it is not required to do, on commercially reasonable terms or at all;

•
if a license is available from a third party, Tempest may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for Tempest’s product candidates;

•	the requirement that Tempest redesign its product candidates or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time; and

•
there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Tempest’s common stock.

Some of Tempest’s competitors may be able to sustain the costs of complex patent litigation more effectively than Tempest can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Tempest’s ability to raise the funds necessary to continue Tempest’s operations or could otherwise have a material adverse effect on Tempest’s business, financial condition, results of operations and prospects.
Third parties may assert that Tempest is employing their proprietary technology without authorization, including by enforcing its patents against Tempest by filing a patent infringement lawsuit against Tempest. In this regard, patents issued in the United States by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof.
There may be third-party patents of which Tempest is currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Tempest’s product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that Tempest’s product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of Tempest’s technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of Tempest’s product candidates, or materials used in or formed during the manufacturing process, or any final product itself, the holders of those patents may be able to block Tempest’s ability to commercialize Tempest’s product candidate unless Tempest obtains a license under the applicable patents, or until those patents were to expire or those patents are finally determined to be invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of Tempest’s formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of that patent may be able to block Tempest’s ability to develop and commercialize the product candidate unless Tempest obtains a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, a license may not be available on commercially reasonable terms, or at all, particularly if such patent is owned or controlled by one of Tempest’s primary competitors. If Tempest is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, Tempest’s ability to commercialize Tempest’s product candidates may be impaired or delayed, which could significantly harm Tempest’s business. Even if Tempest obtains a license, it may be non-exclusive,
thereby giving Tempest’s competitors access to the same technologies licensed to Tempest. In addition, if the breadth or strength of protection provided by Tempest’s patents and patent applications is threatened, it could dissuade companies from collaborating with Tempest to license, develop or commercialize current or future product candidates.
Parties making claims against Tempest may seek and obtain injunctive or other equitable relief, which could effectively block Tempest’s ability to further develop and commercialize Tempest’s product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee time and resources from Tempest’s business. In the event of a successful claim of infringement against Tempest, Tempest may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign Tempest’s infringing products, which may be impossible or require substantial time and monetary expenditure. Tempest cannot predict whether any license of this nature would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, Tempest may need to obtain licenses from third parties to advance Tempest’s research or allow commercialization of Tempest’s product candidates and Tempest may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, Tempest would be unable to further develop and commercialize Tempest’s product candidates, which could significantly harm Tempest’s business.
Tempest may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful and could result in a finding that such patents are unenforceable or invalid.
Competitors may infringe Tempest’s patents or the patents of its future licensors. To counter infringement or unauthorized use, Tempest may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of Tempest’s patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Tempest’s patents do not cover the technology in question.
In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description, non-enablement,
or obviousness-type double patenting. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. These types of mechanisms include re-examination,
post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). These types of proceedings could result in revocation or amendment to Tempest’s patents such that they no longer cover Tempest’s product candidates. The outcome for any particular patent following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Tempest cannot be certain that there is no invalidating prior art, of which Tempest, Tempest’s patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if Tempest is otherwise unable to adequately protect Tempest’s rights, Tempest would lose at least part, and perhaps all, of the patent protection on Tempest’s product candidates. Defense of these types of claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Tempest’s business.
Conversely, Tempest may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in re-examination,
post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or Tempest may choose to challenge a third party’s patent in patent opposition proceedings in the Canadian Intellectual Property Office, or CIPO, the European Patent Office, or EPO, or another foreign patent office. Even if successful, the costs of these opposition proceedings could be substantial, and may consume Tempest’s time or other resources. If Tempest fails to obtain a favorable result at the USPTO, CIPO, EPO or other patent office then Tempest may be exposed to litigation by a third party alleging that the patent may be infringed by Tempest’s product candidates or proprietary technologies.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Tempest’s confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of Tempest’s common stock. Any of the foregoing could have a material adverse effect on Tempest’s business financial condition, results of operations and prospects.
Tempest may not be able to protect its intellectual property rights throughout the world.
Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and Tempest’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. For example, patents covering methods-of-use
are not available in certain foreign countries. Consequently, Tempest may not be able to prevent third parties from practicing Tempest’s inventions in all countries outside the United States, or from selling or importing products made using Tempest’s inventions in and into the United States or other jurisdictions. Competitors may use Tempest’s technologies in jurisdictions where Tempest does not have or has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Tempest has patent protection but where enforcement is not as strong as that in the United States. These products may compete with Tempest’s product candidates in jurisdictions where Tempest does not have any issued patents and Tempest’s patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for Tempest to stop the infringement of Tempest’s patents or marketing of competing products against third parties in violation of Tempest’s proprietary rights generally. The initiation of proceedings by third parties to challenge the scope or validity of Tempest’s patent rights in foreign jurisdictions could result in substantial cost and divert management’s efforts and attention from other aspects of Tempest’s business. Proceedings to enforce Tempest’s patent rights in foreign jurisdictions could result in substantial costs and divert management’s efforts and attention from other aspects of Tempest’s business, could put Tempest’s patents at risk of being invalidated or interpreted narrowly and Tempest’s patent applications at risk of not issuing and could provoke third parties to assert claims against Tempest. Tempest may not prevail in any lawsuits that Tempest initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Tempest’s efforts to enforce Tempest’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Tempest develops or licenses.
Third parties may assert that Tempest’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.
As is common in the biotechnology and pharmaceutical industries, Tempest employs individuals who were previously employed at universities or other biopharmaceutical or pharmaceutical companies, including Tempest’s competitors or potential competitors. Although Tempest tries to ensure that Tempest’s employees and consultants do not use the proprietary information or know-how
of others in their work for Tempest, Tempest may be subject to claims that Tempest’s employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Tempest may then have to pursue litigation to defend against these claims. If Tempest fails in defending any claims of this nature, in addition to paying monetary damages, Tempest may lose valuable intellectual property rights or personnel. Even if Tempest is successful in defending against these types of claims, litigation or other legal proceedings relating to intellectual property claims may cause Tempest to incur significant expenses, and could distract Tempest’s technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, that perception could have a substantial adverse effect on the price of Tempest’s common stock. This type of litigation or proceeding could substantially increase Tempest’s operating losses and reduce Tempest’s resources available for development activities, and Tempest may not have sufficient financial or other resources to adequately conduct this type of litigation or proceedings. For example, some of Tempest’s competitors may be able to sustain the costs of this type of litigation or proceedings more effectively than Tempest can because of their substantially greater financial resources. In any case, uncertainties resulting from the initiation and continuation of intellectual property litigation or other intellectual property related proceedings could adversely affect Tempest’s ability to compete in the marketplace.
Obtaining and maintaining Tempest’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Tempest’s patent protection could be reduced or eliminated for non-compliance
with these requirements.
Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign patent agencies also require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable laws and rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment
of fees and failure to properly legalize and submit formal documents. Were a noncompliance event to occur, Tempest’s competitors might be able to enter the market, which would have a material adverse effect on Tempest’s business financial condition, results of operations and prospects.

Changes in patent law in the United States and in
non-U.S.
jurisdictions could diminish the value of patents in general, thereby impairing Tempest’s ability to protect its product candidates.
As is the case with other biopharmaceutical companies, Tempest’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain.
Past or future patent reform legislation could increase the uncertainties and costs surrounding the prosecution of Tempest’s patent applications and the enforcement or defense of Tempest’s issued patents. For example, in March 2013, under the Leahy-Smith America Invents Act, or America Invents Act, the United States moved from a “first to invent” to a
“first-to-file”
patent system. Under a
“first-to-file”
system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. The America Invents Act includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted, redefine prior art and establish a new post-grant review system. The effects of these changes continue to evolve as the USPTO continues to promulgate new regulations and procedures in connection with the America Invents Act. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on the specific patents discussed in this filing have not been determined and would need to be reviewed. Moreover, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Tempest’s patent applications and the enforcement or defense of Tempest’s issued patents.
Additionally, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to Tempest’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Tempest’s ability to obtain new patents or to enforce Tempest’s existing patents and patents that Tempest might obtain or license in the future. For example, in the case,
Assoc. for
Molecular Pathology v. Myriad Genetics, Inc.
, the U.S. Supreme Court held that certain claims to DNA molecules are not patent-eligible.
Similarly, other cases by the U.S. Supreme Court have held that certain methods of treatment or diagnosis are not patent-eligible. U.S. law regarding patent-eligibility continues to evolve. While Tempest does not believe that any of Tempest’s patents will be found invalid based on these changes to US patent law, Tempest cannot predict how future decisions by the courts, the U.S. Congress or the USPTO may impact the value of Tempest’s patents and patent applications. Any similar adverse changes in the patent laws of other jurisdictions could also have a material adverse effect on Tempest’s business, financial condition, results of operations and prospects.
Patent terms may be inadequate to protect Tempest’s competitive position on its product candidates for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest
U.S. non-provisional
filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Tempest’s product candidates are obtained, once the patent life has expired, Tempest may be open to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting Tempest’s product candidates might expire before or shortly after Tempest or Tempest’s partners commercialize those candidates. As a result, Tempest’s owned and licensed patent portfolio may not provide Tempest with sufficient rights to exclude others from commercializing products similar or identical to Tempest’s.

If Tempest does not obtain patent term extension for any product candidates it may develop, Tempest’s business may be materially harmed.
Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates Tempest may develop, one or more of Tempest’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during clinical trials and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent per product may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. U.S. and
ex-U.S.
law concerning patent term extensions and foreign equivalents continue to evolve. Even if Tempest were to seek a patent term extension, it may not be granted because of, for example, the failure to exercise due diligence during the testing phase or regulatory review process, the failure to apply within applicable deadlines, the failure to apply prior to expiration of relevant patents, or any other failure to satisfy applicable requirements. Moreover, the applicable time period of extension or the scope of patent protection afforded could be less than Tempest requests. If Tempest is unable to obtain patent term extension or term of any such extension is less than it requests, Tempest’s competitors may obtain approval of competing products following Tempest’s patent expiration sooner than expected, and Tempest’s business, financial condition, results of operations and prospects could be materially harmed.
Intellectual property discovered through government funded programs may be subject to federal regulations such as
“
march-in
”
rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit Tempest’s exclusive rights and limit its ability to contract with
non-U.S.
manufacturers.
Although Tempest does not currently own issued patents or pending patent applications that have been generated through the use of U.S. government funding, Tempest may acquire or license in the future intellectual property rights that have been generated through the use of U.S. government funding or grants. Pursuant to the Bayh-Dole Act of 1980, the U.S. government has certain rights in inventions developed with government funding. These U.S. government rights include a non-exclusive,
non-transferable,
irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive
licenses to any of these inventions to a third party if it determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as
“march-in
rights”). If the U.S. government exercised its
march-in
rights in Tempest’s future intellectual property rights that are generated through the use of U.S. government funding or grants, Tempest could be forced to license or sublicense intellectual property developed by Tempest or that Tempest licenses on terms unfavorable to Tempest, and there can be no assurance that Tempest would receive compensation from the U.S. government for the exercise of such rights. The U.S. government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require Tempest to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit Tempest’s ability to contract with
non-U.S.
product manufacturers for products covered by such intellectual property.

Risks Related to Employee Matters, Managing Growth and Other Risks Related to Tempest’s Business
Tempest expects to expand its development and regulatory capabilities, and as a result, Tempest may encounter difficulties in managing its growth, which could disrupt Tempest’s operations.
Tempest expects to experience significant growth in the number of Tempest’s employees and the scope of Tempest’s operations, particularly in the areas of product candidate development, growing Tempest’s capability to conduct clinical trials, and, if approved, through commercialization of Tempest’s product candidates. To manage its anticipated future growth, Tempest must continue to implement and improve its managerial, operational and financial systems, expand its facilities and continue to recruit and train additional qualified personnel, or contract with third parties to provide these capabilities for Tempest. Due to Tempest’s limited financial resources and the limited experience of Tempest’s management team in managing a company with such anticipated growth, Tempest may not be able to effectively manage the expansion of Tempest’s operations or recruit and train additional qualified personnel. The expansion of Tempest’s operations may lead to significant costs and may divert Tempest’s management and business development resources. Any inability to manage growth could delay the execution of Tempest’s business plans or disrupt Tempest’s operations.
Tempest must attract and retain highly skilled employees to succeed.
To succeed, Tempest must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and Tempest faces significant competition for experienced personnel. If Tempest does not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect Tempest’s ability to execute its business plan, harm Tempest’s results of operations and increase Tempest’s capabilities to successfully commercialize its product candidates. In particular, Tempest believes that its future success is highly dependent upon the contributions of its senior management, particularly its Chief Executive Officer, Tom Dubensky and its President and Chief Operating Officer, Stephen Brady. The loss of services of Messrs. Dubensky or Brady, or any of Tempest’s senior management, could delay or prevent the successful development of Tempest’s product pipeline, completion of Tempest’s planned clinical trials or the commercialization of Tempest’s product candidates, if approved. The competition for qualified personnel in the biotechnology field is intense and as a result, Tempest may be unable to continue to attract and retain qualified personnel necessary for the development of Tempest’s business or to recruit suitable replacement personnel.
Many of the other biotechnology companies that Tempest competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than Tempest does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what Tempest has to offer. If Tempest is unable to continue to attract and retain high-quality personnel, the rate and success at which Tempest can discover and develop product candidates and Tempest’s business will be limited.
Future acquisitions or strategic alliances could disrupt Tempest’s business and harm Tempest’s financial condition and results of operations.
Tempest may acquire additional businesses or drugs, form strategic alliances or create joint ventures with third parties that Tempest believes will complement or augment Tempest’s existing business. If Tempest acquires businesses with promising markets or technologies, Tempest may not be able to realize the benefit of acquiring such businesses if Tempest is unable to successfully integrate them with Tempest’s existing operations and company culture. Tempest may encounter numerous difficulties in developing, manufacturing and marketing any new drugs resulting from a strategic alliance or acquisition that delay or prevent Tempest from realizing their expected benefits or enhancing Tempest’s business. Tempest cannot assure you that, following any such acquisition, Tempest will achieve the expected synergies to justify the transaction. The risks Tempest faces in connection with acquisitions, include:

•	diversion of management time and focus from operating Tempest’s business to addressing acquisition integration challenges;

•	coordination of research and development efforts;

•	retention of key employees from the acquired company;

•	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisition;

•	cultural challenges associated with integrating employees from the acquired company into Tempest’s organization;

•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures and policies;

•
liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violation of laws, commercial disputes, tax liabilities and other known liabilities;

•	unanticipated write-offs or charges; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.
Tempest’s failure to address these risks or other problems encountered in connection with its past or future acquisitions or strategic alliances could cause Tempest to fail to realize the anticipated benefits of these transactions, cause Tempest to incur unanticipated liabilities and harm the business generally. There is also a risk that future acquisitions will result in the incurrence of debt, contingent liabilities, amortization expenses or incremental operating expenses, any of which could harm Tempest’s financial condition or results of operations.
If Tempest fails to comply with environmental, health, and safety laws and regulations, Tempest could become subject to fines or penalties or incur costs that could harm Tempest’s business.
Tempest is subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Tempest’s operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Tempest’s operations also may produce hazardous waste products. Tempest generally contracts with third parties for the disposal of these materials and wastes. Tempest will not be able to eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from any use by Tempest of hazardous materials, Tempest could be held liable for any resulting damages, and any liability could exceed Tempest’s resources. Tempest also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.
Although Tempest maintains workers’ compensation insurance to cover Tempest for costs and expenses Tempest may incur due to injuries to Tempest’s employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities.
In addition, Tempest may incur substantial costs in order to comply with current or future environmental, health, and safety laws and regulations. These current or future laws and regulations may impair Tempest’s research, development or production efforts. Tempest’s failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Unfavorable global economic conditions could adversely affect Tempest’s business, financial condition, stock price and results of operations.
Tempest’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, a global economic downturn that could result from the
COVID-19
pandemic could cause extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to Tempest’s business, including, weakened demand for

Tempest’s product candidates and Tempest’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain Tempest’s suppliers, possibly resulting in supply disruption, or cause Tempest’s customers to delay making payments for Tempest’s services. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on Tempest’s growth strategy, financial performance and stock price and could require Tempest to delay or abandon clinical development plans. In addition, there is a risk that one or more of Tempest’s current service providers, manufacturers and other partners may not survive such difficult economic times, which could directly affect Tempest’s ability to attain Tempest’s operating goals on schedule and on budget. Any of the foregoing could harm Tempest’s business and Tempest cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact Tempest’s business. Furthermore, the combined company’s stock price may decline due in part to the volatility of the stock market and any general economic downturn.
Tempest or the third parties upon whom Tempest depends may be adversely affected by natural disasters and other calamities, including pandemics, such as the global outbreak of
COVID-19,
and Tempest’s business continuity and disaster recovery plans may not adequately protect Tempest from a serious disaster.
Natural disasters could severely disrupt Tempest’s operations and have a material adverse effect on Tempest’s business, results of operations, financial condition and prospects. If a natural disaster, fire, hurricane, power outage or other event occurred that prevented Tempest from using all or a significant portion of Tempest’s headquarters, that damaged critical infrastructure, such as Tempest’s suppliers’ manufacturing facilities, or that otherwise disrupted operations, such as data storage, it may be difficult or, in certain cases, impossible for Tempest to continue Tempest’s business for a substantial period of time.
Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of damage to the national and local economies within Tempest’s geographic focus. Global economic conditions may be disrupted by widespread outbreaks of infectious or contagious diseases, and such disruption may adversely affect clinical development plans. For example, the
COVID-19
pandemic could have an adverse effect on the coordination of research and development, Tempest’s capital raising efforts, and the financial condition of Tempest’s business, as well as the ability of Tempest to retain key personnel and continue to expand product candidate development and conduct clinical trials. In addition, the impact of
COVID-19
is likely to continue to cause substantial changes in consumer behavior and has caused restrictions on business and individual activities, which are likely to lead to reduced economic activity. Extraordinary actions taken by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of
COVID-19
in regions throughout the world, including travel bans, quarantines,
“stay-at-home”
orders and similar mandates for many individuals and businesses to substantially restrict daily activities could have an adverse effect on Tempest’s financial condition and ability to raise financing.
The disaster recovery and business continuity plans Tempest has in place may prove inadequate in the event of a serious disaster or similar event. Tempest may incur substantial expenses as a result of the limited nature of Tempest’s disaster recovery and business continuity plans, which could have a material adverse effect on Tempest’s business. As a result of the
COVID-19
pandemic, Tempest may experience reduction in research and development, clinical testing, regulatory compliance activities, and manufacturing activities, and is unable at this time to estimate the extent of the effect of
COVID-19
on its business. The extent and duration of the economic slowdown attributable to
COVID-19
remains uncertain at this time. A continued significant economic slowdown could have a substantial adverse effect on Tempest’s financial condition, liquidity, and results of operations. If these conditions persist for an extended term, it could have a material adverse effect on Tempest’s future revenue and sales.

Tempest’s internal computer and information systems, or those used by its CROs, CMOs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of Tempest’s development programs.
Despite the implementation of appropriate security measures, Tempest’s internal computer and information systems and those of Tempest’s current and any future CROs, CMOs and other contractors or consultants may become vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in Tempest’s operations, it could result in a material disruption of Tempest’s development programs and Tempest’s business operations, whether due to a loss of Tempest’s trade secrets or other proprietary information or other similar disruptions. For example, the loss of data from completed or future preclinical studies or clinical trials could result in significant delays in Tempest’s regulatory approval efforts and significantly increase Tempest’s costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Tempest’s data or applications, or inappropriate disclosure of confidential or proprietary information, Tempest could incur liability, Tempest’s competitive position could be harmed and the further development and commercialization of Tempest’s product candidates could be significantly delayed. Tempest’s internal information technology systems and infrastructure are also vulnerable to damage from natural disasters, terrorism, war, telecommunication and electrical failures. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during the
COVID-19
pandemic, could compromise Tempest’s ability to perform its
day-to-day
operations, which could harm its ability to conduct business or delay its financial reporting. Such failures could materially adversely affect Tempest’s operating results and financial condition.
Tempest is subject to a variety of privacy and data security laws, and Tempest’s failure to comply with them could harm Tempest’s business.
Tempest maintains a large quantity of sensitive information, including confidential business and patient health information in connection with Tempest’s preclinical and clinical studies, and is subject to laws and regulations governing the privacy and security of such information. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure and protection of personal information, including health information privacy laws, security breach notification laws, and consumer protection laws. Each of these laws is subject to varying interpretations and constantly evolving. In addition, Tempest may obtain health information from third parties (including research institutions from which it obtains clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, Tempest could be subject to criminal penalties if it knowingly obtains, uses or discloses individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA.
Certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. For example, California enacted the California Consumer Privacy Act, or the CCPA, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase Tempest’s compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase Tempest’s potential liability and adversely affect Tempest’s business.
In Canada, the Personal Information Protection and Electronic Documents Act, or PIPEDA, and similar provincial laws may impose obligations with respect to processing personal information, including health-related information. PIPEDA requires companies to obtain an individual’s consent when collecting, using or disclosing that individual’s personal information. Individuals have the right to access and challenge the accuracy of their personal information held by an organization, and personal information may only be used for the purposes for which it was collected. If an organization intends to use personal information for another purpose, it must again obtain that individual’s consent. Failure to comply with PIPEDA could result in significant fines and penalties.
In May 2018, the General Data Protection Regulation, or the GDPR, took effect in the European Economic Area, the EEA. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data of natural persons. Among other things, the GDPR imposes strict obligations on the ability to process health-related and other personal data of data subjects in the EEA, including in relation to use, collection, analysis and transfer (including cross-border transfer) of such personal data. The GDPR includes requirements relating to the consent of the individuals to whom the personal data relates, including detailed notices for clinical trial subjects and investigators. The GDPR also includes certain requirements regarding the security of personal data and notification of data processing obligations or security incidents to appropriate data protection authorities or data subjects as well as requirements for establishing a lawful basis on which personal data can be processed. In addition, the GDPR increases the scrutiny of transfers of personal data from clinical trial sites located in the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws, and imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of Tempest’s annual worldwide gross revenue). Further, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from the EEA to the United States. For example, on June 16, 2020, the Court of Justice of the European Union, or the CJEU, declared the
EU-U.S.
Privacy Shield framework, or the Privacy Shield, to be invalid. As a result, Privacy Shield is no longer a valid mechanism for transferring personal data from the EEA to the United States. Moreover, it is uncertain whether the standard contractual clauses will also be invalidated by the European courts or legislature, which seems possible given the rationale behind the CJEU’s concerns about U.S. law and practice on government surveillance. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR.
Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Tempest may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If Tempest fails to comply with any such laws or regulations, Tempest may face significant fines and penalties that could adversely affect Tempest’s business, financial condition and results of operations.
Tempest may be unable to adequately protect its information systems from cyberattacks, which could result in the disclosure of confidential information, damage Tempest’s reputation, and subject Tempest to significant financial and legal exposure.
Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service,
social engineering fraud or other means to threaten data confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for Tempest, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. The
COVID-19
pandemic is generally increasing the attack surface available to criminals, as more companies and individuals work online and work remotely, and as such, the risk of a cybersecurity incident potentially occurring, and Tempest’s investment in risk mitigations against such an incident, is increasing. For example, there has been an increase in phishing and spam emails as well as social engineering attempts from “hackers” hoping to use the recent
COVID-19
pandemic to their advantage.
Although Tempest devotes resources to protect its information systems, Tempest realizes that cyberattacks are a threat, and there can be no assurance that Tempest’s efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to Tempest, or would have a material adverse effect on Tempest’s results of operations and financial condition.
In addition, the computer systems of various third parties on which Tempest relies, including its CROs, CMOs and other contractors, consultants and law and accounting firms, may sustain damage from computer viruses, unauthorized access, data breaches, phishing attacks, cybercriminals, natural disasters (including hurricanes and earthquakes), terrorism, war and telecommunication and electrical failures. Tempest relies on its third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches.
Tempest’s employees, principal investigators, CROs, CMOs and consultants may engage in misconduct or other improper activities, including non-compliance
with regulatory standards and requirements and insider trading.
Tempest is exposed to the risk of fraud or other misconduct by Tempest’s employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of FDA and
non-U.S.
regulators, to provide accurate information to the FDA and
non-U.S.
regulators, to comply with healthcare fraud and abuse laws and regulations in the United States and abroad, to report financial information or data accurately or disclose unauthorized activities to Tempest. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and could cause serious harm to Tempest’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions Tempest takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Tempest from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Tempest, and Tempest is not successful in defending or asserting Tempest’s rights, those actions could have a significant impact on Tempest’s business, including the imposition of significant fines or other sanctions.
Tempest’s business entails a significant risk of product liability and Tempest’s ability to obtain sufficient insurance coverage could have a material and adverse effect on Tempest’s business, financial condition, results of operations and prospects.
Tempest will face an inherent risk of product liability exposure related to the testing of its product candidates in clinical trials and will face an even greater risk if Tempest commercializes any of Tempest’s product candidates. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in a product, negligence, strict liability or breach of warranty. Claims could also be asserted under U.S. state consumer protection acts. If Tempest cannot successfully defend Tempest’s against claims that Tempest’s product candidates caused injuries, Tempest could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates that Tempest may develop;

•	injury to Tempest’s reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant time and costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	termination of Tempest’s collaboration relationships or disputes with its collaborators;

•	voluntary product recalls, withdrawals or labeling restrictions; and

•	the inability to commercialize any product candidates that Tempest may develop.
While Tempest currently has insurance that Tempest believes is appropriate for Tempest’s stage of development, Tempest may need to obtain higher levels prior to clinical development or marketing any of its future product candidates. Any insurance Tempest has or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, Tempest may be unable to obtain sufficient insurance at a reasonable cost to protect Tempest against losses caused by product liability claims that could have a material and adverse effect on Tempest’s business, financial condition, results of operations and prospects.
Tempest’s ability to use net operating loss carryforwards and tax credit carryforwards may be subject to limitations.
As of December 31, 2020, Tempest had federal and state NOLs of approximately $80.9 million and $80.3 million, respectively. To the extent that Tempest’s taxable income exceeds any current year operating losses, Tempest plans to use its carryforwards to offset income that would otherwise be taxable. Its NOLs could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. Tempest’s federal and state NOL carryforwards will begin to expire, if not utilized, in 2031.
Under Section 382 and Section 383 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change,” its ability to use its pre-change
NOL carryforwards and other
pre-change
tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. A Section 382 “ownership change” is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. Tempest may have experienced ownership changes in the past, may experience an ownership change as a result of the merger, and may experience ownership changes in the future due to subsequent shifts in the combined company’s stock ownership (some of which are outside of its control). Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Tempest’s NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations. Similar provisions of state tax law may also apply to limit Tempest’s use of accumulated state tax attributes. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, Tempest’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements relating to Millendo, Tempest, the merger and the other proposed transactions contemplated thereby.
These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as Millendo and Tempest cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements regarding the strategies, prospects, plans, expectations or objectives of management of Millendo or Tempest for future operations of the combined company, the progress, scope or timing of the development of the combined company’s product candidates, the benefits that may be derived from any future products or the commercial or market opportunity with respect to any future products of the combined company, the ability of the combined company to protect its intellectual property rights, the anticipated operations, financial position, ability to raise capital to fund operations, revenues, costs or expenses of Millendo, Tempest or the combined company, statements regarding future economic conditions or performance, statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements regarding the approval and closing of the merger, including the timing of the consummation of the merger, Millendo’s ability to solicit a sufficient number of proxies to approve the change of control resulting from the merger, satisfaction of conditions to the completion of the merger, the expected benefits of the merger, the ability of Millendo and Tempest to complete the merger, Tempest’s ability to complete the Tempest pre-closing
financing immediately prior to the merger and any statement of assumptions underlying any of the foregoing.
For a discussion of the factors that may cause Millendo, Tempest or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Millendo and Tempest to complete the merger and the effect of the merger on the business of Millendo, Tempest and the combined company, please see the section titled “
Risk Factors
” beginning on page 16 of this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Millendo. Please see the section titled “
Where You Can Find More Information
” beginning on page 320 of this proxy statement/prospectus. There can be no assurance that the merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the merger will be realized.
If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Millendo, Tempest or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Millendo and Tempest do not undertake any obligation to (and expressly disclaim any such obligation to) publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF MILLENDO STOCKHOLDERS
Date, Time and Place
The Millendo special meeting will be held on June 22, 2021, commencing at 11:00 a.m. Eastern Time, unless postponed or adjourned to a later date. The Millendo special meeting will be held entirely online. Millendo is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Millendo’s board of directors for use at the Millendo special meeting and any adjournments or postponements of the Millendo special meeting. This proxy statement/prospectus is first being furnished to Millendo stockholders on or about            , 2021.
Purposes of the Millendo Special Meeting
The purposes of the Millendo special meeting are:

1.
To approve the issuance of shares of common stock of Millendo Therapeutics, Inc., or Millendo, to stockholders of Tempest Therapeutics, Inc., or Tempest, pursuant to the terms of the Agreement and Plan of Merger among Millendo, Tempest and Mars Merger Corp., or Merger Sub, dated as of March 29, 2021, a copy of which is attached as
Annex A
to this proxy statement/prospectus, and the change of control resulting from the merger;

2.
To approve an amendment to the restated certificate of incorporation of Millendo, as amended, to effect a reverse stock split of Millendo’s issued and outstanding common stock within a range, as determined by the Millendo board of directors and agreed to by Tempest, of one new share of Millendo common stock for every 10 to 15 shares (or any number in between) of outstanding Millendo common stock in the form attached as
Annex F
to this proxy statement/prospectus;

3.	To approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Millendo to its named executive officers in connection with the merger;

4.	To consider and vote upon an adjournment of the Millendo special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2; and

5.	To transact such other business as may properly come before the stockholders at the Millendo special meeting or any adjournment or postponement thereof.
Proposal No. 1 is referred to herein as the merger proposal and Proposal No. 2 is referred to herein as the reverse stock split proposal. Each of Proposal Nos. 1 and 2 is a condition to completion of the merger. The issuance of Millendo common stock in connection with the merger, or Proposal No. 1, and the amendment to the restated certificate of incorporation of Millendo to effect a reverse stock split of Millendo’s issued and outstanding common stock, or Proposal No. 2, will not take place unless approved by Millendo stockholders and the merger is consummated. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1 and 2.
Recommendation of Millendo’s Board of Directors

•
Millendo’s board of directors has determined and believes that the issuance of shares of Millendo’s common stock pursuant to the Merger Agreement is fair to, in the best interests of, and advisable to, Millendo and its stockholders and has approved such issuance. Millendo’s board of directors unanimously recommends that Millendo stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of Millendo common stock pursuant to the Merger Agreement and the change of control resulting from the merger.

•
Millendo’s board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, Millendo and its stockholders to approve the amendment to the amended and restated

certificate of incorporation of Millendo as amended to effect the reverse stock split, as described in this proxy statement/prospectus. Millendo’s board of directors unanimously recommends that Millendo stockholders vote “FOR” Proposal No. 2 to approve the reverse stock split.

•
Millendo’s board of directors and has determined and believes that it is fair to, in the best interests of, and advisable to, Millendo and its stockholders to approve, on a non-binding
advisory vote basis, comensation that will or may become payable by Millendo to its named executive officers in connection with the merger. Millendo’s board of directors unanimously recommends that Millendo stockholders vote “FOR” Proposal No. 3.

•
Millendo’s board of directors has determined and believes that adjourning the Millendo special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2 is fair to, in the best interests of, and advisable to, Millendo and its stockholders and has approved and adopted the proposal. Millendo’s board of directors unanimously recommends that Millendo stockholders vote “FOR” Proposal No. 4 to adjourn the Millendo special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

Record Date and Voting Power
Only holders of record of Millendo common stock at the close of business on the record date May 7, 2021, are entitled to notice of, and to vote at, the Millendo special meeting. At the close of business on the record date, there were            holders of record of Millendo common stock and there were            shares of Millendo common stock issued and outstanding. Each share of Millendo common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.
Voting and Revocation of Proxies
The proxy accompanying this proxy statement/prospectus is solicited on behalf of Millendo’s board of directors for use at the Millendo special meeting.
If, as of the record date referred to above, your shares were registered directly in your name with the transfer agent for Millendo common stock, Computershare Trust Company, N.A., then you are a stockholder of record. Whether or not you plan to attend the Millendo special meeting online, Millendo urges you to fill out and return the proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
The procedures for voting are as follows:
If you are a stockholder of record, you may vote at the Millendo special meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the Millendo special meeting, Millendo encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Millendo special meeting, you may still attend the Millendo special meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote at the Millendo special meeting, attend the Millendo special meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/MLND2021SM.

•
To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Millendo special meeting, Millendo will vote your shares in accordance with the proxy card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Millendo special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Millendo provides internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
If you do not give instructions to your broker, your broker can vote your Millendo shares with respect to “discretionary,” routine items but not with respect to
“non-discretionary,”
non-routine
items. Discretionary items are proposals considered routine under Rule 452 of the New York Stock Exchange on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-routine
items for which you do not give your broker instructions, Millendo shares will be treated as broker non-votes.
It is anticipated that Proposal Nos. 1, 3, and 4 will be
non-routine.
It is anticipated that Proposal No. 2 will be routine.
All properly executed proxies that are not revoked will be voted at the Millendo special meeting and at any adjournments or postponements of the Millendo special meeting in accordance with the instructions contained in the proxy.
If a holder of Millendo common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of Millendo’s board of directors.
If you are a stockholder of record of Millendo and you have not executed a support agreement, you may change your vote at any time before your proxy is voted at the Millendo special meeting in any one of the following ways:

•	You may submit another properly completed proxy with a later date by mail or via the internet.

•	You can provide your proxy instructions via telephone at a later date.

•	You may send a written notice that you are revoking your proxy to Millendo’s Corporate Secretary at 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104.

•
You may attend the Millendo special meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/MLND2021SM. Simply attending the Millendo special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.
Required Vote
The presence, in person or represented by proxy, at the Millendo special meeting of the holders of a majority of the shares of Millendo common stock outstanding and entitled to vote at the Millendo special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes
will be counted towards a quorum. The affirmative vote of the holders of a majority of the shares present in attendance or represented by proxy at the Millendo special meeting and entitled to vote on the matter, assuming a quorum is present, is required for approval of Proposal Nos. 1, 3, and 4. The affirmative vote of the holders of a majority of the outstanding shares of Millendo common stock entitled to vote at the Millendo special meeting is required for approval of Proposal No. 2. Proposal No. 1 is referred to herein as the merger proposal and Proposal No. 2 is referred to herein as the reverse stock split proposal. Each of Proposal Nos. 1 and 2 is a condition to the completion of the merger. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1 and 2. The issuance of Millendo common stock in connection with the merger and the change of control resulting from the merger, or Proposal No. 1, and the amendment to the restated certificate of incorporation of Millendo to effect a reverse stock split of Millendo’s issued and outstanding common stock, or Proposal No. 2, will not take place unless approved by Millendo stockholders and the merger is consummated.
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.
Abstentions and broker
non-votes
will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions will be counted towards the vote totals for each proposal, and will have the same effect as “AGAINST” votes. Broker non-votes
will have no effect on Proposal Nos. 1, 3, and 4, and will have the same effect as “AGAINST” votes for Proposal No. 2.
As of March 31, 2021, the directors and certain executive officers of Millendo owned or controlled less than 1% of the outstanding shares of Millendo common stock entitled to vote at the Millendo special meeting. As of March 31, 2021, the Millendo stockholders that are party to a support agreement, including the directors and certain executive officers of Millendo, owned an aggregate of 2,962,292 shares of Millendo common stock representing approximately 16% of the outstanding shares of Millendo common stock. Each stockholder that entered into a support agreement, including the directors and certain executive officers of Millendo, has agreed to vote all shares of Millendo common stock owned by him or her as of the record date in favor of Proposal Nos. 1, 2, 3, and 4 and against any competing “Acquisition Proposal” (as defined in the Merger Agreement).
Solicitation of Proxies
In addition to solicitation by mail, the directors, officers, employees and agents of Millendo may solicit proxies from Millendo stockholders by personal interview, telephone, email, fax or otherwise. Millendo and Tempest will share equally the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Millendo common stock for the forwarding of solicitation materials to the beneficial owners of Millendo common stock. Millendo will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out of pocket expenses they incur in connection with the forwarding of solicitation materials. Millendo has retained Morrow Sodali, or Morrow, to assist it in soliciting proxies using the means referred to above. Millendo will pay the fees of Morrow, which Millendo expects to be approximately $20,000, plus reimbursement of out-of-pocket
expenses.
Other Matters
As of the date of this proxy statement/prospectus, Millendo’s board of directors does not know of any business to be presented at the Millendo special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Millendo special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER
This section and the section titled
“
The Merger Agreement
”
beginning on page

139 of this proxy statement/prospectus describe the material aspects of the merger and the Merger Agreement. While Millendo and Tempest believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the merger and the Merger Agreement and the other documents to which you are referred in this proxy statement/prospectus. See the section titled
“
Where You Can Find More Information
”
beginning on page

320 of this proxy statement/prospectus.
Background of the Merger
In an effort to enhance stockholder value, the Millendo board of directors and Millendo executive management regularly review and discuss Millendo’s near and long-term operating and strategic priorities. Among other things, these reviews and discussions focus on the opportunities and risks associated with Millendo’s development programs, financial condition and its strategic relationships and potential long-term strategic options.
On April 6, 2020, Millendo announced it was discontinuing the development of its livoletide product candidate as a potential treatment for Prader-Willi Syndrome. The decision to discontinue development was based on topline data from the pivotal Phase 2b trial in patients with Prader-Willi Syndrome which showed that treatment with livoletide did not result in a statistically significant improvement in the primary endpoint of change in hyperphagia and food-related behaviors relative to the placebo. In the same announcement, Millendo announced that it would shift its development focus and resources to nevanimibe for congenital adrenal hyperplasia and
MLE-301,
a selective neurokinin 3 receptor antagonist, for menopausal vasomotor symptoms.
On May 8, 2020, Millendo announced that it was evaluating its business strategy, taking into consideration its existing pipeline assets, assessing the evolving impact of the global
COVID-19
pandemic and leveraging the deep development expertise of its leadership team to investigate potential strategic additions to its portfolio.
On May 15, 2020, the Millendo board of directors held a meeting by videoconference at which members of Millendo management and representatives of SVB Leerink LLC (“SVB Leerink”), an investment bank specializing in representing healthcare and life sciences companies, were present. At the meeting, representatives of SVB Leerink reviewed potential strategic alternatives for Millendo. Following discussion, the Millendo board of directors authorized and directed Millendo management and SVB Leerink to contact 12 potential strategic counterparties to gauge their interest in pursuing a potential acquisition of Millendo or its programs. It was the consensus of Millendo’s board of directors that these 12 parties were the parties to be most likely to have an interest in pursuing an acquisition of Millendo and to have the financial and other resources necessary to complete a transaction on terms that the Millendo board of directors would find acceptable. The Millendo board of directors discussed whether other parties should be contacted as part of the process and, taking into account the recommendations of Millendo management and SVB Leerink, concluded that the potential benefit of contacting additional parties at that time was outweighed by the risk that contacting additional parties would adversely affect Millendo’s business and operations, including by distracting management and/or resulting in leaks or market rumors that could harm Millendo, and that, therefore, additional parties should not be contacted at that time. Based on, among other factors, SVB Leerink’s qualifications, professional reputation and industry expertise, the Millendo board of directors also authorized the engagement of SVB Leerink to serve as Millendo’s financial advisor in connection with a potential strategic transaction arising from the authorized outreach. This engagement was memorialized in an engagement letter, dated June 9, 2020, between Millendo and SVB Leerink.
From
mid-May
2020 through early June 2020, SVB Leerink contacted the 12 strategic counterparties identified by the Millendo board of directors at its May 15, 2020 meeting.

On June 17 and 18, 2020, the Millendo board of directors held a meeting by videoconference at which members of Millendo management and representatives of SVB Leerink were present. During the meeting, the Millendo board of directors reviewed interim data from an open-label Phase 2b trial of nevanimibe, determined to discontinue investment in nevanimibe based on the observed level of nevanimibe activity and the changing competitive environment and determined to focus Millendo’s development efforts and resources on
MLE-301.
In addition, at the meeting, the representatives of SVB Leerink reviewed strategic considerations with respect to
MLE-301
and reported that none of the 12 parties contacted by SVB Leerink at the request of the Millendo board of directors expressed an interest in pursuing an acquisition of Millendo. Following discussion, and based on the recommendations of Millendo management and SVB Leerink, the Millendo board of directors directed Millendo management and SVB Leerink to solicit interest from potential counterparties in a strategic transaction with Millendo.
On June 23, 2020, Millendo announced the discontinuation of investment in nevanimibe and that
MLE-301
would be advanced into
first-in-human-trials
in the third quarter of 2020. Millendo also announced that it was engaged in a strategic review process and the engagement of SVB Leerink to support the strategic review process.
During late June and July 2020, at the direction of the Millendo board of directors, SVB Leerink contacted 107 potential strategic counterparties to gauge their interest in a potential strategic transaction with Millendo.
On July 29, 2020, the Millendo board of directors held a meeting by videoconference at which members of Millendo management, representatives of SVB Leerink and a representative of Cooley LLP, Millendo’s outside corporate counsel (“Cooley”), were present. At the meeting, representatives of SVB Leerink updated the Millendo board of directors on SVB Leerink’s outreach to potential counterparties to gauge interest in a potential strategic transaction with Millendo. Following discussion, the Millendo board of directors established a transaction committee (the “Transaction Committee”) composed of James Hindman, Mary Lynne Hedley, Ph.D., Habib J. Dable and Julia C. Owens, Ph.D. with authority to oversee Millendo management in connection with and evaluate any potential strategic transaction involving Millendo.
From July 2020 until November 2020, at the direction and under the supervision of the Transaction Committee, members of Millendo management and representatives of SVB Leerink engaged in discussions and due diligence activities with multiple potential counterparties in connection with a potential strategic transaction involving Millendo.
On November 11, 2020, the Transaction Committee held a meeting by videoconference at which other members of the Millendo board of directors, members of Millendo management and representatives of SVB Leerink were present. Following discussion, the Millendo board of directors authorized Millendo’s execution of a non-binding
letter of intent with a company referred to as Party A (the “Party A Letter of Intent”), which was entered into on November 15, 2020. The Party A Letter of Intent contemplated a merger transaction with an ownership interest in the combined company of 33% for existing Millendo equity holders, a contingent value right potentially payable to existing Millendo stockholders equal to up to $60 million in the aggregate in the event of a partnership or asset sale with respect to
MLE-301
or the commencement by the combined company of a Phase 3 trial of
MLE-301,
a private placement to be conducted by Millendo and intended to raise proceeds of $89 million (at least $39 million of which was to be invested by Party A’s Series A investors) (the “Proposed 2020 PIPE Financing”) and a period of 30 days during which Millendo and Party would negotiate exclusively with each other.
On November 20, 2020, the Transaction Committee held a meeting by videoconference at which other members of the Millendo board of directors, members of Millendo management, representatives of SVB Leerink and representatives of Cooley were present. During the meeting, representatives of SVB Leerink reviewed the timeline for the Proposed 2020 PIPE Financing, and the Transaction Committee authorized the engagement of SVB Leerink to serve as lead financial advisor in connection with the Proposed 2020 PIPE Financing.

On December 11, 2020, the Millendo board of directors held a meeting by videoconference at which members of Millendo management, representatives of SVB Leerink and a representative of Cooley were present. At the meeting, representatives of SVB Leerink gave a status report on the Proposed 2020 PIPE Financing.
On December 12, 2020, Millendo received a letter from Party A indicating that Party A had decided not to pursue a transaction with Millendo.
On January 4, 2021, the Millendo board of directors held a meeting by videoconference at which members of Millendo management were present. During the meeting, the Millendo board of directors reviewed the pharmacokinetic and pharmacodynamic data from the ongoing single ascending dose portion of the Phase 1 trial of
MLE-301
being conducted in healthy male volunteers. Following discussion, the Millendo board of directors determined that Millendo should discontinue further investment in
MLE-301
and explore an expanded range of strategic alternatives, including a potential sale or merger of Millendo or sale of its assets. The Millendo board of directors directed management to work with SVB Leerink to contact potential counterparties to a strategic transaction involving Millendo.
On January 5, 2021, Millendo announced that it was discontinuing further investment in the development of
MLE-301
based on an analysis of the pharmacokinetic and pharmacodynamic data from the ongoing single ascending dose portion of the Phase 1 trial being conducted in healthy male volunteers. Millendo also announced that, given Millendo’s limited expected financing options, it was exploring an expanded range of strategic alternatives to maximize the value of its assets and that SVB Leerink would continue to assist in Millendo’s ongoing strategic process. Millendo also announced that it intended to review its operating costs and may plan for a reduction in its workforce in order to focus its resources on essential business activities.
Between January 15, 2021 and February 18, 2021, SVB Leerink contacted 102 potential counterparties to a strategic transaction involving Millendo and requested non-binding
indications of interest.
On January 22, 2021, the Millendo board of directors held a meeting at which members of Millendo management and representatives of SVB Leerink were present. At the meeting, representatives of SVB Leerink reviewed the potential counterparties that had been contacted by SVB Leerink and the responses received to date. The Millendo board discussed and agreed upon the proposed criteria that would be used to evaluate any potential indications of interest, consisting of:

•	the inherent attractiveness of the counterparty’s technology;

•	upcoming catalysts within the pro forma cash runway that drive value creation in a reasonable timeframe;

•	readiness to be a US publicly traded company; and

•	proposed valuation and ownership split.
Also at the January 22, 2021 meeting of the Millendo board of directors, Dr. Owens was appointed as Millendo’s executive chair effective February 1, 2021, Louis J. Arcudi III was appointed as Millendo’s president and chief executive officer effective February 1, 2021, each of Dr. Hedley and Mr. Dable indicated their intention to resign from the Millendo board of directors effective January 31, 2021, and Mr. Arcudi was appointed to the Millendo board of directors effective February 1, 2021. In addition, the Transaction Committee was reconstituted with Dr. Owens, Geoffrey Nichol, M.B., Ch.B., M.B.A. and Mr. Hindman as the members.
On January 29, 2021, SVB Leerink received on behalf of Millendo non-binding
indications of interest from 26 potential counterparties, including indications of interest from Tempest and the companies referred to as Party B, Party C, Party D, Party E and Party F, as described below:

•	The indication of interest from Tempest proposed a reverse merger transaction with an ascribed value of Millendo of $33 million (assuming closing net cash of $25 million) and an ascribed value of Tempest of $153.4 million (assuming a concurrent financing of $25 million that had been committed by existing Tempest investors), with an implied ownership interest in the combined company of approximately 17.7% for existing Millendo equity holders. The indication of interest from Tempest also proposed that the combined company would have a board of directors composed of seven directors, six of whom would be designated by Tempest and one of whom would be designated by Millendo.

•
The indication of interest from Party B, a privately held company, proposed a reverse merger transaction with an ascribed value of Millendo of $45 million (assuming closing net cash of $22.5 million) and an ascribed value of Party B of $155 million, with an implied ownership interest in the combined company of approximately 22.5% for existing Millendo equity holders.

•
The indication of interest from Party C, a publicly traded company, proposed a stock-for-stock
acquisition of Millendo by Party C with an ownership interest in the combined company of 25% to 28% for existing Millendo equity holders, assuming closing net cash of at least $25 million. The indication of interest from Party C indicated that Party C also proposed that Millendo could designate one or two directors from the Millendo board of directors, as mutually agreed, to the Party C board of directors upon closing of the transaction.

•
The indication of interest from Party D, a publicly traded company, proposed a stock-for-stock
acquisition of Millendo by Party D with an ascribed value of Millendo equal to 125% of Millendo’s closing net cash and a deemed value of Party D’s common stock equal to 140% of the volume-weighted average price of Party D’s common stock over the five trading days prior to closing. The indication of interest from Party D also proposed that Millendo could designate one board member to the Party D board of directors upon closing of the transaction.

•
The indication of interest from Party E, a privately held company, proposed a reverse merger transaction in which Party E would be valued at $82 million, with an ownership interest in the combined company of 20% to 25% for existing Millendo equity holders. The indication of interest from Party E also proposed that the combined company would have a board of directors composed of six directors, four of whom would be designated by Party E and two of whom would be designated by Millendo. Party E’s indication of interest also indicated a willingness to pursue an alternative transaction structure that would permit the transaction to sign and close simultaneously.

•
The indication of interest from Party F, a privately held company, proposed a reverse merger transaction in which Millendo would be valued at $41 million (assuming net cash at closing of $25 million) and Party F would be valued at $220 million, with an ownership interest in the combined company of approximately 15.7% for existing Millendo equity holders. The indication of interest from Party F also proposed that the combined company would have a board of directors composed of seven directors, six of whom would be designated by Party F and one of whom would be designated by Millendo and indicated that Party F would be willing to pursue a financing that would target $50 million in proceeds.

From January 30, 2021 through February 5, 2021, members of Millendo management and representatives of SVB Leerink analyzed the 26 indications of interest using the criteria that were agreed to by the Millendo board of directors at its January 22, 2021 meeting along with additional criteria that SVB Leerink and Millendo management considered relevant for a complete evaluation. The full list of criteria was:

•	quality of the underlying technology and potential for commercialization;

•	existing potential public company infrastructure and readiness;

•	ability to achieve milestones;

•	concurrent financing considerations;

•	quality of management, board and investor base; and

•	proposed ownership split and premium applied over Millendo’s expected closing net cash.
Based on this analysis, members of Millendo management and representatives of SVB Leerink identified ten potential counterparties, including Tempest, Party B, Party C, Party D, Party E and Party F, to present to Millendo management and the Transaction Committee. Also during this period, Millendo executed nondisclosure agreements with each of the ten identified potential counterparties, including in certain cases a mutual two-year
standstill provision (which, in each case, Millendo waived with respect to the counterparty on April 12, 2021).
On February 5, 2021, the Transaction Committee held a meeting by video conference at which members of Millendo management and representatives of SVB Leerink were present. During the meeting, representatives of SVB Leerink reviewed the criteria used by Millendo management and SVB Leerink to analyze the 26 indications of interest received by Millendo, reviewed the terms of the indications of interest received from the ten potential counterparties identified to present to Millendo management and the Transaction Committee, provided perspectives on each of the ten potential counterparties and discussed the timeline for a potential strategic transaction. Also during the meeting, the Transaction Committee authorized Millendo management to engage Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to serve as Millendo’s special M&A counsel in connection with a strategic transaction.
During the week of February 7, 2021, each of the ten identified potential counterparties presented to Millendo management about its business, and SVB Leerink informed the other potential counterparties that they had not advanced to the next stage of discussions. Following the presentations, Millendo management and SVB Leerink identified Tempest, Party B, Party C, Party D, Party E and Party F as warranting further consideration by the Millendo board of directors.
On February 10 and 11, 2021, at the direction of Millendo management, SVB Leerink informed the potential counterparties other than Tempest, Party B, Party C, Party D, Party E and Party F that they had not advanced to the next stage of discussions.
During the week of February 14, 2021, each of Tempest, Party B, Party C, Party D, Party E and Party F presented to Transaction Committee about its business.
During the week of February 22, 2021, at the direction of Millendo management, SVB Leerink contacted each of the six remaining counterparties to advise them to assume closing net cash of Millendo of approximately $19 million, which at the time reflected Millendo management’s best estimate of closing net cash in light of adjustments to Millendo’s anticipated cash needs through the closing of a potential transaction, rather than closing net cash of $25 million.
On February 17, 2021, the Transaction Committee held a meeting by videoconference at which other members of the Millendo board of directors, members of Millendo’s management, representatives of SVB Leerink and representatives of WilmerHale were present. At the meeting, representatives of SVB Leerink reviewed the indications of interest received from the six remaining potential counterparties (as adjusted by SVB Leerink to reflect Millendo’s updated estimate of closing net cash) and related considerations, and Millendo’s management reviewed the due diligence conducted to date on each of the potential counterparties, including their respective science and technology, their respective management teams, their respective upcoming value inflection points and their respective public company readiness. Following discussion, the Transaction Committee directed management to request a proposed term sheet from each of Tempest, Party B, Party C, Party D and Party E.
During the period from February 17, 2021 through February 25, 2021, members of Millendo management engaged in due diligence activities with each of
Tempest, Party B, Party C, Party D and Party E
.

During the week of February 21, 2021, SVB Leerink received on behalf of Millendo the following non-binding
term sheets:

•
The term sheet from Tempest proposed a reverse merger transaction with an ascribed value of Millendo of $36 million (assuming closing net cash of $21 million and subject to adjustment if closing net cash were less than $20 million) and an ascribed value of Tempest of $153.4 million (assuming a concurrent financing of $25 million), with an implied ownership interest in the combined company of approximately 19.0% for existing Millendo equity holders. The term sheet also proposed that the combined company would have a board of directors composed of seven directors, six of whom would be designated by Tempest and one of whom would be designated by Millendo. Tempest’s term sheet contemplated a
30-day
exclusive negotiations period.

•
The term sheet from Party B proposed a reverse merger transaction with an ascribed value of Millendo of $45 million (assuming closing net cash of $19.0 million and subject to adjustment if closing net cash were greater or less than $19 million) and an ascribed value of Party B of $155 million, with an implied ownership interest in the combined company of approximately 22.5% for existing Millendo equity holders. The term sheet from Party B also contemplated that the combined company would have a board of directors composed of nine directors, seven of whom would be designated by Party B and two of whom would be designated by Millendo, and that Millendo and Party B would pay a termination fee of $3 million, or reimburse the other for expenses up to $1 million, if the merger agreement were terminated in certain circumstances. Party B’s term sheet also provided that Millendo would not have the right to terminate a merger agreement with Party B to accept a superior proposal and contemplated a
45-day
exclusive negotiations period (subject to an automatic
15-day
extension so long as the parties were continuing to have good faith discussions regarding the proposed transaction).

•
The term sheet from Party C proposed a
stock-for-stock
acquisition of Millendo by Party C with an ascribed value of Millendo of $39.5 million (assuming closing net cash of $19.5 million) and an ascribed value of $130 million for Party C, with an ownership interest in the combined company of 23% to 26% for existing Millendo equity holders. The term sheet from Party C indicated that Party C would be willing to discuss post-closing board representation.

•
The term sheet from Party D proposed a
stock-for-stock
acquisition of Millendo by Party D with an ascribed value of Millendo equal to $25 million (assuming closing net cash of $19 million) and a deemed value of Party D’s common stock equal to (a) the greater of (i) $2.275 and (ii) the volume-weighted average price of Party D’s common stock over the five consecutive trading days ending on the trading day immediately prior to the closing multiplied by (b) an adjustment factor (ranging from 1.275x to 1.225x) based on Millendo’s closing net cash, except that the number of shares of Party D’s common stock issuable in the transaction would be limited to 19.99% of the number of shares of Party D common stock issued and outstanding as of the date of the definitive agreement. The term sheet from Party D provided that Party D’s obligation to complete the transaction would be conditioned on, among other things, Millendo’s closing net cash being at least $17.5 million. Party D also indicated that Party D would offer Millendo the ability to add one board member to Party D’s current board of directors. Party D’s term sheet contemplated an exclusive negotiations period until March 31, 2021.

•
The term sheet from Party E proposed a reverse merger transaction in which Millendo would be valued at $25 million (assuming closing net cash of $20 million) and Party E would be valued at $82 million, with an implied ownership interest in the combined company of 23% for existing Millendo equity holders. The term sheet from Party E also proposed that the combined company would have a board of directors composed of six directors, four of whom would be designated by Party E and two of whom would be designated by Millendo.

On February 25, 2021, the Transaction Committee held a meeting by videoconference at which other members of the Millendo board of directors, members of Millendo management, representatives of SVB Leerink and representatives of WilmerHale were present. During the meeting, representatives of SVB Leerink and members of Millendo management reviewed the discussions and scientific and other due diligence activities that had taken place with the remaining potential counterparties since the meeting of the Transaction Committee held on February 17, 2021, and representatives of SVB Leerink reviewed the term sheets received from the remaining potential counterparties, focusing on the term sheet received from each of Tempest, Party B, Party C and Party D. After discussion, the Transaction Committee directed management and SVB Leerink to prioritize discussions with Tempest, Party B and Party C based on the scientific and other due diligence activities to date and the terms proposed in their respective term sheets.
From February 25, 2021 through March 4, 2021, members of Millendo management engaged in scientific and other due diligence activities with each of Tempest, Party B and Party C.
On March 4, 2021, the Transaction Committee held a meeting by videoconference at which other members of the Millendo board of directors, members of Millendo management, representatives of SVB Leerink and representatives of WilmerHale were present. During the meeting, representatives of SVB Leerink and members of Millendo management reviewed the discussions and scientific and other due diligence activities that had taken place with the remaining potential counterparties since the meeting of the Transaction Committee held on February 25, 2021. In addition, management presented an updated calculation of estimated net cash, which reflected management’s best estimate of closing net cash in light of adjustments to Millendo’s anticipated cash needs through the closing of a potential transaction. The Transaction Committee directed management and SVB Leerink to prioritize discussions with Tempest and Party B. In addition, the Transaction Committee instructed management to provide a draft merger agreement to each of Tempest and Party B and request revised proposals from each of Tempest and Party reflecting management’s most recent estimate of closing net cash. The Transaction Committee determined to prioritize discussions with Tempest and Party B primarily due to concerns identified in due diligence with respect to Party C, including concerns over Party C’s ability to obtain financing necessary to fund its operations and potential delay and execution risk associated with Party C’s proposed transaction structure.
On March 4, 2021, a representative of SVB Leerink informed a representative of Party D that Millendo was prioritizing discussions with other parties.
On March 5, 2021, SVB Leerink sent a draft merger agreement prepared by WilmerHale to each of Tempest and Party B and instructed each party to respond with their best and final proposal by March 10, 2021 in the form of a markup to the merger agreement.
On March 10, 2021, the Transaction Committee held a meeting by videoconference at which members of management, representatives of SVB Leerink and representatives of WilmerHale were present. During the meeting, representatives of SVB Leerink and members of Millendo management reviewed the discussions and scientific and other due diligence activities that had taken place with the remaining potential counterparties since the meeting of the Transaction Committee held on March 4, 2021 and provided their perspectives on each of the remaining potential counterparties. Following discussion, the Transaction Committee determined to focus on clinical data, timing and cash resources as it continued to consider a potential strategic transaction with each of the potential remaining counterparties.
Later on March 10, 2021, a member of Millendo management received from Tempest in response to the draft merger agreement that had been provided to Tempest on March 5, 2021 an issues list that revised the terms of Tempest’s proposal. Tempest’s revised proposal contemplated a reverse merger transaction with an ascribed value of Millendo of $36 million (subject to adjustment to the extent Millendo’s closing net cash were less than $15.3 million or greater than $18.7 million) and an ascribed value of Tempest of $153.4 million (assuming a concurrent financing of $25 million), with an implied ownership interest in the combined company of approximately 19.0% for existing Millendo equity holders. Tempest’s revised proposal also proposed that the combined company would have a board of directors composed of seven directors, six of whom would be designated by Tempest and one of whom would be designated by Millendo and indicated that Tempest expected to enter into exclusive negotiations with Millendo by early the week of March 14, 2021.
On March 11, 2021, a representative of SVB Leerink informed a representative of Party C that Millendo was prioritizing discussions with other parties.
On March 12, 2021, representatives of WilmerHale and representatives of Sidley Austin LLP, counsel for Tempest (“Sidley”), discussed aspects of the draft merger agreement that had been provided to Tempest on March 5, 2021, including the calculation of net cash, the net cash collar, the treatment of Millendo options, closing conditions, the definition of superior offer and termination fee and expense reimbursement provisions.
Also on March 12, 2021, a member of Millendo management received from Party B in response to the draft merger agreement that had been provided to Party B on March 5, 2021 a revised term sheet. Party B’s revised term sheet contemplated a reverse merger transaction with an ascribed value of Millendo of $45 million (subject to adjustment to the extent Millendo’s closing net cash were less than $16 million or greater than $18 million) and an ascribed value of Party B of $155 million, with an implied ownership interest in the combined company of approximately 22.5% for existing Millendo equity holders. Party B’s revised term sheet also contemplated that the combined company would have a board of directors composed of nine directors, seven of whom would be designated by Party B and two of whom would be designated by Millendo and that Millendo and Party B would pay a termination fee of $3 million, or reimburse the other for expenses up to $1 million, if the merger agreement were terminated in certain circumstances. Party B’s revised term sheet also provided that Millendo would not have the right to terminate a merger agreement with Party B to accept a superior proposal and contemplated a
45-day
exclusive negotiations period (subject to an automatic
15-day
extension so long as the parties were continuing to have good faith discussions regarding the proposed transaction), provided that Millendo would have the right to terminate exclusivity if Party B failed to deliver to Millendo a term sheet with a third party that involved a financing of at least $10 million.
During the evening of March 12, 2021, representatives of WilmerHale sent representatives of Sidley a revised merger agreement, along with a proposed form of exclusivity agreement to be entered into in the event that the Transaction Committee authorized Millendo to enter into exclusive negotiations with Tempest. The exclusivity agreement contemplated that Tempest and Millendo would negotiate exclusively with each other through March 22, 2021. Later in the evening of March 12, 2021, a representative of Sidley sent representatives of WilmerHale a revised draft of the exclusivity agreement which contemplated that the exclusivity period would continue through March 28, 2021.
On March 13, 2021, a representative of Sidley sent to representatives of WilmerHale a markup of the merger agreement, reflecting the terms set forth in Tempest’s March 10, 2021 proposal.
On March 14, 2021, Millendo held a Transaction Committee meeting by videoconference at which other members of the Millendo board of directors, members of Millendo management, representatives of SVB Leerink and representatives of WilmerHale were present. During the meeting, representatives of WilmerHale reviewed the fiduciary duties of the Transaction Committee and the Millendo board of directors in connection with a potential strategic transaction involving Millendo, the representatives of SVB Leerink reviewed the process conducted to date by Millendo management and SVB Leerink to solicit interest in a strategic transaction involving Millendo and the terms of the most recent proposals submitted by each of Tempest and Party B, and Millendo management reviewed the scientific and other due diligence activities undertaken to date by Millendo management and Millendo’s advisors on each of Tempest and Party B. Millendo’s management then recommended, based on its belief that the most recent proposal submitted by each party was its best and final proposal, concerns raised in the scientific due diligence of Party B, the uncertainty surrounding Party B’s ability to obtain additional financing and statements by representatives of Tempest that Tempest would be unwilling to continue discussions with Millendo in the absence of an exclusive negotiation period, that the Transaction Committee authorize Millendo to enter into exclusive negotiations with Tempest through March 28, 2021. At the request of the Transaction Committee, representatives of WilmerHale expressed their view that the merger agreement submitted by Tempest was capable of being negotiated in a matter of days and that it would be difficult to estimate how long it would take to negotiate a definitive merger agreement with Party B because Party B had not submitted a markup of the merger agreement, as had been requested by SVB Leerink. Following discussion and after taking into account the advantages and disadvantages of entering into exclusive negotiations with Tempest, the Transaction Committee authorized Millendo management, on behalf of Millendo, to enter into an exclusivity agreement with Tempest pursuant to which Millendo and Tempest would negotiate exclusively with each other through March 28, 2021. During the evening of March 14, 2021, Millendo and Tempest executed an exclusivity agreement on the terms approved by the Transaction Committee.
On March 16, 2021, a member of Millendo management and a representative of SVB Leerink advised a representative of Party B that Millendo had entered into exclusivity with another party.
On March 17, 2021, the Millendo board of directors held a regular meeting by videoconference at which members of Millendo management and representatives of SVB Leerink were present. At the meeting, the members of management and representatives of SVB Leerink reviewed Millendo’s net cash model prepared in connection with the proposed strategic transaction and the status of Millendo’s discussions with Tempest. Also at the meeting, the Millendo board of directors granted to Dr. Owens, in connection with Dr. Owens’ appointment as executive chair of the Millendo board of directors, an option to purchase 24,000 shares of Millendo common stock at an exercise price per share of $2.29, which is equal to the closing price per share of Millendo common stock as reported on the Nasdaq Stock Market LLC on March 17, 2021. Upon a change in control of Millendo, the option granted to Dr. Owens will vest in full and have an 18-month post-termination exercise period. In addition, the Millendo board of directors amended the option awards held by independent directors to provide that, upon a change in control of Millendo, the option awards will vest in full and have an 18-month post-termination exercise period. For more information, see “—Interest of Millendo Directors and Executive Officers in the Merger.”
During the period from March 14, 2021 through March 28, 2021, representatives of Millendo and representatives of Tempest completed confirmatory due diligence on each other and representatives of WilmerHale and Sidley negotiated the remaining terms of the merger agreement, including the definition of net cash, the calculation of the exchange ratio, the representations and warranties and operating covenants of each party, the ratio of the reverse stock split, the treatment of Millendo options, the financing condition for Millendo’s benefit, the amount of the termination fees and the expense reimbursement cap, and the terms of the forms of support agreement and the form of lock-up
agreement. Also during this period, Piper Sandler & Co. marketed to potential investors a financing in Tempest that would close immediately prior to the closing of Millendo’s transaction with Tempest.
On March 28, 2021, the Millendo board of directors held a meeting at which members of Millendo management, representatives of SVB Leerink and representatives of WilmerHale were present. During the meeting, the representatives of WilmerHale reviewed the duties of the Millendo board of directors in connection with the proposed transaction with Tempest and the terms of the merger agreement and forms of support agreement and form of lock-up
agreement. The Millendo board of directors then discussed various considerations with respect to the proposed transaction, as summarized under “Millendo Reasons for the Merger”. Representatives of SVB Leerink then reviewed the process conducted to solicit potential interest in a strategic transaction involving Millendo and reviewed SVB Leerink’s financial analyses of the relative valuations of Millendo and Tempest and the number of shares of Millendo common stock to be issued to holders of Tempest common stock in the merger. Representatives of SVB Leerink noted that a discounted cash flow analysis had not been performed because a discounted cash flow analysis would not be informative, in SVB Leerink’s professional judgement, in light of the early stage of Tempest and the absence of any projections by Millendo or Tempest, other than expense projections prepared by Millendo. Following discussion with the directors, SVB Leerink then rendered to the Millendo board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 28, 2021, that, as of such date and based upon and subject to the assumptions made, and the qualifications and limitations upon the review undertaken by SVB Leerink in preparing its opinion, the exchange ratio to be paid by Millendo pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Millendo. Following discussion, the members of the Transaction Committee unanimously recommended to the Millendo board of directors that the Millendo board of directors approve the merger agreement and the transactions contemplated by the merger agreement. Thereafter, taking into account the opinion of SVB Leerink, the recommendation of the Transaction Committee and other factors, the Millendo board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and authorized Millendo management to execute the merger agreement on behalf of Millendo.
On March 29, 2021 prior to the open of trading on the Nasdaq Stock Market, Millendo and Tempest executed the merger agreement and issued a joint press release announcing execution of the merger agreement.
Millendo Reasons for the Merger
During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Millendo Board of Directors and the Transaction Committee held numerous meetings, consulted with Millendo’s senior management, legal counsel and financial advisor, and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Millendo Board of Directors considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including:

•
the financial condition and prospects of Millendo and the risks associated with continuing to operate Millendo on a stand-alone basis, particularly in light of Millendo’s January 2021 decision to discontinue development of
MLE-301
and reduce its workforce;

•
that the Millendo Board of Directors and its financial advisor undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and merger partner candidates to identify the opportunity that would, in the Millendo Board of Directors’ view, create the most value for Millendo stockholders;

•
the Millendo Board of Directors’ belief, after a thorough review of strategic alternatives and discussions with Millendo’s senior management, financial advisors and legal counsel, that the Merger is more favorable to Millendo Stockholders than the potential value that might have resulted from other strategic alternatives available to Millendo, including a liquidation of Millendo and the distribution of any available cash;

•
the Millendo Board of Directors’ belief that, as a result of arm’s length negotiations with Tempest, Millendo and its representatives negotiated the highest exchange ratio to which Tempest was willing to agree, and that the other terms of the Merger Agreement include the most favorable terms to Millendo in the aggregate to which Tempest was willing to agree;

•
the Millendo Board of Directors’ view, based on the scientific, regulatory and technical due diligence conducted by Millendo management, of the regulatory pathway for, and market opportunity of, Tempest’s product candidates;

•
the Millendo Board of Directors’ consideration of the expected cash balances of the combined company as of the closing of the Merger resulting from the approximately $17 million of net cash expected to be held by Millendo upon completion of the Merger together with the cash Tempest currently holds and the $30 million of expected gross proceeds from the Tempest pre-closing
financing;

•
the Millendo Board of Directors’ view, following a review with Millendo’s management of Tempest’s current development and clinical trial plans, of the likelihood that the combined company would possess sufficient cash resources at the closing of the Merger to fund development of Tempest’s product candidates through upcoming value inflection points;

•
the prospects of and risks associated with the other strategic candidates that had made proposals for a strategic transaction with Millendo based on the scientific, technical and other due diligence conducted by Millendo management;

•
the ability of Millendo stockholders to participate in the growth and value creation of the combined company following the closing of the Merger by virtue of their continued ownership of Millendo Common Stock;

•
the Millendo Board of Directors’ view that the combined company will be led by an experienced senior management team from Tempest and a board of directors with representation from each of the current boards of directors of Millendo and Tempest;

•	the current financial market conditions and historical market prices, volatility and trading information with respect to Millendo Common Stock; and

•
the Millendo Board of Directors’ consideration of the financial analyses of SVB Leerink, including its opinion to the Millendo Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to Millendo of the Exchange Ratio to be paid by Millendo pursuant to the terms of the Merger Agreement, as more fully described below under the caption “
The Merger—Opinion of Millendo’s Financial Advisor
,” beginning on page 118 in this proxy statement/prospectus.

The Millendo Board of Directors also reviewed the terms of the Merger Agreement and related transaction documents, including those described below, and concluded that the terms of the Merger Agreement and related transaction documents, in the aggregate, were reasonable under the circumstances:

•
the calculation of the Exchange Ratio, closing net cash and the estimated number of shares of Millendo Common Stock to be issued in the Merger, including that the valuation of Millendo under the Merger Agreement would be reduced only to the extent that Millendo’s closing net cash is less than $15.3 million, the valuation of Millendo under the Merger Agreement would be increased to the extent Millendo’s closing net cash exceeds $18.7 million and the determination time for calculating Millendo’s closing net cash would be no later than June 30, 2021 unless the failure to close the Merger on or before July 1, 2021 is solely a result of a material breach by Millendo of its obligations under the Merger Agreement;

•
the number and nature of the conditions to Tempest’s and Millendo’s respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis, including the fact that Tempest’s obligation to complete the Merger would not be conditioned on Millendo having a specified level of closing net cash and the fact that Millendo’s obligation to complete the Merger would be conditioned on Tempest having completed at least $25 million of the Tempest pre-closing
financing, as more fully described below under the caption “
The Merger Agreement —Conditions to the Completion of the Merger
,” beginning on page 153 in this proxy statement/prospectus;

•
the respective rights of, and limitations on, Millendo and Tempest under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the board of directors of each party to change its recommendation in favor of the merger, as more fully described below under the caption “
The Merger Agreement
—Non-Solicitation
,” beginning on page 149 in this proxy statement/prospectus;

•
the right of each party to terminate the Merger Agreement to accept an unsolicited Acquisition Proposal in certain circumstances, subject to payment of a termination fee, as more fully described below under the caption “
The Merger Agreement —Termination and Termination Fees
,” beginning on page 157 in this proxy statement/prospectus;

•
the potential termination fee of $1.4 million, in the case of the fee payable by Millendo, or $2.8 million, in the case of the fee payable by Tempest, and related reimbursement of certain transaction expenses of up to $1.0 million, which could become payable by either Millendo or

Tempest to the other party if the Merger Agreement is terminated in certain circumstances, as more fully described below under the caption “
The Merger Agreement —Termination and Termination Fees
,” beginning on page 157 in this proxy statement/prospectus;

•
the
lock-up
agreements, pursuant to which certain Tempest stockholders have, subject to certain exceptions, agreed not to transfer their shares of Millendo Common Stock during the period of 180 days following the completion of the Merger, as more fully described below under the caption “
Agreements Related to the Merger
—Lock-Up
Agreements
,” beginning on page 162 in this proxy statement/prospectus;

•
the support agreements, pursuant to which certain stockholders of Millendo and Tempest, respectively, have agreed, solely in their capacities as stockholders, to vote all of their shares of Millendo Common Stock or Tempest Capital Stock in favor of the proposals submitted to them in connection with the Merger and against any alternative acquisition proposals, as more fully described below under the caption “
Agreements Related to the Merger —Support Agreements
,” beginning on page 161 in this proxy statement/prospectus; and

•
the expectation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and will constitute a “plan of reorganization” within the meaning of Treasury Regulations
Section 1.368-2(g),
with the result that Tempest stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Tempest Common Stock for Millendo Common Stock pursuant to the Merger, as more fully described below under the caption “
The Merger —Tax Characterization of the Merger
,” beginning on page 133 in this proxy statement/prospectus.

In the course of its deliberations, the Millendo Board of Directors also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

•
the potential effect of the $1.4 million termination fee payable by Millendo and Millendo’s expense reimbursement obligations upon the occurrence of certain events in deterring other potential acquirors from proposing an alternative acquisition proposal that may be more advantageous to Millendo stockholders;

•	the prohibition on Millendo to solicit alternative acquisition proposals during the pendency of the Merger;

•	the substantial expenses to be incurred by Millendo in connection with the Merger;

•	the possible volatility of the trading price of the Millendo Common Stock resulting from the announcement, pendency or completion of the Merger;

•	the risk that the Merger might not be consummated in a timely manner or at all, including as a result of an inability to complete the Tempest pre-closing financing in a timely manner;

•	the scientific, technical, regulatory and other risks and uncertainties associated with development and commercialization of Tempest’s product candidates;

•	the risk that the combined company may not have available sources of financing necessary to fund development of Tempest’s product candidates through upcoming value inflection points; and

•
the various other risks associated with the combined company and the transaction, including those described in the sections entitled “
Risk Factors
” and “
Cautionary Statement Concerning Forward-Looking Statements
” in this proxy statement/prospectus.

The foregoing information and factors considered by the Millendo Board of Directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Millendo Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Millendo Board of Directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Millendo Board of Directors may have given different weight to different factors. The Millendo Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Millendo management team and the legal and financial advisors of Millendo, and considered the factors overall to be favorable to, and to support, its determination.
Tempest Reasons for the Merger
In the course of reaching its decision to approve the merger, the Tempest board of directors held numerous meetings, consulted with Tempest’s senior management, its financial advisors and legal counsel, and considered a wide variety of factors including, among others, the following material factors (which factors are not necessarily presented in any order of relative importance):

•
the merger will provide Tempest’s current stockholders with greater liquidity by owning publicly-traded stock, and expanding both the access to capital for Tempest and the range of investors potentially available as a public company, compared to the investors Tempest could otherwise gain access to if it continued to operate as a privately-held company;

•	the potential benefits from increased public market awareness of Tempest and its pipeline;

•	the historical and current information concerning Tempest’s business, including its financial performance and condition, operations, management and pre-clinical and clinical data;

•	the competitive nature of the industry in which Tempest operates;

•	the Tempest board of directors’ fiduciary duties to Tempest’s stockholders;

•	the board’s belief that this transaction provides a viable alternate public listing strategy, and addresses the risk of the lack of an available market for an initial public offering at a later date;

•	the expected cash resources of the combined organization (including the ability to support the combined company’s current and planned clinical trials and operations);

•	the terms and conditions of the Merger Agreement, including the following:

•
the determination that the expected relative percentage ownership of Millendo’s stockholders and Tempest’s stockholders in the combined organization was appropriate, based on the Tempest board of directors’ judgment and assessment of the approximate valuations of Millendo (including the value of the net cash Millendo is expected to provide to the combined organization) and Tempest;

•
the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger the Tempest stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes;

•	the limited number and nature of the conditions of the obligation of Millendo to consummate the merger;

•	the rights of Tempest under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Tempest receive a superior proposal;

•
the conclusion of the Tempest board of directors that the potential termination fees of $1,400,000, payable by Millendo to Tempest and of $2,800,000, payable by Tempest to Millendo, and the circumstances when such fees may be payable, were reasonable;

•
the conclusion of the Tempest board of directors that the potential expense reimbursement of up to $1,000,000, payable by Millendo to Tempest, and the circumstances when such fee may be payable, were reasonable; and

•
the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•
the shares of Millendo’s common stock issued to Tempest’s stockholders will be registered on a
Form S-4
registration statement and will become freely tradable for Tempest’s stockholders who are not affiliates of Tempest and who are not parties to lock-up
agreements;

•
the support agreements, pursuant to which certain directors, officers and stockholders of Tempest and Millendo, respectively, have agreed, solely in their capacity as stockholders of Tempest and Millendo, respectively, to vote all of their shares of Tempest capital stock or Millendo common stock in favor of the adoption or approval, respectively, of the Merger Agreement;

•	the ability to obtain a Nasdaq listing and the change of the combined organization’s name to Tempest Therapeutics, Inc. upon the closing of the merger; and

•	the likelihood that the merger will be consummated on a timely basis.
The Tempest board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

•
the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of Tempest and the ability of Tempest to obtain financing in the future in the event the merger is not completed;

•
the risk that future sales of common stock by existing Millendo stockholders may cause the price of Millendo common stock to fall, thus reducing the potential value of Millendo common stock received by Tempest stockholders following the merger;

•
the exchange ratio used to establish the number of shares of Millendo’s common stock to be issued to Tempest’s stockholders in the merger is fixed, except for adjustments due to Millendo’s cash balance and outstanding capital stock at closing (subject to certain limitations)and under the facts and circumstances, that the relative percentage ownership of Millendo’s stockholders and Tempest’s stockholders in the combined organization immediately following the completion of the merger is expected to not change materially;

•
the termination fee of $2,800,000, payable by Tempest to Millendo upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Tempest’s stockholders;

•	the potential reduction of Millendo’s net cash prior to the closing;

•
the possibility that Millendo could, under certain circumstances, consider unsolicited acquisition proposals if superior to the merger or change its recommendation to approve the merger upon certain events;

•
the possibility that the merger might not be completed in a timely manners or at all, for a variety of reasons, such as the failure of Millendo to obtain the required stockholder vote, and the potential adverse effect on the reputation of Tempest and the ability of Tempest to obtain financing in the future in the event the merger is not completed;

•
the costs involved in connection with completing the merger, the time and effort of Tempest senior management required to complete the merger, the related disruptions or potential disruptions to Tempest’s business operations and future prospects, including its relationships with its employees, suppliers and partners and others that do business or may do business in the future with Tempest, and related administrative challenges associated with combining the companies;

•
the additional expenses and obligations to which Tempest’s business will be subject following the merger that Tempest has not previously been subject to, and the operational changes to Tempest’s business, in each case that may result from being a public company;

•	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and

•	various other risks associated with the combined organization and the merger, including the risks described in the section entitled “ Risk Factors ” in this proxy statement/prospectus.

The foregoing information is not intended to be exhaustive, but summarizes the material factors considered by the Tempest board of directors in its consideration of the Merger Agreement and the transactions contemplated. The Tempest board of directors concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. After considering these and other factors, the Tempest board of directors unanimously approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.
Opinion of Millendo’s Financial Advisor
Introduction
Millendo retained SVB Leerink LLC as its financial advisor in connection with the merger and the other transactions contemplated by the Merger Agreement, which are, collectively, referred to as the “Transaction” throughout this section. In connection with this engagement, Millendo requested that SVB Leerink evaluate the fairness, from a financial point of view, to Millendo of the Exchange Ratio proposed to be paid by Millendo pursuant to the terms of the Merger Agreement. On March 28, 2021, SVB Leerink rendered to the Millendo board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 28, 2021 that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by SVB Leerink in preparing its opinion, the Exchange Ratio to be paid by Millendo pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Millendo. In providing its opinion, SVB Leerink noted that the Exchange Ratio is intended to result in holders of Tempest Therapeutics, Inc. capital stock and Millendo common stock immediately prior to the effective time of the merger holding, on a fully-diluted basis, approximately 81.5% and 18.5% of the outstanding Millendo common stock, respectively, on a pro forma basis immediately following the effective time of the merger and that the Exchange Ratio and, accordingly, such percentages are subject to adjustment based upon Millendo’s net cash as of the closing of the Transaction. SVB Leerink expressed no opinion with respect to such adjustments.
The full text of the SVB Leerink written opinion, dated March 28, 2021, which describes the assumptions made and the qualifications and limitations upon the review undertaken by SVB Leerink in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the written opinion of SVB Leerink set forth below is qualified in its entirety by the full text of the written opinion attached as Annex B to this proxy statement/prospectus.
SVB Leerink’s financial advisory services and opinion were provided for the information and assistance of the Millendo board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and the SVB Leerink opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Millendo of the Exchange Ratio to be paid by Millendo pursuant to the terms of the Merger Agreement. The SVB Leerink opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of Millendo as to whether or how such holder should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter.
The full text of SVB Leerink’s written opinion should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by SVB Leerink in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, SVB Leerink reviewed, among other things:

•	a draft of the Merger Agreement, dated March 27, 2021;

•	Millendo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, in the form to be filed by Millendo with the SEC on March 29, 2021;

•	certain Current Reports on Form 8-K, as filed by Millendo with, or furnished by Millendo to, the SEC; and

•	certain internal information, primarily related to expense forecasts, furnished to SVB Leerink by the managements of Millendo and Tempest, respectively, and approved for SVB Leerink’s use by Millendo
SVB Leerink also conducted discussions with members of the senior management of Millendo and Tempest and their respective advisors and representatives regarding the internal information referred to above as well as the past and current business, operations, financial condition and prospects of each of Millendo and Tempest. In addition, SVB Leerink reviewed the historical trading prices and trading activity for the Millendo common stock. Furthermore, SVB Leerink reviewed publicly available market capitalization data regarding companies in the biopharmaceutical industry that SVB Leerink believed to be comparable in certain respects to Tempest; and SVB Leerink reviewed publicly available financial terms of certain initial public offerings involving companies in the biopharmaceutical industry that SVB Leerink believed to be comparable in certain respects to Tempest. SVB Leerink also conducted such other financial studies and analyses and took into account such other information as it deemed appropriate.
SVB Leerink assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by it for purposes of the opinion and, with the consent of the Millendo board of directors, relied upon such information as being complete and accurate. In addition, with the consent of the Millendo board of directors, SVB Leerink did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet
or otherwise) of Millendo or Tempest, nor was SVB Leerink furnished with any such evaluation or appraisal, and SVB Leerink was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Millendo or Tempest. SVB Leerink assumed, with the consent of the Millendo board of directors, that the final executed Merger Agreement would not differ in any respect material to SVB Leerink’s analysis or the opinion from the last draft of the Merger Agreement reviewed by SVB Leerink. SVB Leerink also assumed, with the consent of the Millendo board of directors, that the Transaction would be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to SVB Leerink’s analysis or its opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to such analysis or opinion. SVB Leerink did not evaluate and did not express any opinion as to the solvency or fair value of Millendo or Tempest, or their respective abilities to pay their obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. SVB Leerink are not legal, regulatory, tax or accounting advisors, and SVB Leerink expressed no opinion as to any legal, regulatory, tax or accounting matters.
SVB Leerink expressed no view as to, and its opinion did not address, Millendo’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Millendo or in which Millendo might engage. The opinion was limited to and addressed only the fairness, from a financial point of view, as of the date thereof, to Millendo of the Exchange Ratio to be paid by Millendo pursuant to the terms of the Merger Agreement. SVB Leerink was not asked to, nor did SVB Leerink express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Millendo or any other party. In addition, SVB Leerink expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Millendo or any other party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio to be paid by Millendo pursuant to the terms of the Merger Agreement or otherwise. The SVB Leerink opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to SVB Leerink as of, the date thereof, and SVB Leerink does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of the opinion. The SVB Leerink opinion does not constitute a recommendation to any stockholder of Millendo as to whether or how such holder should vote with respect to the merger or otherwise act with respect to the Transaction or any other matter. SVB Leerink provided its financial services and rendered its opinion for the information and assistance of the Millendo board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of the SVB Leerink opinion was approved by the SVB Leerink LLC Fairness Opinion Review Committee.
Summary of Financial Analyses
The following is a summary of the material financial analyses prepared by SVB Leerink and reviewed with the Millendo board of directors in connection with the rendering by SVB Leerink of its opinion on March 28, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, SVB Leerink, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by SVB Leerink. SVB Leerink may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be the view of SVB Leerink as to the actual value of Millendo. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by SVB Leerink. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying SVB Leerink’s financial analyses and its opinion. In performing its analyses, SVB Leerink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Millendo or any other parties to the Transaction. None of Millendo, Tempest, Merger Sub, SVB Leerink or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Millendo or Tempest do not purport to be appraisals or reflect the prices at which these companies may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 24, 2021 and is not necessarily indicative of current market conditions.
In preparing its analysis, SVB Leerink took into account that the Exchange Ratio contained in the Merger Agreement is calculated by attributing equity values of $36,000,000 and $158,400,000 to Millendo and Tempest, respectively, subject to an adjustment based upon Millendo’s net cash as of the closing of the merger. Tempest’s equity value is inclusive of $30,000,000 in committed concurrent financing by new and existing investors.
As the board of directors of Millendo was aware, neither Millendo’s nor Tempest’s management provided SVB Leerink with, and SVB Leerink did not otherwise have access to, financial forecasts regarding Millendo’s or Tempest’s businesses, other than the expense forecasts described above. Accordingly, SVB Leerink did not perform either discounted cash flow analyses or any multiples-based analyses with respect to Millendo or Tempest.

Tempest Therapeutics Valuation Analysis – Selected Biopharma Initial Public Offering
Step-Ups
SVB Leerink reviewed publicly available information relating to step-up
multiples for U.S.-listed initial public offerings since 2018 for biopharmaceutical companies whose lead product at the time of its IPO was a small molecule in Phase 1 or Phase 2 of clinical development, focused on oncology indications. The step-up
multiple was derived by dividing the fully-diluted
pre-money
valuation at time of IPO by the post-money valuation of the financing round prior to IPO. These initial public offerings, which are referred to as the Selected Initial Public Offering
Step-Ups,
are listed below:

Pricing Date	Issuer	Lead Relevant Compound	Indication at IPO	Development Stage at IPO	Pre-Money Equity Value (in millions)	Step-up Multiple to IPO
11/18/2020	Olema Pharmaceuticals, Inc.	OP-1250	ER+ / HER2- Metastatic Breast Cancer	Phase 1	$560	1.9x
7/23/2020	iTeos Therapeutics, Inc.	EOS-850	Solid Tumors	Phase 1	480	2.0
5/7/2020	Ayala Pharmaceuticals, Inc.	AL101	R/M ACC	Phase 2	138	0.9
4/23/2020	ORIC Pharmaceuticals, Inc.	ORIC-101	Prostate Cancer	Phase 1	373	1.1
10/30/2019	RAPT Therapeutics, INc.	FLX475	“Charged” Tumors	Phase 1	226	0.8
3/14/2018	Arcus Biosciences, Inc.	AB928	Solid Tumors	Phase 1	536	1.2
SVB Leerink noted that although such companies had certain financial and operating characteristics that could be considered similar to those of Tempest Therapeutics, none of the companies had the same management make-up, technology,
size or mix of businesses as Tempest Therapeutics and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of Tempest Therapeutics. SVB Leerink also noted that market conditions have varied over the precedent time periods.
SVB Leerink calculated
the step-up
multiple of each of these companies and applied these multiples to Tempest Therapeutics’ valuation of $158.4 million (pro forma for the $30 million committed concurrent offering, less underwriting expenses) to arrive at a comparable pre-money
valuation for Tempest Therapeutics. SVB Leerink compared
these pre-money
valuations to the proposed Tempest Therapeutics valuation of $158.4 million based on the proposed valuation and ownership ratio in the Merger Agreement.
The results of this analysis are summarized as follows:

	Step-up Multiple to IPO	Implied Tempest Post-Money Valuation (in millions)
25th Percentile	1.0x	$151
75th Percentile	1.7x	268

Tempest Therapeutics Valuation Analysis – Selected Biopharma Initial Public Offerings
SVB Leerink reviewed publicly available information relating to the U.S.-listed initial public offerings completed since January 1, 2018 for biopharmaceutical companies whose lead product at the time of its IPO was a small molecule in Phase 1 or Phase 2 of clinical development, focused on oncology indications. These initial public offerings, which are referred to as the Selected Oncology IPOs, are listed below.

Pricing Date	Issuer	Lead Relevant Compound	Indication at IPO	Development Stage at IPO	Pre-Money Equity Value (in millions)	Pre-Money Enterprise Value (in millions)	Post-Money Equity Value (in millions)
11/18/2020	Olema Pharmaceuticals, Inc.	OP-1250	ER+ / HER2- Metastatic Breast Cancer	Phase 1	$560	$432	$800
7/23/2020	iTeos Therapeutics, Inc.	EOS-850	Solid Tumors	Phase 1	480	332	709
5/7/2020	Ayala Pharmaceuticals, Inc.	AL101	R/M ACC	Phase 2	138	121	197
4/23/2020	ORIC Pharmaceuticals, Inc.	ORIC-101	Prostate Cancer	Phase 1	373	284	511
10/30/2019	RAPT Therapeutics, Inc.	FLX475	“Charged” Tumors	Phase 1	226	162	267
3/14/2018	Arcus Biosciences, INc.	AB928	Solid Tumors	Phase 1	536	361	674
SVB Leerink noted that although such companies had certain financial and operating characteristics that could be considered similar to those of Tempest Therapeutics, none of the companies had the same management make-up, technology,
size or mix of businesses as Tempest Therapeutics and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of Tempest Therapeutics. SVB Leerink also noted that market conditions have varied over the precedent time periods.
SVB Leerink calculated a
pre-money
enterprise valuation for the companies and added Tempest Therapeutics’ estimated net cash at closing of $48.2 million (pro forma for the $30 million committed concurrent offering, less underwriting expenses) to reach an adjusted pre-money
equity value for Tempest Therapeutics. SVB Leerink compared these adjusted pre-money
equity values to the proposed Tempest Therapeutics valuation of $158.4 million based on the proposed valuation and ownership ratio in the Merger Agreement.
The results of this analysis are summarized as follows:

	Adj. Pre-Money Enterprise Value (in millions)	Adj. Pre-Money Equity Value (in millions)
25th Percentile	$192	$241
75th Percentile	354	402
Tempest Therapeutics Valuation Analysis – Selected Biopharma Public Companies
SVB Leerink reviewed publicly available information relating to the market capitalization of U.S.-listed publicly-traded biopharmaceutical companies whose lead product was a small molecule in Phase 1 or Phase 2 of clinical development, focused in oncology. The companies meeting these criteria, which are referred to as the Selected Companies, were:

Company	Lead Relevant Compound	Indication	Development Stage	Equity Value (in millions)	Enterprise Value (in millions)
Olema Pharmaceuticals, Inc.	OP-1250	ER+, HER2-MBC	Phase 1/2	$1,385	$1,046
iTeos Therapeutics, Inc.	Inupadenant	Solid Tumors	Phase 1b/2a	1,180	840
ORIC Pharmaceuticals Inc	ORIC-101	Prostate Cancer and Solid Tumors	Phase 1b	939	627
RAPT Therapeutics, Inc.	FLX475	“Charged” Tumors	Phase 2	527	415
MEI Pharma, Inc.	Zandelisib	Follicular Lymphoma	Phase 2	395	215
Infinity Pharmaceuticals, Inc.	Eganelisib	Urothelial Cancer / TNBC	Phase 2	277	242
Ayala Pharmaceuticals Inc	AL101	R/M ACC	Phase 2	161	87
SVB Leerink noted that although such companies had certain financial and operating characteristics that could be considered similar to those of Tempest Therapeutics, none of the companies had the same management, make-up, technology,
size or mix of businesses as Tempest Therapeutics and, accordingly, there were inherent limitations on the applicability of such companies to the valuation analysis of Tempest Therapeutics.
SVB Leerink calculated the aggregate enterprise value of each of the Selected Companies based upon the closing price of the common stock of each Selected Company on March 24, 2021 and the fully-diluted number of shares outstanding, using the treasury stock method. SVB Leerink then added Tempest’s estimated net cash at closing of $48.2 million (pro forma for the $30 million committed concurrent offering, less underwriting expenses) and applied a 25% liquidity discount to reach an adjusted equity value for Tempest Therapeutics. SVB Leerink compared these adjusted equity valuations to the proposed Tempest Therapeutics valuation of $158.4 million based on the proposed valuation and ownership ratio in the Merger Agreement.
The results of this analysis are summarized as follows:

	Enterprise Value (in millions)	Adj. Equity Value (in millions)	Adj. Equity Value with 25% Liquidity Discount (in millions)
25th Percentile	$228	$277	$221
75th Percentile	734	782	625
General
The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, SVB Leerink did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, SVB Leerink made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

SVB Leerink’s financial analyses and opinion were only one of many factors taken into consideration by the Millendo board of directors in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Millendo board of directors or management of Millendo with respect to the Exchange Ratio or as to whether the Millendo board of directors would have been willing to determine that a different Exchange Ratio was fair. The Exchange Ratio was determined through arm’s-length
negotiations between Millendo and Tempest and was approved by the Millendo board of directors. SVB Leerink provided advice to Millendo during these negotiations. However, SVB Leerink did not recommend any specific Exchange Ratio or other financial terms to Millendo or the Millendo board of directors or that any specific Exchange Ratio or other financial terms constituted the only appropriate consideration for the Transaction.
SVB Leerink LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. SVB Leerink has provided certain investment banking services to Millendo from time to time, for which it has received compensation. In the ordinary course of business, SVB Leerink and its affiliates may, in the future, provide commercial and investment banking services to Millendo, Tempest or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of their trading and brokerage activities, SVB Leerink or its affiliates have in the past and may in the future hold positions, for their own account or the accounts of their customers, in equity, debt or other securities of Millendo, Tempest or their respective affiliates.
Consistent with applicable legal and regulatory requirements, SVB Leerink has adopted policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, SVB Leerink’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Millendo and the Transaction and other participants in the Transaction that differ from the views of SVB Leerink’s investment banking personnel.
The Millendo Therapeutics Board selected SVB Leerink to act as Millendo’s financial advisor based on SVB Leerink’s qualifications, reputation, experience and expertise in the biopharmaceutical industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry and its relationship and familiarity with Millendo and its business. SVB Leerink is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.
In connection with SVB Leerink’s services as financial advisor to Millendo, Millendo has agreed to pay SVB Leerink an aggregate fee of $2.0 million, $500,000 of which became payable upon the rendering by SVB Leerink of its opinion on March 28, 2021 and the remainder of which is payable contingent upon consummation of the Transaction. In addition, Millendo has agreed to reimburse certain of SVB Leerink’s expenses arising, and to indemnify SVB Leerink against certain liabilities that may arise, out of SVB Leerink’s engagement. The terms of the fee arrangement between SVB Leerink and Millendo, which are customary in transactions of this nature, were negotiated at arm’s length between SVB Leerink and Millendo Therapeutics, and the Millendo board of directors was aware of the arrangement, including the fact that a significant portion of the fee payable to SVB Leerink is contingent upon the completion of the Transaction.
Interests of Millendo Directors and Executive Officers in the Merger
In considering the recommendation of the Millendo board of directors with respect to issuing shares of Millendo common stock in the merger and the other matters to be acted upon by the Millendo stockholders at the Millendo special meeting, the Millendo stockholders should be aware that Millendo’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Millendo’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.
The Millendo board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the merger, and to recommend that the Millendo stockholders approve the proposals to be presented to the Millendo stockholders for consideration at the Millendo special meeting as contemplated by this proxy statement/prospectus.
Ownership Interests
As of March 31, 2021, Millendo’s current
non-employee
directors and executive officers beneficially owned, in the aggregate, less than 1% of the shares of Millendo common stock, which for purposes of this subsection excludes any Millendo shares issuable upon exercise of Millendo stock options held by such individuals. The affirmative vote of the holders of a majority of the shares present in attendance or represented by proxy at the Millendo special meeting and entitled to vote on the matter, assuming a quorum is present, is required for approval of Proposal Nos. 1, 3, and 4. The affirmative vote of the holders of a majority of the outstanding shares of Millendo common stock entitled to vote at the Millendo special meeting is required for approval of Proposal No. 2. Each of Millendo’s non-employee
directors have also entered into a support agreement in connection with the merger. For a more detailed discussion of the support agreements, please see the section titled “
Agreements Related to the Merger—Support Agreements
” beginning on page 161 of this proxy statement/prospectus.
Treatment of Millendo Options
Prior to the closing of the merger, the Millendo board of directors will have the right, in its sole discretion, to adopt appropriate resolutions and take all other actions necessary and appropriate to provide that each Millendo option, whether vested or unvested, be accelerated in full effective as of immediately prior to the effective time of the merger. At the effective time of the merger, each Millendo option that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will survive the closing and remain outstanding in accordance with its terms.

Millendo estimates that the aggregate amount that would be payable, net of exercise price, to Millendo’s executive officers as a group and Millendo’s current non-employee
directors as a group if they exercised their Millendo options, whether vested or unvested, and immediately sold the common stock of Millendo acquired upon exercise is $0 and $10,000, respectively. The amounts above are determined using a per share Millendo stock price of $1.24, which is the average closing trading price of Millendo common stock over the first five business days following the first public announcement of the transactions contemplated by the Merger Agreement.
The table below sets forth information regarding the Millendo stock options held as of March 31, 2021 by each of the individuals who are or were at any point on or after January 1, 2020 Millendo’s executive officers and non-employee
directors. The number of shares of Millendo common stock underlying such options will be adjusted appropriately to reflect the proposed reverse stock split.

Name	Number of Vested Options Held	Weighted Average Exercise Price of Vested Options	Number of Unvested Options Held	Weighted Average Exercise Price of Unvested Options
Executive Officers
Louis J. Arcudi III	152,201	$7.10	548,449	$3.59
Jennifer L. Minai-Azary	67,537	$7.36	147,803	$3.73
Christophe Arbet-Engels	40,000	$2.00	—	$—
Ryan Zeidan	105,928	$9.13	—	$—
Tamara Joseph	60,103	$7.43	—	$—
Non-Employee Directors
Julia C. Owens	691,154	$6.74	466,464	$7.91
Carol G. Gallagher	18,000	$10.66	12,000	$2.40
Habib J. Dable	26,680	$12.53	—	—
Mary Lynne Hedley	36,213	$13.55	—	—
James M. Hindman	37,913	$9.14	13,316	$3.78
John Howe, III	21,776	$48.51	12,000	$2.40
Geoff Nichol	10,000	$6.29	26,000	$4.49
Carole L. Nuechterlein	18,000	$10.66	12,000	$2.40
Director Positions Following the Merger
Geoff Nichol is currently a
non-employee
director of Millendo and will continue as a director of the combined company after the effective time of the merger.
Indemnification and Insurance
For a discussion of the indemnification and insurance provisions related to the Millendo directors and officers under the Merger Agreement, please see the section titled “
The Merger Agreement—Indemnification and Insurance for Officers and Directors
” beginning on page 152 below.
Director Compensation
Millendo compensates its
non-employee
directors (including Dr. Owens, when she ceased to be chief executive officer) for their service on the Millendo board of directors pursuant to its non-employee
director compensation policy but does not provide compensation to Mr. Arcudi other than for his service as an employee of Millendo.
Non-employee
members of the Millendo board of directors receive cash compensation, payable in equal quarterly installments, in arrears following the end of each quarter in which service occurred, prorated for any months of partial service. Pursuant to the non-employee
director compensation policy,
non-employee
directors are also eligible to receive initial and annual grants of stock options.

In connection with the closing of the Merger Agreement, each outstanding option of the non-employee
directors (other than Dr. Owens) that have not previously vested will fully vest, and the options will be exercisable for 18 months after the closing; provided, however, that no option shall remain exercisable following the expiration of its term.
Pursuant to the Executive Chair Advisory Agreement Millendo entered into with Dr. Owens in connection with her becoming Executive Chair of the Millendo board of directors and ceasing to be chief executive officer, Dr. Owens earns a monthly stipend payable on a quarterly basis, in addition to any cash and equity compensation provided to non-employee
members of the Millendo board of directors plus cash and equity compensation provided to the individual acting as the chair of the Millendo board of directors, all pursuant to Millendo’s non-employee
director compensation policy. The Millendo board of directors amended Dr. Owen’s May 25, 2020 option to provide and provided in her March 17, 2021 option (granted to her in connection with her becoming Executive Chair) that such options would fully vest on a Change in Control and would be exercisable for 18 months after the closing.
Following the closing, Geoff Nichol will be eligible to be compensated as a non-employee
director of Tempest pursuant to the Millendo non-employee director compensation policy that is expected to remain in place following the effective time of the merger.
Executive Employment Arrangements
Millendo has entered into amended and restated retention agreements with Mr. Arcudi and
Ms. Minai-Azary,
pursuant to which each are eligible to receive certain severance payments and benefits in lieu of any prior severance arrangements.
Pursuant to the amended employment agreement Millendo entered into with Mr. Arcudi upon his becoming Chief Executive Officer and President (the “Arcudi Employment Agreement”), if Mr. Arcudi is terminated by Millendo without “Cause” or he resigns employment for “Good Reason” (each, as defined below), and subject to delivery to Millendo of a separation agreement including a general release of claims in favor of Millendo, Mr. Arcudi will be entitled to payment of his COBRA health insurance premiums for a twelve (12) month period. If such a termination without Cause or resignation for Good Reason takes place within three (3) months prior to or twelve (12) months following the effective date of a “Change in Control” (as defined in the Arcudi Employment Agreement), Mr. Arcudi will be entitled to: (a) payment of his COBRA health insurance premiums for an eighteen (18) month period and (b) accelerated vesting of all unvested equity awards such that all unvested equity awards shall become immediately vested and exercisable. In addition, Mr. Arcudi is eligible to earn retention bonuses of up to a total of $630,000 in the aggregate and paid in two equal installments (one of which has already been paid and is subject to repayment if he is not employed by Millendo through June 30, 2021), and, with respect to the second installment, will be paid on the earlier of December 31, 2021 or the closing of a Change in Control of Millendo (as defined in the Arcudi Employment Agreement), and his execution of release agreements in favor of Millendo. Mr. Arcudi will also be eligible for a transaction bonus of $250,000 if Millendo undergoes a Change in Control during Mr. Arcudi’s employment term. In February 2021, the Millendo board of directors provided in Mr. Arcudi’s February 26, 2021 option (the option granted to him in connection with his promotion to chief executive officer) that such option would fully vest on a Change in Control and would be exercisable for 18 months after the closing and amended his May 25, 2020 option to extend it to 18 months after the closing.
Pursuant to the amended employment agreement Millendo entered into with
Ms. Minai-Azary
upon her becoming Chief Financial Officer (the
“Minai-Azary
Employment Agreement”), if
Ms. Minai-Azary
is terminated by Millendo without “Cause” or she resigns employment for “Good Reason” (each, as defined below), and subject to delivery to Millendo of a separation agreement including a general release of claims in favor of Millendo,
Ms. Minai-Azary
will be entitled to: (a) payment of her COBRA health insurance premiums for a twelve (12) month period and (b) twelve (12) months of professional services outplacement assistance with an outplacement vendor funded by Millendo. If such a termination without Cause or resignation for Good Reason takes place within three (3) months prior to or twelve (12) months following the effective date of a “Change in Control” (as defined in the
Minai-Azary
Employment Agreement),
Ms. Minai-Azary
will also be entitled to accelerated vesting of all unvested equity awards such that all unvested equity awards shall become immediately vested and exercisable. In addition,
Ms. Minai-Azary
is eligible to earn retention bonuses of up to a total of $403,000 in the aggregate and paid in two equal installments (one of which has already been paid and is subject to repayment if she is not employed by Millendo through June 30, 2021), and, with respect to the second installment, will be paid on the earlier of December 31, 2021 or the closing of a Change in Control of Millendo (as defined in the
Minai-Azary
Employment Agreement), and her execution of release agreements in favor of Millendo. In February 2021, the Millendo board of directors provided in
Ms. Minai-Azary’s
February 26, 2021 option (the option granted to her in connection with her promotion to chief financial officer) that such option would fully vest on a Change in Control and would be exercisable for 18 months after the closing and amended her May 25, 2020 option to extend it to 18 months after the closing.
For purposes of Mr. Arcudi’s and
Ms. Minai-Azary’s
employment agreements, “cause” means Millendo (or its designee) has determined in its sole discretion that the executive has engaged in any of the following: (i) a material breach of any covenant or condition under the applicable employment agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any policy of Millendo Therapeutics, Inc. or Millendo Therapeutics US, Inc. or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Millendo Therapeutics US, Inc. or, if applicable, Millendo Therapeutics, Inc.; (vi) negligence or incompetence in the performance of the executive’s duties or failure to perform such duties in a manner satisfactory to Millendo Therapeutics US, Inc. after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.
For purposes of Mr. Arcudi’s and
Ms. Minai-Azary’s
employment agreements, “good reason” means the occurrence of any of the following without the executive’s consent: (i) a material reduction of the executive’s base salary of at least 10%; (ii) a material reduction in the executive’s duties, authority and responsibilities relative to the executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iii) the relocation of the executive’s principal place of employment, without the executive’s consent, in a manner that lengthens the executive’s one-way
commute distance by fifty (50) or more miles from the executive’s then-current principal place of employment immediately prior to such relocation, subject in all cases to customary notice and cure provisions.
Limitations of Liability and Indemnification
In addition to the indemnification obligations required by the restated certificate of incorporation and third amended and restated bylaws of Millendo, Millendo has entered into indemnification agreements with each of its directors and officers. These agreements provide for the indemnification of Millendo’s directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Millendo. Millendo believes that these restated certificate of incorporation provisions, third amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of
Regulation S-K
regarding the compensation that is based on or otherwise relates to the merger that may become payable to each of Millendo’s named executive officers, in accordance with SEC rules. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Millendo uses this term to describe this merger-related compensation payable to Millendo’s named executive officers for fiscal year 2020, who are Millendo’s current Chief Executive Officer and President, its former Chief Executive Officer and current Executive Chair of the Millendo board of directors, and its former Chief Medical Officer.

The table below summarizes the potential golden parachute compensation, if any, that each named executive officer received from Millendo (in the case of Dr. Arbet-Engels) or could be entitled to receive from Millendo (in the case of Mr. Arcudi and Dr. Owens) if the merger is completed. It is currently expected that Mr. Arcudi will not continue to be employed by Millendo following the closing and, accordingly, will be entitled to receive the severance and/or other benefits described above and below, which are contingent upon the occurrence of a change in control or qualifying termination of employment or other event. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Accordingly, the actual amounts, if any, to be received may differ in material respects from the amounts set forth below. Furthermore, the amounts set forth in the table below do not reflect any reductions in payments or benefits that would result from a cutback of such amounts under applicable agreements or otherwise in light of the adverse tax consequences under Sections 280G and 4999 of the Code.
The amounts set forth below represent an estimate of each named executive officer’s golden parachute compensation, assuming the following:

•	that consummation of the merger constitutes a change of control for purposes of the applicable compensation plan, arrangement or agreement;

•	that the merger was consummated on March 31, 2021;

•	Mr. Arcudi’s employment is terminated by Millendo without “cause” or by him with “good reason” immediately following the merger; and

•
the value of the vesting acceleration of the named executive officers’ equity awards is calculated assuming a price per share of Millendo common stock of $1.24, which represents the average closing market price of Millendo’s securities over the first five business days following the first public announcement of the transaction.

Golden Parachute Compensation(6)
	Cash(3)	Equity(4)	COBRA Benefits(5)	Total
Louis J. Arcudi III	$880,000	—	$34,059	$914,059
Julia C. Owens(1)	—	—	—	—
Christophe Arbet-Engels(2)	—	—	—	—

(1)	Dr. Owens is Millendo’s former Chief Executive Officer and ceased to be employed in connection with becoming Executive Chair of the Millendo board of directors.
(2)	Dr. Arbet-Engels is Millendo’s former Chief Medical Officer and is no longer an employee of Millendo.
(3)
The amounts in this column represent the total cash to be paid to Mr. Arcudi upon a termination of employment without “cause” or a termination for “good reason” within three months before or 12 months following the closing of a change in control. Included in the amount is $0 for severance, $630,000 in a retention bonus (50% of which has been paid and the other 50% of which will be due upon continued employment but will be accelerated upon the closing of the change in control and paid to the extent not previously paid), and $250,000 as a transaction bonus upon the closing of a change of control. Dr. Owens and Dr. Arbet-Engels received severance but not in connection with the pending change of control.

(4)	The amounts in this column represent the value attributable to accelerated vesting of Millendo equity awards as set forth below.
Stock Options
. Amounts attributable to Millendo stock options represent the value of accelerated vesting of in-the-money
stock options, which will become vested in full as described above in “
Treatment of Millendo Common Stock and Millendo Options”
pursuant to the existing terms of the options. The Millendo board of directors has not determined whether to accelerate the vesting of any additional unvested options. Additional options are out-of-the-money
and are attributed no value above.
Stock options granted to Mr. Arcudi, other than his February 26, 2021 grant, will, to the extent unvested, fully vest in connection with the closing of a change in control assuming he then ceases to be employed, while the

February 26, 2021 grant would fully vest at the closing of a change in control, irrespective of whether he remains employed thereafter. Stock options granted to Dr. Owens granted on May 25, 2020 and March 17, 2021 that have not then previously vested will become fully vested in connection with a change in control. Stock options granted to Mr. Arcudi on May 25, 2020 and on February 26, 2021 will be exercisable until the 18 month anniversary of the closing of the change in control, as will options granted to Dr. Owens on May 25, 2020 and March 17, 2021. The value reflected above is based on the extent, if any, to which the assumed Millendo Common Stock price of $1.24 exceeds the exercise price of those options. Because certain options may be exercised up to 18 months following the closing, the payment Mr. Arcudi or Dr. Owens would receive as a result of the exercise of such options could vary significantly based on the price of Millendo common stock on the date of exercise.

(5)
The amounts in this column represent COBRA premiums to which Mr. Arcudi would be entitled upon a qualifying termination. Drs. Owens and Arbet-Engels began receiving COBRA payments on their separations from employment, and those payments are not affected by a change in control. The amount shown in the table is not reduced for any payments with respect to COBRA that Millendo may be required to make pursuant to the American Rescue Plan Act of 2021.

(6)	The named executive officers are not entitled to receive pension or non-qualified deferred compensation benefits or enhancements or any tax reimbursements in connection with the merger.
Interests of Tempest Directors and Executive Officers in the Merger
In considering the recommendation of the Tempest board of directors with respect to approving the merger, stockholders should be aware that Tempest’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Tempest stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.
The board of directors of Tempest was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the merger, and to recommend that the Tempest stockholders approve the merger as contemplated by this proxy statement/prospectus.
Ownership Interests
As of March 31, 2021, Tempest’s current
non-employee
directors and executive officers beneficially owned, in the aggregate approximately 70.9% of the shares of Tempest capital stock, which for purposes of this subsection excludes any Tempest shares issuable upon exercise or settlement of Tempest stock options held by such individual. Each of Tempest’s officers, directors and affiliated stockholders have also entered into a support agreement in connection with the merger. For a more detailed discussion of the support agreements, please see the section titled “
Agreements Related to
the Merger—Support Agreements
” beginning on page 161 of this proxy statement/prospectus.
Treatment of Tempest Options
Under the terms of the Merger Agreement, each option to purchase shares of Tempest common stock that is outstanding and unexercised immediately prior to the effective time of the merger, whether vested or unvested, and all stock option plans or other stock or equity-related plans of Tempest will be assumed by Millendo at the effective time and will be converted into an option to acquire shares of Millendo common stock.

The table below sets forth information regarding the Tempest stock options held as of March 31, 2021 by each of Tempest’s current executive officers and non-employee
directors. The number of shares of common stock underlying such options will be adjusted appropriately to reflect the proposed reverse stock split.

Name	Number of Vested Options Held	Weighted Average Exercise Price of Vested Options	Number of Unvested Options Held	Weighted Average Exercise Price of Unvested Options
Executive Officers
Stephen Brady	1,877,016	$0.17	3,984,436	$0.18
Thomas Dubensky	386,806	$0.19	2,417,584	$0.19
Sam Whiting	—	—	2,023,779	$0.20
Non-Employee Directors
Paul Grayson	—	—	—	—
Peppi Prasit	—	—	—	—
Mike Raab	363,593	$0.17	607,657	$0.21
Robert Weisskoff	—	—	—	—
Tom Woiwode	—	—	—	—
Stella Xu	—	—	—	—
Management Following the Merger
As described elsewhere in this proxy statement/prospectus, including in the section captioned “
Management Following the Merger
,” certain of Tempest’s directors and executive officers are expected to become the directors and executive officers of the combined company upon the closing of the merger.
Indemnification and Insurance
For a discussion of the indemnification and insurance provisions related to the Tempest directors and officers under the Merger Agreement, please see the section titled “
The Merger Agreement—Indemnification and Insurance for Directors and Officers
” beginning on page 152 below.
Effective Time of the Merger
The Merger Agreement requires the parties to consummate the merger as promptly as practicable (and in any event within two business days unless any conditions remain unsatisfied or unwaived) after all of the conditions to the consummation of the merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Tempest stockholders and the approval by the Millendo stockholders of the issuance of Millendo common stock, the reverse stock split, and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the merger. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Millendo and Tempest and specified in the certificate of merger. Neither Millendo nor Tempest can predict the exact timing of the consummation of the merger.
Regulatory Approvals
In the United States, Millendo must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Millendo common stock to Tempest’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. Millendo does not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.

Material U.S. Federal Income Tax Consequences of the Merger
The following is a discussion of certain material U.S. federal income tax consequences of the merger that are applicable to U.S. holders (as defined below) who exchange shares of Tempest capital stock for shares of Millendo common stock in the merger, assuming that the merger is consummated in the manner described in the Merger Agreement and in this proxy statement/prospectus. This discussion does not purport to be a complete analysis of all potential tax consequences and is based upon current provisions of the Code, existing Treasury regulations, judicial decisions and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Tempest stockholders as described in this summary.
This discussion does not address all U.S. federal income tax consequences relevant to a Tempest stockholder. In addition, it does not address consequences relevant to Tempest stockholders that are subject to particular U.S. or
non-U.S.
tax rules, including, without limitation to Tempest stockholders that are:

•	persons who do not hold their Tempest capital stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;

•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

•	subject to the alternative minimum tax provisions of the Code;

•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•
persons who hold shares of Tempest capital stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who acquired their shares of Tempest capital stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Tempest capital stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell Tempest capital stock under the constructive sale provisions of the Code;

•	persons holding Tempest capital stock who exercise dissenters’ rights;

•
persons who acquired their shares of Tempest capital stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified
retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	certain expatriates or former citizens or long-term residents of the United States.
Tempest stockholders subject to particular U.S. or
non-U.S.
tax rules, including those that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the merger.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Tempest capital stock, the U.S. federal income tax treatment of a partner in the partnership or other pass-through entity will generally depend upon the status of the partner, the activities of the partnership or other pass-through entity and certain determinations made at the partner level. If you are a partner of a partnership or other pass-through entity holding Tempest capital stock, you should consult your tax advisors regarding the tax consequences of the merger.
In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which shares of Tempest capital stock are acquired or disposed of other than in exchange for shares of Millendo common stock in the merger; (b) the tax consequences to holders of Tempest convertible notes, or options or warrants issued by Tempest which are assumed in connection with the merger; (c) the tax consequences of the ownership of shares of Millendo common stock following the merger; (d) any U.S. federal non-income
tax consequences of the merger, including estate, gift or other tax consequences; (e) any state, local or
non-U.S.
tax consequences of the merger; or (f) the Medicare contribution tax on net investment income. No ruling from the Internal Revenue Service, or the IRS, has been or will be requested in connection with the merger. Tempest stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR
NON-U.S.
TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of
“
U.S. Holder
”
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Tempest capital stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or has the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
Tax Characterization of the Merger
Millendo and Tempest intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, no opinion of counsel has been obtained or will be obtained regarding the treatment of the merger as a tax-free
reorganization.
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code (including if the IRS successfully challenges the qualification of the merger as such), then each U.S. holder would recognize gain or loss on the exchange of Tempest capital stock for Millendo common stock in the merger equal to the difference between such Tempest stockholder’s adjusted tax basis in the shares of Tempest capital stock surrendered and the fair market value of the shares of Millendo common stock received in exchange therefor and any cash received in lieu of a fractional share. The remainder of this discussion assumes that the merger will be treated as a tax-free
“reorganization” within the meaning of Section 368(a) of the Code.

Tax Treatment of Tempest Stockholders in the Merger
If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, except as described below with respect to the receipt of cash in lieu of a fractional share of Millendo common stock, U.S. holders generally will not recognize gain or loss upon the exchange of their Tempest capital stock for Millendo common stock. A U.S. holder generally will obtain an aggregate tax basis in the Millendo common stock such holder receives in the merger equal to the holder’s aggregate adjusted tax basis in the Tempest capital stock exchanged therefor reduced by the basis allocable to any fractional share of Millendo common stock for which cash is received. The holding period of the shares of Millendo common stock received by a U.S. holder in the merger will include the holding period of the shares of Tempest capital stock surrendered in exchange therefor. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Tempest capital stock surrendered to the shares of Millendo common stock received. U.S. holders of shares of Tempest capital stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
Holders of Tempest capital stock are urged to consult their tax advisors regarding the U.S.
 federal income tax consequences of the merger in light of their personal circumstances and the consequences to them under state, local and
non-U.S.
tax laws and other federal tax laws.
Cash in Lieu of Fractional Share
A U.S. holder that receives cash in lieu of a fractional share of Millendo common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share of Millendo common stock and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of Tempest capital stock exchanged therefor which is allocable to the fractional share. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Tempest capital stock surrendered in the merger exceeds one year at the effective time. Long-term capital gains of certain non-corporate
holders of Tempest capital stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Reporting Requirements
If the merger is a reorganization within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Millendo common stock in the merger is required to retain permanent records pertaining to the merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of the Tempest capital stock exchanged and the amount of Millendo common stock and cash received in exchange therefor. U.S. holders who owned immediately before the merger at least one percent (by vote or value) of the total outstanding stock of Tempest are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation
Section 1.368-3(b).
Such statement must include the U.S. holder’s tax basis in such holder’s Tempest capital stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of Tempest and Millendo. U.S. holders are urged to consult with their tax advisors to comply with these rules.
Backup Withholding and Information Reporting
A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) on any payments of cash in lieu of fractional shares, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable equirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Tempest stockholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the merger to you.
Anticipated Accounting Treatment
The merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Tempest will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (i) Tempest stockholders will own substantial majority of the voting rights; (ii) Tempest will designate a majority (six of seven) of the initial members of the board of directors of the combined organization; and (iii) Tempest’s executive management team will become the management of the combined company; and (iv) the combined company will be named Tempest Therapeutics, Inc. and be headquartered in South San Francisco, California. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Tempest issuing stock to acquire the net assets of Millendo. As a result of the merger, the net assets of Millendo will be recorded at their acquisition-date fair value in the financial statements of Tempest and the reported operating results prior to the merger will be those of Tempest. See the “
Unaudited Pro
 Forma Condensed Combined Financial Information
” elsewhere in this proxy statement/prospectus for additional information.
Nasdaq Stock Market Listing
Shares of Millendo common stock are currently listed on The Nasdaq Capital Market under the symbol “MLND.” Millendo has agreed to use commercially reasonable efforts to cause the shares of Millendo common stock being issued in the merger to be approved for listing (subject to notice of issuance) on The Nasdaq Capital Market at or prior to the effective time.
In addition, under the Merger Agreement, each of Millendo’s and Tempest’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that the shares of Millendo common stock to be issued in the merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the merger.
If the Nasdaq listing application is accepted, Millendo anticipates that the common stock of the combined company will be listed on The Nasdaq Capital Market following the closing of the merger under the trading symbol “TPST.” In order for the Nasdaq listing application to be accepted, among other requirements, the combined company must maintain a bid price of $4 or higher for a certain period of time following the proposed reverse stock split. As of April 30, 2021, the bid price of Millendo’s common stock was $1.15.
Appraisal Rights and Dissenters’ Rights
Under the DGCL, Millendo stockholders are not entitled to appraisal rights in connection with the merger.
Tempest stockholders who do not deliver a written consent approving the merger are entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.
The discussion below is not a complete summary regarding Tempest stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as
Annex G
to this proxy statement/prospectus. Stockholders intending to exercise appraisal rights should carefully review
Annex
 G
to this proxy statement/prospectus
.
Failure to follow precisely any of the statutory procedures set forth in
Annex
 G
may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Tempest stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such merger or the surviving corporation, within ten days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger, the effective date of such merger and that appraisal rights are available.
If the merger is completed, within ten days after the effective date of the merger, Tempest will notify its stockholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any stockholder who has not delivered a written consent approving the merger. Holders of shares of Tempest capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Tempest within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform Tempest of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Tempest capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Tempest Therapeutics, Inc., c/o Sidley Austin LLP, 1001 Page Mill Road, Building 1, Palo Alto, California 94304, Attn: Rob R. Carlson, and should be executed by, or on behalf of, the record holder of shares of Tempest capital stock. ALL DEMANDS MUST BE RECEIVED BY TEMPEST WITHIN 20 DAYS AFTER THE DATE TEMPEST MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.
If a holder of Tempest capital stock fails to deliver a written demand for appraisal within the time period specified above, such holder will be entitled to receive the merger consideration for your shares of Tempest capital stock as provided for in the Merger Agreement, but will have no appraisal rights with respect to such holder’s shares of Tempest capital stock.
To be effective, a demand for appraisal by a holder of shares of Tempest capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Tempest. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time.
If a holder of shares of Tempest capital stock holds such shares in a brokerage account or in other custodian form and such holder wishes to exercise appraisal rights, such holder should consult with such holder’s bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.
At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to Tempest. If, following a demand for appraisal, a holder of Tempest capital stock has withdrawn such holder’s demand for appraisal in accordance with Section 262, such holder will have the right to receive the merger consideration for such holder’s shares of Tempest capital stock.
Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Tempest, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.
In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Tempest stockholders should be aware that the fair value of such holder’s shares as determined under Section 262 could be more than, the same as, or less than the value that such holder is entitled to receive under the terms of the Merger Agreement.
Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Tempest capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.
Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement, is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Millendo, Tempest or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that Millendo and Merger Sub, on the one hand, and Tempest, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Millendo and Tempest do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Millendo or Tempest, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Millendo, Merger Sub and Tempest and are modified by the disclosure schedules.
Structure
Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the completion of the merger, Merger Sub, a wholly owned subsidiary of Millendo formed by Millendo in connection with the merger, will merge with and into Tempest, with Tempest surviving as a wholly owned subsidiary of Millendo.
Completion and Effectiveness of the Merger
The merger will be completed as promptly as practicable after all of the conditions to completion of the merger are satisfied or waived, including the approval by the stockholders of Millendo and Tempest. Millendo and Tempest are working to complete the merger as quickly as practicable and expect that the merger will be completed soon after the Millendo special meeting of stockholders scheduled to be held on June 22, 2021. However, Millendo and Tempest cannot predict the completion of the merger or the exact timing of the completion of the merger because it is subject to various conditions.
Merger Consideration
At the effective time of the merger, upon the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of Tempest common stock (including shares of Tempest common stock issued upon conversion of Tempest preferred stock and including shares of Tempest common stock sold in the Tempest pre-closing
financing, but excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of Millendo common stock equal to the exchange ratio described in more detail below.
No fractional shares of Millendo common stock will be issued in connection with the merger, and no certificates or scrip for any such fractional shares will be issued and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Millendo. Any fractional shares of Millendo common stock resulting from the conversion of Tempest capital stock into the right to receive a number of shares of Millendo common stock equal to the exchange ratio or from the settlement of Tempest options pursuant to the Merger Agreement (after aggregating all fractional shares of Millendo common stock issuable to such holder) will be rounded down to the nearest whole share of Millendo common stock, with cash being paid in lieu of such fractional shares of Millendo common stock eliminated by such rounding.
Exchange Ratio
The exchange ratio is calculated using a formula intended to allocate existing Millendo and Tempest securityholders a percentage of the combined company. Based on Millendo’s and Tempest’s capitalization as of March 31, 2021, the exchange ratio is estimated to be equal to approximately 0.4883 shares of Millendo common stock. This estimate is subject to adjustment prior to closing of the merger for net cash at the cash determination time and the aggregate amount of Tempest capital stock sold in the Tempest pre-closing
financing (and as a result, Millendo securityholders could own more, and Tempest securityholders could own less, or vice versa, of the combined company).
Based on the estimates set forth above, without giving effect to the Tempest pre-closing
financing, and certain other assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing, Millendo securityholders would own approximately 18.5% of the common stock of the combined company and Tempest securityholders, including shares purchased in the Tempest pre-closing
financing, would own approximately 81.5% of the common stock of the combined company. For more information on the Tempest pre-closing
financing, please see the section titled “
Agreements Related to the Merger—Funding Agreements
”
beginning on page

162 in this proxy statement/prospectus.
The exchange ratio formula is the quotient obtained (rounded down to four decimal places) by dividing the number of Tempest merger shares (defined below) by the Tempest outstanding shares (defined below), in which:

•	“Millendo allocation percentage” means the quotient (rounded down to four decimal places) determined by dividing (i) the Millendo valuation by (ii) the aggregate valuation.

•
“Millendo outstanding shares” means, subject to certain adjustments pursuant to the terms of the Merger Agreement, the sum of (i) the total number of shares of Millendo common stock outstanding immediately prior to the effective time of the mergerand (ii) the total number of shares of Millendo common stock that are issuable upon exercise of options with a per share exercise price that is less than or equal to $5.00 (as adjusted for the reverse stock split) that are outstanding immediately prior to the effective time of the merger.

•
“Millendo valuation” means $36 million, except that (i) if Millendo’s final net cash is greater than $18.7 million, the Millendo valuation will be increased by such excess, and (ii) if Millendo’s final net cash is less than $15.3 million, the Millendo valuation will be decreased by such shortfall.

•	“aggregate valuation” means the sum of the (i) Tempest valuation plus (ii) the Millendo valuation.

•	“Tempest allocation percentage” means the quotient (rounded down to four decimal places) determined by dividing (i) the Tempest valuation by (ii) the aggregate valuation.

•	“Tempest merger shares” means the product determined by multiplying (i) the post-closing Millendo shares by (ii) the Tempest allocation percentage.

•
“Tempest outstanding shares” means the total number of shares of Tempest common stock outstanding immediately prior to the effective time of the merger (after giving effect to the Tempest pre-closing
financing and the conversion of Tempest preferred stock into Tempest common stock) expressed on a fully-diluted and as-converted
to Tempest common stock basis and assuming, without duplication,

(i) the exercise of all Tempest options and warrants outstanding as of immediately prior to the effective time of the merger and (ii) the issuance of shares of Tempest common stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the effective time of the merger, but excluding any shares of Tempest common stock reserved for issuance other than with respect to outstanding Tempest options under the Tempest equity incentive plans as of immediately prior to the effective time of the merger.

•	“Tempest valuation” means $153.4 million, except that the Tempest valuation will be increased by the amount of proceeds received from the Tempest pre-closing financing in excess of $25 million.

•	“Post-closing Millendo shares” mean the quotient (rounded down to the nearest whole share) determined by dividing (i) the Millendo outstanding shares by (ii) the Millendo allocation percentage.
Calculation of Millendo’s Final Net Cash
Pursuant to the terms of the Merger Agreement, Millendo’s “final net cash” means, as of the cash determination time (which is as of the close of business on the last business day prior to the anticipated closing date, unless the closing date has not occurred on or prior to July 1, 2021, in which case the cash determination time means the close of business on June 30, 2021) the sum (without duplication) of the following:

•	Millendo’s cash, cash equivalents, restricted cash and marketable securities;

•	Millendo’s accounts receivable, interest and other receivables (including amounts payable to Millendo under insurance policies); and

•	Millendo’s deposits and prepaid expenses;
minus
the sum (without duplication) of the following:

•	Millendo’s accrued and unpaid accounts payable and accrued and unpaid expenses (other than transaction expenses and rent);

•
Millendo’s unpaid transaction expenses (including the cash cost of any change of control, bonus, severance (voluntary or otherwise) (including a reasonable estimate of payment or reimbursement for continued coverage under any employee benefit plan), retention or similar payments (whether “single trigger” or “double trigger”) that become due and payable at or prior to the effective time of the merger or as a result of the merger or the transactions contemplated by the Merger Agreement, and subject limited exceptions, all costs, fees and expenses incurred by Millendo at or prior to the effective time of the merger in connection with the negotiation, preparation and execution of the Merger Agreement);

•
Millendo’s unpaid indebtedness for borrowed money, liabilities evidenced by bonds, debentures, notes or similar instruments, liabilities upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services), liabilities in respect of liabilities of others that are secured by any lien or security interest on Millendo’s property, liabilities under capital leases, liabilities for any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) elected to be deferred pursuant to Section 2302 of the CARES Act, and guarantees relating to any of the foregoing; and

•
Millendo’s unpaid rent to the extent owed by Millendo under its real estate lease, net of any right to receive rent from a third party under any sublease or similar arrangement, for the period prior to March 31, 2022 in an amount not to exceed $576,000.

Not more than seven nor less than five calendar days prior to the anticipated closing date, Millendo will deliver to Tempest a net cash schedule setting forth, in reasonable detail, Millendo’s good faith estimated calculation of its net cash at the cash determination time, prepared and certified by Millendo’s Chief Financial Officer (or if there is no Chief Financial Officer, the Chief Executive Officer) together with the relevant work papers and
back-up
materials used or useful in preparing the net cash schedule. Within three calendar days after delivery of such net cash schedule (the last day of such period referred to as the response date), Tempest will have the right to dispute any part of the net cash schedule by delivering a written notice to that effect to Millendo (referred to herein as a dispute notice). Any dispute notice will identify in reasonable detail each item in dispute and Tempest’s proposed revisions to Millendo’s net cash schedule.
If Tempest disputes the net cash schedule, the parties shall attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of net cash. If the parties are unable to negotiate an agreed-upon determination of net cash or any component thereof within three calendar days after the delivery of Tempest’s notice, any remaining disagreements will be referred to an independent auditor of recognized national standing jointly selected by Millendo and Tempest which is not serving as auditor of either Millendo or Tempest. The determination of the amount of net cash made by such accounting firm shall be final and binding on Millendo and Tempest.
Millendo’s net cash balance is subject to numerous factors, some of which are outside of Millendo’s control. The actual amount of net cash will depend significantly on the timing of the closing of the merger. In addition, the closing of the merger could be delayed if Millendo and Tempest are not able to agree upon the amount of Millendo’s net cash as of the cash determination time. In the event the closing of the merger is delayed past July 1, 2021, the cash determination time for calculation of Millendo’s net cash will be June 30, 2021.
Treatment of Tempest Options
Under the terms of the Merger Agreement, each option to purchase shares of Tempest common stock that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be converted into a number of options to purchase shares of Millendo common stock as determined by the exchange ratio, on the same terms and conditions as were applicable under such Tempest option immediately prior to the effective time of the merger. Millendo will assume Tempest’s stock option plans and other stock or equity-related plans and each such outstanding option to purchase shares of Tempest common stock.
Accordingly, from and after the effective time of the merger: (i) each outstanding Tempest stock option assumed by Millendo may be exercised solely for shares of Millendo common stock; (ii) the number of shares of Millendo common stock subject to each outstanding Tempest stock option assumed by Millendo will be determined by multiplying (A) the number of shares of Tempest common stock that were subject to such Tempest stock option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Millendo common stock; (iii) the per share exercise price of Millendo common stock issuable upon exercise of each Tempest stock option assumed by Millendo will be determined by dividing (A) the per share exercise price of Tempest common stock subject to such Tempest stock option, as in effect immediately prior to the effective time of the merger, by (B) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise, and any provision providing for the acceleration of vesting and/or exercisability, of any Tempest stock option assumed by Millendo will continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other provisions of such Tempest stock option will otherwise remain unchanged.
However, to the extent provided under the terms of a Tempest stock option assumed by Millendo in accordance with the terms of the Merger Agreement, such Tempest stock option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Millendo common stock subsequent to the effective time of the merger. In addition, the Millendo board of directors or a committee thereof will succeed to the authority and responsibility of the Tempest board of directors or any committee thereof with respect to each Tempest option assumed by Millendo in accordance with the terms of the Merger Agreement. Furthermore, in the case of each Tempest option assumed by Millendo in accordance with the Merger Agreement that is subject to “double-trigger” accelerated vesting, for purposes of such double-trigger acceleration provisions a “Change of Control” (or term of similar import) of Tempest will refer to a “Change of Control” (or term of similar import) of Millendo following the effective time of the merger.
Treatment of Millendo Common Stock and Millendo Options
Each share of Millendo common stock issued and outstanding at the time of the merger will remain issued and outstanding. In addition, each option to purchase shares of Millendo common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will survive the closing and remain outstanding in accordance with its terms, except that the Merger Agreement permits the board of directors of Millendo to accelerate such Millendo options in full, immediately prior to the effective time of the merger. The number of shares of Millendo common stock underlying such options and the exercise prices for such stock options will be appropriately adjusted to reflect the proposed reverse stock split.
Millendo and Tempest have agreed that the merger constitutes or will be deemed to constitute a “change of control” or “change in control” for purposes of the Millendo stock plans and any awards issued thereunder and for purposes of any employee benefit plan maintained for current or former employees or directors of or independent contractors to Millendo. Immediately after the merger, Millendo securityholders as of immediately prior to the merger are expected to own approximately 18.5% of the outstanding shares of Millendo common stock on a fully-diluted basis, subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of the closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing. For more information on the impact of the Tempest pre-closing
financing, please see the section titled “
Agreements
Related to the Merger—Funding Agreements
” beginning on page 162 of this proxy statement/prospectus.
Procedures for Exchanging Tempest Stock Certificates
At or immediately prior to the effective time of the merger, Millendo will deposit with Computershare Trust Company, N.A. or another bank or trust company designated by Millendo and reasonably acceptable to Tempest, as the exchange agent, (i) certificates representing the shares of Millendo common stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Tempest common stock, (ii) cash payable in lieu of fractional shares of Millendo common stock otherwise issuable pursuant to the terms of the Merger Agreement, and (iii) any dividends or distributions to which pre-closing
holders of Tempest common stock may be entitled to under the terms of the Merger Agreement.
As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each record holder of Tempest common stock (i) a letter of transmittal and (ii) instructions for surrendering the record holder’s stock certificates in exchange for the merger consideration. Upon delivery to the exchange agent of a duly executed letter of transmittal in accordance with the exchange agent’s instructions, the surrender of the record holder’s stock certificates, if applicable, and delivery to the exchange agent of such other documents as may be reasonably required by the exchange agent or Millendo, the record holder of such Tempest common stock will be entitled to receive in exchange therefor a stock certificate or book-entry shares representing the number of whole shares of Millendo common stock issuable to such holder pursuant to the merger. The surrendered certificates representing shares of Tempest common stock or Tempest preferred stock will be canceled.
After the effective time of the merger, each certificate representing Tempest common stock or Tempest preferred stock that has not been surrendered will represent only the right to receive shares of Millendo common stock issuable pursuant to the merger to which the holder of any such certificate is entitled.
HOLDERS OF TEMPEST COMMON STOCK OR TEMPEST PREFERRED STOCK SHOULD NOT SEND IN THEIR TEMPEST STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF

TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF TEMPEST STOCK CERTIFICATES.
Directors and Officers of Millendo Following the Merger
Pursuant to the Merger Agreement, each of the directors and officers of Millendo who will not continue as directors or officers of Millendo following the consummation of the merger will resign effective as of the closing of the merger. Effective as of the effective time of the merger, the combined company board of directors will consist of a total of seven directors, one of whom will be designated by Millendo (who qualifies as an “independent director” under Nasdaq listing standards and the applicable rules of the SEC as of the effective time of the merger) and six of whom will be designated by Tempest (at least three (3) out of six (6) of whom qualify as an “independent director” under Nasdaq listing standards and the applicable rules of the SEC as of the effective time of the merger). Millendo has designated Geoff Nichol to serve as a member of the Millendo board of directors and Tempest has designated Stephen Brady, Mike Raab, Thomas Dubensky, Tom Woiwode, Stella Xu and to serve as members of the Millendo board of directors.
In addition, upon the closing of the merger, Stephen Brady, will serve as Chief Executive Officer, Thomas Dubensky will serve as President, and Samuel Whiting will serve as Chief Medical Officer of the combined company.
Amendment of the Amended and Restated Certificate of Incorporation of Millendo
Millendo agreed to amend its amended and restated certificate of incorporation to effect the proposed reverse stock split at a ratio of between 1 to 10 and 1 to 15 (inclusive) as determined by a committee of the board of directors of Millendo.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Millendo and Tempest for a transaction of this type relating to, among other things:

•	corporate organization, standing and power, and similar corporate matters;

•	capitalization

•	subsidiaries;

•	authority to enter into the Merger Agreement and the related agreements and the absence of certain conflicts;

•	financial statements and, with respect to Millendo, documents filed with the SEC and the accuracy of information contained in those documents;

•	liabilities;

•	material changes or events;

•	tax matters;

•	real property and leaseholds;

•	intellectual property;

•	contracts;

•	litigation;

•	environmental matters;

•	employee benefit plans;

•	compliance with laws;

•	permits and regulatory matters;

•	employee matters;

•	insurance;

•	with respect to Millendo, matters related to the opinion of Millendo’s financial advisor;

•	with respect to Millendo, matters related Section 203 of the DGCL;

•	with respect to Millendo, the operations of merger sub;

•	brokers, fees and expenses;

•	certain transactions or relationships with affiliates;

•	internal controls and procedures;

•	books and records;

•	with respect to Tempest, ownership of Millendo stock;

•	governmental subsidies;

•	data protection;

•	with respect to Tempest, the Tempest pre-closing financing; and

•	with respect to Millendo, the valid issuance in the merger of Millendo common stock.
The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Millendo and Tempest to complete the merger.
Covenants; Conduct of Business Pending the Merger
Millendo has agreed that, except as permitted by the Merger Agreement or unless Tempest has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the effective time and the termination of the Merger Agreement, Millendo and its subsidiaries will use commercially reasonable efforts to conduct their business and operations in the ordinary course of business consistent in all material respects with past practice taking into account any acts or omissions that have been taken to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other law, order, guideline or recommendation by any governmental authority in connection with or in response to the
COVID-19
pandemic, or in the Ordinary Course of Business, and in compliance with all applicable laws, regulations and certain contracts, and to maintain and preserve its and each of its subsidiaries’ business organization, assets and properties, keep available the services of its present officers and certain key employees, and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others to the extent consistent with Millendo’s corporate restructuring plan. Millendo has also agreed that, subject to certain limited exceptions, without the consent of Tempest, it will not, and will not cause or permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the effective time and the termination of the Merger Agreement:

•
(i) subject to certain exceptions, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (ii) except as contemplated by the reverse stock split, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) subject to certain exceptions, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•
subject to certain exceptions, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

•
except as contemplated by the reverse stock split, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person ;

•
subject to certain exceptions, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Millendo and its subsidiaries, taken as a whole ;

•	except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Millendo or any of its subisidiaries;

•	subject to certain exceptions, sell, dispose of or otherwise transfer any assets material to Millendo and its subsidiaries, taken as a whole;

•
(i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Millendo or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Millendo in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Millendo or any of its direct or indirect wholly owned subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Millendo or its subsidiaries against fluctuations in commodities prices or exchange rates;

•	subject to certain exceptions, make any capital expenditures or other expenditures with respect to property, plant or equipment for Millendo and its subsidiaries, taken as a whole;

•
make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•
subject to certain exceptions, (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Millendo or any of its subsidiaries is party, or (ii) knowingly waive, release or assign any material rights or claims;

•
(i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Millendo or any of its subsidiaries or (ii) license any material intellectual property rights to or from any third party;

•
subject to certain exceptions, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement,

(ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, (vi) hire any additional officers or other employees, or any consultants or independent contractors, or (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

•
make or change any material tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, settle or compromise any material tax liability, claim or assessment, surrender any right to claim a refund of material taxes, or amend any income or other material tax return;

•	commence any offering of shares of Millendo common stock pursuant to any employee stock purchase plan;

•	initiate, compromise or settle any litigation or arbitration proceeding;

•	open or close any facility or office;

•	fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of the Merger Agreement;

•	fail to pay accounts payable and other obligations in the Ordinary Course of Business;

•	amend or otherwise fail to take all actions within its reasonable control to perform in any material respect Millendo’s corporate restructuring plan; or

•
authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Millendo in the Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions to obligations of the parties to effect the Merger.

Tempest has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Millendo shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the effective time and the termination of the Merger Agreement, Tempest will use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable laws, regulations and certain contracts, and to maintain and preserve its and each of its subsidiaries’ business organization, assets and properties, keep available the services of its present officers and certain key employees, and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others. Tempest has also agreed that, subject to certain limited exceptions, without the consent of Millendo, it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the effective time and the termination of the Merger Agreement:

•
(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) subject to certain exceptions, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities ;

•
subject to certain exceptions, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

•
amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new subsidiary or acquire any equity interest or other interest in any other person ;

•
subject to certain exceptions, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Tempest;

•	except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Tempest;

•	subject to certain exceptions, sell, dispose of or otherwise transfer any assets material to Tempest;

•
(i) subject to certain exceptions, incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Tempest, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Tempest in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Tempest or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Tempest against fluctuations in commodities prices or exchange rates;

•	subject to certain exceptions, make any capital expenditures or other expenditures with respect to property, plant or equipment for Tempest;

•
make any changes in accounting methods, principles or practices, except insofar as may have been required change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•
subject to certain exceptions, (i) modify or amend in any material respect, or terminate, any material contract or agreement to which Tempest is party, or (ii) knowingly waive, release or assign any material rights or claims;

•
except in the Ordinary Course of Business, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Tempest or (ii) license any material intellectual property rights to or from any third party;

•
except as required to comply with applicable law and subject to certain exceptions, (i) other than in the Ordinary Course of Business, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

•
make or change any material tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, settle or compromise any material tax liability, claim or assessment, surrender any right to claim a refund of material taxes, or amend any income or other material tax return;

•	commence any offering of shares of Tempest common stock pursuant to any employee stock purchase plan;

•	initiate, compromise or settle any litigation or arbitration proceeding;

•	open or close any facility or office;

•	fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of the Merger Agreement;

•	fail to pay accounts payable and other obligations in the Ordinary Course of Business;

•	with respect to Tempest, suspend any clinical trials sponsored by Tempest or involving any products marketed or in development by Tempest;

•	with respect to Millendo, amend or otherwise fail to take all actions within its reasonable control to perform in any material respect the corporate restructuring plan; or

•
authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Tempest in the Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions to obligations of the parties to effect the Merger.

Non-Solicitation
Each of Millendo and Tempest have agreed that, except as described below, Millendo and Tempest and any of their respective subsidiaries will not, and each party and its subsidiaries will use reasonable best efforts to cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors or other representatives retained by it or any of its subsidiaries to not, directly or indirectly:

•
solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to,any Acquisition Proposal;

•
enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public
information or afford any person other than Millendo or Tempest, as applicable, access to such party’s property, books or records (except pursuant to a request by a governmental entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

•	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

•	publicly propose to do any of the foregoing.
An “Acquisition Proposal” means, with respect to Millendo or Tempest, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries, other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more subsidiaries of such party, (b) any proposal for the issuance by such party of 15% or more of its equity securities, or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement, other than, with respect to Tempest, the Tempest pre-closing
financing.
Notwithstanding the foregoing, before the earlier of the effective time of the merger and either party obtaining the applicable approvals of the Millendo stockholders or Tempest stockholders required to consummate the merger, each party may furnish
non-public
information regarding such party and its subsidiaries to, and may engage in discussions or negotiations with, any third party making an unsolicited Acquisition Proposal, which such party’s board of directors determines in good faith, after consultation with such party’s outside financial advisors and outside legal counsel, constitutes or is reasonably expected to result in a Superior Proposal and which Acquisition Proposal has not resulted from a material breach by such party of its obligations under Sections 6.1(a) or 6.1(e) of the Merger Agreement, if:

•	neither such party nor any representative of such party has materially breached the non-solicitation provisions of the Merger Agreement described above;

•
such party’s board of directors has determined, after consultation with outside legal counsel, that the failure to take such actions would reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable legal requirements; and

•
such party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Millendo and Tempest.

A “Superior Proposal” means, with respect to Millendo or Tempest, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable, from a financial point of view, to the holders of such party’s capital stock than the transactions contemplated by the Merger Agreement, after consultation with its financial and legal advisors, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any termination or break-up
fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement, which offer is not revocable for at least four Business Days) that the board of directors of such party determines to be relevant, and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation as compared to the transactions contemplated by the Merger Agreement).
The Merger Agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party reasonably informed with respect to, any Acquisition Proposal or any material change or proposed material change to that Acquisition Proposal. In addition to the foregoing, each party must provide the other party with written notice of any determination by its board of directors to consider any Acquisition Proposal, to enter into discussions or negotiations concerning any Acquisition Proposal, to provide non-public
information with respect to such to any person, or that such Acquisition Proposal constitutes a Superior Proposal.
Board Recommendation Change
Under the Merger Agreement, subject to certain exceptions described below, Millendo agreed that its board of directors may not take any of the following actions, each of which are referred to in this proxy statement/prospectus as a Millendo board recommendation change:

•	withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify) the approval or recommendation of the Millendo board of directors with respect to the merger;

•	fail to recommend against acceptance of a tender offer within ten business days after commencement; or

•	publicly propose to adopt, approve or recommend any Acquisition Proposal.

However, notwithstanding the foregoing, at any time prior to the approval of the proposals to be considered at the Millendo special meeting by the necessary vote of Millendo stockholders, with respect to a Superior Proposal or in response to an Intervening Event, the Millendo board of directors may make a Millendo board recommendation change if, but only if:

•
the Millendo board of directors determines, after consultation with outside legal counsel, that the failure to make a Millendo board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•
Millendo has provided at least four business days’ prior written notice to Tempest that it intends to effect a Millendo board recommendation change, including a description in reasonable detail of the reasons for such Millendo board recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal, including the identity of the person making such Superior Proposal;

•	Millendo has complied in all material respects with the non-solicitation provisions of the Merger Agreement in connection with any potential Superior Proposal or Intervening Event; and

•
if after Tempest has delivered to Millendo a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during the required four business day notice period, the Millendo board of directors has determined after consultation with outside legal counsel and after considering the terms of such offer by Tempest, that the failure to effect a Millendo board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Under the Merger Agreement, subject to certain exceptions described below, Tempest agreed that its board of directors may not take any of the following actions, each of which are referred to in this proxy statement/prospectus as a Tempest board recommendation change:

•	withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify) the approval or recommendation of the Tempest board of directors with respect to the merger;

•	fail to recommend against acceptance of a tender offer within ten business days after commencement; or

•	publicly propose to adopt, approve or recommend any Acquisition Proposal.
However, notwithstanding the foregoing, at any time prior to the approval of the merger by the necessary vote of Tempest stockholders, with respect to a Superior Proposal or in response to an Intervening Event, the Tempest board of directors may make an Tempest board recommendation change if, but only if:

•
the Tempest board of directors determines, after consultation with outside legal counsel, that the failure to make an Tempest board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•
Tempest has provided at least four business days’ prior written notice to Millendo that it intends to effect a Tempest board recommendation change, including a description in reasonable detail of the reasons for such Tempest board recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal, including the identity of the person making such Superior Proposal;

•	Tempest has complied in all material respects with the non-solicitation provisions of the Merger Agreement in connection with any potential Superior Proposal or Intervening Event; and

•
if after Millendo has delivered to Tempest a written, binding and irrevocable offer to alter the terms or conditions of the Merger Agreement during the required four business day notice period, the Tempest board of directors has determined after consultation with outside legal counsel and after considering the terms of such offer by Millendo, that the failure to effect a Tempest board recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

An “Intervening Event” means a material change, effect, event, circumstance or development (other than any change, effect, event, circumstance or development resulting from a material breach of the Merger Agreement by the party seeking to claim an Intervening Event) that (a) is materially adverse to Millendo or Tempest, as applicable), (b) was not known to or reasonably foreseeable by the Millendo board of directors (with respect to Millendo) or the Tempest board of directors (with respect to Tempest) and (c) does not relate to an Acquisition Proposal. The receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.
Meeting of Millendo’s Stockholders and Written Consent of Tempest’s Stockholders
Millendo is obligated under the Merger Agreement to take all action necessary under applicable law, its certificate of incorporation and bylaws, and Nasdaq rules to duly call, give notice of, convene and hold a meeting of the holders of Millendo common stock for the purpose of considering and voting to approve the proposals. The Millendo special meeting will be held as promptly as practicable after the registration statement on
Form S-4
is declared effective under the Securities Act, and in any event no later than 45 days after the effective date of the registration statement on
Form S-4.
Promptly after the registration statement on
Form S-4
has been declared effective under the Securities Act, and in any event no later than two business days thereafter, Tempest will solicit and obtain the consent of Tempest’s stockholders for purposes of (i) adopting and approving the Merger Agreement and the transactions contemplated therein, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the merger it is not entitled to appraisal rights with respect to its shares in connection with the merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.
Indemnification and Insurance for Directors and Officers
Under the Merger Agreement, from the effective time of the merger through the sixth anniversary of the date on which the effective time of the merger occurs, Millendo and the surviving corporation in the merger agreed to indemnify and hold harmless each person who was at the time of the execution of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the effective time of the merger, a director or officer of Millendo or Tempest or any of their respective subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of Millendo or of Tempest or any of ther respective subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted by applicable law. From and after the effective time of the merger, Millendo and the surviving corporation in the merger will also fulfill Millendo’s and Tempest’s indemnity obligations, respectively, to each person who is, has been, or who becomes prior to the effective time of the merger, a director or officer of Millendo or Tempest.
The Merger Agreement also provides that the provisions of the amended and restated certificate of incorporation and amended and restated bylaws of Millendo with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Millendo that are presently set forth in the amended and restated certificate of incorporation and amended and restated bylaws of Millendo will not be amended modified or repealed for a period of six years from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Millendo, unless such modification is required by applicable law. The amended and restated certificate of incorporation and amended and restated bylaws of the surviving corporation will contain, and Millendo will cause the amended and restated certificate of incorporation and amended and restated bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and elimination of liability for monetary damages as those presently set forth in the amended and restated certificate of incorporation and amended and restated bylaws of Millendo.
Each of Millendo and Tempest will secure and purchase a six year “tail policy” on their respective existing directors’ and officers’ liability insurance policies with an effective date as of the date of the closing.
Additional Agreements
Each of Millendo and Tempest has agreed to use its commercially reasonable efforts to cause to be taken all actions necessary to consummate the merger and the other transactions contemplated by the Merger Agreement. In connection therewith, each party has agreed to use reasonable best efforts to:

•
take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable;

•
as promptly as practicable, obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Millendo or Tempest or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•	as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the merger required under applicable law; and

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement .
Pursuant to the Merger Agreement, Millendo and Tempest have further agreed that:

•
Millendo will use its commercially reasonable efforts to continue the listing of Millendo common stock on Nasdaq during the term of the Merger Agreement and to cause the shares of Millendo common stock being issued in the merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the effective time of the merger.

•
Tempest will cooperate with Millendo with respect to the listing application for the Millendo common stock and promptly furnish to Millendo all information concerning Tempest and its stockholders that may be required or reasonably requested in connection with the Nasdaq listing.

Conditions to the Completion of the Merger
Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing, of various conditions, which include the following:

•
the adoption of the Merger Agreement shall have been approved by means of written consents by the requisite vote of the stockholders of Tempest under applicable law and Tempest’s certificate of incorporation. The share issuance and the reverse stock split shall have been approved at a meeting of Millendo’s stockholders, at which a quorum is present, by the requisite vote of the stockholders of Millendo under applicable law and stock market regulations;

•
other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the Merger Agreement, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect on Millendo or Tempest, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a material adverse effect on Millendo or Tempest;

•
the registration statement on Form
S-4,
of which this proxy statement/prospectus is a part shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to this proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC or its staff;

•
No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•
the approval of the listing of the additional shares of Millendo common stock on Nasdaq will have been obtained and the shares of Millendo common stock to be issued in the merger pursuant to the Merger Agreement will have been approved for listing (subject to official notice of issuance) on Nasdaq; and

•	Millendo’s final net cash shall have been finally determined in accordance with the Merger Agreement.
In addition, the obligation of Millendo and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties regarding certain matters related to corporate organization and power, and similar corporate matters, capitalization, authority to enter into the Merger Agreement and the related agreements and lack of certain conflicts, and material changes or events must be true and correct on the date of the Merger Agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•
the representations and warranties regarding certain capitalization matters of Tempest in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except for such inaccuracies which are de minimis, in the aggregate;

•
the remaining representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on Tempest (without giving effect to any references therein to materiality qualifications);

•	Tempest must have performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the closing date;

•	no material adverse effect on Tempest shall have occurred since the date of the Merger Agreement;

•
Tempest must have obtained certain specified consents and approvals of third parties, and any other required consents or approvals of third parties (other than a governmental entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a material adverse effect on Tempest;

•	Millendo must have received copies of the resignations, effective as of the effective time of the merger, of each director of Tempest and its subsidiaries;

•
the number of dissenting shares must not exceed 5% of the number of outstanding shares of Tempest outstanding as of the effective time of the merger, after giving effect to the conversion of Tempest preferred stock into Tempest common stock;

•
each of the funding agreements must be in full force and effect and the Tempest pre-closing
financing must have been completed in accordance with its terms and Tempest must have received the proceeds therefrom;

•	Tempest must have effected a conversion of all Tempest preferred stock into Tempest common stock as of immediately prior to the effective time of the merger;

•	certain specified contracts must have been terminated; and

•	Millendo must have received an officers’ certificate duly executed by Tempest’s chief executive officer and chief financial officer to the effect that certain closing conditions have been satisfied.
In addition, the obligation of Tempest to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties regarding certain matters related to corporate organization and power, and similar corporate matters, capitalization, authority to enter into the Merger Agreement and the related agreements and lack of certain conflicts, and material changes or events must be true and correct on the date of the Merger Agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•
the representations and warranties regarding certain capitalization matters of Millendo in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except for such inaccuracies which are de minimis, in the aggregate;

•
the remaining representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on Millendo (without giving effect to any references therein to materiality or material adverse effect qualifications);

•	Millendo must have performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the closing date;

•	no material adverse effect on Millendo shall have occurred since the date of the Merger Agreement;

•
Millendo must have obtained certain specified consents and approvals of third parties, and any other consents or approvals of third parties (other than a governmental entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a material adverse effect on Millendo; and

•	Tempest must have received an officers’ certificate duly executed by Millendo’s chief executive officer and chief financial officer to the effect that certain closing conditions have been satisfied.
With respect to Tempest, a “material adverse effect” for purposes of the Merger Agreement means any change, effect, event, circumstance or development, or an Effect, that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Tempest and its subsidiaries, taken as a whole;
provided
,
however
, that no Effect, to the extent resulting from or arising

out of any of the following, shall be deemed to be a material adverse effect or be taken into account for purposes of determining whether a material adverse effect has occurred or is reasonably likely to occur:

•
changes after the date of the Merger Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Tempest and its subsidiaries relative to the other participants in their industries);

•
changes or events after the date of the Merger Agreement affecting the industry or industries in which Tempest and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Tempest and its subsidiaries relative to the other participants in their industries);

•
changes after the date of the Merger Agreement in GAAP or requirements (except to the extent those changes have a disproportionate effect on Tempest and its subsidiaries relative to the other participants in their industries);

•
changes after the date of the Merger Agreement in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity (except to the extent those changes have a disproportionate effect on Tempest and its subsidiaries relative to the other participants in their industries);

•
any natural disaster, epidemic, pandemic or other disease outbreak (including the
COVID-19
pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Tempest and its subsidiaries relative to the other participants in their industries);

•	the announcement of the Merger Agreement or the pendency of the transactions contemplated by the Merger Agreement; or

•
any failure by Tempest to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from the definition of material adverse effect).

With respect to Millendo, a “material adverse effect” for purposes of the Merger Agreement means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Millendo and its subsidiaries, taken as a whole;
provided
,
however
, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a material adverse effect or be taken into account for purposes of determining whether a material adverse effect has occurred or is reasonably likely to occur:

•
changes after the date of the Merger Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Millendo and its subsidiaries relative to the other participants in their industries);

•
changes or events after the date of the Merger Agreement affecting the industry or industries in Millendo and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Millendo and its subsidiaries relative to the other participants in their industries);

•
changes after the date of the Merger Agreement in GAAP or requirements (except to the extent those changes have a disproportionate effect on Millendo and its subsidiaries relative to the other participants in their industries);

•
changes after the date of the Merger Agreement in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity (except to the extent those changes have a disproportionate effect on Millendo and its subsidiaries relative to the other participants in their industries);

•
any natural disaster, epidemic, pandemic or other disease outbreak (including the
COVID-19
pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Millendo and its subsidiaries relative to the other participants in the industry or industries in which Millendo and its subsidiaries operate);

•
a change in the public trading price of Millendo’s common stock (but not the underlying cause of such change, unless such changes or failures would otherwise be excepted from the definition of material adverse effect);

•
a change in the trading volume of Millendo’s common stock following the announcement of the Merger Agreement or during the pendency of the transactions contemplated by the Merger Agreement (but not the underlying cause of such change, unless such changes or failures would otherwise be excepted from the definition of material adverse effect);

•
any failure by Millendo to meet any public estimates or expectations of Millendo’s revenue, earnings or other financial performance or results of operations for any period (but not the underlying cause of such failure, unless such changes or failures would otherwise be excepted from the definition of material adverse effect); or

•
any failure by Millendo to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying cause of such failure, unless such changes or failures would otherwise be excepted from the definition of material adverse effect).

Termination and Termination Fees
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the effective time of the merger, whether before or (subject to the terms of the Merger Agreement) after the required stockholder approvals to complete the merger have been obtained, as set forth below:

(a)	by mutual written consent of Millendo and Tempest;

(b)
by either Millendo or Tempest, if the merger has not been consummated by September 30, 2021;
provided
,
however
, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before September 30, 2021;

(c)
by either Millendo or Tempest, if a court of competent jurisdiction or governmental entity has issued a final and non-appealable
order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger;
provided
,
however
, that this right to terminate the Merger Agreement will not be available to any party if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party, or any affiliate of such party, to perform in any material respect any covenant in the Merger Agreement required to be performed by such party, or any affiliate of such party, at or prior to the effective time of the merger;

(d)
by either Millendo or Tempest, if at the Millendo special meeting (including any adjournment or postponement) at which and Millendo stockholders have taken a vote on the share issuance and the reverse stock split, and such proposals have not been approved by the Millendo stockholders;
provided
,

that Millendo may not terminate the Merger Agreement pursuant to this provision if the failure to obtain the approval of Millendo stockholders was caused by the action or failure to act of Millendo and such action or failure to act constitutes a material and willful breach by Millendo of the Merger Agreement;

(e)	by Millendo, at any time prior to the approval by Tempest stockholders of the adoption of the Merger Agreement, if any of the following circumstances shall occur:

•
Tempest’s board of directors has failed to give its recommendation to the approval of the adoption of the Merger Agreement or has withdrawn or modified its recommendation in a manner adverse to Tempest;

•
if after the receipt by Tempest of an Acquisition Proposal, Millendo requests in writing that Tempest reconfirm its recommendation of the share issuance and the reverse stock split and Millendo’s board of directors fails to do so within ten business days after receipt of the request;

•	Tempest’s board of directors has approved or recommended to the stockholders of Tempest an Acquisition Proposal;

•
a tender offer or exchange offer for outstanding shares of Tempest common stock is commenced, other than by Millendo or an affiliate of Millendo, and Tempest’s board of directors recommends that the stockholders of Tempest tender their shares in such tender or exchange offer or, within ten business days of the commencement of such tender offer or exchange offer, Tempest’s board of directors fails to recommend against acceptance of such officer; or

•	Tempest has materially breached certain of its non-solicitation obligations under the Merger Agreement;

(f)	by Tempest, at any time prior to the approval by Millendo stockholders of the share issuance and the reverse stock split, if any of the following circumstances shall occur:

•
Millendo’s board of directors has failed to give its recommendation to the approval of the share issuance and the reverse stock split or has withdrawn or modified its recommendation in a manner adverse to Tempest;

•
if after the receipt by Millendo of an Acquisition Proposal, Tempest requests in writing that Millendo reconfirm its recommendation of the share issuance and the reverse stock split and Millendo’s board of directors fails to do so within ten business days after receipt of the request;

•	Millendo’s board of directors has approved or recommended to the stockholders of Millendo an Acquisition Proposal;

•
a tender offer or exchange offer for outstanding shares of Millendo common stock is commenced, other than by Tempest or an affiliate of Tempest, and Millendo’s board of directors recommends that the stockholders of Millendo tender their shares in such tender or exchange offer or, within five business days of the commencement of such tender offer or exchange offer, Millendo’s board of directors fails to recommend against acceptance of such officer; or

•	Millendo has materially breached certain of its non-solicitation obligations under the Merger Agreement;

(g)
by Millendo, if Tempest has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (other than those referred to in Section 8.1 (Termination) of the Merger Agreement) such that the conditions to the closing would not be satisfied;
provided
that Millendo is not then in material breach of any representation, warranty, or covenant under the Merger Agreement;
provided, further,
if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of the expiration of a
30-day
period after delivery of written notice of such

breach or inaccuracy from Millendo to Tempest (it being understood that the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Tempest is cured prior to such termination becoming effective);

(h)
by Tempest, if Millendo has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (other than those referred to in Section 8.1 (Termination) of the Merger Agreement) such that the conditions to the closing would not be satisfied;
provided
that Tempest is not then in material breach of any representation, warranty, or covenant under the Merger Agreement;
provided, further,
if such breach or inaccuracy is curable, then the Merger Agreement will not terminate pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of the expiration of a
30-day
period after delivery of written notice of such breach or inaccuracy from Tempest to Millendo (it being understood that the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Millendo is cured prior to such termination becoming effective);

(i)
by Millendo, if the written consent of Tempest stockholders necessary to adopt the Merger Agreement and approve the merger and related matters has not been obtained on or prior to 5:00 p.m., New York City time, on the date that is two business days after the registration statement on Form
S-4,
of which this proxy statement/prospectus is a part, is declared effective;

(j)
by Tempest if, at any time prior to the receipt of the approval of the Tempest stockholders of the adoption of the Merger Agreement, each of the following occur: (A) Tempest shall have received a Superior Proposal; (B) Tempest shall have complied in all material respects with its obligations under Section 6.1 of the Merger Agreement; (C) Tempest’s board of directors approves, and Tempest concurrently with the termination of the Merger Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Tempest pays to Millendo $2.8 million; or

(k)
by Millendo if, at any time prior to the receipt of the approval of the Millendo stokcholders of the share issuance and the reverse stock split, each of the following occur: (A) Millendo shall have received a Superior Proposal; (B) Millendo shall have complied in all material respects with its obligations under Section 6.1 of the Merger Agreement; (C) Millendo’s board of directors approves, and Millendo concurrently with the termination of the Merger Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Millendo pays to Tempest $1.4 million.

The party desiring to terminate the Merger Agreement will give the other party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis for termination described in reasonable detail.
Termination Fees Payable by Millendo
Millendo must pay Tempest a termination fee of $1.4 million if the Merger Agreement is terminated by (i) Millendo or Tempest pursuant to clause (b) or (h) above so long as (A) prior to the termination of the Merger Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of the Merger Agreement with respect to Millendo; and (B) within 12 months after such termination Millendo enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal, regardless of whether made before or after the termination of this Agreement, (ii) Tempest pursuant to clause (f) above, or (iii) Millendo pursuant to clause (k) above.
Millendo must reimburse Tempest for expenses incurred by Tempest in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $1.0 million, if (i) Tempest terminates the Merger Agreement pursuant to clause (h) above, solely as a result of a willful and material breach, or (ii) either Millendo or Tempest terminates the Merger Agreement pursuant to clause (d) above.

Termination Fees Payable by Tempest
Tempest must pay Millendo a termination fee of $2.8 million if the Merger Agreement is terminated by (i) Millendo or Tempest pursuant to clause (b) or (g) above so long as (A) prior to the termination of the Merger Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of the Merger Agreement with respect to Tempest; and (B) within 12 months after such termination Tempest enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal, regardless of whether made before or after the termination of this Agreement, (ii) Millendo pursuant to clause (e) above, or (iii) Tempest pursuant to clause (j) above.
Tempest must reimburse Millendo for expenses incurred by Millendo in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $1.0 million, if (i) Millendo terminates the Merger Agreement pursuant to clause (g) above, solely as a result of a willful and material breach, or pursuant to clause (i) above.
Amendment
The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Tempest, Merger Sub and Millendo. Such amendment requires the approval of the respective boards of directors of Tempest, Merger Sub and Millendo at any time, except that after the Merger Agreement has been adopted and approved by the Tempest stockholders or Millendo stockholders, no amendment which by law requires further approval by the Tempest stockholders or Millendo stockholders, as the case may be, may be made without such further approval.
Fees and Expenses
The Merger Agreement provides all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as described above in the section titled “
—Termination and Termination Fees
” beginning on page 157 of this proxy statement/prospectus, and except that Tempest and Millendo will share equally in any fees and expenses of the exchange agent and in any fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing, filing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is part, and any amendments or supplements thereto.

AGREEMENTS RELATED TO THE MERGER
Support Agreements
In order to induce Millendo to enter into the Merger Agreement, certain Tempest stockholders are parties to support agreements with Millendo pursuant to which, among other things, each such stockholder has agreed, solely in his, her or its capacity as a Tempest stockholder, to vote all of his, her or its shares of Tempest capital stock in favor of the adoption of the Merger Agreement. These Tempest stockholders also agreed to vote against any competing Acquisition Proposal with respect to Tempest.
These Tempest stockholders have also granted Millendo an irrevocable proxy to vote their respective shares of Tempest common stock or Tempest preferred stock in accordance with the support agreements. The Tempest stockholders may vote their shares of Tempest common stock or Tempest preferred stock on all other matters not referred to in such proxy.
As of March 31, 2021, the Tempest stockholders that are party to a support agreement with Millendo owned an aggregate of 114,604,717 shares of Tempest capital stock, representing approximately 87.4% of the outstanding shares of Tempest capital stock on an as converted to common stock basis. These stockholders include executive officers and directors of Tempest, as well as certain other stockholders owning a significant portion of the outstanding shares of Tempest capital stock. Following the effectiveness of the registration statement on
Form S-4
of which this proxy statement/prospectus is a part and pursuant to the Merger Agreement, Tempest stockholders holding a sufficient number of shares of Tempest capital stock to adopt the Merger Agreement and approve the merger and related transactions will execute written consents providing for such adoption and approval. Therefore, holders of a sufficient number of shares of Tempest capital stock required to adopt the Merger Agreement and approve the merger and related transactions are contractually obligated to adopt the Merger Agreement are expected to adopt the Merger Agreement via written consent.
Under these support agreements, subject to certain exceptions, such stockholders have also agreed not to sell or transfer their shares of Tempest capital stock and securities convertible into shares of Tempest capital stock held by them, or any voting rights with respect thereto, until the earlier of the termination of the Merger Agreement and the completion of the merger, subject to certain exceptions. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the support agreement, each person to which any shares of Tempest capital stock or securities convertible into shares of Tempest capital stock are so sold or transferred must agree in writing to be bound by the terms and provisions of the support agreement.
In addition, in order to induce Tempest to enter into the Merger Agreement, certain Millendo stockholders have entered into support agreements with Tempest pursuant to which, among other things, each such stockholder has agreed, solely in his, her or its capacity as a Millendo stockholder, to vote all of his, her or its shares of Millendo common stock in favor of the share issuance and the reverse stock split. These Millendo stockholders also agreed to vote against any competing Acquisition Proposal with respect to Millendo.
These Millendo stockholders have also granted Tempest an irrevocable proxy to vote their respective shares of Millendo common stock in accordance with the support agreements. Millendo stockholders may vote their shares of Millendo common stock on all other matters not referred to in such proxy.
As of March 31, 2021, the Millendo stockholders that are party to a support agreement owned an aggregate of 2,962,292 shares of Millendo common stock representing approximately 16% of the outstanding shares of Millendo common stock. These stockholders include certain executive officers and directors of Millendo and certain other Millendo stockholders holding a significant portion of the outstanding shares of Millendo common stock.
Under these support agreements, subject to certain exceptions, such stockholders have also agreed not to sell or transfer their shares of Millendo common stock and securities convertible into shares of Millendo common stock held by them until the earlier of the termination of the Merger Agreement and the completion of the merger, subject to certain exceptions. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the support agreements, each person to which any shares of Millendo common stock or securities convertible into shares of Millendo common stock are so sold or transferred must agree in writing to be bound by the terms and provisions of the support agreement.
The foregoing description of the support agreements does not purport to be complete and is qualified in its entirety by the full text of the forms of support agreements, which are attached hereto as
Annex
 C
and
Annex D
.
Lock-Up
Agreements
Certain of Tempest’s executive officers, directors and stockholders have entered into lock-up
agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of Millendo’s common stock, until 180 days after the effective time of the merger.
The Tempest stockholders who have executed
lock-up
agreements as of March 31, 2021, owned in the aggregate, approximately 87.4% of the shares of Tempest’s outstanding capital stock.
The foregoing description of the
lock-up
agreements does not purport to be complete and is qualified in its entirety by the full text of the form of lock-up
agreement, which is attached hereto as
Annex E
.
Funding Agreements
Immediately prior to the execution and delivery of the Merger Agreement, certain investors entered into funding agreements with Tempest, or the Funding Agreements, pursuant to which such investors have agreed to purchase certain shares of Tempest common stock (representing an aggregate commitment of $30.0 million) in the Tempest pre-closing
financing, immediately prior to the closing of the merger. The merger is conditioned upon the closing of the Tempest pre-closing
financing in an amount of at least $25 million. The shares of Tempest common stock that are issued in the Tempest pre-closing
financing will be converted into shares of Millendo common stock in the merger. Accordingly, by approving Proposal No. 1 relating to the merger, Millendo stockholders will also be approving the issuance of shares of Millendo common stock to be issued in exchange for all shares of Tempest common stock that are sold in the Tempest pre-closing
financing.
The Funding Agreements contain customary representations and warranties of Tempest. The Funding Agreements also contain customary representations and warranties of the investors party thereto.
Each investor’s obligation to purchase shares of Tempest’s common stock from Tempest pursuant to the Funding Agreements are subject to the satisfaction or waiver of certain conditions, including:

•
the satisfaction or waiver of each of the conditions to the consummation of the merger set forth in the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the merger pursuant to the Merger Agreement, and the condition regarding the Tempest pre-closing
financing);

•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated by the Funding Agreements illegal or otherwise restraining or prohibiting consummation of the transactions contemplated by the Funding Agreements;

•
all representations and warranties of Tempest contained in the applicable Funding Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the date of the closing of the Tempest pre-closing
financing; and

•
Tempest shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the applicable Funding Agreement to be performed, satisfied or complied with by it at or prior to the closing of the Tempes pre-closing
financing.

Tempest’s obligation to sell shares of Tempest common stock to each investor pursuant to the Funding Agreements are subject to the satisfaction or waiver of certain conditions, including:

•
the satisfaction or waiver of each of the conditions to the consummation of the merger set forth in the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the merger pursuant to the Merger Agreement, and the condition regarding the Tempest pre-closing
financing);

•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated by the Funding Agreements illegal or otherwise restraining or prohibiting consummation of the transactions contemplated by the Funding Agreements;

•
all representations and warranties of the investor contained in the applicable Funding Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the date of the closing of the Tempest pre-closing
financing; and

•
the investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the applicable Funding Agreement to be performed, satisfied or complied with by it at or prior to the closing of the Tempes pre-closing
financing.

The Funding Agreements may be amended, modified or waived only with the written consent of Tempest and the applicable investors party thereto, except that the Funding Agreements may be amended, modified or waived, subject to certain exceptions, with the written consent of Tempest and the investors holding a majority of the aggregate shares to be issued in the Tempest pre-closing
financing. The Funding Agreements terminate upon the terminaton of the Merger Agreement, the mutual written consent of Tempest and the applicable investor, if on the closing date of the merger, the closing conditions under the Funding Agreement have not be satisified and accordingly the Tempest pre-closing
financing is not consummated, or on September 30, 2021. Millendo is an express third-party beneficiary of certain provisions of the Funding Agreements.

MILLENDO DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE
Independence of Millendo’s Board of Directors
As required under Nasdaq listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board. The Millendo board of directors consults with Millendo’s counsel to ensure that the determinations made by the Millendo board of directors are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
As of December 31, 2020, Millendo’s board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with Millendo that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, Millendo’s board of directors determined that all of the directors, other than Dr. Owens, were “independent directors” as defined under current rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, the Millendo board of directors considered the current and prior relationships that each non-employee
director has with Millendo and all other facts and circumstances that Millendo’s board of directors deemed relevant in determining their independence, including the beneficial ownership of Millendo’s capital stock by each non-employee
director and the transactions involving them described “
Certain Relationships and Related Party Transactions of the Combined Company—Millendo Transactions
”.
Leadership Structure of Millendo’s Board of Directors
As of December 31, 2020, Millendo’s board of directors had an independent Chair, Carol G. Gallagher, Pharm.D., with authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to Millendo’s board of directors. Accordingly, the Chair has substantial ability to shape the work of Millendo’s board of directors. Millendo believes that separation of the positions of Chair and Chief Executive Officer reinforces the independence of Millendo’s board of directors in its oversight of Millendo’s business and affairs.
Role of Millendo’s Board of Directors in Risk Oversight
One of the key functions of Millendo’s board of directors is informed oversight of Millendo’s risk management process. Millendo’s board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board standing committees that address risks inherent in their respective areas of oversight. In particular, Millendo’s board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Millendo. Millendo’s audit committee has the responsibility to consider and discuss Millendo’s major financial risk exposures and the steps Millendo’s management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken. Millendo’s audit committee also monitors compliance with legal and regulatory requirements. Its nominating and corporate governance Committee monitors the effectiveness of Millendo’s Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Millendo’s compensation committee assesses and monitors whether any of Millendo’s compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the chairperson of each committee to report findings regarding material risk exposures to Millendo’s board of directors as quickly as possible. Millendo’s board of directors has delegated to the Chair the responsibility of coordinating between Millendo’s board of directors and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of Millendo’s Board of Directors
Millendo’s board of directors met seven times during 2020. Each member of Millendo’s board of directors attended 75% or more of the aggregate number of meetings of the Millendo board of directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

MILLENDO EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation earned with respect to the years ended December 31, 2020 and 2019 by Millendo’s named executive officers, which include its principal executive officer and the next two most highly compensated executive officers in 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Julia C. Owens	2020	526,300	—	1,483,928	263,150	8,550		2,281,928
Chief Executive Officer	2019	478,900	—	1,679,077	215,505	8,400		2,381,882
Louis Arcudi III	2020	378,400	—	437,930	151,360	8,550		976,240
Chief Financial Officer	2019	350,000	—	507,609	126,000	19,792	(4)	1,003,401
Christophe Arbet-Engels	2020	380,730	20,000	752,560	152,292	8,550		1,314,132
Chief Medical Officer

(1)	Amounts reflect discretionary bonuses for all named executive officers. Dr. Arbet-Engels’ bonus amount reflects a $20,000 sign-on bonus paid in 2020.
(2)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the applicable year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). Assumptions used in the calculation of these amounts are included in Note 9 to Millendo’s audited financial statements included in this proxy statement/prospectus. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)
See “—Employment arrangements—2020 Bonus Opportunity” below for a description of the material terms of the programs pursuant to which this compensation to Millendo’s named executive officers was awarded.

(4)	Amount includes a $11,392 tax-gross up on taxable commuting benefits.

Outstanding Equity Awards at Fiscal
Year-End
The following table sets forth certain information about equity awards granted to Millendo’s named executive officers that remained outstanding as of December 31, 2020:

		Option Awards
Name and Principal Position		Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Julia C. Owens	(1)	8/30/2012		60,179	—	1.08	8/29/2022
Chief Executive Officer	(1)	1/28/2016		151,600	—	4.44	1/27/2026
	(1)	8/24/2018	(6)	101,991	72,848	16.40	8/23/2028
	(1)	1/15/2019	(7)	51,427	55,900	8.80	1/14/2029
	(2)	1/15/2019	(7)	31,944	34,722	8.80	1/14/2029
	(3)	6/20/2019	(8)	28,502	47,505	11.59	6/19/2029
	(3)	1/31/2020	(10)	—	215,000	7.94	1/30/2030
	(3)	5/25/2020	(11)	141,000	141,000	2.00	5/24/2030
Louis Arcudi III	(4)	12/7/2018	(9)	38,750	35,650	10.40	12/6/2028
Chief Financial Officer	(2)	1/15/2019	(7)	23,958	26,042	8.80	1/14/2029
	(3)	6/20/2019	(8)	9,375	15,625	11.59	6/19/2029
	(3)	1/31/2020	(10)	—	71,250	7.94	1/30/2030
	(3)	5/25/2020	(11)	40,000	40,000	2.00	5/24/2030
Christophe Arbet-Engels	(5)	2/10/2020	(12)	—	140,000	6.90	2/9/2030
Chief Medical Officer	(3)	5/25/2020	(11)	40,000	40,000	2.00	5/24/2030

(1)	Option awards were granted under the Millendo Therapeutics 2012 Stock Plan.
(2)	Option awards were granted under the OvaScience, Inc. 2012 Stock Incentive Plan.
(3)	Option awards were granted under the Millendo Therapeutics 2019 Equity Incentive Plan.
(4)	Option awards represent an inducement grant outside of but subject to the terms of the OvaScience, Inc. 2012 Stock Incentive Plan and in compliance with Nasdaq Listing Rule 5634(c)(4).
(5)	Option awards represent an inducement grant outside of but subject to the terms of the Millendo Therapeutics, Inc. 2019 Stock Incentive Plan and in compliance with Nasdaq Listing Rule 5634(c)(4).
(6)
The shares of common stock underlying this option vest and become exercisable over a four year period, with 25% of the option vested on August 20, 2019 and the remaining shares underlying the option vesting in equal monthly installments over 36 months thereafter, subject to the recipient’s continued service through each vesting date.

(7)
The shares of common stock underlying this option vest and become exercisable over a four year period, with 25% of the option vested on January 15, 2020 and the remaining shares underlying the option vesting in equal monthly installments over 36 months thereafter, subject to the recipient’s continued service through each vesting date.

(8)
The shares of common stock underlying this option vest and become exercisable over a four year period, with 25% of the option vested on June 20, 2020 and the remaining shares underlying the option vesting in equal monthly installments over 36 months thereafter, subject to the recipient’s continued service through each vesting date.

(9)
The shares of common stock underlying this option vest and become exercisable over a four year period, with 25% of the option vested on November 5, 2019 and the remaining shares underlying the option vesting in equal monthly installments over 36 months thereafter, subject to the recipient’s continued service through each vesting date.

(10)
The shares of common stock underlying this option vest and become exercisable over a four year period, with 25% of the option vested on January 31, 2021 and the remaining shares underlying the option vesting in equal monthly installments over 36 months thereafter, subject to the recipient’s continued service through each vesting date.

(11)
50% of the shares of common stock underlying this option vest and become exercisable on the earlier of: (i) December 31, 2020 or (ii) the Millendo board of director’s approval of the achievement of certain performance criteria, and one twelfth (1/12th) of the remaining shares underlying the option vesting in equal monthly installments thereafter, subject to the recipient’s continued service through each vesting date.

(12)
The shares of common stock underlying this option were eligible to vest and become exercisable over a four year period, with 25% of the option eligible to vest on February 10, 2021 and the remaining shares underlying the option eligible to vest in equal monthly installments over 36 months thereafter, subject to the recipient’s continued service through each vesting date.

See “—Potential Payments upon Termination or Change of Control” for a description of vesting acceleration applicable to stock options held by Millendo’s named executive officers.
Employment, Severance and Change in Control Agreements
Employment Arrangements
Each of Millendo’s named executive officers’ employment is “at will” and may be terminated at any time. Below is a description of Millendo’s employment agreements with each of its named executive officers, for the fiscal year ended December 31, 2020.
Julia C. Owens, Ph.D.
Millendo entered into an amended and restated employment agreement with Dr. Owens in June 2019, setting forth the terms of her employment. Under the terms of the employment agreement, Dr. Owens was entitled to an initial annual base salary of $478,900, which was subsequently increased to $526,300 in January 2020. The employment agreement also provides that Dr. Owens was eligible to receive an annual performance bonus, with a target bonus percentage of 50% of her then-current annual base salary, with the actual amount of any such bonus to be determined at the sole discretion of Millendo’s board of directors based upon its assessment of Dr. Owens’ performance and company performance. In addition, Dr. Owens’ employment agreement provided for certain severance and change in control-related payments and benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” In connection with Mr. Arcudi’s appointment as Chief Executive Officer, Dr. Owens stepped down from her role as Chief Executive Officer, President and Principal Executive Officer, effective January 31, 2021, pursuant to a Separation Agreement entered into between Millendo and Dr. Owens on January 27, 2021 (the “Owens Separation Agreement”). Pursuant to the Owens Separation Agreement, Dr. Owens received the following severance benefits: (a) a lump sum payment in the amount of $789,450.12, less applicable deductions and withholdings and (b) a lump sum payment of Dr. Owens’s annual bonus for 2021 in the amount of $394,725, less applicable deductions and withholdings and is receiving and will receive continuation of COBRA health insurance premiums for an eighteen (18) month period that is funded by Millendo. The Owens Separation Agreement contains release covenants that are binding upon Dr. Owens.
Louis J. Arcudi, III.
Millendo entered into an amended and restated employment agreement with Mr. Arcudi in June 2019, setting forth the terms of his employment as Chief Financial Officer. Under the terms of the employment agreement, Mr. Arcudi was entitled to an initial annual base salary of $350,000, which was subsequently increased to $378,400 in January 2020. The employment agreement also provides that Mr. Arcudi is eligible to receive an annual performance bonus, with a target bonus percentage of 40% of his then-current annual base salary, with the actual amount of any such bonus to be determined at the sole discretion of Millendo’s board of directors based upon its assessment of Mr. Arcudi’s performance and company performance. In connection with his appointment to Chief Executive Officer and President in January 2021, Millendo entered into an amended and restated employment agreement under which Mr. Arcudi’s annual base salary was increased to $447,600 and he will continue to be eligible to receive an annual performance bonus, targeted at 40% of his annual base salary. Further, if Mr. Arcudi is terminated by Millendo without “Cause” or he resigns employment for “Good Reason” (each as defined in his employment agreement), and subject to delivery to Millendo of a separation agreement including a general release of claims in favor of Millendo, Mr. Arcudi will be entitled to payment of his COBRA health insurance premiums for a twelve (12) month period. In addition, Mr. Arcudi’s employment agreement provides for certain severance and change in control-related payments and benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.”
Christophe Arbet-Engels, M.D., Ph.D.
Millendo entered into an employment agreement with Dr. Arbet-Engels in February 2020, setting forth the terms of his employment. Under the terms of the employment agreement, Dr. Arbet-Engels was entitled to an annual base salary of $425,000. The employment agreement also provided that Dr. Arbet-Engles was eligible to receive an annual performance bonus, with a target bonus percentage of 40% of his then-current annual base salary, with the actual amount of any such bonus to be determined at the sole discretion of Millendo’s board of directors based upon its assessment of Dr. Arbet-Engels’s performance and company performance. In addition, Dr. Arbet-Engels’s employment agreement provides for certain severance and change in control-related payments and benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.” Dr. Arbet-Engels stepped down from his position, effective January 29, 2021. In connection with his departure, Millendo entered into a separation agreement with
Dr. Arbet-Engels,
under which he received (a) a lump sum payment in the amount of $407,291.67, less applicable deductions and withholdings and (b) a lump sum payment of Dr. Arbet-Engel’s annual bonus for 2021 in the amount of $170,000, less applicable deductions and withholdings and began receiving continuation of COBRA health insurance premiums for a twelve (12) month period that is funded Millendo. The Separation Agreement contains release covenants that are binding upon Dr. Arbet-Engels.
2020 Bonus Opportunity
Dr. Owens and each of Millendo’s other named executive officers were eligible to receive a bonus in 2020. The bonus opportunity was designed to motivate and reward Millendo’s named executive officers for the attainment of company-wide performance goals. The 2020 target bonus amounts were set as a percentage of the named executive officer’s annual base salary for 2020 as follows: (1) Dr. Owens’ target bonus percentage was set at 50%, (2) Mr. Arcudi’s and Dr. Arbet-Engels’ target bonus percentage were each set at 40%. Payment of 100% of the target bonus amount was subject to the achievement of company objectives as determined by Millendo’s board of directors. Millendo’s named executive officers for 2020 were eligible to receive more than 100% of their target bonuses in the discretion of Millendo’s board of directors. In addition, to remain eligible to receive a bonus, the named executive officers were required to remain employees in good standing on the date bonuses were paid. Bonuses were measured as of December 31, 2020, and Millendo’s compensation committee determined that performance goals under the 2020 bonus plan were achieved at a 100% level. The bonuses were paid in the first quarter of 2021. For 2020, Dr. Owens’ actual bonus amount was $263,150, Mr. Arcudi’s actual bonus amount was $151,360, and Dr. Arbet-Engels’ actual bonus amount was $152,292.
2021 Bonus Opportunity
In 2021, Mr. Arcudi is eligible for a target bonus set at 40% of his base salary but with the eligibility to earn more than 100% of the target bonus in the discretion of Millendo’s board of directors. Target-level compensation is dependent upon Millendo’s achievement of 2021 business objectives. In addition, to remain eligible to receive a bonus, Mr. Arcudi must remain an employee in good standing on the date bonuses are paid.
Potential Payments upon Termination or Change of Control
Julia C. Owens, Ph.D.
Pursuant to Dr. Owens’ employment agreement, if Dr. Owens’ employment with Millendo (or any parent or subsidiary or successor of Millendo, including the combined company) ended within three months prior to or within 12 months following a change in control of Millendo (a “Change in Control Period”), due to her resignation for “good reason” or her termination by Millendo other than for “cause,” death or “disability” (each, as defined in her employment agreement), then the vesting and exercisability of her existing option awards, as of the date of her employment agreement, as well as all equity awards granted to her after the date of her employment agreement that are subject to a time-based vesting schedule, will accelerate in full.

Pursuant to the terms of the option agreement for Dr. Owens’ August 2018 options, if Dr. Owens’ employment with Millendo (or any parent or subsidiary or successor of Millendo, including the combined company) ended within six months prior to or within 12 months following a change in control of Millendo due to her resignation for “good reason” or her termination by Millendo other than for “cause,” death or disability, then her August 2018 options will accelerate in full. Pursuant to her employment agreement, if, within a Change in Control Period, Dr. Owens’ employment with Millendo ended due to her resignation for good reason, her termination by Millendo other than for cause or as a result of her death or disability, then Millendo will pay (i) her base salary then in effect for 18 months following her termination, (ii) 100% of the health insurance premiums for Dr. Owens and her covered dependents for up to 18 months following her termination, and (iii) an additional amount equivalent to 150% of Dr. Owens’ target annual bonus for the year in which her termination occurs, payable when bonuses for that year are paid to similarly situated employees. Pursuant to Dr. Owens’ employment agreement, if Dr. Owens’ employment with Millendo (or any parent or subsidiary or successor of Millendo, including the combined company) ended outside of a Change in Control Period due to her resignation for good reason or her termination by Millendo other than for cause, death or disability, then Millendo will pay (i) her base salary then in effect for 12 months following her termination and (ii) 100% of the health insurance premiums for Dr. Owens and her covered dependents for up to 12 months following her termination. Dr. Owens’ severance and change in control benefits are conditioned, among other things, on her complying with her post-termination obligations under her employment agreement, executing and not revoking a general release of claims in Millendo’s favor and resigning from all positions that she holds with us. As described above with respect to her employment agreement and separation agreement, these provisions, other than the August 2018 option treatment and the option changes described under “
The Merger—Interests of the Millendo Directors and Executive Officers in the Merger
” are no longer effective.
Louis J. Arcudi, III.
Pursuant to Mr. Arcudi’s employment agreement, if Mr. Arcudi’s employment with Millendo (or any parent or subsidiary or successor of Millendo, including the combined company) ends within a Change in Control Period due to his resignation for “good reason” or his termination by Millendo other than for “cause,” death or “disability” (each, as defined in his employment agreement), then the vesting and exercisability of his existing option awards, as of the date of his employment agreement, as well as all equity awards granted to him after the date of his employment agreement that are subject to a time-based vesting schedule, will accelerate in full. Pursuant to his employment agreement, if, within a Change in Control Period, Mr. Arcudi’s employment with Millendo ends due to his resignation for good reason, his termination by Millendo other than for cause or as a result of his death or disability, then Millendo will pay (i) his base salary then in effect for 12 months following his termination, (ii) 100% of the health insurance premiums for Mr. Arcudi and his covered dependents for up to 12 months following his termination, and (iii) an additional amount equivalent to 100% of Mr. Arcudi’s target annual bonus for the year in which his termination occurs, payable when bonuses for that year are paid to similarly situated employees. Pursuant to Mr. Arcudi’s employment agreement, if Mr. Arcudi’s employment with Millendo (or any parent or subsidiary or successor of Millendo, including the combined company) ends outside of a Change in Control Period due to his resignation for good reason or his termination by Millendo other than for cause, death or disability, then Millendo will pay (i) his base salary then in effect for 12 months following his termination and (ii) 100% of the health insurance premiums for Mr. Arcudi and his covered dependents for up to 12 months following his termination. Mr. Arcudi’s severance and change in control benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement, executing and not revoking a general release of claims in Millendo’s favor and resigning from all positions that he holds with Millendo. Under the amended terms and in replacement for the terms described above, if such a termination without Cause or resignation for Good Reason takes place within a Change in Control Period, Mr. Arcudi will be entitled to: (a) payment of his COBRA health insurance premiums for an eighteen (18) month period; and (b) accelerated vesting of all unvested equity awards such that all unvested equity awards shall become immediately vested and exercisable. In addition, Mr. Arcudi became eligible to earn retention bonuses of up to a total of $630,000 in the aggregate and paid in two equal installments (one of which has already been paid and is subject to repayment if he is not employed by Millendo through June 30, 2021), and, with respect to the second installment, will be paid on the earlier of December 31, 2021 or the closing of a Change in Control of

Millendo, and his execution of release agreements in favor of Millendo. Mr. Arcudi will also be eligible for a transaction bonus of $250,000 if Millendo undergoes a Change in Control during Mr. Arcudi’s employment term.
Christophe Arbet-Engels M.D., Ph.D.
Pursuant to Dr. Arbet-Engels’ employment agreement, if Dr. Arbet-Engels’ employment with Millendo (or any parent or subsidiary or successor of Millendo, including the combined company) ended within a Change in Control Period due to his resignation for “good reason” or his termination by Millendo other than for “cause,” death or “disability” (each, as defined in his employment agreement), then the vesting and exercisability of his existing option awards, as of the date of his employment agreement, as well as all equity awards granted to him after the date of his employment agreement that are subject to a time-based vesting schedule, will accelerate in full. Pursuant to his employment agreement, if, within a Change in Control Period, Dr. Arbet-Engels’ employment with Millendo ended due to his resignation for good reason, his termination by Millendo other than for cause or as a result of his death or disability, then Millendo will pay (i) his base salary then in effect for 12 months following his termination, (ii) 100% of the health insurance premiums for Dr. Arbet-Engels and his covered dependents for up to 12 months following his termination, and (iii) an additional amount equivalent to 100% of Dr. Arbet-Engels’ target annual bonus for the year in which his termination occurs, payable when bonuses for that year are paid to similarly situated employees. Pursuant to Dr. Arbet-Engels’ employment agreement, if Dr. Arbet-Engels’ employment with Millendo (or any parent or subsidiary or successor of Millendo, including the combined company) ended outside of a Change in Control Period due to his resignation for good reason or his termination by Millendo other than for cause, death or disability, then Millendo will pay (i) his base salary then in effect for 12 months following his termination and (ii) 100% of the health insurance premiums for Dr. Arbet-Engels and his covered dependents for up to 12 months following his termination. Dr. Arbet-Engels severance and change in control benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement, executing and not revoking a general release of claims in Millendo’s favor and resigning from all positions that he holds with us. As described above with respect to his separation agreement, these provisions are no longer effective.
401(k) Plan
Millendo maintains a defined contribution retirement plan (the “401(k) plan”), that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax
basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Millendo contributes a safe harbor minimum contribution equivalent to 3% of employees’ eligible compensation. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified
retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. In anticipation of the closing of the merger, the Millendo board of directors has terminated the 401(k) plan effective May 1, 2021.

DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned for service on Millendo’s board of directors during the year ended December 31, 2020 by Millendo’s directors who were not also its employees. Julia C. Owens, Ph.D., Millendo’s President and Chief Executive Officer, is also a member of Millendo’s board of directors, but did not receive any additional compensation for service as a director in 2020. The compensation for Dr. Owens as an executive officer is set forth above under “Executive Compensation- Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)(2) ($)	Total ($)
Carol G. Gallagher, Pharm.D. (3)	80,000	18,292	98,292
John Howe, III, M.D.	52,500	18,292	70,792
Carole L. Nuechterlein, J.D.	51,500	18,292	69,792
James M. Hindman	55,000	18,292	73,292
Habib J. Dable	45,000	18,292	63,292
Mary Lynne Hedley, Ph.D.	48,000	18,292	66,292
Geoff Nichol, M.B., Ch.B., M.B.A.	44,000	18,292	62,292

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2020 computed in accordance with FASB ASC Topic 718. The assumptions Millendo used in valuing the option awards are described in Note 9 to Millendo’s consolidated financial statements included in this proxy statement/prospectus. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by director upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	The table below shows the aggregate number of option awards and stock awards outstanding for each of Millendo’s non-employee directors as of December 31, 2020.

Name	Option Awards (#)	Stock Awards (#)
Carol G. Gallagher, Pharm.D.	30,000	—
John Howe, III, M.D.	33,776	—
Carole L. Nuechterlein, J.D.	30,000	—
James M. Hindman	51,229	—
Habib J. Dable	44,880	—
Mary Lynne Hedley, Ph.D.	48,600	—
Geoff Nichol, M.B., Ch.B., M.B.A.	36,000	—

(3)	Cash compensation for Dr. Gallagher’s service on Millendo’s board of directors and compensation committee is paid to NEA Management Company, LLC.
Non-Employee
Director Compensation
Each
non-employee
director receives an annual board service retainer of $40,000. The non-executive
chairperson receives an additional service retainer of $30,000. The chairperson of each of Millendo’s audit committee, compensation committee and nominating and corporate governance committee receives additional annual committee chair service retainers of $15,000, $10,000 and $8,000, respectively. Other members of Millendo’s audit committee, compensation committee and nominating and corporate governance committee receive additional annual cash retainers of $7,500, $5,000 and $4,000, respectively, for each such committee of which they are a member. The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears following the end of each calendar quarter in which the board service occurs, prorated for any partial months of service. Millendo also reimburses all reasonable out-of-pocket
travel expenses incurred by
non-employee
directors in attending meetings of Millendo’s board of directors or any committee thereof.
In addition to cash compensation, each
non-employee
director is eligible to receive options to purchase Millendo common stock. Upon each non-employee
director’s initial appointment to Millendo’s board of directors, he or she is granted an option to purchase 24,000 shares of Millendo common stock, with a per-share
exercise price equal to 100% of the fair market value of a share of Millendo common stock on the grant date. This initial stock option award vests over three years, with one-third
of the award vesting on the first anniversary of the grant date and the remainder of the award vesting in equal monthly installments thereafter, subject to the non-employee
director’s continuous service through each vesting date. On the date of each annual meeting, each continuing non-employee
director is granted an option to purchase 12,000 shares of Millendo’s common stock, with a per-share
exercise price equal to 100% of the fair market value of a share of Millendo common stock on the grant date. This annual stock option award fully vests on the earlier to occur of the first anniversary of the grant date and the date of the first annual meeting following the grant date, subject to the non-employee
director’s continuous service through such vesting date.
Director Independence
Millendo’s board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with Millendo that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, Millendo’s board of directors determined that all of the directors, other than Dr. Owens, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, Millendo’s board of directors considered the current and prior relationships that each non-employee
director has with Millendo and all other facts and circumstances that it deemed relevant in determining their independence, including the beneficial ownership of Millendo capital stock by each non-employee
director and the transactions involving them described above.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to Millendo’s equity compensation plans in effect as of December 31, 2020:

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(#)
Plan Category
Equity compensation plans approved by security holders (1)	3,271,378	$11.82	545,699	(3) (4)
Equity compensation plans not approved by security holders (2)	477,724	$10.10	—

Total	3,749,102		545,699

(1)
Includes the Millendo Therapeutics 2019 Equity Incentive Plan, 2019 Employee Stock Purchase Plan, the OvaScience, Inc. 2012 and 2011 Stock Incentive Plans and the Millendo Therapeutics, Inc. 2012 Stock Plan. Does not include 48,265 shares of common stock issuable upon the exercise of warrants at a weighted-average exercise price of $7.85 per share, which are related to non-employee
(BSA) warrants and employee (BSPCE) warrants previously granted by Alizé and assumed by Private Millendo in connection with Private Millendo’s acquisition of Alizé in December 2017.

(2)
Includes an option to purchase 71,324 shares of common stock at a per-share
exercise price of $21.90 granted to Dr. Kroeger (OvaScience’s former Chief Executive Officer), an option to purchase 74,400 shares of common stock at a per-share
exercise price of $10.40 granted to Louis Arcudi III (then Chief Financial Officer, now Chief Executive Officer), and options to purchase a total of 62,000 shares of common stock, at a weighted-average per share exercise price of $9.34 per share, granted to two of Millendo’s employees who are not executive officers, in each case, that were granted outside of, but subject to the terms of, the OvaScience, Inc. 2012 Stock Incentive Plan as an inducement material to the grantee entering into an employment relationship with Millendo (the “2012 Plan Inducement Grants”). Also includes an option to purchase 130,000 shares of common stock at a per-share
exercise price of $7.27 granted to Tamara Joseph (Millendo’s now former General Counsel) and an option to purchase 140,000 shares of common stock at a per-share
exercise price of $6.90 granted to Christophe Arbet-Engels (Millendo’s now former Chief Medical Officer), in each case, that were granted outside of, but subject to the terms of, Millendo’s 2019 Equity Incentive Plan as an inducement material to the grantee entering into an employment relationship with Millendo (together with the 2012 Plan Inducement Grants, the “Inducement Grants”). Each Inducement Grant other than the Inducement Grant awarded to Dr. Kroeger has a term of ten years and is subject to a vesting over four years, with 25% of the shares vesting on the first anniversary of the vesting commencement date and the remaining shares vesting in equal monthly installments over 36 months following the first anniversary of the vesting commencement date, subject to the grantee’s continued employment with Millendo through each vesting date. The Inducement Grant awarded to Dr. Kroeger vested in full on December 7, 2018, the date of his separation with us, and may be exercised by Dr. Kroeger until December 7, 2021, which is the three year anniversary of his separation date.

(3)
Includes 278,539 shares reserved for issuance under the 2019 Equity Incentive Plan as of December 31, 2020. The number of shares of common stock reserved for issuance under the 2019 Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2020 and continuing through and including January 1, 2029, by 4% of the total number of shares of Millendo capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by Millendo’s board of directors. Pursuant to the terms of the 2019 Equity Incentive Plan, an additional 759,988 shares were added to the number of available shares effective January 1, 2021.
(4)
Includes 267,160 shares reserved for issuance under the 2019 Employee Stock Purchase Plan as of December 31, 2020. The number of shares of common stock reserved for issuance under the 2019 Employee Stock Purchase Plan will automatically increase on January 1 of each year, beginning on January 1, 2020 and continuing through and including January 1, 2029, by the lesser of (i) 1% of the total number of shares of Millendo capital stock outstanding on December 31 of the preceding calendar year, or (ii) 133,580 shares of Millendo common stock; unless a lesser number of shares is determined by Millendo’s board of directors. Pursuant to the terms of the 2019 Employee Stock Purchase Plan, an additional 133,580 shares were added to the number of available shares effective January 1, 2021.

TEMPEST EXECUTIVE COMPENSATION
The following section discusses the material components of the executive compensation program for Tempest’s named executive officers who are identified in the Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Tempest’s current plans, considerations, expectations, and determinations regarding future compensation programs.
Overview
As a “smaller reporting company,” as such term is defined in the rules promulgated under the Securities Act, Tempest has opted to comply with the reduced disclosure obligations applicable to smaller reporting companies. These rules require compensation disclosure for Tempest’s principal executive officer and the two most highly compensated executive officers other than the principal executive officer whose total compensation for 2020 exceeded $100,000 and who were serving as executive officers as of December 31, 2020. Tempest refers to these individuals as “named executive officers.” For 2020, Tempest’s named executive officers were:

•	Thomas Dubensky, Chief Executive Officer;

•	Stephen Brady, President and Chief Operating Officer; and

•	Sam Whiting, Executive Vice President and Chief Medical Officer.
2020 Compensation of Named Executive Officers
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of Tempest’s executive compensation program. The relative levels of base salary for the named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the Summary Compensation Table for the base salary amount received by each named executive officer during the years ended December 31, 2020.
Cash Bonuses
Historically, cash bonuses have been provided through an annual cash bonus program. Bonus compensation is designed to hold executives accountable, reward the executives based on actual business results and help create a “pay for performance” culture. The target amount of cash bonus that each named executive officer may be eligible to earn in a given year is set forth in each named executive officer’s offer letter, as described in the section titled “Additional Narrative Disclosure”. Please see the
“Non-Equity
Incentive Plan Compensation” column in the Summary Compensation Table for the annual cash bonus amount received by each named executive officer during the year ended December 31, 2020.
Equity Awards
To further focus Tempest’s executive officers on Tempest’s long-term performance, Tempest has granted equity compensation in the form of stock options. In the year ended December 31, 2020, the Board awarded Drs. Dubensky, and Whiting and Mr. Brady stock options representing the right to purchase 1,428,207, 1,923,779, and 2,181,868 shares of Tempest common stock, respectively. The shares subject to Dr. Dubensky’s and Mr. Brady’s stock options vest in a series of 48 successive equal monthly installments measured from the vesting commencement date, February 20, 2020, subject to each award recipient’s continued service through the applicable vesting date. On March 10, 2021, the Board modified the vesting schedules of the stock options granted to Dr. Dubensky and Mr. Brady in 2020 by providing for vesting acceleration upon a termination of employment in connection with a change in control, which is required under each of Dr. Dubensky’s and Mr. Brady’s offer letter agreement.
One-fourth
of the shares subject to Dr. Whiting’s stock option vest on the first anniversary of the vesting commencement date, November 16, 2020, with the remaining shares vesting in a series of 36 successive equal monthly installments thereafter, subject to Dr. Whiting’s continued service through each applicable vesting date. In addition, Dr. Whiting’s stock option is subject to vesting acceleration upon a termination of employment in connection with a change in control. The vesting acceleration provisions that apply to each named executive officer’s equity awards are described in more detail below in the section titled “Additional Narrative Disclosure.” For the avoidance of doubt, the merger is not a change in control for purposes of the Tempest compensation.
Please see “Outstanding Equity Awards at Fiscal 2020
Year-End”
below for a summary of the outstanding equity awards held by each of the named executive officers as of the 2020 year-end.
Summary Compensation Table
The following table shows information regarding the compensation of Tempest’s named executive officers for services performed during the year ended December 31, 2020.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Option Awards ($) (4)	Total ($)
Thomas Dubensky	2020	461,440	—	203,034	151,533	816,007
Chief Executive Officer

Stephen Brady	2020	461,440	—	203,034	231,496	895,970
President and Chief Operating Officer

Sam Whiting	2020	50,000	50,000	—	214,694	314,694
Executive Vice President and Chief Medical Officer (5)

(1)	The amounts disclosed represent the dollar value of base salary earned by the named executive officer as of December 31, 2020.
(2)	The amount disclosed represents a sign-on bonus paid to Dr. Whiting pursuant to his offer letter in connection with his service as Tempest’s Executive Vice President and Chief Medical Officer.
(3)	The Non-Equity Incentive Plan Compensation listed for each named executive officer represents the cash bonus paid to each named executive officer in 2021 for performance in fiscal year 2020.
(4)
The amounts disclosed represent the aggregate grant date fair value of the stock options awarded in 2020 subject to time-based vesting conditions, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (ASC 718) using the Black-Scholes option-pricing model and based on the following assumptions: risk-free interest rate of 0.5%; expected volatility of 66%; expected term of 6.1 years and expected dividend rate of 0%. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.

(5)	Dr. Whiting joined Tempest as the Executive Vice President and Chief Medical Officer effective November 16, 2020.

Outstanding Equity Awards at Fiscal 2020
Year-End
The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2020.

	Option Awards											Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas Dubensky	11/27/2017	9/5/2017	—	—		—		—	—	648,354	(1)	213,957	(2)
	10/3/2018	N/A	—	—		1,126,183	(3)	0.16	10/2/2028	—		—
	3/30/2020	2/20/2020	297,543	1,130,664	(4)	—		0.19	3/29/2030	—		—
Stephen Brady	9/16/2019	9/9/2019	1,071,745	2,357,839	(5)	—		0.16	9/15/2029	—		—
	3/30/2020	2/20/2020	545,555	1,636,313	(4)	—		0.19	3/29/2030	—		—
Samuel Whiting	11/16/2020	11/16/2020	—	1,923,779	(6)	—		0.19	11/15/2030	—		—

(1)
This number represents shares purchased by Dr. Dubensky pursuant to Tempest’s 2017 Equity Incentive Plan, which are subject to repurchase rights in favor of Tempest, with the repurchase right lapsing upon continued service or in connection with a change in control. The repurchase right lapsed with respect to 25% of the purchased shares on September 5, 2018, and lapses with respect to 1/48 of the total purchased shares in equal monthly installments thereafter, subject to Dr. Dubensky’s continued service. Notwithstanding the foregoing, the repurchase right lapses with respect to 100% of the purchased shares on the earliest of (i) the date that is nine months following a change in control, (ii) the date Tempest terminates Dr. Dubensky’s status as a service provider upon or following the closing of the change in control for any reason other than cause or Dr. Dubensky’s death or disability, and (iii) the date Dr. Dubensky terminates his status as a service provider for good reason upon or following the closing of the change in control (“the Dubensky Double-Trigger”). If the successor corporation in a change in control does not assume the Dubensky Double-Trigger obligation, the repurchase right will lapse immediately with respect to 100% of the purchased shares still subject to such repurchase right.

(2)
As of December 31, 2020, Tempest’s equity was not publicly traded and, therefore, there was no ascertainable public market value for the equity on such date. The market value reported in this table is based upon the Section 409A valuation analysis of Tempest’s equity as of December 31, 2020.

(3)
All of the shares underlying this option vest upon the earlier of (i) the closing of a change in control, or (b) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of Tempest common stock, subject to Dr. Dubensky’s continued service.

(4)
These stock options vest in a series of 48 equal monthly installments measured from the vesting commencement date, subject to each award recipient’s continued service. On March 10, 2021, the Board modified the vesting schedules of these stock options to include the following vesting acceleration provisions: if, within three months prior to or 12 months following a change in control, Tempest terminates the executive officer’s employment without cause or the executive officer resigns for good reasons, then the vesting of all of the shares subject to such executive officer’s option will be immediately accelerated such that all shares subject to the option will be deemed fully vested and exercisable as of the executive officer’s last day of employment, provided that the executive officer satisfies certain severance conditions.

(5)
One-fourth
of the shares underlying this option vested on September 9, 2020, and the remaining shares vest in a series of 36 equal monthly installments thereafter, subject to Mr. Brady’s continued service.

Notwithstanding the foregoing, 100% of the unvested shares subject to this option vest immediately on the earliest of (i) the date that is 12 months following a change in control, (ii) the date Tempest terminates Mr. Brady’s status as a service provider upon or following the closing of the change in control for any reason other than cause or Mr. Brady’s death or disability, in each case within the period beginning three months before and ending 12 months after the closing of the change in control, and (iii) the date Mr. Brady terminates his status as a service provider for good reason within the period beginning three months before and ending 12 months after the closing of the change in control (the “Brady Double-Trigger”). If the successor corporation in a change in control does not assume the Brady Double-Trigger obligation, 100% of the unvested shares subject to this option will vest immediately prior to such change in control.
(6)
One-fourth
of the shares underlying this option vest on November 16, 2021, and the remaining shares vest in a series of 36 equal monthly installments thereafter, subject to Dr. Whiting’s continued service. Notwithstanding the foregoing, if within three months prior to or 12 months following a change in control Tempest terminates Dr. Whiting’s employment without cause or Dr. Whiting resigns for good reason, then the vesting of all of the shares subject to this option will be immediately accelerated such that all shares will be deemed fully vested and exercisable as of Dr. Whiting’s last day of employment, provided that Dr. Whiting satisfies certain severance conditions.

Additional Narrative Disclosure
Dubensky Offer Letter
Dr. Dubensky and Tempest entered into an amended and restated offer letter agreement, dated October 31, 2020 and effective as of January 1, 2020 (the “Dubensky Offer Letter”). Under the terms of the Dubensky Offer Letter, Dr. Dubensky is entitled to a base salary of $448,000 annually and is eligible for an annual discretionary performance bonus with a target amount of up to 40% of his base salary.
In addition, Dr. Dubensky is entitled to certain severance benefits in the event that his employment with Tempest is terminated without Cause or that he resigns for Good Reason (“Cause” and “Good Reason” each as defined in the Dubensky Offer Letter). The severance benefits consist of (i) a cash severance benefit paid in a lump sum in an amount equal to the sum of 12 months of Dr. Dubensky’s then current base salary plus a prorated portion of Dr. Dubensky’s target annual bonus for the calendar year in which he is terminated, less applicable deductions and withholdings, and (ii) if Dr. Dubensky timely elects healthcare continuation coverage under COBRA, Company-paid COBRA premiums (including in respect of coverage for eligible dependents) for a maximum of 12 months, subject to earlier termination if Dr. Dubensky obtains health coverage from another source unless otherwise provided by applicable law.
Moreover, if, within three months prior to or 12 months following a Change in Control (as defined in Tempest’s 2017 Equity Incentive Plan), Dr. Dubensky is terminated by Tempest without Cause or he resigns for Good Reason, then the vesting of his equity awards will accelerate such that all shares subject to the awards will be deemed fully vested and exercisable as of his last day of employment.
If Dr. Dubensky is terminated without Cause or he resigns for Good Reason after Tempest has become a publicly-traded entity, and the termination is effective within three months prior to or 12 months following a Change in Control, then in lieu of the severance benefits described above, he is entitled to receive (i) a cash severance benefit in an amount equal to the sum of 18 months of his then current base salary plus an amount equal to Dr. Dubensky’s target annual bonus for the calendar year in which he is terminated, less applicable deductions and withholdings, and (ii) if Dr. Dubensky timely elects healthcare continuation coverage under COBRA, Company-paid COBRA premiums (including in respect of coverage for eligible dependents) for a maximum of 18 months, subject to earlier termination if Dr. Dubensky obtains health coverage from another source unless otherwise provided by applicable law.
Dr. Dubensky’s receipt of the severance benefits described above is conditioned upon (x) his continued compliance with his obligations under his confidentiality, invention assignment, and arbitration agreement with

Tempest, and (y) his timely execution, delivery and
non-revocation
of an effective release of all claims against Tempest and its affiliates.
Brady Offer Letter
Mr. Brady and Tempest entered into an offer letter agreement, dated September 2, 2019 (the “Brady Offer Letter”). Under the terms of the Brady Offer Letter, Mr. Brady is entitled to a base salary of $448,000 annually and to a target bonus equal to 40% of his base salary. Pursuant to the Brady Offer Letter, Mr. Brady was granted an option to purchase approximately 3.5% of Tempest’s fully-diluted equity as of the date on which his employment commenced.
In addition, in the event that Mr. Brady’s employment with Tempest is terminated by Tempest without Cause or that he resigns for Good Reason (“Cause” and “Good Reason” each as defined in the Brady Offer Letter), he is entitled to receive (i) a cash severance benefit in an amount equal to the sum of 12 months of his base salary plus a prorated portion of his target annual bonus for the calendar year in which he is terminated and (ii) 12 months of health coverage following the termination.
Moreover, if Mr. Brady’s employment is terminated by Tempest without Cause or he resigns for Good Reason within three months prior to or 12 months following a Change in Control (as defined in Tempest’s 2017 Equity Incentive Plan and applicable option agreement), then in lieu of the severance benefits described above (i) the vesting of his equity awards will accelerate, and (ii) Mr. Brady will be entitled to receive (x) a cash severance benefit in an amount equal to the sum of 12 months of his base salary and his full target bonus and (y) 12 months of health benefits following the termination. If the Company is a publicly-traded entity at the time of such termination, then the cash severance benefit is increased to 18 months of his base salary and 150% of his target annual bonus.
Mr. Brady’s receipt of the severance benefits is subject to the execution and non-revocation
of a separation agreement containing, among other things a general release of claims in favor of Tempest and related persons and entities, confidentiality, return of property and non-disparagement.
Whiting Offer Letter
Dr. Whiting and Tempest entered into an offer letter agreement, dated October 7, 2020 (the “Whiting Offer Letter”). Under the terms of the Whiting Offer Letter, Dr. Whiting is entitled to a base salary of $33,333 per month, and is eligible for an annual discretionary bonus equal to 35% of his base salary. Dr. Whiting is also entitled to a sign-on
bonus of $50,000; provided, however, if Dr. Whiting voluntarily terminates employment other than for Good Reason or is terminated for Cause (“Good Reason” and “Cause” each as defined in the Whiting Offer Letter) prior to the first anniversary of his start date, he will repay the sign-on
bonus to Tempest. Tempest will also reimburse Dr. Whiting for reasonable travel costs when business returns to a more standard mode of operations and Dr. Whiting is expected to work a portion of time from the office in San Francisco.
Pursuant to the Whiting offer Letter, subject to Board approval, Tempest will grant Dr. Whiting an option to purchase 1.2% of Tempest’s common stock on a fully-diluted basis. The option will be subject to the following vesting schedule: (i) 1/4 of the total shares will vest on the one-year
anniversary of the vesting commencement date, and 1/48 of the total shares will vest each month thereafter subject to Dr. Whiting’s continuous service as of each vesting date; and (ii) if, within three months prior to or 12 months following a Change in Control (as defined in the 2017 Equity Incentive Plan), Tempest terminates Dr. Whiting’s employment without Cause or Dr. Whiting resigns for Good Reason, the vesting of his equity awards will accelerate such that all shares subject to the awards will be deemed fully vested and exercisable as of his last day of employment, provided that certain conditions are satisfied.
If Dr. Whiting’s employment with Tempest is terminated without Cause or he resigns for Good Reason, he is entitled to receive (i) a cash severance benefit in an amount equal to the sum of nine months of his then current base salary plus a
pro-rated
amount of Dr. Whiting’s target annual bonus for the calendar year in which he is terminated, less applicable deductions and withholdings, and (ii) if Dr. Whiting timely elects healthcare continuation coverage under COBRA, Company-paid COBRA premiums (including in respect of coverage for eligible dependents) for a maximum of nine months, subject to earlier termination if Dr. Whiting obtains health coverage from another source unless otherwise provided by applicable law.
Dr. Whiting’s receipt of the severance benefits described above is conditioned upon (x) his continued compliance with his obligations under his Proprietary Information and Inventions Agreement, and (y) his timely execution, delivery and non-revocation
of an effective release of all claims against Tempest and its affiliates.
401(k) Plan
Tempest participates in a multiple employer
tax-qualified
401(k) savings plan which allows participants to defer eligible compensation up to the maximum amount allowed under Internal Revenue Service guidelines. Tempest does not make any discretionary or employer matching contributions under the plan.
Equity Compensation Plans
2017 Equity Incentive Plan
The Board and stockholders of Tempest approved the Tempest 2017 Plan, which replaced the Inception 2 Plan, as described below. The purposes of the Tempest 2017 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of Tempest’s business. The Tempest 2017 Plan will be assumed by Millendo upon the closing of the merger. The material terms of the Tempest 2017 Plan are summarized below.
Stock Subject to the Plan
. The number of shares reserved for future grant under the Tempest 2017 Plan as of December 31, 2020 was 14,890,925. Up to 34,471,728 shares of Tempest common stock that may be issued under the Tempest 2017 Plan may be issued in satisfaction of incentive stock option awards. The number of shares reserved under the Tempest 2017 Plan also includes (i) any shares that, as of the date of stockholder approval of the Tempest 2017 Plan, have been reserved but not issued pursuant to any awards granted under the Inception 2 Plan, and (ii) any shares subject to stock options or similar awards granted under the Inception 2 Plan that, after the date of stockholder approval of the Tempest 2017 Plan, are forfeited to or repurchased by Tempest, subject to a maximum limit.
To the extent an equity award granted under the Tempest 2017 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, as defined under the Tempest 2017 Plan, is forfeited to or repurchased by Tempest due to failure to vest, or is settled in cash, the shares subject to such award will become available for future grant or sale under the Tempest 2017 Plan. In addition, to the extent shares subject to an award are withheld to satisfy a participant’s tax withholding obligation relating to an award or to pay the exercise price of an award, such shares will become available for future grant or sale under the Tempest 2017 Plan.
As of December 31, 2020, Tempest employees, directors and consultants hold outstanding stock options granted under the Tempest 2017 Plan for the purchase of up to 13,560,841 shares of Tempest common stock, with 3,323,982 of the shares subject to outstanding stock options vested as of such date.
Plan Administration
. Tempest’s Board or a committee appointed or duly authorized by the Board administers the Tempest 2017 Plan. The Board has the authority to amend and modify the plan, subject to any stockholder approval required by law or stock exchange rules. Subject to the terms of the Tempest 2017 Plan, the Board also has the authority to determine the eligibility for awards and the terms, conditions, and restrictions, including vesting terms, the number of shares subject to an award, and any performance goals applicable to grants made under the Tempest 2017 Plan, to construe and interpret the Tempest 2017 Plan and awards, and amend outstanding awards at any time.

Stock Options and Stock Appreciation Rights
. Tempest’s Board may grant incentive stock options, nonstatutory stock options, and stock appreciation rights under the Tempest 2017 Plan, provided that incentive stock options are granted only to employees. The exercise price of stock options and stock appreciation rights under the Tempest 2017 Plan is determined by the Board, but must equal to at least 100% of the fair market value of Tempest’s common stock on the date of grant. The term of an option or stock appreciation right may not exceed ten years; provided, however, that an incentive stock option held by an employee who owns more than 10% of all classes of Tempest’s stock, or of certain Tempest affiliates, may not have a term in excess of five years, and must have an exercise price of at least 110% of the fair market value of Tempest common stock on the grant date. Subject to the provisions of the Tempest 2017 Plan, the Board will determine the remaining terms of the options and stock appreciation rights, including the number of shares subject to the award, vesting, and the nature of any performance measures. Upon a participant’s termination of service, the participant may exercise his or her option or stock appreciation right, to the extent vested (unless the Tempest compensation committee permits otherwise), as specified in the award agreement. The Tempest 2017 Plan prohibits the payment of dividends with respect to options.
Stock Awards.
The Board will decide at the time of grant whether an award will be in the form of restricted stock or restricted stock units. The Board will determine the terms of the awards, including the number of shares subject to the award, vesting, and the nature of any performance measures. Unless the Board determines otherwise, the recipient of restricted stock will have voting rights and be entitled to receive dividends and other distributions with respect to his or her shares of restricted stock. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they are paid.
Transferability of Awards
. The Tempest 2017 Plan does not allow awards to be transferred other than by will or the laws of decent and distribution. Awards may be exercised, during the lifetime of the participant, only by the participant. Further, until Tempest becomes subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, or after the Board determines that it is, will or may no longer be relying upon the exemption from registration under the Exchange Act, an option, or prior to exercise, the shares subject to the option, may be transferred to a family member by gift or pursuant to a domestic relations order, or to an executor or guardian of the participant upon the death or disability of the participant, in each case, to the extent required for continued reliance on the exemption from registration under the Exchange Act. The Board may in its sole discretion determine to permit transfers to Tempest or in connection with a change in control or other acquisition transactions involving Tempest to the extent permitted by the Tempest 2017 Plan or the Exchange Act. A participant may also designate a beneficiary who will receive outstanding awards upon the participant’s death.
Certain Adjustments
. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, repurchase or exchange of shares or other securities of Tempest, or other change in Tempest’s corporate structure affecting the shares occurs, the Board, in order to prevent diminution or enlargement of the benefits, will adjust the number, class, and price of shares subject to each outstanding award and the number and class of shares that may be delivered under the Tempest 2017 Plan.
Merger or Change in Control
. In the event of a merger or a Change in Control (as defined in the Tempest 2017 Plan), each outstanding award will be treated as Tempest’s Board determines without participant consent, including, without limitation, (i) awards will be assumed or substantially equivalent awards be substituted by the acquiring or succeeding corporation; (ii) upon written notice to a participant, awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding awards will vest and become exercisable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and to the extent the Board determines, terminate; (iv) awards will terminate in exchange for an amount of cash and/or property, or will be replaced with other rights or property selected by the Board in its sole discretion, or (v) any combination of the foregoing.

Clawback
. Awards granted under the Tempest 2017 Plan may be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events pursuant to applicable award agreement, and will be subject to Tempest’s clawback policy as may be established and amended from time to time.
Amendment and Termination
. Tempest’s Board has the authority to amend, alter, suspend or terminate the Tempest 2017 Plan, subject to any stockholder approval required by law or stock exchange rules. Unless terminated by earlier by the Board, the Tempest 2017 Plan will terminate on the ten-year
anniversary of the later of its adoption by the Board, or (b) the earlier of the most recent Board or stockholder approval of an increase in the number of shares reserved for issuance under the Tempest 2017 Plan.
2011 Equity Incentive Plan
On October 5, 2011, the Board and stockholders of Tempest (then known as Inception 2, Inc.) approved the Inception 2, Inc. 2011 Equity Incentive Plan (the “Incentive 2 Plan”). The Inception 2 Plan will be assumed by Millendo upon the closing of the merger. The material terms of the Inception 2 Plan are summarized below.
The purpose of the Inception 2 Plan is to help secure and retain persons performing services to Tempest, provide incentives for such persons to exert maximum efforts for the success of Tempest and any affiliate, and provide a means by which such persons may benefit from increases in value of Tempest’s common stock. The Inception 2 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock awards. Only directors, employees and consultants who provide services to Tempest are eligible to receive such awards.
Authorized Shares.
As of December 31, 2020, Tempest employees, directors and consultants hold outstanding stock options granted under the Inception 2 Plan for the purchase of up to 481,588 shares of Tempest common stock, all of which were vested as of such date.
Plan Administration.
Tempest’s Board, or a committee or committees delegated by the Board, administers the Inception 2 Plan. Subject to the terms of the Inception 2 Plan, The Board will have the authority to determine the eligibility for awards and the terms, conditions, and restrictions, including vesting terms, the number of shares subject to an award, and any performance goals applicable to awards made under the Inception 2 Plan. The Board also will have the authority, subject to the terms of the Inception 2 Plan, to construe and interpret the Inception 2 Plan and awards.
Types and Terms of Awards.
Under the Inception 2 Plan, the Board may grant stock options, stock appreciation rights, restricted stock awards, RSUs, and other stock awards. Stock options and stock appreciation rights may not be exercised beyond a ten-year
term (or such shorter period as required with respect to incentive stock options held by certain holders). The terms of the awards are specified in an underlying award agreement approved by the plan administrator.
Transferability of Awards.
The Inception 2 Plan does not allow options or stock appreciation rights to be transferred other than by will or the laws of descent and distribution. Options and stock appreciation rights may be exercisable during the lifetime of a participant only by the participant; provided, however, that the Board may, in its sole discretion, permit transfer of an option or stock appreciation right to the extent permitted by applicable law upon a participant’s request. Restricted stock awards may be transferable by the participant only upon such terms and conditions as set forth in the award agreement, as the Board determines in its sole discretion.
Certain Adjustments.
If any change is made in Tempest’s common stock, without the receipt of consideration, such as through a merger, consolidation, reorganization, reincorporation, recapitalization, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, appropriate and proportionate adjustments will be made in the number, class, and price of shares subject to each outstanding award and the number and kind of shares subject to the Inception 2 Plan.

Corporate Transactions.
In the event Tempest experiences a corporate transaction under the terms of the Inception 2 Plan, subject to the terms of the applicable award agreement or any other written agreement between the participant and Tempest or any affiliate, or unless otherwise expressly provided by the Board at the time of grant of an award, the Board may (i) arrange for the surviving or acquiring corporation to assume or continue the stock awards, or to substitute stock awards; (ii) arrange for the assignment of any reacquisition or repurchase rights held by Tempest in respect of common stock issued pursuant to stock awards to the surviving or acquiring corporation; (iii) accelerate the vesting, in whole or in part, of stock awards, and terminate such awards if not exercised; (iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Tempest with respect to stock awards; (v) cancel or arrange for the cancellation of stock awards in exchange for such cash consideration or no consideration as the Board, in its sole discretion, may consider appropriate; or (vi) make a payment (in the form determined by the Board) equal to the excess, if any, of the value of the property a participant would have received upon the exercise of a stock award immediately prior to the effective time of the corporate transaction over any exercise price payable by such participant in connection with such exercise, which payments may be made subject to conditions or contingencies applicable to shareholders of common stock in the transaction. The Board is not required to take the same action or actions with respect to all stock awards or portions thereof with respect to all participants, and may take different actions with respected to vested and unvested portions of stock awards.
Change in Control.
In the event Tempest experience a change in control under the terms of the Inception 2 Plan, an award may be subject to additional acceleration of vesting and exercisability as may be provided in the award agreement or in any other written agreement between Tempest or any affiliate and the participant.
Amendment and Termination
. The Board has the authority to amend or terminate the Inception 2 Plan, subject to any stockholder approval required by law. No amendment or termination may impair the rights of a holder of an outstanding award without the consent of such holder.
Director Compensation
2020 Director Compensation Table
The following table sets forth information for the year ended December 31, 2020 regarding the compensation awarded to or earned by certain of
Tempest’s non-employee directors.
Dr. Dubensky, Tempest’s Chief Executive Officer, does not receive any additional compensation for his service as a member of Tempest’s Board. Please see the Summary Compensation Table above for the compensation paid or awarded to Dr. Dubensky for 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($) (2)
Michael Raab	40,000	31,830	71,830

(1)
The amount disclosed represents the aggregate grant date fair value of the stock option awarded in 2020 subject to time-based vesting conditions, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (ASC 718) using the Black-Scholes option-pricing model and based on the following assumptions: risk-free interest rate of 0.5%; expected volatility of 66%; expected term of 6.1 years and expected dividend rate of 0%. The amount does not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.

(2)	As of December 31, 2020, Mr. Raab held outstanding options to acquire Tempest common stock with respect to 821,250 shares.

MATTERS BEING SUBMITTED TO A VOTE OF MILLENDO STOCKHOLDERS
PROPOSAL NO. 1:
APPROVAL OF THE ISSUANCE OF COMMON STOCK IN THE MERGER AND THE CHANGE OF CONTROL RESULTING FROM THE MERGER
At the Millendo special meeting, Millendo stockholders will be asked to approve the issuance of Millendo common stock in the merger. Immediately following the merger, it is expected that the former Tempest securityholders, including shares issued in the Tempest pre-closing
financing, will own approximately 81.5% of the common stock of Millendo and the Millendo securityholders as of immediately prior to the merger will own approximately 18.5% of the common stock of Millendo, subject to certain assumptions, including, but not limited to, (a) Millendo’s net cash as of the earlier of closing and June 30, 2021 being between $15.3 million and $18.7 million, and (b) Tempest raising $30 million in the Tempest pre-closing
financing.
The terms of, reasons for and other aspects of the Merger Agreement, the merger and the issuance of Millendo common stock in the merger are described in detail in the other sections in this proxy statement/prospectus. A copy of the Merger Agreement is attached as
Annex A
to this proxy statement/prospectus.
Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of Millendo common stock in the merger exceeds the 20% under the Nasdaq Listing Rules and is expected to represent approximately 81.5% of Millendo’s common stock following the merger. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Millendo must obtain the approval of Millendo stockholders for the issuance of these shares of common stock in the merger.
Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. Nasdaq has determined that the merger constitutes a “change of control” of the listed company. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Millendo must obtain the approval of Millendo stockholders of the change of control resulting from the merger.
Required Vote
The affirmative vote of the holders of a majority of the shares present in attendance or represented by proxy at the Millendo special meeting and entitled to vote on the matter, assuming a quorum is present, is required to approve the issuance of Millendo common stock in the merger and the change of control of Millendo resulting from the merger.
MILLENDO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF MILLENDO COMMON STOCK IN THE MERGER AND THE CHANGE OF CONTROL OF MILLENDO RESULTING FROM THE MERGER.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the issuance of Millendo common stock in the merger and the change of control of Millendo resulting from the merger.

PROPOSAL NO. 2:
APPROVAL OF THE AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MILLENDO TO EFFECT THE REVERSE STOCK SPLIT
General
At the Millendo special meeting, Millendo stockholders will be asked to approve a series of amendments to the restated certificate of incorporation of Millendo as amended that will implement a reverse stock split of the issued and outstanding shares of Millendo common stock, at a reverse stock ratio in the range of between one new share for every 10 shares and one new share for every 15 shares outstanding (or any number in between). The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by the Millendo board of directors in its discretion and subject to agreement by Tempest in connection with the merger. Upon the effectiveness of such amendment to the restated certificate of incorporation of Millendo as amended to effect the reverse stock split, or the reverse stock split effective time, the issued and outstanding shares of Millendo common stock immediately prior to the reverse stock split effective time will be reclassified into a smaller number of shares such that a Millendo stockholder will own one new share of Millendo common stock for each two to five (or any number in between) shares of issued common stock held by such stockholder immediately prior to the reverse stock split effective time, as specified.
The Millendo board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of Millendo common stock pursuant to the Merger Agreement.
By approving this Proposal No. 2, Millendo stockholders will: (a) approve a series of alternate amendments to the restated certificate of incorporation of Millendo as amended pursuant to which any whole number of issued and outstanding shares of common stock between and including 10 to 15 and could be combined and reclassified into one share of common stock; and (b) authorize the Millendo board of directors to file only one such amendment, as determined by the Millendo board of directors in its sole discretion, and to abandon each amendment not selected by the Millendo board of directors. Should Millendo receive the required stockholder approval for this Proposal No. 2, and following such stockholder approval, the Millendo board of directors, subject to agreement by Tempest, determines that effecting the reverse stock split is in the best interests of Millendo and its stockholders, the reverse stock split will become effective as specified in the amendment filed with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Millendo board of directors within the limits set forth in this Proposal No. 2 to be combined and reclassified into one share of Millendo common stock. Accordingly, upon the effectiveness of the amendment to the restated certificate of incorporation of Millendo as amended to effect the reverse stock split, or the split effective time, every 10 to 15 shares (or any number in between) of Millendo common stock outstanding immediately prior to the split effective time will be combined and reclassified into one share of Millendo common stock.
The proposed form of certificate of amendment to the restated certificate of incorporation of Millendo as amended to effect the reverse stock split, as more fully described below, will affect the reverse stock split but will not
 change the number of authorized shares of Millendo common stock or preferred stock, or the par value of Millendo common stock or preferred stock.
A copy of the proposed form of certificate of amendment to the restated certificate of incorporation of Millendo as amended to effect the reverse stock split is attached as
 Annex
 F
to this proxy statement/prospectus.
Notwithstanding approval of this Proposal No. 2 by Millendo stockholders, the Millendo board of directors may, in its sole discretion, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the Delaware General Corporation Law.

Purpose
The Millendo board of directors approved the proposal approving the amendment to the Millendo restated certificate of incorporation as amended effecting the reverse stock split for the following reasons:

•
the Millendo board of directors believes effecting the reverse stock split will result in an increase in the minimum bid price of Millendo’s common stock and reduce the risk of a delisting of Millendo common stock from Nasdaq in the future; and

•	the Millendo board of directors believes a higher stock price may help generate investor interest in Millendo and ultimately the combined company and help Millendo attract and retain employees.
If the reverse stock split successfully increases the per share price of Millendo common stock, Millendo’s board of directors also believes this increase may increase trading volume in Millendo common stock and facilitate future financings by Millendo.
Nasdaq Requirements for Listing on Nasdaq
Millendo common stock is listed on The Nasdaq Capital Market under the symbol “MLND.” Millendo has filed an initial listing application pursuant to the terms of the Merger Agreement for the combined company with Nasdaq.
According to the Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq
entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq
entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Millendo to have, among other things, a $4.00 per share minimum bid price for a certain number of trading days preceding the closing of the merger. Therefore, the reverse stock split may be necessary in order to consummate the merger.
In addition, it is a condition to the closing of the merger that the shares of Millendo common stock to be issued in the merger pursuant to the Merger Agreement having been approved for listing on Nasdaq.
One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Millendo’s management being able to issue more shares without further stockholder approval. For example, before the reverse stock split, Millendo’s authorized but unissued shares of common stock immediately prior to the closing of the merger would be approximately          compared to shares issued of approximately         . If Millendo effects the reverse stock split using a          ratio, its authorized but unissued shares immediately prior to the closing of the merger would be approximately          compared to shares issued of approximately         before the reverse stock split. The reverse stock split will not affect the number of authorized shares of Millendo capital stock which will continue to be authorized pursuant to the restated certificate of incorporation of Millendo, as amended.
Potential Increased Investor Interest
On April 30, 2021, Millendo common stock closed at $1.15 per share. An investment in Millendo common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. Also, the Millendo board of directors believes that most investment funds are reluctant to invest in lower priced stocks.
There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Millendo common stock.

Millendo cannot predict whether the reverse stock split will increase the market price for Millendo common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•
the market price per share of Millendo common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Millendo common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	the reverse stock split will result in a per share price that will increase the ability of Millendo to attract and retain employees;

•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing; or

•
the market price per share will achieve and maintain the $4.00 minimum bid price requirement for a sufficient period of time for the combined company’s common stock to be approved for listing by Nasdaq.

The market price of Millendo common stock will also be based on the performance of Millendo, and after the merger, on the performance of the combined company, and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Millendo common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Millendo may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Millendo common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.
Principal Effects of the Reverse Stock Split
The reverse stock split will be realized simultaneously for all shares of Millendo common stock, options to purchase shares of Millendo common stock outstanding immediately prior to the effective time of the reverse stock split. The reverse stock split will affect all holders of shares of Millendo common stock outstanding immediately prior to the effective time of the reverse stock split uniformly and each such stockholder will hold the same percentage of Millendo common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. The reverse stock split will not change the par value of Millendo common stock or preferred stock and will not reduce the number of authorized shares of Millendo common stock or preferred stock. Millendo common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect Millendo continuing to be subject to the periodic reporting requirements of the Exchange Act.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the Millendo stockholders approve the amendment to the Millendo restated certificate of incorporation as amended effecting the reverse stock split, and if the Millendo board of directors still believes that a reverse stock split is in the best interests of Millendo and its stockholders, Millendo will file the amendment to the restated certificate of incorporation as amended with the Secretary of State of the State of Delaware at such time as the Millendo board of directors has determined to be the appropriate split effective time. The Millendo board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each stock certificate representing pre-split
shares will be deemed for all corporate purposes to evidence ownership of post-split shares.
As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split has been effected. Millendo expects that the Millendo transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of
pre-split
shares will be asked to surrender to the exchange agent stock certificates representing pre-split
shares in exchange for stock certificates (or book-entry positions) representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Millendo. No new certificates (or book-entry positions) will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Shares held in book-entry form will be automatically exchanged. Any pre-split
shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.
Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.
Fractional Shares
No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split
shares not evenly divisible by the number of
pre-split
shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date of the filing of the amendment to the restated certificate of incorporation as amended effecting the reverse stock split. For the foregoing purposes, all shares of common stock held by a holder will be aggregated (thus resulting in no more than one fractional share per holder). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.
Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Millendo is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Millendo or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.
Potential Anti-Takeover Effect
Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Millendo board of directors or contemplating a tender offer or other transaction for the combination of Millendo with another company, the reverse stock split proposal is not being proposed in response to any effort of which Millendo is aware to accumulate shares of Millendo common stock or obtain control of Millendo, other than in connection with the merger, nor is it part of a plan by management to recommend a series of similar amendments to the Millendo board of directors and stockholders. Other than the proposals being submitted to the Millendo stockholders for their consideration at the Millendo special meeting, the Millendo board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Millendo. For more information, please see the section titled “
Risk Factors—Risks Related to the Combined Company
” beginning on page 23.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split that are applicable to U.S. holders (as defined below) of Millendo common stock. This discussion does not purport to be a complete analysis of all potential tax consequences and is based upon current provisions of the Code, existing Treasury regulations, judicial decisions and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change.

Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to holders of Millendo common stock as described in this summary.
This discussion does not address all U.S. federal income tax consequences relevant to holders of Millendo common stock. In addition, it does not address consequences relevant to holders of Millendo common stock that are subject to particular U.S. or
non-U.S.
tax rules, including, without limitation, to holders of Millendo common stock that are:

•	persons who do not hold their Millendo common stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;

•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

•	subject to the alternative minimum tax provisions of the Code;

•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•
persons who hold shares of Millendo common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who acquired their shares of Millendo stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Millendo stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell Millendo common stock under the constructive sale provisions of the Code;

•
persons who acquired their shares of Millendo common stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified
retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	certain expatriates or former citizens or long-term residents of the United States.
Holders of Millendo common stock subject to particular U.S. or
non-U.S.
tax rules, including those that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split.
If an entity that is treated as a partnership for U.S. federal income tax purposes holds Millendo stock, the U.S. federal income tax treatment of a partner in the partnership or other pass-through entity will generally depend upon the status of the partner, the activities of the partnership or other pass-through entity and certain determinations made at the partner level. If you are a partner of a partnership or other pass-through entity holding Millendo common stock, you should consult your tax advisors regarding the tax consequences of the merger.
In addition, the following discussion does not address the tax consequences of the reverse stock split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR
NON-U.S.
TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
This discussion is limited to holders of Millendo common stock that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Millendo common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) is authorized or has the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split
The proposed reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of Millendo common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Millendo common stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of the Millendo common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Millendo common stock), and such U.S. Holder’s holding period in the shares of Millendo common stock received should include the holding period in the shares of Millendo common stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Millendo common stock surrendered to the shares of Millendo common stock received in a recapitalization pursuant to the proposed reverse stock split. U.S. Holders of shares of Millendo common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
Cash in Lieu of Fractional Shares
A U.S. Holder that receives cash in lieu of a fractional share of Millendo common stock pursuant to the proposed reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of Millendo common stock surrendered that is allocated to such fractional share of Millendo common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for Millendo common stock surrendered exceeded one year at the effective time of the reverse stock split.

Information Reporting and Backup Withholding
Payments of cash made in lieu of a fractional share of Millendo common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of Millendo common stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.
Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Millendo common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of Millendo common stock entitled to vote at the Millendo special meeting is required to approve the amendment to the restated certificate of incorporation of Millendo as amended to effect a reverse stock split of Millendo common stock.
MILLENDO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 2 TO APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF MILLENDO AS AMENDED TO EFFECT THE REVERSE STOCK SPLIT.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the amendment to the restated certificate of incorporation of Millendo as amended to effect the reverse stock split.

PROPOSAL NO. 3
ADVISORY,
NON-BINDING
VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Millendo provide stockholders with the opportunity to vote to approve, on non-binding,
advisory basis, the payment of certain compensation that will or may become payable by Millendo to its named executive officers in connection with the Merger, as disclosed in the section titled “
The Merger—Interests of the Millendo Directors and Executive Officers in the Merger—Golden Parachute Compensation.
”
Upon the consummation of the merger, each of the Millendo named executive officers will resign with good reason. Therefore, Millendo is asking stockholders to indicate their approval of the compensation that will or may become payable by Millendo to its named executive officers in connection with the merger and the associated termination by the named executive officers for good reason upon the consummation of the merger. These payments are set forth in the section titled “
The Merger—Interests of the Millendo Directors and Executive Officers in the Merger—Golden Parachute Compensation,
” and the accompanying footnotes. In general, the employment agreements, equity awards and other arrangements pursuant to which these compensation payments may be made have previously formed a part of Millendo’s overall compensation program for its named executive officers and previously have been disclosed to stockholders as part of Millendo’s annual proxy statements or its other reports filed with the SEC. These historical employment agreements, equity awards and other arrangements were adopted and approved by the compensation committee of the Millendo board of directors, which is composed solely of non-management
directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, Millendo is seeking approval of the following resolution at the Millendo special meeting:
“RESOLVED, that the stockholders of Millendo Therapeutics, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Millendo to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation
S-K
in the section titled “
The Merger—Interests of the Millendo Directors and Executive Officers in the Merger— Golden Parachute Compensation.
”
Stockholders of Millendo should note that this proposal is not a condition to the closing of the Merger, and as an advisory vote, the result will not be binding on Millendo, its board of directors or the named executive officers. Further, the underlying employment agreements, equity awards and other arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated and Millendo’s named executive officers are terminated in connection with the Merger, the named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to the underlying employment agreements, equity awards and other arrangements Millendo entered into with these named executive officers.
Required Vote
The affirmative vote of the holders of a majority of the shares present in attendance or represented by proxy at the Millendo special meeting and entitled to vote on the matter, assuming a quorum is present, is required to approve the non-binding
advisory vote on compensation that will or may become payable by Millendo to its named executive officers in connection with the merger.
MILLENDO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 3 TO APPROVE, ON A
NON-BINDING
ADVISORY VOTE BASIS,
COMPENSATION THAT WILL OR MAY BECOME PAYABLE BY MILLENDO TO ITS NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER
.

PROPOSAL NO. 4
APPROVAL OF POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING
If Millendo fails to receive a sufficient number of votes to approve Proposal Nos. 1 and 2, Millendo may propose to adjourn the Millendo special meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1 and 2. Millendo currently does not intend to propose adjournment at the Millendo special meeting if there are sufficient votes to approve Proposal Nos. 1 and 2.
Required Vote
The affirmative vote of the holders of a majority of the shares present in attendance or represented by proxy at the Millendo special meeting and entitled to vote on the matter, assuming a quorum is present, is required to approve the adjournment of the Millendo special meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1 and 2.
MILLENDO’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 4 TO ADJOURN THE MILLENDO SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1 AND 2.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares “FOR” the ratification to adjourn the Millendo special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 and 2.

MILLENDO’S BUSINESS
Millendo is a biopharmaceutical company that was previously primarily focused on developing novel treatments for endocrine diseases where current therapies do not exist or are insufficient. The endocrine system is a collection of glands that secrete hormones into the blood stream to regulate a number of functions, including appetite, metabolism, growth, development and reproduction. Diseases of the endocrine system can cause multiple and varied symptoms, including appetite dysregulation, metabolic dysfunction, obesity, cardiovascular disease, menstrual irregularity, hirsutism, and infertility. In April 2020, Millendo’s board of directors decided to discontinue the development of livoletide, an unacylated ghrelin analogue, as a potential treatment for Prader-Willi syndrome (“PWS”) based upon results from its Phase 2b trial. In addition, in June 2020, the Millendo board of directors decided to cease investing in the development of nevanimibe as a potential treatment for classic congenital adrenal hyperplasia, (“CAH”) based on an interim review of data from its Phase 2b trial. Finally, in January 2021, the Millendo board of directors also decided to discontinue the investment in
MLE-301,
a neurokinin 3 receptor (“NK3R”) antagonist Millendo was developing for the treatment of menopausal vasomotor symptoms (“VMS”), based on an analysis of the pharmacokinetic and pharmacodynamic data from the ongoing single ascending dose portion of the Phase 1 study conducted in healthy male volunteers. Given Millendo’s limited expected financing options, it began exploring an expanded range of strategic alternatives that included, but was not limited to, the potential sale or merger of Millendo or its assets.
In an effort to streamline costs after discontinuing the PWS program, Millendo eliminated employee positions representing approximately 30% of its prior headcount, which was completed in the second quarter of 2020. Millendo also began evaluating corporate strategic plans to prioritize and allocate resources to its remaining product candidates at the time and any future pipeline assets.
In January 2021, as a result of Millendo’s decision to discontinue the investment in
MLE-301,
the Millendo board of directors also approved a corporate restructuring plan (the “Plan”) furthering Millendo’s ongoing efforts to align its resources with its current strategy and operations. In connection with the Plan, the Millendo board of directors determined to reduce Millendo’s workforce by up to 85%, with the majority of the reduction in personnel expected to be completed by April 15, 2021. Millendo initiated this reduction in force in January 2021 and expects to provide severance payments and continuation of group health insurance coverage for a specified period to the affected employees. Millendo has also entered into retention arrangements with employees who are expected to remain with the Millendo. Millendo estimates that it will incur costs of approximately $5.5 million for termination benefits and retention arrangements related to the Plan, substantially all of which will be cash expenditures.
In 2020, Millendo undertook a strategic review process, which was intended to result in an actionable plan that leverages its assets, capital and capabilities to maximize stockholder value. Following an extensive process of evaluating strategic alternatives and identifying and reviewing potential candidates for a strategic acquisition or other transaction, on March 29, 2021, Millendo entered into the Merger Agreement with Tempest, under which the privately held Tempest will merge with a wholly owned subsidiary of Millendo. If the merger is completed, the business of Tempest will continue as the business of the combined organization.
Millendo expects to devote significant time and resources to completion of this merger. However, there can be no assurance that such activities will result in the completion of the merger. Further, the completion of the merger may ultimately not deliver the anticipated benefits or enhance shareholder value.
If the merger is not completed, Millendo will reconsider its strategic alternatives. In this case, Millendo considers one of the following courses of action to be the most likely alternatives:

•
Dissolve and liquidate its assets.
If, for any reason, the merger does not close, the Millendo board of directors may conclude that it is in the best interest of its stockholders to dissolve Millendo and liquidate its assets, which may include seeking protections from creditors in a bankruptcy proceeding.

In that event, Millendo would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There would be no assurances as to the amount or timing of available cash remaining to distribute to stockholders after paying its obligations and setting aside funds for reserves.

•	Pursue another strategic transaction. Millendo may resume the process of evaluating a potential strategic transaction in order to attempt another strategic transaction like the merger.

•	Operate its business. Although less likely than the alternatives above, the Millendo board of directors may elect to seek new product candidates for development.
Historical Business and Programs
In 2020, Millendo advanced three product candidates. Livoletide
(AZP-531),
was a potential treatment for PWS, a rare and complex genetic endocrine disease usually characterized by hyperphagia, or insatiable hunger, that contributes to serious complications, a significant burden on patients and caregivers, and early mortality. In a randomized, double-blind, placebo-controlled Phase 2a clinical trial in 47 patients with PWS, Millendo observed that administration of livoletide once daily was associated with a clinically meaningful improvement in hyperphagia, as well as a reduction in appetite. In a pre-specified
analysis of 38 home-resident patients with PWS from the Phase 2a trial, Millendo observed a larger and statistically significant decrease in hyperphagia following administration of livoletide as compared to placebo. In March 2019, Millendo initiated a Phase 2b/3 clinical trial of livoletide in patients with PWS. In April 2020, Millendo discontinued the PWS program based on topline data from the Phase 2b ZEPHYR study which showed that treatment with livoletide did not result in a statistically significant improvement in hyperphagia and food-related behaviors as measured by the Hyperphagia Questionnaire for Clinical Trials
(HQ-CT)
compared to placebo.
Millendo was developing nevanimibe
(ATR-101)
as a potential treatment for patients with CAH, a rare, monogenic adrenal disease that requires lifelong treatment with exogenous cortisol, often at high doses. These chronic high doses of cortisol can result in side effects that include diabetes, obesity, hypertension and psychological problems. When on suboptimal doses of cortisol, female patients with CAH can experience hirsutism, infertility and menstrual irregularity, and male patients with CAH can experience testicular atrophy, infertility and testicular tumors. It is often difficult for physicians to appropriately treat CAH without causing adverse consequences. Millendo reported results from its Phase 2a clinical trial of nevanimibe in patients with CAH in March 2018 and initiated a Phase 2b trial in the third quarter of 2018. In June 2020, Millendo elected to cease investing in the development of nevanimibe as a potential treatment for CAH. The decision to cease investment in the CAH program was based on the interim review of results from the Phase 2b clinical study and the changing competitive environment. Results from 10 subjects, nine from cohort 1 and one from cohort 2, with at least 12 weeks of treatment with nevanimibe in this open-label, continuous dose escalation study showed that one patient (10%) met the primary endpoint of achieving
17-hydroxyprogesterone
(17-OHP)
levels less than or equal to
2-times
the upper limit of normal. Treatment under the amended protocol with dose titration starting at 500 mg BID improved tolerability of nevanimibe. Millendo is no longer developing nevanimibe for the treatment of CAH.
Millendo was also developing a NK3R antagonist
(MLE-301)
as a potential treatment of vasomotor symptoms (“VMS”), commonly known as hot flashes and night sweats, in menopausal women. The sensations of heat and/or perspiration associated with VMS can occur frequently, generally lasting several minutes, and are often preceded or followed by sensations of cold and/or shivering. VMS interfere with the lives of affected women in a number of ways, including disrupting patients’ ability to sleep and concentrate and causing anxiety and depression. VMS is experienced by up to 70% of women as they advance through menopause. Millendo believes that over 20 million women in the United States experience VMS at any given time and that these patients are motivated to seek medical treatment for relief. In September 2020, Millendo initiated its Phase 1 clinical trial of
MLE-301.
The Phase 1 clinical trial was supported by preclinical studies in which Millendo observed potency and selectivity for the NK3R, the potential for once-daily dosing, and testosterone lowering consistent with the expected activity of an NK3R antagonist. In January 2021, Millendo discontinued further investment in the development of
MLE-301
for the treatment of VMS based on an analysis of the pharmacokinetic and pharmacodynamic data from the single ascending dose portion of the Phase 1 study and the competitive NK3R antagonist market.
Millendo had also been investigating nevanimibe
(ATR-101)
as a potential treatment for patients with endogenous Cushing’s syndrome (“CS”), a rare endocrine disease characterized by excessive cortisol production from the adrenal glands. As a result of slower than anticipated enrollment in its CS Phase 2 clinical trial, Millendo elected to discontinue the trial in August 2019 and is no longer developing nevanimibe for the treatment of CS.
Sales and Marketing
Millendo is not currently conducting sales and marketing efforts with respect to any of its previous programs and is in the process of terminating the license agreements pursuant to which it had development and commercialization rights with respect to livoletide, nevanimibe and
MLE-301.
Research and Development
Millendo is not currently conducting research and development of any of its previous programs and its plans for future research and development are dependent on the results of its ongoing strategic evaluation.
Assignment Agreement with Erasmus University Medical Center and the University of Turin
Millendo has an assignment agreement (the “Assignment Agreement”) with Erasmus University Medical Center, the University of Turin and certain individuals, which it refers to collectively as the assignors, for certain patents and patent applications relating to livoletide.
In connection with the Assignment Agreement, Millendo agreed to pay the assignors a flat, low single digit royalty on net commercial sales of products containing livoletide that are covered by the claims of the assigned intellectual property. Further, upon approval of livoletide by the FDA or the European Medicines Agency or EMA, Millendo is required to pay the assignors CDN$100,000, which amount will be deducted from any future royalty payments due to the assignors. Millendo also agreed to pay the assignors a low single digit percentage of any amounts received in connection with its license of the assigned intellectual property or products containing livoletide that are covered by the claims of the assigned intellectual property.
The assignors have a right to repurchase the assigned intellectual property at a certain price in the event Millendo does not, upon receiving notice, use reasonable efforts to develop, introduce for sale and promote products derived from the assigned intellectual property. Such reasonable efforts involve spending an annual amount of at least CDN$100,000 in research and development related to livoletide, actively pursuing the registration, licenses and permits necessary to market livoletide, and the actual commercialization of livoletide, if approved. In addition, pursuant to the assignment agreement, certain individuals at the Erasmus University Medical Center and the University of Turin were granted non-exclusive
rights to use the assigned intellectual property for
non-commercial
research with Millendo’s prior written consent. In March 2021, Millendo notified the assignors that it had discontinued the PWS program.
License Agreement with the University of Michigan
In June 2013, Millendo entered into a license agreement with the University of Michigan, or the UM License Agreement, for a worldwide, exclusive, sublicensable license to the University of Michigan’s interest in certain patent rights jointly owned with Millendo, covering, among other things, the use of nevanimibe to treat CAH. Such license rights allowed Millendo to make, have made, import, export, use, market, offer for sale and sell products containing nevanimibe for such use in the United States. Due to Millendo’s decision to cease investing in the nevanimibe program, effective on March 5, 2021, Millendo notified the University of Michigan of its decision to terminate the UM License Agreement, which termination shall be effective April 30, 2021, as agreed to by the University of Michigan
License Agreement with Roche
On October 16, 2018, Millendo entered into a license agreement with F.
Hoffmann-La
Roche Ltd and
Hoffman-La
Roche Inc. (collectively, “Roche”), for a worldwide, exclusive license to Roche’s interest in certain patent rights and know-how
covering, among other things, the use of a neurokinin 3 receptor antagonist (the “Roche License Agreement”). Such license rights have allowed Millendo to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold an NK3R antagonist for use in all countries in the world and for all other uses other than diagnostic use. Due to Millendo’s decision to discontinue investing in the
MLE-301
program, in March 2021, Millendo notified Roche that it was terminating the Roche License Agreement effective three months from the date of such notice.
Intellectual Property
When applicable to Millendo’s development programs, Millendo seeks to obtain and maintain patent and other intellectual property and proprietary protection for its drug candidates in the United States and internationally, including composition-of-matter,
dosage and formulation patents, as well as patent and other intellectual property and proprietary protection for its novel biological discoveries and other important technology inventions and know-how.
In addition to patents, Millendo relies upon unpatented trade secrets, know-how,
and continuing technological innovation to develop and maintain its intellectual property rights. Millendo protects its proprietary information, in part, using confidentiality agreements with its commercial partners, collaborators, employees and consultants and invention assignment agreements with its employees as well as selected commercial partners and consultants. Despite these measures, any of its intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated, or such intellectual property and proprietary rights may not be sufficient to permit Millendo to take advantage of current market trends or otherwise to provide competitive advantages. In addition, such confidentiality agreements and invention assignment agreements can be breached and Millendo may not have adequate remedies for any such breach. For more information, please see “
Risk Factors
—
Risks Related to Millendo—Risks Related to Millendo
’
s Intellectual Property
.”
Millendo seeks patent protection in significant markets and/or countries for each drug in development. Millendo also seeks to maximize patent term. The patent exclusivity period for a drug will prevent generic drugs from entering the market. Patent exclusivity depends on a number of factors including the strength of the claims, the initial patent term, patent term adjustments and available patent term extensions based upon delays caused by the regulatory approval process.
The patent positions of biotechnology companies like Millendo are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, Millendo may not obtain or maintain adequate patent protection for any of its product candidates. As of March 31, 2021, with respect to livoletide patent rights, Millendo owned four issued U.S. patents, one pending U.S. patent application, and a number of patents and pending patent applications in other jurisdictions. As of March 31, 2021, with respect to nevanimibe patent rights, Millendo owned two issued U.S. patents, two pending U.S. patent applications, and a number of pending patent applications in other jurisdictions, and jointly owned, with University of Michigan, three issued U.S. patents, one pending U.S. patent application, and a number of patent applications in other jurisdictions. As of March 31, 2021, with respect to
MLE-301
patent rights, Millendo owned one pending U.S. patent application, and it exclusively licensed from Roche one issued U.S. patent and a number of patents and pending patent applications in other jurisdictions.

Millendo cannot predict whether the patent applications it pursues will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide any proprietary protection from competitors. The patent portfolios for its leading product candidates as of March 31, 2021 are summarized below.
Livoletide
With respect to livoletide patent rights, as of March 31, 2021 Millendo owned four issued U.S. patents, which are not due to expire before 2028, 2028, 2029, and 2032, respectively, excluding any additional term for patent term extension pursuant to the Hatch-Waxman Act; one pending U.S. patent application, which is not due to expire before 2034, excluding any additional term for patent term adjustment or extension; and a number of patent applications in other jurisdictions. The foregoing patents and patent applications cover a form of and methods of making and using livoletide or its analogs. Related international patent applications have issued in Australia, Canada, China, Europe, Japan, and Mexico and are pending in a number of other countries, including Canada, Europe, and India. In March 2021, in connection with the discontinuation of its livoletide program, Millendo notified the assignors of its decision to discontinue development of livoletide. Millendo does not expect its livoletide patents to enable development of livoletide apart from the intellectual property licensed.
Nevanimibe
With respect to nevanimibe patent rights, as of March 31, 2021, Millendo owned two issued U.S. patents, which are not due to expire before 2035, excluding any additional term for patent term adjustment or extension; two pending U.S. patent applications, which, if issued, are not due to expire before 2035 and 2036, respectively, excluding any additional term for patent term adjustment or extension; and a number of patent applications in other jurisdictions. As of March 31, 2021, Millendo jointly owned, with University of Michigan, three issued U.S. patents, which are each not due to expire before 2033, excluding any additional term for patent term adjustments or extensions; one pending U.S. patent application, which, if issued, is not due to expire before 2033, excluding any additional term for patent term adjustment or extension; and a number of patent applications in other jurisdictions. The foregoing patents and patent applications cover a form of and methods of making and using nevanimibe or its analogs. Related international patent applications have issued in Australia, China, Japan, Mexico, and New Zealand and are pending in a number of other countries, including Australia, Brazil, Canada, China, Europe, and Mexico. Due to Millendo’s decision to discontinue the development of its nevanimibe program, in March 2021, it notified the University of Michigan of its decision to terminate the UM License Agreement, which termination shall be effective as of April 30, 2021, as agreed with the University of Michigan. Millendo does not expect its nevanimibe patents to enable development of nevanimibe apart from the intellectual property licensed pursuant to the UM License Agreement.
MLE-301
With respect to
MLE-301
patent rights, as of March 31, 2021, Millendo owned one pending Patent Cooperation Treaty patent application, which, if issued, is not due to expire before 2040, excluding any additional term for patent term adjustment or extension. As of March 31, 2021, Millendo exclusively licensed from Roche one issued U.S. patent, which is not due to expire before 2031, excluding any additional term for patent term adjustment or extension. The foregoing patents and patent applications cover a form of and methods of making and using
MLE-301
or its analogs. Related international patent applications have issued in China, Europe, Japan, South Korea, and Mexico, and are pending in a number of other countries, including Brazil, Canada, India, and Russia. Due to Millendo’s decision to discontinue developing the
MLE-301
program in March 2021, it notified Roche that it was terminating the Roche License Agreement effective three months from the date of such notice. Millendo does not expect its
MLE-301
patents to enable development of
MLE-301
apart from the intellectual property licensed pursuant to the Roche License Agreement.
Manufacturing
Millendo relied on contract manufacturing organizations, or CMOs, to produce drug candidates in accordance with the FDA’s current Good Manufacturing Practices, or cGMP, regulations for use in its prior clinical trials. The manufacture of pharmaceuticals is subject to extensive cGMP regulations, which impose various procedural and documentation requirements and govern all areas of record keeping, production processes and controls, personnel and quality control.
Government Regulation and Approval
United
States-FDA
process
In the United States, the FDA regulates drugs. The Federal Food, Drug, and Cosmetic Act, or FDCA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of drugs. To obtain regulatory approvals in the United States and in foreign countries, and subsequently comply with applicable statutes and regulations, Millendo will need to spend substantial time and financial resources.
Approval process
The FDA must approve any new drug or a drug with certain changes to a previously approved drug before a manufacturer can market it in the United States. If a company does not comply with applicable United States requirements it may be subject to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning or untitled letters, clinical holds, drug recalls, drug seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. The steps Millendo must complete before it can market a drug include:

•	completion of preclinical laboratory tests, animal studies, and formulation studies, all performed in accordance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical studies start. The sponsor must update the IND annually;

•	approval of the study by an independent institutional review board, or IRB, or ethics committee representing each clinical site before each clinical study begins;

•	performance of adequate and well-controlled human clinical studies to establish the safety and efficacy of the drug for each indication to the FDA’s satisfaction;

•	submission to the FDA of an NDA;

•	potential review of the drug application by an FDA advisory committee, where appropriate and if applicable;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities to assess compliance with current good manufacturing practices, cGMP, or regulations; and

•	FDA review and approval of the NDA.
It generally takes companies many years to satisfy the FDA approval requirements, but this varies substantially based upon the type, complexity, and novelty of the drug or disease. Preclinical tests include laboratory evaluation of a drug’s chemistry, formulation, and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the drug. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLP. Millendo submits the results of the preclinical testing to the FDA as part of an IND along with other information, including information about the product drug’s chemistry, manufacturing and controls, and a proposed clinical study protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, are generally conducted after submitting the initial IND.
The FDA requires a
30-day
waiting period after the submission of each IND before Millendo can begin clinical testing in humans in the United States. The FDA may, within the
30-day
time period, raise concerns or

questions relating to one or more proposed clinical studies and place the study on a clinical hold. In such a case, Millendo and the FDA must resolve any outstanding concerns before Millendo begins the clinical study. Accordingly, the content of an IND submission may or may not be sufficient for the FDA to permit the sponsor to start a clinical study. Millendo must also make a separate submission to an existing IND for each successive clinical study conducted in the U.S. during drug development.
Clinical studies
Clinical studies involve administering the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Millendo must conduct clinical studies:

•	in compliance with federal regulations;

•
in compliance with good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical study sponsors, administrators, and monitors; as well as

•	under protocols detailing the objectives of the trial, the safety monitoring parameters, and the effectiveness criteria.
Millendo must submit each protocol involving testing on United States patients and subsequent protocol amendments to the FDA as part of the IND. The FDA may order the temporary, or permanent, discontinuation of a clinical study at any time, or impose other sanctions, if it believes that the sponsor is not conducting the clinical study in accordance with FDA requirements or presents an unacceptable risk to the clinical study patients. The sponsor must also submit the study protocol and informed consent information for patients in clinical studies to an institutional review board for approval. An IRB may halt the clinical study, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.
Companies generally divide the clinical investigation of a drug into three or four phases. While companies usually conduct these phases sequentially, they are sometimes overlapped or combined.

•
Phase 1.
Millendo evaluates the drug in healthy human subjects or patients with the target disease or condition. These studies typically evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the investigational new drug in humans, the side effects associated with increasing doses, and if possible, gain early evidence on effectiveness.

•
Phase 2.
Millendo administers the drug to a limited patient population to evaluate dosage tolerance and optimal dosage, identify possible adverse side effects and safety risks, and preliminarily evaluate efficacy.

•
Phase 3.
Millendo administers the drug to an expanded patient population, generally at geographically dispersed clinical study sites, to generate enough data to statistically evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the investigational drug, and to provide an adequate basis for product approval.

•
Phase 4.
In some cases, the FDA may condition approval of an NDA for a drug on Millendo’s agreement to conduct additional clinical studies after approval. In other cases, a sponsor may voluntarily conduct additional clinical studies after approval to gain more information about the drug. Millendo typically refers to such post-approval studies as Phase 4 clinical studies.

A pivotal study is a clinical study that adequately meets regulatory agency requirements to evaluate a drug’s efficacy and safety to justify the approval of the drug. Generally, pivotal studies are Phase 3 studies, but the FDA may accept results from Phase 2 studies if the study design provides a well controlled and reliable assessment of clinical benefit, particularly in situations in which there is an unmet medical need and the results are sufficiently robust.

The FDA, the IRB, or the clinical study sponsor may suspend or terminate a clinical study at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee, may oversee some clinical studies. This group provides authorization for whether or not a study may move forward at designated checkpoints based on access to certain data from the study. Millendo may also suspend or terminate a clinical study based on evolving business objectives and the competitive climate.
Submission of an NDA
After a company completes the required clinical testing, it can prepare and submit an NDA to the FDA, who must approve the NDA before it can start marketing the drug in the United States. An NDA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the drug’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company- sponsored clinical studies on a drug, or from a number of alternative sources, including studies initiated by investigators or studies not conducted under a U.S. IND. To support marketing authorization, the data a company submits must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug to the FDA’s satisfaction.
The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual program user fees. The FDA typically increases these fees annually. Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and user-fee
waivers.
The FDA has 60 days from its receipt of an NDA to determine whether it will accept the application for filing based on the agency’s threshold determination that the application is sufficiently complete to permit substantive review. Once the FDA accepts the filing, the FDA begins an in-depth
review. The FDA has agreed to certain performance goals in the review of NDAs. Under the Prescription Drug User Fee Act, the FDA has a goal of responding to standard review NDAs within ten months after the
60-day
filing review period, but this timeframe may be extended. The FDA reviews most applications for standard review drugs within ten to 12 months and most applications for priority review drugs within six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists.
The FDA may also refer applications for novel drugs that present difficult questions of safety or efficacy, to an advisory committee. This is typically a panel that includes clinicians and other experts that will review, evaluate, and recommend whether the FDA should approve the application. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP, and will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the drug unless compliance with cGMP is satisfactory and the NDA contains data that provide evidence that the drug is safe and effective in the indication studied.
The FDA’s decision on an NDA
After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter indicates that the FDA has completed its review of the application, and the agency has determined that it will not approve the application in its present form. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional clinical data and/or other significant, expensive, and time-consuming requirements related to clinical studies, preclinical studies and/or manufacturing. The FDA has committed to reviewing resubmissions of the NDA addressing such deficiencies in two or six months, depending on the type of information included. Even if Millendo submits such data, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Also, the government may establish additional requirements, including those resulting from new legislation, or the FDA’s policies may change, which could delay or prevent regulatory approval of Millendo’s drugs under development.
An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks. REMS can include communication plans for healthcare professionals, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for REMS can materially affect the potential market and profitability of the drug. Moreover, the FDA may condition approval on substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, the FDA may withdraw drug approvals if Millendo fails to comply with regulatory standards or identifies problems following initial marketing.
Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before Millendo can implement the change. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing new NDAs. As with new NDAs, the FDA often significantly extends the review process with requests for additional information or clarification.
Post-approval requirements
The FDA regulates drugs that are manufactured or distributed pursuant to FDA approvals and has specific requirements pertaining to recordkeeping, periodic reporting, drug sampling and distribution, advertising and promotion and reporting of adverse experiences with the drug. After approval, the FDA must provide review and approval for most changes to the approved drug, such as adding new indications or other labeling claims. There also are continuing, annual user fee requirements for any marketed drugs and the establishments who manufacture its drugs, as well as new application fees for supplemental applications with clinical data.
Drug manufacturers are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMP requirements. There are strict regulations regarding changes to the manufacturing process, and, depending on the significance of the change, it may require prior FDA approval before Millendo can implement it. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon Millendo and any third-party manufacturers that Millendo may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
The FDA may withdraw approval if a company does not comply with regulatory requirements and maintain standards or if problems occur after the drug reaches the market. If a company or the FDA discovers previously unknown problems with a drug, including adverse events of unanticipated severity or frequency, issues with manufacturing processes, or Millendo’s failure to comply with regulatory requirements, the FDA may revise the approved labeling to add new safety information; impose post-marketing studies or other clinical studies to assess new safety risks; or impose distribution or other restrictions under a REMS program. Other potential consequences may include:

•	restrictions on the marketing or manufacturing of the drug, complete withdrawal of the drug from the market or drug recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	the FDA refusing to approve pending NDAs or supplements to approved NDAs, or suspending or revoking of drug license approvals;

•	drug seizure or detention, or refusal to permit the import or export of drugs; or

•	injunctions or the imposition of civil or criminal penalties.
The FDA strictly regulates marketing, labeling, advertising, and promotion of drugs that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is otherwise consistent with the product’s FDA approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label
uses. Millendo could be subject to significant liability if it violated these laws and regulations.
Marketing Exclusivity
In addition to patent term (as extended by the Hatch-Waxman Act), the holder of the NDA for a listed drug may be entitled to a period of marketing exclusivity, during which the FDA cannot approve an abbreviated new drug application, or ANDA, or 505(b)(2) application that relies on the listed drug. For example, a pharmaceutical manufacturer may obtain five years of non-patent
exclusivity upon NDA approval of a new chemical entity, or NCE, which is a drug that contains an active moiety that has not been approved by FDA in any other NDA. An “active moiety” is defined as the molecule or ion responsible for the drug substance’s physiological or pharmacological action. During the five year exclusivity period, the FDA cannot accept for filing any ANDA seeking approval of a generic version of that drug or any 505(b)(2) NDA for the same active moiety and that relies on the FDA’s findings regarding that drug, except that FDA may accept an application for filing after four years if the follow-on
applicant makes a paragraph IV certification.
A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. Should this occur, the FDA would be precluded from approving any ANDA or 505(b)(2) application for the protected modification until after that three-year exclusivity period has run. However, unlike NCE exclusivity, the FDA can accept an application and begin the review process during the exclusivity period.
Orphan drug designation
The FDA may grant orphan drug designation to sponsors of drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States, or if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making the drug for this type of disease or condition will be recovered from sales in the United States.
Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and user-fee
waivers. In addition, if a drug receives FDA approval for the indication for which it has orphan designation, the drug may be entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the drug with orphan exclusivity.

Pediatric information
Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which the FDA has granted an orphan designation.
Healthcare reform
In the United States and foreign jurisdictions, the legislative landscape continues to evolve. There have been a number of legislative and regulatory changes to the healthcare system that could affect the future results of Millendo’s operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reform the way in which healthcare is funded and reduce healthcare costs. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively PPACA, was enacted, which included measures that have significantly changed health care financing by both governmental and private insurers. The provisions of PPACA of importance to the pharmaceutical and biotechnology industry are, among others, the following:

•
an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for branded and generic drugs, respectively;

•
a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70%
point-of-sale
discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•
extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, unless the drug is subject to discounts under the 340B drug discount program;

•
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•
expansion of healthcare fraud and abuse laws, including the federal civil False Claims Act and the federal Anti-Kickback Statute, new government investigative powers and enhanced penalties for noncompliance;

•
new requirements under the federal Physician Payments Sunshine Act for drug manufacturers to report information related to payments and other transfers of value made to physicians, as defined by such law, and teaching hospitals as well as ownership or investment interests held by physicians and their immediate family members; and

•	new requirement to annually report certain drug samples that manufacturers and distributors provide to licensed practitioners, or to pharmacies of hospitals or other healthcare entities.
There have been executive, judicial and Congressional challenges to certain aspects of the PPACA.While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the PPACA have been signed into law. The Tax Cuts and Jobs Act of 2017, or Tax Act, included a provision that repealed, effective January 1, 2019, the tax based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the PPACA mandated “Cadillac” tax on high cost employer sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminated the health insurer tax. The Bipartisan Budget Act of 2018, or the BBA, among other things, amended the PPACA, effective January 1, 2019, to increase from 50% to 70% the point of sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” On December 14, 2018, a Texas U.S. District Court Judge ruled that the PPACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the PPACA are invalid as well. The United States Supreme Court is currently reviewing this case, but it is unknown when a decision will be reached. Although the U.S. Supreme Court has not yet ruled on the constitutionality of the PPACA, on January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the PPACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the PPACA. It is unclear how the Supreme Court ruling, other such litigation and the healthcare reform measures of the Biden administration will impact the PPACA.
In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. In August 2011, the President signed into law the Budget Control Act of 2011, as amended, which, among other things, included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and, following passage of subsequent legislation, including the BBA, will continue through 2030 with the exception of a temporary suspension from May 1, 2020 through March 31, 2021 due to the
COVID-19
pandemic, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was enacted and, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Further, there has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that attempted to implement several of the administration’s proposals. As a result, the FDA also released a final rule on September 24, 2020, effective November 30, 2020, implementing a portion of the importation executive order providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration from January 1, 2022 to January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale,
as well as a new safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed pending review by the Biden administration until March 22, 2021. On November 20, 2020, CMS issued an interim final rule implementing the Trump administration’s Most Favored Nation executive order, which would tie Medicare

Part B payments for certain physician-administered drugs to the lowest price paid in other economically advanced countries, effective January 1, 2021. On December 28, 2020, the United States District Court in Northern California issued a nationwide preliminary injunction against implementation of the interim final rule. It is unclear whether the Biden administration will work to reverse these measures or pursue similar policy initiatives. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. It also possible that governmental action will be taken in response to the
COVID-19
pandemic.
European
Union-EMA
process
In the European Union, Millendo’s product candidates are also subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization, or MA, from the competent regulatory agencies has been obtained.
Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Clinical trials of medicinal products in the European Union must be conducted in accordance with European Union and national regulations and the International Conference on Harmonization, or ICH, guidelines on Good Clinical Practices, or GCP. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the European Union clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the Member State regimes. To improve the current system, Regulation (EU) No 536/2014 on clinical trials on medicinal products for human use, which repealed Directive 2001/20/EC, was adopted on April 16, 2014 and published in the European Official Journal on May 27, 2014. The Regulation aims to harmonize and streamline the clinical trials authorization process, simplify adverse event reporting procedures, improve the supervision of clinical trials, and increase their transparency. Although the Regulation entered into force on June 16, 2014, it will not be applicable until six months after the full functionality of the IT portal and database envisaged in the Regulation is confirmed by an independent audit, and the European Commission publishes a notice of this confirmation. This is not expected to occur until before 2021 as an audit of the system is intended to commence in December 2020. Until then the Clinical Trials Directive 2001/20/EC will still apply.
In addition, the transitory provisions of the new Regulation offer the sponsors the possibility to choose between the requirements of the Directive and the Regulation for one year from the entry into application of the Regulation.
Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU Member States where the trial is to be conducted by two distinct bodies: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. Under the current regime all suspected unexpected serious adverse reactions, or SUSARs, to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred and would also be reported in all countries where the drug is being used in a clinical trial.
Approval Process
Under the centralized procedure, after the EMA issues an opinion, the European Commission issues a single marketing authorization valid across the European Union, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human drugs that are: derived from biotechnology processes, such as genetic engineering; contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders diseases or autoimmune diseases and other immune dysfunctions; advanced-therapy medicines, such as gene-therapy, somatic cell-therapy or tissue-engineered medicines; and officially designated orphan drugs. For drugs that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the EMA, as long as the drug concerned contains a new active substance; is a significant therapeutic, scientific or technical innovation; or if its authorization would be in the interest of public health.
There are also three other possible routes to authorize medicinal products in the European Union, which are available for products that fall outside the scope of the centralized procedure:

•	National procedure. National MAs, issued by the competent authorities of the Member States of the EEA, are available however these only cover their respective territory;

•
Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one European Union country of a medicinal product that has not yet been authorized in any European Union country; and

•
Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one European Union Member State, in accordance with the national procedures of that country. Thereafter, further marketing authorizations can be sought from other European Union countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

Pursuant to Regulation (EC) No 1901/2006, all applications for marketing authorization for new medicines must include the results of all studies performed and details of all information collected in compliance with as described in a pediatric investigation plan, or PIP, agreed between regulatory authorities, the EMA’s Pediatric Committee, and the applicant, unless the medicine is exempt because of a deferral or waiver (e.g., because the relevant disease or condition occurs only in adults). Applicants are encouraged to submit pediatric investigation plans early during product development, in time for studies to be conducted in the pediatric population, where appropriate, before marketing authorization applications are submitted. Before the EMA is able to begin its assessment of a centralized procedure MA application, it will validate that the applicant has complied with an agreed pediatric investigation plan, or an application for a waiver has been submitted. The applicant and the EMA may, where such a step is adequately justified, agree to modify a pediatric investigation plan to assist validation. Modifications are not always possible; may take longer to agree than the period of validation permits; and may still require the applicant to withdraw its marketing authorization application, or MA, and to conduct additional non-clinical
and clinical studies. Products that are granted a MA on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six month extension of the protection under a supplementary protection certificate or a patent qualifying for a supplementary protection (if any is in effect at the time of approval) or certificate or, in the case of orphan medicinal products, a two year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.
Orphan drug designation
In the European Union, Regulation (EC) No 141/2000, as amended, states that a drug will be designated as an orphan drug if its sponsor can establish:

•
that it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the European Union when the application is made, or that it is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment; and

•
that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, that the drug will be of significant benefit to those affected by that condition.

Regulation (EC) No 847/2000 sets out further provisions for implementation of the criteria for designation of a drug as an orphan drug. An application for the designation of a drug as an orphan drug may be submitted at any stage of development of the drug before submission of a MA application. However, an application for designation as an orphan drug may be submitted for a new therapeutic indication for an already authorized medicinal product.
If a centralized procedure MA in respect of an orphan drug is granted pursuant to Regulation (EC) No 726/2004, regulatory authorities will not, for a period of 10 years, accept another application for a MA, or grant a MA or accept an application to extend an existing MA, for the same therapeutic indication, in respect of a similar drug. This period may however be reduced to six years if, at the end of the fifth year, it is established, in respect of the drug concerned, that the criteria for orphan drug designation are no longer met, for example, when it is shown on the basis of available evidence that the product is sufficiently profitable not to justify maintenance of market exclusivity. The exclusivity period may increase to 12 years if, among other things, the MA includes the results of studies from an agreed pediatric investigation plan. Notwithstanding the foregoing, a MA may be granted for the same therapeutic indication to a similar drug if:

•	the holder of the MA for the original orphan drug has given its consent to the second applicant;

•	the holder of the MA for the original orphan drug is unable to supply sufficient quantities of the drug; or

•	the second applicant can establish in the application that the second drug, although similar to the orphan drug already authorized, is safer, more effective or otherwise clinically superior.
Regulation (EC) No 847/2000 lays down definitions of the concepts ‘similar drug’ and ‘clinical superiority’. Other incentives available to orphan drugs in the European Union include financial incentives such as a reduction of fees or fee waivers and protocol assistance. Orphan drug designation does not shorten the duration of the regulatory review and approval process.
Good manufacturing practices
Like the FDA, the EMA, the competent authorities of the European Union Member States and other regulatory agencies regulate and inspect equipment, facilities and processes used in the manufacturing of drugs intended for the EU market to ensure that certain minimum standards are met. These requirements apply, no matter where in the world the manufacturing process takes place and are designed to ensure that products intended for the EU market are of consistent high quality, are appropriate for their intended use and meet the requirements of the marketing authorization or clinical trial authorization. If, after receiving clearance from regulatory agencies, a company makes a material change in manufacturing equipment, location, or process, additional regulatory review and approval may be required. A company and its partners will be required to continue to comply with cGMP, and drug-specific regulations enforced by, the European Commission, the EMA and the competent authorities of European Union Member States following drug approval. Also like the FDA, the EMA, the competent authorities of the European Union Member States and other regulatory agencies also conduct regular, periodic visits to reinspect equipment, facilities, and processes following the initial approval of a drug. If, as a result of these inspections, the regulatory agencies determine that a company or its partners’ equipment, facilities, or processes do not comply with applicable regulations and conditions of drug approval, they may seek civil, criminal or administrative sanctions and/or remedies against Millendo, including the suspension of its manufacturing operations or the withdrawal of its drug from the market.
Post-Approval Controls
The holder of a European MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, or QPPV, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports, or PSURs.

All new MAs must include a risk management plan, or RMP, describing the risk management system that Millendo will put in place, recording the product’s safety profile and documenting the effectiveness of risk-minimization measures. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies. RMPs and PSURs are routinely available to third-parties requesting access, subject to limited redactions. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label
promotion is prohibited.
Direct-to-consumer
advertising of prescription medicines is also prohibited in the European Union. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each EU Member State and can differ from one country to another.
Data and market exclusivity
Similar to the United States, there is a process to authorize generic versions of innovative drugs in the European Union. Generic competitors can, where data exclusivity has expired, submit abridged applications to authorize generic versions of drugs authorized by the EMA through the centralized procedure referencing the innovator’s data and demonstrating bioequivalence to the reference drug, among other things. If a marketing authorization is granted for a medicinal product containing a new active substance, that product benefits from eight years of data exclusivity, during which generic marketing authorization applications referring to the data of that product may not be accepted by the regulatory authorities, and a further two years of market exclusivity, during which such generic products may not be placed on the market. The two-year
period may be extended to three years if during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved. This system is usually referred to as “8+2”. There is also a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product, for example, because of differences in raw materials or manufacturing processes. For such products, the results of appropriate preclinical or clinical trials must be provided, and guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product. In addition, there are certain circumstances, such as where the innovator company is granted a marketing authorization for a significant new indication for the relevant medicinal product, where an additional one year of marketing exclusivity may be granted.    As referenced above, orphan medicinal products are subject to separate marketing exclusivity arrangements.
Other international markets-drug approval process
In some international markets (such as China or Japan), although data generated in United States or European Union trials may be submitted in support of a marketing authorization application, regulators may require additional clinical studies conducted in the host territory, or studying people of the ethnicity of the host territory, prior to the filing or approval of marketing applications within the country.
Pricing and reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any drugs for which companies may obtain regulatory approval. In the United States and markets in other countries, sales of any drugs for which companies receive regulatory approval for commercial sale will depend in part on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a drug may be separate from the process for setting the reimbursement rate that the payor will pay for the drug. Third-party payors may limit coverage to specific drugs on an approved list, or formulary, which might not include all of the
FDA-approved
drugs for a particular indication. Moreover, a third-party payor’s decision to provide coverage for a drug does not imply that an adequate reimbursement rate will be approved. Additionally, coverage and reimbursement for drugs can differ significantly from payor to payor. One third-party payor’s decision to cover a particular drug does not ensure that other payors will also provide coverage for the drug, or will provide coverage at an adequate reimbursement rate. Adequate third-party reimbursement may not be available to enable Millendo to maintain price levels sufficient to realize an appropriate return on its investment in drug development.
Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of drugs and services, in addition to their safety and efficacy. To obtain coverage and reimbursement for any drug that might be approved for sale, Millendo may need to conduct expensive pharmacoeconomic studies to demonstrate the medical necessity and cost-effectiveness of its drug. These studies will be in addition to the studies required to obtain regulatory approvals. If third-party payors do not consider a drug to be cost-effective compared to other available therapies, they may not cover the drug after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its drugs at a profit.
The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs for branded prescription drugs. By way of example, PPACA contains provisions that may reduce the profitability of drugs, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for Millendo’s drugs.
In the European Community, governments influence the price of drugs through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those drugs to consumers. Some jurisdictions operate positive and negative list systems under which drugs may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical studies that compare the cost effectiveness of a particular drug candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new drugs. In addition, in some countries, cross border imports from low-priced
markets exert a commercial pressure on pricing within a country.
The marketability of any drugs for which companies receive regulatory approval for commercial sale may suffer if government and other third-party payors fail to provide coverage and adequate reimbursement. In addition, the focus on cost containment measures in the United States and other countries has increased and Millendo expects will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time.
Other healthcare laws impacting sales, marketing, and other company activities
Numerous regulatory authorities in addition to the FDA, including, in the United States, CMS, other divisions of the U.S. Department of Health and Human Services, or HHS, the U.S. Department of Justice, and similar foreign, state, and local government authorities, regulate and enforce laws and regulations applicable to sales, promotion and other activities of pharmaceutical manufacturers. These laws and regulations may impact, among other things, Millendo’s clinical research programs, proposed sales and marketing and education activities, and financial and business relationships with future prescribers of its product candidates, once approved. These laws and regulations include U.S. federal, U.S. state and foreign anti-kickback, false claims, and data privacy and security laws, which are described below, among other legal requirements that may affect Millendo’s current and future operations.

The FDA regulates all advertising and promotion activities for drugs under its jurisdiction both prior to and after approval. Only those claims relating to safety and efficacy that the FDA has approved may be used in labeling once the drug is approved. Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those Millendo tested and the FDA approved. Such off-label
uses are common across medical specialties, and often reflect a physician’s belief that the off-label
use is the best treatment for the patients. The FDA does not regulate the behavior of physicians in their choice of treatments, but FDA regulations do impose stringent restrictions on manufacturers’ communications regarding off-label
uses. If Millendo does not comply with applicable FDA requirements it may face adverse publicity, enforcement action by the FDA, corrective advertising, consent decrees and the full range of civil and criminal penalties available to the FDA. Promotion of off-label
uses of drugs can also implicate the false claims laws described below.
Anti-kickback laws including, without limitation, the federal Anti-Kickback Statute that applies to items and services reimbursable under governmental healthcare programs such as Medicare and Medicaid, make it illegal for a person or entity to, among other things, knowingly and willfully solicit, receive, offer or pay remuneration, directly or indirectly, to induce, or in return for, purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good, facility, item, or service reimbursable, in whole or in part, under a federal healthcare program. Due to the breadth of the statutory provisions and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that Millendo’s practices might be challenged under anti-kickback or similar laws. Moreover, recent healthcare reform legislation has strengthened these laws. For example, PPACA among other things, amends the intent requirement of the federal Anti-Kickback Statute and certain other criminal healthcare fraud statutes to clarify that a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a crime. In addition, PPACA clarifies that the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.
False claims laws, including, without limitation, the federal civil False Claims Act, and civil monetary penalty laws prohibit, among other things, anyone from knowingly and willingly presenting, or causing to be presented for payment, to the federal government (including Medicare and Medicaid) claims for reimbursement for, among other things, drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Millendo’s activities relating to the sales and marketing of its drugs may be subject to scrutiny under these laws, as well as civil monetary penalties laws and the criminal healthcare fraud provisions enacted as part of the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA.
HIPAA imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations governs the conduct of certain electronic healthcare transactions and imposes requirements with respect to safeguarding the security and privacy of protected health information on HIPAA covered entities and their business associates who provide services involving HIPAA protected health information to such covered entities.
The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives provided during the previous year.
In addition, companies may be subject to state law equivalents of each of the above federal laws, such as anti-kickback, self-referral, and false claims laws which may apply to Millendo’s business practices, including but not limited to, research, distribution, sales and marketing arrangements and submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical manufacturers to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers; state laws that require pharmaceutical manufacturers to file reports with states regarding marketing information, such as the tracking and reporting of gifts, compensation and other remuneration and items of value provided to healthcare professionals and entities; state laws that require the reporting of information related to drug pricing; state and local laws requiring the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of personal data and protected health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.
Violations of these laws may result in significant criminal, civil and administrative sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid), disgorgement, contractual damages, reputational harm and the imposition of corporate integrity agreements or other similar agreements with governmental entities, which may impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as imprisonment, also can be imposed upon executive officers and employees, including criminal sanctions against executive officers under the so-called
“responsible corporate officer” doctrine, even in situations where the executive officer did not intend to violate the law and was unaware of any wrongdoing. Given the significant penalties and fines that can be imposed on companies and individuals if convicted, allegations of such violations often result in settlements even if the company or individual being investigated admits no wrongdoing. Settlements often include significant civil sanctions and additional corporate integrity obligations.
Similar rigorous restrictions are imposed on the promotion and marketing of drugs in the European Union and other countries.
Employees
As of March 31, 2021, Millendo had 12 employees, 11 of whom were full-time employees and one of whom was a part-time employee. As of March 31, 2021, none of its employees was engaged in research and development activities and 12 of its employees were engaged in business development, finance, information systems, facilities, human resources or administrative support. As of March 31, 2021, Millendo had 12 employees located in the United States and one employee located in France. None of its U.S. employees are represented by any collective bargaining agreements. Its French employee is represented by a collective bargaining agreement.
In connection with the Plan, the Millendo board of directors determined to reduce Millendo’s workforce by up to 85%, with the majority of the reduction in personnel expected to be completed by April 15, 2021.
OvaScience Merger
On December 7, 2018, OvaScience, Inc., or OvaScience, now known as Millendo Therapeutics, Inc., completed its reverse merger or, the OvaScience Merger, with what was then known as “Millendo Therapeutics,

Inc.,” or Private Millendo, in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated as of August 8, 2018, as amended on September 25, 2018 and November 1, 2018. OvaScience’s shares of common stock listed on Nasdaq, previously trading through the close of business on Friday, December 7, 2018 under the ticker symbol “OVAS,” commenced trading on The Nasdaq Capital, under the ticker symbol “MLND,” on Monday, December 10, 2018.
Immediately following the OvaScience Merger, Private Millendo became a wholly-owned subsidiary of OvaScience. Upon consummation of the OvaScience Merger, OvaScience adopted the business plan of Private Millendo and discontinued the pursuit of OvaScience’s business plan pre-closing.
Properties
Millendo’s corporate headquarters are located at 110 Miller Avenue, Suite 100, Ann Arbor, Michigan, 48104, where it occupy approximately 21,000 square feet of office space under two separate leases. Millendo leases approximately 10,000 square feet of third floor office space pursuant to a lease entered into in October 2018, which began on July 1, 2019 and is set to expire on June 30, 2024. In addition, Millendo leases approximately 11,000 square feet of first floor office space pursuant to a lease entered into in February 2019, which began on April 1, 2019 and is set to expire on March 31, 2024.
Legal Proceedings
On November 9, 2016, a purported shareholder derivative action was filed in the Business Litigation Session of the Suffolk County Superior Court in the Commonwealth of Massachusetts (Cima v. Dipp, No.
16-3443-BLS1
(Mass. Sup. Ct.)) against certain former officers and directors of OvaScience and one current director of Millendo (a former director of OvaScience) and OvaScience as a nominal defendant alleging breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets for purported actions related to OvaScience’s January 2015 follow-on
public offering. On February 22, 2017, the court approved the parties’ joint stipulation to stay all proceedings in the action until further notice. Following a status conference in December 2017, the stay was lifted. On January 25, 2018, at the parties’ request, the court entered a second order staying all proceedings in the action until further order of the court. On March 2, 2020, the parties submitted a status report requesting that the court continue the stay. On March 5, 2020, the court entered an order continuing the stay and requiring that the parties file a further status report on or before June 30, 2020. On June 30, 2020, the parties filed a further status report requesting that the court continue the stay. The court continued the stay until at least January 7, 2021. On January 7, 2021, the parties filed a further status report requesting that the court continue the stay until at least April 30, 2021. The case remains stayed until at least April 30, 2021, when the parties are due to file a further status report. Millendo believes that the complaint is without merit and intends to defend against the litigation. There can be no assurance, however, that Millendo will be successful. At present, Millendo is unable to estimate potential losses, if any, related to the lawsuit.
On March 24, 2017, a purported shareholder class action lawsuit was filed in the U.S. District Court for the District of Massachusetts (Dahhan v. OvaScience, Inc., No.
1:17-cv-10511-IT
(D. Mass.)) against OvaScience and certain former officers of OvaScience alleging violations of Sections 10(b) and 20(a) of the Exchange Act (the “Dahhan Action”). On July 5, 2017, the court entered an order approving the appointment of Freedman Family Investments LLC as lead plaintiff, the firm of Robins Geller Rudman & Dowd LLP as lead counsel and the Law Office of Alan L. Kovacs as local counsel. Plaintiff filed an amended complaint on August 25, 2017. Millendo filed a motion to dismiss the amended complaint, which the court denied on July 31, 2018. On August 14, 2018, Millendo answered the amended complaint. On December 9, 2019, the court granted leave for the lead plaintiff to file a second amended complaint under seal and permitted the defendants to file a motion to strike the second amended complaint. On December 30, 2019, the court granted the parties’ joint motion to stay all proceedings in the case pending mediation. On March 3, 2020, the parties conducted a mediation session. The mediation was unsuccessful. Millendo filed a motion to strike the second amended complaint on May 1, 2020.

Millendo believes that the amended complaint and the second amended complaint are without merit. On August 17, 2020, the court granted the parties’ joint motion to stay all proceedings in the case pending mediation. The parties agreed to participate in a second mediation session on November 10, 2020. On October 16, 2020, the court granted the parties’ joint request to extend the stay until November 16, 2020. On November 16, 2020, the parties filed a joint status report seeking to extend the stay for an additional thirty days. On November 17, 2020, the court ordered the parties to file a supplemental joint status report clarifying whether they sought a continuance of the stay of all proceedings or instead, a partial lifting of the stay. On November 19, 2020, the parties filed a joint status report seeking to continue a partial stay of the case while the parties engaged in additional settlement discussions, and a partial lifting of the stay to the extent required for the court to rule on Millendo’s pending motion to strike and motions to dismiss filed by other defendants. Those motions remain pending. A resolution of this lawsuit adverse to Millendo or the other defendants could have a material effect on Millendo’s consolidated financial position and results of operations. At present, Millendo is unable to estimate potential losses, if any, related to the lawsuit.
On July 27, 2017, a purported shareholder derivative complaint was filed in the U.S. District Court for the District of Massachusetts (Chiu v. Dipp, No.
1:17-cv-11382-IT
(D. Mass.)) against OvaScience as a nominal defendant, certain former officers and directors of OvaScience and one current director of Millendo (a former director of OvaScience) alleging breach of fiduciary duties, unjust enrichment and violations of Section 14(a) of the Exchange Act alleging that compensation awarded to the director defendants was excessive and seeking redress for purported actions related to OvaScience’s January 2015 follow-on
public offering and other public statements concerning OvaScience’s AUGMENT treatment. On September 26, 2017, the plaintiff filed an amended complaint which eliminated all claims regarding allegedly excessive director pay and additionally alleged claims of abuse of control and waste of corporate assets. On October 27, 2017, the defendants filed a motion to dismiss the amended complaint. The court heard oral argument on the motion to dismiss on April 5, 2018. On April 13, 2018, the court granted the defendants’ motion to dismiss the amended complaint for failure to state a claim for relief under Section 14(a). The court also dismissed the plaintiffs’ pendent state law claims without prejudice, based on lack of subject matter jurisdiction. On April 25, 2018, the plaintiffs moved for leave to amend the complaint and to stay this case pending the outcome of the Dahhan Action. Millendo does not believe that the proposed amended complaint cures the defects in the current complaint, but informed plaintiffs’ counsel that, in the interest of judicial economy, defendants would not oppose the proposed amendment if the court would consider staying the case pending the resolution of the Dahhan Action. On April 27, 2018, the court granted the plaintiffs’ motion for leave to amend the complaint and for a stay. On April 30, 2018, the plaintiffs filed their second amended complaint. On May 23, 2018, the court entered an order staying this case pending the resolution of the Dahhan Action. Millendo believes that the complaint is without merit and intends to defend against the litigation. There can be no assurance, however, that Millendo will be successful. At present, Millendo is unable to estimate potential losses, if any, related to the lawsuit.
In addition to the matters described above, Millendo may be a party to litigation and subject to claims incident to the ordinary course of business from time to time. Regardless of the outcome, litigation can have an adverse impact on Millendo because of defense and settlement costs, and diversion of management resources.

TEMPEST’S BUSINESS
Overview
Tempest is a clinical-stage oncology company focused on leveraging its deep scientific understanding of cancer biology and medicinal chemistry to develop and advance novel orally available therapies for the treatment of solid tumors. Tempest’s philosophy is to build a company based upon not only good ideas and creative science, but also upon the efficient translation of those ideas into therapies that will improve patient’s lives. To this end, Tempest is advancing TPST-1495 and TPST-1120, two product candidates in clinical trials that it believes are the first clinical stage molecules designed to treat their respective targets; and a third program in preclinical studies that could be the first to target
TREX-1,
a key cellular enzyme that regulates the innate immune response in tumors. TPST-1495 is a dual antagonist of EP2 and EP4, receptors of prostaglandin E2, and is currently in a Phase 1 trial in solid tumors. Tempest’s second program, TPST-1120, is a selective antagonist of peroxisome proliferator-activated receptor alpha, or PPARα, and is also in a Phase 1 trial in solid tumors. Tempest expects to report initial data from both these programs in the second half of 2021. Additionally, Tempest is advancing a third program targeting the three prime repair exonuclease, or
TREX-1,
for which Tempest expects to select a development candidate by the end of 2021. Beyond these three ongoing programs, Tempest plans to leverage its drug development and company-building experience along with academic relationships to identify promising new targets that may feed new programs into Tempest’s pipeline.
Tempest’s Pipeline
Tempest has developed a diversified pipeline of small molecule product candidates that are designed to target tumor cells directly, modulate the immune system to kill cancer cells, or a combination of both, in each case that Tempest believes are innovative and target scientifically validated pathways. Tempest selected targets that are expressed in a diverse set of tumor types, with the intention to address unmet medical needs or improve existing standards of care. Tempest’s product development programs consist of the following:

Definitions:
HCC: hepatocellular carcinoma; RCC: renal cell carcinoma; CCA: cholangiocarcinoma; CRC: colorectal cancer; FPI: First Patient In; RP2D: Recommended Phase 2 Dose; DC: Development Candidate; ORR: Objective Response Rate. Note that the primary anti-tumor activity readout is ORR by RECIST v. 1.1 criteria, and time on study treatment; additional endpoints include duration of response and progression free survival, which may be reported at a later timepoint.

1
Timing is an estimate based on current projections;
2
Tempest is evaluating whether the first Phase 2 study will be in CRC and/or multiple solid tumors; if multiple histologies, Tempest may elect to open individual studies; 3Pursuant to a collaboration with Roche; TPST retains all product rights.

Tempest’s first product candidate is TPST-1495, a novel, oral, small molecule designed to be a dual antagonist of only two of the four prostaglandin E2 (PGE2) receptors, EP2 and EP4, sparing the homologous but differentially active EP1 and EP3 receptors. PGE2 is well understood from the scientific literature to be an important stimulator of tumor growth in diverse cancer types of high need, and to be inhibitory to anti-tumor immune function in the tumor microenvironment. PGE2 signaling through EP2 and EP4 has been observed both to enhance tumor progression and promote immune suppression. Tempest conducted head-to-head
preclinical studies comparing TPST-1495 to single antagonists of EP4 being developed by other companies. Tempest observed in these studies significantly enhanced activity of TPST-1495 in both overcoming PGE2 mediated suppression of human immune cells in vitro as well as significantly increased anti-tumor activity in mouse models of human colorectal cancer as compared to single antagonists of EP4. Tempest is currently evaluating the safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD), and possible anti-tumor activity of TPST-1495 in a multicenter Phase 1a/1b dose and schedule optimization study in subjects with advanced solid tumors, with a focus on tumor types such as colorectal cancer, or CRC, non-small
cell lung cancer, or NSCLC and urothelial, or bladder, cancer, which are all known to be prostaglandin-driven. Tempest is observing dose-proportional exposure, and Tempest is encouraged by early signs of activity of TPST-1495 monotherapy, as shown by on-target
pharmacodynamic changes, disease control, and reduction of tumor-specific biomarkers in the ongoing dose optimization clinical study. The TPST-1495 Phase 1 clinical trial is ongoing in the schedule and dose optimization stage and Tempest expects to establish the RP2D for expansion and the preliminary safety profile and ORR in second half of 2021. Tempest also expects to initiate monotherapy combination studies with an anti-PD-1/L1
immune check point inhibitor, prior to the end of 2021.
Tempest’s second product candidate is TPST-1120, an oral, small molecule designed to be a selective antagonist of PPARα and is the first PPARα antagonist in the clinic. PPARα is a key transcription factor controlling fatty acid oxidation, or FAO. It is clear from the scientific literature that FAO can serve as a source of energy for tumor cell growth and that the PPARα transcriptome is upregulated in many tumor types. It also is published that FAO is a preferred energy source for so-called
immune suppressor cells such as regulatory
T-cells
(Treg), myeloid derived suppressor cells, or MDSCs, and M2 macrophages. Tempest’s preclinical data suggest that TPST-1120 can directly kill tumor cells that are dependent upon FAO, alter the tumor microenvironment immune cell infiltrate away from suppressor immune phenotype, and synergize with immune checkpoint inhibitor therapy in animal models. Tempest is evaluating TPST-1120 in a Phase 1a/b clinical study that has both monotherapy and combination therapy arms in patients with advanced solid tumors that Tempest’s PPARα-dependent transcriptome analysis of diverse human cancers revealed favor the usage of FAO. Tempest has been observing dose-dependent exposure and on-target
pharmacodynamic changes in both monotherapy and combination TPST-1120 therapy arms. The monotherapy dose escalation phase of the clinical study has been completed, and Tempest observed clinical benefit in 10 of 20 of patients enrolled in this arm in the form of disease stabilization. Three patients with advanced cholangiocarcinoma experienced prolonged stable disease (
≥
21 weeks) and some reduction of tumor burden, although not to the extent of a RECIST response. In the TPST-1120 combination arm with nivolumab, Tempest observed a deep RECIST response at eight weeks with 54% overall tumor burden reduction in a fourth-line patient with advanced kidney cancer, which was confirmed in a second on-study assessment at 16 weeks. Tempest is encouraged by this response as a signal of TPST-1120 clinical activity, as the patient did not have a RECIST response and progressed from prior front-line ipilimumab and nivolumab and two subsequent targeted therapies. Tempest recently announced a clinical collaboration with
Hoffman-La
Roche Ltd., or Roche, to accelerate the development of TPST-1120 into a frontline, randomized study. Pursuant to the terms of Tempest’s collaboration, Roche will evaluate TPST-1120 in a global randomized phase 1b/2 clinical study in combination with the standard-of-care
first-line regimen of atezolizumab and bevacizumab in patients with advanced or metastatic hepatocellular carcinoma, or HCC, not previously treated with systemic therapy. The study will include at least 40 and up to 60 patients who will receive the TPST-1120 combination and will be compared to the standard-of-care
atezolizumab and bevacizumab regimen with primary objectives of anti-tumor activity and safety. Under the terms of the collaboration agreement, Roche will manage the study operations for this global multicenter trial. Tempest will retain global development and commercialization rights to TPST-1120. Tempest expects the first patient in the frontline HCC study to be enrolled in mid-2021
and for ORR results of the TPST-1120 Phase 1a/1b dose finding trials to be available prior to the end of 2021.
Tempest has a third program in its pipeline against
TREX-1,
a target Tempest believes may be an effective approach to systemically modulate STING, which stands for
ST
imulator of
IN
terferon
G
enes, and is the focus of clinical and
pre-clinical
programs at multiple pharmaceutical and biotechnology companies.
TREX-1
is a double-stranded DNA exonuclease that is designed to control activation of the cGAS/STING pathway, which is an innate immune response pathway that induces the production of
IFN-ß,
a cytokine that is well-established to trigger the development of anti-tumor immunity. The expression of
TREX-1
is enhanced in tumors and inhibits activation of cGAS/STING to evade immune recognition. Because STING is expressed ubiquitously, but
TREX-1
expression is increased in tumors, Tempest believes that
TREX-1
may be the optimal approach to target STING with an orally available small molecule inhibitor to selectively activate this pathway in tumors. Tempest expects to select a TREX1 inhibitor development candidate for
IND-enabling
studies in the second half of 2021.
Our Internal Discovery Capability and Team
Tempest built an internal discovery team at Tempest to create and advance small-molecule product candidates with the ideal pharmacological properties to target the tumor micro-environment and the immune system. This discovery capability has enabled what Tempest believes is the rapid and efficient generation of a broad pipeline of innovative orally available therapies, that if approved by the FDA, will be first-in-class.
Tempest’s small molecule product candidates target pathways that have been validated in the scientific literature to play key roles in promoting tumor growth and suppressing development of anti-tumor immunity across a diverse set of cancers.
Tempest leveraged its deep scientific knowledge, long-term established relationships with key opinion leaders along with its extensive medicinal chemistry and drug development expertise to develop its current portfolio. Dr. Peppi Prasit, a Tempest founder, serves a continuing role for Tempest in the design of Tempest’s small molecule therapeutics. Dr. Peppi Prasit (see also under Scientific Advisors), directs both Tempest’s medicinal chemistry activities and synthetic chemistry activities conducted by contract research organizations. Dr. Peppi Prasit has played a pivotal role in the discovery of multiple marketed drugs, including Vioxx® and
Arcoxia
® while at Merck Frosst, and led the medicinal chemistry of several drugs still under clinical development. Tempest designs its molecules to have the ideal pharmacological properties for the targeted pathway and the desired clinical effect. Small-molecule drugs against the same biological target can be highly differentiated from each other based on their respective pharmacokinetic, pharmacodynamic and biophysical properties. For example, many small-molecule drugs are potent when tested in buffer solution but lose a significant amount of this potency in physiologically relevant media such as blood or tumor tissue. Tempest rigorously tests its molecules in whole blood or other physiologically relevant systems and only advances molecules that retain a high degree of activity when tested under such “real world” conditions. Tempest believes that the expertise that Dr. Prasit imparts on the development of its small molecule drugs is a differentiating factor of the potential activity of its product candidates.
Dr. Prasit leveraged his scientific insights gained from developing approved prostaglandin signaling pathway targeted drugs together with the published literature to hypothesize that optimal anti-tumor inhibition and immune activation might result from blocking both EP2 and EP4 receptor signaling pathways. Tempest designed TPST-1495 to be a first-in-class
dual selective inhibitor of prostaglandin receptors EP2 and EP4, based on this scientific hypothesis. Dr. Prasit continues to be a Scientific Advisor for Tempest and leads medicinal chemistry for Tempest’s existing drugs in development and for targets Tempest is considering. Tempest established the scientific rationale for developing TPST-1120 after discussions with several academic investigators, including Dr. David Spaner, MD, PhD (Sunnybrook Research Institute, Toronto), who found that patients with selected advanced cancers had comparatively elevated levels of long-chain fatty acid amides in peripheral blood, that were reduced after responding to approved therapies. These findings along with the published literature demonstrating the role of lipid metabolism on metastasis, angiogenesis and immune evasion led Tempest to establish an internal program to develop selective antagonists of PPARα, a transcription factor that regulates lipid metabolism. This pathway is known to be druggable, with the decades-long clinical use of fenofibrates, a class of small molecule PPARα agonists, in patients with dyslipidemia. Several members of the team at Tempest developed the first-in-human
STING small molecule agonists at a prior company. The Tempest president, Dr. Tom Dubensky is recognized as a thought leader in drugging the STING pathway. The insights and experience of the Tempest team, together with the rapidly expanding scientific understanding of the role of innate immunity in developing effective tumor-specific immunity, led Tempest to the scientific hypothesis that the optimal approach to localize activation of the STING pathway to the tumor microenvironment in metastatic disease with an orally available small molecule is through a specific inhibitor of TREX1, a dsDNA exonuclease known to have elevated expression in tumors. Tempest is actively considering other innovative oncology targets that Tempest believes have strong scientific rationale and would address specific unmet medical needs.
The Tempest management team comprised of Steve Brady, CEO, Tom Dubensky, PhD, President and Sam Whiting, MD, PhD, CMO comprise a deeply experienced group, gained over many years in both private and public biotechnology companies, in the selection of new targets, discovery of molecules to modulate pathways of interest, and the evolution of program candidates through the full range of clinical development. The Tempest management team also has substantial financing and strategic transaction experience, including private and public equity and debt financings, product and licensing collaborations, and both private and public M&A. Tempest believes the collective and diverse experience of the team, along with Tempest’s view that a company should be run in accordance with a foundational set of guiding principles, positions Tempest for success in developing therapies to benefit patients living with cancer. While Tempest believes that its experienced management team represents an important competitive advantage, the historical results, past performance and/or acquisition of companies with which members of its management team have been affiliated do not necessarily predict or guarantee similar results for its company.
Our scientific and clinical advisors includes thought leaders in oncology, immunology and clinical development, including: Toni K. Choueiri, MD, Director, Lank Center for Genitourinary Oncology, Department of Medical Oncology, Dana-Farber Cancer Institute and
Co-Leader,
Kidney Cancer Program, Dana-Farber/Harvard Cancer Center; Drew M. Pardoll, MD, PhD, Abeloff Professor of Oncology, Director, Bloomberg–Kimmel Institute for Cancer Immunotherapy, Director, Cancer Immunology Program, Johns Hopkins University School of Medicine; Jason Luke, MD, FACP, Associate Professor of Medicine, Hematology/Oncology, and Director of the Cancer Immunotherapeutics Center within the UPMC Hillman Cancer Immunology and Immunotherapy Program; Raymond N. Dubois, MD, PhD, Dean of the College of Medicine at the Medical University of South Carolina; Peppi Prasit, PhD, CEO Emeritus Inception Sciences; and, Benjamin F. Cravatt, PhD, Professor and Gilula Chair of Chemical Biology, Department of Chemistry, The Scripps Research Institute. Tempest additionally has extensive established relationships with key opinion leaders, or KOLs, with whom Tempest has sponsored research agreements and/or frequently consult to both gain insights on Tempest’s existing pipeline and clinical development strategy and to discuss potential new target opportunities.
As of March 31, 2021, Tempest had 14 employees, including eight holding Ph.D., M.D., JD, and/or LL.M. degrees, and have established internal expertise in chemistry, biochemistry, molecular biology, immunology, pharmacology, toxicology, pre-clinical
development, regulatory and quality, translational medicine, and early-to-late-stage
clinical development, as well as finance, business development and strategic transactions. An important element of Tempest’s strategy to date has been to utilize consultants with whom Tempest has established relationships over several companies and in the development of multiple innovative oncology therapies, including those skilled in medicinal chemistry, pharmacology and toxicology, translational sciences, clinical operations and medical affairs. Tempest will continue to maintain internal capabilities in R&D and clinical development areas as noted and add experienced and talented scientists in areas, such as medicinal chemistry, that Tempest believes are critical for the discovery of highly differentiated small-molecule compounds. Additionally, while Tempest’s current pipeline consists of orally available small molecules, the Tempest team is also experienced in the conception, translation and clinical development of simple and complex biologics.
Since its inception, Tempest has raised approximately $100 million in equity capital from high-tier investors with significant experience in healthcare that share Tempest’s vision to create a leading development organization advancing targeted innovative therapies that may provide benefit to patients with cancer, including: Eight Roads,
F-Prime
Capital, Foresight Ventures, Lilly Asia Ventures, Lyfe Capital, Quan Capital, Rock Springs Capital and Versant Ventures. Tempest has also secured commitments from a premier syndicate of healthcare investors comprised of Versant Ventures, Rock Springs Capital,
F-Prime
Capital, Monashee Investment Management, Quan Capital, Lyfe Capital, Maven Investment Partners US, Lilly Asia Ventures and Eight Roads for a $30 million pre-closing
financing that is expected to close concurrent with the completion of the merger.
Tempest’s Strategy
The Tempest team has come together to build an integrated company that delivers meaningful therapies to cancer patients, through leveraging its team’s capabilities and research and development engine. Tempest expects to build value for the Tempest shareholders with the following over-arching strategy:

•
Effectively advance TPST-1495,
its
dual EP2/4 antagonist, through clinical development to meaningful data
. Tempest plans to complete the TPST-1495 monotherapy dose and optimization stage of the ongoing Phase 1 study in the second of half of 2021, followed by the initiation of a monotherapy dose expansion cohorts in tumor histologies of interest, as well as cohorts combining TPST-1495 with an immune checkpoint inhibitor. Tempest expects to have ORR data from these cohorts beginning in second half of 2021 and through 2022.

•
Facilitate
Tempest
’
s
Roche collaboration evaluating TPST-1120 in a randomized, frontline HCC study
. Pursuant to the terms of its agreement with Roche, Tempest expects Roche to commence enrollment of patients in mid-2021,
and for enrollment to be complete by the end of 2022. Because TPST-1120 is being combined with a standard-of-care
first line treatment, and randomized against that same
standard-of-care,
Tempest believes that positive study results may provide multiple strategic opportunities for Tempest.

•
Advance
its
TREX1 inhibitor into clinical studies
. The Tempest team developed the
first-in-human
STING agonists in a prior company and are widely acknowledged to be leaders in the field. Tempest believes that a highly selective TREX1 inhibitor given orally is an innovative approach to selectively engage the STING pathway broadly in the tumor microenvironment of metastatic disease. Tempest’s medicinal chemists have developed a series of compounds with low nanomolar potency against human TREX1, which Tempest is actively optimizing towards selecting a development candidate for IND enabling activities by the end of 2021.

•
Explore business development opportunities to maximize the potential of its
pipeline and extend financial resources
. Tempest believes that its pipeline has broad potential reach and partnerships that bring in additional expertise and/or geographic presence could be important aspects of its progress. Tempest established a clinical collaboration with Roche to evaluate TPST-1120 in a global frontline randomized study in HCC patients, which Tempest believes accelerated the program by years without the risk of the associated global infrastructure build, while retaining global development and commercialization rights. Tempest intends to become a fully integrated biopharmaceutical company and build a targeted sales force in the United States to support the commercialization of its drug candidates, if approved.

•
Enhance Tempest
’
s pipeline by identifying novel oncology targets and
in-licensing
promising product candidates for oncology.
Tempest is actively evaluating and pursuing novel targets, intellectual property and product candidates for acquisition and in-licensing
to supplement Tempest’s internal

research efforts and continue to build its pipeline of targeted molecules for oncology. Through the Tempest team’s focus and expertise in oncology and immunology, as well as established relationships with oncology and immunology thought leaders, Tempest is positioning the company as a partner of choice for innovative oncology drug candidate development. Tempest believes continued advances in the biological understanding of diseases will provide opportunities to further expand its portfolio with preclinical and/or clinical product candidates.

Our programs
TPST-1495: Dual EP2/EP4 Prostaglandin Receptor Antagonist
Program Summary
Our first clinical molecule is TPST-1495, a potentially
first-in-class,
oral, small molecule dual antagonist of the PGE2 receptors, EP2 and EP4. TPST-1495 is engineered to inhibit only the EP2 and EP4 receptors while sparing the homologous but differentially active EP1 and EP3 receptors. There is extensive literature demonstrating that PGE2 both enhances tumor proliferation and inhibits anti-cancer immune function; it is known from the scientific literature that many tumors express elevated levels of the cyclooxygenase enzymes that produce PGE2. The literature supports that PGE2 predominantly drives tumor proliferation by autocrine signaling through EP2 and EP4 receptors on tumor cells and immune suppression through EP2 and EP4 receptors on lymphoid and myeloid immune cells in the tumor microenvironment. Tempest has conducted extensive preclinical studies to test and compare the anti-tumor activities and immune activation of
EP2-
and
EP4-specific
inhibition by TPST-1495 to alternative mechanisms of PGE2 inhibition, supporting the improved activity of the TPST-1495 approach. Tempest additionally conducted
IND-enabling
pharmacology and toxicology studies to support initiation of Tempest’s ongoing first-in-human
Phase 1/1b study of TPST-1495 monotherapy in patients with advanced solid tumors. Tempest currently is evaluating the safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD) and preliminary anti-tumor activity of TPST-1495 in this multicenter study conducted at Phase 1 units in the United States. Tempest has observed dose-dependent TPST-1495 exposure, on-target
pharmacodynamic changes and reduction of tumor-specific biomarkers in the ongoing dose optimization stage of the clinical study. Tempest expects to establish the monotherapy RP2D and schedule for TPST-1495, initiate dose expansion studies with TPST-1495 as monotherapy in selected cancer indications, and initiate dose-finding combination studies with anti-PD-(L1)
immune checkpoint inhibitor therapy in the second half of 2021.
Prostaglandin E2 enhances tumor progression of diverse cancers
Elevated expression of
COX-2
and overproduction of PGE2 is correlated with progression of diverse malignancies by stimulating tumor cell proliferation, survival, evasion and metastasis as well as host angiogenesis. In addition, PGE2 suppresses anti-tumor immunity by inhibiting the function of critical anti-tumor immune effector cell populations such as dendritic cells, natural killer, or NK cells, T cells, and M1 macrophages, while promoting the activity of suppressive immune cell populations including myeloid-derived suppressor cells, or MDSCs, M2 macrophages, and regulatory T cells. Additionally, recent studies have shown that increased expression of
COX-2
and production of PGE2 can play a role in the effectiveness of immune checkpoint inhibitor therapy and in the development of adaptive resistance to therapy. This body of literature provides the scientific rationale for developing therapeutics that maximally inhibit the prostaglandin pathway.
How PGE2 signals through each of its four homologous
E-prostanoid
G-protein
coupled receptor targets, known as EP1, EP2, EP3 and EP4, informed the development of TPST-1495. PGE2 signaling through each of these receptors activates distinct signal transduction pathways. In general, signaling through EP2 and EP4 receptors increases the activity of suppressive immune cell populations found in the tumor microenvironment of metastatic tumors, including myeloid derived suppressor cells, M2 macrophages, regulatory T cells, and exhausted CD8
+
T cells. In contrast, EP3 signaling is generally
pro-inflammatory
and

inhibits the activity of EP2 and EP4 receptor signaling. Decreased EP1 and EP3 receptor expression levels has been associated with numerous progressing malignancies. The differential modulation of anti-tumor immune responses by the four individual EP receptors provides the scientific rationale that selective antagonism of EP2 and EP4 receptors to the exclusion of EP1 and EP3 receptors provide enhanced anti-tumor immunity and improved therapeutic effect, as compared to selective EP4 antagonists or
COX-1
or
COX-2
inhibitors. Tempest does not believe that preventing signaling through all four EP receptors by inhibiting the production of PGE2 (e.g., with nonsteroidal anti-inflammatory drugs, or NSAIDs, which target both
COX-1
and
COX-2
or with drugs that target only
COX-2)
is an optimal therapeutic approach for cancer treatment for two reasons. First, these agents have multiple effects beyond just inhibiting PGE2 production and are associated with renal and cardio toxicities with long-term use, particularly at high doses. Second, and perhaps more importantly, by preventing PGE2 production, these agents prevent PGE2-mediated signaling through EP1 and EP3. Tempest has demonstrated in human immune cell culture systems in vitro that signaling through EP1 and EP3 is required for optimal functional activation of critical immune cell populations required for mounting anti-tumor immunity, such as dendritic cells.
Rationale for Clinical Evaluation of TPST-1495 in Solid Tumors
There is strong evidence in the literature that indicates a role of both EP2 and EP4 in regulating
PGE2-mediated
immune suppression in the tumor microenvironment, or TME, indicating that effective anti-tumor immunity might be best achieved with a dual EP2/EP4 antagonist. Overall, as a dual antagonist targeting both EP2 and EP4,
TPST-1495
offers the potential for unique therapeutic properties as compared to either broad inhibition of PGE2 signaling via COX inhibitors or
EP4-specific
single antagonists that are currently in clinical development. The Figure below provides a schematic representation for selectively antagonizing both EP2 and EP4 receptors with TPST-1495 and preserving PGE2 signaling through EP1 and EP3 to maintain functional immunity. Increased levels of EP2 and EP4 receptor expression is correlated with tumor progression, most notably in colorectal carcinoma; EP2 and EP4 receptor signaling has also been associated with enhanced tumorigenesis. Subjects with all histologic types of solid tumors are eligible for Tempest’s ongoing Phase 1/1b study of
TPST-1495.
However, enrollment of subjects with colorectal cancer,
non-small
cell lung cancer, squamous cell carcinoma of the head and neck, urothelial cancer, endometrial cancer, and gastroesophageal junction or gastric cancer are specified in the protocol as being preferred histologies, as the data from preclinical studies evaluating EP2 and EP4 antagonists in vivo as well as gene expression profiling from primary human tumors (data from the Cancer Genome Atlas) indicate that these tumor types may be particularly susceptible to an anti-EP2
and
anti-EP4
dual antagonist.
TPST-1495 Mechanism of Action

TPST-1495
Antagonist Activity is Selective and Specific to EP2 and EP4
Tempest evaluated
TPST-1495
as a competitive antagonist to PGE2 signaling in a calcium flux assay against human EP1, EP2, EP3 and EP4 using commercially available cell lines that individually express a single designated EP receptor. PGE2 binding to four related EP receptors (EP1, EP2, EP3 and EP4) leads to distinct downstream signaling events due to the different G protein coupling status of each receptor. EP1 and EP3 signaling activates calcium flux and EP2 and EP4 signaling stimulates the production of immune suppressive cAMP. In order to use calcium flux as a consistent readout for the binding of all four EP receptors to PGE2, cell lines stably expressing EP2 or EP4 were also transfected with a promiscuous G protein. This enabled the activation of the calcium signaling pathway in response to binding of PGE2 to EP2 and EP4.
TPST-1495did
not achieve 50% inhibition of EP1 or EP3 at concentrations up to 30 µM, and the IC
50
values in two independent experiments were calculated to be 134,200 nM and 108,800 nM for EP1 and EP3, respectively. In contrast, the calculated IC
50
for EP2 was 17.21 nM (14 independent experiments) and 3.24 nM for EP4 (15 independent experiments). Tempest believes that these experimental results indicate that
TPST-1495
is a highly selective and specific dual antagonist of EP2 and EP4 PGE2 receptors.
Tempest evaluated the
TPST-1495
selectivity in vitro in a broad Eurofins Cerep screen of 75 targets, supplemented by additional adenosine transporter binding and uptake assays. In the presence of 10 µM
TPST-1495,
mean inhibition of specific binding for all binding targets was less than 50% with the exception of the adenosine transporter assay. Tempest believes that these results suggest that
TPST-1495
is highly selective and does not significantly bind or affect the activity of a broad range of targets. Tempest subsequently determined that the IC
50
for inhibition of adenosine uptake was 0.26 µM, which is approximately
16-fold
higher than the observed maximum unbound concentration of 0.016 µM TPST-1495 at a clinical dose of 25 mg.
Summary of TPST-1495 Preclinical Results
Tempest conducted an extensive series of in vitro and in vivo experiments to assess the activity of TPST-1495 to support the rationale for its clinical evaluation. In this section Tempest shows some of its experimental results which Tempest believes collectively indicate that dual antagonism of the EP2 and EP4 PGE2 receptors is an innovative approach to overcome PGE2 immune suppression in human immune cell culture systems in vitro and inhibits tumor development in several mouse tumor models. Additionally, Tempest believes that these results demonstrate that TPST-1495 has significantly increased anti-tumor activity in these experimental systems as compared to single EP4 antagonist molecules.
TPST-1495 Reverses
PGE2-Mediated
Suppression of Monocyte to Dendritic Cell Differentiation and Activation
Tempest conducted experiments to evaluate the ability of
TPST-1495
to reverse PGE2-mediated suppression of primary human monocyte to dendritic cell differentiation and activation in vitro. Shown in the Figure below,
TPST-1495
induced a dose-dependent reversal of
PGE2-mediated
inhibition of CD1a
+
/CD16
-
DC differentiation, with a composite IC
50
value for the restoration of DC differentiation under PGE2 suppression of 332 nM (calculated from pooled normalized data from 21 independent experiments; 95% confidence interval
251-439 nM)
(Panel A). Cells differentiated in the presence of
TPST-1495
also exhibited a
dose-dependent
increase in expression of CD86
+
, a
co-stimulatory
marker known to be expressed on mature activated DCs (Panel B), and a converse effect on expression of CD163
+
, a marker for immunosuppressive M2 macrophages (Panel C).
TPST-1495
also demonstrated a dose-dependent reversal of PGE2-mediated inhibition of the proinflammatory cytokines interleukin (IL)-12p70 and TNFα (see second Figure below). Additionally, this series of experiments indicates that TPST-1495 targeting both EP2 and EP4 receptors is more potent at overcoming PGE2 immune suppression compared to a single EP4 receptor antagonist.

TPST-1495 Appears to Reverse PGE2-Mediated Immune Suppression in Human Monocytes

Tempest also evaluated the comparative capacity for TPST-1495 and the single EP4 antagonist E7046 (TPST-7317) to reverse prostaglandin-mediated immune suppression in conditions of both high and low PGE2 concentrations in human monocyte cultures in vitro. The literature indicates that plasma PGE2 levels in healthy individuals range from 30 to 336 pM, but PGE2 levels in the TME can be elevated up to 3 nM. However, the actual level in the TME is likely much higher than reported due to the short half-life of PGE2. The rationale for conducting this experiment was to test the capacity of TPST-1495 to reverse immune suppression in a broad range of PGE2 levels that may encompass the range in the TME. Shown in the Figure below, in the presence of 500nM PGE2 (blue curves), the observed concentration of TNFα was significantly lower than with 10nM PGE2 (green curves) which is likely due to increased suppression of PGE2 signaling through EP receptors. In both low and high PGE2 conditions, TPST-1495 rescued the production of TNFα by monocytes. In contrast, the single EP4 antagonist E7046 was only able to partially rescue TNFα production when PGE2 concentrations were below the Kd for EP2 (green curve, right graph). When PGE2 concentrations were above the EP2 Kd (blue curve, right graph), the single EP4 antagonist was unable to rescue TNFα production due to the redundancy of inhibition by PGE2 signaling through the EP2 receptor. These results suggest that at appropriate dose levels, TPST-1495 may completely block signaling through both EP2 and EP4 pathways in the TME and that this dual blockade is more effective than EP4 blockade alone to reverse PGE2-mediated immune suppression.
Antagonism of Both EP2 and EP4 Receptors with TPST-1495 is Required to Reverse Immune Suppression in Human Monocytes at High and Low Prostaglandin Levels

TPST-1495 Activity in Mouse Tumor Models
Tempest conducted extensive experiments in several tumor mouse models to evaluate the anti-tumor activity of TPST-1495 and to compare its potency to a single EP4 antagonist E7046, developed by Eisai Co.

Ltd., or Eisai. Tempest believes that these experimental results demonstrate that TPST-1495 has increased therapeutic activity in tumor-bearing mouse models and has significantly improved anti-tumor activity compared to single EP4 antagonists. As shown in the Figure below, TPST-1495 demonstrated significant efficacy as monotherapy when given to Balb/c mice bearing established flank CT26 colon tumors. In these experiments, Tempest analyzed immune compartments in the TME using flow analysis and immunohistochemistry, or IHC, to evaluate whether the anti-tumor
effects observed in this model correlated with changes in tumor-infiltrating lymphocytes, or TILs. Administration of TPST-1495 at 100 mg/kg BID significantly increased the total T cell number and percentage of CD4
+
and CD8
+
T cells within the tumor compared to vehicle control. Specifically, immunodominant AH1 tumor antigen specific CD8
+
T cells (AH1 tetramer
+
) were significantly elevated (p = 0.035). Mice treated with TPST-1495 demonstrated immune activation, with increased effector to Treg cell ratio (p=0.0001). Consistent with increased T cells in the TME, the absolute number and frequency of AH1 tetramer
+
T cells was also significantly elevated in the tumor draining lymph node.
TPST-1495 Anti-Tumor Response in Mice Correlates with Increased CD8
+
T cells and Reduced Tregs in the TME

As shown in the Figure below,
TPST-1495
anti-tumor efficacy in the CT26 colon tumor model was significantly diminished when CD8+ T cells were depleted from the mouse with anti-CD8
antibodies. Additionally, treatment with
anti-CD8
antibody reversed the effects of
TPST-1495
on tumor infiltration, with a large reduction of CD8
+
T cells and AH1 rejection antigen specific CD8
+
T cells (data not shown).

CD8
+
T cells are Required for the TPST-1495 Mediated Anti-Tumor Response in the CT26 Colon Tumor Model

The published literature indicates that blockade of the prostaglandin pathway in mice bearing non-inflamed
or “cold” tumors leads to the recruitment of IFN
g
expressing NK cells, the development of tumor-specific CD8
+
T cell immunity and tumor reduction. To support the rationale for combination of TPST-1495 with anti-PD-1
immune checkpoint inhibitors in patients, Tempest tested the possible increased anti-tumor activity in the CT26 model by combining TPST-1495 and anti-PD-1
monoclonal antibody therapies. Shown in the Figure below,
TPST-1495
alone exhibited a 35% reduction in tumor growth compared to vehicle-treated animals (n = 10 per group). A 31% reduction in tumor growth was observed in mice given anti-PD-1
monotherapy. When combined,
TPST-1495
and
anti-PD-1
decreased tumor growth by 73%, a significant reduction when compared to either the
TPST-1495
(p = 0.036) or
anti-PD-1
monotherapy cohorts (p = 0.004).
TPST-1495 Synergistic Activity with
anti-PD1
Combination in CT26 Tumor Bearing Mice

Tempest also evaluated the anti-tumor activity of TPST 1495 in a spontaneous mouse model which recapitulates many aspects of human CRC. The so-named
Apc
Min/+
mice harbor one copy of the multiple intestinal neoplasia (Min) mutant allele of the Apc locus and spontaneously develop multiple tumors primarily in the small intestine. Both humans and mice bearing Apc mutations are predisposed to the spontaneous formation of adenomas and adenocarcinomas; humans with Apc mutations typically develop tumors throughout the small and large intestine. To test the impact of TPST-1495 therapy on small intestine tumor development in the Apc
Min/+
model, mice were treated, starting at the age of six weeks, with 100 mg/kg
TPST-1495
(n = 12) or methylcellulose (MC) vehicle (n = 12) by twice daily gavage for the duration of eight weeks. The anti-tumor efficacy of dual antagonism of EP2 and EP4 receptors by
TPST-1495
was compared to a single
EP4-specific
receptor antagonist,
TPST-7317,
which corresponds to E7046, the molecule developed by Eisai and is in clinical development by Adlai Nortye Biopharma. 24, six-week-old
Apc
Min/+
mice were randomly divided into three groups and treated with methylcellulose vehicle control, or MC,
MC-containing
TPST-1495
(100 mg/kg) or
TPST-7317
(100 mg/kg) by twice-daily gavage for eight weeks. The EP4 antagonist IC
50
was comparable for both compounds. As shown in the Figure below,
TPST-7317
did not significantly inhibit the number and/or size of small intestine tumors (33.83 ± 3.95 tumors in control mice compared to 30.67 ± 3.63 tumors in
TPST-7317
treated mice, p = 0.5683). In contrast, treatment of mice with
TPST-1495
resulted in an approximately five-fold reduction in tumors compared to control mice (6.33 ± 1.65 tumors per small intestine; p < 0.0001). Tempest believes that these results demonstrate that
TPST-1495 has
potent
anti-tumor
activity as monotherapy and that antagonizing both EP2 and EP4 is significantly more effective at reducing tumor lesions in Apc
Min/+
mice compared to single EP4 antagonists.
Dual EP2 and EP4 Antagonism with TPST-1495 has Significantly Increased Anti-Tumor Potency Compared to a Single EP4 Antagonist in the APC Mouse Model of Human CRC

Significance: * p < 0.05, *** = p < 0.001, **** = p < 0.0001; TPST-7317 is E7046 single EP4 antagonist developed by Eisai
IND-Enabling
Toxicology Studies
The toxicology program for TPST-1495 was designed to evaluate the toxicity profile of
TPST-1495,
enable selection of an appropriate clinical starting dose, and support the oral administration of TPST-1495 to advanced cancer patients. Potential toxicity was characterized in
28-day
repeated-dose good-laboratory-practice (GLP) studies conducted in two relevant species, rats and monkeys.
The primary microscopic target organ in the TPST-1495 toxicology program, common to both species, was the gastrointestinal (GI) tract. In monkeys, liquid or nonformed feces was noted. Microscopic findings of erosion/ulceration and inflammation in the GI tract were the main observations, which were reversible after a
28-day
recovery period. In the rat, the locations of the findings were primarily in the stomach and duodenum, while in the monkey, the locations of findings were the stomach, cecum, and colon.
In the
28-day
GLP repeat-dose study conducted in rats, since GI tract microscopic findings were adverse at all doses tested, a no-observed-adverse-effect-level
(NOAEL) was not established. However, the

highest
non-severely
toxic dose (HNSTD) was 300 mg/kg/day. Clinical pathology findings were limited to animals given
≥
 30 mg/kg/day and were consistent with inflammation and blood loss with a regenerative response. Glandular stomach ulcers and/or erosions were observed microscopically in animals at all doses and were associated with inflammatory infiltrates and/or hemorrhage, but the findings were of low incidence and lacked a dose response. Stomach ulcers and erosions were considered adverse at all
TPST-1495
doses. At the end of the
28-day
drug-free recovery period, there were no ulcers or erosions apparent in animals in any dose group.
In the
28-day
GLP repeat-dose study conducted in monkeys, the NOAEL was 100 mg/kg/day. In addition to the GI tract, target organs identified in the monkey included the kidney and liver. Findings in these two organs were only observed at higher doses in initial non-GLP
monkey repeat-dose studies. At high doses, moderate to marked increases in urea nitrogen and creatinine were noted, with increased inorganic phosphorus concentrations. Microscopically, kidney findings were characterized as renal tubular degeneration/necrosis, with associated mixed cell inflammation in two animals given 500 mg/kg/day. Clinical chemistry parameters that were increased included total bilirubin, alkaline phosphatase (ALP), alanine aminotransferase (ALT) and aspartate aminotransferase (AST). Histologic liver findings consisted of hepatocellular hypertrophy, hepatocyte vacuolation, periportal inflammation, and/or Kupffer cell hyperplasia of animals administered
≥
 150 mg/kg/day.
TPST-1495 was not mutagenic in a
non-GLP
bacterial mutation assay. TPST-1495 was found to be not phototoxic in a GLP study conducted in rats.
Ongoing TPST-1495 Phase 1a/1b Clinical study: Overview
Tempest initiated a
first-in-human
Phase 1 study in May 2020 to evaluate the safety, tolerability, PK, PD and preliminary anti-tumor activity of TPST-1495 in a multicenter, open-label, dose-escalation, dose and schedule optimization, and expansion study in subjects with advanced solid tumors. Subjects with all histologic types of solid tumors are eligible for the dose-escalation
and schedule and dose optimization stages. However, the preferred tumor types for enrollment are CRC, NSCLC, squamous cell carcinoma of the head and neck, or SCCHN, urothelial cancer, endometrial cancer, and gastroesophageal junction, or GEJ, or gastric adenocarcinoma. To be eligible for study, subjects must have no remaining standard therapy known to confer clinical benefit. The study is composed of three stages. First, the dose-escalation stage will determine the maximum tolerated dose, or MTD, and/or RP2D of single-agent TPST-1495 administered twice daily, or BID. Second, the schedule and dose optimization stage will evaluate alternative TPST-1495 administration schedules and determine a RP2D for the selected schedule. Third, an expansion stage will evaluate the activity of TPST-1495 in disease-specific cohorts.
The dose escalation stage of the Phase 1a/1b clinical trial was completed in Q1 2021 and patients currently are enrolling in the schedule and dose optimization stage. During the dose escalation stage,
TPST-1495
was initially administered on a BID schedule. However, higher than predicted exposure, i.e., greater than IC
90
of the EP2 and EP4 receptors at trough exposure, was associated with reduced gastrointestional, or GI, tolerability that limited chronic dosing by subjects on the BID schedule. On the current schedule and dose optimization stage of the trial, TPST-1495 is administered once daily, or QD, and is being evaluated on a continuous dosing and an intermittent dosing schedule of days
1-5,
every 7 days. Tempest’s hypothesis is that the trough exposure levels achieved with QD dosing will improve gut homeostasis and tolerability for chronic dosing while maintaining the Cmax drug levels that Tempest believes block EP2/EP4 receptor signaling in the TME, thereby providing clinical benefit to subjects during chronic dosing. Both the QD continuous and intermittent administration schedules will be tested at the 25 mg dose level, and possibly higher and lower dose levels.
As of March 23, 2021, 22 subjects have enrolled into the
TPST-1495-001
study, three subjects discontinued study before initiating treatment and 19 patients received at least one dose of TPST-1495 and are included in the safety database. The safety profile of TPST-1495 has been characterized by predominantly Grade
1-2
treatment related adverse events, or TRAE, with 26.3% of the 19 safety subjects experiencing a Grade 3 TRAE and no subjects experiencing Grade 4 or Grade 5 AEs. The most common TRAEs of any grade have been diarrhea (32%), abdominal pain (26%), dyspepsia (26%), anemia (21%), fatigue (21%), nausea (16%) and vomiting (16%), while the only Grade 3 TRAEs reported have been anemia (16%), GI hemorrhage (6%), and lymphopenia (6%). A solitary dose limiting toxicity (DLT) was reported at the highest dose (100 mg) tested on the BID administration schedule and this same event (Grade 3 GI hemorrhage) was the only related Serious Adverse Event (SAE) reported. No dose-limiting toxicities, or DLTs, have been reported on the QD administration schedule with six subjects treated at the 25 mg QD dose level and two at the 25 mg QD intermittent dose level.
TPST-1495 Treatment-Related Adverse Events

No Grade 4 or Grade 5 AEs have been reported.
Overview of Clinical Pharmacology
PK analyses indicated that the drug exposure at steady state in subjects who received the BID dosing schedule remained well above the human whole blood IC
50
values for the EP2 and EP4 receptors at 50 mg and 25 mg dose levels. The Figure below shows the TPST-1495 concentration-time profiles following a single dose on Day 1 and steady state concentrations with BID or QD dosing on Day 8. The PK profiles on Days 1 and 8 of study subjects treated at 25 mg on the QD schedule demonstrated that once daily dosing of TPST-1495 reduced the minimum observed plasma concentration, or C min
, and steady state exposure levels in those patients compared to the BID schedule. The PK profiles of the six subjects Tempest has treated to date with the 25 mg QD dose schedule have been remarkably similar and indicate TPST-1495 exposure levels at trough at 24 hours are beneath the EP2 receptor IC
50
value and comparable to the EP4 receptor IC
50
value, to facilitate intestinal mucosal homeostasis.

Mean Concentration-Time Profiles by Dose Level for TPST-1495 for 25 mg and 50 mg BID and QD Dosing Schedules

Abbreviations: BID = twice a day; D = day; h = hour; IC
50
 = half maximal inhibitory concentration.
For BID administration, Day 1 PK is following a single dose, Day 8 is BID, and Day 22 is BID.
Error bars are standard deviations around the mean.
Our PD assessment in subjects treated with TPST-1495 includes both the PGE2 whole blood immune suppression assay conducted with patient blood discussed in the nonclinical section and measurements of a stable metabolite of PGE2 known as PGEM in the urine. Shown in the Figure below, the first PD results indicate target engagement in subjects dosed with 25 mg TPST-1495, as indicated by the reversal of PGE2 immune suppression in the whole blood assay, as shown by the increase of TNFα production in whole blood monocytes due to TPST-1495 exposure. Tempest has also observed increased levels of PGEM in the urine, resulting from TPST-1495 antagonism of EP2 and EP4 receptors (inferred through measurement of the PGEM metabolite).
Recovery of
TNF-a
Production in Whole Blood on the First Day Following Dosing with 25 mg and 50 mg TPST-1495

Percent increase of
TNF-
α
measured in subjects’ whole blood as indicated by ELISA following stimulation with LPS alone with and without exogenously added PGE2 sampled at the times indicated in the legend post dosing. The values expressed reflect the percent recovery of
TNF-
α
production observed in the presence of PGE2 and TPST-1495 in subject plasma as compared to the level
TNF-
α
production in subject plasma stimulated with LPS alone (without PGE2).

As of March 23, 2021, 22 subjects have enrolled into the study, three subjects discontinued the study before initiating treatment and 19 patients received at least one dose of TPST-1495 and are included in the safety and efficacy database. The Swimmer’s plot shown below summarizes the TPST-1495 treatment duration (in some cases ongoing) of the 19 treated patients on study and is annotated with the Best Overall Response, or BOR, for subjects who achieved 0% tumor growth or reduction of target lesions on treatment. Of note, these emerging data indicate that subjects starting on (or reduced to) the QD schedule at the current 25 mg dose have a generally increased duration of treatment and improved objective tumor response compared to the BID schedule, consistent with improved tolerability and more prolonged dosing with the QD schedule. In addition, four patients on the 25 mg QD dose schedule experienced a reduction in disease specific tumor marker, i.e., PSA and CEA in prostate and colon cancer subjects respectively. With 3/19 subjects ongoing before first tumor assessment, a best response of stable disease, or SD, has been observed in 25% (4/16) of study subjects, conservatively defining non-evaluable
subjects as
non-responders,
including tumor shrinkage in some subjects not meeting RECIST criteria of at least 30% tumor reduction.
TPST-1495 Treatment Duration and Best Overall Response

*
Asterisk denotes a dose reduction during course of study; asterisked 25mg BID patients changed schedule to 25mg QD. Data source are electronic data capture and site clinical site communications and are preliminary partially-unmonitored data. For ongoing patients, last dose of TPST-1120 assumed to be March 23rd, 2021. Subjects shown in the Figure were enrolled into the Dose Escalation or the schedule and dose optimization arms of the Phase 1a/1b clinical study.

Once the TPST-1495 RP2D and schedule are identified, expansion cohorts will be opened to further evaluate TPST-1495 in selected cancer indications that are strongly associated with prostaglandin signaling and high expression of EP2 and EP4 receptors, including colorectal cancer, non-small
cell lung cancer, squamous cell cancer of the head and neck, and urothelial carcinoma. The co-primary
objectives of the expansion stage cohorts are to further characterize the safety profile of TPST-1495 and to assess the preliminary anti-tumor activity of TPST-1495 as monotherapy treatment in these key indications. Additional exploratory objectives in the expansion cohorts focus upon characterizing the immunomodulatory activity of

TPST-1495 in treated subjects in blood and in the tumor microenvironment, as well as characterization of potential predictive biomarkers for patient selection, for example the PGE2 metabolite known as PGEM.
Tempest expects to identify the RP2D dose and schedule for TPST-1495 and initiate the dose expansion phase in the second half of 2021. Additionally, once Tempest has identified the monotherapy RP2D dose level and schedule, Tempest plans to initiate combination studies with an anti-PD-1
immune checkpoint inhibitor antibody, focusing on the same prostaglandin-driven cancers. Tempest expects to initiate this TPST-1495 combination study in H2 2021.
TPST-1120: PPAR
α
Transcription Factor Antagonist
Overall Program Summary
TPST-1120 is potentially a
first-in-class
oral, small molecule antagonist of Peroxisome Proliferator-Activated Receptor-alpha, or PPARα, currently in multicenter, open-label, dose-escalation, Phase 1a/1b clinical studies as both monotherapy and in combination with nivolumab in patients with advanced solid tumors. The dose escalation phase of the clinical study has been completed, and the combination arm is ongoing. Tempest has observed evidence of TPST-1120 clinical activity in the dose escalation arms, and Tempest plans to disclose the results of the monotherapy and combination therapy dose escalation studies in the second half of 2021. Tempest expects to initiate a multicenter global randomized Phase 1b/2 clinical study in collaboration with
Hoffman-La
Roche Ltd. in the first half of 2021 that will evaluate TPST-1120 in combination with atezolizumab (Tecentriq®) and bevacizumab (Avastin®) in previously untreated patients with advanced hepatocellular carcinoma, or HCC.
As illustrated in the Figure below, tumors evolve to modulate metabolism to promote their own survival, promote angiogenesis and to evade immune recognition. PPARα is a transcription factor that is activated through binding of long-chain fatty acid ligands, which in turn regulates the expression of >100 genes that control glucose and lipid homeostasis, inflammation, proliferation, differentiation and cell death. Included among these regulated genes are those that enable FAO and
b
-oxidation metabolic pathways in cellular peroxisomes and in mitochondria. An FAO metabolic profile is associated with tumor proliferation, induction of angiogenesis and immune suppression. Published studies and internal Tempest analyses of over 9,000 primary or metastatic tumor samples in the TCGA public database reveal a metabolic gene expression profile characterized by increased PPARα, FAO genes and lipogenesis associated with increased metastatic potential and reduced survival enrichment among multiple cancers, including hepatocellular carcinoma (HCC), cholangiocarcinoma, breast carcinoma, colorectal adenocarcinoma, RCC, lung adenocarcinoma, and prostate adenocarcinoma. TPST-1120 is designed to collectively block the pathways that support tumor cell proliferation, angiogenesis and immune suppression, resulting in reduced disease and patient benefit.
TPST-1120 Mechanism of Action

Rationale for Clinical Evaluation of TPST-1120 in Solid Tumors: The Role of PPAR
α
in Cancer
Peroxisome Proliferator-Activated Receptors, or PPARs, are ligand-activated transcription factors involved in the regulation of glucose and lipid metabolism homeostasis, inflammation, proliferation, differentiation and cell death. The three PPAR subtypes, PPARα, PPAR
g
and PPARß/
d
, are activated in tumors, where they appear to modulate cell proliferation, differentiation and survival, supporting an important role of PPARs in cancer biology. PPARα regulates the expression of about 100 genes, including those that produce enzymes that enable metabolic processes in cellular peroxisomes and mitochondria known as fatty acid oxidation, or FAO, or ß-oxidation. PPARα expression levels and FAO metabolism is increased in selected healthy, including liver, heart, skeletal muscle, brown adipose tissue, and kidney.
It has been published that multiple human hematologic and solid tumor malignancies demonstrate comparatively increased expression levels of the PPARα transcription factor, its activating ligands including long-chain fatty acids, and PPARα induced genes. This metabolic profile has been observed in hypoxic metastases and extends to immune suppressor cell populations also including myeloid- and lymphoid-derived effector cell populations in the tumor microenvironment such as dendritic cells and CD8
+
T cells which are rendered
non-functional,
or exhausted, by virtue of utilizing FAO. These published findings indicate that the FAO metabolic pathway enables both tumor cell proliferation and evasion of tumor-specific immune recognition. Tempest interrogated the TCGA public data base to determine which human cancers expressed the highest levels of PPARα and 30 of its targeted genes. Interestingly, Tempest found that FAO is a favored metabolic pathway in hepatocellular carcinoma (HCC), cholangiocarcinoma, breast carcinoma, colorectal adenocarcinoma, RCC, lung adenocarcinoma, and prostate adenocarcinoma. This analysis has served as a primary rationale along with the published literature to guide Tempest’s TPST-1120 clinical strategy.
In support of Tempest’s clinical strategy to evaluate TPST-1120 in patients with HCC, it has been shown in published preclinical studies that therapeutic benefit is observed in mice bearing activated
ß-catenin
pathway liver tumors—also common in human HCC—given a small molecule drug known as etomoxir which targets an FAO pathway protein known as CPT1. In a separate line of investigations, PPARα-deficient mice have been shown to be refractory to the liver carcinogenic effects of an activated
ß-catenin
pathway or by treatment with the PPARα fibrate agonist WY14643, which is carcinogenic in wild-type mice. The foundational scientific rationale for targeting PPARα with an antagonist was demonstrated in a published study describing a series of experiments conducted in PPARα deficient mice. When these mice were implanted with tumors—which also lacked a functional PPARα gene—the tumors initially established, grew, but then spontaneously completely regressed, due to an inability to convert to FAO metabolism to support continued tumor proliferation. These reports and others support the scientific rationale for targeting the PPARα for the treatment of cancer. Although there have been a few PPARα antagonists that have exerted beneficial effects in preclinical cancer models, to date, no selective PPARα antagonists have been tested in human trials.
Summary of TPST-1120 Preclinical Results
Tempest has conducted
pre-clinical
pharmacology studies along with PK and toxicology studies with
TPST-1120
to support its ongoing evaluation for the treatment of patients with advanced solid tumors. The combined results of the preclinical studies that Tempest has performed indicate that the TPST-1120 anti-tumor response mechanism of action involves both directly inhibiting tumor proliferation and targeting suppressive immune response pathways to promote effective tumor-specific immunity. Tempest’s preclinical results support the large body of published literature that the PPARα target genes play an integral role in tumor growth, angiogenesis and evasion of immune recognition and provide the scientific rationale for targeting this pathway with TPST-1120.
Specifically, TPST-1120 has shown the following properties in non-clinical
studies:

•	Potent human PPARα binding (time-resolved fluorescence resonance energy transfer [TR-Fret] reporter EC50 = 0.011 µM)

•	Potent human PPARα inhibition (luciferase reporter IC 50 = 0.052 µM)

•	Direct and dose-dependent inhibition of cultured primary tumor cells from 14 patients with chronic lymphocytic leukemia

•	Promotion of macrophage repolarization (increase in M1/M2 ratio) in PancOH7 syngeneic tumor model

•
Therapeutic benefit of TPST-1120 in syngeneic mouse MC38 colorectal cancer model in parental C57BL/6 mice, but not in Goldenticket (STING
-/-
) or in BatF3 gene knockout mice, indicating an immunomodulatory mechanism, operating through Stimulator of INterferon Genes (STING) and CD8α dendritic cells

•
Restoration of
thrombospondin-1
(TSP-1)
to homeostatic levels in B16F10 and PancOH7 models, suggesting
TSP-1
plays a role in TPST-1120 anti-tumor activity.
TSP-1
has been shown to be a potent endogenous inhibitor of angiogenesis

•	Inhibition of growth of melanoma (B16F10), colon (MC38) and Lewis lung syngeneic carcinoma models with TPST-1120 monotherapy at a dose of 30 mg/kg twice daily

•	Significant synergistic inhibition of growth of syngeneic mouse MC38 colorectal and ID8 ovarian cancer models in combination with anti-programmed cell death protein 1 (PD-1)

•	Induction of anti-tumor immune memory in an orthotopic ID8 ovarian and syngeneic MC38 colorectal cancer models when combined with anti-PD-1

•	Synergistic response with chemotherapies including gemcitabine in PancOH7 model and paclitaxel in Lewis lung carcinoma
The Figure below shows experimental results that are illustrative of the TPST-1120 dual mechanism of action, or MOA, targeting both tumor cells and suppressive immune cell populations. The left upper panel demonstrates that TPST-1120 can directly kill three different HCC human tumor cell lines in vitro in a dose-dependent fashion, consistent with Tempest’s findings from the Human Cancer Genome, or TCGA, database that HCC had the highest level of PPARα-induced genes of all malignancies. Tempest’s TCGA analysis also demonstrated that renal cell cancer, or RCC, is an
FAO-reliant
malignancy. Shown in the lower left panel in the Figure below, TPST-1120 monotherapy inhibited tumor growth in immune deficient mice implanted with
Caki-1
human RCC tumor cells. The experimental results shown in the right panel below were conducted in C57BL/6 mice bearing syngeneic MC38 colon tumors and treated TPST-1120. Tempest analyzed two immune cell populations in the MC38 TME to test whether TPST-1120 therapy inhibited suppressive or non-functional
immune cell populations. Using BODIPY flow cytometry, which is a method to measure cellular uptake of long chain fatty acids, Tempest found that TPST-1120 therapy inhibited uptake of the PPARα transcription factor activating ligand in toleragenic dendritic cells, thus inhibiting the preferred metabolic pathway of this suppressive immune cell population. Shown in the right panel of the Figure, TPST-1120 treatment of MC38 tumor-bearing mice also reduced the expression of
PD-1,
LAG-3
and
TIM-3
exhaustion markers on tumor infiltrating CD8
+
T cells.

TPST-1120 Directly Inhibits Tumor Cell Proliferation and Immune Suppression in the TME

Immune checkpoint blockade enhances anti-tumor immunity by restoring the activity of cytotoxic T (Teff) cells. Emerging experimental results suggest that inhibiting FAO with a PPARα antagonist may target resistance mechanisms to both anti-PD-L1/PD-1
and anti-VEGF therapies. Upon ligation between
PD-1
on tumor infiltrating T cells with
PD-L1
expressed on tumor cells, metabolic
T-cell
re-programming
occurs, which is characterized by a shift from glycolysis to FAO, thereby restricting
T-effector
cell differentiation and promoting suppressive
T-regulatory
cells. The rationale for targeting PPARα is to inhbit suppressive immune cells in the tumor microenvironment and promote the function and/or recruitment of cytotoxic T effector cells, thus enhancing the efficacy of anti-PD-L1
blockade. In this context, inhibiting FAO metabolism has the combined effect of inhibiting tumor cell growth directly and also the metabolism of suppressive immune cell populations, markedly improving the success of immunotherapies. These observations support both the scientific rationale and provide insights into clinical evaluation of combining TPST-1120 with
PD-(L)-1
immune checkpoint inhibitor antibodies. Shown in panel A in the Figure below, while both TPST-1120 or anti-PD-1
monotherapy inhibited outgrowth of established flank MC38 tumors, the combination of these two agents resulted in synergistic anti-tumor activity. Shown in panel B, MC38 tumor-bearing mice cured by the combination therapy, unlike age-matched
naïve control mice, were completely refractory to tumor growth when rechallenged with autologous MC38 tumor cells. These results demonstrate that TPST-1120 in combination with anti-PD-1
induced lasting tumor-specific immune memory.

Significant Anti-Tumor Activity and Induction of Tumor-Specific Immune Memory is Observed in MC38 Colon Tumor Bearing Mice Given with TPST-1120 +
anti-PD-1
mAb Combination Therapy

PPARα orchestrates the metabolic
re-programming
to utilize FAO as the main energy source in mice with
ß-catenin-activated
HCC. PPARα deficient mice are refractory to the liver carcinogenic effects of the activated
ß-catenin
pathway and the PPARα fenofibrate agonist WY14643. Since a significant proportion (up to 50%) of HCC cancers have
Wnt-ß-catenin
pathway activation, Tempest tested the activity of TPST-1120 in the Hepa
1-6
tumor cells, which are a syngeneic ß-catenin driven HCC tumor. Shown in panel A of the Figure below, Tempest observed a synergistic reduction in established tumor volume and long-term durable cures when
TPST-1120
therapy was combined with an
anti-PD-1
antibody. Additionally, tumor resistance to anti-angiogenic drugs is associated with elevated lipogenesis and FAO, primarily through the vascular regression and hypoxic environment that this class of therapies engenders. In response, tumor cells can switch to FAO as a mechanism of resistance against anti-angiogenic therapy. The published literature indicates that in the MC38 CRC model inhibiting FAO is highly effective in overcoming this resistance when administered in combination with anti-VEGF therapy. Tempest confirmed that combination of TPST-1120 with anti-angiogenesis therapy confers potent anti-tumor activity. Shown in panel B of the Figure below, Tempest’s preliminary results show complete reduction of established MC38 tumors in mice given a combined therapy of TPST-1120 with the approved VEGF receptor tyrosine kinase inhibitor cabozantinib. Taken together, the experimental results shown in this Figure provide the scientific rationale for the planned clinical evaluation of TPST-1120 therapy in front-line HCC in combination with atezolizumab and bevacizumab, and evaluation of TPST-1120 in combination with cabozantinib in
FAO-reliant
malignancies such as HCC and RCC.
Anti-Tumor Activity of TPST-1120 Combination Therapy with Immune Checkpoint or Angiogenesis Inhibitors

IND-Enabling
Toxicology Studies
The toxicology program for TPST-1120 was designed to evaluate the toxicity profile of TPST-1120, enable selection of an appropriate clinical starting dose, and support the oral administration of TPST-1120 to advanced cancer patients. Potential toxicity was characterized in
28-day
repeated-dose good-laboratory-practice (GLP) studies conducted in two relevant species, rats and dogs. In the GLP study conducted in rats, audible respiration with labored respiration caused the early sacrifice of one rat at 1000 mg/kg/day. A similar finding had been noted in a non-GLP
14-day
repeated-dose study, where there were five deaths and wheezing was reported as a clinical sign at 1000 mg/kg/day. There was no pathologic cause of death for this finding. In the GLP study, a dose of 750 mg/kg/day was considered to be the severely toxic dose in 10% of animals (STD10), while the no-observed-adverse-effect
level (NOAEL) was 250 mg/kg/day
In the
28-day
GLP repeat-dose toxicity study conducted in dogs, the highest non-severely
toxic dose (HNSTD) was 1000 mg/kg/day due to the lack of severely toxic findings at that dose. The NOAEL in dogs was 300 mg/kg/day.

The two primary microscopic target organs identified in both species were the liver and kidney. The findings were different in the two species and were adverse in dogs at the high dose of 1000 mg/kg/day. Conversely, microscopic findings were not found to be adverse in rats. The third target organ based on clinical signs, which was also common to both species, was the gastrointestinal (GI) tract.
TPST-1120 was not mutagenic in a
non-GLP
bacterial mutation assay. TPST-1120 was not found to be phototoxic in a GLP study conducted in rats.
Ongoing TPST-1120 Phase 1a/1b Clinical study: Overview, Status & Safety
Tempest is sponsoring an ongoing,
first-in-human,
open-label,
dose-escalation
and
dose-expansion
Phase 1/1b study evaluating the safety, pharmacokinetics, pharmacodynamics, and preliminary efficacy of TPST-1120 alone and in combination with systemic anti-cancer therapies in patients with advanced solid tumors. Part 1 of the study is designed to determine the MTD and/or RP2D of TPST-1120 monotherapy. Part 2 is designed to determine the MTD and/or RP2D of TPST-1120 in combination with the anti-PD-1
monoclonal antibody, nivolumab. Parts 3 and 4 (not yet open) are designed to evaluate the anti-tumor activity of TPST-1120 monotherapy and in combination with nivolumab at the MTD or RP2D in tumor-specific expansion cohorts, respectively.
As a data cutoff date of March 23, 2021, 20 subjects have been dosed on the Phase 1 study with TPST-1120 at escalating doses from 100 mg BID to 600 mg BID. No DLTs have been reported and the MTD not reached at the highest dose level tested. The RP2D of monotherapy TPST-1120 for further development is 600 mg BID. The majority of TPST-1120 related adverse events, including at the 600 mg BID dose, have been Grade 1-2 in severity and manageable without requiring dose hold or dose reduction. The most common related adverse events reported have been nausea, fatigue, and diarrhea, all
≤
Grade 2 in severity. Only one Grade 3 related adverse event (Grade 3 hypertension) considered by the investigator to be possibly/probably related to
TPST-1120
has been reported, and no > Grade 3 AEs have been reported. No subjects have had
TPST-1120
discontinued due to a
drug-related
toxicity. In the preliminary combination cohorts with nivolumab, 8 subjects have been dosed with escalating doses of TPST-1120 from 100 mg BID to 400 mg BID and the dose escalation continues with the highest dose to be tested being the monotherapy RP2D of 600 mg BID. No DLTs have been reported for the combination regimen to the data cut-off
date, and the safety profile of the combination appears consistent with the individual profiles of the two drugs. Pharmacokinetic analysis of TPST-1120 in study subjects has demonstrated dose-proportional exposure with increasing dose up to the highest dosed level tested. Additionally, pharmacodynamic (PD) assessment of on-target
activity in patients has demonstrated modulation of triglycerides and PPARα controlled gene expression in TPST-1120 treated subjects.
While the primary objective of the dose escalation is to characterize the TPST-1120 safety profile and determine the recommended dose for development, Tempest is encouraged by the observations of prolonged disease control in some patients as well as RECIST stable disease with tumor shrinkage (up to
-15%)
achieved with monotherapy TPST-1120 during the dose escalation stage. Extended time on study has occurred in subjects with late-line treatment refractory cancers, including cholangiocarcinoma which is known to have particularly short time-to-progression
with
standard-of-care
in the late-line treatment setting. Shown below, one subject with late line cholangiocarcinoma had a 15% tumor shrinkage and was on study for over 9 months of treatment while also demonstrating on-target
inhibition of expression of PPARα target genes on PD assessment.

TPST-1120 Monotherapy Treatment Duration and Best Overall Response

Long-Term Tumor Control and PPAR
α
Target Gene Modulation in Late-Line Cholangiocarcinoma Patients Treated with TPST-1120 Monotherapy

The dose escalation of TPST-1120 in combination with nivolumab is continuing and has not reached a MTD or RP2D. However, Tempest is encouraged by preliminary signs of activity with a deep RECIST partial response (PR) with an overall reduction of
-54%
in tumor burden observed in a subject with 4
th
line RCC who had already progressed on the combination of nivolumab and ipilimumab. Shown below, this subject had extensive metastatic disease at study entry including large-burden pulmonary metastases, multiple soft tissue metastases and bone metastases. Her prior therapies included (best response and reason for discontinuation):

•	First-line: ipilimumab + nivolumab (SD, PD)

•	Second-line: cabozantinib (SD, PD)

•	Third-line: everolimus (SD, PD)
Notably, this subject had been treated with the combination of nivolumab and ipilimumab without experiencing an objective response and then had experienced progression of cancer on this IO doublet, followed by progression of cancer on both cabozantinib and everolimus before initiating treatment with TPST-1120 and nivolumab. The initial RECIST PR was seen at the first on-study
assessment at 8 weeks and included a response in all target lesions as well as complete radiographic resolution of multiple sites of metastatic disease (see CT scan), and was confirmed in a second on-study assessment at 16 weeks. Tempest feels that induction of an objective response despite resistance to nivolumab could reflect either monotherapy activity of TPST-1120 on an
FAO-dependent
tumor or, based upon the mechanism of action and the extensive supporting pre-clinical
data, reduction of immune suppressive cells and release of the subject’s own anti-cancer immune response.
Partial Response in Late-Line RCC Patient Treated with TPST-1120 and Nivolumab Combination Therapy

TPST-1120 Monotherapy and Nivolumab Combination Therapy Waterfall Plot

Planned TPST-1120 Phase 1b/2 Clinical study in Front Line HCC
Based upon the TPST-1120 mechanism of action, preclinical data demonstrating synergy with both anti-PD-1
and anti-angiogenesis agents, and the encouraging safety profile and early signs of anti-tumor activity, Tempest and Roche entered into a clinical collaboration with Roche to evaluate TPST-1120 in combination with atezolizumab and bevacizumab in patients with advanced/metastatic HCC not-previously
treated with systemic therapy. This global, randomized, open-label, Phase 1b/2 trial will be operationalized by Roche and will evaluate the triplet regimen of TPST-1120 + atezolizumab + bevacizumab randomized against the standard-of-care
doublet of atezolizumab + bevacizumab in the first-line systemic treatment of patients with hepatocellular carcinoma. The primary objective of this study is to evaluate the anti-tumor efficacy of the combination as determined by confirmed ORR by RECIST 1.1. Additional efficacy endpoints include progression free survival, or PFS, overall survival. or OS, and duration of response, or DOR, while a key exploratory objective is to identify biomarkers that are predictive of response to the experimental treatment, including an assessment activation of the
ß-catenin
pathway, which is predicted to be present in approximately 50% of patients with HCC. Tempest anticipates that enrollment to this clinical coloration will initiate in the second half of 2021. Tempest is considering the additional development of TPST-1120 as either monotherapy in selected indications, or in combination immunotherapy and/or anti-angiogenesis therapy.
TREX-1
Inhibitor Program
Tempest believes that the exonuclease
TREX-1
may be the optimal approach to drug the STING pathway (
ST
imulator of
IN
terferon
G
enes) with an orally available small molecule inhibitor. Extensive genetic evidence from human disease that has been confirmed in numerous mouse knock-out
investigations point to the STING pathway as a critical innate immune sensor for the development of anti-tumor immunity. Although the STING pathway has significant scientific validation, the clinical trials sponsored by several groups utilizing synthetic cyclic dinucleotide STING agonists have been somewhat disappointing. The underlying scientific hypothesis for these clinical trials was that localized T cell priming in the lymph nodes draining from the injected tumor would have activity against non-injected
distal tumors, sometimes referred to as the abscopal effect. It is well-known that metastatic tumors have unique antigenic repertoires, indicating a need for global innate activation in the TME of all metastases in order to prime T cells that can recognize and broadly eradicate distinct tumors. However, it would be likely difficult to achieve a therapeutic index with systemically delivered STING- agonists due to the ubiquitous expression of this central innate immune receptor.
Shown in the Figure below,
TREX-1
is a cytosolic exonuclease that inhibits activation of the cGAS/STING pathway by degrading double-stranded (ds) DNA.
TREX-1
expression is increased across diverse malignancies, due to, for example DNA repair mutation, selected therapeutic interventions such as
DNA-modifying
chemotherapeutic agents or radiation. The increased expression of
TREX-1
in tumors serves as the foundational scientific evidence that tumors can hijack this pathway to prevent activation of the STING pathway and avoid immune recognition. The underlying scientific hypothesis for the program is that systemic oral dosing with a potent and specific inhibitor will activate the STING pathway selectively in the tumor microenvironment (TME) and prime cytolytic CD8
+
T cells broadly in tumor draining lymph nodes serving distinct metastatic lesions having unique antigenic repertoires.

TREX-1
DNA Exonuclease Modulates cGAS/STING Pathway and Innate Immunity

As shown by the Figure below, Tempest is currently advancing a lead series with a >1000-fold increase in SAR with an IC
50
inhibitory value as low as 8 nM in human
TREX-1
inhibitor biochemical assays. The lead series is also active against mouse
TREX-1,
which will facilitate development of the molecule. In addition, as shown below, this lead series enhances STING activation in a dsDNA-stimulated reporter cell line. Tempest expects to select a Development Candidate for
IND-enabling
activities by the end of 2021, followed by an IND for evaluation in patients with advanced solid tumors.
Lead Series Compound-Mediated Inhibition of TREX1 Activity in Biochemical Assay and Enhancement of STING Activation in a Reporter Cell line

License agreements
In February 2021, Tempest entered into a collaboration agreement with Roche to accelerate the development of TPST-1120 into a frontline, randomized study. Under the terms of the collaboration agreement, Roche will evaluate TPST-1120 in a global randomized phase 1b/2 clinical study in combination with the standard-of-care
first-line regimen of atezolizumab and bevacizumab in patients with advanced or metastatic hepatocellular carcinoma, or HCC, not previously treated with systemic therapy. Pursuant to the terms of the collaboration agreement, Roche will manage the study operations for the trial, and Tempest will retain global development and commercialization rights to TPST-1120. According to the agreement, Roche will provide Tempest with notice of the amount of TPST-1120 required for a study and the delivery timeline, and Tempest will supply the TPST-1120 to Roche for the study. All rights to invention and discoveries relating solely to TPST-1120 or biomarkers solely related to TPST-1120 made during any study will be the exclusive property of Tempest. All data generated in the performance of any study under the collaboration agreement will be the property of Roche, but Tempest is entitled to use the data for any lawful purpose.
The collaboration agreement is effective from February 23, 2021 and continues to be in force on a study-by-study
basis until the last treatment of the last patient in a study receiving TPST-1120 in accordance with the protocol for such study or until the termination of this collaboration agreement by either party. Each party has the right to terminate the collaboration agreement upon sixty days prior written notice to the other party. Upon any termination of the agreement, neither Tempest nor Roche will be entitled to any compensation, damages or other payment. If any individual study supplement is terminated, Roche must return all unused TPST-1120 to Tempest free of charge or destroy such product at Tempest’s request.
Sales and marketing
Tempest intends to retain significant development and commercial rights to its product candidates and, if marketing approval is obtained, to commercialize its product candidates on its own, or potentially with a partner, in the United States and other regions. Tempest currently has no sales, marketing or commercial product distribution capabilities. Tempest intends to build the necessary infrastructure and capabilities over time for the United States, and potentially other regions, following further advancement of its product candidates. Clinical data, the size of the addressable patient population, the size of the commercial infrastructure and manufacturing needs may all influence or alter its commercialization plans. If Tempest builds a commercial infrastructure to support marketing in North America, such commercial infrastructure could be expected to include a targeted sales force supported by sales management, internal sales support, an internal marketing group and distribution support. To develop the appropriate commercial infrastructure internally, Tempest would have to invest financial and management resources, some of which would have to be deployed prior to any confirmation that one of its product candidate will be approved.
Manufacturing
Tempest does not own or operate, and currently has no plans to establish, any manufacturing facilities. Tempest relies and expects to continue to rely, on third parties for the manufacture of its product candidates for preclinical and clinical testing, as well as for commercial manufacture if any of its product candidates obtain marketing approval. Tempest also relies, and expects to continue to rely, on third parties to package, label, store and distribute its investigational product candidates, as well as for its commercial products if marketing approval is obtained. Tempest has internal personnel and utilizes consultants with extensive technical, manufacturing, analytical and quality experience to oversee contract manufacturing and testing activities. Tempest will continue to expand and strengthen its network of third-party providers but may also consider investing in internal manufacturing capabilities in the future if there is a technical need, or a strategic or financial benefit.
Manufacturing is subject to extensive regulations that impose procedural and documentation requirements. At a minimum these regulations govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance. Tempest’s systems, procedures and contractors are required to be in compliance with these regulations and are assessed through regular monitoring and formal audits.
Competition
The biopharmaceutical and immune-oncology industries are characterized by intense competition and rapid innovation. Any product candidates that Tempest successfully develops and commercializes will have to compete with existing and future new therapies. While Tempest believes that its technology, development experience and scientific knowledge provide it with competitive advantages, Tempest faces potential competition from many different sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing and commercialization.
If Tempest’s TPST-1495, TPST-1120, or its other product candidates are approved for the treatment of tumors, they may compete with other products used to treat such diseases. There are a variety of treatments used for cancerous tumors that include chemotherapy drugs, small molecules, monoclonal antibodies, antibody-drug conjugates, bi-specific antibodies, cell therapies, oncolytic viruses and vaccines, as well as other approaches. In addition, there are several competitors in clinical development for the treatment of HCC, RCC, cholangiocarcinoma, CRC and other indications that Tempest may be targeting with TPST-1495 and TPST-1120, including companies such as Agios, Ikena, Ono, Adlai Nortye, Merck, Roche, Exelixis, and AstraZeneca.
For TPST-1495, Tempest’s small molecule designed to be a dual antagonist of the EP2 and EP4 receptor, Tempest is aware of other clinical-stage EP-4-only antagonists being developed by Adlai Nortye, Ikena, and Ono. TPST-1120, Tempest’s small molecule designed to be a selective antagonist of PPARα, is the first PPARα antagonist in the clinic. Tempest is not aware of other companies developing such an antagonist.
Many of Tempest’s competitors, either alone or with strategic partners, have substantially greater financial, technical and human resources than Tempest does. Accordingly, Tempest’s competitors may be more successful than it in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approval for treatments and achieving widespread market acceptance, rendering Tempest’s treatments obsolete or non-competitive.
Merger and acquisition activity in the biotechnology and biopharmaceutical industries may result in even more resources being concentrated among a smaller number of Tempest’s competitors. These companies also compete with Tempest in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials and acquiring technologies complementary to, or necessary for, Tempest’s programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Tempest’s commercial opportunity could be substantially limited if Tempest’s competitors develop and commercialize products that are more effective, safer, less toxic, more convenient or less expensive than Tempest’s comparable products. In geographies that are critical to Tempest’s commercial success, competitors may also obtain regulatory approvals before it, resulting in Tempest’s competitors building a strong market position in advance of the entry of its products. The key competitive factors affecting the success of all of Tempest’s programs are likely to be their efficacy, safety, convenience and availability of reimbursement. In addition, Tempest’s ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic drugs.
Intellectual Property
Tempest strives to protect and enhance the proprietary technology, inventions and improvements that are commercially important to its business, including obtaining, maintaining and defending its patent rights. Tempest’s policy is to seek to protect its proprietary position by, among other methods, filing patent applications and obtaining issued patents in the United States and in markets outside of the United States directed to its proprietary technology, inventions, improvements and product candidates that are important to the development and implementation of its business. Tempest also relies on trade secrets and know-how
relating to its proprietary technology and product candidates and continuing innovation to develop, strengthen and maintain its proprietary position in the field of oncology. Tempest also plans to rely on data exclusivity, market exclusivity and patent term extensions when available. Tempest’s commercial success will depend in part on its ability to obtain and maintain patent and other proprietary protection for its technology, inventions, improvements, and product candidates; to preserve the confidentiality of its trade secrets; to defend and enforce its proprietary rights, including any patents that Tempest may own or license in the future; and to operate without infringing on the valid and enforceable patents and other proprietary rights of third parties.
As of March 28, 2021, Tempest’s patent portfolio consisted of issued patents and pending patent applications that Tempest owns related to TPST-1120, TPST-1495 and various other compounds and programs. In total, as of that date, Tempest owned two issued United States patents, six pending United States patent applications, 23 issued patents and 32 pending patent applications in various markets outside of the United States, including Europe, China and Japan.
With respect to TPST-1120, Tempest owns issued and pending patent applications in the United States, Europe, China, Japan and other markets outside of the United States. The issued United States patents covering TPST-1120 as composition of matter, pharmaceutical compositions, and related methods of use are expected to expire in December 2033, absent any patent term extensions for regulatory delay. Any patents that may issue from its pending patent applications are expected to expire in December 2033, absent any patent term adjustments or patent term extensions for regulatory delay.
With respect to TPST-1495, Tempest owns pending patent applications in the United States, Europe, China, Japan and other markets outside of the United States. Any patents that may issue from its pending patent applications are expected to expire between April 2038 and April 2039, absent any patent term adjustments or patent term extensions for regulatory delay.
Tempest also possesses substantial
know-how
and trade secrets relating to the development and commercialization of its product candidates, including related manufacturing processes and technology.
With respect to Tempest’s product candidates and processes that Tempest intends to develop and commercialize in the normal course of business, Tempest intends to pursue patent protection covering, when possible, compositions, methods of use, dosing and formulations. Tempest may also pursue patent protection with respect to manufacturing and drug development processes and technologies.
Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. In general, patents issued for patent applications filed in the United States can provide exclusionary rights for 20 years from the earliest effective filing date. The term of United States patents may be extended by delays encountered during prosecution that are caused by the USPTO, also known as patent term adjustment. In addition, in certain instances, the term of an issued United States patent that covers or claims an FDA approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, which is called patent term extension. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the foreign jurisdiction, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product
basis, from
country-to-country
and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.
The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of oncology has emerged in the United States. The relevant patent laws and their interpretation outside of the United States are also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish Tempest’s ability to protect its technology or product candidates and could affect the value of such intellectual property. In particular, Tempest’s ability to stop third parties from making, using, selling, offering to sell or importing products that infringe Tempest’s intellectual property will depend in part on Tempest’s success in obtaining and enforcing patent claims that cover its technology, inventions and improvements. Tempest cannot guarantee that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications Tempest may file in the future, nor can Tempest be sure that any patents that may be granted to Tempest in the future will be commercially useful in protecting its products, the methods of use or manufacture of those products.
Moreover, even its issued patents may not guarantee Tempest the right to practice its technology in relation to the commercialization of its products. Patent and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent Tempest from commercializing its product candidates and practicing its proprietary technology, and its issued patents may be challenged, invalidated or circumvented, which could limit Tempest’s ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for its product candidates. In addition, the scope of the rights granted under any issued patents may not provide Tempest with protection or competitive advantages against competitors with similar technology. Furthermore, Tempest’s competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, Tempest may face competition with respect to its product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.
Government regulation
Government authorities in the United States at the federal, state and local level and in other countries and jurisdictions extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of pharmaceutical products, such as Tempest’s investigational medicines and any future investigational medicines. Generally, before a new pharmaceutical product can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.
FDA Approval Process
In the United States, pharmaceutical products are subject to extensive regulation by the Food and Drug Administration, or FDA, the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and other federal and state statutes and regulations govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical hold, FDA refusal to approve pending New Drug Applications, or NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.
Tempest’s investigational medicines and any future investigational medicines must be approved by the FDA pursuant to a NDA before they may be legally marketed in the United States. The process generally involves the following:

•
Completion of extensive preclinical laboratory and animal studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice, or GLP, requirements

•	Submission to the FDA of an Investigational New Drug application, or IND, which must become effective before human clinical trials may begin;

•	Approval by an Institutional Review Board (IRB) or independent ethics committee at each clinical trial site before each clinical trial may be commenced;

•
Performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practice (GCP) requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	Submission to the FDA of an NDA;

•	Payment of any user fees for FDA review of the NDA;

•	A determination by the FDA within 60 days of its receipt of a NDA to accept the filing for review;

•
Satisfactory completion of one or more FDA
pre-approval
inspections of the manufacturing facility or facilities where the drug, or components thereof, will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	Satisfactory completion of any potential FDA audits of the clinical trial sites that generated the data in support of the NDA to assure compliance with GCPs and integrity of the clinical data;

•	FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee; and

•	Compliance with any post-approval requirements, including REMS, where applicable, and post- approval studies required by the FDA as a condition of approval.
The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and Tempest cannot be certain that any approvals for its product candidates will be granted on a timely basis, or at all.
Preclinical Studies
Before testing any drug product candidates in humans, the product candidate must undergo rigorous preclinical testing. Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.
Clinical Trials
Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator, generally a physician not employed by or under the trial sponsor’s control. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCPs, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated in the trial. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.
There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website. Information related to the product, patient population, phase of investigation, clinical trial sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Disclosure of the results of these clinical trials can be delayed in certain circumstances for up to two years after the date of completion of the trial.
A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA. The FDA will accept a well- designed and well-conducted foreign clinical trial not conducted under an IND if the clinical trial was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.
Clinical trials are generally conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3:

•
Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacokinetics, pharmacologic action, side effect tolerability, safety of the product candidate, and, if possible, early evidence of effectiveness.

•
Phase 2 clinical trials generally involve studies in disease-affected patients to evaluate proof of concept and/or determine the dosing regimen(s) for subsequent investigations. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

•
Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product labeling. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug.

These Phases may overlap or be combined. For example, a Phase 1/2 clinical trial may contain both a dose-escalation stage and a dose expansion stage, the latter of which may confirm tolerability at the recommended dose for expansion in future clinical trials (as in traditional Phase 1 clinical trials) and provide insight into the anti-tumor effects of the investigational therapy in selected subpopulation(s).
Typically, during the development of oncology therapies, all subjects enrolled in Phase 1 clinical trials are disease-affected patients and, as a result, considerably more information on clinical activity may be collected during such trials than during Phase 1 clinical trials for non-oncology
therapies. A single Phase 3 or Phase 2 trial with other confirmatory evidence may be sufficient in rare instances to provide substantial evidence of effectiveness (generally subject to the requirement of additional post-approval studies). The manufacturer of an investigational drug in a phase 2 or 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access.
Phase 1, Phase 2, Phase 3 and other types of clinical trials may not be completed successfully within any specified period, if at all. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including
non-compliance
with regulatory requirements or a finding that the patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.
Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, potency and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the investigational medicines do not undergo unacceptable deterioration over their shelf life.
FDA Review Process
After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of a NDA must be obtained before a drug may be marketed in the United States. The cost of preparing and submitting an NDA is substantial. Under the PDUFA, each NDA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan
indication. The applicant under an approved NDA is also subject to an annual program fee.
The FDA reviews each submitted NDA before it determines whether to file it and may request additional information. The FDA must make a decision on whether to file an NDA within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is filed, the FDA begins an in-depth
review of the NDA. The FDA has agreed to certain performance goals in the review of NDAs. Most applications for standard review drug products are reviewed within ten to twelve months; most applications for priority review drugs are reviewed in six to eight months. Priority review can be applied to drugs that the FDA determines may offer significant improvement in safety or effectiveness compared to marketed products or where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA does not always meet its goal dates for standard and priority NDAs, and the review process can be extended by FDA requests for additional information or clarification.
The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an outside advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.
Before approving an NDA, the FDA will conduct a
pre-approval
inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also typically inspects clinical trial sites to ensure compliance with GCP requirements and the integrity of the data supporting safety and efficacy.
After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter, or CRL, generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application, such as additional clinical data, additional pivotal clinical trial(s), and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a CRL is issued, the applicant may resubmit the NDA addressing all of the deficiencies identified in the letter, withdraw the application, engage in formal dispute resolution or request an opportunity for a hearing. The FDA has committed to reviewing resubmissions in two or six months depending on the type of information included. Even if such data and information are submitted, the FDA may decide that the NDA does not satisfy the criteria for approval.
As a potential condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks to patients. A REMS can include medication guides, communication plans for healthcare professionals and elements to assure a product’s safe use (ETASU). An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. Moreover, the FDA may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy.
Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of an NDA supplement or, in some case, a new NDA, before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.
Orphan Drug Designation
Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product for this type of disease or condition will be recovered from sales of the product in the United States.
Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Other benefits of orphan drug designation include tax credits for certain research and an exemption from the NDA user fee.

Expedited Development and Review Programs
The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition.
Fast Track Designation
Fast track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. The sponsor of an investigational drug product may request that the FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the submission of the IND for the drug candidate. The FDA must determine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. For fast track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s NDA before the application is complete. This rolling review is available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. At the time of NDA filing, the FDA will determine whether to grant priority review designation. Additionally, fast track designation may be withdrawn if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.
Breakthrough Therapy Designation
Breakthrough therapy designation may be granted for products that are intended, alone or in combination with one or more other products, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new drug candidate may request that the FDA designate the candidate for a specific indication as a breakthrough therapy concurrent with, or after, the submission of the IND for the drug candidate. The FDA must determine if the drug product qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process, providing timely advice to the product sponsor regarding development and approval, involving more senior staff in the review process, assigning a cross-disciplinary project lead for the review team and taking other steps to design the clinical studies in an efficient manner.
Priority Review
Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review.
Accelerated Approval
Accelerated approval may be granted for products that are intended to treat a serious or life-threatening condition and that generally provide a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large studies to demonstrate a clinical or survival benefit. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated and/or fully enrolled prior to approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the standards for approval, but may expedite the development or approval process.
Pediatric Information
Under the Pediatric Research Equity Act, or PREA, NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted, with certain exceptions.
The Best Pharmaceuticals for Children Act, or BPCA, provides NDA holders a six-month
extension of any exclusivity—patent or nonpatent—for a drug if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.
Post-Approval Requirements
Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer
advertising,
off-label
promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in a manner consistent with the approved labeling.
Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as phase 4 testing, risk evaluation and mitigation strategies, or REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the Agency inspects manufacturing facilities to assess compliance with

cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	Restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;

•	Fines, warning or other enforcement-related letters or holds on post-approval clinical studies;

•	Refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•	Product seizure or detention, or refusal to permit the import or export of products; or

•	Injunctions or the imposition of civil or criminal penalties.
The Hatch-Waxman Act
Orange Book Listing
Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch Waxman Amendments, NDA applicants are required to identify to the FDA each patent whose claims cover the applicant’s drug or approved method of using the drug. Upon approval of a drug, the applicant must update its listing of patents to the NDA in timely fashion and each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book.
Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredient(s), strength, route of administration, and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. An approved ANDA product is considered to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical
or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved under the ANDA pathway are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug pursuant to each state’s laws on drug substitution.
The ANDA applicant is required to certify to the FDA concerning any patents identified for the reference listed drug in the Orange Book. Specifically, the applicant must certify to each patent in one of the following ways: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. For patents listed that claim an approved method of use, under certain circumstances the ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding the patented method-of-use
rather than certify to a listed

method-of-use
patent. If the applicant does not challenge the listed patents through a Paragraph IV certification, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the
NDA-holder
and patentee(s) once the ANDA has been accepted for filing by the FDA (referred to as the “notice letter”). The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice letter. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months from the date the notice letter is received, expiration of the patent, the date of a settlement order or consent decree signed and entered by the court stating that the patent that is the subject of the certification is invalid or not infringed, or a decision in the patent case that is favorable to the ANDA applicant.
The ANDA application also will not be approved until any applicable non-patent
exclusivity listed in the Orange Book for the referenced product has expired. In some instances, an ANDA applicant may receive approval prior to expiration of certain non-patent
exclusivity if the applicant seeks, and the FDA permits, the omission of such exclusivity-protected information from the ANDA prescribing information.
Exclusivity
Upon NDA approval of a new chemical entity, or NCE, which is a drug that contains no active moiety that has been approved by the FDA in any other NDA, that drug receives five years of marketing exclusivity during which the FDA cannot receive any ANDA seeking approval of a generic version of that drug unless the application contains a Paragraph IV certification, in which case the application may be submitted one year prior to expiration of the NCE exclusivity. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA for a generic version of the drug may be filed before the expiration of the exclusivity period.
Certain changes to an approved drug, such as the approval of a new indication, the approval of a new strength, and the approval of a new condition of use, are associated with a three-year period of exclusivity from the date of approval during which the FDA cannot approve an ANDA for a generic drug that includes the change. In some instances, an ANDA applicant may receive approval prior to expiration of the three-year exclusivity if the applicant seeks, and the FDA permits, the omission of such exclusivity-protected information from the ANDA package insert.
Patent Term Extension
The Hatch Waxman Amendments permit a patent term extension as compensation for patent term lost during the FDA regulatory review process. Patent term extension, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. After NDA approval, owners of relevant drug patents may apply for the extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA submission) and all of the review phase (the time between NDA submission and approval) up to a maximum of five years. The time can be reduced for any time the FDA determines that the applicant did not pursue approval with due diligence.
The United States Patent and Trademark Office, or USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. However, the USPTO may not grant an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than requested.
The total patent term after the extension may not exceed 14 years, and only one patent can be extended. The application for the extension must be submitted prior to the expiration of the patent, and for patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the USPTO must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.
Other Healthcare Laws
In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain general business and marketing practices in the pharmaceutical industry in recent years. These laws include anti-kickback statutes, false claims statutes and other healthcare laws and regulations.
The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers, among others, on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to commit a violation.
Federal civil and criminal false claims laws, including the federal civil False Claims Act, prohibit any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. This includes claims made to programs where the federal government reimburses, such as Medicare and Medicaid, as well as programs where the federal government is a direct purchaser, such as when it purchases off the Federal Supply Schedule. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label
promotion, may also violate false claims laws. Additionally, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Most states also have statutes or regulations similar to the federal Anti-Kickback Statute and civil False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.
Other federal statutes pertaining to healthcare fraud and abuse include the civil monetary penalties statute, which prohibits, among other things, the offer or payment of remuneration to a Medicaid or Medicare beneficiary that the offerer or payor knows or should know is likely to influence the beneficiary to order a receive a reimbursable item or service from a particular supplier, and the additional federal criminal statutes created by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to commit a violation.

Further, pursuant to the ACA, the Centers for Medicare & Medicaid Services, or CMS, has issued a final rule that requires manufacturers of prescription drugs to collect and report information on certain payments or transfers of value to physicians and teaching hospitals, as well as investment interests held by physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and their immediate family members. The first reports were due in 2014 and must be submitted on an annual basis. The reported data is made available in searchable form on a public website on an annual basis. Failure to submit required information may result in civil monetary penalties. Effective January 1, 2022, reporting on transfers of value to physician assistants, nurse practitioners or clinical nurse specialists, certified registered nurse anesthetists, and certified nurse-midwives will also be required.
In addition, several states now require prescription drug companies to report certain expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual healthcare practitioners in these states. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals. Still other states require the posting of information relating to clinical studies and their outcomes. Some states require the reporting of certain drug pricing information, including information pertaining to and justifying price increases. In addition, states such as California, Connecticut, Nevada and Massachusetts require pharmaceutical companies to implement compliance programs and/or marketing codes. Several additional states are considering similar proposals. Certain states and local jurisdictions also require the registration of pharmaceutical sales and medical representatives. Compliance with these laws is difficult and time consuming, and companies that do not comply with these state laws face civil penalties.
Efforts to ensure that business arrangements with third parties comply with applicable healthcare laws and regulations involve substantial costs. If a drug company’s operations are found to be in violation of any such requirements, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of its operations, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other federal or state government healthcare programs, including Medicare and Medicaid, integrity oversight and reporting obligations, imprisonment, and reputational harm. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action for an alleged or suspected violation can cause a drug company to incur significant legal expenses and divert management’s attention from the operation of the business, even if such action is successfully defended.
U.S. Healthcare Reform
In the United States there have been, and continue to be, proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of health care and, more generally, to reform the U.S. healthcare system. The pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the ACA was enacted, which intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow-on
biologic products, (ii) proscribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual nondeductible fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics, apportioned among these entities according to their market share in certain government healthcare programs, (v) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (now 70%) point of-sale
discounts off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health program, (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (ix) established a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.
The current U.S. presidential administration and Congress have, and Tempest expects they will continue to, seek to modify, repeal, or otherwise invalidate all, or certain provisions of, the ACA. By way of example, the Tax Cuts and Jobs Act of 2017, or the Tax Act, was enacted and included, among other things, a provision that repealed, effective January 1, 2019, the tax-based
shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. There have been subsequent challenges to the constitutionality of the ACA following the repeal of the individual mandate. The case is currently pending before the U.S. Supreme Court, although it is unclear when a decision will be made or how the Supreme Court will rule. It is also unclear how other efforts to repeal, replace or challenge the ACA will impact the ACA. Tempest cannot predict the ultimate content, timing or effect of any healthcare reform legislation or the impact of potential legislation on its business.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. United States federal government agencies also currently face potentially significant spending reductions, which may further impact healthcare expenditures. On August 2, 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2020, unless additional Congressional action is taken. Moreover, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If federal spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve research and development, manufacturing, and marketing activities, which may delay Tempest’s ability to develop, market and sell any products Tempest may develop.
Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.
Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the current U.S. presidential administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket
drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket
pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket
expenses, and place limits on pharmaceutical price increases. In addition, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. HHS, has solicited feedback on some of these measures and has implemented others under existing authority. Although a number of these, and other potential, proposals will require additional authorization to become effective, Congress and the current U.S. presidential administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA authorization under an FDA expanded access program; however, manufacturers are not obligated to provide investigational new drug products under the current federal right to try law.
Facilities
Tempest’s corporate headquarters are located at 7000 Shoreline Court, Suite 275, South San Francisco, California 94080 where it occupies approximately 9,780 square feet of research and development laboratory and related office space under a lease that ends in February 2024 . Tempest believes that its existing facilities meet its current needs. Tempest may need additional office space in the future as it continues to build its development, commercial and support teams. Tempest believes that it can find suitable additional space in the future on commercially reasonable terms.
Employees
As of March 31, 2021, Tempest had 14 employees, including eight holding Ph.D., M.D., JD, and/or LL.M. degrees, Tempest’s employees have established internal expertise in chemistry, biochemistry, molecular biology, immunology, pharmacology, toxicology, pre-clinical
development, regulatory and quality, translational medicine, and early-to-late-stage
clinical development, as well as finance, business development and strategic transactions. None of Tempest’s employees are represented by a labor union or covered by collective bargaining agreements. Tempest will continue to add experienced and talented scientists in areas, such as medicinal chemistry, that Tempest believes are critical for the discovery of highly differentiated small-molecule compounds.
Legal Proceedings
Tempest may from time to time be involved in various legal proceedings and other matters arising in the normal course of business. In the future Tempest may also institute additional legal proceedings to enforce its rights and seek remedies, such as monetary damages, injunctive relief and declaratory relief. Tempest cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on Tempest because of diversion of management time and attention as well as the financial costs related to resolving such disputes.

MILLENDO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Millendo’s financial condition and results of operations in conjunction with the financial statements and the related notes, each included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect Millendo’s plans, estimates, beliefs and expectations that involve risks and uncertainties. Millendo’s actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statement.”
Overview
Millendo is a biopharmaceutical company that was previously primarily focused on developing novel treatments for endocrine diseases where current therapies do not exist or are insufficient. The endocrine system is a collection of glands that secrete hormones into the blood stream to regulate a number of functions, including appetite, metabolism, growth, development and reproduction. Diseases of the endocrine system can cause multiple and varied symptoms, including appetite dysregulation, metabolic dysfunction, obesity, cardiovascular disease, menstrual irregularity, hirsutism, and infertility.
Millendo had been developing livoletide
(AZP-531)
as a potential treatment for Prader-Willi syndrome, or PWS, a rare and complex genetic endocrine disease characterized by hyperphagia, or insatiable hunger. As previously announced, Millendo discontinued the development of livoletide as a potential treatment for PWS in April 2020, including the
9-month
extension study and the initiation of the Phase 3 ZEPHYR trial. The decision to discontinue the PWS program was based on results from the Phase 2b ZEPHYR study, which showed that treatment with livoletide did not result in a statistically significant improvement in hyperphagia and food-related behaviors as measured by the Hyperphagia Questionnaire for Clinical Trials
(HQ-CT)
compared to placebo. Millendo does not expect to incur future material expenses related to its livoletide program for the treatment of PWS.
In an effort to streamline costs after discontinuing its PWS program, Millendo eliminated employee positions representing approximately 30% of its prior headcount, which were completed in the second quarter of 2020. Millendo also began evaluating corporate strategic plans to prioritize and allocate resources to its remaining product candidates at the time and any future pipeline assets.
Millendo had also been developing nevanimibe
(ATR-101)
as a potential treatment for patients with classic congenital adrenal hyperplasia, or CAH, a rare, monogenic adrenal disease that requires lifelong treatment with exogenous cortisol, often at high doses. As Millendo previously announced, it elected to cease investing in the development of nevanimibe as a potential treatment for CAH in June 2020. The decision to cease investment in the CAH program was based on the interim review of results from the Phase 2b clinical study and the changing competitive environment. Results from 10 subjects, nine from cohort 1 and one from cohort 2, with at least 12 weeks of treatment with nevanimibe in this open-label, continuous dose escalation study showed that one patient (10%) met the primary endpoint of achieving
17-hydroxyprogesterone
(17-OHP)
levels less than or equal to
2-times
the upper limit of normal. Treatment under the amended protocol with dose titration starting at 500 mg BID improved tolerability of nevanimibe. Millendo does not expect to incur future material expenses related to its nevanimibe program for the treatment of CAH as it is no longer developing this program.
Millendo had also been developing a selective neurokinin
3-receptor
(NK3R) antagonist
(MLE-301)
as a potential treatment of vasomotor symptoms, or VMS, commonly known as hot flashes and night sweats, in menopausal women. As previously announced, in January 2021, Millendo discontinued further investment in
MLE-301
for the treatment of VMS based on an analysis of the pharmacokinetic and pharmacodynamic data from the single ascending dose portion of the Phase 1 study. Given Millendo’s limited expected financing options, it began exploring an expanded range of strategic alternatives that included, but was not limited to, the potential sale or merger of Millendo or its assets.
In January 2021, as a result of its decision to discontinue Millendo’s investment in
MLE-301,
Millendo’s board of directors also approved a corporate restructuring plan, or the Plan, furthering Millendo’s ongoing efforts to align its resources with its current strategy and operations. In connection with the Plan, Millendo plans to reduce its workforce by up to 85%, with the majority of the reduction in personnel expected to be completed by April 15, 2021. Millendo initiated this reduction in force in January 2021 and expects to provide severance payments and continuation of group health insurance coverage for a specified period to the affected employees. Millendo has also entered into retention arrangements with employees who are expected to remain with Millendo. Millendo estimates that it will incur costs of approximately $5.5 million for termination benefits and retention arrangements related to the Plan, substantially all of which will be cash expenditures.
Millendo had also been investigating nevanimibe
(ATR-101)
as a potential treatment for patients with endogenous Cushing’s syndrome, or CS, a rare endocrine disease characterized by excessive cortisol production from the adrenal glands. As a result of slower than anticipated enrollment in its CS Phase 2 clinical trial, Millendo elected to discontinue the trial in August 2019 and is no longer developing nevanimibe for the treatment of CS.
In 2020, Millendo undertook a strategic review process, which was intended to result in an actionable plan that leverages its assets, capital and capabilities to maximize stockholder value. Following an extensive process of evaluating strategic alternatives, including identifying and reviewing potential candidates for a strategic acquisition or other transaction, on March 29, 2021, Millendo entered into the Merger Agreement with Tempest under which the privately held Tempest will merge with a wholly owned subsidiary of Millendo. If the merger with Tempest is completed, the business of Tempest will continue as the business of the combined company.
Millendo expects to devote significant time and resources to the completion of the merger. However, there can be no assurances that such activities will result in the completion of the merger. Further, the completion of the merger may ultimately not deliver the anticipated benefits or enhance shareholder value. If the merger is not completed, Millendo will reconsider its strategic alternatives. Millendo considers one of the following courses of action to be the most likely alternatives if the merger is not completed:

•
Dissolve and liquidate its assets
. If, for any reason, the merger does not close, Millendo’s board of directors may conclude that it is in the best interest of stockholders to dissolve Millendo and liquidate its assets. In that event, Millendo would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There would be no assurances as to the amount or timing of available cash remaining to distribute to stockholders after paying its obligations and setting aside funds for reserves.

•	Pursue another strategic transaction . Millendo may resume the process of evaluating a potential strategic transaction in order to attempt another strategic transaction like the merger.

•	Operate its business. Although less likely than the alternatives above, Millendo’s board of directors may elect to seek new product candidates for development.
Historical Business and Programs
Since Millendo’s inception in January 2012, its operations have focused on conducting preclinical studies and clinical trials, acquiring technology and assets, organization and staffing, business planning, and raising capital. Millendo has devoted substantial effort and resources to acquiring its previous four product candidates, livoletide, nevanimibe, and
MLE-301,
as well as MLE4901, which Millendo ceased developing in 2017. Millendo acquired livoletide in connection with its acquisition of Alizé Pharma SAS, or Alizé, in December

2017. Millendo
in-licensed
nevanimibe from the Regents of the University of Michigan, or the University of Michigan, in June 2013. Millendo licensed
MLE-301
from F.
Hoffmann-La
Roche Ltd and
Hoffman-La
Roche Inc. (collectively, “Roche”), in October 2018. Millendo does not have any product candidates approved for sale and has not generated any revenue from product sales. Millendo has funded its operations primarily through the sale and issuance of common stock, preferred stock and convertible promissory notes, proceeds received from the OvaScience Merger as well as borrowings under term loans.
Since inception, Millendo has incurred significant operating losses and negative operating cash flows and there is no assurance that it will ever achieve or sustain profitability. Millendo’s net losses were $36.4 million and $44.6 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, it had an accumulated deficit of $245.1 million. Millendo expects to continue to incur significant expenses and operating losses for the foreseeable future.
Merger Agreement
After conducting a diligent and extensive process of evaluating strategic alternatives for Millendo and identifying and reviewing potential candidates for a strategic acquisition or other transaction, which included the careful evaluation and consideration of proposals from interested parties, and following extensive negotiation with Tempest, on March 29, 2021, Millendo, Merger Sub, a wholly owned subsidiary of Millendo, and Tempest entered into the Merger Agreement. More information regarding the merger and the terms of the Merger Agreement are discussed throughout this proxy statement/prospectus, particularly in “
The Merger
” and “
The Merger Agreement
”.
Financing
In December 2019, Millendo sold 4,791,667 shares of common stock pursuant to an underwriting agreement, or the Underwriting Agreement, with Citigroup Global Markets Inc. and SVB Leerink LLC, as representatives of the several underwriters named therein, or the Underwriters, for net proceeds to Millendo of approximately $26.5 million, after deducting underwriting discounts and commissions and other offering expenses payable by Millendo. The price to the public in this offering was $6.00 per share and resulted in the sale of 4,166,667 shares of Millendo’s common stock for net proceeds to Millendo of approximately $23.0 million, after deducting underwriting discounts and commissions and other offering expenses. In addition, the Underwriters purchased an additional 625,000 shares of Millendo’s common stock at the public offering price of $6.00 per share pursuant to a purchase option granted to them under the Underwriting Agreement, resulting in net proceeds to Millendo of approximately $3.5 million, after deducting underwriting discounts and commissions.
The offering was made pursuant to Millendo’s registration statement on Form
S-3
(Registration Statement
No. 333-230749),
which was declared effective by the Securities and Exchange Commission on April 18, 2019, and a prospectus supplement thereunder.
At-the-Market
Equity Distribution Agreement
In April 2019, Millendo entered into an
“at-the-market”,
or ATM, equity distribution agreement with Citigroup Global Markets Inc., acting as sole agent with an aggregate offering value of up to $50.0 million. Subject to the terms of the ATM equity distribution agreement, Millendo is able to determine, at its sole discretion, the timing and number of shares to be sold under this ATM facility. In March 2020, Millendo amended and restated the equity distribution agreement to include SVB Leerink LLC as an additional sales agent for the ATM. In March 2020, Millendo sold 719,400 shares of its common stock under its ATM equity distribution agreement for net proceeds of approximately $5.5 million. Millendo does not expect to sell additional shares under this ATM facility.
Sales of Millendo’s common stock pursuant to the ATM equity distribution agreement have been made pursuant to its registration statement on Form
S-3
(Registration Statement
No. 333-230749),
which was declared effective by the Securities and Exchange Commission on April 18, 2019.

COVID-19
Business Update
With the global impacts of the ongoing
COVID-19
pandemic continuing in the fourth quarter of 2020, Millendo is maintaining the business continuity plans it established and implemented in the first quarter of 2020, which are designed to address and mitigate the impact of the
COVID-19
pandemic on it employees, operations and business. While Millendo is experiencing limited financial impacts from the pandemic at this time, given the global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic, its business, financial condition, and results of operations, could be materially adversely affected. Millendo continues to closely monitor the
COVID-19
situation as it evolves its business continuity plans and response strategy. In March 2020, Millendo’s global workforce transitioned to working remotely. Throughout the fourth quarter of 2020, Millendo continued its plan to allow some employees to return to the office voluntarily, which was based on a phased approach that is principles-based, flexible and local in design, with a focus on employee safety and optimal work environment. Millendo’s current plans remain fluid as federal, state and local guidelines, rules and regulations continue to evolve.
OvaScience Merger
On December 7, 2018, OvaScience, Inc., or OvaScience, now known as Millendo Therapeutics, Inc. completed its reverse merger (the “OvaScience Merger”), with what was then known as “Millendo Therapeutics, Inc.,” or Private Millendo, in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated as of August 8, 2018, as amended on September 25, 2018 and November 1, 2018 (the “OvaScience Merger Agreement”). OvaScience’s shares of common stock listed on The Nasdaq Capital Market, previously trading through the close of business on Friday, December 7, 2018 under the ticker symbol “OVAS,” commenced trading on The Nasdaq Capital Market, under the ticker symbol “MLND,” on Monday, December 10, 2018.
In August 2018, Private Millendo issued convertible promissory notes (the “Notes”), to several of its existing investors and received cash proceeds of $8.0 million. The Notes accrued simple interest of 6.0% per annum. Additionally, immediately prior to the OvaScience Merger, Private Millendo issued and sold an aggregate of 1,320,129 shares of Private Millendo common stock for total net proceeds of approximately $20.1 million, or the
Pre-Closing
Financing, to certain existing stockholders of Private Millendo.
In connection with the OvaScience Merger, each outstanding share of Private Millendo capital stock converted into shares of OvaScience’s common stock, and each outstanding option or warrant to purchase Private Millendo capital stock converted into the right to receive shares of OvaScience’s common stock. At the Closing of the OvaScience Merger, Private Millendo stockholders received an aggregate of 8,789,628 shares of OvaScience common stock, which includes 1,320,129 shares of common stock issued to the investors in the
Pre-Closing
Financing, Private Millendo option holders received options to purchase 1,874,158 shares of OvaScience common stock and Private Millendo warrant holders received warrants to purchase 17,125 shares of OvaScience common stock. In addition, upon the Closing of the OvaScience Merger, all principal and interest underlying the Notes converted into 499,504 shares of OvaScience common stock.
Immediately following the OvaScience Merger, Private Millendo became a wholly-owned subsidiary of OvaScience. Upon consummation of the OvaScience Merger, or the Closing, OvaScience adopted the business plan of Private Millendo and discontinued the pursuit of OvaScience’s business plan pre-Closing. The
OvaScience Merger was accounted for as a reverse recapitalization with Private Millendo as the accounting acquirer. On the OvaScience Merger date, the primary pre-combination
assets of OvaScience was cash, cash equivalents and marketable securities. At the time of the OvaScience Merger, OvaScience had net assets of $38.0 million, which was comprised primarily of cash, cash equivalents and marketable securities.
Following the Closing of the OvaScience Merger, on December 7, 2018, Millendo issued and sold an aggregate of 1,230,158 shares of common stock to an institutional investor for $16.258065 per share, for total net proceeds of approximately $18.7 million.

Integration of OvaScience
Leading up to the closing date of the OvaScience Merger, OvaScience had agreed to terminate, assign or otherwise fully discharge substantially all obligations under all contracts to which OvaScience or its subsidiaries were a party, wind-down the operations, and dissolve certain subsidiaries. OvaScience has closed their offices and all employees were terminated or resigned prior to or at the closing. All operations are drawing to a close that were not already wound down prior to closing.
Acquisition of Alizé
In December 2017, Private Millendo entered into agreements to acquire 100% of the outstanding ownership interests of Alizé, a privately held biotechnology company based in Lyon, France focused on the development of a treatment for patients with PWS, through its lead product candidate, livoletide.
In December 2017, Millendo acquired 83.6% of the issued and outstanding share capital of Alizé pursuant to a Share Sale and Contribution Agreement. The consideration included an upfront payment of $1.0 million, and the issuance of Private Millendo’s Series
A-1
preferred stock, Series
B-1
preferred stock, and
common-1
stock, which upon consummation of the OvaScience Merger were converted to shares of Milledno common stock. In December 2018, Millendo acquired the remaining 16.4% of Alizé’s issued and outstanding share capital from Otonnale SAS, or Otonnale. The consideration included a cash payment of $0.8 million and the issuance of the 442,470 shares of Millendo common stock.
The Share and Contribution Agreement with Alizé was accounted for as an asset acquisition as substantially all of the fair value of the gross assets acquired was concentrated in the livoletide development program. The $63.8 million in estimated fair value allocated to livoletide was expensed, as Millendo determined the asset has no alternative future use. The total consideration given, net of cash acquired was $63.1 million. The assets acquired and liabilities assumed as of the acquisition date were $65.3 million and $2.2 million, respectively, for net assets acquired of $63.1 million.
Components of Results of Operations
Research and development expense
Research and development expense consist primarily of costs incurred in connection with the development of Millendo’s product candidates. Millendo expenses research and development costs as incurred. These expenses include:

•	personnel expenses, including salaries, benefits and stock-based compensation expense;

•
costs of funding research performed by third-parties, including pursuant to agreements with contract research organizations, or CROs, as well as investigative sites and consultants that conduct Millendo’s preclinical studies and clinical trials;

•
expenses incurred under agreements with contract manufacturing organizations, or CMOs, including manufacturing scale-up
expenses and the cost of acquiring and manufacturing preclinical study and clinical trial materials;

•	payments made under Millendo’s third-party licensing agreements;

•	consultant fees and expenses associated with outsourced professional scientific development services;

•	expenses for regulatory activities, including filing fees paid to regulatory agencies; and

•	allocated expenses for facility costs, including rent, utilities, depreciation and maintenance.
Milestone payment obligations incurred prior to regulatory approval of a product candidate, which are accrued when the event requiring payment of the milestone occurs are included in research and development expense.

Millendo typically uses its employee, consultant and infrastructure resources across its development programs. Millendo tracks certain outsourced development costs by product candidate, but does not allocate all personnel costs or other internal costs to specific product candidates.
The following table summarizes Millendo’s research and development expenses by product candidate, personnel expense and other expenses for the years ended December 31, 2020 and 2019, respectively:

	Year Ended December 31,
	2020	2019
	(in thousands)
Livoletide expenses	$8,086	$14,702
Nevanimibe expenses	965	2,899
MLE-301 expenses	5,211	2,723
Personnel expenses	5,501	6,559
Other expenses	611	960

Total	$20,374	$27,843

Millendo’s research and development costs related to livoletide and nevanimibe have decreased significantly due to its decision to discontinue the livoletide and nevanimibe programs based on results from the Phase 2b ZEPHYR study in PWS and the Phase 2b clinical study in CAH, respectively. All costs, including estimated program closeout costs associated with these programs, were primarily recognized during the second quarter of 2020. Any revisions to estimated program closeout costs have been recognized as of December 31, 2020. Future expenses may be recorded as a result of changes to these estimated costs as closeout activities continue. Millendo’s research and development costs related to
MLE-301
increased significantly due to preclinical studies and clinical trials during 2020, however, Millendo expects future costs to decrease significantly due to its decision in January 2021 to discontinue the
MLE-301
program based on the data from the single ascending dose portion of the Phase 1 study.
If Millendo decides to resume product candidate development, the successful development of any future product candidates would be highly uncertain. Millendo is also unable to predict when, if ever, material net cash inflows would commence from sales of any future product candidates that it may develop due to the numerous risks and uncertainties associated with clinical development, including risks and uncertainties related to:

•	the ongoing COVID-19 pandemic, including the potential impact on various aspects and stages of the clinical development process;

•	the number of clinical sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that ultimately participate in the trials;

•	the number of doses patients receive;

•	the duration of patient follow-up and number of patient visits;

•	the results of Millendo’s clinical trials;

•	the establishment of commercial manufacturing capabilities;

•	the receipt of marketing approvals; and

•	the commercialization of product candidates.
Millendo may never succeed in obtaining regulatory approval for any future product candidates it may develop.

General and administrative expense
General and administrative expense consists primarily of personnel expenses, including salaries, benefits and stock-based compensation expense, for employees in executive, finance, accounting, business development, legal and human resource functions. General and administrative expense also includes corporate facility costs, including rent, utilities, depreciation and maintenance, not otherwise included in research and development expense, as well as legal fees related to intellectual property and corporate matters and fees for accounting, recruiting and consulting services. Millendo expects its general and administrative expenses to increase during the first half of 2021 due to its corporate restructuring plan and the proposed merger.
Interest income, net
Interest income represents amounts earned on Millendo’s cash, cash equivalents and restricted cash balances.
Results of operations
Comparison of the years ended December 31, 2020 and 2019

	Year Ended December 31,
	2020	2019
	(in thousands)
Operating expenses:
Research and development	$20,374	$27,843
General and administrative	15,598	17,556

Loss from operations	35,972	45,399

Other expenses:
Interest income, net	(155)	(1,038)
Other loss	589	207

Net loss	$36,406	$44,568

Research and development expense
Research and development expense decreased by $7.5 million to $20.4 million for the year ended December 31, 2020 from $27.8 million for the year ended December 31, 2019. The following table summarizes Millendo’s research and development expenses for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
	(in thousands)
Preclinical and clinical development expense	$14,262	$20,324
Compensation expense, other than stock-based compensation	4,524	5,260
Stock-based compensation expense	977	1,299
Other expenses	611	960

Total research and development expense	$20,374	$27,843

The increase in total research and development expense is attributable to:

•
a $6.1 million decrease in preclinical and clinical development expense primarily related to decrease spend due to discontinuing the development of the livoletide and nevanimibe programs offset by increased spend on
MLE-301;

•
a $1.1 million decrease in compensation and stock-based compensation expenses primarily due to the reduction in force completed in the second quarter of 2020, as a result of the discontinuance of the livoletide program; and

•	a $0.3 million decrease in other expenses mainly related to a reduction in travel in connection with the COVID-19 pandemic and allocated overhead due to fewer research and development personnel.
General and administrative expense
General and administrative expense decreased by $2.0 million to $15.6 million for the year ended December 31, 2020 from $17.6 million for the year ended December 31, 2019. The decrease was primarily due to lower professional fees and travel costs. Professional fees decreased $2.9 million mainly as a result of lower legal, accounting and consulting fees incurred as compared to the prior period. The decrease in these fees was due to lower expenditures on preparations for certain public reporting requirements in 2020 as compared to 2019, as well as lower consulting fees incurred related to assessing market opportunities for previous product candidates. Travel costs decreased $0.3 million as a result of a reduction in business travel in connection with the
COVID-19
pandemic. These decreases were partially offset by increases in compensation expenses, including stock-based compensation, as well as increases in insurance, rent and facility related expenses. Compensation and stock-based compensation increased by $0.8 million as a result of termination benefits paid in connection with Millendo’s reduction in force in the second quarter of 2020 and additional options granted in 2020. Insurance, rent and facility related expenses increased $0.4 million. These increases were due to higher insurance premiums and costs for additional leased office space compared to the prior period.
Interest income, net
Interest income, net decreased by $0.9 million to $0.2 million net interest income for the year ended December 31, 2020 from $1.0 million net interest income for the year ended December 31, 2019. The change was primarily due to lower interest income received as a result of lower cash, cash equivalent and restricted cash balances and lower interest rates.
Other loss
Other loss increased by $0.4 million to $0.6 million for the year ended December 31, 2020 from $0.2 million for the year ended December 31, 2019. The increase was due to higher foreign currency losses as a result of exchange rate fluctuations on transactions denominated in a currency other than Millendo’s functional currency.
Liquidity and Capital Resources
The following table sets forth the primary uses of cash and cash equivalents for each year set forth below:

	Year Ended December 31,
	2020	2019
	(in thousands)
Net cash used in operating activities	$(30,435)	$(41,222)
Net cash (used in) provided by investing activities	(26)	3,988
Net cash provided by financing activities	5,386	26,943
Effect of foreign currency exchange rate changes on cash	221	33

Net decrease in cash, cash equivalents and restricted cash	$(24,854)	$(10,258)

Uses of funds
Operating activities
During the year ended December 31, 2020, Millendo used $30.4 million of cash to fund operating activities. During the year ended December 31, 2020, cash used in operating activities reflected Millendo’s net loss of $36.4 million offset by non-cash
charges of $5.7 million, principally related to stock-based compensation, amortization of its right-of-use
assets and the foreign currency remeasurement loss and a net change in operating assets and liabilities of $0.3 million.
During the year ended December 31, 2019, Millendo used $41.2 million of cash to fund operating activities. During the year ended December 31, 2019, cash used in operating activities reflected its net loss of $44.6 million and a net change in operating assets and liabilities of $2.0 million, offset by non-cash
charges of $5.4 million, principally related to stock-based compensation.
Investing activities
During the year ended December 31, 2020, Millendo paid $26,000 in purchases of property and equipment. During the year ended December 31, 2019, Millendo received $4.4 million in net proceeds from the sale of marketable securities offset by $0.4 million in purchases of property and equipment.
Financing activities
During the year ended December 31, 2020, Millendo received proceeds of $5.5 million received from the issuance of common stock, net of issuance costs paid. See Note 1 of Millendo’s Consolidated Financial Statements in this proxy statement/prospectus for additional information related to the issuance of common stock.
During the year ended December 31, 2019, Millendo received proceeds of $0.5 million from the exercise of options and warrants, and $26.7 million in proceeds received from the issuance of common stock, net of issuance costs paid. See Note 1 of Millendo’s Consolidated Financial Statements in this proxy statement/prospectus for additional information related to the issuance of common stock. These proceeds were offset by $0.2 million for the repayment of debt.
Funding requirements
Millendo expects its expenses to decrease as a result of its discontinuing the development of livoletide, nevanimibe and
MLE-301
as compared to previous operations. However, Millendo expects to continue to incur costs associated with operating as a public company. Accordingly, it will need to obtain substantial additional funding in connection with its continuing operations. If Millendo is unable to raise capital when needed or on attractive terms, it may be forced to liquidate its assets. The
COVID-19
pandemic continues to rapidly evolve and has already resulted in a significant disruption of global financial markets. If the disruption persists and deepens, Millendo could experience an inability to access additional capital, which could in the future negatively affect its operations.
In April 2019, Millendo entered into an ATM equity distribution agreement with Citigroup Global Markets Inc. acting as sole agent with an aggregate offering value of up to $50.0 million. Subject to the terms of the ATM equity distribution agreement, Millendo is able to determine, at its sole discretion, the timing and number of shares to be sold under this ATM facility. In March 2020, Millendo amended and restated the equity distribution agreement to include SVB Leerink LLC as an additional sales agent for the ATM. In March 2020, Millendo sold 719,400 shares of its common stock under its ATM equity distribution agreement for net proceeds of approximately $5.5 million. Millendo does not expect to sell additional shares under this ATM facility.

As of December 31, 2020, Millendo had cash, cash equivalents and restricted cash of $38.7 million, which it believes are sufficient to fund its planned operations through at least the next 12 months.
Millendo’s future capital requirements will depend on the results of its ongoing strategic evaluation, including whether it completes the merger with Tempest. If the merger is not completed, Millendo will reconsider its strategic alternatives which may include a dissolution of Millendo, pursuit of another strategic transaction or the continued operation of product development. In the event Millendo resumes product candidate development, its future capital requirements will depend on many factors, including:

•	the scope, progress, results and costs of any future preclinical studies and clinical trials;

•	the scope, prioritization and number of any future research and development programs;

•	the costs, timing and outcome of regulatory review of any future product candidates;

•	Millendo’s ability to establish and maintain any future collaborations on favorable terms, if at all;

•	the extent to which Millendo is obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing any future intellectual property rights and defending intellectual property-related claims;

•	the extent to which Millendo acquires or in-licenses other product candidates and technologies;

•	the costs of securing manufacturing arrangements for commercial production; and

•	the costs of establishing or contracting for sales and marketing capabilities if Millendo obtains regulatory approvals to market any future product candidates.
Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and Millendo may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, any future product candidates, if approved, may not achieve commercial success.
If Millendo elects to resume product candidate development, it expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that Millendo raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting Millendo’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
If Millendo raises funds through additional collaborations, strategic alliances or licensing arrangements with third-parties, Millendo may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to Millendo. If Millendo is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that Millendo would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments
The following table summarizes Millendo’s commitments to settle contractual obligations at December 31, 2020:

	Year Ended December 31, 2020,
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(in thousands)
Operating leases (1)	$760	$1,589	$302	$—	$2,651
Long-term debt (2)	239	61	—	—	300
Licensing arrangements (3)	20	—	—	—	20	(4)

Total	$1,019	$1,650	$302	$—	$2,971	(4)

(1)	Reflects obligations pursuant to Millendo’s office leases in Ann Arbor, Michigan.

(2)
Reflects obligations pursuant to Millendo’s advance agreement with Bpifrance Financing. In December 2017, in connection with Millendo’s acquisition of Alizé, it assumed €0.7 million of debt that Alizé had outstanding with Bpifrance Financing. No interest is charged or accrued with respect to the debt. Millendo is required to make quarterly principal payments between €17,500 to €50,000 per quarter through maturity. In addition to the quarterly payments, Millendo could be obligated to pay, if applicable, no later than March 31 of each year starting from January 1, 2016, a reimbursement annuity equal to 20% of the proceeds generated by Millendo from license, assignment or revenue-generating use of the livoletide program. Millendo is permitted to repay the debt at any time.

(3)
Reflects obligations pursuant to Millendo’s license agreements with the University of Michigan, other than contingent obligations to make milestone and royalty payments where the amount, likelihood and timing of such payments are not fixed or determinable. Contingent payments pursuant to Millendo’s license agreements with Erasmus University Medical Center and Roche are also excluded from the above table.

(4)
Millendo is obligated to pay the University of Michigan minimum royalties of $20,000 per year from 2020 to 2023 and $0.2 million per year beginning in 2024 through expiration of the term of the license agreement. All such amounts due after December 31, 2023 are excluded from the table above because the duration of the license agreement is not determinable. On March 5, 2021, Millendo notified the University of Michigan of its decision to terminate the UM License Agreement, which termination shall be effective as of April 30, 2021, as agreed with the University of Michigan. As a result, Millendo expects its expenditures under this agreement to decrease in the year ending December 31, 2021.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that Millendo can cancel without a significant penalty.
Off-Balance
Sheet Arrangements
Millendo does not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance
sheet arrangements or other contractually narrow or limited purposes. Millendo does not engage in off-balance
sheet financing arrangements. In addition, Millendo does not engage in trading activities involving non-exchange
traded contracts. Millendo therefore believes that it is not materially exposed to any financing, liquidity, market or credit risk that could arise if it had engaged in these relationships.

Critical Accounting Policies
Millendo’s Consolidated Financial Statements are prepared in accordance with U.S. GAAP. The preparation of Millendo’s Consolidated Financial Statements requires it to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of expenses during the reported period. Millendo bases its estimates on historical experience, known trends and events and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Millendo evaluates its estimates and assumptions on an ongoing basis. Millendo’s actual results may differ from these estimates under different assumptions and conditions.
Research and development expenses
Research and development expense consists primarily of costs incurred in connection with the development of Millendo’s product candidates. Millendo expenses research and development costs as incurred.
At the end of each reporting period, Millendo compares payments made to third-party service providers to the estimated progress toward completion of the applicable research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that it estimates has been made as a result of the service provided, Millendo may record net prepaid or accrued expense relating to these costs. As of December 31, 2020, Millendo had not made any material adjustments to its prior estimates of accrued research and development expenses.
Stock-based compensation
Millendo measures expense for all stock options based on the estimated fair market value of the award on the grant date. Millendo uses the Black-Scholes option pricing model to value its stock option awards. Millendo recognizes compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. Millendo has issued awards where vesting is subject to a performance condition and the recognition is based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon Millendo’s assessment of the probability that the performance condition will be met. Millendo has not issued awards where vesting is subject to a market condition. The fair market value of Millendo’s common stock is determined based on the closing price of its common stock on The Nasdaq Capital Market.
Recent Accounting Pronouncements
See Note 2 to Millendo’s Consolidated Financial Statements for a description of recent accounting pronouncements applicable to its Consolidated Financial Statement

TEMPEST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Tempest’s financial condition and results of operations together with Tempest’s financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion and other parts of this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties, such as its plans, objectives, expectations, intentions, and beliefs. Tempest’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors—Risks Related to Tempest’s Financial Position” included elsewhere in this proxy statement/prospectus.
Overview
Tempest is a clinical-stage oncology company focused on leveraging its deep scientific understanding of cancer biology and medicinal chemistry to develop and advance novel orally available therapies for the treatment of solid tumors. Tempest’s philosophy is to build a company based upon not only good ideas and creative science, but also upon the efficient translation of those ideas into therapies that will improve patient’s lives. To this end, Tempest is advancing TPST-1495 and TPST-1120, two product candidates in clinical trials that it believes are the first clinical stage molecules designed to treat their respective targets; and a third program in preclinical studies that could be the first to target
TREX-1,
a key cellular enzyme that regulates the innate immune response in tumors. TPST-1495 is a dual antagonist of EP2 and EP4, receptors of prostaglandin E2, and is currently in a Phase 1 trial in solid tumors. Tempest’s second program, TPST-1120, is a selective antagonist of peroxisome proliferator-activated receptor alpha, or PPARα, and is also in a Phase 1 trial in solid tumors. Tempest expects to report initial data from both these programs in the second half of 2021. Additionally, Tempest is advancing a third program targeting the three prime repair exonuclease, or
TREX-1,
for which Tempest expects to select a development candidate by the end of 2021. Beyond these three ongoing programs, Tempest plans to leverage its drug development and company-building experience along with academic relationships to identify promising new targets that may feed new programs into Tempest’s pipeline.
Tempest has no products approved for commercial sale and has not generated any revenue from product sales. From inception to December 31, 2020, Tempest has raised $100 million, through sales of convertible preferred stock.
Tempest has never been profitable and has incurred operating losses in each period since inception. Tempest’s net losses were $19.2 million and $14.4 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, Tempest had an accumulated deficit of $71.8 million. Substantially all of its operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations.
Tempest expects to incur significant expenses and increasing operating losses for at least the next several years as it initiates and continues the clinical development of, and seeks regulatory approval for, its product candidates and adds personnel necessary to advance its pipeline of clinical-stage product candidates. In addition, operating as a publicly traded company will involve the hiring of additional financial and other personnel, upgrading its financial information and other systems, and incurring substantial costs associated with operating as a public company. Tempest expects that its operating losses will fluctuate significantly from quarter to quarter and year to year due to timing of clinical development programs and efforts to achieve regulatory approval.
As of December 31, 2020, Tempest had cash and cash equivalents of $18.8 million. Tempest’s current capital resources are not sufficient to fund its planned operations for a
12-month
period without the merger and
pre-closing
common stock financing transaction. These matters raise substantial doubt about its ability to continue as a going concern. Tempest will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. Accordingly, Tempest will need to raise substantial additional capital to continue to fund its operations. The amount and timing of its future funding requirements will depend on many factors, including the pace and results of its clinical development efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on its financial condition and its ability to develop its product candidates.
Recent Events — Proposed Merger with Millendo
Following extensive negotiation with Millendo, on March 29, 2021, Tempest, Merger Sub, a wholly owned subsidiary of Millendo, and Millendo entered into the Merger Agreement. More information regarding the merger and the terms of the Merger Agreement are discussed throughout this proxy statement/prospectus, particularly in “
The Merger
” and “
The Merger Agreement
”.
The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Tempest will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the Merger: (1) Tempest stockholders will own substantial majority of the voting rights; (2) Tempest will designate a majority of the initial members of the board of directors of the combined organization; and (3) Tempest’s senior management will hold key positions in senior management of the combined organization. In addition, Millendo has ceased all research and development activities and substantially reduced its workforce. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Tempest issuing stock to acquire the net assets of Millendo. As a result of the Merger, the net assets of Millendo will be recorded at their acquisition-date fair value in the financial statements of Tempest and the reported operating results prior to the merger will be those of Tempest.
Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into Funding Agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo.
The consummation of the Tempest concurrent financing is subject to certain conditions, including the satisfaction or waiver of each of the conditions to the consummation of the merger set forth in the Merger Agreement.
Financial Operations Overview
Research and Development Expense
Research and development expenses represent costs incurred to conduct research and development, such as the development of Tempest’s product candidates. Tempest recognizes all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

•	salaries, benefits and stock-based compensation;

•	licensing costs;

•	allocated occupancy;

•	materials and supplies;

•	contracted research and manufacturing;

•	consulting arrangements; and

•	other expenses incurred to advance Tempest’s research and development activities.
The largest component of Tempest’s operating expenses has historically been the investment in research and development activities. Tempest expects research and development expenses will increase in the future as

Tempest advances its product candidates into and through clinical trials and pursues regulatory approvals, which will require a significant investment in costs of clinical trials, regulatory support and contract manufacturing and inventory build-up.
In addition, Tempest continues to evaluate opportunities to acquire or in-license
other product candidates and technologies, which may result in higher research and development expenses due to license fee and/or milestone payments, as well as added clinical development costs.
The process of conducting clinical trials necessary to obtain regulatory approval is costly and time consuming. Tempest may never succeed in timely developing and achieving regulatory approval for its product candidates. The probability of success of Tempest’s product candidates may be affected by numerous factors, including clinical data, competition, manufacturing capability and commercial viability. As a result, Tempest is unable to determine the duration and completion costs of Tempest’s development projects or when and to what extent Tempest will generate revenue from the commercialization and sale of any of its product candidates.
General and Administrative Expenses
General and administrative expenses consist of employee-related expenses, including salaries, benefits, travel and noncash stock-based compensation, for the Tempest personnel in executive, finance and accounting, and other administrative functions, as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs. Tempest expects to incur additional expenses as a result of becoming a public company following completion of the merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.
Other Income (Expense), Net
Other income (expense), net consists primarily of changes in carrying value of the convertible preferred stock tranche liability, interest income, and various income or expense items of a non-recurring
nature.
Results of Operations
Summary of the years ended December 31, 2020 and 2019

	Year ended December 31, 2020	Year ended December 31, 2019	Dollar Change
		(in thousands)
Expenses:
Research and development	$14,389	$17,867	$(3,478)
General and administrative	4,909	5,507	(598)

Total expenses	19,298	23,374	(4,076)

Operating loss	(19,298)	(23,374)	(4,076)

Interest income	90	264	(174)
Change in fair value of convertible preferred stock tranche liability	—	8,746	(8,746)
Provision for income taxes	—	(1)	1

Net loss	$(19,208)	$(14,365)	$(4,843)

Research and development
Tempest’s research and development expenses for the years ended December 31, 2020 and 2019 were primarily incurred in connection with Tempest’s most advanced product candidates, TPST-1120 and TPST-1495.

Tempest has not historically tracked research and development expense by program other than direct external expenses in conducting clinical trials for TPST-1120 and TPST-1495. Tempest typically has various early-stage research and drug discovery projects, as well as various potential product candidates undergoing clinical trials. Tempest’s internal resources, employees and infrastructure are not directly tied to any one research and drug discovery project and Tempest’s resources are typically deployed across multiple projects. As such Tempest does not maintain information regarding these costs incurred for these early-stage research and drug discovery programs on a project specific basis.
Research and development expense decreased by $3.5 million to $14.3 million for the year ended December 31, 2020 from $17.8 million for the year ended December 31, 2019. The following table summarizes Tempest’s research and development expenses for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019

	(in thousands)
Research and development outside services	$9,612	$14,281
Compensation expense, other than stock-based compensation	2,070	2,038
Stock-based compensation expense	389	191
Consulting and professional services	1,352	1,248
Other expenses	966	109

Total research and development expense	$14,389	$17,867

The decrease in total research and development expense is attributable to:

•
a $4.7 million decrease in research and development outside services expense primarily related to a decline in TPST-1120 related contract manufacturing of active pharmaceutical ingredient (API) and contract research associated with
IND-enabling
toxicology studies.

•	a $0.2 million increase in stock-based compensation expense primarily due to vesting acceleration of certain stock options related to termination of non-employee service agreements.

•	a $0.1 million increase in consulting and professional services primarily due to increases in clinical consulting support in 2020.

•	a $0.9 million increase in other expenses primarily related to increase in facilities-related expenses which were allocated to research and development departments.
General and administrative
General and administrative expenses decreased by $0.6 million to $4.9 million for the year ended December 31, 2020 from $5.5 million for the year ended December 31, 2019. The decrease was primarily due to a decline in overhead expenses, offset by increases in compensation and benefits expenses. Travel and entertainment expense also declined year over year due to COVID19-related travel restrictions.
Change in fair value of convertible preferred stock tranche liability
The change in fair value of convertible preferred stock tranche liability of $8.7 million was recognized as other income for the year ended December 31, 2019 compared to nil for the year ended December 31, 2020. The decrease was due to recognition of the change in fair value of the convertible preferred stock liability associated with the issuance of Series
B-1
convertible preferred stock in January 2020. Such change in fair value resulted in a liability balance of nil as of December 31, 2019.

Liquidity and Capital Resources
Sources of Liquidity
Since inception through December 31, 2020, Tempest’s operations have been financed primarily by net cash proceeds from the sale of its convertible preferred stock and issuance of debt. As of December 31, 2020, Tempest had $18.8 million in cash and cash equivalents and an accumulated deficit of $71.8 million. Tempest expects that its research and development and general and administrative expenses will increase, and, as a result, Tempest anticipates that it will continue to incur increasing losses in the foreseeable future. Therefore, Tempest will need to raise additional capital to fund its operations, which may be through the issuance of additional equity or through borrowings, including in connection with the merger, or through business development activities.
In January2021, Tempest entered into a loan agreement with a lender to borrow a term loan amount of $35.0 million to be funded in three tranches. Tranche A of $15.0 million was funded to Tempest on January 15, 2021. Tranche B of $10.0 million will be available through March 31, 2022 contingent upon achievement of each of the following: i) receipt of at least $50.0 million in Series C equity capital, ii) initiation of the Phase 1 combination study of TPST-1495 or monotherapy expansion study, and iii) initiation of Phase 2 trial of TPST-1120 or the 1L Triplet Collaboration study. Tranche C of $10.0 million is available at lender’s option. The term loan matures on August 1, 2025 and has an annual floating interest rate of 7.15% which is an Index Rate plus 7%. Index Rate is the greater of (i)
30-day
US LIBOR or (ii) 0.15%.
As described above under the section titled “
Recent Events
,” on March 29, 2021, Tempest entered into the Merger Agreement with Millendo, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a wholly owned subsidiary of Millendo will merge with and into Tempest, with Tempest becoming a wholly-owned subsidiary of Millendo and the surviving corporation of the merger. At the closing of the merger, each outstanding share of Tempest’s capital stock (including preferred stock) will be converted into the right to receive shares of common stock of Millendo pursuant to an exchange ratio calculation set forth in the Merger Agreement, and the equity holders of Tempest will become the majority owners (approximately 81.5%) of Millendo’s outstanding common stock on a fully-diluted basis upon the close of the merger. The exchange ratio may be adjusted pursuant to the terms of the Merger Agreement. At the closing of the merger, Millendo will be renamed Tempest Therapeutics, Inc.
Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into Funding Agreements with certain investors named therein, pursuant to which the investors agreed to purchase Tempest common stock at a purchase price of $0.85 per share for an aggregate purchase price of approximately $30.0 million.
Cash Flows
The following table summarizes Tempest’s cash flows for the years indicated:

	Year ended December 31, 2020	Year Ended December 31, 2019
		(in thousands)
Cash used in operating activities	$(19,017)	$(21,559)
Cash used in investing activities	(6)	(1,364)
Cash provided by financing activities	34,599	23,003

Net increase in cash and cash equivalents	$15,576	$80

Cash flows from operating activities
Cash used in operating activities for the year ended December 31, 2020 was $19.0 million, consisting of a net loss of $19.2 million, add back of non-cash
adjustments for depreciation, stock-based compensation and

non-cash
operating lease expense totaling $1.3 million, less changes in operating assets and liabilities of $1.1 million.
Cash used in operating activities for the year ended December 31, 2019 was $21.6 million consisting of a net loss of $14.4 million, add back of non-cash
adjustments for depreciation, stock-based compensation and
non-cash
operating lease expense totaling $0.8 million, which was offset by change in fair value of convertible preferred stock tranche liability of $8.7 million, plus changes in operating assets and liabilities of $0.7 million.
The year over year decrease in cash used in operating activities was primarily related to the decline in TPST-1120 outside services costs, especially costs related to API production and
IND-enabling
toxicology and safety pharmacology studies.
Cash flows from investing activities
Cash used in investing activities for all periods presented was related to purchases of property and equipment, primarily related to office, laboratory and computer equipment. In 2020, cash provided from investing activities was due to a repayment of a promissory note.
Cash flows from financing activities
Cash provided by financing activities for all periods presented was primarily related to proceeds from the issuance of Series
B-1
preferred stock, net of issuance costs and the issuance of common stock through exercise of stock options.
Future Funding Requirements
Tempest has not generated any revenue from product sales, and does not know when, or if, it will generate any revenue from product sales. Tempest does not expect to generate any revenue from product sales unless and until it obtains regulatory approval of and commercializes any of its product candidates. At the same time, Tempest expects its expenses to increase in connection with its ongoing development activities, particularly as Tempest continues the research, development and clinical trials of, and seeks regulatory approval for, its product candidates. In addition, subject to obtaining regulatory approval of any of its product candidates, Tempest anticipates that it will need substantial additional funding in connection with its continuing operations. Tempest plans to continue to fund its operations and capital requirements through equity financing, debt financing and/or business development activities, but there are no assurances that Tempest will be able to raise sufficient amounts of funding in the future on acceptable terms, or at all.
As of December 31, 2020, Tempest had cash and cash equivalents of $18.8 million. On January 15, 2021, Tempest entered into a loan agreement with a lender to borrow a term loan amount of $35.0 million to be funded in three tranches. Tranche A of $15.0 million was funded to Tempest on January 15, 2021. Tranche B of $10.0 million will be available through March 31, 2022 contingent upon achievement of each of the following: i) receipt of at least $50.0 million in Series C equity capital, ii) initiation of the Phase 1 combination study of TPST-1495 or monotherapy expansion study, and iii) initiation of Phase 2 trial of TPST-1120 or the 1L Triplet Collaboration study. Tranche C of $10.0 million is available at lender’s option. The term loan matures on August 1, 2025 and has an annual floating interest rate of 7.15% which is an Index Rate plus 7%. Index Rate is the greater of (i)
30-day
US LIBOR or (ii) 0.15%.
In March 2021, Tempest entered into the Merger Agreement with Millendo. Tempest’s present capital resources are not sufficient to fund its planned operations for a
12-month
period without the merger and the Tempest
pre-closing
financing transaction, and therefore, raise substantial doubt about Tempest’s ability to continue as a going concern. However, the cash expected from both Millendo and Tempest at closing, including the net proceeds of the Tempest pre-closing
financing, are expected to fund the further development of the combined company’s three oncology programs and operate the combined company into early 2023.

Until Tempest can generate a sufficient amount of product revenue to finance its cash requirements, it expects to finance its future cash needs primarily through the issuance of additional equity, borrowings and strategic alliances with partner companies. To the extent that Tempest raises additional capital through the issuance of additional equity or convertible debt securities, the ownership interest of Tempest’s stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Tempest’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Tempest raises additional funds through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Tempest may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to Tempest. If Tempest is unable to raise additional funds through equity or debt financings when needed, Tempest may be required to delay, limit, reduce or terminate its product development or commercialization efforts or grant rights to develop and market product candidates to third parties that Tempest would otherwise prefer to develop and market itself.
Other Contracts
Tempest enters into contracts in the normal course of business with various third parties for preclinical research studies, clinical trials, testing and other services. These contracts generally provide for termination upon notice, and therefore Tempest believes that its non-cancelable
obligations under these agreements are not material.
Off-Balance
Sheet Arrangements
Tempest has not entered into any
off-balance
sheet arrangements and does not have any holdings in variable interest entities.
Quantitative and Qualitative Disclosures about Market Risk
Tempest is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate fluctuation. As of December 31, 2020, and December 31, 2019, Tempest had cash and cash equivalents of approximately $18.8 million and $3.2 million, respectively, which consisted primarily of bank deposit and money market funds. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations of interest income have not been significant.
Critical Accounting Polices and Estimates
Tempest’s management’s discussion and analysis of financial condition and results of operations is based on its financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Tempest to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, Tempest evaluates these estimates and judgments. Tempest bases its estimates on historical experience and on various assumptions that Tempest believes to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially from these estimates. Tempest believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Accrued Research and Development Expenses
Tempest records accrued expenses for estimated costs of its research and development activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials and contract manufacturing activities. Tempest records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced, and Tempest includes these costs in accrued liabilities in the balance sheets and within research and development expense in the statement of operations. These costs are a significant component of Tempest’s research and development expense. Tempest records accrued expenses for these costs based on the estimated amount of work completed and in accordance with agreements established with these third parties.
Tempest estimates the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and the agreed-upon fee to be paid for such services. Tempest makes significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, Tempest adjusts its accrued estimates. Although Tempest does not expect its estimates to be materially different from amounts actually incurred, Tempest’s understanding of the status and timing of services performed, the number of patients enrolled and the rate of patient enrollment may vary from its estimates and could result in Tempest reporting amounts that are too high or too low in any particular period. Tempest’s accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from clinical research organizations and other third-party service providers.
Fair Value of Common Stock
The fair values of the shares of common stock underlying the share-based awards were estimated on each grant date by the board of directors. Tempest used the option-pricing method (OPM). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. Tempest applied a discount for lack of marketability to account for a lack of access to an active public market.
Application of this approach involves the use of estimates, judgment, and assumptions that are complex and subjective, such as those regarding the expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact the valuation and may have a material impact on the valuation of common stock which is the key input into the calculation of stock-based compensation.
Stock-based Compensation
Tempest recognizes noncash stock-based compensation expense related to stock-based awards to employees, non-employees
and directors, including stock options, based on the fair value on the grant date using the Black-Scholes option pricing model. The related stock-based compensation is recognized as expense on a straight line-basis over the employee’s, non-employee’s
or director’s requisite service period (generally the vesting period). Noncash stock compensation expense is based on awards ultimately expected to vest and is reduced by an estimate for future forfeitures.
In determining the fair value of stock options, Tempest uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.
Fair Value of Common Stock
—The fair value of the shares of common stock underlying stock options has historically been determined by Tempest’s board of directors. Because there has been no public market for its common stock, the board of directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of Tempest’s common stock, including important developments in its operations, sales of redeemable convertible preferred stock, actual operating results and financial performance, the conditions in the life sciences industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of its common stock, among other factors.

Expected Term
—Tempest’s expected term represents the period that the stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point
between the vesting date and the end of the contractual term) for employee options.
Expected Volatility
—Since Tempest is privately held and does not have any trading history for its common stock, the expected volatility is estimated based on the average volatility for comparable publicly traded biotechnology companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, or stage in the product development life cycle.
Risk-Free Interest Rate
—The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.
Expected Dividend
—Tempest has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, Tempest uses an expected dividend yield of zero.
For the years ended December 31, 2020 and 2019, stock-based compensation expense was $0.5 million and $0.3 million, respectively. Of the amount of $0.5 million in stock-based compensation expense, $0.4 million was recorded in research and development and $0.1 million was recorded in general and administrative for the year ended December 31, 2020. Of the amount of $0.3 million in stock-based compensation expense, $0.2 million was recorded in research and development and $0.1 million was recorded in general and administrative for the year ended December 31, 2019. As of December 31, 2020, Tempest had $1.0 million of total unrecognized stock-based compensation costs, net of estimated forfeitures, which it expects to recognize over a weighted-average period of 1.6 years.
Recent Accounting Pronouncements
See Note 2 to Tempest’s financial statements included elsewhere in this proxy statement/prospectus for information about recent accounting pronouncements, the timing of their adoption and Tempest’s assessment, to the extent it has made one yet, of their potential impact on Tempest’s financial condition or results of operations.
Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Tempest’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
In preparing Tempest’s financial statements as of and for the year ended December 31, 2020, management of Tempest identified material weaknesses in its internal control over financial reporting. The material weaknesses identified were as follows:

(i)
There was a material weakness in Tempest’s internal control environment over financial reporting as a result of insufficient resources with appropriate knowledge and expertise to design, implement, document and operate effective internal controls over financial reporting.

(ii)
There was a material weakness in Tempest’s internal control activities due to a failure in the design and implementation of controls to review clinical trial expenses, including the evaluation of the terms of clinical trial contracts. Specifically, Tempest failed to properly review and evaluate progress of expense incurred in clinical trial contracts which resulted in the inaccurate accrual of its clinical trial expenses.

Remediation of Material Weaknesses in Internal Control over Financial Reporting
Tempest’s management, under the supervision of its Chief Executive Officer, has undertaken a plan to remediate the material weaknesses identified above. The remediation efforts summarized below, which are in the process of being implemented, are intended to address the identified material weaknesses.

(i)
Tempest will seek to recruit and hire additional accounting personnel with appropriate experience, certification, education and training to help design, implement, document and operate effective internal controls over financial reporting; and

(ii)	Tempest will design and implement controls related to review of clinical trial expenses to properly evaluate progress of expense incurred in clinical trial contracts.
The combined company cannot assure you that the material weaknesses identified at Tempest will be remediated by the combined company on the timelines currently anticipated by Tempest, or at all, and/or that there will not be additional material weaknesses or significant deficiencies in the combined company’s internal control over financial reporting in the future.

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors
Executive Officers and Directors of the Combined Company Following the Merger
The combined company’s board of directors will initially be fixed at seven members, consisting of (i) one (1) current Millendo board member, namely Geoff Nichol, (ii) five (5) current Tempest board members, namely Stephen Brady, Mike Raab, Thomas Dubensky, Tom Woiwode, and Stella Xu, and (iii) one (1) member to be appointed by Tempest. The staggered structure of the current Millendo board of directors will remain in place for the combined company following the completion of the merger.
The following table lists the names and ages, as of March 31, 2021, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the merger:

Name	Age	Position
Executive Officers:
Stephen Brady	51	Chief Executive Officer and Director
Thomas Dubensky	63	President and Director
Samuel Whiting	55	Chief Medical Officer
Non-Employee Directors:
Geoff Nichol	66	Director
Mike Raab	55	Director
Tom Woiwode	49	Director
Stella Xu	50	Director
Executive Officers
Stephen Brady
was appointed president and chief operating officer of Tempest Therapeutics in September 2019.
Before Tempest, he served as executive vice president, strategy and finance at Immune Design, a biopharmaceutical company that was acquired by Merck in 2019. At Immune Design, Mr. Brady led the general and administrative functions at the company, including strategy, corporate development, finance and investor and public relations, and was instrumental in the company’s successful IPO, financings and eventual sale to Merck. Prior to Immune Design, he held roles of increasing responsibility in multiple biopharmaceutical companies, including as vice president of corporate development at Proteolix, where he had primary responsibility for the company’s business development activities and sale to Onyx Pharmaceuticals.
Thomas Dubensky, Ph.D.
became the CEO of Tempest Therapeutics in 2017 and has served as a member of the board of directors of Tempest since September 2017. Prior to Tempest, Tom was the Chief Scientific Officer of Aduro Biotech, where he led the development of first-in-class
STING agonists. Additionally, Tom has served executive and principal roles in leading discovery biology, development and clinical translation of multiple first-in-class
agents in cancer immunotherapy and infectious disease indications at several biotech companies, including Viagene, Chiron, Onyx, Cerus and Immune Design. Tom has an extensive publication and patent record. He received his BA in Bacteriology and Immunology from the University of California, Berkeley, his Ph.D. at the University of Colorado Health Sciences Center, conducted his post-doctoral studies at Harvard Medical School in the Department of Pathology, and received executive training at the University of California, San Diego, in the Executive Program for Scientist and Engineers.
Samuel Whiting, M.D., Ph.D.
has served as Tempest Therapeutic’s Chief Medical Officer since November 2020. Before Tempest, he was Senior Vice President of Clinical Development at Calithera Biosciences where he oversaw the clinical development of the oral small molecule glutaminase inhibitor teleglenastat and the clinical development of the Calithera’s pipeline CD73 inhibitor and served on Calithera’s Senior Management Team.

Prior to joining Calithera in 2016, Dr. Whiting held positions of increasing responsibility developing small molecule, targeted, immunotherapy, and cancer vaccine therapies (Medical Director, Senior Medical Director and Vice President of Research and Development) at Oncothyreon (subsequently Cascadian), VentiRx, and Gradalis Inc. Prior to his positions in the biotech industry, Dr. Whiting was an assistant professor of medical oncology at the University of Washington, assistant member of clinical research at the Fred Hutchinson Cancer Research Center, and clinical director of gastrointestinal (GI) oncology at the Seattle Cancer Care Alliance, where Dr. Whiting also maintained a clinical practice in GI oncology.    .
Non-Employee
Directors
Geoff
 Nichol
, M.B., Ch.B., M.B.A.,
 was appointed to Millendo’s board of directors in December 2019. Dr. Nichol has nearly 30 years’ experience in drug development. He has served as Chief Medical Officer at BioMarin Pharmaceutical Inc., where he manages an active portfolio of clinical development programs, since November 2016. From July 2011 to November 2016, he was Executive Vice President, Research and Development at Sangamo BioSciences, where he managed the preclinical development of several IND candidates. From September 2002 to January 2010, he was Senior Vice President of Development at Medarex, where he was responsible for a portfolio of clinical development programs. From February 1996 to September 2002, he was Vice President at Novartis, where he managed a clinical development therapeutic area, United States Medical Affairs, and Global Project and Portfolio Management. From December 1989 to February 1996, he held various positions up to Group Medical Director, Clinical Development at SmithKline Beecham, where he was responsible for anti-infective development and medical affairs. Dr. Nichol received a B.Med.Sc., M.B., Ch.B., or the equivalent of an M.D. in the U.S., from Otago University Medical School in New Zealand and an M.B.A. from Warwick University in the United Kingdom.
Mike Raab
has served as a member of the board of directors of Tempest since December 2018. Mr. Raab has served as Ardelyx’s president and chief executive officer since March 2009. Before Ardelyx, he was a partner at New Enterprise Associates (NEA), one of the world’s largest and most successful venture capital firms, where he specialized in healthcare investments focusing on the biotechnology and pharmaceutical sectors. Prior to joining NEA in 2002, Mr. Raab spent 15 years in commercial and operating leadership roles in the biotech and pharmaceutical industries. He was senior vice president, therapeutics and general manager of the renal division at Genzyme Corporation, a Sanofi company. In this position, he launched and oversaw the sales growth of sevelamer, the leading phosphate binder for the treatment of hyperphosphatemia, with over $1.0 billion in worldwide sales in 2013. Mr. Raab was also instrumental in the worldwide launch of Genzyme’s therapies for Gaucher disease, Ceredase and Cerezyme. Mike also spent two years with Genzyme’s diagnostic products and services division. Previous to Genzyme, he held business development and sales and marketing positions at Repligen and Bristol-Myers. Mr. Raab received his B.A. from DePauw University.
Tom Woiwode, Ph.D.
has served as a member of the board of directors of Tempest since March 2018. Dr. Woiwode has been working with Versant since 2002, and has served in both operational and investment roles during that time. He was the start-up
CBO for Amira (sale), Synosia (sale) and Flexion (2014 IPO), and was the COO of Okairos where he led the process that culminated in the acquisition by GSK. Since being promoted to Managing Director in 2014, Dr. Woiwode has assumed the lead role in multiple investments including Crispr (2016 IPO), Audentes (2016 IPO), Annapurna (merged to form Adverum), Gritstone (2018 IPO), Crinetics (2018 IPO), Jecure (sale) Anokion, Therachon, Vividion, Tempest, Aligos, CODA and Passage. Prior to joining Versant, he was a medicinal chemist at XenoPort, a start-up
biotech company that completed an IPO in 2005. Dr. Woiwode earned his Ph.D. in chemistry from Stanford University.
Stella Xu, Ph.D.
has served as a member of the board of directors of Tempest since March 2018. Dr. Xu is a Managing Director of Quan Capital, a life sciences venture fund with deep expertise in cross-board value creation and global investments, and a Board Director of ARMO Biosciences and Centrexion Therapeutics. Prior to Quan, she was a core member of the global management team for Roche’s Immunology, Inflammation & Infectious Diseases Areas, and VP/Site Head of Roche Innovation Center Shanghai. From 2012-2017, she led the integrated research & early development site of approximately 200 scientists, successfully delivered a world-class innovative pipeline from Discovery to global Clinical Development in 3 years, and pioneered novel development strategies in China. In addition, Dr. Xu had extensive global business development and licensing leadership experiences across deal types and disease areas in the US and Asia with Roche Partnering. She joined Roche from McKinsey US where she led management consulting engagements in diverse healthcare sectors from R&D to commercialization. Earlier in her career, Dr. Xu worked in biotech R&D in oncology and inflammation. Dr. Xu received her Ph.D. in Immunology from Northwestern University, and B.S. in Biophysics from Peking University.
Election of Officers
Tempest’s executive officers are appointed by, and serve at the discretion of, Tempest’s board of directors. There are no family relationships among any of Tempest’s directors or executive officers.
Board of Directors of the Combined Company Following the Merger
Millendo’s board of directors currently consists of eight directors divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the combined company following the completion of the merger. It is anticipated that the incoming directors will be appointed to applicable vacant director seats of the combined company board of directors.
There are no family relationships among any of the proposed combined company directors and officers.
Committees of the Board of Directors
Millendo’s board of directors currently has the following standing committees: audit committee, compensation committee and nominating and corporate governance committee. Following the completion of the merger the combined company will continue to have the following standing committees: audit committee, compensation committee and nominating and corporate governance committee.
Audit Committee
Millendo’s audit committee oversees its corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints its independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of Millendo’s quarterly consolidated financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered accounting firm on Millendo’s engagement team in accordance with requirements established by the SEC;

•
is responsible for reviewing Millendo’s consolidated financial statements and its management’s discussion and analysis of financial condition and results of operations to be included in its annual and quarterly reports to be filed with the SEC;

•	reviews Millendo’s critical accounting policies and estimates;

•
reviews, with Millendo’s independent registered public accounting firm and management, significant issues that may arise regarding Millendo’s accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of Millendo’s financial controls;

•	considers and approves or disapproves all related party transactions;

•	reviews the audit committee charter and the committee’s and its member’s performance at least annually; and

•	establishes procedures for the receipt, retention and treatment of complaints received by Millendo regarding financial controls, accounting or auditing matters.
The audit committee of the combined company is expected to retain these duties and responsibilities following the completion of the merger.
In connection with the closing of the merger, the combined company’s board of directors is expected to select members of the audit committee. To qualify as independent to serve on the combined company’s audit committee, listing standards of Nasdaq and the applicable SEC rules require that a director not accept any consulting, advisory or other compensatory fee from the combined company, other than for service as a director, or be an affiliated person of the combined company. Millendo and Tempest believe that, following the completion of the merger, the composition of the audit committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.
Compensation Committee
Millendo’s compensation committee oversees policies relating to compensation and benefits of its officers and employees. Among other matters, the compensation committee:

•	reviews and approves corporate performance goals and objectives relevant to the compensation of executive officers and other senior management, as appropriate;

•	reviews and recommends to the board the type and amount of compensation to be paid or awarded to board members;

•	evaluates and approves the compensation plans and programs advisable for Millendo, as well as evaluating and approving the modification or termination of existing plans and programs;

•
establishes policies with respect to equity compensation arrangements with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to Millendo;

•	reviews compensation practices and trends to assess the adequacy and competitiveness of Millendo’s compensation programs among comparable companies in its industry;

•
reviews and approves the terms of any employment agreements, severance arrangements, change-of-control
protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for Millendo’s executive officers and, as appropriate, other senior management;

•	approves any loans by Millendo (i) to its executive officers and (ii) to its employees who are non-executive officers where the amount of any such loan exceeds $10,000; and

•	administers equity compensation plans, pension and profit-sharing plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plan and programs.
The compensation committee of the combined company is expected to retain these duties and responsibilities following completion of the merger.

In connection with the closing of the merger, the combined company’s board of directors is expected to select members of the compensation committee. Each member of the combined company’s compensation committee is expected to be a
“non-employee”
director within the meaning of
Rule 16b-3
of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. Millendo and Tempest believe that, following the completion of the merger, the composition of the compensation committee will comply with the applicable requirements of the rules and regulations of Nasdaq.
Nominating and Corporate Governance Committee
Millendo’s nominating and corporate governance committee:

•	interviews, evaluates, nominates and recommends to the board of directors candidates for directorships;

•	performs periodic reviews of the performance of each member of the entire board of directors and its committees and recommends areas for improvement to the board and Millendo’s management;

•	oversees the corporate governance policies and reporting and makes recommendations to the board of directors concerning governance matters; and

•
reviews and evaluates, at least annually, the performance of the nominating and corporate governance committee and its members, including compliance by the nominating and corporate governance committee with its charter.

The nominating and corporate governance committee of the combined company is expected to retain these duties and responsibilities following completion of the merger.
In connection with the closing of the merger, the combined company’s board of directors is expected to select members of the nominating and corporate governance committee. Millendo and Tempest believe that, after the completion of the merger, the composition of the nominating and corporate governance committee will meet the requirements for independence under, and the functioning of such nominating and corporate governance committee will comply with, any applicable requirements of the rules and regulations of Nasdaq.
Compensation Committee Interlocks and Insider Participation
In connection with the closing of the merger, the combined company’s board of directors is expected to select members of the compensation committee. Each member of the compensation committee is expected to be a
“non-employee”
director within the meaning of
Rule 16b-3
of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed combined company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the completion of the merger.
Non-Employee
Director Compensation
Prior to the merger, Tempest did not have a formal policy to provide any cash or equity compensation to its non-employee
directors for their service on its board of directors or committees of its board of directors, nor did any non-employee
director receive any compensation for serving on Tempest’s board of directors. In connection with closing of the merger, it is expected that the combined company will provide compensation to non-employee
directors that is consistent with Millendo’s current practices, however, these director compensation policies may be re-evaluated
by the combined company and the compensation committee following the completion of the merger and may be subject to change.
Non-employee
directors are expected to receive an annual retainer fee and equity compensation in the form of a stock option grant.
Millendo’s board of directors has adopted a
non-employee
director compensation policy pursuant to which Millendo compensates non-employee
directors with a combination of cash and equity. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in arrears following the end of each quarter in which service occurred, prorated for any months of partial service. Eligible directors may annually elect, in writing, to receive their annual cash compensation in the form of stock options. Such stock options are granted on the date of the annual meeting of stockholders and vest monthly over one year from the date of grant.
Annual Board Service Retainer:
Non-employee
directors other than the
non-executive
chairperson: $40,000
Non-executive
chairperson: $70,000
Annual Committee Service Retainer (Chair):
Chair of the Audit Committee: $15,000
Chair of the Compensation Committee: $10,000
Chair of the Nominating and Corporate Governance Committee: $8,000
Annual Committee Service Retainer
(Non-Chair):
Audit Committee: $7,500
Compensation Committee: $5,000
Nominating and Corporate Governance Committee: $4,000
Millendo’s
non-employee
director compensation policy also provides for equity compensation to each non-employee
director as follows:

Initial Grant:
At the time he or she joins Millendo’s board of directors, each new non-employee
director will receive an initial stock option grant to purchase 24,000 shares of Millendo’s common stock.
One-third
of the shares subject to the initial grant vest on the first anniversary of the grant date and the remainder vest in equal monthly installments thereafter such that the initial grant is fully vested on the third anniversary of the date of grant, subject to the director’s continuous service on each applicable vesting date.

Annual Grant:
Each
non-employee
director will also be granted an option to purchase 12,000 shares of Millendo’s common stock on the date of each annual meeting of stockholders. The annual stock option award fully vests on the earlier to occur of the first anniversary of the grant date and the date of the first annual meeting following the grant date, subject to the non-employee
director’s continuous service on each applicable vesting date.

All options granted to Millendo’s
non-employee
directors under the policy will vest in full upon the completion of a change in control, including the merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Tempest’s and Millendo’s directors and executive officers, including those discussed in the sections titled “
Management Following the Merger
,” “
Tempest
Executive Compensation
” and “
Millendo Executive Compensation
,” the following is a description of each transaction involving Millendo since January 1,
2018, each transaction involving Tempest since January 1, 2018 and each currently proposed transaction in which:

•	either Tempest or Millendo has been or are to be a participant;

•
the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Tempest’s or Millendo’s total assets at year end for the last two completed fiscal years, as applicable; and

•
any of Tempest’s or Millendo’s directors, executive officers or holders of more than 5% of Tempest’s or Millendo’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Tempest Transactions
Funding Agreements
As discussed elsewhere in this proxy statement/prospectus, on March 29, 2021, immediately prior to the delivery of the Merger Agreement, Tempest entered into Funding Agreements with certain investors, pursuant to which the investors agreed to purchase an aggregate of 35,305,882 shares of Tempest’s common stock at a purchase price of $0.85 per share for an aggregate purchase price of approximately $30.0 million. The closing of the Tempest pre-closing
financing contemplated by the Funding Agreements is conditioned upon the satisfaction or waiver of the conditions to the closing of the merger as well as certain other conditions, as set forth in the Funding Agreements. The following table summarizes the shares of Tempest common stock that members of Tempest’s board of directors or their affiliates and holders of more than 5% of Tempest’s outstanding capital stock agreed to purchase under the Funding Agreements.

Name of Stockholder	Shares of Common Stock	Total Purchase Price ($)
Versant Venture Capital IV, L.P.	9,352,838	7,949,912
Versant Side Fund IV, L.P.	58,927	50,088
F-Prime Capital Partners Healthcare Fund V LP	5,352,941	4,550,000
Quan Venture Fund I, L.P.	3,235,294	2,750,000
LYFE Capital Fund III (Phoenix), L.P.	2,705,882	2,300,000
LAV Regulus Limited	1,764,706	1,500,000
ERVC Healthcare IV, L.P.	1,070,588	910,000
Series B-1
Convertible Preferred Stock Financing
In two closings in February 2019 and January, 2020, Tempest sold an aggregate of 72,499,993 shares of its
Series B-1
convertible preferred stock at a purchase price of $0.80 per share for an aggregate purchase price of approximately $58.0 million. Each share of Tempest
Series B-1
convertible preferred stock will convert automatically into one share of Tempest common stock immediately prior to the completion of the merger.
The following table summarizes the
Series B-1
convertible preferred stock purchased by members of Tempest’s board of directors or their affiliates and holders of more than 5% of Tempest’s outstanding capital stock. The terms of these purchases were the same for all purchasers of Tempest’s
Series B-1
convertible preferred stock. Please refer to the section titled “
Principal Stockholders of Tempest
” for more details regarding the shares held by these entities.

Name of Stockholder	Purchased Shares of Series B-1 Convertible Preferred Stock	Total Purchase Price ($)
Versant Venture Capital VI, L.P.	19,959,676	15,967,741
LYFE Capital Fund III (Phoenix), L.P.	12,500,000	10,000,000
F-Prime Capital Partners Healthcare Fund V LP	11,340,726	9,072,581
Quan Venture Fund I, L.P.	11,340,726	9,072,581
LAV Regulus Limited	6,804,434	5,443,547
ERVC Healthcare IV, L.P.	2,268,142	1,814,514
Series B Convertible Preferred Stock Financing
In February 2018, Tempest sold an aggregate of 25,186,738 shares of its Series B convertible preferred stock at a purchase price of $1.00 per share for an aggregate purchase price of approximately $25.2 million, inclusive of the conversion of certain outstanding indebtedness. Each share of Tempest Series B convertible preferred stock will convert automatically into one share of Tempest common stock immediately prior to the completion of the merger.
The following table summarizes the Series B convertible preferred stock purchased by members of Tempest’s board of directors or their affiliates and holders of more than 5% of Tempest’s outstanding capital stock. The terms of these purchases were the same for all purchasers of Tempest’s Series B convertible preferred stock. Please refer to the section titled “
Principal Stockholders of Tempest
” for more details regarding the shares held by these entities.

Name of Stockholder	Purchased Shares of Series B Convertible Preferred Stock	Total Purchase Price ($)
Versant Venture Capital IV, L.P.	8,135,485	8,135,485
Versant Venture Capital VI, L.P.	6,032,258	6,032,258
Versant Side Fund IV, L.P.	51,253	51,253
F-Prime Capital Partners Healthcare Fund V LP	3,427,419	3,427,419
Quan Venture Fund I, L.P.	3,427,419	3,427,419
LAV Regulus Limited	2,056,452	2,056,452
ERVC Healthcare IV, L.P.	685,484	685,484
Promissory Note with Tom Dubensky
Tempest is party to a Full Recourse Promissory Note, dated as of November 29, 2017 (the “Dubensky Note”), with Thomas Dubensky, Tempest’s Chief Executive Officer, who will serve as the President of the combined company following the merger. The Dubensky Note was issued in connection with a loan from Tempest to Dr. Dubensky in the amount of $259,341. The Dubensky Note bears interest at a rate of 2% per year. As of December 31, 2020, Dr. Dubensky owes Tempest $226,707 in principal and interest under the Dubensky Note. No amounts have been paid under the Dubensky Note to date, but Dr. Dubensky will pay off the Dubensky Note in full prior to the consummation of the merger.
Investor Rights Agreement
In February 2018, Tempest entered into an amended and restated investor rights agreement (the “IRA”) with certain holders of its preferred stock and common stock, including certain holders of 5% of its capital stock, and including certain members of, and affiliates of, its directors and certain of its executive officers. The IRA provides the holders of Tempest’s convertible preferred stock with certain registration rights, including the right to demand that Tempest files a registration statement or request that their shares be covered by a registration statement that Tempest is otherwise filing. The IRA also provides certain major stockholders with information rights, which will terminate upon the closing of the merger, and a right of first refusal with regard to certain issuances of Tempest’s capital stock, which will also terminate upon the closing of the merger.
Voting Agreement
In February 2018, Tempest entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of its preferred stock and common stock, including certain holders of 5% of its capital stock, and including certain members of, and affiliates of, its directors and certain of its executive officers. Pursuant to the Voting Agreement, certain holders of its preferred stock and common stock have agreed to vote their shares in favor of the election of certain directors and specified transactions approved by the requisite supermajority of the shares of its voting capital stock held by investors party thereto. The Voting Agreement will terminate upon the closing of the merger.
Right of First Refusal and
Co-Sale
Agreement
In February 2018, Tempest entered into an amended and restated right of first refusal and co-sale
agreement (the
“Co-Sale
Agreement”) with certain holders of its preferred stock and common stock, including certain holders of 5% of its capital stock, and including certain members of, and affiliates of, its directors and certain of its executive officers. Pursuant to the
Co-Sale
Agreement, Tempest has a right of first refusal in respect of certain sales of securities by certain holders of its capital stock. To the extent Tempest does not exercise such right in full, certain holders of its preferred stock are granted certain rights of first refusal and co-sale
in respect of such sales. The
Co-Sale
Agreement will terminate upon the closing of the merger.
Equity Grants to Executive Officers and Directors
Tempest has granted stock options to its executive officers and certain directors, as more fully described in the sections titled “
Tempest Executive
Compensation
” and “
Management Following the
Merger—Non-Employee
Director Compensation,
” respectively.
Director and Executive Officer Compensation
Please see the sections titled “
Management Following the
Merger—Non-Employee
Director Compensation
” and “
Tempest Executive
Compensation
” for information regarding the compensation of Tempest’s directors and executive officers.
Employment Agreements
Tempest has entered into employment agreements with certain of its executive officers. For more information regarding these agreements, see the section titled “
Tempest Executive Compensation—Employment Arrangements
.”
Indemnification Agreements
In connection with the merger, the combined company intends to enter into new indemnification agreements with each of the combined company’s directors and executive officers. The indemnification agreements, Millendo’s amended and restated certificate of incorporation and Millendo’s amended and restated bylaws will require the combined company to indemnify its directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, Millendo’s amended and restated bylaws also require it to advance expenses incurred by the combined company’s directors and officers.

Millendo Transactions
Roche License Agreement
On October 16, 2018, Millendo entered into a license agreement with F.
Hoffmann-La
Roche Ltd and
Hoffman-La
Roche Inc. or collectively, Roche, for a worldwide, exclusive license to Roche’s interest in certain patent rights and know-how
covering, among other things, the use of a neurokinin 3 receptor antagonist, or the Roche License Agreement. Carole L. Nuechterlein, who is currently a member of Millendo’s board of directors and who was a member of Private Millendo’s board of directors from March 2017 until the closing of the OvaScience Merger, serves as a Deputy Director and head of Roche Venture Fund, an affiliate of Roche. Roche Finance Ltd, an affiliate of Roche, is a beneficial owner of 5% or more of Millendo capital stock.
As consideration for the rights granted to Millendo under the Roche License Agreement, it agreed to pay Roche an up-front
payment. Under the terms of the Roche License Agreement, Millendo is also obligated to make significant milestone and royalty payments in connection with the attainment of certain development steps and the sale of resulting products with respect to the neurokinin
3-receptor
(NK3R) antagonist. No amounts were paid in 2019 or 2020 related to the achievement of development or commercial milestones. In addition, Millendo is required to share a portion of any net proceeds received in connection with certain agreements that it may enter into with third parties to develop and commercialize the NK3R antagonist. Due to Millendo’s decision to discontinue developing its
MLE-301
program, in March 2021, Millendo notified Roche that it was terminating the Roche License Agreement effective three months from the date of such notice.
E
mployment Arrangements
Millendo has entered into employment agreements or offer letter agreements with certain of its executive officers. For more information regarding these agreements with its named executive officers, see “
Millendo Executive Compensation—Employment, Severance and Change in Control Arrangements—Employment Arrangements
.”
Stock Option Grants to Directors and Executive Officers
Millendo has granted stock options to certain of its directors and executive officers. For more information regarding the stock options and stock awards granted to its directors and named executive officers, see “
Millendo Executive Compensation
.”
Separation Pay Agreements
Millendo has entered into separation pay agreements with certain of its executive officers. For more information regarding these arrangements with its named executive officers, see “
Millendo Executive Compensation—Employment, Severance and Change in Control Arrangements—Potential Payments Upon Termination or Change of Control
.”
December 2019 Financing
In December 2019, Millendo sold 4,166,667 shares of its common stock to the public pursuant to an underwriting agreement with Citigroup Global Markets Inc. and SVB Leerink LLC, as representatives of the several underwriters named therein, for net proceeds to Millendo of approximately $23.0 million, after deducting underwriting discounts and commissions and other offering expenses payable by Millendo. The price to the public in this offering was $6.00 per share and investors included Great Point Partners, LLC and its affiliates and Roche.

Indemnification Agreements
Millendo has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements and its amended and restated certificate of incorporation and amended and restated bylaws require Millendo to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On March 29, 2021, Millendo Therapeutics, Inc., a Delaware corporation (“Millendo”), Tempest Therapeutics, Inc., a Delaware corporation (“Tempest”), and Mars Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Millendo (“Merger Sub”) entered into an agreement and plan of merger (the “Merger Agreement”). Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including approval of the transaction by Millendo’s stockholders and Tempest’s stockholders, Merger Sub will merge with and into Tempest, with Tempest becoming a wholly-owned subsidiary of Millendo and the surviving corporation of the merger (the “Merger”). At the effective time of the Merger, or the Effective Time, Millendo will change its name to Tempest Therapeutics, Inc. (“Public Tempest”).
At the effective time of the Merger (“Effective Time”), each share of Tempest’s common stock outstanding immediately prior to the Effective Time, including shares of Tempest’s common stock that are issued pursuant to the
Pre-Closing
Financing will be converted into the right to receive a number of shares of Millendo’s common stock based on agreed upon ratio by the parties (“the Exchange Ratio”). The Exchange Ratio was initially estimated to be 0.488 shares of Millendo’s common stock for each share of Tempest’s common stock, and is subject to change to account for, among other things, Millendo’s net cash as of the business day prior to the closing (the “Closing”) of the Merger. The Exchange Ratio also does not give effect to the proposed Millendo Reverse Stock Split (as defined below) because the proposed reverse stock split is a range and is not final. Each share of Tempest’s convertible preferred stock outstanding immediately prior to the Effective Time is expected to be converted into shares of Tempest’s common stock in accordance with its terms, which would then convert into the right to receive shares of Millendo’s common stock along with all other shares of Tempest’s common stock as described above. Under the Exchange Ratio formula in the Merger Agreement, the former Tempest equity holders immediately before the Effective Time are expected to own approximately 81.5% of the outstanding capital stock of Millendo on a fully-diluted basis, and the stockholders of Millendo immediately before the Effective Time are expected to own approximately 18.5% of the outstanding capital stock of Millendo on a fully-diluted basis, subject to adjustment based upon whether Millendo’s net cash at the closing of the Merger is greater than $18.7 million or less than $15.3 million and other potential adjustments.
A reverse stock split of Millendo’s common stock will be effectuated prior to the Closing at a ratio of between 1 to 10 and 1 to 15 (“Millendo Reverse Stock Split”)
Because, among other things, the number of shares of Millendo’s common stock issuable to Tempest’s securityholders is determined based on Millendo’s net cash balance on the business day prior to the Closing and the capitalization of Tempest and Millendo at the Closing, Millendo’s securityholders cannot be certain of the exact number of shares that will be issued to (or reserved for issuance to) Tempest’s securityholders when Millendo’s stockholders vote on the proposals. The Exchange Ratio referenced above is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus.
Concurrently with the execution and delivery of the Merger Agreement, certain parties have entered into agreements with Tempest, pursuant to which they have agreed, subject to terms and conditions of such agreements, to purchase prior to the consummation of the Merger shares of Tempest common stock for an aggregate purchase price of approximately $28.1 million, net of issuance costs of $1.9 million.
The following unaudited pro forma condensed combined financial information gives effect to the (i) Merger and (ii) the
Pre-Closing
Financing, but does not give effect to the proposed Millendo Reverse Stock Split because the proposed reverse stock split is a range and is not final.
In the unaudited pro forma combined financial statements, the Merger has been accounted for as a reverse recapitalization under U.S. GAAP because the assets of Millendo at the Effective Date are expected to be primarily cash and non-operating
assets. Tempest was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (1) Tempest stockholders will own a substantial majority of the voting rights of the combined company; (2) Tempest will designate a majority (six of seven) of the initial members of the board of directors of the combined company; and (3) Tempest’s senior management will hold all key positions in senior management of the combined company.
As a result of Tempest being treated as the accounting acquirer, Tempest’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the unaudited pro forma condensed combined financial information will be those of Tempest. Millendo’s assets and liabilities will be measured and recognized at their fair values as of the effective date of the Merger, and combined with the assets, liabilities, and results of operations of Tempest after the consummation of the Merger. As a result, upon consummation of the Merger, the historical financial statements of Tempest will become the historical consolidated financial statements of the combined company.
The unaudited pro forma combined balance sheet data as of December 31, 2020 assumes that the Merger took place on December 31, 2020 and combines the Millendo and Tempest historical balance sheets as of December 31, 2020. The unaudited pro forma condensed combined statements of operations assumes that the Merger took place on January 1, 2020 and combines the historical results of Millendo and Tempest for the year ended December 31, 2020.
The historical financial statements of Millendo and Tempest have been adjusted to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.
The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial information as a result, if any, of the amount of capital raised by Tempest between the signing of the Merger Agreement and Closing, the amount of cash used by Millendo’s operations between the signing of the Merger Agreement and the Closing, the timing of Closing of the Merger, and other changes in Millendo’s assets and liabilities that occur prior to the completion of the Merger.
The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Millendo and Tempest and the sections of this proxy statement/prospectus titled “
Millendo Management’s Discussion and Analysis of Financial Condition and Results of
Operations
” and “
Tempest Management’s Discussion and Analysis of Financial Condition and Results of Operations
.” Both Millendo’s historical audited consolidated financial statements for the year ended December 31, 2020 and Tempest’s historical audited financial statements for the year ended December 31, 2020 appear elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020
(in thousands, except share and per share data)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
ASSETS
Current assets:
Cash and cash equivalents	$18,820	$38,174	$28,050	A	$85,044
Restricted cash	—	484	—		484
Prepaid expenses and other current assets	1,005	1,929	—		2,934
Refundable tax credit	—	314	—		314

Total current assets	19,825	40,901	28,050		88,776
Operating lease right-of-use assets	1,877	2,157	215	E	4,249
Property and equipment, net	1,110	275	—		1,385
Other non-current assets	51	76	—		127

Total assets	$22,863	$43,409	$28,265		$94,537

LIABILITIES, CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,071	$1,486	$—		$2,557
Accrued liabilities	665	3,547	11,012	B, C, D	15,224
Current portion of operating lease liabilities	712	737	—		1,449
Accrued compensation	695	1,978	—		2,673
Current portion of debt	—	239	—		239
Early option exercise liability	79	—	—		79

Total current liabilities	3,222	7,987	11,012		22,221
Operating lease liabilities, net of current portion	1,727	1,635	—		3,362
Debt, net of current portion	—	61	—		61

Total liabilities	4,949	9,683	11,012		25,644

Stockholders’ equity (deficit):					—
Convertible preferred stock	86,707	—	(86,707)	F	—
Common stock	15	19	65	G	99
Additional paid-in capital	2,953	277,647	(132,744)	G	147,856
Accumulated deficit	(71,761)	(245,060)	237,091	G	(79,730)
Accumulated other comprehensive income	—	452	(452)	G	—

Total stockholders’ equity (deficit)	(68,793)	33,058	103,960		68,225
Equity attributable to noncontrolling interests	—	668	—		668

Total stockholders’ equity (deficit)	(68,793)	33,726	103,960		68,893

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$22,863	$43,409	$28,265		$94,537

Unaudited Pro Forma Condensed Combined Statements of Operations
Year Ended December 31, 2020
(in thousands, except share and per share data)

	Tempest	Millendo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Operating expenses:
Research and development	$14,389	$20,374	—		$34,763
General and administrative	4,909	15,598	7,969	H, I, J	28,476

Total operating expenses	19,298	35,972	7,969		63,239

Loss from operations	(19,298)	(35,972)	(7,969)		(63,239)

Other income (expense):			—
Interest income	90	155	—		245
Other expense	—	(589)	—		(589)

Total other income (expense)	90	(434)	—		(344)

Net loss	$(19,208)	$(36,406)	$(7,969)		$(63,583)

Weighted average common stock outstanding—basic and diluted	14,539,178	18,862,537	—	K	97,902,613

Net loss per share attributable to common stockholders—basic and diluted	$(1.32)	$(1.93)	—		$(0.65)

Notes to Unaudited Pro Forma Combined Financial Statements
1. Description of the Transactions
Merger
On March 29, 2021, Millendo, Tempest and Merger Sub entered into the Merger Agreement. At the Effective Time of the Merger, each share of Tempest common stock outstanding immediately prior to the Effective Time, including shares of Tempest’s convertible preferred stock that is expected to be converted into common stock as described above, will be converted into the right to receive a number of shares of Millendo’s common stock equal to the Exchange Ratio. The Exchange Ratio is initially estimated to be 0.488 of Millendo’s Common Stock for each share of Tempest’s Common Stock. Under the Exchange Ratio formula in the Merger Agreement, the former Tempest equity holders immediately before the Effective Time are expected to own approximately 81.5% of the outstanding capital stock of Millendo on a fully-diluted basis, and the stockholders of Millendo immediately before the Effective Time are expected to own approximately 18.5% of the outstanding capital stock of Millendo on a fully-diluted basis, subject to adjustment based upon whether Millendo’s net cash at the closing of the Merger is greater than $18.7 million or less than $15.3 million and other potential adjustments.
Because, among other things, the number of shares of Millendo’s common stock issuable to Tempest’s securityholders is determined based on Millendo’s net cash balance on the business day prior to the Closing and the capitalization of Tempest and Millendo at the Closing, Millendo’s securityholders cannot be certain of the exact number of shares that will be issued to (or reserved for issuance to) Tempest’s securityholders when Millendo’s stockholders vote on the proposals at the Board Meeting. The Exchange Ratio referenced above is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in detail in the Merger Agreement and in this proxy statement/prospectus.
In addition, as of the Effective time, each Millendo stock option that is outstanding and unexercised immediately prior to the effective time of the Merger, will remain outstanding in accordance with its terms including certain Millendo stock options that will accelerate and vest in accordance with its terms on Closing.
As of the Effective Time, each option to purchase shares of Tempest’s common stock (a “Tempest Option”) that is outstanding and unexercised immediately prior to the Effective Time granted under the Tempest 2011 and 2017 Equity Incentive Plans (“Tempest Plan”), or otherwise, whether or not vested, will be, along with the Tempest Plan, assumed by Millendo and will become an option to purchase solely that number of shares of Millendo’s common stock equal to the product obtained by multiplying (i) the number of shares of Tempest’s common stock that were subject to such Tempest Option immediately prior to the Effective Time by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Millendo’s common stock. The per share exercise price for Millendo’s common stock issuable upon exercise of each Tempest Option assumed by Millendo shall be determined by dividing (a) the per share exercise price of Tempest’s common stock subject to such Tempest Option, as in effect immediately prior to the Effective Time, by (b) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Tempest Option assumed by Millendo will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Tempest Option shall otherwise remain unchanged.
Furthermore, each warrant to purchase Tempest’s common stock (“Tempest Warrant”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be converted into and become a warrant to purchase (and Millendo shall assume each such Tempest Warrant in accordance with its terms) solely that number of shares of Millendo’s common stock equal to the product obtained by multiplying (i) the number of shares of Tempest Common Stock that were subject to such Tempest Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Millendo’s common stock. The per share exercise price for Millendo’s common stock issuable upon exercise of each Tempest Warrant assumed by Millendo shall be determined by dividing (a) the per share exercise price of Tempest’s common stock subject to such Millendo Warrant, as in effect immediately prior to the Effective Time, by (b) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Tempest Warrant assumed by Millendo will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Tempest Warrant shall otherwise remain unchanged.
Pre-Closing
Financing
Concurrently with the execution and delivery of the Merger Agreement, certain parties have entered into agreements with Tempest pursuant to which they have agreed, subject to the terms and conditions of such agreements, to purchase prior to the consummation of the Merger shares of Tempest common stock for an aggregate purchase price of approximately $28.1 million, net of issuance costs of $1.9 million. The consummation of the transactions contemplated by such agreements is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement. Shares of Tempest common stock issued pursuant to this financing transaction will be converted into shares of Millendo common stock in the Merger in accordance with the Exchange Ratio.
2. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of
SEC Regulation S-X. The unaudited
pro forma condensed combined balance sheet as of December 31, 2020 was prepared using the historical balance sheets of Tempest and Millendo as of December 31, 2020 and gives effect to the Merger as if it occurred on December 31, 2020. The unaudited pro forma combined statements of operations for the year ended December 31, 2020 give effect to the Merger as if it occurred on January 1, 2020 and were prepared using the historical consolidated statement of operations and comprehensive income of Millendo and Tempest for the year ended December 31, 2020.
For accounting purposes, Tempest is considered to be the acquiring company and the Merger is expected to be accounted for as a reverse recapitalization of Millendo by Tempest because on the Merger date, the pre-combination assets
of Millendo are expected to be primarily cash and other
non-operating
assets.
For purposes of these pro forma financial statements, this estimated purchase price consideration consists of the following:

Estimated number of shares of the combined company to be owned by Millendo stockholders (1)	19,043,034

Multiplied by the assumed price per share of Millendo common stock (2)	$1.14
Estimated fair value of shares of combined company to be owned by Millendo stockholders	$21,709,059
Estimated fair value of assumed Millendo equity awards based on precombination service (3)	177,149
Estimated fair value of assumed Millendo warrants	4,010

Estimated purchase price	$21,890,218

(1)
Reflects the number of shares of common stock of the combined company that Millendo equity holders would own as of the Closing pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Millendo’s common stock outstanding as of April 29, 2021.

(2)
Reflects the assumed price per share of Millendo common stock, which is the closing trading price of Millendo’s common stock on April 29, 2021. The actual purchase price will fluctuate until the effective date of the transaction. A 10% increase (decrease) to the Millendo share price would increase (decrease) the purchase price by $2.2 million.
(3)
Reflects the estimated acquisition-date fair value of the assumed Millendo’s equity awards attributable to precombination service (which amount will be determined based on the closing trading price of Millendo common stock on April 29, 2021, the number of Millendo equity awards outstanding on this date, and the period of service provided by the holders of the awards prior to the Merger closing date in 2021).

The purchase consideration for the net assets of Millendo will be determined based on a net cash calculation prior to Closing and will be adjusted dollar-for-dollar by
the amount that the net cash amount is greater than $18.7 million or less than $15.3 million. The actual purchase consideration will vary based on the net cash calculation prior to Closing, the Exchange Ratio, and Millendo share price at Closing as described above and that difference could be material. As such, the estimated purchase consideration reflected in these unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase consideration will be when the Merger is completed.
Under reverse recapitalization accounting, the assets and liabilities of Millendo will be recorded, as of the completion of the Merger, at their fair value. No goodwill or intangible assets are expected to be recognized and any excess consideration transferred over the fair value of the net assets of Millendo following determination of the actual purchase consideration for Millendo will be reflected as a reduction to additional paid-in
capital. Consequently, the financial statements of Tempest reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Millendo and Tempest, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Tempest shall become the historical financial statements of the combined company.
The unaudited pro forma condensed combined financial information does not include the impact of any revenue, cost or other operating synergies that may result from the Merger or any related restructuring costs that may be contemplated and does not give effect to the proposed Millendo Reverse Stock Split because the proposed reverse stock split is a range, is not definitive and is subject to approval by Millendo’s stockholders.
To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed consolidated financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3. Shares of Millendo Common Stock Issued to Tempest Stockholders upon Closing of the Merger
Prior to the Merger, all outstanding shares of Tempest’s convertible preferred stock are expected to be converted into Tempest common stock, which will be exchanged for shares of Millendo common stock based on the Exchange Ratio determined in accordance with the Merger Agreement. The estimated Exchange Ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of April 29, 2021 using a stipulated value of Tempest of approximately $158.4 million (including the
Pre-Closing
Financing discussed above) and of Millendo of approximately $36.0 million. The estimated number of shares of common stock that Millendo expects to issue to Tempest’s common and preferred stockholders as of April 29, 2021 (ignoring rounding of fractional shares) is determined as follows:

Shares of Tempest’s common stock	51,769,792
Shares of Tempest’s convertible preferred stock	114,686,731

166,456,523

Exchange Ratio	0.488

Estimated shares of Millendo common stock expected to be issued to Tempest stockholders upon Closing	81,230,783

As the reverse stock split is a range and is not definitive and will occur immediately prior to the consummation of the Merger, the Exchange Ratio and estimated shares of Millendo’s common stock issued to Tempest’s security holders have not been adjusted to give retrospective effect to the reverse stock split.
4. Proforma Adjustments
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X as
amended by the final rule, Release
No. 33-10786 “Amendments
to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786 replaces
the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Millendo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
Based on Tempest management’s review of Millendo’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Millendo to conform to the accounting policies of Tempest are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.
To reflect $28.1 million, net of issuance costs of $1.9 million, in proceeds to be received by Tempest, in connection with the consummation the
Pre-Closing
Financing. The Merger is contingent upon the
Pre-Closing
Financing, which is expected to close concurrent with the Merger, at or prior to the Closing. If the
Pre-Closing
Financing does not close, Tempest and Millendo are not required to complete the Merger.

B.
To reflect preliminary estimated transaction costs of $3.3 million in connection with the Merger, such as adviser fees, legal, and accounting expenses that are expected to be incurred by Tempest as an increase in accrued liabilities and a reduction to additional paid-in
capital in the unaudited proforma condensed combined balance sheet.

C.
To reflect preliminary estimated transaction costs of $5.5 million in connection with the Merger, such as adviser fees, legal, directors and officers liability insurance, and accounting expenses, that are expected to be incurred by Millendo as an increase in accrued liabilities and accumulated deficit in the unaudited proforma condensed combined balance sheet.

D.
Compensation expense of $2.2 million related to severance, retention and transaction bonuses resulting from preexisting employment agreements that will be payable in connection with the Merger is reflected as an increase to accumulated deficit and accrued liabilities in the unaudited pro forma condensed combined balance sheet. The pro forma adjustments exclude certain termination benefits incurred in connection with Millendo’s January 2021 corporate restructuring plan.

E.	To reflect the adjustments to account for operating lease liabilities and right-of-use assets at their fair values as of December 31, 2020 in the unaudited pro forma condensed combined balance sheet.

F.	To reflect the conversion of 114,686,731 shares of Tempest’s convertible preferred stock into shares of Tempest’s common stock immediately prior to the Merger.

G.
To record (i) the conversion of Tempest’s convertible preferred stock into 114,686,731 shares of common stock, (ii) issuance of 35,258,582 shares in connection with the consummation the
Pre-Closing
Financing (iii) the accrual of transaction costs associated with the Merger, (iv) the payment of severance and retention bonuses in connection with the Merger, (v) post combination compensation expense of $0.3 million related to Millendo options recognized upon the Closing, (vi) the elimination of Millendo’s historical equity, including 18,999,701 outstanding shares of common stock at their par value of $0.001 million, $0.4 million of accumulated other comprehensive income and $277.7 million additional paid-in
capital, (vii) the exchange of outstanding Tempest’s common stock into 81,230,783 shares of Millendo’s common stock based on the assumed Exchange Ratio for purposes of these pro forma condensed combined financial information, and (viii) the effect of the reverse recapitalization of Millendo for a total of $33.1 million, which is the net assets of Millendo as of December 31, 2020.

(amounts in thousands, except share amounts)	Common Stock				Additional Paid-In- Capital	Accumulated Deficit	Acccumulated other comprehensive income	Total Stockholders’ Equity
	Tempest		Millendo
	Shares	Amount	Shares	Amount
Conversion of outstanding Tempest’s convertible preferred stock into common stock	114,686,731	115	—	—	86,592	—	—	86,707
Payment of D&O insurance tail	—	—	—	—	—	(2,500)	—	(2,500)
Payment of transaction costs	—	—	—	—	(3,300)	(3,025)	—	(6,325)
Payment of severance and retention bonuses	—	—	—		—	(2,187)	—	(2,187)
Post combination stock-based compensation costs	—	—	—	—	257	(257)	—	—
Elimination of Millendo’s historical equity carrying value	—	—	(19,043,034)	(19)	(277,647)	245,060	(452)	(33,058)
Exchange of outstanding Tempest’s common stock into Millendo’s common stock based on the assumed Exchange Ratio	(166,456,523)	(165)	81,230,783	80	85	—	—	—
Reverse recapitalization of Millendo	—	—	19,043,034	19	33,039	—	—	33,058
Pre-Closing Financing	35,258,582	35	—	—	28,015	—	—	28,050
Fair value remeasurement of right-of-use assets	—	—	—	—	215	—	—	215

Pro forma adjustment	(16,511,210)	(15)	81,230,783	80	(132,744)	237,091	(452)	103,960

H.
The preliminary estimated transaction cost of $5.5 million in connection with the Merger, such as adviser fees, legal, directors’ and officers’ liability insurance, and accounting expenses that are expected to be incurred by Millendo are reflected as if incurred on January 1, 2020, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring
item.

I.
Compensation expense of $2.2 million related to severance, retention and transaction bonuses resulting from preexisting employment agreements that will be payable in connection with the Merger is reflected as if incurred on January 1, 2020, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring
item. The pro forma adjustments exclude certain termination benefits incurred in connection with Millendo’s January 2021 corporate restructuring plan.

J.
To reflect the post combination compensation expense of $0.3 million related to Millendo’s options recognized upon the Closing for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring
item.

K.
The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2020. In addition, the weighted average shares outstanding for the period have been adjusted to give effect to the issuance of Millendo’s common stock in connection with the Merger as of April 29, 2021. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents the calculation of the pro forma weighted average number of common stock outstanding without giving effect to the proposed reverse stock split:

Year Ended December 31, 2020
Weighted average Tempest shares outstanding	14,539,178
Weighted average shares of Tempest redeemable convertible preferred stock	112,169,608
Shares issued upon Pre-Closing Financing	35,258,582

161,967,368
Weighted average Tempest shares outstanding adjusted for the Exchange Ratio	79,040,076
Weighted average Millendo shares outstanding	18,862,537

Pro forma combined weighted average number of shares of common stock—basic and diluted	97,902,613

MARKET PRICE AND DIVIDEND INFORMATION
The Milendo common stock is currently listed on The Nasdaq Capital Market under the symbol “MLND.”
The closing price of the Millendo common stock on March 26, 2021, the last day of trading prior to the announcement of the Merger, as reported on The Nasdaq Capital Market, was $2.18 per share.
Because the market price of the Millendo common stock is subject to fluctuation, the market value of the shares of the Millendo common stock that Merger Partner stockholders will be entitled to receive in the Merger may increase or decrease.
Assuming approval of Proposal Nos. 1, 2 and 3 and successful application for initial listing with The Nasdaq Capital Market, following the consummation of the merger, the Millendo common stock will trade on The Nasdaq Capital Market under Millendo’s new name, “Tempest Therapeutics, Inc.,” and new trading symbol “TPST.”
As of May 7, 2021, the Record Date for the Special Meeting, there were approximately                 holders of record of the Millendo common stock. As of May 7, Tempest had                holders of record of Tempest common stock and                holders of record of Tempest Preferred Stock. For detailed information regarding the beneficial ownership of certain Millendo and Tempest stockholders, see the sections of this proxy statement/prospectus titled “
Principal Stockholders of Millendo
” and “
Principal Stockholders of Tempest
”.
Dividends
Millendo has never declared or paid any cash dividends on the Millendo common stock and does not anticipate paying cash dividends on the Millendo common stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the merger will be at the discretion of the combined organization’s then-current board of directors and will depend upon a number of factors, including the combined organization’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant. Tempest has never paid or declared any cash dividends on the Tempest capital stock. If the merger does not occur, Tempest does not anticipate paying any cash dividends on the Tempest capital stock in the foreseeable future, and Tempest intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Tempest board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the Tempest board of directors deems relevant.
DESCRIPTION OF MILLENDO CAPITAL STOCK
The following description of Millendo capital stock and provisions of Millendo’s restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to such restated certificate of incorporation and amended and restated bylaws and applicable provisions of Delaware corporate law. Millendo has filed copies of these documents with the SEC as exhibits to its periodic filings.
General
Millendo’s authorized capital stock consists of 100,000,000 shares of Millendo common stock, par value $0.001 per share, and 5,000,000 shares of Millendo preferred stock, par value $0.001 per share, all of which preferred stock is undesignated.

Common Stock
Holders of Millendo common stock are entitled to one vote for each share held on all matters submitted to a vote of Millendo stockholders and do not have cumulative voting rights. Each election of directors by Millendo stockholders will be determined by a plurality of the votes cast by Millendo stockholders entitled to vote on the election. Holders of Millendo common stock are entitled to receive any dividends as may be declared by the Millendo board of directors, subject to any preferential dividend or other rights of any then outstanding preferred stock.
In the event of Millendo’s liquidation or dissolution, the holders of Millendo common stock are entitled to receive all assets available for distribution to Millendo stockholders after the payment of all debts and other liabilities and subject to the prior rights of any then outstanding Millendo preferred stock. Holders of Millendo common stock have no pre-emptive,
subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Millendo common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Millendo preferred stock that Millendo may designate and issue in the future.
Preferred Stock
Under the terms of Millendo’s restated certificate of incorporation, the Millendo board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware. The Millendo board of directors has the discretion to determine the designations, rights, preferences, privileges and restrictions, including voting powers (full or limited), dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing the Millendo board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Millendo outstanding voting stock. As of the date of this proxy statement/prospectus, there are no shares of preferred stock outstanding, and Millendo has no present plans to issue any shares of preferred stock.
Warrants
As of March 31, 2021, Millendo had (i) outstanding warrants to purchase an aggregate of 17,125 shares of Millendo common stock, at a weighted average exercise price of $16.93 per share and (ii) outstanding warrants to purchase an aggregate of 48,265 shares of Millendo common stock, at a weighted average exercise price of $7.50 per share.
These warrants provide for adjustments in the event of specified reclassifications, stock dividends, stock splits or other changes in Millendo’s corporate structure.
Options
As of March 31, 2021, Millendo had outstanding options to purchase an aggregate of 3,520,359 shares of Millendo common stock, at a weighted average exercise price of $11.28 per share.

COMPARISON OF RIGHTS OF HOLDERS OF MILLENDO CAPITAL STOCK AND TEMPEST CAPITAL STOCK
If the merger is completed, Tempest stockholders will receive shares of Millendo common stock, pursuant to the terms of the Merger Agreement. Immediately prior to the closing of the merger, Millendo’s amended and restated certificate of incorporation will be amended to effect the reverse stock split, as set forth in the form of certificate of amendment attached as
Annex
 F
to this proxy statement/prospectus. In addition, after the completion of the merger, Millendo’s amended and restated certificate of incorporation will be amended to change its corporate name to “Tempest Therapeutics, Inc.”
Millendo and Tempest are both incorporated under the laws of the State of Delaware. The rights of Millendo stockholders and Tempest stockholders are generally governed by the DGCL. Upon completion of the merger, Tempest stockholders will become Millendo stockholders, and their rights will be governed by the DGCL, the amended and restated bylaws of Millendo and the amended and restated certificate of incorporation of Millendo, as amended.
The material differences between the current rights of Tempest stockholders under the Tempest amended and restated certificate of incorporation and amended and restated bylaws and their rights as Millendo stockholders, after the merger, under the Millendo amended and restated certificate of incorporation and the amended and restated bylaws, both as will be in effect immediately following the completion of the merger, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of Millendo or Tempest before the merger and being a stockholder of the combined company following the completion of the merger. For more information on how to obtain these documents, see the section titled “
Where You Can Find More Information
” beginning on page 320 of this proxy statement/prospectus.

Millendo	Tempest
Organizational Documents

The rights of Millendo stockholders are governed by Millendo’s amended and restated certificate of incorporation, Millendo’s amended and restated bylaws and the DGCL.	The rights of Tempest stockholders are governed by Tempest’s amended and restated certificate of incorporation, Tempest’s amended and restated bylaws and the DGCL.

Authorized Capital Stock

Millendo is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Millendo is authorized to issue is 105,000,000, of which 100,000,000 shares are common stock, par value $0.001 per share, and 5,000,000 shares are preferred stock, par value $0.001 per share. The number of authorized shares of Millendo preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware. The number of authorized shares of	Tempest is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Tempest is authorized to issue is 331,936,731, of which 196,000,000 shares are common stock, par value $0.001 per share, and 135,936,731 shares are preferred stock, par value $0.001 per share. The number of authorized shares of Tempest preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of the capital stock, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Tempest preferred stock. The number of

Millendo	Tempest
common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of common stock entitled to vote, subject to the provisions of Section 242(b)(2) of the DGCL.	authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of capital stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Common Stock

Millendo’s authorized common stock consists of 100,000,000 shares of common stock.

Each holder of a share of Millendo common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

Tempest’s authorized common stock consists of 196,000,000 shares of common stock.

Each holder of a share of Tempest common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

Preferred Stock

Millendo’s authorized preferred stock consists of 5,000,000 shares of preferred stock. No shares of Millendo preferred stock are currently outstanding.	Tempest’s authorized preferred stock consists of 135,936,731 shares of preferred stock, 17,000,000 of which is designated “Series A Preferred Stock,” 25,186,738 of which is designated “Series B Preferred Stock” and 93,749,993 of which is designated “Series
B-1
Preferred Stock.” 21,250,000 shares of Tempest preferred stock are currently outstanding.

Number and Qualification of Directors

The Millendo board of directors consists of one or more members, and the number of directors is fixed from time to time by resolution of the Millendo board of directors. The Millendo board of directors currently consists of eight members. No decrease in the authorized number of directors constituting the Millendo board of directors will shorten the term of any incumbent director. Directors of Millendo need not be stockholders of Millendo.	The Tempest board of directors consists of one or more members, and the number of directors is fixed from time to time by resolution of the Tempest board of directors. The Tempest board of directors currently consists of seven members. No decrease in the authorized number of directors constituting the Tempest board of directors will shorten the term of any incumbent director. Directors of Tempest need not be stockholders of Tempest.

Structure of Board of Directors; Term of Directors; Election of Directors

Other than any directors elected by the separate vote of the holders of any series of Millendo preferred stock, the Millendo board of directors is divided into three classes, designated as Class I, Class II and Class III, respectively. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Millendo board of directors. At the first annual meeting of stockholders following the effectiveness of Millendo’s initial public offering, the term of office of the Class I directors expired and Class I directors were elected for a full term of three years. At the second annual meeting of stockholders following Millendo’s initial public offering, the term of office of the Class II directors expired and Class II directors were elected for	As long as 2,000,000 shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, are entitled to elect one director of the Tempest board of directors. As long as 2,000,000 shares of Series B Preferred Stock remain outstanding, the holders of record of shares of Series B Preferred Stock, voting as a separate class, are entitled to elect four directors of the Tempest board of directors. The holders of record of shares of Common Stock, as a separate class, are entitled to elect one director of the Tempest board of directors. If the holders of shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock, as the case may be, fail to elect a

Millendo	Tempest
a full term of three years. At the third annual meeting of stockholders following Millendo’s initial public offering, the term of office of the Class III directors expired and Class III directors were elected for a full term of three years. At each succeeding annual meeting of stockholders, directors are elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.	sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship. Directors are elected at each annual meeting of stockholders. Each director holds office until such director’s successor is elected and qualified or until such director’s death, resignation or removal.

Removal of Directors

Subject to the special rights of the holders of one or more series of Millendo preferred stock to elect directors, or except as otherwise provided by the DGCL, the Millendo board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sevety-five percent (75%) of the voting power of all the then outstanding shares of voting stock of Millendo entitled to vote at an election of directors.	Subject to the special rights of the holders of one or more series of Tempest preferred stock to elect directors, or except as otherwise provided by the DGCL or the Tempest amended and restated certificate of incorporation, the Tempest board of directors or any individual director may be removed from office at any time, with or without cause by the holders of a majority of the shares entitled to vote at an election of directors.

Vacancies on the Board of Directors

Any director may resign at any time upon notice in writing or electronic transmission to Millendo’s Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

If one or more directors resigns from the Millendo board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, will have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations will become effective, and each director so chosen will hold office for the unexpired portion of the term of the director whose place will be vacated and until his successor is duly elected and qualified.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Millendo preferred stock, any vacancies resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, will, unless the Millendo board of directors determines by resolution that any such vacancies or newly created

Any director may resign at any time upon notice in writing or electronic transmission to Tempest’s Secretary. Such resignation will specify whether it will be effective at a particular time. If no such specification is made, the Secretary, in his or her discretion, may either require confirmation from the director prior to deeming the resignation effective, in which case the resignation will be deemed effective upon receipt of such confirmation, or deem the resignation effective at the time of delivery of the resignation to the Secretary.

If one or more directors resigns from the Tempest board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, will have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations will become effective, and each director so chosen will hold office for the unexpired portion of the term of the director whose place will be vacated and until his successor is duly elected and qualified.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Tempest preferred stock, any vacancies resulting from death, resignation, disqualification, removal or

Millendo	Tempest
directorships will be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor is elected and qualified.	other causes and any newly created directorships resulting from any increase in the number of directors, will, unless the Tempest board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor is elected and qualified.

Stockholder Action by Written Consent

No action may be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with Millendo’s amended and restated bylaws, and no action may be taken by the stockholders by written consent or by electronic transmission.	Action may be taken by the stockholders at an annual or special meeting of stockholders called in accordance with Tempest’s amended and restated bylaws, or by the written consent or electronic transmission of the Tempest stockholders entitled to vote thereon.

Quorum

Unless otherwise provided by law, Millendo’s amended and restated certificate of incorporation, or Millendo’s amended and restated bylaws, at each meeting of stockholders the holders of a majority of the shares of stock entitled to vote at the meeting, present in person, by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business. If a quorum fails to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person, by remote communication, if applicable, or by proxy, at the meeting may adjourn or recess the meeting.	Unless otherwise provided by law, Tempest’s amended and restated certificate of incorporation, or Tempest’s amended and restated bylaws, at each meeting of stockholders the holders of a majority of the shares of stock entitled to vote at the meeting, present in person, by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business. If a quorum fails to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person, by remote communication, if applicable, or by proxy, at the meeting may adjourn or recess the meeting.

Special Meetings of Stockholders

Special meetings of stockholders for any purpose or purposes may be called at any time by the board of directors, the Chairperson of the Millendo board of directors, or the Chief Executive Officer.	Special meetings of stockholders for any purpose or purposes may be called at any time by the Chairperson of the Tempest board of directors, the Chief Executive Officer, the President, the Secretary or any two directors.

The Millendo board of directors will determine the time and place, if any, of such special meeting. Special meetings may not be called by any other person or persons.	The Tempest board of directors will determine the time and place, if any, of such special meeting. Special meetings may not be called by any other person or persons.

Millendo	Tempest

Notice of Stockholder Meetings

Notice of all meetings of stockholders is to be given in writing or by electronic transmission in the manner provided by law and Millendo’s amended and restated bylaws, stating the place, if any, date and hour, of the meeting and, in the case of a special meeting, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Unless otherwise required by applicable law, such notice is to be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.	Notice of all meetings of stockholders is to be given in writing or by electronic transmission in the manner provided by law and Tempest’s amended and restated bylaws, stating the place, if any, date and hour, of the meeting and, in the case of a special meeting, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Unless otherwise required by applicable law or Tempest’s amended and restated certificate of incorporation, such notice is to be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Advance Notice Requirements for Stockholder Proposals

Nominations of persons for election to the Millendo board of directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to Millendo’s notice of such meeting, (ii) by or at the direction of the Millendo board of directors or (iii) by any stockholder of Millendo who is a stockholder of record at the time the written notice provided is delivered to the Secretary of Millendo, who is entitled to vote at the meeting and who complies with the notice procedures set forth in Millendo’s amended and restated bylaws. For the avoidance of doubt, the foregoing clause (iii) is the exclusive means for a stockholder to make director nominations and submit other business before an annual meeting of stockholders.	Nominations of persons for election to the Tempest board of directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to Tempest’s notice of such meeting, (ii) by or at the direction of the Tempest board of directors or (iii) by any stockholder of Tempest who is a stockholder of record at the time the notice provided is delivered to the Secretary of Tempest, who is entitled to vote at the meeting and who complies with the notice procedures set forth in Tempest’s amended and restated bylaws.

Amendment of Certificate of Incorporation

The affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of Millendo’s amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, actions by written consent, forum selection and indemnification of directors, officers and agents of Millendo.

Notwithstanding any other provisions of Millendo’s amended and restated certificate of incorporation, Millendo’s amended and restated bylaws, or any provision of law which might otherwise permit a lesser vote or no vote, stockholders may vote to amend Millendo’s amended and restated certificate of incorporation pursuant to Section 242 of the DGCL.

The affirmative vote of holders of at least a majority of the then-outstanding shares of voting stock will be required to amend certain provisions of Tempest’s amended and restated certificate of incorporation, including provisions relating to the size of the board and authorizing the creation of additional series of capital stock.

Notwithstanding any other provisions of Tempest’s amended and restated certificate of incorporation, Tempest’s amended and restated bylaws, or any provision of law which might otherwise permit a lesser vote or no vote, stockholders may vote to amend Tempest’s amended and restated certificate of incorporation pursuant to Section 242 of the DGCL.

Millendo	Tempest
Amendment of Bylaws

The affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal Millendo’s amended and restated bylaws. The Millendo board of directors also has the power to adopt, amend or repeal Millendo’s amended and restated bylaws by the approval of a majority of the authorized number of directors.	The affirmative vote of holders of at least a majority of the voting power of all of the then outstanding voting capital stock is required to amend or repeal certain provisions of Tempest’s amended and restated bylaws. The Tempest board of directors also has the power to adopt, amend or repeal Tempest’s amended and restated bylaws by the approval of a majority of the authorized number of directors.

Limitation on Director Liability

The liability of the Millendo directors for monetary damages is and will be eliminated to the fullest extent under applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Millendo will be eliminated or limited to the fullest extent permitted by applicable law as so amended.	The liability of the Tempest directors for monetary damages is and will be eliminated to the fullest extent under applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Tempest will be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Indemnification

To the fullest extent permitted by applicable law, Millendo is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of Millendo (and any other persons to which applicable law permits Millendo to provide indemnification) through provisions of Millendo’s amended and restated bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Millendo will be eliminated or limited to the fullest extent permitted by applicable law as so amended.	To the fullest extent permitted by applicable law, Tempest is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of Tempest (and any other persons to which applicable law permits Tempest to provide indemnification) through provisions of Tempest’s amended and restated bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Tempest will be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Conversion Rights

Millendo does not have any outstanding shares of preferred stock.	Tempest’s amended and restated certificate of incorporation provides that holders of Tempest preferred stock have the right to convert such shares into shares of common stock at any time at a conversion rate in accordance with the terms of Tempest’s amended and restated certificate of incorporation.

Millendo	Tempest

Right of First Refusal

Millendo does not have a right of first refusal in place.	Any stockholder wishing to transfer any shares of Tempest Common Stock must first provide Tempest with the right to purchase such shares. In such an event, if Tempest does not elect to exercise its right of first refusal in full, any major investor has a right of first refusal with respect to certain sales of equity securities as defined in the Investor Rights Agreement.

Right of Co-Sale

Millendo does not have a right of co-sale in place.	Tempest does not have a right of co-sale in place.

Preemptive Rights

Millendo stockholders do not have preemptive rights. Thus, if additional shares of Millendo common stock are issued, the current holders of Millendo common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	Pursuant to the Amended and Restated Investor Rights Agreement, dated July 3, 2019, or the IRA, if Tempest proposes to offer or sell new equity securities, Tempest shall first offer such securities to certain holders of preferred stock of Tempest, or the Tempest Major Investors. Each of the Tempest Major Investors will then have the right to purchase securities in such new offering equal to the proportion of the ownership interest of such Tempest Major Investor prior to such offering.

Distributions to Stockholders

Dividends upon Millendo capital stock, subject to the provisions of Millendo’s amended and restated certificate of incorporation and applicable law, if any, may be declared by the Millendo board of directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of Millendo’s amended and restated certificate of incorporation and applicable law. The Millendo board of directors may fix a record date for the determination of holders of Millendo common stock entitled to receive payment of a dividend or distribution declared thereon, which record date is to be not to precede the date upon which the resolution fixing the record date is adopted, and which record date may not be more than 60 days prior to the date fixed for the payment thereof.	Dividends upon Tempest capital stock, subject to the provisions of Tempest’s amended and restated certificate of incorporation and applicable law, if any, may be declared by the Tempest board of directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of Tempest’s amended and restated certificate of incorporation and applicable law. The Tempest board of directors may fix a record date for the determination of holders of Tempest common stock entitled to receive payment of a dividend or distribution declared thereon, which record date is to be not to precede the date upon which the resolution fixing the record date is adopted, and which record date may not be more than 60 days prior to the date fixed for the payment thereof.

Exclusive Forum

Unless Millendo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Millendo;	Unless Tempest consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Tempest; (ii) any action

Millendo	Tempest
(ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Millendo to Millendo or Millendo stockholders; (iii) any action asserting a claim against Millendo arising pursuant to any provision of the DGCL, Millendo’s amended and restated certificate of incorporation or Millendo’s amended and restated bylaws; or (iv) any action asserting a claim against Millendo governed by the internal affairs doctrine.	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Tempest to Tempest or Tempest stockholders; (iii) any action asserting a claim against Tempest arising pursuant to any provision of the DGCL, Tempest’s amended and restated certificate of incorporation or Tempest’s amended and restated bylaws; or (iv) any action asserting a claim against Tempest governed by the internal affairs doctrine.

Registration Rights

Millendo does not have registration rights in place.	Under the IRA, certain holders of Tempest preferred stock that are party to the IRA, have certain registration rights, including the right to demand that Tempest file a registration statement, so called “demand” registration rights, or request that their shares be covered by a registration statement that Tempest is otherwise filing, so-called
“piggyback” registration rights.

Stock Transfer Restrictions Applicable to Stockholders

Shares of Millendo are transferable in the manner prescribed by the DGCL.	Shares of Tempest are transferable in the manner prescribed by the DGCL.

PRINCIPAL STOCKHOLDERS OF MILLENDO
Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split.
The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of Millendo common stock at March 31, 2021 for:

•	each person, or group of affiliated persons, who is known by Millendo to beneficially own more than 5% of Millendo’s common stock;

•	each of Millendo’s named executive officers;

•	all of Millendo’s directors as of December 31, 2020; and

•	all of Millendo’s executive officers and directors as a group.
Beneficial ownership prior to the completion of the merger is based on 19,043,034 shares of Millendo common stock outstanding as of March 31, 2021.
Millendo has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that Millendo includes shares of common stock issuable pursuant to the vesting of restricted stock units and the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of March 31, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for persons listed in the table is c/o Millendo Therapeutics, Inc., 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% or greater stockholders:
Entities affiliated with New Enterprise Associates (1) c/o New Enterprise Associates, Inc. 1954 Greenspring Drive, Suite 600 Timonium, MD 21093	1,766,779	8.8
Ikarian Capital, LLC (2) 100 Crescent Court, Suite 1620 Dallas, TX 75201	1,348,021	6.7
Roche Finance Ltd (3) Grenzacherstrasse 122 4070 Basel, Switzerland	1,089,180	5.4
Fonds InnoBio FPCI (4) 27-31 Avenue du Général Leclerc 94700 Maisons-Alfort, France Attention: Bpifrance Investissement	1,078,670	5.4

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)

Named executive officers and directors:
Julia C. Owens, Ph.D. (5)	799,485	4.0
Louis J. Arcudi, III (6)	163,243	*
Christophe Arbet-Engels (7)	40,000	*
Carol G. Gallagher, Pharm.D. (8)	49,933	*
James M. Hindman (9)	38,068	*
Mary Lynne Hedley, Ph.D. (10)	36,213	*
John P. Howe, III, M.D. (11)	21,776	*
Carole L. Nuechterlein, J.D. (12)	18,000	*
Habib J. Dable (13)	26,680	*
Geoff Nichol, M.B., Ch.B., M.B.A. (14)	11,333	*
All current executive officers and all directors as of December 31, 2020 as a group (10 persons) (15)	1,204,731	6.0

*	Represents beneficial ownership of less than 1%.
(1)
Represents (i) 372 shares held by NEA Ventures 2015, L.P. (“NEA Ventures”) and (ii) 1,766,407 shares held by New Enterprise Associates 15, L.P. (“NEA 15”). The shares directly held by NEA 15 are indirectly held by each of (a) NEA Partners 15, L.P. (“NEA Partners 15”), the sole general partner of NEA 15, (b) NEA 15 GP, LLC (“NEA 15 LLC”), the sole general partner of NEA Partners 15, and (c) each of the individual Managers of NEA 15 LLC. The individual managers of NEA 15 LLC (collectively, the “NEA 15 Managers”) are Forest Baskett, Anthony A. Florence, Jr., Joshua Makower, Scott D. Sandell, Peter Sonsini and Mohamad Makhzoumi. The shares directly held by NEA Ventures are indirectly held by Karen P. Welsh, the general partner of NEA Ventures. NEA 15, NEA Partners 15, NEA 15 LLC and the NEA 15 Managers share voting and dispositive power with regard to the shares held by NEA 15. Karen P. Welsh, the general partner of NEA Ventures, shares voting and dispositive power with regard to the shares held by NEA Ventures. Dr. Gallagher, a member of the Millendo board of directors, has no voting or dispositive power with regard to any shares held by NEA 15 or NEA Ventures.

(2)
Based solely on a Schedule 13G jointly filed with the SEC on April 7, 2021 by and on behalf of each of Ikarian Capital, LLC, a Delaware limited liability company (“Ikarian Capital”), Ikarian Healthcare Master Fund, L.P, a Cayman Islands exempted limited partnership (the “Fund”), Ikarian Healthcare Fund GP, L.P., a Delaware limited partnership (“Ikarian GP”), Chart Westcott and Neil Shahrestani. Ikarian Capital is the investment manager of, and may be deemed to indirectly beneficially own securities owned by, the Fund. Ikarian GP is the general partner of, and may be deemed to indirectly beneficially own securities owned by, the Fund. Ikarian Capital is also the general partner of, and may be deemed to indirectly beneficially own, securities beneficially owned by Ikarian GP. Ikarian Capital is a sub-advisor
for certain separate managed accounts (collectively, the “Managed Accounts”) and may be deemed to indirectly beneficially own securities owned by the Managed Accounts. Ikarian Capital is ultimately owned and controlled by Chart Westcott Living Trust, of which Mr. Westcott serves as the sole trustee (the “Trust”), and indirectly by Mr. Shahrestani. Accordingly, each of Mr. Westcott, as sole trustee of the Trust, and Mr. Shahrestani may be deemed to indirectly beneficially own securities beneficially owned by, Ikarian Capital. The Fund and the Managed Accounts are the record and direct beneficial owners of the securities covered by this statement. The Fund disclaims beneficial ownership of the shares held by the Managed Accounts.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 16, 2021. Roche Finance Ltd is a wholly owned subsidiary of Roche Holding Ltd, a publicly held corporation, and has sole voting and investment power with respect to such shares.

(4)
The general partner of Fonds InnoBio FPCI (“InnoBio”) is Bpifrance Investissement, a French simplified joint-stock company (société par actions simplifiée). InnoBio has the sole voting and investment power with respect to such shares.

(5)	Includes 725,085 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.
(6)	Represents 163,243 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.

(7)	Represents 40,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021
(8)
Represents (i) 23,684 shares held by the Gallagher Revocable Trust, (ii) 8,249 shares held by Dr. Gallagher, and (iii) 18,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.

(9)	Represents 38,068 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.
(10)	Represents 36,213 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.
(11)	Represents 21,776 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.
(12)	Represents 18,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.
(13)	Represents 26,680 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021
(14)	Represents 11,333 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.
(15)	Represents 1,098,398 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.

PRINCIPAL STOCKHOLDERS OF TEMPEST
The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of Tempest common stock at March 31, 2021 for:

•	each of Tempest’s current directors;

•	each of Tempest’s named executive officers;

•	all of Tempest’s current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who beneficially owned more than 5% of Tempest’s outstanding shares of common stock.
Beneficial ownership prior to the completion of the merger is based on 16,400,711 shares of Tempest common stock and 114,686,731 shares of Tempest preferred stock, in each case outstanding as of March 31, 2021. The Tempest preferred stock will be converted into Tempest common stock prior to the consummation of the merger and the following table and accompanying footnotes assume such conversion.
Tempest has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require that Tempest includes shares of common stock issuable pursuant to the vesting of restricted stock units and the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of March 31, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for persons listed in the table is c/o Tempest Therapeutics, Inc., 7000 Shoreline Court, Suite 275, South San Francisco, CA 94090.

	Beneficial Ownership Prior to this Offering
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Stephen Brady(1)	2,121,242	1.6%
Thomas W. Dubensky(2)	3,914,610	3.0%
Paul Grayson	—	—
Peppi Prasit(3)	1,722,500	1.3%
Mike Raab(4)	404,062	*
Robert Weisskoff	—	—
Samuel H. Whiting(5)	4,166	*
Tom Woiwode(6)	58,178,672	44.4%
Stella Xu(7)	14,768,145	11.3%
All executive officers and directors as a group (9 persons)(8)	81,013,397	60.4%

5% or Greater Stockholders:
Versant Entities(6)	58,178,672	44.4%
F-Prime Capital Partners Healthcare Fund V LP(9)	14,768,145	11.3%
Quan Venture Fund I, LP(7)	14,768,145	11.3%
LYFE Capital Fund III (Phoenix), L.P. (10)	12,500,000	9.5%
LAV Regulus Limited(11)	8,860,886	6.8%

*	Represents beneficial ownership of less than one percent.

(1)	Represents 2,121,242 shares of common stock subject to options that are exercisable within 60 days of March 31, 2021.
(2)	Represents (i) 3,457,880 shares of common stock and (ii) 456,730 shares of common stock subject to options that are exercisable within 60 days of March 31, 2021.
(3)	Represents 1,622,500 shares of common stock held by Dr. Prasit, and (ii) 100,000 shares of common stock held by Kef K. Prasit Separate Property Trust.
(4)	Represents 404,062 shares of common stock subject to options that are exercisable within 60 days of March 31, 2021.
(5)	Represents 4,166 shares of common stock subject to options that are exercisable within 60 days of March 31, 2021.
(6)
Represents (i) 30,991,934 shares of common stock held by Versant Venture Capital VI, L.P., (ii) 27,016,545 shares of common stock held by Versant Venture Capital IV, L.P., and (iii) 170,193 shares of common stock held by Versant Side Fund IV, L.P. Versant Ventures IV, LLC, is the general partner of each of Versant Venture Capital IV, L.P. and Versant Side Fund IV, L.P. Dr. Woiwode, a member of Tempest’s board of directors, Kirk Nielsen, Bradley Bolzon, Robin Praeger, William Link, Samuel Colella, Rebecca Robertson, Brian Atwood, Ross Jaffe and Charles Warden, the managing members of Versant Ventures IV, LLC may be deemed to possess voting and dispositive control over the shares held by Versant Venture Capital IV, L.P. and Versant Side Fund IV, L.P., and may be deemed to have indirect beneficial ownership of the shares held by such entities but disclaims beneficial ownership of such securities, except to the extent of their respective pecuniary interest therein, if any. Versant Ventures VI GP, L.P. is the general partner of Versant Venture Capital VI, L.P. and Versant Ventures VI
GP-GP,
LLC is the general partner of Versant Ventures VI GP, L.P. and has voting and dispositive control over the shares held by Versant Venture Capital VI, L.P. Dr. Woiwode, Bradley Bolzon, Jerel Davis, Kirk Nielsen, Clare Ozawa and Robin Praeger, the managing directors of Versant Ventures VI
GP-GP,
LLC, may be deemed to possess voting and dispositive control over the shares held by Versant Venture Capital VI, L.P. and may be deemed to have indirect beneficial ownership of the shares held by such entity but disclaims beneficial ownership of such securities, except to the extent of their respective pecuniary interest therein, if any. The address of Dr. Woiwode and each of these persons and entities is One Sansome, Suite 3630, San Francisco, CA 94104.

(7)
Represents 14,768,145 shares of common stock held by Quan Venture Fund I, L.P. The general partner of Quan Venture Fund I, L.P. is Quan Venture Partners I, L.L.C. Dr. Xu, a member of Tempest’s board of directors, is a manager of Quan Venture Partners I, L.L.C. and shares the ultimate power to vote or dispose of the shares held by Quan Venture Fund I, L.P. Dr. Xu disclaims beneficial ownership of the shares held by Quan Capital, except to the extent of her pecuniary interest, if any. The address of Dr. Xu and Quan Venture Fund I, L.P. is c/o Maples Corporate Services Ltd., PO Box 309, Ugland House Grand Cayman, Cayman Islands KY1-1104.

(8)
Represents (i) all shares of common stock beneficially owned by Tempest’s directors and three current executive officers, and (ii) all shares of common stock issuable upon exercise of options held by Tempest’s directors and three current executive officers that are vested and exercisable as of March 31, 2021 or will become vested and exercisable within 60 days of such date.

(9)
Represents 14,768,145 shares of common stock held by
F-Prime
Capital Partners Healthcare Fund V LP.
F-Prime
Capital Partners Healthcare Advisors Fund V LP is the general partner of
F-Prime
Capital Partners Healthcare Fund V LP.
F-Prime
Capital Partners Healthcare Advisors Fund V LP is solely managed by Impresa Management LLC, the managing member of its general partner and its investment manager. Impresa Management LLC is owned, directly or indirectly, by various shareholders and employees of FMR LLC. Each the entities listed above expressly disclaims beneficial ownership of the securities listed above except to the extent of any pecuniary interest therein, if any. The address of these entities is 245 Summer Street, Boston, Massachusetts 02210.

(10)
Represents 12,500,000 shares of common stock held by LYFE Capital Fund III (Phoenix), L.P. LYFE Capital Management (Phoenix) LLC is the general partner of LYFE Capital Fund III (Phoenix), L.P. Mr. Yao Li Ho is the sole member of LYFE Capital Management (Phoenix) LLC and has the voting and investment power with respect to all of the shares held by LYFE Capital Fund III (Phoenix), L.P. The address of the foregoing entities is 1209 Orange Street, Wilmington, DE 19801, USA.

(11)
Represents 8,860,886 shares of common stock held by LAV Regulus Limited which is wholly owned by LAV Biosciences Fund IV, L.P.. Dr. Yi Shi is the managing partner of LAV Corporate IV GP, Ltd., the general partner of LAV GP IV, L.P., which is the general partner of LAV Biosciences Fund IV, L.P.. The voting and investment power of shares held by LAV Regulus Limited is exercised by Dr. Yi Shi. The registered address of LAV Regulus Limited is PO Box 4301, Road Town, Tortola, British Virgin Islands.

LEGAL MATTERS
Wilmer Cutler Pickering Hale and Dorr LLP will pass upon the validity of Millendo’s common stock offered by this proxy statement/prospectus.

EXPERTS
The consolidated financial statements of Millendo Therapeutics, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in the Proxy Statement of Millendo Therapeutics, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Tempest Therapeutics, Inc. as of and for the year ended December 31, 2020, and as of and for the year ended December 31, 2019 included in this proxy statement/prospectus have been so included in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
Millendo is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains Millendo’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at
www.sec.gov
.
Millendo also makes available free of charge on or through its website at
www.millendo.com
, its Annual Reports on Form
10-K,
Quarterly Reports on Form
10-Q,
Current Reports on Form
8-K
and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Millendo electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Millendo are inactive textual references and information on those websites is not part of this proxy statement/prospectus.
Millendo has filed with the SEC a registration statement on Form
S-4,
of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of Millendo common stock to be issued to Tempest stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Millendo, as well as a proxy statement of Millendo for its special meeting, and it will also serve as an information statement for the stockholders of Tempest. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Millendo and Millendo common stock. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.
Millendo has supplied all the information contained in this proxy statement/prospectus relating to Millendo, and Tempest has supplied all information contained in this proxy statement/prospectus relating to Tempest.
If you would like to request documents from Millendo or Tempest, please send a request in writing or by telephone to either Millendo or Tempest at the following addresses:

Millendo Therapeutics, Inc.	Tempest Therapeutics, Inc.
110 Miller Avenue, Suite 100	7000 Shoreline Court, Suite 275
Ann Arbor, MI 48104	South San Francisco, CA 94080
Attn: Investor Relations	Attn: Investor Relations
Tel: (734) 845-9000	Tel: (415) 798-8589
Email: IR@millendo.com	Email: info@Tempesttx.com
If you are a Millendo stockholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact Millendo’s proxy solicitor, Morrow Sodali, at the following address and telephone number:
Morrow Sodali
509 Madison Avenue, Suite 1206
New York, NY 10022
Call Collect: (203) 561-6945
Call Toll Free: (800) 662-5200
Email: MLND@investor.morrowsodali.com

TRADEMARK NOTICE
Millendo
®
, Millendo Therapeutics
®
and Millendo’s (logo)
™
are trademarks of Millendo Therapeutics, Inc. in the United States. Tempest Therapeutics
™
and Tempest’s logo
™
are trademarks of Tempest Therapeutics, Inc. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Millendo’s executive officers, directors and persons who own more than 10% of Millendo common stock to file reports of ownership and reports of changes in ownership of common stock and other equity securities of Millendo with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish Millendo with copies of all Section 16(a) forms they file.
To Millendo’s knowledge, based solely on a review of the copies of reports furnished to Millendo, Millendo believes that during the year ended December 31, 2020, Millendo’s executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements.
Stockholder Proposals
Stockholders may submit proposals for consideration at a forthcoming annual meeting of Millendo stockholders, provided such proposal is based on a proper subject for stockholders’ action. In order for a stockholder proposal to be considered for inclusion in the proxy statement in reliance on Rule
14a-8
of the Exchange Act and presented at Millendo’s 2021 annual meeting of stockholders, such proposal must be received by Millendo a reasonable time before Millendo begins to print and send its proxy materials to stockholders (in the case where Millendo will have changed the date of its annual meeting by more than 30 days from the prior year), in such form as is required by the rules and regulations promulgated by the SEC. Stockholder proposals must be submitted in writing, to Millendo’s Corporate Secretary at 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104. A proposal submitted by a stockholder outside of the process of Rule
14a-8
for Millendo’s 2021 annual meeting of stockholders will not be considered timely unless such proposal is received by Millendo a reasonable time before Millendo begins to print and send its proxy materials to stockholders. The proxy to be solicited on behalf of Millendo’s board of directors for its 2021 annual meeting of stockholders may confer discretionary authority to vote on any such proposal considered to have been received on a non-timely
basis that nonetheless properly comes before Millendo’s 2021 annual meeting of stockholders. Stockholders are also advised to review the Millendo bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Submissions for director nomination must include (1) the full name, age, business address and, if known, residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of Millendo which are owned of record and beneficially by such nominee, (4) ta description of all direct and indirect compensation and other material monetary agreements, arrangement and understandings during the past three years, and any other material relationships between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation
S-K
if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Act of 1934.
A copy of the full text of the provisions of the Millendo’a bylaws dealing with stockholder nominations and proposals will be made available to stockholders from Millendo’s Corporate Secretary upon written request.

Stockholder Communication with the Millendo Board
Millendo’s stockholders may communicate with the Millendo board of directors by writing to Millendo’s Corporate Secretary at 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104. Millendo’s Corporate Secretary will review these communications and will determine whether they should be presented to the Millendo board of directors. The purpose of this screening is to allow the Millendo board of directors to avoid having to consider irrelevant or inappropriate communications. All communications directed to the audit committee of the Millendo board of directors in accordance with Millendo’s Whistleblower Policy that relate to questionable accounting or auditing matters involving Millendo will be promptly and directly forwarded to the audit committee of the Millendo board of directors.
Householding of Proxy Statement/Prospectus
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other special meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other special meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
In connection with the Millendo special meeting, a number of brokers with account holders who are Millendo stockholders will be “householding” Millendo’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once the stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder are notified otherwise or until the stockholder revokes his or her consent. If, at any time, the stockholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify the broker or Millendo. Direct the written request to Millendo Therapeutics, Inc., Attn: Corporate Secretary, 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO FINANCIAL STATEMENTS
MILLENDO THERAPEUTICS, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Millendo Therapeutics, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Millendo Therapeutics, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accrued preclinical and clinical costs
Description of the Matter	As described in Note 2 to the consolidated financial statements under the caption “Research and development expenses”, and within Note 6, the Company records the cost of research and development activities as they are incurred. These include, among others, costs of funding research performed by third parties, amounts due under agreements with contract manufacturing organizations and outsourced professional scientific development services. The amounts recorded include an estimate of progress toward the completion of the applicable research or development objectives. The Company compares payments made to third-party service providers to the estimated progress toward completion of the applicable research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company may record net prepaid or accrued expense relating to these costs. As of December 31, 2020, the Company’s accrual for preclinical and clinical costs was $1 million.

Auditing the Company’s accrual for preclinical and clinical costs was challenging because information necessary to estimate the accruals was accumulated from multiple sources. In addition, in certain circumstances, the determination of the nature and level of services that have been received during the reporting period requires judgment because the timing and pattern of vendor invoicing did not correspond to the level of services provided and invoicing from clinical study sites and other vendors may not yet be available to management.

How We Addressed the Matter in Our Audit	To test the accrued preclinical and clinical costs, our audit procedures included, among others, testing the completeness and accuracy of the underlying data used in the estimate, including, but not limited to, estimated project duration, research and manufacturing services incurred to date and terms of contractual arrangements. To assess the reasonableness of the data, we corroborated the progress of the clinical trials with Company research and development personnel and obtained third-party evidence supporting the activities performed to date. We recalculated the accrual based on executed contracts with the clinical research organizations, contract manufacturing organizations and clinical study sites. We also tested subsequent invoicing received from third parties and any pending change orders to assess the impact to the accrual through the balance sheet date and compared that to the Company’s estimates.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2016.
Grand Rapids, Michigan
March 29, 2021

Millendo Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$38,174	$62,478
Short-term restricted cash	484	1,034
Prepaid expenses and other current assets	1,929	6,344
Refundable tax credit	314	1,276

Total current assets	40,901	71,132
Operating lease right-of-use assets	2,157	3,331
Other assets	351	507

Total assets	$43,409	$74,970

Liabilities and stockholders’ equity
Current liabilities:
Current portion of debt	$239	$208
Accounts payable	1,486	1,495
Accrued expenses	5,525	9,066
Operating lease liabilities—current	737	1,751

Total current liabilities	7,987	12,520
Debt, net of current portion	61	168
Operating lease liabilities	1,635	2,395
Other liabilities	—	16

Total liabilities	9,683	15,099

Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 100,000,000 shares authorized; 18,999,701 shares and 18,266,545 shares issued and outstanding at December 31, 2020 and 2019, respectively	19	18
Additional paid-in capital	277,647	267,018
Accumulated deficit	(245,060)	(208,654)
Accumulated other comprehensive income	452	165

Total stockholders’ equity attributable to Millendo Therapeutics, Inc.	33,058	58,547
Equity attributable to noncontrolling interests	668	1,324

Total stockholders’ equity	33,726	59,871

Total liabilities and stockholders’ equity	$43,409	$74,970

Millendo Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except share and per share amounts)

	Year Ended December 31,
	2020	2019
Operating expenses:
Research and development	$20,374	$27,843
General and administrative	15,598	17,556

Loss from operations	35,972	45,399
Other expenses:
Interest income, net	(155)	(1,038)
Other loss	589	207

Net loss	(36,406)	(44,568)

Net loss per share of common stock, basic and diluted	$(1.93)	$(3.25)

Weighted-average shares of common stock outstanding, basic and diluted	18,862,537	13,706,744

Other comprehensive income (loss):
Foreign currency translation adjustment	$287	$17

Comprehensive loss	$(36,119)	$(44,551)

See accompanying Notes to Consolidated Financial Statements

Millendo Therapeutics, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
(in thousands except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ (Deficit) attributable to Millendo Therapeutics, Inc.	Total Equity Attributable to Noncontrolling Interests	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance at January 1, 2019	13,357,999	$13	$234,876	$(164,086)	$148	$70,951	$2,171	$73,122
Exercise of stock options	97,225	—	361	—	—	361	—	361
Issuance of common stock to board of directors	1,941	—	20	—	—	20	—	20
Issuance of common stock, net of issuance costs	4,791,667	5	26,486	—	—	26,491	—	26,491
Exercise/forfeiture of BSPCE warrants	17,713	—	958	—	—	958	(847)	111
Stock-based compensation expense	—	—	4,317	—	—	4,317	—	4,317
Foreign currency translation adjustment	—	—	—	—	17	17	—	17
Net income (loss)	—	—	—	(44,568)	—	(44,568)	—	(44,568)

Balance at December 31, 2019	18,266,545	$18	$267,018	$(208,654)	$165	$58,547	$1,324	$59,871

Exercise of stock options	1,449	—	2	—	—	2	—	2
Issuance of common stock, net of issuance costs	719,400	1	5,649	—	—	5,650	—	5,650
Exercise/forfeiture of BSPCE warrants	12,307	—	734	—	—	734	(656)	78
Stock-based compensation expense	—	—	4,244	—	—	4,244	—	4,244
Foreign currency translation adjustment	—	—	—	—	287	287	—	287
Net income (loss)	—	—	—	(36,406)	—	(36,406)	—	(36,406)

Balance at December 31, 2020	18,999,701	$19	$277,647	$(245,060)	$452	$33,058	$668	$33,726

See accompanying Notes to Consolidated Financial Statements

Millendo Therapeutics, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2020	2019
Operating activities:
Net loss	$(36,406)	$(44,568)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	152	97
Stock-based compensation expense	4,244	4,317
Foreign currency remeasurement loss	321	—
Amortization of right-of-use asset	952	955
Other non-cash items	6	30
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	5,361	(698)
Other assets	21	66
Accounts payable	25	(469)
Accrued expenses and other liabilities	(3,559)	281
Operating lease liabilities	(1,552)	(1,233)

Cash used in operating activities	(30,435)	(41,222)

Investing activities:
Purchase of property and equipment	(26)	(397)
Proceeds from sale of marketable securities	—	4,385

Cash (used in) provided by investing activities	(26)	3,988

Financing activities:
Repayment of debt	(108)	(184)
Proceeds from the issuance of common stock, net of issuance costs	5,453	26,688
Proceeds from sale of private placement, net of issuance costs	—	(15)
Repayment of principal on finance lease	(37)	(18)
Proceeds from option and BSPCE warrant exercises	78	472

Cash provided by financing activities	5,386	26,943

Effect of foreign currency exchange rate changes on cash	221	33
Net decrease in cash, cash equivalents and restricted cash	(24,854)	(10,258)
Cash, cash equivalents and restricted cash at beginning of period	63,512	73,770

Cash, cash equivalents and restricted cash at end of period	$38,658	$63,512

Supplemental schedule of non-cash investing and financing activities:
Financing costs in accounts payable and accrued expenses	$—	$197

Right-of-use assets acquired under operating leases	$—	$3,414

See accompanying Notes to Consolidated Financial Statements

Millendo Therapeutics, Inc.
Notes to Consolidated Financial Statements
1. Organization and Description of Business
Description of Business
Millendo Therapeutics, Inc. (the “Company”), a Delaware corporation, together with its subsidiaries, is a biopharmaceutical company that was previously primarily focused on developing novel treatments for orphan endocrine diseases where current therapies do not exist or are insufficient.
The Company had been developing livoletide
(AZP-531),
as a potential treatment for Prader-Willi syndrome, (“PWS”), a rare and complex genetic endocrine disease characterized by hyperphagia, or insatiable hunger. The Company discontinued the development of livoletide as a potential treatment for PWS in April 2020 based upon results from its Phase 2b trial. All costs, including estimated closeout costs associated with the livoletide program were recognized during the second quarter, which resulted in the Company recording $3.1 million in the second quarter of 2020. The Company recorded additional expense in the second half of 2020 related to the livoletide program, which reflects changes to estimated closeout costs. The Company does not expect to incur future material expenses related to this program.
In an effort to streamline costs after discontinuing the PWS program, the Company eliminated employee positions representing approximately 30% of its prior headcount, which were completed in the second quarter of 2020. The Company recorded one-time
costs of $1.1 million in the form of termination benefits to this plan in the second quarter of 2020.
The Company had also been developing nevanimibe
(ATR-101)
as a potential treatment for patients with classic congenital adrenal hyperplasia, (“CAH”), a rare, monogenic adrenal disease that requires lifelong treatment with exogenous cortisol, often at high doses. The Company elected to cease investing in the development of nevanimibe as a potential treatment for CAH in June 2020 based on an interim review of data from its Phase 2b trial. All costs, including estimated closeout costs associated with the nevanimibe program for the treatment of CAH were recognized during the second quarter of 2020. The Company recorded additional expense in the second half of 2020 related to the nevanimibe program, which reflects changes to estimated close out costs. The Company does not expect to incur future material expenses related to its nevanimibe program for the treatment of CAH as it is no longer developing this program.
The Company had also been developing a selective neurokinin
3-receptor
(NK3R) antagonist
(MLE-301)
as a potential treatment of vasomotor symptoms (“VMS”), commonly known as hot flashes and night sweats, in menopausal women. In January 2021, the Company discontinued further investment in
MLE-301
for the treatment of VMS based on an analysis of the pharmacokinetic and pharmacodynamic data from the single ascending dose portion of the Phase 1 study.
In January 2021, as a result of its decision to discontinue its investment in
MLE-301,
the Company’s Board of Directors (the “Board”) also approved a corporate restructuring plan (the “Plan”) furthering the Company’s ongoing efforts to align its resources with its current strategy and operations. In connection with the Plan, the Company plans to reduce its workforce by up to 85%, with the majority of the reduction in personnel expected to be completed by April 15, 2021. The Company initiated this reduction in force in January 2021 and expects to provide severance payments and continuation of group health insurance coverage for a specified period to the affected employees. The Company has also entered into retention arrangements with employees who are expected to remain with the Company. The Company estimates that it will incur costs of approximately $5.5 million for termination benefits and retention arrangements related to the Plan, substantially all of which will be cash expenditures.

In 2020, the Company undertook a strategic review process, which was intended to result in an actionable plan that leverages its assets, capital and capabilities to maximize stockholder value. Following an extensive process of evaluating strategic alternatives, including identifying and reviewing potential candidates for a strategic acquisition or other transaction, on March 29, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Tempest Therapeutics, Inc. (“Tempest”) under which the privately held Tempest will merge with a wholly owned subsidiary of Millendo (the “Merger”). If the Merger is completed, the business of Tempest will continue as the business of the combined company (see Note 12).
The Company had also been investigating nevanimibe
(ATR-101)
as a potential treatment for patients with endogenous Cushing’s syndrome (“CS”), a rare endocrine disease characterized by excessive cortisol production from the adrenal glands. As a result of slower than anticipated enrollment in its CS Phase 2 clinical trial, the Company elected to discontinue this trial in August 2019, suspend development of nevanimibe for the treatment of CS, and focus its resources on other programs in its research and development pipeline.
Liquidity
The Company has incurred net losses since inception and it expects to generate losses from operations for the foreseeable future primarily due to the ongoing review of corporate strategic alternatives that include, but are not limited to, the potential sale or merger of the Company or its assets. As of December 31, 2020, the Company had cash, cash equivalents and restricted cash of $38.7 million and an accumulated deficit of $245.1 million.
In December 2019, the Company sold a total of 4,791,667 shares of its common stock pursuant to an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and SVB Leerink LLC, as representatives of the several underwriters named therein (the “Underwriters”), for total net proceeds of approximately $26.5 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company. The price to the public in this offering was $6.00 per share and resulted in the sale of 4,166,667 shares of the Company’s common stock for net proceeds of approximately $23.0 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company. In addition, the Underwriters purchased an additional 625,000 shares of the Company’s common stock at the public offering price of $6.00 per share pursuant to a purchase option granted to them under the Underwriting Agreement, resulting in net proceeds of approximately $3.5 million, after deducting underwriting discounts and commissions.
In April 2019, the Company entered into an
“at-the-market”
(“ATM”) equity distribution agreement with Citigroup Global Markets Inc. acting as sole agent with an aggregate offering value of up to $50.0 million, which allows the Company to sell its common stock through the facilities of the Nasdaq Capital Market. Subject to the terms of the ATM equity distribution agreement, the Company is able to determine, at its sole discretion, the timing and number of shares to be sold under this ATM facility. In March 2020, the Company amended the equity distribution agreement to include SVB Leerink LLC as an additional sales agent for the ATM. In March 2020, the Company sold 719,400 shares of its common stock under our ATM equity distribution agreement for net proceeds of approximately $5.5 million. The Company does not expect to sell additional shares of common stock under the equity distribution agreement.
Given its limited expected financing options, the Company is currently exploring an expanded range of strategic alternatives that include, but are not limited to, the potential sale or merger of the Company or its assets. In the event that the Company does not complete the Merger with Tempest, the Company (i) may elect to pursue a dissolution and liquidation of the Company, (ii) pursue another strategic transaction or (iii) may resume research and development activities.
The Company believes its cash, cash equivalents and restricted cash at December 31, 2020 are sufficient to fund its current operations for at least 12 months following the issuance of these financial statements.

2. Basis of Presentation and Summary of Significant Accounting Policies
Basis of presentation and consolidation principles
The accompanying Consolidated Financial Statements include the accounts of Millendo Therapeutics, Inc. and its subsidiaries, and all intercompany amounts have been eliminated. The Consolidated Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The Consolidated Financial Statements include the accounts of the Company’s subsidiaries in which the Company holds a controlling financial interest as of the financial statement date.
Use of estimates
The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the Consolidated Financial Statements, actual results may materially vary from these estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.
Significant Risks and Uncertainties
With the global spread of the ongoing
COVID-19
pandemic in 2020, the Company has implemented business continuity plans designed to address and mitigate the impact of the
COVID-19
pandemic on its business. The Company anticipates that the
COVID-19
pandemic will continue to have an impact on clinical and preclinical development activities. The extent to which the
COVID-19
pandemic impacts the Company’s business, its preclinical and clinical development and regulatory efforts, its corporate development objectives and the value of and market for its common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S., Europe and other countries, and the effectiveness of actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic could have a material adverse effect on the Company’s business, financial condition, results of operations and growth prospects.
In addition, the Company is subject to other challenges and risks specific to its business and its ability to execute on its strategy, as well as risks and uncertainties common to companies in the pharmaceutical industry with development operations, including, without limitation, risks and uncertainties associated with: obtaining regulatory approval of its product candidates, loss of single source suppliers or failure to comply with manufacturing regulations, identifying, acquiring or in-licensing
additional products or product candidates; pharmaceutical product development and the inherent uncertainty of clinical success; and the challenges of protecting and enhancing its intellectual property rights; complying with applicable regulatory requirements. In addition, to the extent the ongoing
COVID-19
pandemic adversely affects its business and results of operations, the Company may also have the effect of heightening many of the other risks and uncertainties discussed above.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents and restricted cash. The Company generally invests its cash in deposits with high credit quality financial institutions. Deposits at banks may exceed the insurance provided on such deposits. Additionally, the Company performs periodic evaluations of the relative credit standing of these financial institutions.

Cash and cash equivalents
The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents. Cash equivalents as of December 31, 2020 and 2019 consisted of money market funds.
Restricted cash
Restricted cash relates to amounts used to secure the Company’s credit card facility balances held on deposit with major financial institutions, to collateralize a letter of credit in the name of the Company’s landlord pursuant to a certain operating lease agreement, and to fund an escrow arrangement in connection with a sublease agreement also pursuant to that same operating lease agreement. The escrow agreement ended in connection with the expiration of the Company’s Waltham, Massachusetts lease agreement in November 2020 (see Note 7). The following table provides a reconciliation of the components of cash, cash equivalents, and restricted cash reported in the Company’s consolidated balance sheets to the total of the amount presented in the Consolidated Statements of Cash Flows:

	December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$38,174	$62,478
Restricted cash	484	1,034

Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$38,658	$63,512

Refundable tax credit
The Company earns French research tax credits (crédit d’impôt recherche) or (“CIR”) in connection with its research efforts through its wholly owned subsidiary in Lyon, France. CIR earned are refundable or they can offset French corporate income tax due. Since the French research tax credit can be recovered in cash, the Company has elected to treat this as a grant. During the year ended December 31, 2020 and 2019, the Company recognized a reduction of research and development expenses of $0.5 million and $1.2 million, respectively, and had a research tax credit receivable of $0.3 million and $1.3 million at December 31, 2020 and 2019, respectively.
Leases
The Company determines if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment), and (2) the customer has the right to control the use of the identified asset.
The lease liabilities are initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. When readily determinable, the Company uses the implicit rate in determining the present value of lease payments. When leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date, including the lease term.
The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Refer to Note 7 for further details.

Fair value of financial instruments
Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•
Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The carrying value of the Company’s debt approximates fair value as of December 31, 2020 and 2019.
Other assets
Other assets includes property and equipment and other assets. Property and equipment, less accumulated depreciation, are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives which range from three to five years except for leasehold improvements which are amortized over the shorter of the asset life or lease term. Repairs and maintenance costs are expensed as incurred. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has not recognized any impairment of long-lived assets through December 31, 2020.
Research and development expenses
Research and development costs are expensed as incurred and consist primarily of personnel expenses, costs of funding research performed by third-parties, expenses incurred under agreements with contract manufacturing organizations, payments under third-party licensing agreements, consultant fees and expenses associated with outsourced professional scientific development services, expenses related to regulatory activities and allocated expense for facility costs. Milestone payment obligations incurred prior to regulatory approval of the product, which are accrued when the event requiring payment of the milestone occurs, are included in research and development expenses. Upfront milestone payments made to third-parties who perform research and development services on the Company’s behalf are expensed as services are rendered.
At the end of each reporting period, the Company compares payments made to third-party service providers to the estimated progress toward completion of the applicable research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company may record net prepaid or accrued expense relating to these costs. As of December 31, 2020 and 2019, the Company has not made any material adjustments to its prior estimates of accrued research and development expenses.

Stock-based compensation
The Company measures and recognizes compensation expense for all stock options awarded to employees and nonemployees based on the estimated fair market value of the award on the grant date. The Company uses the Black-Scholes option pricing model to value its stock option awards. The Company recognizes compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company accounts for forfeitures of stock options as they occur.
Estimating the fair market value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, the expected life of the options, stock price volatility, the risk-free interest rate and expected dividends. The assumptions used in the Company’s Black-Scholes option-pricing model represent management’s best estimates and involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective.
Income taxes
The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and the expected benefits of net operating loss carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, applied during the period in which temporary differences are expected to be settled, is reflected in the Company’s financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. As of December 31, 2020 and 2019, the Company has concluded that a full valuation allowance is necessary for all of its net deferred tax assets. The Company had no material amounts recorded for uncertain tax positions, interest or penalties in the accompanying Consolidated Financial Statements.
Net loss per share
Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as restricted stock, and stock options, which would result in the issuance of incremental shares of common stock. In computing the basic and diluted net loss per share, the weighted-average number of shares of common stock remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation as the impact is anti-dilutive.
The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive (amounts shown as common stock equivalents):

	Year ended December 31,
	2020	2019
Stock options	3,749,102	2,498,606
Common stock warrants	17,125	17,125
BSA and BSPCE warrants	48,265	95,567

	3,814,492	2,611,298

Segment information
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one segment.

Foreign currency
Results of foreign operations are translated from their functional currency into U.S. dollars (reporting currency) using average exchange rates in effect during the year, while assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet date. The resulting translation adjustments are recorded in accumulated other comprehensive loss. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are included in income in the period in which the change occurs and reported within other expenses in the consolidated statements of operations and comprehensive loss.
Recent accounting pronouncements
In January 2020, the FASB issued ASU
2020-01,
Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323),
and Derivatives and Hedging (Topic 815).
ASU
2020-01
states any equity security transitioning from the alternative method of accounting under Topic 321 to the equity method, or vice versa, due to an observable transaction will be remeasured immediately before the transition. In addition, the ASU clarifies the accounting for certain non-derivative
forward contracts or purchased call options to acquire equity securities stating such instruments will be measured using the fair value principles of Topic 321 before settlement or exercise. The ASU is effective for fiscal years beginning after December 15, 2020, and will be applied on a prospective basis. Early adoption is permitted. The Company adopted ASU
2020-01
on January 1, 2021, which did not have a material effect on the consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes.
ASU
2019-12
simplifies the accounting for income taxes by removing exceptions within the general principles of Topic 740 regarding the calculation of deferred tax liabilities, the incremental approach for intraperiod tax allocation, and calculating income taxes in an interim period. In addition, the ASU adds clarifications to the accounting for franchise tax (or similar tax), which is partially based on income, evaluating tax basis of goodwill recognized from a business combination, and reflecting the effect of any enacted changes in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The ASU is effective for fiscal years beginning after December 15, 2020, and will be applied either retrospectively or prospectively based upon the applicable amendments. Early adoption is permitted. The Company adopted ASU
2019-01
on January 1, 2021, which did not have a material effect on the consolidated financial statements.
In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements
for Fair Value Measurement
. ASU
2018-13
resulted in certain modifications to fair value measurement disclosures, primarily related to level 3 fair value measurements. The standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption was permitted. The adoption of ASU
2018-13
did not have a material impact on the Company’s consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments
, which replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Additionally, ASU
2016-13
requires a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected through the use of an allowance of expected credit losses. In May 2019, the FASB issued ASU
2019-05,
Financial Instruments—Credit Losses (Topic 326) Targeted Transition Relief
, which amends ASU
2016-13
by providing entities with an option to irrevocably elect the fair value option to be applied on an instrument-by-instrument
basis for eligible financial instruments that are within the scope of Topic 326. The fair value option election does not apply to held-to-maturity
debt securities. In November 2019, the FASB issued ASU
2019-10,
Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and
Leases (Topic 842)
, which

finalized effective date delays for private companies,
not-for-profit
organizations, and certain smaller reporting companies applying the credit losses, leases, and hedging standards. Also in November 2019, the FASB issued ASU
2019-11,
Codification Improvements to Topic 326, Financial Instruments—Credit
Losses
, which provides clarity about certain aspects of the amendments in ASU
2016-13.
ASU
2016-13,
as amended, is effective for fiscal years beginning
after December 15, 2022, including interim periods within those fiscal years, and requires a modified retrospective approach. The Company is in the process of evaluating the impact of this new guidance on its consolidated financial statements and related disclosures.
Subsequent events
Subsequent events were evaluated through the filing date of this Annual Report.
3. Fair Value Measurements
The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis (amounts in thousands):

	December 31, 2020
	(Level 1)	(Level 2)	(Level 3)
Assets
Money market funds (included in cash and cash equivalents)	$33,636	$—	$—

	December 31, 2019
	(Level 1)	(Level 2)	(Level 3)
Assets
Money market funds (included in cash and cash equivalents)	$59,382	$—	$—

4. Accrued Expenses
Accrued expenses consist of (amounts in thousands):

	December 31,
	2020	2019
Compensation and related benefits	$1,978	$2,042
Professional fees	719	2,929
Preclinical and clinical costs	1,002	1,820
Insurance premiums	1,476	1,423
Other	350	852

Total	$5,525	$9,066

5. Debt
Bpifrance Reimbursable Advance
In December 2017, in connection with its acquisition of Alizé, a privately held biotechnology company based in Lyon, France, the Company assumed €0.7 million of debt that Alizé had outstanding with Bpifrance Financing (“Bpifrance”). The original advance amount of €0.8 million (“the Bpifrance Advance”) was provided to Alizé as an innovation aid that required Alizé to carry out certain activities related to its livoletide clinical development program and incur a certain level of program expenditures. No interest is charged or accrued under the advance.

The Company is required to make quarterly principal payments, which began in December 2016 and continue through September 2021. The quarterly principal payments escalate over the repayment period beginning with €17,500 per quarter and increasing to €50,000 through maturity. In addition to the quarterly payments, beginning January 1, 2016, Bpifrance may require the Company to pay, by no later than March 31 of each year, a reimbursement annuity equal to 20% of the proceeds generated by the Company from license, assignment or use of livoletide. Under no circumstance, however, would the Company be required to reimburse to Bpifrance principal amounts greater than the original advance it received.
The Company is permitted to repay the Bpifrance Advance at any time, at which point it would be released from all commitments and obligations under the Bpifrance Advance agreement. The Bpifrance Advance Agreement does not contain any ongoing financial covenants. For the year ending December 31, 2020 the Company made $0.1 million in principal payments under the Bpifrance Advance agreement due to the fact that in April 2020, Bpifrance provided a six month deferral of principal payments to support businesses as a result of the
COVID-19
pandemic. During the third quarter the Company resumed normal principal payments under the Bpifrance Advance agreement. For the year ending December 31, 2019, the Company made principal payments of $0.2 million. At December 31, 2020, the balance outstanding was $0.3 million (€0.2 million).
6. License Agreements
University of Michigan License Agreement
In June 2013, the Company entered into a license agreement with the Regents of the University of Michigan (the “University of Michigan”) for a worldwide, exclusive, sublicensable license to the University of Michigan’s interest in certain patent rights jointly owned with the Company, covering the use of
ATR-101
for the treatment of certain indications (the “UM License Agreement”). Due to the Company’s decision to cease investing in the nevanimibe program, effective on March 5, 2021, the Company notified the University of Michigan of its decision to terminate the UM License Agreement, which termination shall be effective April 30, 2021, as agreed to by the University of Michigan.
The Company would have been obligated to make payments to the University of Michigan totaling up to $2.5 million upon the achievement of certain development and commercial milestones. No amounts were paid in 2018 or 2019 related to the achievement of development or commercial milestones. During the year ended December 31, 2019, $0.1 million was paid in order to extend the milestone achievement date of certain development milestones. The Company would have also been required to pay the University of Michigan a low-single
digit royalty percentage on net sales of applicable products, if any.
In addition, $20,000 in annual minimum royalties would have been due under the UM License Agreement for each of 2021 through 2023. Further, beginning in 2024, the Company would have been required to pay an annual fee of $0.2 million which would have been creditable against royalties due, if any, until the expiration or termination of the UM License Agreement.
Assignment agreement with Erasmus University Medical Center and the University of Turin
In connection with its acquisition of Alizé, the Company assumed Alizé’s obligations under an assignment agreement with Erasmus University Medical Center, the University of Turin and certain individuals (collectively “the Assignors”), for certain patents and patent applications relating to livoletide. In March 2021, the Company notified the assignors that it had discontinued its PWS program.
In connection with the assignment, the Company agreed to pay the Assignors a flat, low single digit royalty on net commercial sales of products containing livoletide that are covered by the claims of the assigned intellectual property. Further, upon approval of livoletide by the FDA or EMA, the Company would have been required to pay the Assignors CDN $100,000, which amount would have been deducted from any future royalty payments due to the Assignors. The Company also agreed to pay the Assignors a low single digit percentage of any amounts received in connection with its license of the assigned intellectual property or products containing livoletide that are covered by the claims of the assigned intellectual property.
License Agreement with Roche
On October 16, 2018, the Company entered into a license agreement with F.
Hoffmann-La
Roche Ltd and
Hoffman-La
Roche Inc. (collectively, “Roche”), for a worldwide, exclusive license to Roche’s interest in certain patent rights and know-how
covering, among other things, the use of a neurokinin 3 receptor antagonist (the “Roche License Agreement”). Due to the Company’s decision to discontinue developing the
MLE-301
program, in March 2021, the Company notified Roche that it was terminating the Roche License Agreement effective three months from the date of such notice.
As consideration for the rights granted to the Company under the Roche License Agreement, the Company agreed to pay Roche an up-front
payment. Under the terms of the Roche License Agreement, the Company would have also been obligated to make significant milestone and royalty payments in connection with the attainment of certain development steps and the sale of resulting products with respect to the neurokinin 3 receptor antagonist. In addition, the Company would have been required to share a portion of any net proceeds received in connection with certain agreements that it may enter into with third-parties to develop and commercialize the neurokinin 3 receptor antagonist.
7. Commitments and Contingencies
Operating leases
The Company has noncancelable operating leases for office space which have remaining lease terms of approximately 3.5 years. In connection with the OvaScience Merger, the Company assumed a sublease agreement for office and laboratory space located in Waltham, Massachusetts. The sublease commenced on January 15, 2019 and expired on November 30, 2020. The total minimum sublease rentals received under the Waltham, Massachusetts agreement was $0.6 million. In February 2019 and October 2018, the Company entered into two additional noncancelable operating leases for office space in Ann Arbor, Michigan for the Company’s headquarters; one that the Company took possession of in April 2019, and the other that the Company took possession of in July 2019, respectively. One of its leases in Ann Arbor, Michigan expires in June 2024 and the other expires in March 2024. In April 2019, the Company entered into a lease agreement for office space in Lexington, Massachusetts. This lease was scheduled to expire on September 30, 2020; however, in June 2020 the Company exercised its right to terminate the lease early such that the lease terminated on August 11, 2020. Lease agreements generally do not require material variable lease payments, residual value guarantees or restrictive covenants. In January 2020, the Company terminated its office lease agreement in Lyon, France.
As of December 31, 2020, the operating lease ROU asset and the operating lease liabilities were $2.2 million and $2.4 million, respectively. The weighted average discount rate used to account for the Company’s operating leases is the Company’s estimated incremental borrowing rate of 7.0%. The Company has options to extend certain of its leases for another five to ten years. These options to extend were not recognized as part of the Company’s measurement of the ROU assets and operating lease liabilities for the year ended December 31, 2020. The weighted average remaining term of the Company’s noncancelable operating leases is 3.38 years.
Rent expense related to the Company’s operating leases was approximately $0.9 million and $0.7 million for the years ended December 31, 2020 and 2019, respectively. The Company recognizes rent expense on a straight-line basis over the lease period. Cash paid for amounts included in the measurement of the lease liabilities was approximately $1.8 million and $1.5 million during the years ended December 31, 2020 and 2019, respectively. The Company received approximately $0.3 million in sublease payments related to its Waltham, Massachusetts lease during each of the years ended December 31, 2020 and 2019. Future minimum rental payments under the Company’s noncancelable operating leases at December 31, 2020 is as follows (amounts in thousands):

Year Ending December 31,
2021	$760
2022	783
2023	806
2024	302
2025	—
Thereafter	—

Total	$2,651
Present Value Adjustment	(279)

Lease liability at December 31, 2020	$2,372

Employment benefit plan
The Company maintains a defined contribution 401(k) plan in which employees may contribute up to 100% of their salary and bonus, subject to statutory maximum contribution amounts. The Company contributes a safe harbor minimum contribution equivalent to 3% of employees’ compensation. The Company generally assumes all administrative costs of the plan. For the years ended December 31, 2020 and 2019, the expense relating to the contributions made was $0.2 million and $0.2 million, respectively.
Litigation
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.
On November 9, 2016, a purported shareholder derivative action was filed in the Business Litigation Session of the Suffolk County Superior Court in the Commonwealth of Massachusetts (Cima v. Dipp, No.
16-3443-BLS1
(Mass. Sup. Ct.)) against certain former officers and directors of OvaScience and one current director of the Company (a former director of OvaScience) and OvaScience as a nominal defendant alleging breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets for purported actions related to OvaScience’s January 2015 follow-on
public offering. On February 22, 2017, the court approved the parties’ joint stipulation to stay all proceedings in the action until further notice. Following a status conference in December 2017, the stay was lifted. On January 25, 2018, at the parties’ request, the court entered a second order staying all proceedings in the action until further order of the court. On March 2, 2020, the parties submitted a status report requesting that the court continue the stay. On March 5, 2020, the court entered an order continuing the stay and requiring that the parties file a further status report on or before June 30, 2020. On June 30, 2020, the parties filed a further status report requesting that the court continue the stay. The court continued the stay until at least January 7, 2021. On January 7, 2021, the parties filed a further status report requesting that the court continue the stay until at least April 30, 2021. The case remains stayed until at least April 30, 2021, when the parties are due to file a further status report. The Company believes that the complaint is without merit and intends to defend against the litigation. There can be no assurance, however, that the Company will be successful. At present, the Company is unable to estimate potential losses, if any, related to the lawsuit.
On March 24, 2017, a purported shareholder class action lawsuit was filed in the U.S. District Court for the District of Massachusetts (Dahhan v. OvaScience, Inc., No.
1:17-cv-10511-IT
(D. Mass.)) against OvaScience and certain former officers of OvaScience alleging violations of Sections 10(b) and 20(a) of the Exchange Act (the “Dahhan Action”). On July 5, 2017, the court entered an order approving the appointment of Freedman Family Investments LLC as lead plaintiff, the firm of Robins Geller Rudman & Dowd LLP as lead counsel and the Law Office of Alan L. Kovacs as local counsel. Plaintiff filed an amended complaint on August 25, 2017. The Company filed a motion to dismiss the amended complaint, which the court denied on July 31, 2018. On August 14, 2018, the Company answered the amended complaint. On December 9, 2019, the court granted leave for the lead plaintiff to file a second amended complaint under seal and permitted the defendants to file a motion to strike the second amended complaint. On December 30, 2019, the court granted the parties’ joint motion to stay all proceedings in the case pending mediation. On March 3, 2020, the parties conducted a mediation session. The mediation was unsuccessful. The Company filed a motion to strike the second amended complaint on May 1, 2020. The Company believes that the amended complaint and the second amended complaint are without merit. On August 17, 2020, the court granted the parties’ joint motion to stay all proceedings in the case pending mediation. The parties agreed to participate in a second mediation session on November 10, 2020. On October 16, 2020, the court granted the parties’ joint request to extend the stay until November 16, 2020. On November 16, 2020, the parties filed a joint status report seeking to extend the stay for an additional thirty days. On November 17, 2020, the court ordered the parties to file a supplemental joint status report clarifying whether they sought a continuance of the stay of all proceedings or instead, a partial lifting of the stay. On November 19, 2020, the parties filed a joint status report seeking to continue a partial stay of the case while the parties engaged in additional settlement discussions, and a partial lifting of the stay to the extent required for the court to rule on the Company’s pending motion to strike and motions to dismiss filed by other defendants. Those motions remain pending. A resolution of this lawsuit adverse to the Company or the other defendants could have a material effect on the Company’s consolidated financial position and results of operations. At present, the Company is unable to estimate potential losses, if any, related to the lawsuit.
On July 27, 2017, a purported shareholder derivative complaint was filed in the U.S. District Court for the District of Massachusetts (Chiu v. Dipp, No.
1:17-cv-11382-IT
(D. Mass.)) against OvaScience as a nominal defendant, certain former officers and directors of OvaScience and one current director of the Company (a former director of OvaScience) alleging breach of fiduciary duties, unjust enrichment and violations of Section 14(a) of the Exchange Act alleging that compensation awarded to the director defendants was excessive and seeking redress for purported actions related to OvaScience’s January 2015 follow-on
public offering and other public statements concerning OvaScience’s AUGMENT treatment. On September 26, 2017, the plaintiff filed an amended complaint which eliminated all claims regarding allegedly excessive director pay and additionally alleged claims of abuse of control and waste of corporate assets. On October 27, 2017, the defendants filed a motion to dismiss the amended complaint. The court heard oral argument on the motion to dismiss on April 5, 2018. On April 13, 2018, the court granted the defendants’ motion to dismiss the amended complaint for failure to state a claim for relief under Section 14(a). The court also dismissed the plaintiffs’ pendent state law claims without prejudice, based on lack of subject matter jurisdiction. On April 25, 2018, the plaintiffs moved for leave to amend the complaint and to stay this case pending the outcome of the Dahhan Action. The Company does not believe that the proposed amended complaint cures the defects in the current complaint, but informed plaintiffs’ counsel that, in the interest of judicial economy, defendants would not oppose the proposed amendment if the court would consider staying the case pending the resolution of the Dahhan Action. On April 27, 2018, the court granted the plaintiffs’ motion for leave to amend the complaint and for a stay. On April 30, 2018, the plaintiffs filed their second amended complaint. On May 23, 2018, the court entered an order staying this case pending the resolution of the Dahhan Action. The Company believes that the complaint is without merit and intends to defend against the litigation.
There can be no assurance, however, that the Company will be successful. At present, the Company is unable to estimate potential losses, if any, related to the lawsuit.
In addition to the matters described above, the Company may be a party to litigation and subject to claims incident to the ordinary course of business from time to time. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, and diversion of management resources.

8. Common Stock and Convertible Preferred Stock
Common stock
Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that the Company’s board of directors may declare out of funds legally available for that purpose on a non-cumulative
basis. No dividends had been declared through December 31, 2020.
Common stock warrants
As of December 31, 2020, there were 17,125 common stock warrants outstanding with a weighted average exercise price of $16.93 per share.
9. Stock-Based Compensation
On June 11, 2019, the Company held its 2019 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and the Company’s 2019 Employee Stock Purchase Plan (the “2019 ESPP,” and together with the 2019 Plan, the “Plans”). The 2019 Plan is the successor to the Private Millendo 2012 Stock Plan and the OvaScience 2012 Stock Incentive Plan (each, as amended, the “Prior Plans”) and allows the Company to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board. No additional awards will be granted under either of the Prior Plans. The 2019 ESPP enables employees to purchase shares of the Company’s common stock through offerings of rights to purchase the Company’s common stock to all eligible employees. The Plans were adopted by the Board on April 29, 2019, subject to approval by the Company’s stockholders, and became effective with such stockholder approval on June 11, 2019. Outstanding awards under the Prior Plans continue to be subject to the terms and conditions of the Prior Plans.
The aggregate number of shares of the Company’s common stock initially reserved for issuance under the 2019 Plan was 2,919,872 shares, which is the sum of (i) 534,320 shares, (ii) the number of unallocated shares remaining available for grant under the Prior Plans as of the effective date of the 2019 Plan, and (iii) the Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time. The number of shares of the Company’s common stock reserved for issuance under the 2019 Plan will automatically increase on January 1 of each year, for a period of ten years, from January 1, 2020 continuing through January 1, 2029, by 4% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Board. Pursuant to the terms of the 2019 Plan, an additional 4% of the total number of shares of the Company’s common stock outstanding on December 31, 2019 were added to the number of available shares effective January 1, 2020.
The term “Prior Plans’ Returning Shares” refers to the following shares of the Company’s common stock subject to any outstanding stock award granted under either of the Prior Plans: shares of common stock subject to awards that (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Company; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award. The foregoing includes shares subject to outstanding awards under the OvaScience 2011 Stock Incentive Plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right.
The following shares of the Company’s common stock (collectively, the “2019 Plan Returning Shares”) will also become available again for issuance under the 2019 Plan: (i) any shares subject to a stock award that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to a stock award that are not issued because such stock award is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; and (iv) any shares reacquired by the Company in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award.
The aggregate number of shares of the Company’s common stock that may be issued under the 2019 ESPP is 133,580 shares, plus the number of shares of the Company’s common stock that are automatically added on January 1st of each year, for a period of up to ten years, from January 1, 2020 continuing through January 1, 2029, by 1% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding calendar year, (ii)    133,580 shares of the Company’s common stock, unless a lesser number of shares is determined by the Board. Pursuant to the terms of the 2019 Employee Stock Purchase Plan, an additional 133,580 shares were added to the number of available shares effective January 1, 2020.
The Company measures employee and nonemployee stock-based awards at grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the award.
The Company recorded stock-based compensation expense in the following expense categories of its accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019 (amounts in thousands):

	Year Ended December 31,
	2020	2019
Research and development	$977	$1,299
General and administrative	3,267	3,018

Total	$4,244	$4,317

Stock options
Options issued may have a contractual life of up to 10 years and may be exercisable in cash or as otherwise determined by the Board. Vesting generally occurs over a period of not greater than four years. In May 2020, the Company granted 840,450 stock options to its employees in connection with the PWS and CAH program changes that occurred during the second quarter of 2020 (see Note 1). The vesting was as follows: 1) 50 percent of the shares subject to this option grant will vest on the earlier of (i) December 31, 2020 or (ii) the Board’s approval of the achievement of certain performance criteria, and 2) one twelfth (1/12th) of the remaining shares subject to this option grant will vest in equal monthly installments thereafter.

The following table summarizes the activity related to stock option grants to employees and nonemployees for the years ended December 31, 2020 and 2019:

	Shares	Weighted-average exercise price share	Weighted-average remaining contractual life (years)
Outstanding at January 1, 2019	1,764,287	$26.81	8.0
Granted	1,225,901	9.73
Exercised	(97,225)	3.71
Forfeited	(394,357)	40.42

Outstanding at December 31, 2019	2,498,606	17.18	7.7
Granted	1,864,375	4.71
Exercised	(1,449)	1.08
Forfeited	(612,430)	13.39

Outstanding at December 31, 2020	3,749,102	$11.60	7.9

Vested and exercisable at December 31, 2020	1,819,399	$16.34	6.8

Vested and expected to vest at December 31, 2020	3,749,102	$11.60	7.9

As of December 31, 2020, the unrecognized compensation cost related to 1,929,703 unvested stock options expected to vest was $8.1 million. This unrecognized compensation will be recognized over an estimated weighted-average amortization period of 2.3 years. The aggregate intrinsic value of options exercised during the year ended December 31, 2020 was $1,000. The aggregate intrinsic value of options exercised during the year ended December 31, 2019 was $0.7 million. The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2020 was $0.2 million and $0.1 million, respectively. The options granted during the years ended December 31, 2020 and 2019, had an estimated weighted average grant date fair value of $3.13 and $6.74, respectively.
The fair value of options is estimated using the Black-Scholes option pricing model, which takes into account inputs such as the exercise price, the value of the underlying common stock at the grant date, expected term, expected volatility, risk-free interest rate and dividend yield. The fair value of each grant of options during the years ended December 31, 2020 and 2019 was determined using the methods and assumptions discussed below.

•
The expected term of employee options with service-based vesting is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

•	The expected volatility is based on historical volatilities of similar entities within the Company’s industry which were commensurate with the expected term assumption as described in SAB No. 107.

•	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

•	The expected dividend yield is 0% because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend on its common stock.

•
Prior to the OvaScience Merger, the Company’s common stock was not publicly traded. The Company’s board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American

Institute of Certified Public Accountants 2013 Practice Aid,
Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
Following the OvaScience Merger, the fair market value of the Company’s common stock is determined based on the closing price of its common stock on the Nasdaq Capital Market.

The grant date fair value of each option grant was estimated throughout the year using the Black-Scholes option-pricing model using the following assumptions for the Plan:

	Year Ended, December 31,	Year Ended, December 31,
	2020	2019
Expected term (in years)	5.74	6.02
Expected volatility	77%	80%
Risk-free interest rate	0.86%	2.22%
Expected dividend yield	0%	0%
Fair market value of common stock	$4.71	$9.73
At the time of the Alizé acquisition, Alizé had 6,219
non-employee
(BSA) warrants and 5,360 employee (BSPCE) warrants outstanding, which have weighted-average exercise prices of €80.06 and €83.40, respectively. As of December 31, 2020, all BSAs and BSPCEs were vested. During the year ended December 31, 2020, 910 BSPCE warrants were exercised resulting in the issuance of 12,307 shares of the Company’s common stock. In addition, during the year ended December 31, 2020, a total of 2,586 BSA and BSPCE warrants were forfeited. As of December 31, 2020, there were an aggregate of 48,265 shares of common stock issuable upon the exercise of the warrants with a weighted-average exercise price of $7.85 per share. These instruments are included in the equity attributable to noncontrolling interests.
10. Income Taxes
As of December 31, 2020, the Company had approximately $330.8 million and $280.9 million of federal and state net operating loss carryforwards, respectively, which begin to expire in 2031. As of December 31, 2020, the Company had approximately $5.3 million and $1.1 million of federal and state research and development tax credit carryforwards, respectively, that begin to expire in 2031 and 2029, respectively. As of December 31, 2020, the Company had approximately $7.4 million of federal orphan drug tax credit carryforwards that begin to expire in 2032. As of December 31, 2020, the Company had foreign net operating loss carryforwards of approximately $20.7 million which can be carried forward indefinitely.
Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) provides for limitation on the use of net operating loss and research and development tax credit carryforwards following certain ownership changes (as defined in Code) that could limit the Company’s ability to utilize these carryforwards. Pursuant to Section 382 of the Code, an ownership change occurs when the stock ownership of a 5% stockholder increases by more than 50% over a three-year testing period. The Company may have experienced various ownership changes, as defined by the Code, as a result of past financing and may in the future experience an ownership change. Accordingly, the Company’s ability to utilize the aforementioned carryforwards may be limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be applied against future taxes.

The components of the net deferred income tax asset as of December 31, 2020 and 2019 are as follows (amounts in thousands):

	December 31,
	2020	2019
Deferred taxes:
Net operating loss carryforwards	$90,842	$96,378
Research and development credit carryforwards	13,603	13,404
Stock-based compensation	4,071	4,107
Accruals	352	414
Right-of-use asset	(508)	(742)
Lease liability	559	934
Capitalized start-up costs	775	855
Other	20	10

Gross deferred tax asset	109,714	115,360
Less: valuation allowance	(109,714)	(115,360)

Net deferred tax asset	$—	$—

In assessing the realizability of deferred tax assets, the Company considers whether it is more-likely-than-not
that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. After consideration of all the evidence, both positive and negative, the Company has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2020 because the Company has determined that is it more likely than not that these assets will not be fully realized due to historic net operating losses incurred. The valuation allowance decreased by $5.6 million during the year ended December 31, 2020, primarily due to the write-off
of net operating loss carryforwards related to a wholly owned foreign subsidiary that filed for liquidation during the year ended December 31, 2020, offset by the generation of net operating losses and credit carryforwards during 2020. In addition to the deferred taxes listed in the above table, an income tax reduction of $83.4 million
(tax-effected
$19.5 million deferred tax asset with a full valuation allowance) resulting from the foreign subsidiary liquidation may be available as capital loss carryforwards, net operating loss carryforwards or a combination of both in the U.S., however, a detailed analysis of these losses is required to make this determination and has not yet been initiated.
On December 31, 2020 and 2019, the Company had no unrecognized tax benefits. The Company’s policy is to record interest and penalties related to income taxes as a component of income tax expense. As of December 31, 2020 and 2019, the Company had no accrued interest or penalties related to income taxes and no amounts have been recognized in the Company’s statement of operations.

A reconciliation of income tax expense (benefit) at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	December 31,
	2020	2019
Federal income tax benefit at statutory rate	21.0%	21.0%
State income tax, net of federal benefit	2.2%	2.4%
Permanent differences	(2.4)%	(1.0)%
Rate change	—%	(8.7)%
Research and development credit benefit	1.7%	2.7%
Change in valuation allowance	(22.5)%	(16.4)%

Effective income tax rate	—%	—%

The Company files income tax returns in the U.S. Federal, various state, and foreign jurisdictions. The statute of limitations for assessment by the Internal Revenue Service (IRS) and state tax authorities is open for the Company’s tax years from 2017 to present. Federal and state carryforward attributes that were generated prior to the tax year ended December 31, 2017 may still be adjusted upon examination by the IRS or state tax authorities if they either have been or will be used in a period for which the statute of limitations remains open. The statute of limitations for assessment by the authorities in the various foreign jurisdictions in which the Company files ranges from one to three years and is open for the Company’s tax years from 2017 to present. There are currently no federal, state or foreign income tax audits in progress.
11. Related Party Transactions
As discussed in Note 1, the Company sold shares of its common stock in December 2019. Roche invested in the Company’s December 2019 financing. One of the Company’s Board members is affiliated with Roche.
12. Subsequent Events
Following an extensive process of evaluating strategic alternatives and identifying and reviewing potential candidates for a strategic acquisition or other transaction, on March 29, 2021, the Company entered into a Merger Agreement with Tempest. If the Merger is completed, the business of Tempest will continue as the business of the combined organization.
At the closing of the Merger, (a) each then outstanding share of Tempest common stock (including shares of Tempest common stock issued upon conversion of Tempest preferred stock and shares of Tempest common stock issued in the financing transaction described in the Merger Agreement) will be converted into the right to receive a number of shares of Millendo common stock (subject to the payment of cash in lieu of fractional shares and after giving effect to a reverse stock split of Millendo common stock) calculated in accordance with the Merger Agreement and (b) each then outstanding Tempest stock option and warrant to purchase Tempest common stock will be assumed by Millendo, subject to adjustment as set forth in the Merger Agreement.
The Merger Agreement contains certain termination rights of each of Millendo and Tempest, including, subject to compliance with the applicable terms of the Merger Agreement, the right of each party to terminate the Merger Agreement to enter into a definitive agreement for a superior proposal. Upon termination of the Merger Agreement under specified circumstances, Millendo may be required to pay Tempest a termination fee of $1.4 million or reimburse Tempest’s expenses up to a maximum of $1.0 million and Tempest may be required to pay Millendo a termination fee of $2.8 million or reimburse Millendo’s expenses up to a maximum of $1.0 million.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of Tempest Therapeutics, Inc.
We have audited the accompanying financial statements of Tempest Therapeutics, Inc (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, statements of convertible preferred stock and stockholders’ deficit and statements of cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tempest Therapeutics, Inc as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since inception and has forecasted cash needs in excess of current liquidity, and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ Deloitte & Touche LLP
San Francisco, California
April 13, 2021

TEMPEST THERAPEUTICS, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
(in thousands except share and per share amounts)

	2020	2019

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$18,820	$3,244
Prepaid expenses and other current assets	1,005	519

Total current assets	19,825	3,763

PROPERTY AND EQUIPMENT—Net	1,110	1,400

OPERATING LEASE RIGHT OF USE ASSETS	1,877	2,353

OTHER NONCURRENT ASSETS	51	51

Total noncurrent assets	3,038	3,804

TOTAL ASSETS	$22,863	$7,567

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,071	$1,645
Accrued liabilities	665	1,262
Current operating lease liability	712	33
Accrued compensation	695	447
Early option exercise liability	79	241

Total current liabilities	3,222	3,628

LONG TERM LIABILITIES:
Operating lease liability	1,727	2,331

Total liabilities	4,949	5,959

COMMITMENTS AND CONTINGENCIES (Note 7)

CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE, 135,936,731 AND 147,231,000 SHARES AUTHORIZED AT DECEMBER 31, 2020 AND 2019, RESPECTIVELY; 114,686,731 and 70,936,735 SHARES ISSUED AND OUTSTANDING AT DECEMBER 31, 2020 AND 2019, RESPECTIVELY, LIQUIDATION PREFERENCE OF $100,186,732 and $65,186,736 AT DECEMBER 31, 2020 AND 2019, RESPECTIVELY	86,707	51,972

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.001 par value; 196,000,000 and 185,007,408 shares authorized; 16,374,711 and 15,939,555 issued and outstanding, 900,509 and 3,193,307 subject to repurchase at December 31, 2020 and 2019, respectively	15	13

Additional paid-in capital	2,953	2,176
Accumulated deficit	(71,761)	(52,553)

Total stockholders’ deficit	(68,793)	(50,364)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$22,863	$7,567

See accompanying notes to financial statements.

TEMPEST THERAPEUTICS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands except share and per share amounts)

	2020	2019

EXPENSES:
Research and development	$14,389	$17,867
General and administrative	4,909	5,507

Total expenses	19,298	23,374

OPERATING LOSS	(19,298)	(23,374)

OTHER INCOME:
Change in fair value of convertible preferred stock tranche liability	—	8,746
Interest income	90	264

Total other income	90	9,010

PROVISION FOR INCOME TAXES	—	(1)

NET LOSS	$(19,208)	$(14,365)

Weighted average common shares outstanding - basic and diluted	14,539,178	12,578,207

Net loss per share attributable to common stockholders - basic and diluted	$(1.32)	$(1.14)

See accompanying notes to financial statements.

TEMPEST THERAPEUTICS, INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands except share amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series B1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Deficit Accumulated	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

BALANCE—January 1, 2019	17,000,000	$16,982	25,186,738	$12,235	—	$—	9,935,448	$10	$1,494	$(38,188)	$(36,684)

Exercise of options—net of repurchase liability	—	—	—	—	—	—	288,693	—	44	—	44

Issuance of preferred stock for cash—net of issuance costs of $245	—	—	—	—	28,749,997	22,755	—	—	—	—	—

Vesting of early exercised stock options and restricted stock	—	—	—	—	—	—	2,522,107	3	328	—	331

Share-based compensation	—	—	—	—	—	—	—	—	310	—	310

Net loss	—	—	—	—	—	—	—	—	—	(14,365)	(14,365)

BALANCE—December 31, 2019	17,000,000	16,982	25,186,738	12,235	28,749,997	22,755	12,746,248	13	2,176	(52,553)	(50,364)

Exercise of options—net of repurchase liability	—	—	—	—	—	—	447,379	—	68	—	68

Issuance of preferred stock for cash—net of issuance costs of $265	—	—	—	—	43,749,996	34,735

Vesting of early exercised stock options and restricted stock	—	—	—	—	—	—	2,280,575	2	256	—	258

Share-based compensation	—	—	—	—	—	—	—	—	453	—	453

Net loss	—	—	—	—	—	—	—	—	—	(19,208)	(19,208)

BALANCE—December 31, 2020	17,000,000	$16,982	25,186,738	$12,235	72,499,993	$57,490	15,474,202	$15	$2,953	$(71,761)	$(68,793)

See accompanying notes to financial statements.

TEMPEST THERAPEUTICS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands)

	2020	2019

OPERATING ACTIVITIES:
Net loss	$(19,208)	$(14,365)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	339	104
Stock based compensation	453	310
Noncash related party interest income	(6)	—
Noncash operating lease expense	476	444
Change in fair value of convertible preferred stock tranche liability	—	(8,746)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(367)	(219)
Accounts payable	(574)	954
Operating lease liability	75	(433)
Accrued liabilities	(205)	392

Net cash used in operating activities	(19,017)	(21,559)

INVESTING ACTIVITIES:
Purchase of property and equipment	(50)	(1,364)
Repayment of related party note receivable	44	—

Net cash used in investing activities	(6)	(1,364)

FINANCING ACTIVITIES:
Proceeds from issuance of Series B-1 convertible preferred stock	35,000	23,000
Payment of preferred stock issuance costs	(469)	(41)
Exercise of stock options	69	44
Repurchase of non vested options	(1)	—

Net cash provided by financing activities	34,599	23,003

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,576	80
CASH AND CASH EQUIVALENTS —Beginning of year	3,244	3,164

CASH AND CASH EQUIVALENTS —End of year	$18,820	$3,244

SUPPLEMENTAL DISCLOSURE FOR CASH FLOW ACTIVITIES—Cash paid for income taxes	$—	$1

NON-CASH OPERATING ACTIVITIES—Operating lease right-of-use asset recorded on adoption of ASC 842	$—	$2,798

NON-CASH INVESTING ACTIVITIES—Property and equipment in accounts payable	$—	$84

NON-CASH FINANCING ACTIVITIES:
Issuance costs for issuance of Series B-1 Preferred Stock in accrued liabilities	$—	$204

Debt issuance costs related to financing in accrued liabilities	$34	$—

Vesting of early exercise stock options	$258	$330

See accompanying notes to financial statements.

TEMPEST THERAPEUTICS, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1.	DESCRIPTION OF THE BUSINESS
Nature of Business
—Tempest Therapeutics (the Company) was incorporated in the state of Delaware on February 10, 2011 originally as Next Beta, Inc., and then changed its name to Inception 2, Inc. on October 4, 2011 and then finally to Tempest Therapeutics, Inc. on August 14, 2017. The Company is a privately held, small biopharmaceutical company focused on the discovery and development of small molecule drugs to treat cancers such as hepatocellular carcinoma and colorectal cancer. The Company is headquartered in South San Francisco, California.
Liquidity and Management Plans
—The accompanying financial statements have been prepared assuming the Company will continue as a going concern. In the course of its development activities, the Company has incurred significant losses since inception, including a net loss of approximately $19.2 million and $14.4 million for the years ended December 31, 2020 and 2019, respectively, and expects such losses to continue for the foreseeable future. As of December 31, 2020, and 2019, the Company had cash and cash equivalents of approximately $18.8 million and $3.2 million, respectively, and accumulated deficit of approximately $71.8 million and has forecasted cash needs in excess of current liquidity. To date, the Company has funded its operations primarily with the net proceeds from the sale of convertible preferred stock and convertible preferred notes. As a result of these conditions, substantial doubt is raised about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.
The Company is continuing to develop its drug candidates, which is the primary use of funds for the Company. The Company’s ability to fund continued development will require additional capital, and the Company intends to raise such capital through the issuance of additional debt or equity including in connection with potential merger opportunities, or through business development activities. As described in Note 14, on March 29, 2021, Tempest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Millendo Therapeutics, Inc. Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into funding agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo. However, if such financing is not approved, does not occur, or alternative financing is not available at adequate levels or on acceptable terms, the Company could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of its development programs, enter into a collaboration or other similar arrangement with respect to commercialization rights to any of its product candidates, out-license
intellectual property rights to its product candidates and sell unsecured assets, or a combination of the above. Any of these actions could have a material adverse effect on the Company’s business, results of operations, financial condition and/or its ability to fund its scheduled obligations on a timely basis or at all. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations. If the Company is unable to obtain adequate capital, it could be forced to cease operations.
These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management has determined it is not probable they will be effectively implemented.
The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
—The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
Use of Estimates
—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to research and development accruals, recoverability of long-lived assets, right-of-use
assets, lease obligations, fair value of convertible preferred stock tranche liability, fair value of common stock stock-based
compensation and income taxes uncertainties and valuation allowances. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.
Segment Information –
The Company operates and manages its business as one reportable and operating segment, which is the business of discovery and development of small molecule drugs to treat cancers. All assets and operations are in the U.S. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.
Risks and Uncertainties –
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, reliance on single-source vendors, availability of raw materials, patentability of the Company’s products and processes and clinical efficacy and safety of the Company’s products under development, compliance with government regulations and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies, clinical trials and regulatory approval, prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. The Company’s product candidates are still in development and, to date, none of the Company’s product candidates have been approved for sale and, therefore, the Company has not generated any revenue from product sales. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid technological change and substantial competition from other pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees, consultants and other third parties.
Moreover, the current
COVID-19
(coronavirus) pandemic, which is impacting worldwide economic activity, poses risk that the Company or its employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. The extent to which the
COVID-19
pandemic will impact the Company’s business will depend on future developments that are highly uncertain and cannot be predicted at this time.
Concentration of Credit Risk
—Financial instruments, which potentially subject the Company to concentration of risk, consist principally of cash and money market fund. All of the Company’s cash and money market fund are deposited in accounts with a major financial institution, and amounts may exceed federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash and money market fund are held. The

Company has no
off-balance
sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts or other hedging arrangements.
Cash and Cash Equivalents
—The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisitions to be cash equivalents. As of December 31, 2020, and 2019, the Company’s cash and cash equivalents consisted of bank deposits and a money market fund.
Property and Equipment
—Property and equipment is recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Upon disposal of an asset, the related cost and accumulated depreciation are removed from the asset accounts and any resulting gain or loss is included in the statement of operations. Repair and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment. The estimated useful lives of the Company’s respective assets are as follows:

Computer equipment and software	3 years
Furniture and fixtures	7 years
Laboratory equipment	5 years
Leasehold improvements	Shorter of the useful life of the asset or the life of the lease
Impairment of Long-Lived Assets
—Long-lived assets are reviewed for impairment if events or circumstances indicate the carrying amount of these assets may not be recoverable. If this review indicates that these assets will not be recoverable, based on the forecasted undiscounted future operating cash flows expected to result from the use of long-lived assets and their eventual disposition, the Company’s carrying value of the long-lived assets is reduced to fair value based on a discounted future cash flow approach or quoted market values. During 2020 and 2019, there were no events or circumstances which required an impairment test of long-lived assets.
Leases
—The Company elected to early adopt Accounting Standard Update (ASU)
No. 2016-02,
 Leases
(ASC 842) and its associated amendments as of January 1, 2019 using the modified retrospective transition approach. There was no cumulative-effect adjustment recorded to accumulated deficit upon adoption.
Under ASC 842, the Company determines if an arrangement is a lease at inception. In addition, the Company determines whether leases meet the classification criteria of a finance or operating lease at the lease commencement date considering: (1) whether the lease transfers ownership of the underlying asset to the lessee at the end of the lease term, (2) whether the lease contains a bargain purchase option, (3) whether the lease term is for a major part of the remaining economic life of the underlying asset, (4) whether the present value of the sum of the lease payments and residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset, and (5) whether the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. As of December 31, 2020 and 2019, the Company’s lease population consisted only of an office lease. As of the date of adoption of ASC 842 and December 31, 2019, the Company did not have finance leases. Operating leases are included in operating lease right-of-use
(“ROU”) assets and operating lease liabilities in the balance sheet.
ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when readily determinable. If the Company’s leases do not provide an implicit rate, an incremental borrowing rate is used based on the information available at commencement dates in determining the present value of lease payments. The determination of the Company’s incremental borrowing rate requires management judgment including the development of a synthetic credit rating and cost of debt as the Company currently does not carry any debt. The incremental borrowing rate is estimated on a collateralized basis with similar terms and economic considerations under a recovery rate approach utilizing the historical recoverability rate of secured versus unsecured senior corporate debt to reflect a recoverability-adjusted spread and overall rate on a lease by lease basis. The operating lease ROU assets also include any lease payments made and exclude lease incentives when paid by the Company or on the Company’s behalf. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
The Company elected the practical expedient option that allows the Company to not need to reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, and the initial direct costs for any existing leases. The Company elected the practical expedient to adopt the policy to not separate lease and non-lease
components for its real estate leases. Operating leases are included in operating lease ROU assets and operating lease liabilities on the Company’s balance sheets. The Company also made an accounting policy election to recognize lease expense for leases with a term of 12 months or less on a straight-line basis over the lease term and not recognize ROU assets or lease liabilities for such leases.
The Company has a lease for its office facility, which is classified as an operating lease. This lease has a lease term of five years, which includes an option to extend the lease. The Company has determined that it is not reasonably certain to exercise the option. The lease for the office includes costs for common area maintenance expenditures which are variable and not included in lease payments measured at lease inception. Differences between lease payments as measured at lease inception and variations in monthly payments will be recognized as operating expenses in the period in which the obligation is incurred. Please refer to Note 7 Commitments and Contingencies for details.
Convertible Preferred Stock
—The Company records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The convertible preferred stock is recorded outside of stockholders’ deficit because the shares contain liquidation features that are not solely within the Company’s control. The Company has elected not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur.
Convertible Preferred Stock Liability
—The obligation to issue additional shares of the Company’s
Series B-1
convertible preferred stock at a future date was determined to be a freestanding financial instrument that should be accounted for as a liability. At initial recognition, the Company recorded the convertible preferred stock liability on the balance sheet at its estimated fair value. The liability is subject to remeasurement at each balance sheet date, with changes in fair value recognized as a gain or (loss) on remeasurement of convertible preferred stock liability on the statement of operations. The Company recognized a gain of $8.7 million associated with the change in fair value of preferred stock liability for the period ended December 31, 2019. In 2020, there was no such gain or loss. The convertible preferred stock liability balance was zero as of December 31, 2020 and 2019.
Comprehensive Loss
—Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that results from transactions and economic events other than those with stockholders. There was no other comprehensive income or loss for the years ended December 31, 2020 and 2019.
Research and Development Expenses and Accrued Research and Development
—Research and development expenses are charged to expense as incurred. Research and development expenses include certain payroll and personnel expenses, laboratory supplies, consulting costs, external contract research and development expenses.
In-licensing
fees and other costs to acquire technologies that are utilized in research and development, and that are not expected to have alternative future use, are expensed when incurred. Advance payments for goods or services for future research and development activities are deferred and expensed as the goods are delivered or the related services are performed.

The Company estimates preclinical studies and clinical trial expenses based on the services performed pursuant to contracts with research institutions and clinical research organizations that conduct and manage preclinical studies and clinical trials on the Company’s behalf. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. These estimates are based on communications with the third-party
service providers, the Company’s estimates of accrued expenses and on information available at each balance sheet date. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. The estimates are trued up to reflect the best information available at the time of the financial statement issuance. Although the Company does not expect its estimates to be materially different from amounts actually incurred, the Company’s estimate of the status and timing of services performed relative to the actual status and timing of services performed may vary.
Patent Costs –
Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These patent related legal costs are reported as a component of general and administrative expense.
General and Administrative Expense –
General and administrative costs are expensed as incurred and include employee-related expenses including salaries, benefits, travel and stock-based compensation for the Company’s personnel in executive, finance and accounting, and other administrative functions, as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs.
Fair Value Measurements
—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based
measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The carrying amounts of the Company’s financial instruments, including cash, prepaid and other current assets, accounts payable, accrued expenses and other liabilities approximate fair value due to their short-term
maturities.
Stock
-Based
Compensation Expense
—The Company accounts for
stock-based
compensation by measuring and recognizing compensation expense for all share-based
payments made to employees, directors and
non-employees
based on estimated
grant-date
fair values. The Company uses the
straight-line
method to allocate compensation cost to reporting periods over each optionee’s requisite service period, which is generally the vesting period.
The Company estimates the fair value of stock options to employees, directors and non-employees
using the
Black-Scholes
option-valuation
model. The
Black-Scholes
model requires the input of subjective assumptions, including expected volatility, expected dividend yield, expected term, risk-free
rate of return, and the estimated fair value of the underlying common stock on the date of grant. Due to the lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the life science industry. The Company uses the simplified method to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting tranche for awards with graded vesting. The mid-point
between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points
for each of the tranches may be averaged to provide an overall expected term. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock.

The Company accounts for forfeitures as they occur. The fair value of restricted stock awards granted to employees are valued as of the grant date using the estimated fair value of the Company’s common stock.
Net Loss per Share Attributable to Common Stockholders
—The Company follows the
two-class
method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class
method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class
method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potential dilutive common shares.
Income Taxes
—The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction
basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of December 31, 2020, and 2019, the Company has recorded a full valuation allowance on its deferred tax assets.
Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.
Commitments and Contingencies
—Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Recent Accounting Pronouncements
—From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

Recently Adopted Accounting Pronouncements
In June 2018, the FASB issued
ASU 2018-07,
Compensation—Stock Compensation (Topic
 718): Improvements to Nonemployees Share-Based Payment Accounting
(“ASU 2018-07”).
ASU 2018-07
expands the scope of Topic 718 (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. With the adoption of
ASU 2018-07,
the accounting for share-based payments for
non-employees
and employees will be substantially the same.
ASU 2018-07
is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The adoption of ASU
2018-07
on January 1, 2020 did not have a material impact on the Company’s financial statements and related disclosures.
In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurement (Topic 820) Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement
. ASU
2018-13
resulted in certain modifications to fair value measurement disclosures, primarily related to level 3 fair value measurements. The standard was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption was permitted. The adoption of ASU
2018-13
on January 1, 2020 did not have a material impact on the Company’s financial statements and related disclosures.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740),
Simplifying the Accounting for Income Taxes
, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021. ASU
2019-12
is effective for the Company beginning January 1, 2022. Early adoption is permitted. The Company has early adopted this guidance on January 1, 2020 and the impact on the Company’s financial statements was not material.
In January 2020, the FASB issued ASU
2020-01,
Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815).
ASU
2020-01
states any equity security transitioning from the alternative method of accounting under Topic 321 to the equity method, or vice versa, due to an observable transaction will be remeasured immediately before the transition. In addition, the ASU clarifies the accounting for certain non-derivative
forward contracts or purchased call options to acquire equity securities stating such instruments will be measured using the fair value principles of Topic 321 before settlement or exercise. The ASU is effective for fiscal years beginning after December 15, 2020, and will be applied on a prospective basis. Early adoption is permitted. The Company adopted ASU
2020-01
on January 1, 2021, which did not have a material effect on the financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In August 2020, the FASB issued ASU
2020-06
, Debt-Debt With Conversations and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40)
. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. Under the new ASU, convertible instruments will now more frequently accounted for as a single unit of account. That is, a conversion feature and the host instrument in which it is embedded now generally will be treated as a single unit of account unless the conversion feature requires bifurcation under Topic 815. The ASU is effective for fiscal years beginning after December 15, 2021 for public business entities, and for fiscal years beginning after December 15, 2023 for all other entities. Early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its financial statements and related disclosures.

Correction of Errors
– Subsequent to the issuance of the financial statements as of and for the year ended December 31, 2019, the Company determined that the following disclosures were incorrect, and accordingly the Company has corrected the amounts as of December 31, 2019 in the respective sections referenced as follows:

•
Convertible preferred stock number of shares authorized were overstated by 5,000,000 shares from amount previously reported of 152,231,000 as disclosed on the face of the balance sheet. The Company corrected the convertible preferred stock number of shares authorized as disclosed on the face of the accompanying balance sheet as of December 31, 2019.

•
Common stock number of shares issued and outstanding were overstated by 190,383 shares from amount previously reported of 16,129,938 on the face of the balance sheet. The Company corrected the common stock number of shares issued and outstanding as disclosed on the face of the accompanying balance sheet as of December 31, 2019.

•
Common stock number of shares outstanding subject to repurchase were overstated by 3,001,183 shares from amount previously reported of 6,194,490 on the face of the balance sheet. The Company corrected the common stock number of shares outstanding subject to repurchase on the face of the accompanying balance sheet as of December 31, 2019.

•
Options available for grant under stock plan number of shares were understated by 115,962 shares from amount previously reported of 2,990,912 in footnote 9 in the table of reserved common stock, on an as-converted
basis for future issuance. The Company corrected the options available for grant number of shares as of December 31, 2019 within the referenced table in footnote 9.

•
Shares available for grant Balance as of December 31, 2019 number of shares were understated by 115,962 shares from amount previously reported of 2,990,912 in footnote 10 in the table of Stock option activity under the plan. The Company corrected the shares available for issuance balance as of December 31, 2019 within the referenced table in footnote 10.

•
Shares available for grant - Restricted stock repurchased for the period ended December 31, 2019 were understated by 115,963 shares from amount previously reported of 359,205 in footnote 10 in the table of Stock option activity under the plan. The Company corrected the shares available for grant-restricted stock repurchased for the period ended December 31, 2019 within the referenced table in footnote 10.

•
Unvested shares related to early option exercise liability as of December 31, 2019 were overstated by 20,412 shares from amount previously reported of 3,213,719 in footnote 6 and footnote 10. The Company corrected the unvested shares as of December 31, 2019 within footnote 6 and footnote 10.

The Company believes the corrections of the disclosure errors noted above are immaterial to the previously issued financial statements as a whole.

3.	FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS
The authoritative guidance on fair value measurements establishes a three-tier
fair value hierarchy for disclosure of fair value measurements as follows:
Level
 1
—Quoted prices in active markets for identical assets or liabilities.
Level
 2
—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level
 3
—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.
The Company’s financial instruments consist of Level 1 assets and Level 3 liabilities. Level 1 assets are measured at fair value on a recurring basis and consist of a money market fund. Level 3 liabilities that are measured at fair value on a recurring basis consist of convertible preferred stock tranche liability.
During the periods presented, the Company has not changed the manner in which it values assets and liabilities that are measured at estimated fair value.
On a recurring basis, the Company measures certain financial assets and liabilities at fair value. The Company’s fair value hierarchy for its assets and financial liabilities that are carried at fair value was as follows (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$18,820	$—	$—	$18,820

Total assets	$18,820	$—	$—	$18,820

Liabilities—convertible preferred stock tranche liability	$—	$—	$—	$—

Total liabilities	$—	$—	$—	$—

	December 31, 2019

	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$3,244	$—	$—	$3,244

Total assets	$3,244	$—	$—	$3,244

Liabilities—convertible preferred stock tranche liability	$—	$—	$—	$—

Total liabilities	$—	$—	$—	$—

For the year ended December 31, 2019, the Company recognized $8.7 million in realized gains on the preferred stock liability.
The changes in the carrying value of the liability were as follows:

Fair value as of December 31, 2018	$8,746
Recognition of convertible preferred stock tranche liability change in fair value	(8,746)

Fair value as of December 31, 2019	$—

The fair value of the redeemable convertible preferred stock tranche liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the convertible preferred stock tranche liability, the Company used the Probability-Weighted Expected Return Method, “PWERM”.
There were no transfers within the hierarchy during the years ended December 31, 2020 and 2019.

4.	TRANSACTIONS WITH RELATED PARTIES (AMOUNTS IN THOUSANDS)
Inception Sciences Service Agreements
—Inception Sciences is wholly owned by Versant which is a majority shareholder of the Company. The Company has service agreements with Inception Sciences US, and Inception Sciences Canada whereby research and support services are provided to the Company. On June 30, 2020, the Company terminated these Inception Sciences service agreements.
Total expenses under the service agreements consist of charges for services, equipment usage, lab supplies and other out of pocket expenses as incurred. For the years ended December 31, 2020 and 2019, the Company incurred $1,315 and $4,770, respectively, in expenses under the Inception Sciences service agreements.
Related Party Notes Receivable
—On November 29, 2017, three officers of the Company issued promissory notes to the Company totaling $353 related to the early exercise of their stock options which had a total exercise cost of $652. Two officers paid $298 which represents 50% of the exercise cost and the other 50% totaling $298 was recorded as notes receivable. The other officer did not pay any portion of the exercise cost and $55 was recorded as note receivable. The three notes receivable accrue interest at 2% per year and will mature on November 29, 2022. The notes receivable vest over time until maturity in conjunction with the vesting of the early-exercised stock options.
In February 2020, one of the officers left the Company and repaid $44 of which $43 was the vested portion of the note receivable and $1 was accrued interest. As of December 31, 2020 and 2019, the balance of the vested notes receivable and accrued interest was $260 and $200, respectively. For the years ended December 31, 2020 and 2019, total related party interest income was $6 and $7, respectively.

5.	BALANCE SHEET ITEMS (AMOUNTS IN THOUSANDS)
Prepaid expenses and other current asset consist of the following as of December 31, 2020 and 2019 :

	2020	2019

Prepaid expenses	$245	$55
Interest receivable	—	4
Prepaid research and development costs	441	260
Notes and interest receivable	260	200
Other current assets	59	—

	$1,005	$519

Property and equipment, net, consists of the following as of December 31, 2020 and 2019:

	2020	2019

Computer equipment and software	$85	$56
Furniture and fixtures	135	126
Lab Equipment	600	583
Leasehold Improvements	746	746
Construction in process	—	6

Property and equipment	1,566	1,517

Less accumulated depreciation	(456)	(117)

Property and equipment—net	$1,110	$1,400

Depreciation expense related to property and equipment was $339 and $104 for the years ended December 31, 2020 and 2019, respectively.
Accrued liabilities as of December 31, 2020 and 2019 consists of the following:

	2020	2019

Accrued other liabilities	$441	$1,059
Accrued clinical trial liability	224	203

	$665	$1,262

As of December 31, 2020, accrued other liabilities include primarily accrual for legal services related to intellectual properties, debt issuance and corporate legal, and research and development activities totaling $352. As of December 31, 2019, accrued other liabilities include primarily accrual for legal services related to intellectual properties and preferred stock issuance, and research and development activities totaling $271.

6.	EARLY OPTION EXERCISE LIABILITY (AMOUNTS IN THOUSANDS)
The recorded amount of the early option exercise liability relates to restricted stock awards and stock options granted to certain employees and contractors that were early-exercised before they became vested. The early option exercise liability decreases as the restricted stock awards and stock options vest over time or if the Company decides to repurchase them, and the amount of decrease is recorded in common stock and additional paid-in
capital. During 2020, certain early-exercised unvested stock options of 32,635 were repurchased by the Company for $1. As of December 31, 2020 and 2019, the early option exercise liability was $79 and $241, respectively, which represents unvested shares of 900,509 and 3,193,307. The unvested shares purchased by the employees are not deemed, for accounting purposes, to be issued and outstanding.

7.	COMMITMENTS AND CONTINGENCIES (AMOUNTS IN THOUSANDS)
Facility Lease Agreement
—In February 2019, the Company entered into a
5-year
office lease agreement for a 9,780 square feet facility in South San Francisco, California. The remaining lease term of the office lease is three years and two months as of December 31, 2020, and the discount rate used to calculate the Company’s right of use asset and lease liability is 4.25%. There are no other leases as of December 31, 2020 and 2019.
As of December 31, 2020 and 2019, the balance of the operating lease right of use assets were $1,877 and $2,353, respectively, and the related operating lease liability were $2,439 and $2,364, respectively, as shown in the accompanying balance sheets.
Related to the facility lease agreement, the Company entered into a letter of credit with a bank to deposit $51 as security rent deposit for the South San Francisco office. This amount is shown as other noncurrent assets in the accompanying balance sheets as of December 31, 2020 and 2019.
Rent expense was $665 for the year ended December 31, 2020 and $623 for the year ended December 31, 2019.
In 2020 and 2019 the Company paid a total of $734 and $529, respectively for the operating lease liability.

Future minimum annual lease payments under the Company’s operating lease liabilities as of December 31, 2020 is as follows:

Year Ending	Total Commitment

2021	$801
2022	821
2023	841
2024	141
2025	—

Total minimum lease payments	2,604

Less: imputed interest	(165)

Present value of operating lease obligations	2,439

Less: current portion	(712)

Noncurrent operating lease obligations	$1,727

Guarantees and Indemnifications
—In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2020, and 2019, the Company does not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.
Legal Proceedings –
From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management believes that there are no actions pending against the Company currently, the ultimate disposition of which would have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

8.	CONVERTIBLE PREFERRED STOCK
As of December 31, 2020, the Company was authorized to issue up to 135,936,731 shares of preferred stock at a par value of $0.001.
The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences at December 31, 2020 and 2019 were as follows (in thousands except share and per share amounts):

December 31, 2020
Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount	Proceeds Net of Issuance Cost	Net Carrying Value

Series A	17,000,000	17,000,000	$1.00	$17,000	$16,982	$16,982
Series B	25,186,738	25,186,738	1.00	25,187	24,943	12,235
Series B-1	93,749,993	72,499,993	0.80	58,000	57,489	57,489

	135,936,731	114,686,731		$100,187	$99,414	$86,706

December 31, 2019
Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount	Proceeds Net of Issuance Cost	Net Carrying Value

Series A	17,000,000	17,000,000	$1.00	$17,000	$16,982	$16,982
Series B	72,293,000	25,186,738	1.00	25,187	24,943	12,235
Series B-1	57,938,000	28,749,997	0.80	23,000	22,755	22,755

	147,231,000	70,936,735		$65,187	$64,680	$51,972

In October 2011, the Company received a commitment from its venture investor for a Series A Preferred Stock financing totaling $10 million to be taken down in two tranches of $5 million each. Upon execution of the stock purchase agreement, the Company received the first tranche of $5 million, which included $2,399 in cash proceeds and the conversion of notes payable and accrued interest totaling $2,601 for issuing 5,000,000 shares of its Series A Preferred Stock. In June 2012, the Company received cash proceeds of $5 million related to the second tranche of the Series A Preferred Stock financing from the issuance of 5,000,000 shares of Series A Preferred Stock.
In August 2015, the Company issued an additional 2,000,000 shares of Series A Preferred Stock to its venture investor for cash proceeds of $2 million.
In September 2016, the Company issued an additional 5,000,000 shares of Series A Preferred Stock to its venture investor for cash proceeds of $5 million.
In February 2018, the Company issued 25,186,738 shares of Series B Preferred Stock for $1.00 per share in connection with the closing of the Series B Preferred Stock Purchase Agreement. The Company’s convertible notes of $8.0 million and accrued interest was converted as part of the Series B offering. Investors in the Series B convertible preferred stock financing also received freestanding rights to purchase additional shares of Series B convertible preferred stock on the same terms as the first closing upon completion of certain defined milestones or waiver of the milestones by the holders of at least 67% of the outstanding convertible preferred stock, voting as a single class on an as converted basis. In August 2018, the terms of the Series B Agreement were amended. The amendment allowed for the purchase of
Series B-1 shares
at a price of $0.80 per share based upon the completion of certain amended milestones. These milestones are as follows:
Second Tranche Milestones:

•	Clearance by the U.S. Food and Drug Administration of the filing by the Company of an investigational new drug application (IND) for PPARα antagonist.

•	Selection of an EP2/EP4 dual antagonist DC.
Third Tranche Milestones:

•	Demonstration of safety/tolerability and clinical Proof of Mechanism with PPARα antagonist.

•	Single additional program having a data package that is sufficient for submitting an IND.
The investors’ rights to purchase Series B and
B-1
convertible preferred stock represent a freestanding financial instrument accounted for as a liability measured at fair value at inception and remeasured at fair value each reporting date. Based on the probability vs. 100% of the milestones for the purchase of Series
B-1 shares
as of December 31, 2019, this resulted in a fair value of $0 at such date. Changes in fair value are recognized in the statement of operations. The proceeds from the initial closing of the Series B convertible preferred stock of $25.2 million were allocated to the convertible preferred stock tranche liability at its initial fair value of $12.7 million with the remaining amount allocated to the carrying value of the Series B convertible preferred stock. The fair value of the convertible preferred stock tranche liability was determined using an option pricing model approach.

In February 2019, the Company issued 28,749,997 shares of
Series B-1
preferred stock for $0.80 per share for total cash proceeds of $23 million.
In January 2020, the Company issued 43,749,996 shares of
Series B-1
preferred stock for $0.80 per share for total cash proceeds of $35 million.
The significant rights, preferences, and privileges of the convertible preferred stock as of December 31, 2020 were as follows:
Dividends
—The holders of the Company’s convertible preferred stock are entitled to receive noncumulative dividends of 8% per share (as adjusted for stock splits, combinations, and reorganizations) per annum on each outstanding share of Series convertible preferred stock. Such dividends shall be payable only when and if declared by the Board of Directors. As of December 31, 2020, and 2019, the Company’s Board of Directors had not declared any dividends. Dividends on convertible preferred stock shall be payable in preference to and prior to any payments of any dividends on common stock. No dividends have been declared to date.
Conversion
—The Company’s preferred stock is convertible, at the option of the holder into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilution
adjustments.
Each share of preferred stock is automatically converted into common stock immediately upon (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which per share price is at least $3.00 (as adjusted), and the gross cash proceeds are at least $50 million or (ii) the affirmative vote of the requisite preferred holders.
The conversion of Series B shares, either at the option of the holder or automatically, requires the prior vote or consent of the holders of at least 70% of the Series B preferred stock.
Voting Rights
—The holders of preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.
Liquidation
—The holders of preferred stock are entitled to receive liquidation preferences at an amount per share of preferred stock equal to the original price plus all declared and unpaid dividends on the preferred stock. Liquidation payments to the holders of preferred stock have priority and are made in preference to any payments to the holders of common stock. After full payment of the liquidation preference to the holders of the preferred stock, the remaining assets, if any, will be distributed ratably to the holders of the common stock and preferred stock on an as-if-converted
to common stock basis.
Redemption and Balance Sheet Classification
— The convertible preferred stock is recorded within mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

9.	COMMON STOCK
As of December 31, 2020, the Company was authorized to issue 196,000,000 shares of common stock at a par value of $0.001. Of the 196,000,000 common stock shares authorized, 16,374,711 are legally issued and outstanding at December 31, 2020, with 900,509 shares subject to repurchase due to remaining vesting requirements. Common stockholders are entitled to dividends as declared by the Board of Directors, subject to rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holders of each share of common stock are entitled to one vote. Except for effecting or validating certain specific actions intended to protect the preferred stockholders, the holders of common stock vote together with preferred stockholders and have the right to elect one member of the Company’s Board of Directors.

The fair value of the shares of common stock has historically been determined by management and approved by the Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock by considering a number of objective and subjective factors, including contemporaneous valuations performed by an unrelated third-party
specialist, important developments in the Company’s operations, the prices at which the Company sold shares of convertible preferred common stock, the rights, privileges, and preferences of the Company’s convertible preferred stock relative to the Company’s common stock, valuations of comparable public companies, operating and financial performance, the lack of liquidity of capital stock, and general and industry-specific
economic outlook. Valuations performed by the
third-party
valuation specialist used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of
Privately-Held-Company
Equity Securities Issued as Compensation (AICPA Accounting and Valuation Guide).
The Company had reserved common stock, on an
as-converted
basis for future issuance as follows:

	2020	2019

Conversion of Series A Preferred Stock	17,000,000	17,000,000
Conversion of Series B Preferred Stock	25,186,738	25,186,738
Conversion of Series B-1 Preferred Stock	72,499,993	28,749,997
Options available for grant under stock plan	15,211,101	3,106,874
Issuance of common stock upon exercise of stock options under stock plan	14,042,429	8,227,470

	143,940,261	82,271,079

10.	STOCK COMPENSATION
In 2011 the Company adopted the 2011 Equity Incentive Plan, and in 2017, the Company adopted the 2017 Equity Incentive Plan, together “the Plans”. Upon adoption of the 2017 Equity Incentive Plan, the 2011 Equity Incentive Plan was terminated. Both the Plans provide for the granting of stock awards to employees, directors and consultants of the Company. Awards issuable under the Plans include incentive stock options (ISO), nonqualified stock options (NSO), stock appreciation rights (SAR), restricted stock awards, restricted stock unit awards and other stock awards.
Options to purchase the Company’s common stock may be granted at a price not less than the fair market value in the case of both NSOs and ISOs, except for an employee or non-employee
with options who owns more than 10 percent of the voting power of all classes of stock of the Company, in which case the exercise price shall be no less than 110 percent of the fair market value per share on the grant date. Stock options granted under the Plans generally vest over four years and expire no later than ten (10) years from the date of grant. Vested options can be exercised at any time.
The grant date fair market value of the shares of common stock underlying stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include valuations performed by an independent third-party,
important developments in the Company’s operations, sales of convertible preferred stock, actual operating results, financial performance, the conditions in the life sciences industry, the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock.

Stock option activity under the Plan is set forth below:

	Shares Available for Grant	Total Options Outstanding	Weighted- Average Exercise Price

Balance—January 1, 2019	4,959,573	6,190,013	$0.15

Additional shares authorized	—	—	—
Restricted stock repurchased	475,168	—	—
Granted	(5,049,563)	5,049,563	0.16
Exercised	—	(290,410)	0.15
Cancelled and forfeited	2,721,696	(2,721,696)	0.15

Balance—December 31, 2019	3,106,874	8,227,470	0.16

Additional shares authorized	18,366,565	—	—
Granted	(6,971,754)	6,971,754	0.19
Exercised	—	(447,379)	0.15
Cancelled and forfeited	709,416	(709,416)	0.16

Balance—December 31, 2020	15,211,101	14,042,429	0.17

The following table summarizes information about stock options outstanding at December 31, 2020:

	Shares	Weighted Average Remaining Contractual Life (In Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value

Options outstanding	14,042,429	8.67	$0.17	$2,214,774
Vested and expected to vest	12,911,246	8.75	$0.17	$2,022,623
Exercisable	3,805,570	7.78	$0.16	$646,883
The intrinsic value of options exercised during 2020 and 2019 was $16,408 and zero, respectively, and is calculated based on the difference between the exercise price and the fair value of the Company common stock as of the exercise date.
Employee Stock Options
—During the years ended December 31, 2020 and 2019, the Company granted stock options to employees to purchase 6,524,854 and 4,722,063, shares of common stock with a weighted-average
grant date fair value of $0.11 and $0.09 per share, respectively.
As of December 31, 2020, there was total unrecognized compensation costs related to unvested employee stock options of $942. These costs are expected to be recognized over a weighted-average
period of approximately 1.6 years.
The Company estimated the fair value of stock options using the
Black-Scholes
option pricing valuation model. The fair value of employee stock options is being amortized on the straight-line
basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following range of assumptions during 2020:

Expected term (in years)	6.0–6.1
Expected volatility	62%–66%
Risk-free interest rate	0.4%–0.5%
Dividends	0%
Expected Term
—The expected term of options granted represents the period of time that the options are expected to be outstanding. Due to the lack of historical exercise history, the expected term of the

Company’s employee stock options has been determined utilizing the simplified method for awards that qualify as plain-vanilla
options.
Expected Volatility
—The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.
Risk
-Free
Interest Rate
—The
risk-free
interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.
Dividends
—The Company has not paid any cash dividends on common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.
Non
-Employee
Stock Options
—During the years ended December 31, 2020 and 2019, the Company granted stock options to non-employees
to purchase 446,900 and 327,500 shares of common stock, respectively. During 2019 the fair value of stock options granted to non-employees
was calculated at each vesting date. Upon the Company’s adoption of ASU
No. 2018-07
all unvested shares were valued as of January 1, 2020 and all subsequent options were valued at the grant date.
As of December 31, 2020, there was total unrecognized compensation costs related to unvested non-employee
stock options of $33. These costs are expected to be recognized over a weighted-average
period of approximately 0.7 years.
The Company estimated the fair value of stock options using the
Black-Scholes
option pricing valuation model. The fair value of
non-employee
stock options is being amortized on the
straight-line
basis over the requisite service period of the awards. The fair value of non-employee
stock options was estimated using the following range of assumptions during 2020:

Expected term (in years)	10
Expected volatility	64%–65%
Risk-free interest rate	0.70%
Dividends	0%
Expected Term
—The expected term of options granted represents the period of time that the options are expected to be outstanding. The Company has valued its non-employee
stock options using the contractual term as the expected term.
Expected Volatility
—The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available.
Risk
-Free
Interest Rate
—The
risk-free
interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.
Dividends
—The Company has not paid any cash dividends on common stock since inception and does not anticipate paying any dividends in the foreseeable future. Consequently, an expected dividend yield of zero was used.
Restricted Stock
—In 2011 the Company sold 2,440,000 shares of common stock to founders at $0.001 per share, that were subject to certain vesting restrictions. During 2017 the Company modified the vesting schedules of 1,406,673 of these shares, 666,667 of which affected one employee and 740,006 affected 21 non-employees.
The modifications provided for a
four-year
vesting schedule for shares that were not previously expected to vest. The modifications were accounted for as cancellations and re-issuance
of shares.

The shares to employees and
non-employees
are valued based on an estimate of the Company’s common stock price on the grant date.
The activity of the unvested restricted stock during 2020 and 2019 is as follows:

Unvested balance—January 1, 2019	853,551

Vested	(288,057)
Repurchased	(79,309)

Unvested balance—December 31, 2019	486,185

Vested	(486,185)

Unvested balance—December 31, 2020	0

All stock-based compensation related to restricted stock has been recognized as of December 31, 2020.
Stock
-Based
Compensation Expense
—The following table summarizes the components of
stock-based
compensation expense recognized in the Company’s statement of operations during 2020 and 2019:

Share Based Compensation	2020	2019

Research and development	$389	$191
General and administrative	64	119

	$453	$310

Early Exercise Liability
—Stock options may be exercised, and restricted stock may be purchased prior to the time that the awards have vested, provided that such shares shall remain subject to repurchase until such time as they have vested. The right to repurchase these shares generally lapses over three to four years. As of December 31, 2020 and 2019, there were 900,509 and 3,193,307 unvested shares representing an early exercise liability of $79 and $241, respectively. The unvested shares purchased by the employees are not deemed, for accounting purposes, to be issued and outstanding.

11.	RETIREMENT PLAN
The Company participates in a qualified 401(k) Plan sponsored by its professional service organization. The retirement plan is a defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. There was no contribution from the Company in 2020 and 2019.

12.	TAXES
The Company has no provision for income taxes in 2020. This differs from the amounts computed by applying the statutory income tax rate of 21% to pre-tax
loss primarily due to research credits generated and changes in the valuation allowance.
The provision (benefit) for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	—	1

Total Current	—	1

	Year Ended December 31,
	2020	2019
Deferred:
Federal	$—	$—
State	—	—

Total Deferred	—	—

Provision (Benefit) for income taxes	$—	$1

Income tax provision (benefit) related to continuing operations differ from the amounts computed by applying the statutory income tax rate of 21% to pretax loss as follows:

	Year Ended December 31,
U.S. Federal provision (benefit)	2020	2019
At statutory rate	$(4,033)	$(3,017)
State taxes	—	1
Valuation allowance	4,596	5,380
Tax credits	(604)	(580)
Stock based compensation	37	19
Permanent differences	4	34
Mark-to-market adjustments	—	(1,836)

Total	$—	$1

Significant components of the Company’s deferred tax assets at December 31, 2020 and 2019 are shown below.

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$23,943	$18,657
Research and development tax credits	4,597	3,778
Amortization	78	93
Lease liability	714	705
Other	458	323

Total gross deferred tax assets	29,790	23,556

Less: valuation allowance	(29,073)	(22,677)

Total deferred tax assets	717	879

Deferred tax liabilities:
Right of use assets	(550)	(702)
Fixed assets	(167)	(177)

Total gross deferred tax liabilities	(717)	(879)

Net deferred tax assets	$—	$—

The Company has recorded a full valuation allowance against its net deferred tax assets due to the uncertainty as to whether such assets will be realized. The valuation allowance increased by $6.4 million from December 31, 2019 to December 31, 2020 due primarily to the generation of net operating losses and research and development credits.
As of December 31, 2020, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $80.9 million and $80.3 million, respectively. As of December 31, 2019, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $62.9 million and $63.3 million, respectively.
The federal and state net operating loss carryforwards begin to expire in 2031, if not utilized. Federal net operating losses of $40.0 million are not subject to expiration.
As of December 31, 2020, the Company also has federal and state research and development carryforwards of approximately $3.9 million and $1.9 million, respectively. As of December 31, 2019, the Company also has federal and state research and development carryforwards of approximately $3.1 million and $1.6 million, respectively. The federal credits begin to expire in 2031 and the state credits can be carried forward indefinitely.
Utilization of some of the federal and state net operating loss and credit carryforwards may be subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of net operating losses and credits before utilization. The Company has not performed a Section 382 study as of December 31, 2020. State net operating losses are being computed based on an alternate apportionment methodology. Amounts reported can change accordingly.
As of December 31, 2020, the Company has approximately $1.3 million in unrecognized tax benefits, excluding indirect tax effects. Of the total unrecognized tax benefits at December 31, 2020, $1.3 million was recorded as a reduction to deferred tax assets, which caused a corresponding reduction in the Company’s valuation allowance of $1.3 million. The Company does not anticipate that the amount of unrecognized tax benefits as of December 31, 2020 will change materially within the
12-month
period following December 31, 2020.
The Company has the following activity relating to unrecognized tax benefits:

	Year Ended December 31,
	2020	2019
Beginning balance	1,080	860
Gross increase - tax positions in prior periods	—	—
Gross decreases - tax positions in prior periods	—	(44)
Gross increases - tax position in current period	200	264
Settlements	—	—
Lapses in statutes of limitations	—	—

Ending balance	1,280	1,080

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and penalties on the accompanying balance sheet as of December 31, 2020 and has not recognized penalties and/or interest in the accompanying statement of operations for the year ended December 31, 2020.

The Company is subject to taxation in the United States and various states. The Company’s tax years from inception are subject to examination by the IRS and state tax authorities due to the carryforward of unutilized net operating losses and research and development credits.

13.	NET LOSS PER SHARE
The following table sets forth the computation of the Company’s basis in diluted net loss per share for the years ended December 31, 2020 and 2019 (in thousands except share and per share amounts):

	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(19,208)	$(14,365)
Denominator:
Weighted-average common shares outstanding	16,184,669	15,924,843
Less: Weighted-average unvested restricted shares and shares subject to repurchase	(1,645,491)	(3,346,636)

Weighted-average shares used to computing basic and diluted net loss per share	14,539,178	12,578,207

Net loss per share attributable to common stockholders - basic and diluted	$(1.32)	$(1.14)

As of December 31, 2020 and 2019, the Company’s potentially dilutive securities included preferred stock, unvested restricted stock and stock options, which have been excluded from the computation of diluted net loss per share attributable to common stockholders as the effect would be anti-dilutive. Based on the amounts outstanding as of December 31, 2020 and 2019, the Company excluded the following potential common shares from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	As of December 31,
	2020	2019
Series A Preferred Stock	17,000,000	17,000,000
Series B Preferred Stock	25,186,738	25,186,738
Series B-1 Preferred Stock	72,499,993	28,749,997
Options to purchase common stock	14,042,429	8,227,470
Unvested restricted common stock	900,509	3,193,307

	129,629,669	82,357,512

14.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events occurring through April 13, 2021, the date when these financial statements are available to be issued.
Term Loan
—On January 15, 2021, the Company entered into a loan agreement with a lender to borrow a term loan amount of $35.0 million to be funded in three tranches. Tranche A of $15.0 million was wired to the Company on January 15, 2021. Tranche B of $10.0 million will be available through March 31, 2022 contingent upon achievement of each of the following: i) receipt of at least $50,000,000 in Series C equity capital, ii) initiation of the Phase 1 combination study of TPST-1495 or monotherapy expansion study, and iii) initiation of Phase 2 trial of TPST-1120 or the 1L Triplet Collaboration study. And Tranche C of $10.0 million is available at lender’s option. The term loan matures on August 1, 2025 and has an annual floating interest rate of 7.15% which is an Index Rate plus 7%. Index Rate is the greater of (i)
30-day
US LIBOR or (ii) 0.15%. Concurrent with the funding of an amount under each Tranche, the Company will grant the lender a warrant to purchase shares of Series
B-1
preferred stock equal to 1% of the funded amount. For Tranche A, the Company issued 187,500 Series
B-1
stock warrants. No Series
B-1
preferred stock warrants have been issued for Trances B and C since those tranches have not been funded yet.
Reverse Merger
—On March 29, 2021, Tempest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Millendo Therapeutics, Inc., or (“Millendo”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a wholly owned subsidiary of Millendo will merge with and into Tempest, with Tempest becoming a wholly-owned subsidiary of Millendo and the surviving corporation of the merger. At the closing of the merger, each outstanding share of Tempest’s capital stock (including preferred stock) will be converted into the right to receive shares of common stock of Millendo at a ratio whereby the equity holders of Tempest will become the majority owners (81.5%) of Millendo’s outstanding common stock on a full-diluted basis upon the close of the merger (the “Merger”).
The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Tempest will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the Merger: (1) Tempest stockholders will own substantial majority of the voting rights; (2) Tempest will designate a majority of the initial members of the board of directors of the combined organization; and (3) Tempest’s senior management will hold key positions in senior management of the combined organization. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of Tempest issuing stock to acquire the net assets of Millendo. As a result of the Merger, the net assets of Millendo will be recorded at their acquisition-date fair value in the financial statements of Tempest and the reported operating results prior to the Merger will be those of Tempest. Any excess in consideration paid will be presented as cost of equity.
Concurrent with the execution and delivery of the Merger Agreement, Tempest entered into Funding Agreements with certain investors named therein, pursuant to which the investors agreed to purchase, in the aggregate, $30.0 million of Tempest common stock convertible into securities of Millendo.
* * * * * *

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
MILLENDO THERAPEUTICS, INC.,
MARS MERGER CORP.,
and
TEMPEST THERAPEUTICS, INC.
Dated as of March 29, 2021

A-i

4.6	No Undisclosed Liabilities	A-34
4.7	Absence of Certain Changes or Events	A-34
4.8	Taxes	A-34
4.9	Owned and Leased Real Properties	A-36
4.10	Intellectual Property	A-37
4.11	Contracts	A-39
4.12	Litigation	A-40
4.13	Environmental Matters	A-40
4.14	Employee Benefit Plans	A-41
4.15	Compliance With Laws	A-42
4.16	Permits and Regulatory Matters	A-43
4.17	Employees	A-44
4.18	Insurance	A-45
4.19	Opinion of Financial Advisor	A-45
4.20	Section 203 of the DGCL	A-45
4.21	Brokers; Fees and Expenses	A-45
4.22	Operations of Merger Sub	A-45
4.23	Certain Business Relationships With Affiliates	A-45
4.24	Controls and Procedures, Certifications and Other Matters	A-46
4.25	Books and Records	A-46
4.26	Subsidies	A-46
4.27	Data Protection	A-46
4.28	No Other Representations or Warranties	A-47

ARTICLE V	CONDUCT OF BUSINESS	A-47

5.1	Covenants of Merger Partner	A-47
5.2	Covenants of Public Company	A-49
5.3	Confidentiality	A-52

ARTICLE VI	ADDITIONAL AGREEMENTS	A-52

6.1	No Solicitation	A-52
6.2	Proxy Statement/Prospectus; Registration Statement	A-56
6.3	Nasdaq Listing	A-57
6.4	Access to Information	A-57
6.5	Stockholder Approval	A-57
6.6	Legal Conditions to Merger	A-59
6.7	Public Disclosure	A-59
6.8	Section 368(a) Reorganization	A-59
6.9	Affiliate Legends	A-60
6.10	Indemnification	A-60
6.11	Notification of Certain Matters	A-61
6.12	Employee Matters	A-62
6.13	FIRPTA Tax Certificates	A-62
6.14	State Takeover Laws	A-62
6.15	Security Holder Litigation	A-62
6.16	Section 16 Matters	A-63
6.17	Calculation of Public Company Net Cash	A-63
6.18	Public Company Stock Options	A-65
6.19	401(k) Plan	A-65

A-ii

ARTICLE VII	CONDITIONS TO MERGER	A-65

7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-65
7.2	Additional Conditions to the Obligations of Public Company and Merger Sub	A-66
7.3	Additional Conditions to the Obligations of Merger Partner	A-67

ARTICLE VIII	TERMINATION AND AMENDMENT	A-68

8.1	Termination	A-68
8.2	Effect of Termination	A-70
8.3	Fees and Expenses	A-70
8.4	Amendment	A-72
8.5	Extension; Waiver	A-72
8.6	Procedure for Termination, Amendment, Extension or Waiver	A-72

ARTICLE IX	MISCELLANEOUS	A-72

9.1	Nonsurvival of Representations, Warranties and Agreements	A-72
9.2	Notices	A-72
9.3	Entire Agreement	A-73
9.4	No Third Party Beneficiaries	A-73
9.5	Assignment	A-74
9.6	Severability	A-74
9.7	Counterparts and Signature	A-74
9.8	Interpretation	A-74
9.9	Governing Law	A-74
9.10	Remedies	A-75
9.11	Submission to Jurisdiction	A-75
9.12	WAIVER OF JURY TRIAL	A-75
9.13	Disclosure Schedule	A-75
Exhibit A-1	Form of Merger Partner Support Agreement
Exhibit A-2	Form of Lock-Up Agreement
Exhibit A-3	Form of Public Company Support Agreement
Exhibit B-1	Form of Surviving Corporation Certificate of Incorporation
Exhibit B-2	Form of Surviving Corporation Bylaws
Annex A	Illustration of Exchange Ratio
Annex B	Illustration of Public Company Net Cash

A-iii

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Accounting Firm	Section 6.17(c)
Acquisition Proposal	Section 6.1(f)
Adjusted Warrant	Section 2.3(e)
Affiliate	Section 3.2(e)
Agreement	Preamble
Aggregate Valuation	Section 2.1(c)(i)
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Anticipated Closing Date	Section 6.17(a)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Capitalization Reference Time	Section 3.2(a)
CARES Act	Section 3.8(q)
Cash Determination Time	Section 6.17(d)(i)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Confidentiality Agreement	Section 5.3
Contract	Section 3.11(f)
COVID-19 Measures	Section 3.3(d)
DGCL	Preamble
Dispute Notice	Section 6.17(b)
Dissenting Shares	Section 2.4(a)
Effect	Section 3.1
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(i)(i)
Environmental Law	Section 3.13(d)
ERISA	Section 3.14(i)(ii)
ERISA Affiliate	Section 3.14(i)(iii)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
Families First Act	Section 3.8(a)
FDA	Section 3.16(a)
Financial Statements	Section 3.5(a)
Financing	Preamble
Funding Agreement	Preamble
GAAP	Section 3.5(a)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(e)
IND	Section 3.16(a)
Indebtedness	Section 6.17(d)(ii)
Indemnified Persons	Section 6.10(a)
Independent Designees	Section 1.5(a)(i)
Intellectual Property	Section 3.10(l)(i)
Intellectual Property Registrations	Section 3.10(l)(ii)

A-iv

Terms	Cross Reference in Agreement
Intervening Event	Section 6.1(f)
IRS	Section 3.14(b)
Law	Section 3.10(l)(iii)
Liens	Section 3.4(b)
Lock-Up Agreements	Preamble
Merger	Preamble
Merger Partner	Preamble
Merger Partner Allocation Percentage	Section 2.1(c)(ii)
Merger Partner Authorizations	Section 3.16(b)
Merger Partner Balance Sheet	Section 3.5(a)
Merger Partner Board	Preamble
Merger Partner Board Recommendation Change	Section 6.1(b)(i)
Merger Partner Capital Stock	Section 3.2(a)
Merger Partner Common Stock	Section 2.1(b)
Merger Partner Disclosure Schedule	Article III
Merger Partner Employee Plans	Section 3.14(a)
Merger Partner Insurance Policies	Section 3.18
Merger Partner Intellectual Property	Section 3.10(l)(iv)
Merger Partner Leases	Section 3.9(b)
Merger Partner Licensed Intellectual Property	Section 3.10(l)(v)
Merger Partner Material Adverse Effect	Section 3.1
Merger Partner Merger Shares	Section 2,1(c)(iii)
Merger Partner Outstanding Shares	Section 2.1(c)(iv)
Merger Partner Owned Intellectual Property	Section 3.10(l)(vi)
Merger Partner Preferred Stock	Section 3.2 (a)
Merger Partner Registrations	Section 3.10(l)(vii)
Merger Partner Stock Options	Section 2.3(a)
Merger Partner Stock Plans	Section 2.3(a)
Merger Partner Stockholder Approval	Section 3.4(a)
Merger Partner Support Agreements	Preamble
Merger Partner Tail Policy	Section 6.10(c)
Merger Partner Termination Fee	Section 8.3(b)
Merger Partner Valuation	Section 2.1(c)(v)
Merger Partner Voting Proposal	Section 3.4(a)
Merger Partner Warrants	Section 3.2(d)
Merger Sub	Preamble
Most Recent Balance Sheet Date	Section 3.5(a)
Nasdaq	Section 2.2(c)
Nasdaq Listing Application	Section 4.4(c)
Net Cash	Section 6.17(d)(iii)
Ordinary Course of Business	Section 3.3(d)
Outside Date	Section 8.1(b)
Patent Rights	Section 3.10(l)(viii)
Permits	Section 3.16(a)
Post-Closing Public Company Shares	Section 2.1(c)(vi)
Proxy Statement/Prospectus	Section 3.5(c)
Public Company	Preamble
Public Company 401(k) Plan	Section 6.19
Public Company Allocation Percentage	Section 2.1(c)(vii)
Public Company Authorizations	Section 4.16(a)

A-v

Terms	Cross Reference in Agreement
Public Company Balance Sheet	Section 4.5(b)
Public Company Board	Preamble
Public Company Board Recommendation Change	Section 6.1(b)(i)
Public Company Common Stock	Section 2.1(c)
Public Company Disclosure Schedule	Article IV
Public Company Employee Plans	Section 4.14(a)
Public Company ESPP	Section 4.2(b)
Public Company Financial Advisor	Section 4.19
Public Company Insurance Policies	Section 4.18
Public Company Intellectual Property	Section 4.10(l)(i)
Public Company Leases	Section 4.9(b)
Public Company Licensed Intellectual Property	Section 4.10(l)(ii)
Public Company Material Adverse Effect	Section 4.1
Public Company Meeting	Section 3.5(c)
Public Company Net Cash	Section 6.17(a)
Public Company Net Cash Schedule	Section 6.17(a)
Public Company Outstanding Shares	Section 2.1(c)(viii)
Public Company Owned Intellectual Property	Section 4.10(l)(iii)
Public Company Preferred Stock	Section 4.2(a)
Public Company Registrations	Section 4.10(l)(iv)
Public Company SEC Reports	Section 4.5(a)
Public Company Stock Options	Section 4.2(b)
Public Company Stock Plans	Section 4.2(b)
Public Company Stockholder Approval	Section 3.5(c)
Public Company Support Agreement	Preamble
Public Company Tail Policy	Section 6.10(b)
Public Company Termination Fee	Section 8.3(c)
Public Company Valuation	Section 2.1(c)(ix)
Public Company Voting Proposals	Section 3.5(c)
Public Company Warrants	Section 4.2(c)
Qualified Person	Section 6.1(f)
Recommendation Change Notice	Section 6.1(b)
Registration Statement	Section 3.5(c)
Regulating Authority	Section 3.16(a)
Regulation M-A Filing	Section 3.5(c)
Representatives	Section 6.1(a)
Reverse Stock Split	Section 3.5(c)
Rule 145 Affiliates	Section 6.9
SEC	Section 3.4(c)
Securities Act	Section 3.2(e)
Share Issuance	Preamble
Specified Time	Section 6.1(f)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3(a)
Tax Returns	Section 3.8(r)
Taxes	Section 3.8(r)
Trademarks	Section 3.10(l)(ix)
Transaction Expenses	Section 6.17(d)(iv)
Worker	Section 3.10(l)(x)
Written Consents	Section 3.4(d)

A-vi

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “
Agreement
”), dated as of March 29, 2021, is entered into by and among Millendo Therapeutics, Inc., a Delaware corporation (“
Public Company
”); Mars Merger Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “
Merger Sub
”); and Tempest Therapeutics, Inc., a Delaware corporation (“
Merger Partner
”).
WHEREAS, the Board of Directors of Public Company (the “
Public Company Board
”) and the Board of Directors of Merger Partner (the “
Merger Partner Board
”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders, (ii) approved and declared advisable this Agreement, the Merger and the actions contemplated by this Agreement and (iii) determined to recommend that the stockholders of their respective corporations vote to approve such matters as are contemplated by this Agreement, including, in the case of Merger Partner, the adoption of this Agreement and, in the case of Public Company, the approval of the issuance of shares of Public Company Common Stock pursuant to this Agreement (the “
Share Issuance
”) and the Reverse Stock Split (as defined below);
WHEREAS, the combination of Public Company and Merger Partner shall be effected through a merger (the “
Merger
”) of Merger Sub with and into Merger Partner in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “
DGCL
”), as a result of which Merger Partner will become a wholly owned subsidiary of Public Company;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Public Company’s willingness to enter into this Agreement, each of the stockholders of Merger Partner named in
Section A
of the Merger Partner Disclosure Schedule has entered into (i) a support agreement, dated as of the date of this Agreement, in the form attached hereto as
Exhibit
A-1
(the “
Merger Partner Support Agreements
”) and (ii) a lock-up agreement in the form attached hereto as
Exhibit
A-2
(the “
Lock-Up
Agreements
”);
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Merger Partner’s willingness to enter into this Agreement, each of the stockholders of Public Company named in
Section A
of the Public Company Disclosure Schedule have entered into a support agreement, dated as of the date of this Agreement, in the form attached hereto as
Exhibit
A-3
(the “
Public Company Support Agreement
”);
WHEREAS, for United States federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “
Code
”), and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations
Section 1.368-2(g);
and
WHEREAS, concurrently with the execution and delivery of this Agreement, the Merger Partner shall have entered into one or more Funding Agreements (each, a “
Funding Agreement
” and collectively, the “
Funding Agreements
”), pursuant to which Merger Partner will, at or prior to the Closing, receive gross proceeds of approximately $30,000,000 (the “
Financing
”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, Merger Sub and Merger Partner agree as follows:
ARTICLE I
THE MERGER
1.1
Effective Time of the Merger
. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the parties hereto will cause the Merger to be consummated by executing and filing a certificate of merger (the “
Certificate of Merger
”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Public Company and Merger Partner shall agree and specify in the Certificate of Merger (the “
Effective Time
”).
1.2
Closing
. Subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in
Article VII
, the closing of the Merger (the “
Closing
”) will take place at 10:00 a.m., Eastern time, on a date to be specified by Public Company and Merger Partner (the “
Closing Date
”), which shall be no later than the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in
Article VII
(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (or by remote exchange of electronic documents), unless another date, place or time is agreed to in writing by Public Company and Merger Partner. For the purposes of this Agreement, the term “
Business
Day
” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, Boston, Massachusetts or Wilmington, Delaware are required or permitted by Law to be closed.
1.3
Effects of the Merger
.
(a) At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Merger Partner (Merger Partner as the surviving corporation following the Merger is sometimes referred to herein as the “
Surviving
Corporation
”) and (ii) the certificate of incorporation of Merger Partner as in effect as of immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on
Exhibit
B-1
, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Merger Partner, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth on
Exhibit
B-2
, and, as so amended, shall be the bylaws of the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL.
(b) At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Merger Partner, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Merger Partner, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
1.4
Directors and Officers of the Surviving Corporation.
(a) The individuals named on
Section
 1.4(a)
of the Merger Partner Disclosure Schedule shall be the initial directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b) The individuals named on
Section
 1.4(b)
of the Merger Partner Disclosure Schedule shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
1.5
Public Company Matters
.
(a)
Board of Directors
. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Public Company Board as of the Effective Time) so

that, as of immediately after the Effective Time, the number of directors that comprise the full Public Company Board shall be seven (7)) and initially consist of:
(i) six (6) directors designated by Merger Partner and reasonably acceptable to Public Company, at least three (3) out of six (6) of whom qualify as an “independent director” under Nasdaq listing standards and the applicable rules of the SEC as of the Effective Time (an “
Independent Designee
”); and
(ii) one (1) director, designated by Public Company and reasonably acceptable to Merger Partner, who qualifies, and is designated, as an Independent Designee.
(b)
Officers
. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any executive officer as of the Effective Time) to cause each individual designated by Merger Partner and identified in
Section
 1.5(b)
of the Merger Partner Disclosure Schedule to be appointed to the office of Public Company indicated next to such individual’s name thereon as of immediately after the Effective Time.
(c)
Replacement of Designees
. In the event that, prior to the Effective Time, any individual initially designated pursuant to
Section
 1.5(a)
or
Section
 1.5(b)
is unable or unwilling to serve in the capacity so designated (it being agreed that no designee who is designated as an Independent Designee and who fails, as of or prior to the Effective Time, to qualify as an Independent Designee shall be permitted to serve on the Public Company Board), the party who designated such person shall select a replacement for such initial designee to serve in such initial designee’s place;
provided
that (A) such replacement shall be reasonably acceptable to Public Company and Merger Partner, and (B) if such replacement is designated to replace an Independent Designee, such replacement must qualify as an Independent Designee as of the Effective Time. The parties shall take all actions necessary to ensure that any such replacement is duly appointed to serve as a director or officer of Public Company, as applicable, as of immediately after the Effective Time.
(d)
Lock-up
Agreements
. Public Company and Merger Partner shall use reasonable best efforts to have each individual who will serve as a director or officer of Public Company following the Closing to execute and deliver a
Lock-Up
Agreement prior to Closing.
ARTICLE II
CONVERSION OF SECURITIES
2.1
Conversion of Capital Stock
. As of the Effective Time (and after giving effect to the Merger Partner Preferred Stock Conversion), by virtue of the Merger and without any action on the part of the holder of any shares of Merger Partner Capital Stock or any shares of capital stock of Merger Sub:
(a)
Capital Stock of Merger Sub
. Each share of the common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.
(b)
Cancellation of Treasury Stock and Public Company Owned Stock
. All shares of common stock, par value $0.001 per share of Merger Partner (“
Merger Partner
Common Stock
”) that are held in treasury or by any Subsidiary of Merger Partner and any shares of Merger Partner Common Stock owned by Public Company, Merger Sub or any other Subsidiary of Public Company immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of Public Company or other consideration shall be delivered in exchange therefor.

(c)
Conversion of Merger Partner Common Stock
. Subject to
Section
 2.2
, each share of Merger Partner Common Stock (including any shares of Merger Partner Common Stock issued in the Financing, including any Excess Financing Shares) (other than shares to be cancelled in accordance with
Section
 2.1(b)
and any Dissenting Shares) shall be automatically converted into the right to receive a number of shares of common stock, par value $0.001 per share, of Public Company (“
Public Company Common Stock
”) equal to the Exchange Ratio.
As of the Effective Time, all such shares of Merger Partner Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Merger Partner Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Public Company Common Stock pursuant to this
Section
 2.1(c)
and any cash in lieu of fractional shares of Public Company Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to
Section
 2.2(d)
upon the surrender of such certificate in accordance with
Section
 2.2
, without interest. For purposes of this Agreement, “
Exchange Ratio
” means, subject to
Section
 2.1(d)
, the quotient (rounded down to four decimal places) obtained by dividing (x) the number of Merger Partner Merger Shares by (y) the number of Merger Partner Outstanding Shares, in which:
(i) “
Aggregate Valuation
” means the sum of (a) the Merger Partner Valuation, plus (b) the Public Company Valuation.
(ii) “
Excess Financing Shares
” means Merger Partner Common Stock issued in the Financing, to the extent the Financing results in the Merger Partner receiving proceeds in excess of Twenty-Five Million Dollars ($25,000,000).
(iii) “
Merger Partner Allocation Percentage
” the quotient (rounded down to four decimal places) determined by dividing (i) the Merger Partner Valuation by (ii) the Aggregate Valuation.
(iv) “
Merger Partner Merger Shares
” means the product (rounded down to the nearest whole share) determined by multiplying (i) the Post-Closing Public Company Shares by (ii) the Merger Partner Allocation Percentage.
(v) “
Merger Partner Outstanding Shares
” means the total number of shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Financing, including the Excess Financing Shares, and the Merger Partner Preferred Stock Conversion) expressed on a fully-diluted and as-converted
to Merger Partner Common Stock basis and assuming, without limitation or duplication, (i) the exercise of all Merger Partner Options and Merger Partner Warrants outstanding as of immediately prior to the Effective Time and (ii) the issuance of shares of Public Company Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time (but excluding any shares of Merger Partner Common Stock reserved for issuance other than with respect to outstanding Merger Partner Options under the Merger Partner Plans as of immediately prior to the Effective Time).
(vi) “
Merger Partner Valuation
” means $153,400,000; provided, however, that if the Merger Partner issues any Excess Financing Shares, then the Merger Partner Valuation shall be increased by the amount of proceeds received from the issuance and sale of such Excess Financing Shares.
(vii) “
Post-Closing Public Company Shares
” means the quotient (rounded down to the nearest whole share) determined by dividing (i) the Public Company Outstanding Shares by (ii) the Public Company Allocation Percentage.
(viii) “
Public Company Allocation Percentage
” means the quotient (rounded down to four decimal places) determined by dividing (i) the Public Company Valuation by (ii) the Aggregate Valuation.

(ix) “
Public Company Outstanding Shares
”
means the sum of (A) the total number of shares of Public Company Common Stock that are issued and outstanding immediately prior to the Effective Time and (B) the total number of shares of Public Company Common Stock that are issuable upon exercise of then outstanding options with a per share exercise price that is less than or equal to $5.00 (as adjusted for the Reverse Stock Split) and, for the avoidance of doubt, excluding other shares of Public Company Common Stock issuable upon exercise of all other outstanding options, warrants or other derivative securities (in each case of the foregoing clauses (A) and (B) after giving effect to the Reverse Stock Split).
(x) “
Public Company Valuation
” means $36,000,000;
provided
,
however
, that (i) if Public Company Net Cash is greater than $18,700,000, the Public Company Valuation shall be increased by the amount by which Public Company Net Cash is greater than $18,700,000 and (ii) if Public Company Net Cash is less than $15,300,000, the Public Company Valuation shall be decreased by the amount by which Public Company Net Cash is less than $15,300,000.
For the avoidance of doubt and for illustrative purposes only, a sample Exchange Ratio calculation is attached hereto as
Annex A
.
(d)
Unvested Stock
. At the Effective Time, any shares of Public Company Common Stock issued in accordance with
Section
 2.1(c)
with respect to any unvested shares of Merger Partner Common Stock awarded to employees, directors or consultants pursuant to any of Merger Partner’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Merger Partner Common Stock vest at the Effective Time. Merger Partner shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been made available to Public Company. All outstanding rights that Merger Partner may hold immediately prior to the Effective Time to repurchase unvested shares of Merger Partner Common Stock shall be assigned to Public Company in the Merger and shall thereafter be exercisable by Public Company upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. Merger Partner shall, prior to the Closing, take all steps necessary to cause the foregoing provisions of this
Section
 2.1(d)
to occur.
2.2
Exchange of Certificates
. The procedures for exchanging outstanding shares of Merger Partner Common Stock for Public Company Common Stock pursuant to the Merger are as follows:
(a)
Exchange Agent
. At or immediately prior to the Effective Time, Public Company shall deposit with Computershare Trust Company, N.A. or another bank or trust company designated by Public Company and reasonably acceptable to Merger Partner (the “
Exchange Agent
”), for the benefit of the holders of shares of Merger Partner Common Stock, for exchange in accordance with this
Section
 2.2
, through the Exchange Agent, (i) certificates representing the shares of Public Company Common Stock (such shares of Public Company Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “
Exchange Fund
”) issuable pursuant to
Section
 2.1
in exchange for outstanding shares of Merger Partner Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to
Section
 2.2(c)
and
(iii)
 any dividends or distributions to which holders of certificates that, as of immediately prior to the Effective Time, represented outstanding shares of Merger Partner Common Stock (the “
Certificates
”), whose shares were converted pursuant to
Section
 2.1
into the right to receive shares of Public Company Common Stock, may be entitled pursuant to
Section
 2.2(d)
.
(b)
Exchange Procedures
. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the

Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Public Company Common Stock (plus cash in lieu of fractional shares, if any, of Public Company Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Public Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and Public Company, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or book entry account representing that number of whole shares of Public Company Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II
plus cash in lieu of fractional shares pursuant to
Section
 2.2(c)
and any dividends or distributions then payable pursuant to
Section
 2.2(d)
, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Merger Partner Common Stock which is not registered in the transfer records of Merger Partner, a certificate representing the proper number of whole shares of Public Company Common Stock plus cash in lieu of fractional shares pursuant to
Section
 2.2(c)
and any dividends or distributions pursuant to
Section
 2.2(d)
may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section
 2.2
, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive shares of Public Company Common Stock pursuant to the provisions of this
Article II
plus cash in lieu of fractional shares pursuant to
Section
 2.2(c)
and any dividends or distributions then payable pursuant to
Section
 2.2(d)
as contemplated by this
Section
 2.2
.
(c)
No Fractional Shares
. No certificate or scrip representing fractional shares of Public Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Public Company. Notwithstanding any other provision of this Agreement, each holder of shares of Merger Partner Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Public Company Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Merger Partner Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a share of Public Company Common Stock multiplied by the last reported sale price of Public Company Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market, Inc. (“
Nasdaq
”) on the last trading day prior to the Effective Time.
(d)
Distributions with Respect to Unexchanged Shares
. No dividends or other distributions declared or made after the Effective Time with respect to Public Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with this
Section
 2.2
. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Public Company Common Stock, without interest, and at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Public Company Common Stock.
(e)
No Further Ownership Rights in Merger Partner Common Stock
. All shares of Public Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to
Section
 2.2(c)
or
2.2(d)
) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Merger Partner Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Merger Partner Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the

Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article II
, subject to applicable Law in the case of Dissenting Shares.
(f)
Termination of Exchange Fund
. Any portion of the Exchange Fund that remains undistributed to the holders of Merger Partner Common Stock for one year after the Effective Time shall be delivered to Public Company, upon demand, and any holder of Merger Partner Common Stock immediately prior to the Effective Time who has not previously complied with this
Section
 2.2
shall thereafter look only to Public Company, as a general unsecured creditor, for payment of its claim for Public Company Common Stock, any cash in lieu of fractional shares of Public Company Common Stock and any dividends or distributions with respect to Public Company Common Stock.
(g)
No Liability
. To the extent permitted by applicable law, none of Public Company, Merger Sub, Merger Partner, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Merger Partner Common Stock or Public Company Common Stock, as the case may be, for such shares or any cash amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to such date on which any shares of Public Company Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this
Article II
would otherwise escheat to or become the property of any Governmental Entity, such Certificate and any such shares of Public Company Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the maximum extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
(h)
Withholding Rights
. Each of the Exchange Agent, Public Company and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Merger Partner Common Stock and any other recipient of payments hereunder such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld and paid to the appropriate taxing authority by the Surviving Corporation or Public Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Partner Common Stock or other recipient of payments hereunder in respect of which such deduction and withholding was made by the Surviving Corporation or Public Company, as the case may be.
(i)
Lost Certificates
. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity (without the requirement of posting a bond) by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Public Company Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Public Company Common Stock deliverable in respect thereof pursuant to this Agreement.
2.3
Merger Partner Stock Plans and Merger Partner Warrants
.
(a) At the Effective Time, each outstanding option to purchase Merger Partner Common Stock (each, a “
Merger Partner Stock Option
” and collectively, the “
Merger Partner
Stock Options
”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of Merger Partner (the “
Merger Partner Stock Plans
”) themselves, insofar as they relate to outstanding Merger Partner Stock Options, shall be assumed by Public Company and shall become an option to acquire, on the same terms and conditions as were applicable under such Merger Partner Stock Option immediately prior to the Effective Time, such number of shares of Public Company Common Stock as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Stock Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent);
provided
that the assumption of each Merger Partner Stock Option pursuant to this
Section
 2.3(a)
shall comply with all requirements of Sections 424 and 409A of the Code and the Treasury regulations issued thereunder, as applicable. Such Merger Partner Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this
Section
 2.3
after giving effect to the Merger). Merger Partner shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Merger Partner Stock Options contemplated by this
Section
 2.3(a)
, including obtaining the consent from each holder of any Merger Partner Stock Options (unless such consent is not required under the terms of the applicable agreement, instrument or plan).
(b) As soon as practicable after the Effective Time, Public Company shall deliver to the participants in the Merger Partner Stock Plans an appropriate notice setting forth such participants’ rights pursuant to Merger Partner Stock Options, as provided in this
Section
 2.3
.
(c) As of the Effective Time, Public Company shall assume each of the Merger Partner Stock Plans, and Public Company thereafter shall be entitled to grant equity-based compensation awards, to the extent permissible under applicable Law, using the share reserves of such Merger Partner Stock Plans as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Merger Partner Stock Options that are assumed by Public Company pursuant to
Section
 2.3(a)
), except that: (i) the stock subject to such awards shall be shares of Public Company Common Stock; (ii) all references in such Merger Partner Stock Plans to a number of shares of Merger Partner Common Stock shall be deemed amended to refer instead to a number of shares of Public Company Common Stock determined by multiplying the number of referenced shares of Merger Partner Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Public Company Common Stock; and (iii) the Public Company Board or a committee thereof shall succeed to the authority and responsibility of the Merger Partner Board or any committee thereof with respect to the administration of such Merger Partner Stock Plans.
(d) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Public Company Common Stock for delivery upon exercise of Merger Partner Stock Options assumed in accordance with
Section
 2.3(a)
and the shares of Public Company Common Stock reserved for future grant under the Merger Partner Stock Plans assumed by Public Company pursuant to
Section
 2.3(c)
. As promptly as practicable after the Effective Time, Public Company shall file a registration statement on Form
S-8
(or any successor form) with respect to the shares of Public Company Common Stock subject to such options and reserved for future grants under the Merger Partner Stock Plans, to the extent so registrable, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any awards granted under the Merger Partner Stock Plans remain outstanding.
(e) At the Effective Time, by virtue of the Merger, each Merger Partner Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by Public Company and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Merger Partner Warrant, such number of shares of Public Company Common Stock as is equal to the number of shares of Merger Partner Common Stock subject to the unexercised portion of such Merger Partner Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Merger Partner Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “
Adjusted Warrant
”). Merger Partner shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Merger Partner Stock Warrants contemplated by this
Section
 2.3(e)
. Public Company shall take all corporate actions necessary to reserve for issuance of shares of Public Company Common Stock that will be subject to the Adjusted Warrants.

2.4
Dissenting Shares
.
(a) For purposes of this Agreement, “
Dissenting Shares
” shall mean shares of Merger Partner Common Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the DGCL to a holder thereof and shall not be converted into or represent the right to receive Public Company Common Stock unless the stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Public Company Common Stock issuable in respect of such Merger Partner Common Stock pursuant to
Section
 2.1(c)
or
Section
 2.1(d)
, as the case may be, without interest, and (ii) promptly following the occurrence of such event, Public Company shall deliver to the Exchange Agent a certificate representing Public Company Common Stock to which such stockholder is entitled pursuant to
Section
 2.1(c)
or
Section
 2.1(d)
, as well as any cash or other distributions to which such holder of Merger Partner Common Stock may be entitled under this
Article II
if not previously delivered to the Exchange Agent.
(b) Merger Partner shall give Public Company prompt notice of any written demands for appraisal of any Merger Partner Common Stock, withdrawals of such demands and any other instruments that relate to such demands received by Merger Partner. Merger Partner shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Merger Partner shall not, except with the prior written consent of Public Company (not to be unreasonably withheld), make any payment with respect to any demands for appraisal of Merger Partner Common Stock or settle or offer to settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER
Merger Partner represents and warrants to Public Company and Merger Sub that the statements contained in this
Article III
are true and correct, except as expressly set forth herein or in the disclosure schedule delivered or made available by Merger Partner to Public Company and Merger Sub on the date of this Agreement (the “
Merger Partner Disclosure Schedule
”). For purposes hereof, the phrase “to the knowledge of Merger Partner” and similar expressions mean the actual knowledge of the persons identified on Section K of the Merger Partner Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their duties to Merger Partner (after due inquiry).
3.1
Organization, Standing and Power
. Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on
Section
 3.1
of the Merger Partner Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. For purposes of this Agreement, the term “
Merger Partner Material Adverse Effect
” means any change, effect, event, circumstance or development (an “
Effect
”) that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Merger Partner and its Subsidiaries, taken as a whole;
provided
,
however
, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Merger Partner Material Adverse Effect or be taken into account for purposes of determining whether a Merger Partner Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (B) changes or events after the date of this Agreement affecting the industry or industries in which Merger Partner and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the
COVID-19
pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Merger Partner and its Subsidiaries relative to the other participants in the industry or industries in which Merger Partner and its Subsidiaries operate), (F) the announcement of this Agreement or the pendency of the transactions contemplated hereby or (G) any failure by Merger Partner to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause (G), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Merger Partner Material Adverse Effect or Public Company Material Adverse Effect, in each case as defined in this Agreement. Merger Partner has made available to Public Company complete and accurate copies of its certificate of incorporation and bylaws and is not in material default under or in material violation of any provision of either such document.
3.2
Capitalization
.
(a) The authorized capital stock of Merger Partner consists of 196,000,000 shares of Merger Partner Common Stock and 135,936,731 shares of preferred stock, par value $0.001 per share, of Merger Partner (“
Merger Partner Preferred Stock
” and, collectively with Merger Partner Common Stock, “
Merger Partner Capital Stock
”), of which shares of Merger Partner Preferred Stock 17,000,000 shares are designated as Series A Preferred Stock, 25,186,738 shares are designated as Series B Preferred Stock, and 93,749,993 shares are designated as Series
B-1
Preferred Stock. The rights and privileges of each class of Merger Partner’s capital stock are as set forth in Merger Partner’s certificate of incorporation. As of the close of business on March 24, 2021 (the “
Capitalization Reference Time
”), (i) 16,388,711 shares of Merger Partner Common Stock were issued and outstanding, (ii) no shares of Merger Partner Common Stock were held in the treasury of Merger Partner or by Subsidiaries of Merger Partner, (iii) 17,000,000 shares of Series A Preferred Stock were issued or outstanding, (iv) 25,186,738 shares of Series B Preferred Stock were issued or outstanding, and (v) 72,499,993 shares of Series
B-1
Preferred Stock were issued or outstanding.
(b)
Section
 3.2(b)
of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of the holders of Merger Partner Capital Stock, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than

Merger Partner Common Stock) the number of shares of Merger Partner Common Stock (if any) into which such shares are convertible.
Section
 3.2(b)
of the Merger Partner Disclosure Schedule also sets forth a complete and accurate list of all issued and outstanding shares of Merger Partner Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Merger Partner, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.
(c)
Section
 3.2(c)
of the Merger Partner Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of: (i) all Merger Partner Stock Plans, indicating for each Merger Partner Stock Plan, the number of shares of Merger Partner Common Stock subject to outstanding options under such Plan and the number of shares of Merger Partner Common Stock available for future issuance under such Plan; and (ii) all outstanding Merger Partner Stock Options, indicating with respect to each such Merger Partner Stock Option the name of the holder thereof, the Merger Partner Stock Plan under which it was granted, the number of shares of Merger Partner Common Stock subject to such Merger Partner Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such Merger Partner Stock Option is intended to be an incentive stock option. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Stock Plans and the forms of all stock option agreements evidencing Merger Partner Stock Options. With respect to each Merger Partner Stock Option (whether outstanding or previously exercised), (i) each such Merger Partner Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Merger Partner Stock Option was duly authorized no later than the date on which the grant of such Merger Partner Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Merger Partner’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in material compliance with the terms of the applicable Merger Partner Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Merger Partner.
(d)
Section
 3.2(d)
of the Merger Partner Disclosure Schedule sets forth the number of shares of Merger Partner Common Stock and Merger Partner Preferred Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Merger Partner Stock Options) to purchase shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding as of the Capitalization Reference Time (such outstanding warrants or other rights, the “
Merger Partner Warrants
”) and the agreement or other document under which such Merger Partner Warrants were granted and sets forth a complete and accurate list of all holders of Merger Partner Warrants indicating the number and type of shares of Merger Partner Capital Stock subject to each Merger Partner Warrant, and the exercise price, the date of grant and the expiration date thereof. Merger Partner has made available to Public Company complete and accurate copies of the forms of agreements evidencing all Merger Partner Warrants.
(e) Except (i) as set forth in this
Section
 3.2
and
(ii)
 as reserved for future grants under Merger Partner Stock Plans, (A) there are no equity securities of any class of Merger Partner, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Merger Partner is a party or by which Merger Partner or any of its Subsidiaries is bound obligating Merger Partner or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Merger Partner or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Merger Partner or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Merger Partner does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Merger Partner Support Agreement, neither Merger Partner nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Merger Partner, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Merger Partner. For purposes of this Agreement, the term “
Affiliate
” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “
Securities Act
”). Except as contemplated by this Agreement or described in this
Section
 3.2(e)
, there are no registration rights to which Merger Partner or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Merger Partner.
(f) All outstanding shares of Merger Partner Capital Stock are, and all shares of Merger Partner Common Stock subject to issuance as specified in
Sections 3.2(c)
,
3.2(d)
, and
3.2(e)
upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Partner’s certificate of incorporation or bylaws or any agreement to which Merger Partner is a party or is otherwise bound. There are no obligations, contingent or otherwise, of Merger Partner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Merger Partner Capital Stock. All outstanding shares of Merger Partner Capital Stock have been offered, issued and sold by Merger Partner in compliance with all applicable federal and state securities laws.
(g) No consent of the holders of Merger Partner Stock Options or Merger Partner Warrants is required in connection with the actions contemplated by
Section
 2.3
.
3.3
Subsidiaries
.
(a) Merger Partner does not have, and has not had since its formation, any Subsidiaries.
(b) Merger Partner does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. There are no obligations, contingent or otherwise, of Merger Partner to repurchase, redeem or otherwise acquire any shares of capital stock of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, other than guarantees of bank obligations of Persons entered into in the ordinary course of business consistent in all material respects with past practice taking into account any acts or omissions that have been taken to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or any other Law, order, guideline or recommendation by any Governmental Authority in connection with or in response to the
COVID-19
pandemic (“
COVID-19
Measures
”) (as applicable to a party, the “
Ordinary Course of Business
”).
3.4
Authority; No Conflict; Required Filings and Consents
.
(a) Merger Partner has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “
Merger Partner
Voting Proposal
”) by Merger Partner’s stockholders under the DGCL and the certificate of incorporation of Merger Partner (the “
Merger Partner Stockholder Approval
”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Merger Partner Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair to, and in the best interests of, Merger Partner and its stockholders,

(ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the DGCL, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholders of Merger Partner vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Merger Partner have been duly authorized by all necessary corporate action on the part of Merger Partner, subject only to the required receipt of the Merger Partner Stockholder Approval. This Agreement has been duly executed and delivered by Merger Partner and, assuming the due execution and delivery of this Agreement by Public Company, constitutes the valid and binding obligation of Merger Partner, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “
Bankruptcy and Equity
Exception
”).
(b) The execution and delivery of this Agreement by Merger Partner does not, and the consummation by Merger Partner of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Merger Partner, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“
Liens
”) on Merger Partner’s assets under any of the terms, conditions or provisions of any Contract required to be disclosed in
Section
 3.11(d)
of the Merger Partner Disclosure Schedules, or (iii) subject to obtaining the Merger Partner Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of
Section
 3.4(c)
, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Partner or any of its properties or assets, except in the case of clauses (ii) and (iii) of this
Section
 3.4(b)
for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, Merger Partner.
(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or Regulating Authority, agency or instrumentality (a “
Governmental Entity
”) is required by or with respect to Merger Partner in connection with the execution and delivery of this Agreement by Merger Partner or the consummation by Merger Partner of the transactions contemplated by this Agreement, except for (i) (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Merger Partner is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “
SEC
”) in accordance with the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Merger Partner, Public Company or the Surviving Corporation as a result of the Merger.
(d) The affirmative vote in favor of the Merger Partner Voting Proposal by the holders of (i) a majority of the votes represented by the outstanding shares of Merger Partner Capital Stock,
(ii) two-thirds
of the votes represented by the outstanding shares of Merger Partner Preferred Stock, and
(iii) two-thirds
of the votes represented by the outstanding shares of Merger Partner Series B Preferred Stock, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting (collectively, the “
Written Consents
”), is the only vote of the holders of any class or series of Merger Partner’s capital stock or other securities necessary to adopt this Agreement and for consummation by Merger Partner of the other transactions contemplated by this

Agreement. There are no bonds, debentures, notes or other indebtedness of Merger Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Merger Partner may vote.
3.5
Financial Statements; Information Provided
.
(a) Merger Partner has made available to Public Company correct and complete copies of the Financial Statements. The Financial Statements (i) comply as to form in all material respects with all applicable accounting requirements, (ii) were prepared in accordance with United States generally accepted accounting principles (“
GAAP
”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of Merger Partner as of the dates thereof and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Merger Partner, except that the unaudited interim financial statements are subject to normal and recurring year-end
adjustments which will not be material in amount or effect. For purposes of this Agreement,
“
Financial Statements
” means (i) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Merger Partner as of the end of and for each of the years ended December 31, 2018 and December 31, 2019, and (ii) the unaudited consolidated balance sheet of Merger Partner (the “
Merger Partner Balance Sheet
”) as of December 31, 2020 (the “
Most
Recent Balance Sheet Date
”) and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended as of the Most Recent Balance Sheet Date.
(b) Deloitte Touche Tohmatsu Limited, the auditor of Merger Partner from 2017 to the date of this Agreement, is and has been at all times during its engagement by Merger Partner (i) “independent” with respect to Merger Partner within the meaning of Regulation
S-X
and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC. Deloitte Touche Tohmatsu Limited, Merger Partner’s current auditor, is and has been at all times since its engagement by the Merger Partner as of (x) “independent” with respect to Merger Partner within the meaning of Regulation
S-X
and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and Public Company Accounting Oversight Board.
(c) The information to be supplied by or on behalf of Merger Partner for inclusion or incorporation by reference in the registration statement on Form
S-4
to be filed by Public Company pursuant to which shares of Public Company Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “
Registration
Statement
”), or to be included or supplied by or on behalf of Merger Partner for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule
14a-12
under the Exchange Act (each a “
Regulation
M-A
Filing
”), shall not at the time the Registration Statement or any such Regulation
M-A
Filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Merger Partner for inclusion in the proxy statement/prospectus/information statement (the “
Proxy Statement/Prospectus
”) to be sent to the stockholders of Public Company in connection with the meeting of Public Company’s stockholders (the “
Public Company Meeting
”) to consider the Share Issuance and a reverse stock split of Public Company Common Stock to be effectuated prior to the Effective Time at a ratio of between 1 to 10 and 1 to 15 (inclusive), as determined by the Public Company Board (the “
Reverse Stock Split
”) (the “
Public Company Voting Proposals
”) under Nasdaq rules (the “
Public Company Stockholder Approval
”), which information shall be deemed to include all information about or relating to Merger Partner and/or the Merger Partner Voting Proposal, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company, or at the time of the Public Company Meeting or as of the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.
3.6
No Undisclosed Liabilities
. Merger Partner does not have any material liability, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities of a type shown on the Most Recent Balance Sheet that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law).
3.7
Absence of Certain Changes or Events
. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, Merger Partner has conducted its businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Merger Partner Material Adverse Effect; or (ii) any other action or event that would have required the consent of Public Company pursuant to
Section
 5.1
(other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.
3.8
Taxes
.
(a) Merger Partner has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Merger Partner has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Merger Partner for Tax periods (or portions thereof) through the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Merger Partner Balance Sheet and all unpaid Taxes of Merger Partner for all Tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business.
(b) Merger Partner is not nor has it ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Merger Partner. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, Merger Partner (i) does not have any actual or potential liability under Treasury Regulations
Section 1.1502-6
(or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Merger Partner, and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(c) All material Taxes that Merger Partner was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and Merger Partner has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.
(d) Merger Partner has delivered or made available to Public Company (i) complete and correct copies of all material Tax Returns of Merger Partner relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Merger Partner relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Merger Partner.
(e) No examination or audit of any Tax Return of Merger Partner by any Governmental Entity is currently in progress or, to the knowledge of Merger Partner, threatened or contemplated. No deficiencies for Taxes of Merger Partner have been claimed, proposed or assessed by any Governmental Entity. Merger Partner has not been informed in writing by any jurisdiction in which Merger Partner does not file a Tax Return that the jurisdiction believes that Merger Partner was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Merger Partner has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, other than routine extensions available as a matter of right which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.
(f) Merger Partner has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(g) Merger Partner has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(h) Merger Partner has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Merger Partner been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.
(i) There are no Liens with respect to Taxes upon any of the assets or properties of Merger Partner, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings.
(j) Merger Partner will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) made on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount or deferred revenue received on or prior to the Closing Date outside the Ordinary Course of Business.
(k) Merger Partner has not participated in any “reportable transaction” as defined in
Section 1.6011-4(b)
of the Treasury Regulations or a “listed transaction” as set forth in
Section 301.6111-2(b)(2)
of the Treasury Regulations or any analogous provision of state or local law.
(l) Merger Partner (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes and (ii) has not made an entity classification
(“check-the-box”)
election under Section 7701 of the Code.
(m) Merger Partner (i) is not a stockholder of a “specified foreign corporation” (other than the Subsidiaries of Merger Partner) as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), and (ii) is not a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code.
(n) Merger Partner is not subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(o) Merger Partner has not taken or agreed to take any action, has not omitted to take any action, and has no knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, could reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.
(p) Merger Partner is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.
(q) Merger Partner (i) did not defer any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (the “
CARES Act
”) (or any similar provision of state, local or
non-U.S.
Law), (ii) did not request any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (the “
Families First Act
”) and Section 2301 of the CARES Act, (iii) did not seek (nor has any affiliate that would be aggregated with Merger Partner and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) did not defer any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing
COVID-19
Disaster, dated August 8, 2020, or any other provision of the CARES Act.
(r) For purposes of this Agreement, (i) “
Taxes
” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on
minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, and (ii) “
Tax Returns
” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
3.9
Owned and Leased Real Properties
.
(a) Merger Partner does not own nor has ever owned any real property.
(b)
Section
 3.9(b)
of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Merger Partner as of the date of this Agreement (collectively, the “
Merger Partner Leases
”) and the location of the premises of such real property. Neither Merger Partner nor, to the knowledge of Merger Partner, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Merger Partner Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Merger Partner. Merger Partner does not lease, sublease or license any real property to any person. Merger Partner has made available to Public Company complete and accurate copies of all Merger Partner Leases.
3.10
Intellectual Property
.
(a)
Section
 3.10(a)
of the Merger Partner Disclosure Schedule lists all Merger Partner Registrations that have not been abandoned, expired or cancelled, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current registered owners(s), as applicable. All assignments of Merger Partner Registrations to Merger Partner have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Merger Partner. Except as would not be, individually or in the aggregate, material to Merger Partner, to the knowledge of Merger Partner, all Merger Partner Registrations are valid and enforceable.
(b) There are no inventorship challenges,
inter partes
proceedings, opposition or nullity proceedings or interferences pending, or, to the knowledge of Merger Partner, threatened in writing, with respect to any Patent Rights included in the Merger Partner Registrations. Merger Partner has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and, to the extent required, any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Merger Partner and has made no material misrepresentation in such applications that would be material to Merger Partner. Merger Partner has no actual knowledge of any information that would preclude Merger Partner from having clear title to the Merger Partner Registrations.
(c) Merger Partner is the sole and exclusive owner of all Merger Partner Owned Intellectual Property, free and clear of any Liens, other than (i) any joint owners of the Merger Partner Owned Intellectual Property that are listed in
Section
 3.10(c)
of the Merger Partner Disclosure Schedule and (ii) any license, covenant or other agreement that is listed in
Section
 3.10(h)
of the Merger Partner Disclosure Schedule.
(d) To Merger Partner’s knowledge, the Merger Partner Intellectual Property constitutes the Intellectual Property necessary to conduct Merger Partner’s business in the manner currently conducted by Merger Partner.
(e) Merger Partner has taken commercially reasonable measures to protect the proprietary nature of each item of Merger Partner Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Merger Partner’s knowledge and except as would not be, individually or in the aggregate, material to Merger Partner, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Merger Partner.
(f) To the knowledge of Merger Partner and except as would not be, individually or in the aggregate, material to Merger Partner, the operations of Merger Partner as currently conducted do not and have not in the past three years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity. To Merger Partner’s knowledge and except as would not be, individually or in the aggregate, material to Merger Partner, no individual or entity has infringed, misappropriated or otherwise violated the Merger Partner Owned Intellectual Property or any rights under the Merger Partner Licensed Intellectual Property that are exclusively licensed to Merger Partner, and Merger Partner has not filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Merger Partner Intellectual Property. No individual or entity has filed and served upon Merger Partner or, to Merger Partner’s knowledge, threatened in writing any action or proceeding alleging that Merger Partner has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Merger Partner received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required to the conduct of Merger Partner’s business in the manner currently conducted by Merger Partner.
(g) Merger Partner has made available copies of all correspondence, legal opinions, complaints, claims, notices or threats in writing concerning the infringement, violation or misappropriation of any Merger Partner Intellectual Property.
(h)
Section
 3.10(h)
of the Merger Partner Disclosure Schedule identifies each license, covenant or other agreement pursuant to which Merger Partner has assigned, transferred, licensed, distributed or otherwise granted any right or access to any individual or entity, or covenanted not to assert any right, with respect to any past, existing or future Merger Partner Intellectual Property that is material to the conduct of Merger Partner’s business in the manner currently conducted by Merger Partner, other than non-disclosure
agreements,
non-exclusive
licenses entered into in the ordinary course of Merger Partner’s business, and agreements with current and former employees, officers, contractors, and consultants for providing services to the Merger Partner.
(i)
Section
 3.10(i)
of the Merger Partner Disclosure Schedule identifies (i) each license or agreement pursuant to which Merger Partner has obtained rights to any Merger Partner Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Merger Partner pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Merger Partner has obtained any joint or sole ownership interest in or to each item of Merger Partner Owned Intellectual Property; in each case of the foregoing clauses (i) and (ii), other than non-disclosure
agreements,
non-exclusive
licenses entered into in the ordinary course of Merger Partner’s business, and agreements with current and former employees, officers, contractors, and consultants for providing services to the Merger Partner.
(j) To Merger Partner’s knowledge, no Worker of Merger Partner is in material default or breach of any term of any employment Contract, non-disclosure
Contract, assignment of invention Contract or similar Contract between such Worker and Merger Partner relating to the protection, ownership, development, use or transfer of Merger Partner Intellectual Property. To the extent that any Merger Partner Owned Intellectual Property has been conceived, developed or created for Merger Partner by any individual while a Worker, Merger Partner has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.
(k) To Merger Partner’s knowledge and except as would not be, individually or in the aggregate, material to Merger Partner, neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a breach of or default under any agreement governing any Merger Partner Intellectual Property, (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Merger Partner Intellectual Property that is material to the conduct of Merger Partner’s business in the manner currently conducted by Merger Partner, or (iii) Merger Partner, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner Intellectual Property that is material to the conduct of Merger Partner’s business in the manner currently conducted by Merger Partner.
(l) For purposes of this Agreement, the following terms shall have the following meanings:
(i) “
Intellectual Property
” shall mean the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how,
scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).
(ii) “
Intellectual Property Registrations
” shall mean Patent Rights, applications and registrations for Trademarks, applications and registrations for copyrights and designs, mask work registrations and applications for each of the foregoing.

(iii) “
Law
” shall mean each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.
(iv) “
Merger Partner Intellectual Property
” shall mean the Merger Partner Owned Intellectual Property and the Merger Partner Licensed Intellectual Property.
(v) “
Merger Partner Licensed Intellectual Property
” shall mean all Intellectual Property that is licensed to Merger Partner by any individual or entity other than Merger Partner.
(vi) “
Merger Partner Owned Intellectual Property
” shall mean all Intellectual Property owned or purported to be owned by Merger Partner, in whole or in part.
(vii) “
Merger Partner Registrations
” shall mean Intellectual Property Registrations that are owned or in-licensed
by the Merger Partner, alone or jointly with others.
(viii) “
Patent Rights
” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part,
divisionals, reissues and reexaminations).
(ix) “
Trademarks
” shall mean all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress.
(x) “
Worker
” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Merger Partner or Public Company or any of its Subsidiaries, as applicable.
3.11
Contracts
.
(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation
S-K)
with respect to Merger Partner (assuming Merger Partner was subject to the requirements of the Exchange Act), other than those Contracts identified in
Section
 3.11(a)
of the Merger Partner Disclosure Schedule.
(b) Merger Partner has not entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation
S-K
(assuming Merger Partner was subject to the requirements of the Exchange Act), other than as disclosed in
Section
 3.11(b)
of the Merger Partner Disclosure Schedule.
(c) Merger Partner is not a party to any agreement under which a third party would be entitled to receive a license or any other right to Merger Partner Intellectual Property as a result of the transactions contemplated by this Agreement.
(d)
Section
 3.11(d)
of the Merger Partner Disclosure Schedule lists the following Contracts of Merger Partner in effect as of the date of this Agreement to the extent Merger Partner has material continuing obligations thereunder:
(i) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than 180 days from the date of this Agreement and is expected to involve an aggregate of more than $250,000, (B) which involved an aggregate of more than $250,000 over the 12 months prior to the date of this Agreement, or (C) in which Merger Partner has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;
(ii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Merger Partner Material Adverse Effect;
(iii) any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Merger Partner, or Public Company or any of its Subsidiaries, as currently conducted;
(iv) any Contract under which Merger Partner is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
(v) any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;
(vi) any Contract for the conduct of research studies,
pre-clinical
or clinical studies, manufacturing, distribution, supply, marketing or co-promotion
of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Merger Partner that involved an aggregate of more than $250,000 over the 12 months prior to the date of this Agreement; and
(vii) any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of Public Company or any of Public Company’s Affiliates following the Closing.
(e) Merger Partner has made available to Public Company a complete and accurate copy of each Contract listed in
Sections 3.10(a)
,
3.10(h)
,
3.10(i)
,
3.11(a)
,
3.11(b)
and
3.11(d)
of the Merger Partner Disclosure Schedule. With respect to each Contract so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Merger Partner, as applicable, and, to the knowledge of Merger Partner, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Merger Partner and, to the knowledge of Merger Partner, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Merger Partner), in each such case subject to the Bankruptcy and Equity Exception; and (iii) none of Merger Partner nor, to the knowledge of Merger Partner, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Merger Partner, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Merger Partner or, to the knowledge of Merger Partner, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect.
(f) For purposes of this Agreement, the term “
Contract
” shall mean, with respect to any person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound under applicable law.

3.12
Litigation
. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Merger Partner that (a) seeks either damages in excess of $250,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except for such actions, suits, proceedings, claims, arbitrations or investigations first arising after the date of this Agreement that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Merger Partner or any of its Subsidiaries.
3.13
Environmental Matters
.
(a) Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Merger Partner Material Adverse Effect:
(i) Merger Partner has complied with all applicable Environmental Laws;
(ii) the properties currently or formerly owned, leased or operated by Merger Partner (including soils, groundwater, surface water, buildings or other structures) are and were not contaminated with any Hazardous Substances;
(iii) Merger Partner is not subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and
(iv) Merger Partner has not released any Hazardous Substance into the environment.
(b) As of the date of this Agreement, Merger Partner has not received any written notice, demand, letter, claim or request for information alleging that Merger Partner may be in violation of, liable under or have obligations under, any Environmental Law.
(c) Merger Partner is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.
(d) For purposes of this Agreement, the term “
Environmental Law
” means any law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.
(e) For purposes of this Agreement, the term “
Hazardous Substance
” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product,
asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.
3.14
Employee Benefit Plans
.
(a)
Section
 3.14(a)
of the Merger Partner Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans maintained, or contributed to, by Merger Partner or any of its ERISA Affiliates for the benefit of, or relating to, any current or former employee or other service provider of Merger Partner (collectively, the “
Merger Partner
Employee Plans
”).

(b) Each Merger Partner Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. Merger Partner and each of its ERISA Affiliates and each Merger Partner Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Merger Partner Employee Plan required to have been submitted to the U.S Internal Revenue Service (the “
IRS
”) or to the United States Department of Labor have been timely submitted. There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Merger Partner Employee Plan. There have been no events with respect to any Merger Partner Employee Plan that could result in payment or assessment by or against the Merger Partner of any material Taxes, including (but without limitation) any material excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980H or 5000 of the Code. With respect to Merger Partner Employee Plans, no event has occurred, and to the knowledge of Merger Partner, there exists no condition or set of circumstances in connection with which Merger Partner or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Merger Partner Material Adverse Effect under ERISA, the Code or any other applicable law.
(c) With respect to Merger Partner Employee Plans, there are no benefit obligations for which contributions have not been properly made or properly accrued and there are no benefit obligations that have not been properly accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Merger Partner, which obligations are reasonably likely, individually or in the aggregate, to have a Merger Partner Material Adverse Effect.
(d) All Merger Partner Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters, or may rely on an opinion letter, from the IRS to the effect that such Merger Partner Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Merger Partner Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.
(e) Neither Merger Partner nor any of its ERISA Affiliates has (i) ever maintained an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Merger Partner Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Merger Partner Employee Plan holds securities issued by Merger Partner or any of its ERISA Affiliates. No Merger Partner Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(f) There are no loans or extensions of credit by the Merger Partner or any ERISA Affiliate of Merger Partner to any employee or any other service provider to Merger Partner, other than routine advances to employees of Merger Partner in the Ordinary Course of Business.
(g) Merger Partner is and has been in compliance in all material respects with all applicable provisions of the Affordable Care Act, including reporting requirements and all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(b)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the Affordable Care Act, including Section 4980H of the Code, is outstanding, has accrued, or has arisen and there has been no change in health plan terms or coverage that would reasonably be expected to attract an excise tax under Section 4980H of the Code for the current year. Merger Partner has not received any notification from any Governmental Entity concerning potential liability under the Affordable Care Act.
(h) Each Merger Partner Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies and has complied in all material respects in form and operation with Section 409A of the Code and all IRS regulations and other guidance promulgated thereunder. No stock option or equity unit option granted under any Merger Partner Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would reasonably be expected to cause an excise tax to apply to payments to plan participants.
(i) For purposes of this Agreement, the following terms shall have the following meanings:
(i) “
Employee Benefit Plan
” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements.
(ii) “
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended.
(iii) “
ERISA Affiliate
” means any entity (whether or not incorporated) that is, or at any applicable time was, treated as a “single employer” with the Merger Partner or the Public Company, as applicable, or with any of such Person’s Subsidiaries within the meaning of Section 414 of the Code or Section 4001 of ERISA.
3.15
Compliance With Laws
. Merger Partner has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.
3.16
Permits and Regulatory Matters
.
(a) Merger Partner has all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “
Permits
”) that are material to the conduct of its business as currently conducted, including all such Permits required by the U.S. Food and Drug Administration (the “
FDA
”), such as a study may proceed letter for an Investigational New Drug application (“
IND
”), and any other federal, state or foreign agencies or bodies (together with the FDA, the “
Regulating Authority
”) engaged in the regulation of pharmaceuticals or biohazardous materials.
(b) All Permits that are necessary for the conduct of the business of Merger Partner as currently conducted (“
Merger Partner Authorizations
”) are in full force and effect, and to the knowledge of Merger Partner, no violations or notices of failure to comply have been issued or recorded by any Regulating Authority in respect of any such Merger Partner Authorization. No such Merger Partner Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Merger Partner is in compliance in all material respects under any of such Merger Partner Authorizations.
(c) To the knowledge of Merger Partner, all applications, reports, notices and other documents required to be filed by Merger Partner with all Governmental Entities have been timely filed and are complete and correct in all material respects as filed or as amended prior to the date of this Agreement.

(d) None of Merger Partner and to Merger Partner’s knowledge, any officer, employee or agent of Merger Partner has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335a(a) or (b), or any similar law, rule or regulation of any other Governmental Entity, or (B) exclusion under 42 U.S.C.
Section 1320a-7
or any similar law, rule or regulation of any Governmental Entity.
(e) As of the date of this Agreement and for the three years prior to the date of this Agreement, Merger Partner: (i) is and has been in material compliance, to the extent applicable, with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“
FDCA
”) and such applicable requirements relating to Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices, and with all applicable orders lawfully administered or issued by the FDA or any other Governmental Entity exercising comparable authority, applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by Merger Partner; and (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any such Laws.
(f) Neither Merger Partner nor, to the knowledge of Merger Partner, any of its officers, employees or agents, have made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Merger Party Authorizations or failed to disclose a material fact required to be disclosed to any Government Entity relating to the Merger Partner Authorizations.
(g) To Merger Partner’s knowledge, all preclinical and clinical investigations and trials sponsored by Merger Partner are being and have for the three years prior to the date of this Agreement been conducted in compliance in all material respects with applicable laws, including, as applicable, Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices requirements and privacy laws. Merger Partner has not received any written notices from any Government Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical or pre-clinical
studies or tests, or chemistry, manufacturing, and control quality issues requiring the termination, suspension or material modification of such studies or tests and, to Merger Partner’s knowledge, there are no facts that would reasonably give rise to such an action.
(h) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products marketed or sold by Merger Partner being conducted, requested in writing or, to the knowledge of Merger Partner, that have been threatened by the FDA or any other Governmental Entity. Merger Partner has not, either voluntarily or as requested or required by a Governmental Entity, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products marketed or sold by Merger Partner.
3.17
Employees
.
(a) All current and past key employees of Merger Partner have entered into confidentiality and assignment of inventions agreements with Merger Partner, a copy or form of which has previously been made available to Public Company. To the knowledge of Merger Partner, as of the date of this Agreement, no employee of Merger Partner is in violation of any term of any patent disclosure agreement, non-competition
agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Merger Partner because of the nature of the business currently conducted by Merger Partner or to the use of trade secrets or proprietary information of others. To the knowledge of Merger Partner, as of the date of this Agreement, no key employee or group of key employees has any plans to terminate employment with Merger Partner within the
12-month
period following the date of this Agreement.

(b) Merger Partner is not and has not been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Merger Partner is not and has not been the subject of any proceeding asserting that Merger Partner has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Merger Partner, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Merger Partner.
(c) Merger Partner is and has been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Merger Partner, all employees of Merger Partner are citizens or lawful permanent residents of the United States.
(d) Merger Partner has not received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance
with applicable Law relating to the employment, treatment, or termination of any employees of Merger Partner nor, to the knowledge of Merger Partner, has any such charge been threatened. No current or former employee of Merger Partner has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Merger Partner’s knowledge, has an oral complaint of any of the foregoing been made.
(e) Merger Partner has not caused a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “
WARN Act
”) affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.
3.18
Insurance
. Merger Partner maintains insurance policies (the “
Merger Partner
Insurance Policies
”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Merger Partner Insurance Policy is in full force and effect. None of the Merger Partner Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Merger Partner has complied in all material respects with the provisions of each Merger Partner Insurance Policy under which it is the insured party. No insurer under any Merger Partner Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All claims under the Merger Partner Insurance Policies have been filed in a timely fashion. The Merger Partner has delivered to Public Company accurate and complete copies of all Merger Partner Insurance Policies relating to the business, assets, liabilities and operations of the Merger Partner. The Company has provided timely written notice to the appropriate insurance carrier(s) of each legal proceeding pending against Merger Partner for which Merger Partner has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such legal proceeding, or informed Merger Partner of its intent to do so.
3.19
Brokers; Fees and Expenses
. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Merger Partner or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Piper Sandler & Co., whose fees and expenses shall be the responsibility of Merger Partner. Merger Partner is not a party to any agreements with any agent, broker, investment banker, financial advisor or other similar firm or person which grant to such person rights after the Closing.
3.20
Certain Business Relationships With Affiliates
. No Affiliate of Merger Partner (a) owns any property or right, tangible or intangible, which is used in the business of Merger Partner, (b) has any claim or cause of action against Merger Partner or (c) owes any money to, or is owed any money by, Merger Partner.
Section
 3.20
of the Merger Partner Disclosure Schedule describes any material Contracts between Merger Partner and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2019, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.
3.21
Controls and Procedures, Certifications and Other Matters
.
(a) Merger Partner maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Merger Partner and to maintain accountability for Merger Partner’s consolidated assets, (iii) access to assets of Merger Partner is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Merger Partner is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(b) Except as set forth in
Section
 3.21(b)
of the Merger Partner Disclosure Schedule, Merger Partner has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Merger Partner.
Section
 3.21(b)
of the Merger Partner Disclosure Schedule identifies any loan or extension of credit maintained by Merger Partner to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
(c) Merger Partner either (i) satisfies the conditions to qualification as a “smaller reporting company” set forth in 17 C.F.R. 229.10(f)(1), or (ii) if shares of Merger Partner Common Stock were traded on any regulated market or stock exchange, would qualify as a “smaller reporting company,” as defined by 17 C.F.R. 229.10(f)(1).
3.22
Books and Records
. The minute books and other similar records of Merger Partner contain complete and accurate records of all actions taken at any meetings of Merger Partner’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Merger Partner have been maintained in accordance with good business and bookkeeping practices.
3.23
Ownership of Public Company Common Stock
. None of Merger Partner nor any of Merger Partner’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of Merger Partner’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL.
3.24
Subsidies
. All governmental, state or regional subsidies granted to Merger Partner were used in accordance with applicable provisions of any statute, Law or regulation or any other public orders or conditions imposed or related to them in conjunction with their granting and, in particular, all conditions imposed by the respective Governmental Entities have been fulfilled and observed. Merger Partner is not under any further obligation to perform any services with regard to such subsidies and no such subsidies have to be repaid by Merger Partner as a result of the negotiation, execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby or any other reason.
3.25
Data Protection
. Merger Partner currently fully complies in all material respects with any data protection and privacy legislation applicable to their businesses including (i) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) all subject information requests from data subjects, (iii) where necessary, the obtaining of consent to data processing and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Merger Partner has not received any notice or complaint from any individual, third party and/or regulatory authority alleging non-compliance
with any applicable data protection and privacy legislation (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance
with any applicable data protection and privacy legislation.
3.26
Financing
. Merger Partner has made available to Public Company a true, correct and complete copy of each of the Funding Agreements. No Funding Agreement has been amended or modified in any manner. Neither Merger Partner nor, to the knowledge of Merger Partner, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Financing other than as set forth in the Funding Agreements. The respective obligations and agreements contained in the Funding Agreements have not been withdrawn or rescinded in any respect. Each of the Funding Agreements is in full force and effect and represents a valid, binding and enforceable obligation of Merger Partner and, to the knowledge of Merger Partner, of each party thereto (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception). No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Merger Partner or, to the knowledge of Merger Partner, any other party thereto and assuming the accuracy of the representations and warranties of Public Company hereunder, under any Funding Agreement. There are no conditions precedent related to the consummation of the Financing contemplated by any Funding Agreement, other than the satisfaction or waiver of the conditions expressly set forth in such Funding Agreement. To the knowledge of Merger Partner, the proceeds of the Financing will be made available to Merger Partner immediately prior to or concurrently with the consummation of the Merger.
3.27
No Other Representations or Warranties
. Merger Partner hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Public Company, Merger Sub nor any other person on behalf of Public Company or Merger Sub makes any express or implied representation or warranty with respect to Public Company, Merger Sub or with respect to any other information provided to Merger Partner or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Public Company and Merger Sub set forth in
Article IV
(in each case as qualified and limited by the Public Company Disclosure Schedule)) none of Merger Partner or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY AND THE MERGER SUB
Public Company and Merger Sub represent and warrant to Merger Partner that the statements contained in this
Article IV
are true and correct, except (a) as disclosed in the Public Company SEC Reports filed or furnished prior to the date of this Agreement (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) as expressly set forth herein or in the disclosure schedule delivered by Public Company and Merger Sub to Merger Partner on the date of this Agreement (the “
Public Company Disclosure Schedule
”). For purposes hereof, the phrase “to the knowledge of Public Company” and similar expressions mean the actual knowledge of the persons identified on
Section K
of the Public Company Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their duties to the Public Company (after due inquiry).
4.1
Organization, Standing and Power
. Each of Public Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on
Section
 4.1
of the Public Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. For purposes of this Agreement, the term “
Public Company Material Adverse Effect
” means any Effect that, individually or in the aggregate with all other Effects that have occurred through the date of determination, has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Public Company and its Subsidiaries, taken as a whole;
provided
,
however
, that no Effect, to the extent resulting from or arising out of any of the following, shall be deemed to be a Public Company Material Adverse Effect or be taken into account for purposes of determining whether a Public Company Material Adverse Effect has occurred or is reasonably likely to occur: (A) changes after the date of this Agreement in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (B) changes or events after the date of this Agreement affecting the industry or industries in which Public Company and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (C) changes after the date of this Agreement in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (D) changes after the date of this Agreement in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (except to the extent those changes have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (E) any natural disaster, epidemic, pandemic or other disease outbreak (including the
COVID-19
pandemic) or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (except to the extent those changes or events have a disproportionate effect on Public Company and its Subsidiaries relative to the other participants in the industry or industries in which Public Company and its Subsidiaries operate), (F) a change in the public trading price of Public Company Common Stock, (G) a change in the trading volume of Public Company Common Stock following the announcement of the Agreement or during the pendency of the transactions contemplated hereby or (H) any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or (I) any failure by Public Company to meet any internal guidance, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of clauses (F), (G), (H) or this clause (I), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). Public Company has made available to Merger Partner complete and accurate copies of its certificate of incorporation and bylaws and is not in material default under or in material violation of any provision of any such documents.
4.2
Capitalization
.
(a) The authorized capital stock of Public Company consists of 100,000,000 shares of Public Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“
Public Company Preferred Stock
”). The rights and privileges of each class of Public Company’s capital stock are as set forth in Public Company’s certificate of incorporation. As of the Capitalization Reference Time, (i) 19,043,034 shares of Public Company Common Stock were issued or outstanding, (ii) no shares of Public Company Common Stock were held in the treasury of Public Company or by Subsidiaries of Public Company, and (iii) no shares of Public Company Preferred Stock were issued or outstanding.

(b)
Section
 4.2(b)
of the Public Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Reference Time, of: (i) all stock option plans or other stock or equity-related plans of Public Company (each, a “
Public Company Stock Plan
,” and collectively, “
Public Company Stock Plans
”), indicating for each Public Company Stock Plan, the number of shares of Public Company Common Stock subject to outstanding options under such plan (such outstanding options, “
Public Company Stock Options
”) and the number of shares of Public Company Common Stock reserved for future issuance under such plan; and (ii) all outstanding Public Company Stock Options, indicating with respect to each Public Company Stock Option the name of the holder thereof, the Public Company Stock Plan under which it was granted, the number of shares of Public Company Common Stock subject to such Public Company Stock Option, the exercise price, the date of grant and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Transaction, and whether such Public Company Stock Option is intended to be an incentive stock option. As of the Capitalization Reference Time, Public Company has reserved 400,740 shares of Public Company Common Stock for issuance to employees pursuant to Public Company’s 2019 Employee Stock Purchase Plan (the “
Public
Company ESPP
”), all of which shares remain available for issuance thereunder as of the date hereof and no shares are expected to be purchased under the Public Company ESPP. Public Company has not granted, issued or authorized the grant or issuance of any Public Company Stock Options on the Business Day prior to the date of this Agreement or on the date of this Agreement. Public Company has made available to Merger Partner accurate and complete copies of all Public Company Stock Plans and the forms of all stock option agreements evidencing Public Company Stock Options. With respect to each Public Company Stock Option (whether outstanding or previously exercised), (i) each such Public Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Public Company Stock Option was duly authorized no later than the date on which the grant of such Public Company Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Public Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in material compliance with the terms of the applicable Public Company Stock Plan, the Securities Act, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Public Company.
(c)
Section
 4.2(c)
of the Public Company Disclosure Schedule lists the number of shares of Public Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Public Company Stock Options) to purchase shares of Public Company Common Stock outstanding as of the Capitalization Reference Time (such outstanding warrants or other rights, the “
Public Company Warrants
”) and the agreement or other document under which such Public Company Warrants were granted, and the exercise price, the date of grant and the expiration date thereof. Public Company has made available to Merger Partner accurate and complete copies of the forms of agreements evidencing all Public Company Warrants.
(d) Except (i) as set forth in this
Section
 4.2
or in
Article II
, (ii) as reserved for future grants under Public Company Stock Plans, outstanding as of the Capitalization Reference Time and (iii) for the rights to acquire shares pursuant to the Public Company ESPP, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Public Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Public Company Support Agreement, neither Public Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Public Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Public Company. Except as contemplated by this Agreement or described in this
Section
 4.2(d)
, there are no registration rights to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. Stockholders of Public Company are not entitled to dissenters’ or appraisal rights under applicable state Law in connection with the Merger.
(e) All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in
Sections 4.2(b)
and
4.2(c)
or pursuant to
Article II
, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Public Company’s certificate of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound.
4.3
Subsidiaries
.
(a)
Section
 4.3(a)
of the Public Company Disclosure Schedule sets forth, for each Subsidiary of Public Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.
(b) Each Subsidiary of Public Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of
non-U.S.
Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Public Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.
(c) Public Company has made available to Merger Partner complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Public Company.
(d) Public Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Public Company. There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Public Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Public Company or any other entity, other than guarantees of bank obligations of Subsidiaries of Public Company entered into in the Ordinary Course of Business.
4.4
Authority; No Conflict; Required Filings and Consents
.
(a) Each of Public Company and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the Public Company Stockholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Public Company Board, at a meeting duly called and held, by the unanimous vote of all directors, (i) determined that the Merger is fair to, and in the best interests of Public Company and its stockholders and (ii) directed that the Public Company Voting Proposals be submitted to the stockholders of Public Company for their approval and resolved to recommend that the stockholders of Public Company vote in favor of the approval of Public Company Voting Proposals. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Public Company and Merger Sub, subject only to the required receipt of the Public Company Stockholder Approval and the adoption of this Agreement by Public Company in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Public Company and Merger Sub and, assuming the due execution and delivery of this Agreement by Merger Partner, constitutes the valid and binding obligation of each of Public Company and Merger Sub, enforceable against Public Company and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The execution and delivery of this Agreement by each of Public Company and Merger Sub do not, and the consummation by Public Company and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Public Company or Merger Sub or of the charter, bylaws or other organizational document of any other Subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Public Company’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in
Section
 4.11(d)
of the Public Company Disclosure Schedule, or (iii) subject to obtaining the Public Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of
Section
 4.4(c)
, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this
Section
 4.4(b)
, for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of a material liability for, Public Company.
Section
 4.4(b)
of the Public Company Disclosure Schedule lists all consents, waivers and approvals under any of Public Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Public Company, Merger Partner or the Surviving Corporation as a result of the Merger.
(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Public Company or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Registration Statement with the

SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule
14a-12
under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the filing of an initial listing application for the Public Company Common Stock on Nasdaq with respect to the shares of Public Company Common Stock to be issued pursuant to this Agreement (the “
Nasdaq Listing Application
”) and (vii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Public Company or Merger Partner as a result of the Merger.
(d) The affirmative vote in favor of Public Company Voting Proposals by the holders of a majority of the shares of Public Company Common Stock present or represented by proxy and voting at the Public Company Meeting is the only vote of the holders of any class or series of Public Company’s capital stock or other securities of Public Company necessary to approve the Public Company Voting Proposals. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.
4.5
SEC Filings; Financial Statements; Information Provided
.
(a) Public Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by Public Company with the SEC for a period of at least twelve calendar months immediately preceding the execution of this Agreement. All registration statements, forms, reports and other documents, as amended prior to the date hereof, which have been filed by Public Company since January 1, 2019, and those that Public Company may file after the date hereof until the Closing, are referred to herein as the “
Public Company SEC Reports
.” All of the Public Company SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (C) did not or will not at the time they were filed (or if amended prior to the date hereof, when so amended) or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect. For the avoidance of doubt, “
Public Company SEC Reports
” shall include the Public Company’s annual report on Form
10-K
for the period ended December 31, 2020 in the form made available to Merger Partner prior to the execution of this Agreement (the “
Public Company 2020 Form
10-K
”), which shall be filed with the SEC in accordance with Section 5.4 hereof.
(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form
10-Q
under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Public Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end
adjustments. The consolidated balance sheet of Public Company as of December 31, 2020 is referred to herein as the “
Public Company Balance Sheet
.”
(c) Ernst & Young LLP, Public Company’s current auditors, is and has been at all times since its engagement by Public Company (i) “independent” with respect to Public Company within the meaning of

Regulation
S-X
and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.
(d) The information in the Registration Statement to be supplied by or on behalf of Public Company for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of Public Company for inclusion in any Regulation
M-A
Filing, shall not at the time the Registration Statement or any such Regulation
M-A
filing is filed with the SEC, at any time it is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Public Company for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of Public Company and Merger Partner in connection with the Public Company Meeting, which information shall be deemed to include all information about or relating to Public Company, the Public Company Voting Proposals or the Public Company Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of Public Company or Merger Partner, or at the time of the Public Company Meeting or at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.
4.6
No Undisclosed Liabilities
. Public Company does not have any material liability, except for (a) liabilities shown on the Public Company Balance Sheet, (b) liabilities of a type shown on the Public Company Balance Sheet that have arisen since the date of the Public Company Balance Sheet in the Ordinary Course of Business, (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet (and which have not resulted from a breach of contract, breach of warranty, tort, infringement or violation of Law).
4.7
Absence of Certain Changes or Events
. During the period beginning on the date of the Public Company Balance Sheet and ending on the date hereof, Public Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Public Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Merger Partner pursuant to
Section
 5.2
(other than clause (A) of paragraph (j) or paragraphs (k) or (l) thereof) had such action or event occurred after the date of this Agreement.
4.8
Taxes
.
(a) Each of Public Company and its Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Public Company and its Subsidiaries has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Public Company and each of its Subsidiaries for Tax periods (or portions thereof) through the date of the Public Company Balance Sheet do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Public Company Balance Sheet, and all unpaid Taxes of Public Company and each of its Subsidiaries for all Tax periods commencing after the date of the Public Company Balance Sheet arose in the Ordinary Course of Business.
(b) Neither Public Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Public Company. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Public Company nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations
Section 1.1502-6
(or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Public Company or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(c) All material Taxes that Public Company or any of its Subsidiaries was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of Public Company and its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.
(d) Public Company has delivered or made available to Merger Partner (i) complete and correct copies of all material Tax Returns of Public Company and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Public Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Public Company or any of its Subsidiaries.
(e) No examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Public Company, threatened or contemplated. No deficiencies for Taxes of Public Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity. Neither Public Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Public Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that Public Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Public Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, other than routine extensions available as a matter of right which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.
(f) Neither Public Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).
(g) Neither Public Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(h) Neither Public Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Public Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.

(i) There are no Liens with respect to Taxes upon any of the assets or properties of Public Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings.
(j) Neither Public Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) made on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount or deferred revenue received on or prior to the Closing Date outside the Ordinary Course of Business.
(k) Neither Public Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in
Section 1.6011-4(b)
of the Treasury Regulations or a “listed transaction” as set forth in
Section 301.6111-2(b)(2)
of the Treasury Regulations or any analogous provision of state or local law.
(l) Neither Public Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or (ii) has made an entity classification
(“check-the-box”)
election under Section 7701 of the Code.
(m) Neither Public Company nor any of its Subsidiaries (i) is a stockholder of a “specified foreign corporation” (other than the Subsidiaries of Public Company) as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), or (ii) is a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code.
(n) Neither Public Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.
(o) Neither Public Company nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, could reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.
(p) Public Company has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the Cares Act (or any similar provision of state, local or
non-U.S.
Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any affiliate that would be aggregated with Merger Partner and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing
COVID-19
Disaster, dated August 8, 2020, or any other provision of the CARES Act.
4.9
Owned and Leased Real Properties
.
(a) Neither Public Company nor any of its Subsidiaries owns or has ever owned any real property.
(b)
Section
 4.9(b)
of the Public Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Public Company or any of its Subsidiaries as of the date of this

Agreement (collectively, the “
Public Company
Leases
”) and the location of the premises of such real property. Neither Public Company nor any of its Subsidiaries nor, to the knowledge of Public Company, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Public Company or any of its Subsidiaries. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Public Company and its Subsidiaries. Public Company has made available to Merger Partner complete and accurate copies of all Public Company Leases.
4.10
Intellectual Property
.
(a)
Section
 4.10(a)
of the Public Company Disclosure Schedule lists all Public Company Registrations that have not otherwise been abandoned, expired or cancelled, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current registered owners(s), as applicable. All assignments of Public Company Registrations to Public Company have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Public Company. Except as would not be, individually or in the aggregate, material to Public Company, to the knowledge of Public Company, all Public Company Registrations are valid and enforceable.
(b) There are no inventorship challenges,
inter partes
proceedings, opposition or nullity proceedings or interferences pending, or, to the knowledge of Public Company, threatened in writing, with respect to any Patent Rights included in the Public Company Registrations. Public Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and, to the extent required, any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Public Company and has made no material misrepresentation in such applications that would have a Public Company Material Adverse Effect. Public Company has no actual knowledge of any information that would preclude Public Company from having clear title to the Public Company Registrations.
(c) Public Company is the sole and exclusive owner of all Public Company Owned Intellectual Property, free and clear of any Liens, other than (i) any joint owners of the Public Company Owned Intellectual Property are listed in
Section
 4.10(c)
of the Public Company Disclosure Schedule and (ii) any license, covenant or other agreement that is listed in
Section
 4.10(h)
of the Public Company Disclosure Schedule.
(d) To Public Company’s knowledge, the Public Company Intellectual Property constitutes the Intellectual Property necessary to conduct Public Company’s business in the manner currently conducted and by Public Company.
(e) Public Company has taken commercially reasonable measures to protect the proprietary nature of each item of Public Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Public Company’s knowledge and except as would not be, individually or in the aggregate, material to Public Company, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Public Company.
(f) To the knowledge of Public Company and except as would not be, individually or in the aggregate, material to Public Company, the operations of Public Company and its Subsidiaries as currently conducted do not and have not in the past five years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity. To Public Company’s knowledge and except as would not have, individually or in the aggregate, a Public Company Material Adverse Effect, no individual or entity has infringed, misappropriated or otherwise violated the Public Company Owned Intellectual Property or any rights under the Public Company Licensed Intellectual Property that are exclusively licensed to Public Company or any of its Subsidiaries, and neither Public Company nor any of its Subsidiaries has filed or threatened in writing any claims alleging that a third party or Worker has infringed, misappropriated or otherwise violated any Public Company Intellectual Property. No individual or entity has filed and served upon Public Company or any of its Subsidiaries or, to Public Company’s knowledge, threatened in writing any action or proceeding alleging that Public Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Public Company or any of its Subsidiaries received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required to the conduct of Public Company’s business in the manner currently conducted by Public Company.
(g) Public Company has made available copies of all correspondence, legal opinions, complaints, claims, notices or threats in writing concerning the infringement, violation or misappropriation of any Public Company Intellectual Property.
(h)
Section
 4.10(h)
of the Public Company Disclosure Schedule identifies each license, covenant or other agreement pursuant to which Public Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any individual or entity, or covenanted not to assert any right, with respect to any past, existing or future Public Company Intellectual Property that is material to the conduct of Public Company’s business in the manner currently conducted by Public Company, other than non-disclosure
agreements,
non-exclusive
licenses entered into in the ordinary course of Public Company’s business, and agreements with current and former employees, officers, contractors, and consultants for providing services to the Public Company.
(i)
Section
 4.10(i)
of the Public Company Disclosure Schedule identifies (i) each license or agreement pursuant to which Public Company has obtained rights to any Public Company Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Public Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Public Company has obtained any joint or sole ownership interest in or to each item of Public Company Owned Intellectual Property; in each case of the foregoing clauses (i) and (ii), other than non-disclosure
agreements,
non-exclusive
licenses entered into in the ordinary course of Public Company’s business, and agreements with current and former employees, officers, contractors, and consultants for providing services to the Public Company.
(j) To Public Company’s knowledge, no Worker of Public Company or any of its Subsidiaries is in material default or breach of any term of any employment Contract, non-disclosure
Contract, assignment of invention Contract or similar Contract between such Worker and Public Company or its Subsidiary, as applicable, relating to the protection, ownership, development, use or transfer of Public Company Intellectual Property. To the extent that any Public Company Owned Intellectual Property has been conceived, developed or created for Public Company or any of its Subsidiaries by any individual while a Worker, Public Company or such Subsidiary has obtained the entire and unencumbered right, title and interest therein and thereto by operation of Law or by valid written assignment.
(k) To Public Company’s knowledge and except as would not be, individually or in the aggregate, material to Public Company, neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a breach of or default under any agreement governing any Merger Partner Intellectual Property, (ii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Merger Partner Intellectual Property that is material to the conduct of Merger Partner’s business in the manner currently conducted by Merger Partner, or (iii) Merger Partner, Public Company or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Merger Partner

Intellectual Property that is material to the conduct of Merger Partner’s business in the manner currently conducted by Merger Partner.
(l) For purposes of this Agreement, the following terms shall have the following meanings:
(i) “
Public Company Intellectual Property
” shall mean the Public Company Owned Intellectual Property and the Public Company Licensed Intellectual Property.
(ii) “
Public Company Licensed Intellectual Property
” shall mean all Intellectual Property that is licensed to Public Company or any of its Subsidiaries by any individual or entity other than Public Company or any of its Subsidiaries.
(iii) “
Public Company Owned Intellectual Property
” shall mean all Intellectual Property owned or purported to be owned by Public Company or any of its Subsidiaries, in whole or in part.
(iv) “
Public Company Registrations
” shall mean Intellectual Property Registrations that are owned or in-licensed
by Public Company, alone or jointly with others.
4.11
Contracts
.
(a) As of the date of this Agreement, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation
S-K)
with respect to Public Company, other than those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof.
(b) Public Company has not entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation
S-K
other than as disclosed in an SEC Report filed prior to the date hereof.
(c) Neither Public Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Public Company Intellectual Property as a result of the transactions contemplated by this Agreement.
(d)
Section
 4.11(d)
of the Public Company Disclosure Schedule lists the following Contracts of Public Company and its Subsidiaries in effect as of the date of this Agreement to the extent Public Company or any of its Subsidiaries has material continuing obligations thereunder:
(i) any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than 180 days from the date of this Agreement and is expected to involve an aggregate of more than $250,000, (B) which involved an aggregate of more than $250,000 over the 12 months prior to the date of this Agreement, or (C) in which Public Company or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;
(ii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Public Company Material Adverse Effect;
(iii) any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Merger Partner or any of its Subsidiaries or Public Company or any of its Subsidiaries as currently conducted;

(iv) any Contract under which Public Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
(v) any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;
(vi) any Contract for the conduct of research studies,
pre-clinical
or clinical studies, manufacturing, distribution, supply, marketing or co-promotion
of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Public Company or any of its Subsidiaries that involved an aggregate of more than $250,000 over the 12 months prior to the date of this Agreement; and
(vii) any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of Merger Partner or any of Merger Partner’s Affiliates following the Closing.
(e) Public Company has made available to Merger Partner a complete and accurate copy of each Contract listed in
Sections 4.10(a)
,
4.10(h)
,
4.10(i)
and
4.11(d)
of the Public Company Disclosure Schedule. With respect to each Contract so listed and those Contracts identified or described in the Public Company SEC Reports filed prior to the date hereof: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Public Company and/or its Subsidiaries, as applicable, and, to the knowledge of Public Company, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Public Company or any of its Subsidiaries), in each case subject to the Bankruptcy and Equity Exception; and (iii) none of Public Company, its Subsidiaries nor, to the knowledge of Public Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Public Company, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Public Company, its Subsidiaries or, to the knowledge of Public Company, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect.
4.12
Litigation
. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against Public Company or any of its Subsidiaries that (a) seeks either damages in excess of $250,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except for such actions, suits, proceedings, claims, arbitrations or investigations first arising after the date of this Agreement that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries.
4.13
Environmental Matters
. Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Public Company Material Adverse Effect:
(i) Public Company and its Subsidiaries have complied with all applicable Environmental Laws;
(ii) the properties currently or formerly owned, leased or operated by Public Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are or were not contaminated with any Hazardous Substances;

(iii) neither Public Company nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and
(iv) neither Public Company nor any of its Subsidiaries have released any Hazardous Substance into the environment.
(b) As of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Public Company or any of its Subsidiaries may be in violation of, liable under or have obligations under, any Environmental Law.
(c) Neither Public Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.
4.14
Employee Benefit Plans
.
(a)
Section
 4.14(a)
of the Public Company Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans maintained, or contributed to, by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of, or relating to, any current or former employee or other service provider of the Public Company or any of its Subsidiaries (together, the “
Public Company Employee Plans
”).
(b) Each Public Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. Public Company and its Subsidiaries and each of their respective ERISA Affiliates and each Public Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Public Company Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. There is no audit, investigation or other proceeding (including any voluntary correction application) pending against or involving any Public Company Employee Plan. There have been no events with respect to any Public Company Employee Plan that could result in payment or assessment by or against Public Company or any of its Subsidiaries of any material Taxes, including (but without limitation) any material excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980H or 5000 of the Code. With respect to the Public Company Employee Plans, no event has occurred, and to the knowledge of Public Company, there exists no condition or set of circumstances in connection with which Public Company or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Public Company Material Adverse Effect under ERISA, the Code or any other applicable law.
(c) With respect to the Public Company Employee Plans, there are no benefit obligations for which contributions have not been properly made or properly accrued and there are no benefit obligations that have not been properly accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Public Company, which obligations are reasonably likely, individually or in the aggregate, to have a Public Company Material Adverse Effect. The assets of each Public Company Employee Plan that is funded are reported at their fair market value on the books and records of such Public Company Employee Plan.
(d) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters, or may rely on an opinion letter, from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Public Company Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.
(e) Neither Public Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Public Company Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Public Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Public Company Employee Plan holds securities issued by Public Company or any of its Subsidiaries or any of their respective ERISA Affiliates. No Public Company Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(f) There are no loans or extensions of credit by Public Company, any of its Subsidiaries or any of their respective ERISA Affiliate to any employee or any other service provider to Public Company or any of its Subsidiaries, other than routine advances to employees of Public Company in the Ordinary Course of Business.
(g) Public Company and its Subsidiaries are and have been in material compliance with all applicable provisions of the Affordable Care Act, including reporting requirements and all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(b)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the Affordable Care Act, including Section 4980H of the Code, is outstanding, has accrued, or has arisen and there has been no change in health plan terms or coverage that would reasonably be expected to attract an excise tax under Section 4980H of the Code for the current year. None of Public Company nor its Subsidiaries has received any notification from any Governmental Entity concerning potential liability under the Affordable Care Act.
(h) Each Public Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) materially complies and has complied in all material respects in form and operation with Section 409A of the Code and all IRS regulations and other guidance thereunder. No stock option or equity unit option granted under any Public Company Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would reasonably be expected to cause an excise tax to apply to payments to plan participants.
(i)
Section
 4.14(i)
of the Public Company Disclosure Schedule sets forth a complete and accurate list of the severance, termination or similar pay or benefits to which each current or former employee of, or service provider to, Public Company or its Subsidiaries would be entitled, assuming that each current employee or service provider is terminated involuntarily by Public Company without cause immediately following the Effective Time.
4.15
Compliance With Laws
. Public Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and, as of the date of this Agreement, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

4.16
Permits and Regulatory Matters
.
(a) Public Company and each of its Subsidiaries have all Permits that are material to the conduct of its business as currently conducted, including all such Permits required by the
FDA
, such as a study may proceed letter for an
IND
, and any other
Regulating Authority
engaged in the regulation of pharmaceuticals or biohazardous materials.
(b) All Permits that are necessary for the conduct of the business of Public Company and each of its Subsidiaries as currently conducted (the “
Public Company
Authorizations
”) are in full force and effect, and to the knowledge of Public Company, no violations or notices of failure to comply have been issued or recorded by any Regulating Authority in respect of any such Public Company Authorization. No such Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries are in compliance in all material respects under any of such Public Company Authorizations.
(c) To the knowledge of Public Company, all applications, reports, notices and other documents required to be filed by Public Company and its Subsidiaries with all Governmental Entities have been timely filed and are complete and correct in all material respects as filed or as amended prior to the date of this Agreement.
(d) None of Public Company, any Subsidiary of Public Company, and to Public Company’s knowledge, any officer, employee or agent of Public Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335a(a) or (b), or any similar law, rule or regulation of any other Governmental Entity, or (B) exclusion under 42 U.S.C.
Section 1320a-7
or any similar law, rule or regulation of any Governmental Entity.
(e) As of the date of this Agreement and for the three years prior to the date of this Agreement, Public Company and each of its Subsidiaries: (i) is and has been in material compliance, to the extent applicable, with all applicable Laws, including the FDCA and such applicable requirements relating to Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices, and with all applicable orders lawfully administered or issued by the FDA or any other Governmental Entity exercising comparable authority, applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product tested, developed, promoted, marketed, manufactured or distributed by Public Company and each of its Subsidiaries; and (ii) has not received any written notice or correspondence from any Governmental Entity alleging or asserting any material noncompliance with any such Laws.
(f) Neither Public Company nor, to the knowledge of Public Company, any of its Subsidiaries, or any of the respective officers, employees or agents of Public Company or its Subsidiaries, have made an untrue statement of a material fact or fraudulent statement to any Governmental Entity relating to the Public Company Authorizations or failed to disclose a material fact required to be disclosed to any Government Entity relating to the Public Company Authorizations.
(g) To Public Company’s knowledge, all preclinical and clinical investigations and trials sponsored by Public Company are being and have for the three years prior to the date of this Agreement been conducted in compliance in all material respects with applicable laws, including, as applicable, Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices requirements and privacy laws. Public Company has not received any written notices from any Government Entity, institutional review board, independent ethics committee, data and safety monitoring board, or other oversight body with respect to any clinical or pre-clinical
studies or tests, or chemistry, manufacturing, and control quality issues requiring the termination, suspension or material modification of such studies or tests and, to Public Company’s knowledge, there are no facts that would reasonably give rise to such an action.

(h) There are no seizures, recalls, market withdrawals, field notifications or corrective actions, notifications of misbranding or adulteration, destruction orders, safety alerts or similar actions relating to the safety or efficacy of any products marketed or sold by Public Company tner or any of its Subsidiaries being conducted, requested in writing or, to the knowledge of Merger Partner, that have been threatened by the FDA or any other Governmental Entity. Public Company has not, either voluntarily or as requested or required by a Governmental Entity, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, safety alert or other similar notice or action relating to the alleged lack of safety or efficacy of any products marketed or sold by Public Company or any of its Subsidiaries.
4.17
Employees
.
(a) All current and past key employees of Public Company or any of its Subsidiaries have entered into confidentiality and assignment of inventions agreements with Public Company, a copy or form of which has previously been made available to Merger Partner. To the knowledge of Public Company, as of the date of this Agreement, no employee of Public Company or any Subsidiary of Public Company is in violation of any term of any patent disclosure agreement, non-competition
agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Public Company or any of its Subsidiaries because of the nature of the business currently conducted by Public Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. To the knowledge of Public Company, as of the date of this Agreement and other than as contemplated by the Corporate Restructuring Plan, no key employee or group of employees has any plans to terminate employment with Public Company or its Subsidiaries within the
12-month
period following the date of this Agreement.
(b) Neither Public Company nor any of its Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Public Company nor any of its Subsidiaries is or has been the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Public Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Public Company or any of its Subsidiaries.
(c) Public Company and its Subsidiaries are and have been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Public Company, all employees of Public Company and its Subsidiaries are citizens or lawful permanent residents of the United States.
(d) Neither Public Company nor any of its Subsidiaries has received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance
with applicable Law relating to the employment, treatment, or termination of any employees of Public Company or any of its Subsidiaries, nor, to the knowledge of Public Company, has any such charge been threatened. No current or former employee of Public Company or any of its Subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Public Company’s knowledge, has an oral complaint of any of the foregoing been made.
(e) Neither Public Company nor any of its Subsidiaries has caused a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “
WARN Act
”) affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

4.18
Insurance
. Public Company and its Subsidiaries maintain insurance policies (the “
Public Company Insurance Policies
”), including insurance covering directors and officers for securities Law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Public Company Insurance Policy is in full force and effect. None of the Public Company Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Public Company and each of its Subsidiaries have complied in all material respects with the provisions of each Public Company Insurance Policy under which it is the insured party. No insurer under any Public Company Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All claims under the Public Company Insurance Policies have been filed in a timely fashion. Public Company has delivered to Merger Sub accurate and complete copies of all Public Company Insurance Policies relating to the business, assets, liabilities and operations of Public Company and each of its Subsidiaries. Public Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each legal proceeding pending against Public Company or any of its Subsidiaries for which Public Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such legal proceeding, or informed Public Company or any of its Subsidiaries of its intent to do so.
4.19
Opinion of Financial Advisor
. The financial advisor of Public Company, SVB Leerink LLC (the “
Public Company Financial Advisor
”), has delivered to Public Company an opinion dated the date of this Agreement to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Public Company, a signed copy of which opinion will be delivered to Merger Partner within one Business Day following the date of this Agreement.
4.20
Section
 203 of the DGCL
. Assuming the accuracy of the representations and warranties of Merger Partner in
Section
 3.23
, Public Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Public Company Support Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Public Company Support Agreement.
4.21
Brokers; Fees and Expenses
. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Public Company or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Public Company Financial Advisor. Public Company has made available to Merger Partner a complete and accurate copy of all agreements pursuant to which the Public Company Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. Public Company is not a party to any agreements with the Public Company Financial Advisor providing the Public Company Financial Advisor with any rights after the Closing that have not been made available to Merger Partner.
4.22
Operations of Merger Sub
. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
4.23
Certain Business Relationships With Affiliates
. No Affiliate of Public Company (other than a wholly owned Subsidiary of Public Company) (a) owns any property or right, tangible or intangible, which is used in the business of Public Company or any of its Subsidiaries, (b) has any claim or cause of action against Public Company or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Public Company or any of its Subsidiaries.
Section
 4.23
of the Public Company Disclosure Schedule describes any material Contracts between Public Company and any Affiliate thereof (other than a wholly owned Subsidiary of Public Company)

which were entered into or have been in effect at any time since January 1, 2019, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.
4.24
Controls and Procedures, Certifications and Other Matters
.
(a) Public Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Public Company and to maintain accountability for Public Company’s consolidated assets, (iii) access to assets of Public Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Public Company and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(b) Public Company maintains disclosure controls and procedures required by Rules
13a-15
or
15d-15
under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Public Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents.
(c) Neither Public Company nor any of its Subsidiaries has, since Public Company became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Public Company.
Section
 4.24(c)
of the Public Company Disclosure Schedule identifies any loan or extension of credit maintained by Public Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.
4.25
Books and Records
. The minute books and other similar records of Public Company contain complete and accurate records of all actions taken at any meetings of Public Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Public Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Public Company and have been maintained in accordance with good business and bookkeeping practices.
4.26
Subsidies
. All governmental, state or regional subsidies granted to Public Company or any of its Subsidiaries were used in accordance with applicable provisions of any statute, Law or regulation or any other public orders or conditions imposed or related to them in conjunction with their granting and, in particular, all conditions imposed by the respective Governmental Entities have been fulfilled and observed. Neither Public Company nor any of its Subsidiaries is under any further obligation to perform any services with regard to such subsidies and no such subsidies have to be repaid by Public Company or any of its Subsidiaries as a result of the negotiation, execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby or any other reason.
4.27
Data Protection
. Public Company and its Subsidiaries currently fully comply with any data protection and privacy legislation applicable to their businesses including (i) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) all subject information requests from data subjects, (iii) where necessary, the obtaining of consent to data processing and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Neither Public Company nor any of its Subsidiaries has received any notice or complaint from any individual, third party and/or regulatory authority alleging
non-compliance
with any applicable data protection and privacy legislation (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance
with any applicable data protection and privacy legislation.
4.28
No Other Representations or Warranties
. Each of Public Company and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Merger Partner nor any other person on behalf of Merger Partner makes any express or implied representation or warranty with respect to Merger Partner or with respect to any other information provided to Public Company, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Merger Partner set forth in
Article III
(in each case as qualified and limited by the Merger Partner Disclosure Schedule)) none of Public Company, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).
ARTICLE V
CONDUCT OF BUSINESS
5.1
Covenants of Merger Partner
. Except as set forth in
Section
 5.1
of the Merger Partner Disclosure Schedule or as expressly provided herein or as consented to in writing by Public Company (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any
COVID-19
Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in
Section
 5.1
of the Merger Partner Disclosure Schedule or as expressly provided herein, or to the extent necessary to comply with any
COVID-19
Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Merger Partner shall not, directly or indirectly, do any of the following without the prior written consent of Public Company (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this
Section
 5.1
, be unreasonably withheld, conditioned or delayed):
(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), the withholding of shares of Merger Partner Common Stock to pay the exercise price or withholding taxes upon the exercise of Merger Partner Stock Options or from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Merger Partner;
(b) except as permitted by
Section
 5.1(l)
, and except as contemplated by the Financing, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Merger Partner Common Stock pursuant to the Financing or the Merger Partner Preferred Stock Conversion or upon the exercise of Merger Partner Stock Options or Merger Partner Warrants outstanding on the date of this Agreement and set forth in
Section
 3.2(c)
or
Section
 3.2(d)
of the Merger Partner Disclosure Schedule in accordance with their present terms (including cashless exercises), or Merger Partner Stock Options granted as contemplated by
Section
 5.1(l))
;
(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;
(d) except for purchases of inventory, raw materials and, to the extent the cost thereof is not in excess of $250,000 in the aggregate, equipment, in each case in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Merger Partner;
(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Merger Partner;
(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Merger Partner (including any accounts, leases, contracts or Intellectual Property or any assets, but excluding the sale or license of products in the Ordinary Course of Business);
(g) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Merger Partner Balance Sheet to the extent reflected on the Merger Partner Balance Sheet or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Merger Partner, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Merger Partner in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Merger Partner or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Merger Partner against fluctuations in commodities prices or exchange rates;
(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for Merger Partner, other than as set forth in Merger Partner’s budget for capital expenditures previously made available to Public Company or the specific capital expenditures disclosed and set forth in
Section
 5.1(h)
of the Merger Partner Disclosure Schedule;
(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
(j) except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Merger Partner is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off
or other compromise of any accounts receivable of Merger Partner);
(k) except in the Ordinary Course of Business, (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Merger Partner or (ii) license any material Intellectual Property rights to or from any third party;

(l) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Merger Partner Disclosure Schedules or not required by this Agreement to be so disclosed, (i) other than in the Ordinary Course of Business, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer
employees in the Ordinary Course of Business, or increases relating to the promotion of an employee to fill a vacancy), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), except for the grant of stock options, stock appreciation rights, stock based or stock related awards in the Ordinary Course of Business, which, in the case of stock options shall have an exercise price equal to the fair market value of Merger Partner Common Stock on the date of grant (determined in a manner consistent with Merger Partner’s existing practice for establishing fair market value for option grants and which awards shall otherwise be upon Merger Partner’s customary terms) or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
(m) make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;
(n) commence any offering of shares of Merger Partner Common Stock pursuant to any Employee Stock Purchase Plan;
(o) initiate, compromise or settle any material litigation or arbitration proceeding;
(p) open or close any facility or office;
(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;
(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business;
(s) suspend any clinical trials sponsored by Merger Partner or involving any products marketed or in development by Merger Partner; or
(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Merger Partner in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in
Article VII
hereof.
5.2
Covenants of Public Company
. Except as set forth in
Section
 5.2
of the Public Company Disclosure Schedule or as expressly provided herein or as consented to in writing by Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), or to the extent necessary to comply with any
COVID-19
Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and with respect to the Public Company, use commercially reasonable efforts to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees listed on Section 5.2 of the Public Company Disclosure Schedule and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the extent consistent with the corporate restructuring plan previously announced by the Public Company, as disclosed in Item 2.05 of the Company’s Current Report on Form
8-K,
as filed with the SEC on January 28, 2021 (the “
Corporate Restructuring Plan
”). Without limiting the generality of the foregoing, except as set forth in
Section
 5.2
of the Public Company Disclosure Schedule or as expressly provided herein, or to the extent necessary to comply with any
COVID-19
Measures, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Merger Partner (which consent shall not, in the case of the actions set forth in clauses (k) and (l) of this
Section
 5.2
, be unreasonably withheld, conditioned or delayed):
(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Merger Partner to its parent); (ii) except as contemplated by the Reverse Stock Split, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no or nominal consideration in connection with any termination of services to Public Company or any of its Subsidiaries;
(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (in each case other than the issuance of shares of Public Company Common Stock upon the exercise of Public Company Stock Options or Public Company Warrants outstanding on the date of this Agreement and set forth in
Section
 4.2(b)
or
Section
 4.2(c)
of the Public Company Disclosure Schedule in accordance with their present terms (including cashless exercises));
(c) except as contemplated by the Reverse Stock Split, amend its certificate of incorporation, bylaws or other comparable charter or organizational documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other person;
(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Public Company and its Subsidiaries, taken as a whole;
(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Public Company or of any of its Subsidiaries;
(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Public Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Public Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;
(h) make any capital expenditures or other expenditures with respect to property, plant or equipment for Public Company and its Subsidiaries, taken as a whole, other than as set forth in Public Company’s budget for capital expenditures previously made available to Merger Partner or the specific capital expenditures disclosed and set forth in
Section
 5.2
of the Public Company Disclosure Schedule;
(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
(j) except (i) in the Ordinary Course of Business or (ii) for terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Public Company or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off
or other compromise of any accounts receivable of Public Company of any of its Subsidiaries);
provided
,
however
, that the Public Company shall, to the extent not delivered prior to the date hereof, deliver a notice of termination under each of the licenses for Intellectual Property set forth in Section 5.2 of the Public Company Disclosure Schedule;
(k) (i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Public Company or any of its Subsidiaries or (ii) license any material Intellectual Property rights to or from any third party;
(l) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and disclosed in the Public Company Disclosure Schedules, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (vi) hire any additional officers or other employees, or any consultants or independent contractors, or (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;
(m) make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return;

(n) commence any offering of shares of Public Company Common Stock pursuant to any Employee Stock Purchase Plan;
(o) initiate, compromise or settle any litigation or arbitration proceeding;
(p) open or close any facility or office;
(q) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;
(r) fail to pay accounts payable and other obligations in the Ordinary Course of Business;
(s) amend or otherwise fail to take all actions within its reasonable control to perform in any material respect the Corporate Restructuring Plan; or
(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Public Company in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in
Article VII
hereof.
5.3
Confidentiality
. The parties acknowledge that Public Company and Merger Partner have previously executed a confidentiality agreement, dated as of January 20, 2021 (the “
Confidentiality Agreement
”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.
5.4
Public Company 2020 Form
10-K
. The Public Company shall file the Public Company 2020 Form
10-K
with the SEC in the form made available to Merger Partner prior to the execution of this Agreement no later than 9:00 A.M. Eastern Time on the date of this Agreement.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1
No Solicitation
(a)
No Solicitation or Negotiation
. Except as set forth in this
Section
 6.1
, until the Effective Time, each of Merger Partner, Public Company and their respective Subsidiaries shall not, and each of Merger Partner and Public Company shall use reasonable best efforts to cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“
Representatives
”) not to, directly or indirectly:
(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;
(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public
information or afford any person other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or
(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).
Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with
Section
 6.1(c)
, prior to the Specified Time, each of Public Company and Merger Partner may (A) furnish non-public
information with respect to Public Company and its Subsidiaries or Merger Partner and its Subsidiaries, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided, (x) that either Merger Partner or Public Company (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and continuing additional provisions that expressly permit such party to comply with this terms of this
Section
 6.1
(a copy of which shall be provided to the other party), (y) the party seeking to make use of this proviso has not otherwise materially breached this
Section
 6.1
with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Merger Partner Board or Public Company Board (as applicable) has determined (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. It is understood and agreed that any violation of the restrictions in this
Section
 6.1
(or action that, if taken by Public Company or Merger Partner, as applicable, would constitute such a violation) by any Representatives of Public Company or Merger Partner shall be deemed to be a breach of this
Section
 6.1
by Public Company or Merger Partner, as applicable.
(b)
No Change in Recommendation or Alternative Acquisition Agreement
.
Prior to the Effective Time:
(i) (A) Merger Partner Board shall not, except as set forth in this
Section
 6.1
, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Merger Partner Board with respect to the Merger, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “
Merger Partner Board Recommendation Change
”) and (B) the Public Company Board shall not, except as set forth in this
Section
 6.1
, withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the approval or recommendation by the Public Company Board with respect to the Share Issuance, fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement or propose publicly to approve, adopt or recommend any Acquisition Proposal (a “
Public Company Board Recommendation Change
”);
(ii) each of Public Company and Merger Partner shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “
Alternative Acquisition
Agreement
”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in
Section
 6.1(a)
entered into in the circumstances referred to in
Section
 6.1(a)
); and
(iii) each of the Public Company Board and the Merger Partner Board, and each committee thereof, shall not, except as set forth in this
Section
 6.1
, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.
Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this
Section
 6.1
), at any time prior to the Specified Time, the Public Company Board or the Merger Partner Board, as the case may be (
provided
, that the applicable party has not materially breached its obligations as set forth in this Agreement), may effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, (A) with respect to a Superior Proposal or (B) in response to an Intervening Event (in the case of either clause (A) or clause (B)) if: (i) such board of directors shall have determined (after consultation with outside legal counsel) that the failure to effect such Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (ii) such party has provided at least four Business Days prior written notice to the other party that it intends to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior Proposal) (a “
Recommendation
Change Notice
”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change for purposes of this Agreement); (iii) such party has complied in all material respects with the requirements of this
Section
 6.1
in connection with any potential Superior Proposal or Intervening Event; and (iv) if the other party shall have delivered to such party a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (ii) above, such party’s board of directors shall have determined (after consultation with outside legal counsel), after considering the terms of such offer by the other party, that the failure to effect a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration such party’s stockholders would receive as a result of such potential Superior Proposal), such party shall be required to provide the other party with notice of such material amendment and there shall be a new two Business Day period following such notification during which the parties shall comply again with the requirements of this
Section
 6.1(b)
and the board of directors of such party shall not make a Public Company Board Recommendation Change or Merger Partner Board Recommendation Change, as applicable, prior to the end of any such period as so extended.
(c)
Notices of Proposals
. Each party will as promptly as reasonably practicable (and in any event within twenty four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the person making such Acquisition Proposal, and copies of all written communications with such person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other party, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public
information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than 24 hours after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other party with written notice setting forth such information as is reasonably necessary to keep such other party informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such party (and in any event within 24 hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public
information of such party to any such person, provide such information to the other party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party, and (D) promptly (and in any event within 24 hours of such determination) notify the other party of any determination by such party’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d)
Certain Permitted Disclosure
. Nothing contained in this Agreement shall prohibit Merger Partner or Public Company or their respective Boards of Directors from complying with Rules
14d-9
and
14e-2(a)
promulgated under the Exchange Act;
provided
,
however
, that any disclosure made by Merger Partner or Public Company or their respective Boards of Directors pursuant to Rules
14d-9
and
14e-2(a)
shall be limited to a statement that Merger Partner or Public Company, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the applicable Board of Directors determines after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;
provided
,
further
, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by
Section 14d-9(f)
under the Exchange Act) shall be deemed to be a Merger Partner Board Recommendation Change or Public Company Board Recommendation Change, as applicable, unless the respective Board of Directors expressly publicly reaffirms its recommendation for the Merger and the other transactions contemplated hereby within five (5) Business Days after being requested in writing to do so by the other party, it being understood that any such request in writing by the other party may only be made once by each party with respect to a particular disclosure.
(e)
Cessation of Ongoing Discussions
. Each of Public Company and Merger Partner shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;
provided
,
however
, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this
Section
 6.1
. Public Company and Merger Partner will each immediately revoke or withdraw access of any person (other than Public Company, Merger Partner and their respective Representatives) to any data room (virtual or actual) containing any non-public
information with respect to Public Company and request from each third party (other than Public Company, Merger Partner and their Representatives) the prompt return or destruction of all non-public
information with respect to Public Company or Merger Partner, as applicable, previously provided to such person.
(f)
Definitions
. For purposes of this Agreement, the following terms shall have the following meanings:
“
Acquisition Proposal
” means, with respect to Public Company or Merger Partner, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement, other than, with respect to the Merger Partner, the Financing.
“
Intervening Event
” means a material Effect (other than any Effect resulting from a material breach of this Agreement by the party seeking to claim an Intervening Event) that (a) is materially adverse to Public Company or Merger Partner (as applicable), (b) was not known to or reasonably foreseeable by the Public Company Board (with respect to Public Company) or the Merger Partner Board (with respect to Merger Partner) and (c) does not relate to an Acquisition Proposal; provided, however, the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.
“
Qualified Person
” means any person making an unsolicited Acquisition Proposal that the Public Company Board or the Merger Partner Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company or Merger Partner, as applicable, of its obligations under
Section
 6.1(a)
or
Section
 6.1(e)
.
“
Specified Time
” means the earliest to occur of (a) the Effective Time, (b) in the case of Public Company, the date on which the stockholders of Public Company shall have approved the Public Company

Voting Proposals, (c) in the case of Merger Partner, the date on which the stockholders of Merger Partner shall have approved the Merger Partner Voting Proposal and (d) the time at which this Agreement is terminated in accordance with the terms hereof.
“
Superior Proposal
” means, with respect to Public Company or Merger Partner, any bona fide
, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the board of directors of such party determines in its good faith judgment to be more favorable, from a financial point of view, to the holders of such party’s capital stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up
fees and conditions to consummation, as well as any written, binding offer by the other party hereto to amend the terms of this Agreement, which offer is not revocable for at least four Business Days) that the board of directors of such party determines to be relevant, and (b) which board of directors of such party has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).
6.2
Proxy Statement/Prospectus; Registration Statement
.
(a) As promptly as practical after the execution of this Agreement, Public Company, with the cooperation of Merger Partner, shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. Merger Partner, Merger Sub and Public Company shall (i) provide to the other parties as promptly as practical all information, including financial statements and descriptions of its business and financial condition, as Public Company as such other parties may reasonably request for preparation of the Registration Statement and the Proxy Statement/Prospectus and (ii) use reasonable best efforts to cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Registration Statement and the Proxy Statement/Prospectus, including by causing such accountants to provide a consent to the inclusion of such accountant’s reports in respect of the financial statements of the applicable party in the Registration Statement and/or in the Proxy Statement/Prospectus (as applicable) and to the reference to such accountant firm as an “expert” therein. Public Company shall respond to any comments of the SEC and shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Public Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Public Company shall notify Merger Partner promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to
Section
 6.2(b)
or for additional information and shall supply Merger Partner with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to
Section
 6.2(b)
. Public Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this
Section
 6.2
to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever either Public Company or Merger Partner shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to
Section
 6.2(b)
, Public Company or Merger Partner, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Public Company and Merger Partner, such amendment or supplement.
(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Public Company shall provide Merger Partner a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Merger Partner. No filing of, or amendment or supplement to, the Registration Statement or Proxy Statement/Prospectus will be made by Public Company, without the prior consent of Merger Partner, which shall not be unreasonably withheld, conditioned or delayed. Public Company will advise Merger Partner, promptly after Merger Partner receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Public Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
(c) Public Company and Merger Partner shall promptly make all necessary filings with respect to the Merger and the Share Issuance under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.
6.3
Nasdaq Listing
. Public Company agrees to use its commercially reasonable efforts to continue the listing of Public Company Common Stock on Nasdaq during the term of this Agreement and to cause the shares of Public Company Common Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time, including by filing the Nasdaq Listing Application. Merger Partner will cooperate with Public Company to cause the Nasdaq Listing Application to be approved and shall promptly furnish to Public Company all information concerning Merger Partner and its equityholders that may be required or reasonably requested in connection with any action contemplated by this
Section
 6.3
.
6.4
Access to Information
. Subject to compliance with applicable confidentiality obligations owed to third parties in effect as of the date of this Agreement, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Public Company and Merger Partner shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of Public Company and Merger Partner will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this
Section
 6.4
or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, each of Public Company and Merger Partner shall promptly provide the other party with copies of: (a) unaudited monthly financial statements or management accounts, when available; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any notice, report or other document filed with or sent to, or received from, any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and (d) any material notice, report or other document received from any Governmental Entity.
6.5
Stockholder Approval
.
(a) Not later than the second Business Day after the Registration Statement is declared effective under the Securities Act (but in no event before (1) the information statement contained in the Proxy Statement/Prospectus shall have been delivered to Merger Partner’s stockholders and (2) the Registration Statement shall have been declared effective), Merger Partner shall solicit and obtain the Merger Partner Stockholder Approval by the Written Consents (in a form reasonably acceptable to Public Company) to be executed and delivered by Merger Partner’s stockholders for the purposes of (i) evidencing the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached to the Written Consent, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment in cash of the fair value of its Merger Partner Capital Stock under Section 262 the DGCL. In connection with the Merger Partner Stockholder Approval, Merger Partner shall comply with all disclosure and other obligations to its stockholders under the DGCL and any other applicable laws. Merger Partner shall take all action that is both reasonable and lawful to obtain the Merger Partner Stockholder Approval, subject to compliance with
Section
 6.1(b)
. Without limiting the generality of the foregoing, Merger Partner agrees that its obligations under this
Section
 6.5(a)
shall not be affected by the commencement, public proposal, public disclosure or communication to Merger Partner of any Acquisition Proposal or a Merger Partner Board Recommendation Change. Any solicitation or similar disclosure circulated to Merger Partner’s stockholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to Public Company and, except in the case of a Merger Partner Board Recommendation Change, any solicitation or similar disclosure, if the Merger Partner Stockholder Approval has not already been obtained, shall include the recommendation of Merger Partner Board that Merger Partner’s stockholders consent to the adoption of this Agreement and approval of the Merger.
(b) Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and bylaws and Nasdaq rules to duly call, give notice of, convene and hold as promptly as practicable, after the declaration of effectiveness of the Registration Statement, the Public Company Stockholders Meeting for the purpose of considering and voting upon the Public Company Voting Proposals. Subject to
Section
 6.1(b)
, the Public Company Board shall include in the Proxy Statement/Prospectus the recommendation of the Public Company Board in favor of approval of the Public Company Voting Proposals. Subject to
Section
 6.1(b)
, Public Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Public Company Voting Proposals. The Public Company Meeting shall be held as promptly as practicable after the effective date of the Registration Statement (on a date selected by Public Company in consultation with Merger Partner) but in no event later than forty-five (45) days after the effective date of the Registration Statement. If sufficient votes to obtain the Public Company Voting Proposals have not been obtained as of the close of business on the Business Day prior to the scheduled date of the Public Company Meeting, Public Company shall have the right to adjourn or postpone the Public Company Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days in the aggregate from the original date that the Public Company Meeting was scheduled.
(c) Unless the Public Company Board has effected a Public Company Board Recommendation Change in accordance with
Section
 6.1
and terminated this Agreement to enter into a definitive agreement with respect to a Superior Proposal pursuant to
Section
 8.1
, Public Company’s obligation to call, give notice of and hold the Public Company Meeting in accordance with
Section
 6.5(b)
shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal, or by any Public Company Board Recommendation Change.
(d) Except in the case of a Public Company Board Recommendation Change made in compliance with
Section
 6.1
, Public Company agrees that the Public Company Board shall recommend that the Public Company Stockholders approve the Public Company Voting Proposals and Public Company shall include such recommendation in the Proxy Statement/Prospectus.
(e) Except in the case of a Public Company Board Recommendation Change made in compliance with
Section
 6.1
, Public Company shall use its reasonable best efforts to solicit from the Public Company Stockholders proxies in favor of the Public Company Voting Proposals and shall take all other action necessary or advisable to secure the approvals of the stockholders of Public Company. Public Company shall ensure that all proxies solicited in connection with the Public Company Meeting are solicited in material compliance with all applicable laws. Public Company, in its capacity as the sole stockholder of Merger Sub, shall approve the Merger.

(f) Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to
Section
 8.1
.
6.6
Legal Conditions to Merger
.
(a) Subject to the terms hereof, Merger Partner and Public Company shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Merger Partner or Public Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Merger Partner and Public Company shall reasonably cooperate with each other in connection with the making of all such filings. Merger Partner and Public Company shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Merger Partner shall take all actions within its reasonable control to cause (x) the conditions in Section 2 of the Funding Agreements to be satisfied or waived as promptly as practicable after the date hereof and (y) the Financing to be completed as promptly as practicable after the satisfaction or waiver of such conditions.
(b) Each of Merger Partner and Public Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect from occurring prior to or after the Effective Time.
6.7
Public Disclosure
. (i) The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Merger Partner, and (ii) each party shall use commercially reasonable efforts to consult with the other party before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts (
provided
,
however
, that these restrictions shall not apply to any communications by either party with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice or Board Recommendation Change).
6.8
Section
 368(a) Reorganization
.
(a) Each of Public Company, Merger Sub and Merger Partner shall use commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action or cause any action to be taken which could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections
1.368-2(g)
and
1.368-3(a).
Each of Public Company, Merger Sub and Merger Partner shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the

Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations
Section 1.368-3(a)
on or with its Tax Return for the taxable year of the Merger.
(b) If, in connection with the preparation and filing of the Proxy Statement/Prospectus, the SEC requires that tax opinions be prepared and submitted with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, Public Company and Merger Partner shall use commercially reasonable efforts to deliver to Wilmer Cutler Pickering Hale and Dorr LLP and Sidley Austin LLP, respectively, customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date the Proxy Statement/Prospectus shall have been declared effective by the SEC or such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Prospectus.
6.9
Affiliate Legends
.
Section
 6.9
of the Merger Partner Disclosure Schedule sets forth a list of those persons who are, in Merger Partner’s reasonable judgment, “affiliates” of Merger Partner within the meaning of Rule 145 promulgated under the Securities Act (“
Rule 145 Affiliates
”). Merger Partner shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any shares of Public Company Common Stock to be received by Rule 145 Affiliates of Merger Partner in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Common Stock.
6.10
Indemnification
.
(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Public Company and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries (the “
Indemnified
Persons
”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Merger Partner, Public Company or any of their respective Subsidiaries, or, while a director or officer of Merger Partner, Public Company or any of their respective Subsidiaries, is or was serving at the request of Merger Partner, Public Company or any of their respective Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable law. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and the Surviving Corporation following receipt by Public Company or the Surviving Corporation from the Indemnified Party of a request therefor;
provided
that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification, advance of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Merger Partner and Public Company immediately prior to the Effective Time.
(b) Prior to the Effective Time, Public Company shall purchase a six-year
prepaid “D&O tail policy” (the “
Public Company Tail Policy
”) for the
non-cancellable
extension of the directors’ and officers’ liability coverage of Public Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Public Company’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Public Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger). The cost of the Public Company Tail Policy shall be included in the Public Company’s Transaction Expenses.
(c) Prior to the Effective Time, Merger Partner shall purchase a six-year
prepaid “D&O tail policy” (the “
Merger Partner Tail Policy
”) for the
non-cancellable
extension of the directors’ and officers’ liability coverage of Merger Partner’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Merger Partner’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Merger Partner by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Merger). The cost of the Merger Partner Tail Policy shall be included in the Merger Partner’s Transaction Expenses.
(d) Public Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by a person in successfully enforcing such person’s rights provided in this
Section
 6.10.
(e) Public Company and Merger Partner agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Public Company, Merger Partner or any of their respective Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organization documents or in any agreement in existence immediately prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The provisions of this
Section
 6.10
are intended to be in addition to the rights otherwise available to the current officers and directors of Public Company, Merger Partner or any of their respective Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this
Section
 6.10
shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any person who is a beneficiary under the policies referred to in this
Section
 6.10
and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other person.
(f) If the Surviving Corporation or Public Company or any of their respective successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such person shall assume all of the obligations of such person set forth in this
Section
 6.10
.
(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Merger Partner, Public Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this
Section
 6.10
is not prior to or in substitution for any such claims under such policies.
6.11
Notification of Certain Matters
. Public Company shall give prompt notice to Merger Partner, and Merger Partner shall give prompt notice to Public Company, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Public Company and Merger Sub or Merger Partner, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
6.12
Employee Matters
.
(a) Public Company and Merger Partner will consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.
(b) Merger Partner shall make available group health plan coverage satisfying the requirements of COBRA to any employee or former employee of Public Company (and their respective dependents) whose “qualifying event” (within the meaning of COBRA) occurred prior to or in connection with the Merger, and Merger Partner shall otherwise discharge and be responsible for all liabilities related to COBRA. With respect to any current employee of Public Company, Merger Partner and Merger Partner’s group health plans shall treat the termination of employment in connection with the Merger as involuntary for purposes of the applicable provisions of the American Rescue Plan Act of 2021.
(c) Merger Partner and Public Company agree that the Merger shall constitute or be deemed to constitute a “change of control” or “change in control” for purposes of the Public Company Stock Plans and any awards issued thereunder and for purposes of any Employee Benefit Plan maintained for current or former employees or directors of or independent contractors to the Public Company.
(d) Merger Partner shall cause each promissory note set forth in Section 3.11(d)(i) of the Merger Partner Disclosure Schedule to be settled and terminated in full prior to Closing to the extent necessary for Public Company to comply with applicable Law as of and following the Effective Time.
6.13
FIRPTA Tax Certificates
. On or prior to the Closing, Merger Partner shall deliver to Public Company a properly executed certification that shares of Merger Partner Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of
Section 1.897-2(h)(2)
of the Treasury Regulations.
6.14
State Takeover Laws
. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.
6.15
Security Holder Litigation
. Notwithstanding anything to the contrary herein, (a) Public Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Public Company against Public Company and/or its directors or officers, provided that Public Company shall give Merger Partner the opportunity to participate in the defense of any such litigation and shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Public Company) without the prior written consent of Merger Partner (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) Merger Partner shall have the right to control the defense and settlement of any litigation related to this

Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder or any holder of other securities of Merger Partner against Merger Partner and/or its directors or officers, provided that Merger Partner shall give Public Company the opportunity to participate in the defense of any such litigation and shall not settle any such litigation (other than any settlement not requiring the payment of any amount to any third party in excess of the retentions or deductibles under any applicable insurance policies of Merger Partner) without the prior written consent of Public Company (which consent shall not be unreasonably withheld, conditioned or delayed).
6.16
Section
 16 Matters
. Prior to the Effective Time, Public Company shall take all such steps as may be required to cause any acquisitions of Public Company Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Public Company following the Merger, to be exempt under Rule
16b-3
promulgated under the Exchange Act.
6.17
Calculation of Public Company Net Cash
.
(a) Not less than five (but no more than seven (7)) calendar days prior to the anticipated date for Closing (the “
Anticipated Closing Date
”), Public Company will deliver to Merger Partner a schedule (the “
Public Company Net Cash Schedule
”) setting forth, in reasonable detail, Public Company’s good faith, estimated calculation of its Net Cash (“
Public
Company Net Cash
”) prepared and certified by Public Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Chief Executive Officer of Public Company). Public Company shall make available to Merger Partner, as requested by Merger Partner, the work papers and back-up
materials used or useful in preparing the Public Company Net Cash Schedule and, if requested by Merger Partner, Public Company’s accountants and counsel at reasonable times and upon reasonable notice.
(b) On the fourth (4
th
) calendar day following Public Company’s delivery of the Public Company Net Cash Schedule pursuant to
Section
 6.17(a)
, such Public Company Net Cash Schedule shall become final and binding on all parties to this agreement unless on or prior to the third (3 rd
) calendar day following such delivery Merger Partner disputes such Public Company Net Cash Schedule by delivering a written notice to Public Company describing in reasonable detail each item in dispute and Merger Partner’s proposed revisions to such Public Company Net Cash Schedule (a “
Dispute Notice
”).
(c) If representatives of Public Company and Merger Partner are unable to negotiate an agreed-upon determination of any items timely disputed in a Dispute Notice within three (3) days after delivery of such Dispute Notice, then any such disputed items shall be referred to an independent auditor of recognized national standing jointly selected by Public Company and Merger Partner which is not serving as auditor of either Public Company or Merger Partner (the “
Accounting Firm
”). Public Company shall promptly deliver to the Accounting Firm the work papers and back-up
materials used in preparing the Public Company Net Cash Schedule, and Public Company and Merger Partner shall use reasonable best efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Merger Partner and Public Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm;
provided
,
however
, that no such presentation or discussion shall occur without the presence of a representative of each of Merger Partner and Public Company. The determination of the Accounting Firm shall be limited to the items in dispute submitted to the Accounting Firm. Any determination of Public Company Net Cash made by the Accounting Firm shall be made in writing delivered to each of Public Company and Merger Partner, shall be final and binding on the parties hereto and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Public Company Net Cash for all purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this
Section
 6.17(c)
. The fees and expenses of the Accounting Firm shall be allocated between Public Company and Merger Partner in the same proportion that the disputed amount of Public Company Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Public Company Net Cash. If this
Section
 6.17(c)
applies as to the determination of

Public Company Net Cash, upon resolution of the matter in accordance with this
Section
 6.17(c)
, the parties shall not be required to determine Public Company Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Public Company or Merger Partner may request a redetermination of Public Company Net Cash if the Closing Date is more than fifteen (15) calendar days after the Anticipated Closing Date.
(d) For purposes of this Agreement:
(i) “
Cash Determination Time
” means the close of business as of the Business Day immediately prior to the Anticipated Closing Date; provided, however, that, notwithstanding the foregoing or anything else to the contrary herein, if the Closing Date shall not have occurred on or prior to July 1, 2021 (other than solely as a result of a material breach by Public Company of its obligations under this Agreement), the Cash Determination Time for purposes of determining Public Company Net Cash shall be the close of business as of June 30, 2021.
(ii) “
Indebtedness
” shall mean, with respect to any person, any liabilities of such person or its Subsidiaries (A) for borrowed money, (B) evidenced by bonds, debentures, notes or similar instruments, (C) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (D) in respect of liabilities of others that are secured by (or which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the person in question whether or not the obligations secured thereby have been assumed, (E) under leases required to be accounted for as capital leases under GAAP (but excluding for the avoidance of doubt obligations under the Public Company Leases), (F) for any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) elected to be deferred pursuant to Section 2302 of the CARES Act, or (G) guarantees relating to any such liabilities.
(iii) “
Net Cash
” shall mean, with respect to Public Company as of the Cash Determination Time and without duplication, (A) the sum of (1) the cash, cash equivalents, restricted cash and marketable securities of such person and its Subsidiaries, (2) accounts receivable, interest and other receivables (including amounts payable to Public Company under insurance policies), and (3) deposits and prepaid expenses of such person and its Subsidiaries, minus
(B) the sum of (1) accrued and unpaid accounts payable and accrued and unpaid expenses of such person and its Subsidiaries (other than Transaction Expenses and rent), (2) any unpaid Transaction Expenses of such person or its Subsidiaries, (3) unpaid Indebtedness of such person and its Subsidiaries and (4) unpaid rent (if any) to the extent owed by Public Company under Public Company’s real estate lease, net of any right to receive rent from a third party under any sublease or similar arrangement, for the period prior to March 31, 2022 in an amount not to exceed $576,000. Each component of Public Company Net Cash shall be determined in accordance with GAAP applied on a basis consistent with the application of GAAP in the preparation of such person’s most recent audited financial statements (except as otherwise provided in
Annex B
). For purposes of determining Public Company Net Cash, the Surviving Corporation and its Subsidiaries shall not constitute Subsidiaries of Public Company and Public Company Net Cash shall be calculated excluding the effects of any payments or liabilities (including attorney’s fees and settlement costs) in respect of Dissenting Shares or any security holder litigation by any actual or purported holder of securities of Public Company. A sample calculation of Public Company Net Cash and its components is set forth in
Annex B
for illustrative purposes only.
(iv) “
Transaction Expenses
” shall mean, with respect to any person as of the Cash Determination Time and without duplication, the sum of (A) the cash cost of any change of control, bonus, severance (voluntary or otherwise) (including a reasonable estimate of payment or reimbursement for continued coverage under any employee benefit plan), retention or similar payments (whether “single trigger” or “double trigger”) that become due and payable by such person or any of its Subsidiaries at or prior to the Effective Time or as a result of the Merger or the transactions contemplated hereby, and (B) subject to
Section
 8.3(a)
, all costs, fees and expenses incurred by such person or its Subsidiaries at or prior to the Effective Time in connection with the negotiation, preparation and execution of this Agreement or any agreements, documents, certificates, opinions or other items contemplated hereby and the consummation of the Merger or the other transactions contemplated hereby and that are unpaid as of the Effective Time, including brokerage fees and commissions, finders’ fees or financial advisory fees payable by such person at or prior to the Effective Time.
6.18
Public Company Stock Options
. Prior to the Closing, the Public Company Board shall have the right, in its sole discretion, to adopt appropriate resolutions and take all other actions necessary and appropriate to provide that each Public Company Stock Option, whether vested or unvested, be accelerated in full effective as of immediately prior to the Effective Time. At the Effective Time, each Public Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall survive the Closing and remain outstanding in accordance with its terms.
6.19
401(k) Plan
. Unless otherwise requested by Merger Partner in writing at least five business days prior to the Closing Date, the Public Company Board shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Public Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “
Public Company 401(k) Plan
”). If Public Company is required to terminate any Public Company 401(k) Plan, then Public Company shall provide to Merger Partner prior to the Closing Date written evidence of the adoption by the Public Company Board of resolutions authorizing the termination of such Public Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Merger Partner).
ARTICLE VII
CONDITIONS TO MERGER
7.1
Conditions to Each Party’s Obligation To Effect the Merger
. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:
(a)
Stockholder Approvals
. The Merger Partner Voting Proposal shall have been approved by means of the Written Consents by the requisite vote of the stockholders of Merger Partner under applicable Law and Merger Partner’s certificate of incorporation. The Public Company Voting Proposals shall have been approved at the Public Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of Public Company under applicable Law and stock market regulations.
(b)
Governmental Approvals
. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Public Company Material Adverse Effect or a Merger Partner Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions that would not reasonably be likely to have a Public Company Material Adverse Effect or a Merger Partner Material Adverse Effect.
(c)
Registration Statement; Proxy Statement/Prospectus
. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.
(d)
No Injunctions
. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e)
Nasdaq Notification
. (i) The Nasdaq Listing Application shall have been approved, and (ii) the shares of the Public Company Common Stock to be issued pursuant to the Share Issuance shall have been approved for listing (subject to official notice of issuance) on Nasdaq.
(f)
Net Cash
. Public Company Net Cash shall have been finally determined in accordance with
Section
 6.17
.
7.2
Additional Conditions to the Obligations of Public Company and Merger Sub
. The obligations of Public Company and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Public Company and Merger Sub:
(a)
Representations and Warranties
. The representations and warranties of Merger Partner set forth in this Agreement and in any certificate or other writing delivered by Merger Partner pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Merger Partner Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Merger Partner Material Adverse Effect);
provided
,
however
, that the representations and warranties made by Merger Partner in
Sections 3.1
,
3.2
,
3.4(a)
,
3.4(d)
and
3.7(i)
shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above;
provided
,
further
, that the representations and warranties set forth in
Section
 3.2(a)
shall be true and correct except for such inaccuracies as are in the aggregate de minimis
.
(b)
Performance of Obligations of Merger Partner
. Merger Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
(c)
No Merger Partner Material Adverse Effect
. No Merger Partner Material Adverse Effect shall have occurred since the date of this Agreement.
(d)
Third Party Consents
. Merger Partner shall have obtained (i) all consents and approvals of third parties listed in
Section
 7.2(d)(i)
of the Merger Partner Disclosure Schedule and (ii) any other required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Merger Partner Material Adverse Effect.
(e)
Resignations
. Public Company shall have received copies of the resignations, effective as of the Effective Time, of each director of Merger Partner and its Subsidiaries.
(f)
Dissenting Shares
. The number of Dissenting Shares shall not exceed 5% of the number of outstanding shares of Merger Partner Common Stock as of the Effective Time (after giving effect to Merger Partner Preferred Stock Conversion).
(g)
Financing
. Each of the Funding Agreements shall be in full force and effect and the Financing shall have been completed in accordance with the terms thereof and Merger Partner shall have received the proceeds therefrom; provided, that for the avoidance of doubt, it shall not be a condition to closing that any Excess Financing Shares be issued.

(h)
Merger Partner Preferred Stock Conversion
. Merger Partner shall have effected a conversion of all Merger Partner Preferred Stock into Merger Partner Common Stock as of immediately prior to the Effective Time (the “
Merger Partner Preferred Stock
Conversion
”).
(i)
Termination of Investor Agreements
. The agreements listed in
Section
 7.2(i)
of the Merger Partner Disclosure Letter shall have been terminated.
(j)
Officers’ Certificate
. Public Company shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Merger Partner to the effect that the conditions of
Sections 7.2(a)
,
(b)
and
(c)
 have been satisfied.
7.3
Additional Conditions to the Obligations of Merger Partner
. The obligation of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Merger Partner:
(a)
Representations and Warranties
. The representations and warranties of Public Company and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Public Company or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct (without regard to any materiality or Public Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Public Company Material Adverse Effect);
provided
,
however
,
that the representations and warranties made by Public Company and Merger Sub in
Sections 4.1
,
4.2
,
4.4(a)
,
4.4(d)
and
4.7(i)
shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above;
provided
,
further
, that the representations and warranties set forth in
Section
 4.2(a)
shall be true and correct except for such inaccuracies as are in the aggregate de minimis
.
(b)
Performance of Obligations of Public Company and Merger Sub
. Public Company and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date;
provided
,
that
Public Company shall have performed the obligations in
Section
 5.4
in all respects.
(c)
No Public Company Material Adverse Effect
. No Public Company Material Adverse Effect shall have occurred since the date of this Agreement.
(d)
Third Party Consents
. Public Company shall have obtained (i) all consents and approvals of third parties listed in
Section
 7.3(d)(i)
of the Public Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.
(e)
Officers’ Certificate
. Merger Partner shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Public Company to the effect that the conditions of
Sections 7.3(a)
,
(b)
, and
(c)
 have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT
8.1
Termination
. This Agreement may be terminated at any time prior to the Effective Time (with respect to
Sections 8.1(b)
through
8.1(k)
, by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Merger Partner Voting Proposal by the stockholders of Merger Partner or approval of the Public Company Voting Proposals by the stockholders of Public Company:
(a) by mutual written consent of Public Company and Merger Partner;
(b) by either Public Company or Merger Partner if the Merger shall not have been consummated by September 30, 2021 (the “
Outside Date
”) (provided that the right to terminate this Agreement under this
Section
 8.1(b)
shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); provided, that, if as of such date all conditions set forth in Article VII (other than the condition set forth in
Section
 7.1(f)
) have been satisfied or waived, the Outside Date shall automatically be extended until the date that is two (2) Business Days following the final determination of Public Company Net Cash in accordance with
Section
 6.17
;
(c) by either Public Company or Merger Partner if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
provided
,
however
, that a party hereto shall not be permitted to terminate this Agreement pursuant to this
Section
 8.1(c)
if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;
(d) by either Public Company or Merger Partner if at the Public Company Meeting (including any adjournment or postponement), at which a vote on the Public Company Voting Proposals is taken, the requisite vote of the stockholders of Public Company in favor of the Public Company Voting Proposals shall not have been obtained; provided, however, that the right to terminate this Agreement under this
Section
 8.1(d)
shall not be available to Public Company where the failure to obtain the requisite vote of the stockholders of Public Company shall have been caused by the action or failure to act of Public Company and such action or failure to act constitutes a material and willful breach by Public Company of this Agreement;
(e) by Public Company, if at any time prior to the receipt of the Merger Partner Stockholder Approval: (i) the Merger Partner Board shall have failed to give its recommendation to the approval of the Merger Partner Voting Proposal or shall have withdrawn or modified in a manner adverse to Public Company its recommendation of the Merger Partner Voting Proposal; (ii) after the receipt by Merger Partner of an Acquisition Proposal, Public Company requests in writing that Merger Partner Board reconfirm its recommendation of this Agreement or the Merger and Merger Partner Board fails to do so within ten Business Days after its receipt of Public Company’s request; (iii) the Merger Partner Board (or any committee thereof) shall have approved or recommended to the stockholders of Merger Partner an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Merger Partner Capital Stock is commenced (other than by Public Company or an Affiliate of Public Company), and Merger Partner Board (or any committee thereof) recommends that the stockholders of Merger Partner tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender offer or exchange offer, Merger Partner Board fails to recommend against acceptance of such offer; or (v) Merger Partner shall have materially breached its obligations under
Section
 6.1
or
Section
 6.5(a)
of this Agreement;
(f) by Merger Partner, at any time prior to the receipt of the Public Company Stockholder Approval, if: (i) Public Company Board shall have failed to include its recommendation to the approval of the Public Company

Voting Proposals in the Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Merger Partner its recommendation of the Public Company Voting Proposals; (ii) after the receipt by Public Company of an Acquisition Proposal, Merger Partner requests in writing that Public Company Board reconfirm its recommendation of the Public Company Voting Proposals and Public Company Board fails to do so within ten Business Days after its receipt of Merger Partner’s request; (iii) Public Company Board (or any committee thereof) shall have approved or recommended to the stockholders of Public Company an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Public Company Common Stock is commenced (other than by Merger Partner or an Affiliate of Merger Partner), and Public Company Board (or any committee thereof) recommends that the stockholders of Public Company tender their shares in such tender or exchange offer or, within five Business Days after the commencement of such tender offer or exchange offer, Public Company Board fails to recommend against acceptance of such offer; or (v) Public Company shall have materially breached its obligations under
Section
6.1 or
Section
 6.5(b)
of this Agreement;
(g) by Public Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this
Section
 8.1
) on the part of Merger Partner, which breach would cause the conditions set forth in
Section
 7.2(a)
or
(b)
 not to be satisfied;
provided
that neither Public Company nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement and provided
,
further, that if such breach or failure to perform is curable by Merger Partner, as applicable, then this Agreement shall not terminate pursuant to this
Section
 8.1(g)
as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Public Company to Merger Partner of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this
Section
 8.1(g)
as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;
(h) by Merger Partner, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this
Section
 8.1
) on the part of Public Company, which breach would cause the conditions set forth in
Section
 7.3(a)
or
(b)
 not to be satisfied;
provided
that Merger Partner is not then in material breach of any representation, warranty or covenant under this Agreement and provided
,
further, that if such breach or failure to perform is curable by Public Company, then this Agreement shall not terminate pursuant to this
Section
 8.1(h)
as a result of such particular breach or failure until the expiration of a thirty (30) day period commencing upon delivery of written notice from Merger Partner to Public Company of such breach or failure and it being understood that this Agreement shall not terminate pursuant to this
Section
 8.1(h)
as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective;
(i) by Public Company, if the Merger Partner Stockholder Approval is not obtained by delivery of the Written Consents on or prior to 5:00 p.m., New York City time, on the date that is two Business Days after the Registration Statement is declared effective under the Securities Act;
(j) by Merger Partner if, at any time prior to the receipt of the Merger Partner Stockholder Approval, each of the following occur: (A) Merger Partner shall have received a Superior Proposal; (B) Merger Partner shall have complied in all material respects with its obligations under
Section
 6.1
, including with respect to making a Merger Partner Board Recommendation Change with respect to such Superior Proposal; (C) the Merger Partner Board approves, and Merger Partner concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Merger Partner pays to the Public Company the amount contemplated by
Section
 8.3(b)
; or
(k) by Public Company if, at any time prior to the receipt of the Public Company Stockholder Approval, each of the following occur: (A) Public Company shall have received a Superior Proposal; (B) Public Company shall have complied in all material respects with its obligations under
Section
 6.1
, including with respect to making a Public Company Board Recommendation Change with respect to such Superior Proposal; (C) the Public Company Board approves, and Public Company concurrently with the termination of this

Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Public Company pays to Merger Partner the amount contemplated by
Section
 8.3(c)
.
8.2
Effect of Termination
. In the event of termination of this Agreement as provided in
Section
 8.1
, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Merger Partner, Merger Sub or their respective officers, directors, stockholders or Affiliates;
provided
that (a) any such termination shall not relieve any party from liability for any willful and intentional breach of this Agreement, fraud or intentional misconduct and (b) the provisions of
Section
 5.3
(Confidentiality), this
Section
 8.2
(Effect of Termination),
Section
 8.3
(Fees and Expenses) and
Article IX
(Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
8.3
Fees and Expenses
.
(a) Except as set forth in this
Section
 8.3
, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated;
provided,
however
, that Merger Partner and Public Company shall share equally (i) all fees and expenses of the Exchange Agent, and (ii) all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.
(b) Merger Partner shall pay Public Company a termination fee of $2,800,000 (the “
Merger Partner Termination Fee
”) in the event of the termination of this Agreement:
(i) by Public Company pursuant to
Sections 8.1(e)
;
(ii) by Merger Partner pursuant to
Section
 8.1(j)
; or
(iii) by Public Company or Merger Partner, as applicable, pursuant to
Sections 8.1(b)
or
8.1(g)
, so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Merger Partner; and (B) within 12 months after such termination Merger Partner enters into a definitive agreement to consummate (which is consummated, whether or not within or after the 12 month period), or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement);
provided
that for purposes of this
Section
 8.3(b)(iii)
, the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.
(c) Public Company shall pay Merger Partner a termination fee of $1,400,000 (the “
Public Company Termination Fee
”) in the event of the termination of this Agreement:
(i) by Merger Partner pursuant to
Section
 8.1(f)
;
(ii) by Public Company pursuant to
Section
 8.1(k)
; or
(iii) by Public Company or Merger Partner, as applicable, pursuant to
Sections
8.1(b)
or
8.1(h)
, so long as (A) prior to the termination of this Agreement, any person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within 12 months after such termination Public Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement);
provided
that for purposes of this
Section
 8.3(c)(iii)
, the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d) If this Agreement is terminated by Merger Partner pursuant to
Section
 8.1(h)
(solely as a result of a willful and material breach), or by either party pursuant to
Section
 8.1(d)
, then Public Company shall reimburse Merger Partner for all reasonable out-of-pocket
fees and expenses incurred by Merger Partner in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $1,000,000, by wire transfer of same-day
funds within two (2) Business Days following the date on which Merger Partner submits to Public Company true and correct copies of reasonable documentation supporting such expenses. If Merger Partner becomes entitled to receive a Public Company Termination Fee under this Agreement, any amount paid by Public Company under this
Section
 8.3(d)
will be credited against the Public Company Termination Fee.
(e) If this Agreement is terminated by Public Company pursuant to
Section
 8.1(g)
(solely as a result of a willful and material breach) or
Section
 8.1(i)
, then Merger Partner shall reimburse Public Company for all reasonable out-of-pocket
fees and expenses incurred by Public Company in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $1,000,000, by wire transfer of same-day
funds within two (2) Business Days following the date on which Public Company submits to Merger Partner true and correct copies of reasonable documentation supporting such expenses. If Public Company becomes entitled to receive a Merger Partner Termination Fee under this Agreement, any amount paid by Merger Partner under this
Section
 8.3(e)
will be credited against the Merger Partner Termination Fee.
(f) Any fee due under
Section
 8.3(b)(i)
or
8.3(c)(i)
shall be paid by wire transfer of same day funds within one Business Day of the date of termination of this Agreement. Any fee due under
Section
 8.3(b)(ii)
or
8.3(c)(ii)
shall be paid by wire transfer of same day funds on the date of termination of this Agreement (and shall be a condition to the effectiveness of such termination). Any fee due under
Section
 8.3(b)(iii)
or
8.3(c)(iii)
shall be paid by wire transfer of
same-day
funds within two Business Days after the date on which the transaction referenced in clause (B) of such
Section
 8.3(b)(iii)
or
Section
 8.3(c)(iii)
, as applicable, is consummated. If one party fails to promptly pay to the other any expense reimbursement or fee due pursuant to this
Section
 8.3
, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.
(g) The parties hereto acknowledge that the agreements contained in this
Section
 8.3
are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding
Section
 8.2
or any other provision of this Agreement, payment of the termination fees described in, and under the circumstances provided for in, this
Section
 8.3
shall constitute the sole and exclusive remedy of Public Company or Merger Partner, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Merger Partner shall receive the payment of a termination fee under the circumstances provided for in this
Section
 8.3
, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Public Company and any of its Affiliates or Merger Partner and any of its Affiliates, as applicable, or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Public Company, Merger Sub any of their respective Affiliates or Merger Partner or any of its Affiliates, as applicable, or any other person, shall be entitled to bring or maintain any other claim, action or proceeding against Public Company or Merger Partner, as applicable, or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.
(h) The parties hereto acknowledge and agree that (i) in no event shall Merger Partner be required to pay Merger Partner Termination Fee on more than one occasion, nor shall Public Company be required to pay Public Company Termination Fee on more than one occasion and (ii) in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.4
Amendment
. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any of the parties, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
8.5
Extension; Waiver
. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
8.6
Procedure for Termination, Amendment, Extension or Waiver
. A termination of this Agreement pursuant to
Section
 8.1
, an amendment, modification or supplement of this Agreement pursuant to
Section
 8.4
or an extension or waiver of this Agreement pursuant to
Section
 8.5
shall, in order to be effective, require action by the respective boards of directors of the applicable parties.
ARTICLE IX
MISCELLANEOUS
9.1
Nonsurvival of Representations, Warranties and Agreements
. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for the agreements contained in
Article I
,
Article II
,
Section
 6.10
,
6.13
and
6.14
and this
Article IX
. This
Section
 9.1
shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.
9.2
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below or (iii) on the same Business Day if sent by
e-mail
prior to 5:00 p.m. Eastern Time or on the following Business Day if sent after 5:00 p.m. Eastern Time:
(a) if to Public Company or Merger Sub, to
Millendo Therapeutics, Inc.
110 Miller Avenue
Suite 100
Ann Arbor, Michigan
Attn: Louis J. Arcudi III
E-mail:
arcudi@millendo.com

with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn:     Stuart M. Falber, Esq.
  Joseph B. Conahan, Esq.
E-mail:  stuart.falber@wilmerhale.com
  joseph.conahan@wilmerhale.com
(b) if to Merger Partner, to
Tempest Therapeutics, Inc.
7000 Shoreline Court, Suite 275
South San Francisco, CA 94080
Attn: Stephen Brady
E-mail:
sbrady@Tempesttx.com
with copies (which shall not constitute notice) to:
Sidley Austin LLP
2850 Quarry Lake Drive, Suite 301
Baltimore, MD 21209
Attn: Asher Rubin
E-mail:
arubin@sidley.com
and
Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, CA 94304
Attn: Rob Carlson
E-mail:
rob.carlson@sidley.com
Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
9.3
Entire Agreement
. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.
9.4
No Third Party Beneficiaries
. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of
Section
 6.10
.

9.5
Assignment
. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of Law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this
Section
 9.5
is void.
9.6
Severability
. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
9.7
Counterparts and Signature
. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.
9.8
Interpretation
. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available”, that means that such information was either (i) provided directly to the Public Company or Merger Partner, as applicable, by the other party, (ii) included in the virtual data rooms established by Public Company and Merger Partner created for the purposes of providing information to the other party in connection with this Agreement at least three Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Public Company, filed with and publicly available on the SEC’s EDGAR system prior to the date of this Agreement. When used in the agreement, “person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, trust or other entity, including a Governmental Entity, as applicable. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
9.9
Governing Law
. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10
Remedies
. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
9.11
Submission to Jurisdiction
. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in
Section
 9.2
. Nothing in this
Section
 9.11
, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
9.12
WAIVER OF JURY TRIAL
. EACH OF PUBLIC COMPANY, THE MERGER SUB AND MERGER PARTNER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PUBLIC COMPANY, THE MERGER SUB OR MERGER PARTNER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
9.13
Disclosure Schedule
. Each of the Merger Partner Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Merger Partner Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MILLENDO THERAPEUTICS, INC.

By:	/s/ Louis J. Arcudi III

Name:	Louis J. Arcudi III

Title:	CEO & President

MARS MERGER CORP.

By:	/s/ Louis J. Arcudi III

Name:	Louis J. Arcudi III

Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MERGER PARTNER:

TEMPEST THERAPEUTICS, INC.

By:	/s/ Tom Dubensky
Name:	Tom Dubensky
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

March 28, 2021
The Board of Directors
Millendo Therapeutics, Inc.
110 Miller Avenue, Suite 100
Ann Arbor, Michigan
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to Millendo Therapeutics, Inc., a Delaware corporation (“Millendo”), of the Exchange Ratio (as defined below) proposed to be paid by Millendo pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Millendo, Millendo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Millendo (“Merger Sub”), and Tempest Therapeutics, Inc., a Delaware corporation (“Tempest”). The Merger Agreement provides for the acquisition by Millendo of Tempest through the merger of Merger Sub with and into Tempest (the “Merger”), with Tempest continuing as the surviving entity of the Merger and as a wholly owned subsidiary of Millendo. At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any further action on the part of Millendo, Merger Sub, Tempest or any stockholder of Tempest, among other things, each share of common stock, par value $0.0001 of Tempest, and each share of preferred stock, par value $0.0001, of Tempest (collectively, the “Tempest Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined below) will, by virtue of the Merger Agreement (and subject to the terms and conditions thereof) and without any action on the part of the holder thereof, be converted into and thereafter represent the right to receive a number of shares of the common stock, par value $0.0001 per share, of Millendo (the “Millendo Common Stock”), equal to the Exchange Ratio, without interest. As used herein, (i) the “Exchange Ratio” is the number of shares of Millendo Common Stock to be received by holders of Tempest Capital Stock (other than Excluded Shares) in the Merger, which is derived from the agreed relative percentage ownership of the combined company by holders of Tempest Capital Stock (referred to in the Merger Agreement as the “Merger Partner Allocation Percentage”) and Millendo Common Stock (referred to in Merger Agreement as the “Public Company Allocation Percentage”) following the consummation of the Merger, which is, subject to certain adjustments set forth in the Merger Agreement (as to which adjustments we express no opinion), equal to 81.5% and 18.5%, respectively, on a fully diluted basis; and (ii) “Excluded Shares” means (a) shares of Tempest Capital Stock that are held in treasury and any shares of Tempest Capital Stock owned by Millendo, Tempest or any of their respective wholly owned subsidiaries immediately prior to the Effective Time and (b) any shares of Tempest Capital Stock held by a holder who is entitled to and properly demands appraisal rights in accordance with Section 262 of the Delaware General Corporation Law. The Merger and the other transactions summarized above are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
We have been engaged by Millendo to act as its financial advisor in connection with the proposed Transaction and we will receive a fee from Millendo for providing such services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the

The Board of Directors
Millendo Therapeutics, Inc.
March 28, 2021

Transaction. In addition, Millendo has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
SVB Leerink LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. We have provided certain investment banking services to Millendo from time to time, for which we have received compensation. In the ordinary course of business, we and our affiliates may, in the future, provide commercial and investment banking services to Millendo, Tempest or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of our trading and brokerage activities, we or our affiliates have in the past and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of Millendo, Tempest or their respective affiliates.
Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Millendo or the proposed Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Merger Agreement, dated March 27, 2021; (ii) Millendo’s Annual Report on Form 10-K for
the fiscal year ended December 31, 2020, in the form to be filed by Millendo with the Securities and Exchange Commission (the “SEC”) on March 29, 2021; (iii) certain Current Reports on Form 8-K, as
filed by Millendo with, or furnished by Millendo to, the SEC; and (iv) certain internal information, primarily related to expense forecasts, furnished to us by the managements of Millendo and Tempest, respectively, and approved for our use by Millendo. We have also conducted discussions with members of the senior management of Millendo and Tempest and their respective advisors and representatives regarding such internal information as well as the past and current business, operations, financial condition and prospects of each of Millendo and Tempest. In addition, we reviewed the historical trading prices and trading activity for the Millendo Common Stock. Furthermore, we reviewed (i) publicly available market capitalization data regarding companies in the biotechnology industry that we believed to be comparable in certain respects to Tempest; and (ii) publicly available financial terms of certain initial public offerings involving companies in the biotechnology industry that we believed to be comparable in certain respects to Tempest. We also conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. As you are aware, neither Millendo’s nor Tempest’s management provided us with, and we did not otherwise have access to, financial forecasts regarding Millendo’s or Tempest’s businesses, other than the expense forecasts described above. Accordingly, we did not perform either discounted cash flow analyses or any multiples-based analyses with respect to Millendo or Tempest. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or
otherwise) of Millendo or Tempest, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Millendo or Tempest. We have assumed, with your consent, that the final executed Merger Agreement will not differ in any respect material to our analysis or this opinion from the last draft of the Merger Agreement reviewed by us. We have also assumed, with your consent, that the Transaction will be consummated

The Board of Directors
Millendo Therapeutics, Inc.
March 28, 2021

on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of Millendo or Tempest, or their respective abilities to pay their obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, Millendo’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Millendo or in which Millendo might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Millendo of the Exchange Ratio to be paid by Millendo pursuant to the terms of the Merger Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Millendo or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Millendo or any other party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio to be paid by Millendo pursuant to the terms of the Merger Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of Millendo as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Millendo (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. This opinion has been authorized by our Fairness Opinion Review Committee.
Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid by Millendo pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to Millendo.
Very truly yours,
SVB LEERINK LLC

ANNEX C
EXHIBIT
A-3
– FORM OF PUBLIC COMPANY SUPPORT AGREEMENT
This Support Agreement (this “
Agreement
”) is made and entered into as of [●], 2021, by and among Tempest Therapeutics, Inc. a Delaware corporation (“
Merger Partner
”), Millendo Therapeutics, Inc., a Delaware corporation (“
Public Company
”), and the undersigned stockholder (the “
Stockholder
”) of Public Company.
RECITALS
WHEREAS, concurrently with the execution and delivery hereof, Public Company, Merger Partner and Mars Merger Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “
Merger Sub
”), have entered into an agreement and plan of merger (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “
Merger Agreement
”), pursuant to which Merger Sub will merge with and into Merger Partner, with Merger Partner surviving the merger as the surviving corporation and a wholly owned subsidiary of Public Company (the “
Merger
”).
WHEREAS, the Stockholder is the beneficial owner (as defined in Rule
13d-1
under the Exchange Act) of such number of shares of Public Company Common Stock as indicated in
Appendix A
.
WHEREAS, as an inducement to the willingness of Merger Partner to enter into the Merger Agreement, Merger Partner has required that Stockholder enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:
1.
Certain Definitions
. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(a) “
Constructive Sale
” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.
(b) “
Shares
” means (i) all shares of Public Company Common Stock owned, beneficially or of record, by the Stockholder as of the date hereof, and (ii) all additional shares of Public Company Common Stock acquired by the Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Closing Date.
(c) “
Transfer
” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.
Transfer and Voting Restrictions
. The Stockholder covenants to Merger Partner as follows:
(a) During the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), the Stockholder shall not Transfer any of the Stockholder’s Shares, or publicly announce its intention to Transfer any of its Shares.
(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, the Stockholder will not commit any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares in favor of the Public Company Voting Proposals.
(c) Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to any investment fund or other entity controlled or managed by the Stockholder, (iii) to any member of the Stockholder’s immediate family or (iv) to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder or otherwise for estate planning purposes;
provided
, that (x) such Transferred Shares shall continue to be bound by this Agreement and (y) the applicable transferee shall have executed and delivered to Public Company and Merger Partner a support agreement substantially identical to this Agreement upon consummation of such Transfer.
3.
Agreement to Vote Shares
. The Stockholder covenants to Merger Partner as follows:
(a) Until the Expiration Date (as defined below), at any meeting of the stockholders of Public Company, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Public Company, the Stockholder shall be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (A) in favor of the Public Company Voting Proposals and (B) against any Acquisition Proposal.
(b) If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder shall cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with this
Section
 3.
(c) In the event of a stock split, stock dividend or distribution, or any change in the capital stock of Public Company by reason of any split-up,
reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
4.
Action in Stockholder Capacity Only
. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record holder and beneficial owner, as applicable, of its Shares and not in the Stockholder’s capacity as a director or officer of Public Company. Nothing herein shall limit or affect the Stockholder’s ability to act as an officer or director of Public Company.
5.
Documentation and Information
. The Stockholder shall permit and hereby authorizes Public Company and Merger Partner to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Public Company or Merger Partner reasonably determines to be necessary in connection with the transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Share and the nature of such Stockholder’s commitments and obligations under this Agreement. Each of Public Company and Merger Partner is an intended third-party beneficiary of this Section 5.
6.
Irrevocable Proxy
. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with
Section
 3
at any applicable meeting of the stockholders of Public Company or pursuant to any applicable written consent of the stockholders of Public Company, the Stockholder shall be deemed to have irrevocably granted to, and appointed, Merger Partner, and any individual designated in writing by Merger Partner, and each of them individually, as his, her or its proxy and attorney-in-fact
(with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Public Company stockholders or at any meeting of the Public Company stockholders called with respect to any of the matters specified in, and in accordance and consistent with,
Section
 3
of this Agreement. Merger Partner agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein, the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
7.
No Solicitation
. Subject to
Section
 4
, the Stockholder agrees not to, directly or indirectly, including through any of its officers, directors or agents, (a) solicit, seek or initiate or knowingly take any action to facilitate or encourage, any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (b) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public
information or afford any person, other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with, any Acquisition Proposal;
provided
,
however
, that nothing in this
Section
 7
shall prevent the Stockholder from referring a person to this
Section
 7
or to the Merger Agreement.
8.
Representations and Warranties of the Stockholder
. The Stockholder hereby represents and warrants to Merger Partner as follows:
(a) (i) The Stockholder is the beneficial or record owner of the shares of Public Company Common Stock indicated in
Appendix A
(each of which shall be deemed to be “held” by the Stockholder for purposes of
Section
 3
unless otherwise expressly stated with respect to any shares in
Appendix A
), free and clear of any and all Liens; and (ii) the Stockholder does not beneficially own any securities of Public Company other than the shares of Public Company Common Stock and rights to purchase shares of Public Company Common Stock set forth in
Appendix A
.
(b) Except as otherwise provided in this Agreement, the Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter.
(c) This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Stockholder is a party or bound, or any applicable law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.
(d) The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with the Stockholder’s legal counsel. The Stockholder understands and acknowledges that Merger Partner is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
(e) The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Stockholder’s ability to perform its obligations under this Agreement.
(f) With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(g) Neither the Stockholder nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of such Stockholder, Public Company, Merger Partner, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
9.
Termination
. This Agreement shall terminate and shall cease to be of any further force or effect as of the earlier of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof or (b) the date on which the Public Company Voting Proposals shall have been approved by the requisite holders of Public Company Common Stock (the “
Expiration Date
”);
provided
,
however
,
that (i)
 Section
 10
shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any party hereto from any liability for any material and willful breach of this Agreement prior to the Expiration Date.

10.	Miscellaneous Provisions .
(a)
Amendments
. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by each of the parties hereto.
(b)
Entire Agreement
. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(c)
Governing Law
. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(d)
Jurisdiction
. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in
Section
 10(j)
. Nothing in this
Section
 10(d)
, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
(e)
WAIVER OF JURY TRIAL
. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
(f)
Assignment
. Except as otherwise provided in
Section
 2(c)
hereof, no party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this
Section
 10(f)
is void.
(g)
No Third Party Rights
. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder other than the parties hereto to the extent expressly set forth herein.
(h)
Severability
. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
(i)
Specific Performance
. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
(j)
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as follows: (A) if to Merger Partner or Public Company, to the address, electronic mail address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below Stockholder’s signature to this Agreement.
(k)
Counterparts
. This Agreement may be executed in two or more counterparts (including by facsimile, by an electronic scan delivered by electronic mail or any electronic signature), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile, by an electronic scan delivered by electronic mail or by delivery of any electronic signature.
(l)
Interpretation
. When reference is made in this Agreement to a Section or Appendix, such reference shall be to a Section of or Appendix to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

MERGER PARTNER:

TEMPEST THERAPEUTICS, INC.

By:
Title:

PUBLIC COMPANY:

MILLENDO THERAPEUTICS, INC.

By:
Title:

[STOCKHOLDER],
in his/her capacity as the Stockholder:

Signature:

Address:

Appendix A

ANNEX D
EXHIBIT
A-1
– FORM OF MERGER PARTNER SUPPORT AGREEMENT
This Support Agreement (this “
Agreement
”) is made and entered into as of [●], 2021, by and among Tempest Therapeutics, Inc. a Delaware corporation (“
Merger Partner
”), Millendo Therapeutics, Inc., a Delaware corporation (“
Public Company
”), and the undersigned stockholder (the “
Stockholder
”) of Merger Partner.
RECITALS
WHEREAS, concurrently with the execution and delivery hereof, Public Company, Merger Partner and Mars Merger Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “
Merger Sub
”), have entered into an agreement and plan of merger (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “
Merger Agreement
”), pursuant to which Merger Sub will merge with and into Merger Partner, with Merger Partner surviving the merger as the surviving corporation and a wholly owned subsidiary of Public Company (the “
Merger
”).
WHEREAS, the Stockholder is the beneficial owner (as defined in Rule
13d-1
under the Exchange Act) of such number of shares of Merger Partner Capital Stock as indicated in
Appendix A
.
WHEREAS, as an inducement to the willingness of Public Company to enter into the Merger Agreement, Public Company has required that the Stockholder enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:
1.
Certain Definitions
. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(a) “
Constructive Sale
” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.
(b) “
Shares
” means (i) all shares of Merger Partner Capital Stock owned, beneficially or of record, by the Stockholder as of the date hereof, and (ii) all additional shares of Merger Partner Capital Stock acquired by the Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Closing Date.
(c) “
Transfer
” or “
Transferred
” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.
Transfer and Voting Restrictions
. The Stockholder covenants to Public Company as follows:
(a) During the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), the Stockholder shall not Transfer any of the Stockholder’s Shares, or publicly announce its intention to Transfer any of its Shares.
(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, the Stockholder will not commit any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares in favor of the Merger Partner Voting Proposal.
(c) Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to any investment fund or other entity controlled or managed by the Stockholder, (iii) to any member of the Stockholder’s immediate family or (iv) to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder or otherwise for estate planning purposes;
provided
, that (x) such Transferred Shares shall continue to be bound by this Agreement and (y) the applicable transferee shall have executed and delivered to Public Company and Merger Partner a support agreement substantially identical to this Agreement upon consummation of such Transfer.
3.
Agreement to Vote Shares
. The Stockholder covenants to Public Company as follows:
(a) Until the Expiration Date (as defined below), at any meeting of the stockholders of Merger Partner, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Merger Partner, the Stockholder shall be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (A) in favor of the Merger Partner Voting Proposal and (B) against any Acquisition Proposal.
(b) If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder shall cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with this
Section
 3.
(c) In the event of a stock split, stock dividend or distribution, or any change in the capital stock of Public Company by reason of any split-up,
reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
(d) The Stockholder hereby waives and agrees not to exercise any rights of appraisal or any dissenters’ rights (including under Section 262 of the DGCL) that the Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.
4.
Action in Stockholder Capacity Only
. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record holder and beneficial owner, as applicable, of its Shares and not in the Stockholder’s capacity as a director or officer of Merger Partner. Nothing herein shall limit or affect the Stockholder’s ability to act as an officer or director of Merger Partner.

5.
Documentation and Information
. The Stockholder shall permit and hereby authorizes Public Company and Merger Partner to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Public Company or Merger Partner reasonably determines to be necessary in connection with the transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Share and the nature of such Stockholder’s commitments and obligations under this Agreement. Each of Public Company and Merger Partner is an intended third-party beneficiary of this Section 5.
6.
Irrevocable Proxy
. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with
Section
 3
at any applicable meeting of the stockholders of Merger Partner or pursuant to any applicable written consent of the stockholders of Merger Partner, the Stockholder shall be deemed to have irrevocably granted to, and appointed, Public Company, and any individual designated in writing by Public Company, and each of them individually, as his, her or its proxy and attorney-in-fact
(with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Merger Partner stockholders or at any meeting of the Merger Partner stockholders called with respect to any of the matters specified in, and in accordance and consistent with,
Section
 3
of this Agreement. Public Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein, the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
7.
No Solicitation
. Subject to
Section
 4
, the Stockholder agrees not to, directly or indirectly, including through any of its officers, directors or agents, (a) solicit, seek or initiate or knowingly take any action to facilitate or encourage, any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (b) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public
information or afford any person, other than Public Company or Merger Partner, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with, any Acquisition Proposal;
provided
,
however
, that nothing in this
Section
 7
shall prevent the Stockholder from referring a person to this
Section
 6
or to the Merger Agreement.
8.
Representations and Warranties of the Stockholder
. The Stockholder hereby represents and warrants to Public Company as follows:
(a) (i) The Stockholder is the beneficial or record owner of the shares of Merger Partner Capital Stock indicated in
Appendix A
(each of which shall be deemed to be “held” by the Stockholder for purposes of
Section
 3
unless otherwise expressly stated with respect to any shares in
Appendix A
), free and clear of any and all Liens; and (ii) the Stockholder does not beneficially own any securities of Merger Partner other than the shares of Merger Partner Capital Stock and rights to purchase shares of Merger Partner Capital Stock set forth in
Appendix A
.
(b) Except as otherwise provided in this Agreement, the Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter.

(c) This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Stockholder is a party or bound, or any applicable law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.
(d) The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with the Stockholder’s legal counsel. The Stockholder understands and acknowledges that Public Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
(e) The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Stockholder’s ability to perform its obligations under this Agreement.
(f) With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(g) Neither the Stockholder nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of such Stockholder, Public Company, Merger Partner, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
9.
Termination
. This Agreement shall terminate and shall cease to be of any further force or effect as of the earlier of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof or (b) the date on which the Merger Partner Voting Proposal shall have been approved by the requisite holders of Merger Partner Capital Stock (the “
Expiration Date
”);
provided
,
however
,
that (i)
 Section
 10
shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any party hereto from any liability for any material and willful breach of this Agreement prior to the Expiration Date.

10.	Miscellaneous Provisions .
(a)
Amendments
. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by each of the parties hereto.
(b)
Entire Agreement
. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(c)
Governing Law
. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
(d)
Jurisdiction
. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in
Section
 10(j)
. Nothing in this
Section
 10(d)
, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
(e)
WAIVER OF JURY TRIAL
. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
(f)
Assignment
. Except as otherwise provided in
Section
 2(c)
hereof, no party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this
Section
 10(f)
is void.
(g)
No Third Party Rights
. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder other than the parties hereto to the extent expressly set forth herein.
(h)
Severability
. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
(i)
Specific Performance
. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
(j)
Notices
. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as follows: (A) if to Merger Partner or Public Company, to the address, electronic mail address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below Stockholder’s signature to this Agreement.
(k)
Counterparts
. This Agreement may be executed in two or more counterparts (including by facsimile, by an electronic scan delivered by electronic mail or any electronic signature), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile, by an electronic scan delivered by electronic mail or by delivery of any electronic signature.
(l)
Interpretation
. When reference is made in this Agreement to a Section or Appendix, such reference shall be to a Section of or Appendix to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

MERGER PARTNER:

TEMPEST THERAPEUTICS, INC.

By:
Title:

PUBLIC COMPANY:
MILLENDO THERAPEUTICS, INC.

By:
Title:

[STOCKHOLDER],
in his/her capacity as the Stockholder:

Signature:

Address:

Appendix A

ANNEX E
EXHIBIT
A-2
– FORM OF
LOCK-UP
AGREEMENT
[●], 2021
Millendo Therapeutics, Inc.
110 Miller Avenue, Suite 100
Ann Arbor, Michigan
Ladies and Gentlemen:
The undersigned signatory of this
lock-up
agreement (this “
Lock-Up
Agreement
”) understands that Millendo Therapeutics, Inc., a Delaware corporation (“
Public Company
”), has entered into an Agreement and Plan of Merger, dated as of [●], 2021 (as the same may be amended from time to time, the “
Merger Agreement
”) with Mars Merger Corp., a Delaware corporation and a wholly owned subsidiary of Public Company, and Tempest Therapeutics, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
As a condition and inducement to Public Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Public Company, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “
Restricted Period
”):
(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for shares of Public Company Common Stock (including without limitation, shares of Public Company Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Public Company which may be issued upon exercise of an option to purchase shares of Public Company Common Stock or a warrant to purchase shares of Public Company Common Stock) that are currently or hereafter owned by the undersigned, except as set forth below (collectively, the “
Undersigned’s Shares
”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;
(2) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of shares of Public Company Common Stock or other securities, in cash or otherwise; or
(3) make any demand for, or exercise any right with respect to, the registration of any shares of Public Company Common Stock or any security convertible into or exercisable or exchangeable for shares of Public Company Common Stock (other than such rights set forth in the Merger Agreement).
The restrictions and obligations contemplated by this
Lock-Up
Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:
(1) if the undersigned is a
natural person
, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a

“
Family Member
”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);
(2) if the undersigned is a
corporation, partnership or other entity
, (A) to another corporation, partnership, or other entity that is an affiliate (as defined under Rule
12b-2
of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or (D) transfers or dispositions not involving a change in beneficial ownership; or
(3) if the undersigned is a
trust
, to any grantors or beneficiaries of the trust;
provided
that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Public Company a lock-up
agreement in the form of this
Lock-Up
Agreement with respect to the shares of Public Company Common Stock or such other securities that have been so transferred or distributed;
(b) the exercise of an option to purchase shares of Public Company Common Stock (including a net or cashless exercise of an option to purchase shares of Public Company Common Stock ), and any related transfer of shares of Public Company Common Stock to Public Company for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options;
provided
that, for the avoidance of doubt, the underlying shares of Public Company Common Stock shall continue to be subject to the restrictions on transfer set forth in this
Lock-Up
Agreement;
(c) transfers to Public Company in connection with the net settlement of any other equity award that represents the right to receive in the future shares of Public Company Common Stock, settled in shares of Public Company Common Stock, to pay any tax withholding obligations;
provided
that, for the avoidance of doubt, the underlying shares of Public Company Common Stock shall continue to be subject to the restrictions on transfer set forth in this
Lock-Up
Agreement;
(d) the establishment of a trading plan pursuant to Rule
10b5-1
under the Exchange Act for the transfer of shares of Public Company Common Stock;
provided
that such plan does not provide for any transfers of shares of Public Company Common Stock during the Restricted Period;
(e) transfers by the undersigned of shares of Public Company Common Stock purchased by the undersigned on the open market or in a public offering by Public Company, in each case following the Closing Date;
(f) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Public Company’s capital stock involving a change of control of Public Company, provided
that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this
Lock-Up
Agreement; or
(g) pursuant to an order of a court or regulatory agency;
and
provided
, further, that, with respect to each of (a), (b), (c), and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (x) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (y) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase shares of Public Company Common Stock or in connection with the net settlement of any other equity award that represents the right to receive in the future shares of Public Company Common Stock, settled in shares of Public Company Common Stock, that would otherwise expire during the Restricted Period, provided
that reasonable notice shall be provided to Public Company prior to any such filing). For the avoidance of doubt, the Undersigned’s Shares shall not include any securities acquired by the undersigned pursuant to any Funding Agreement.
Any attempted transfer in violation of this
Lock-Up
Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this
Lock-Up
Agreement, and will not be recorded on the share register of Public Company. In furtherance of the foregoing, the undersigned agrees that Public Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this
Lock-Up
Agreement. Public Company may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of shares of Public Company Common Stock:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A
LOCK-UP
AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this
Lock-Up
Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this
Lock-Up
Agreement. The undersigned understands that Public Company is proceeding with the transactions contemplated by the Merger Agreement in reliance upon this
Lock-Up
Agreement.
Any and all remedies herein expressly conferred upon Public Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Public Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Public Company in the event that any provision of this
Lock-Up
Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Public Company shall be entitled to an injunction or injunctions to prevent breaches of this
Lock-Up
Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Public Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Public Company with respect thereto.
In the event that any holder of Public Company’s securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Public Company to sell or otherwise transfer or dispose of shares of Public Company Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Public Company Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “
Pro-Rata
Release
”);
provided
,
however
, that such
Pro-Rata
Release shall not be applied unless and until permission has been granted by Public Company to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders’ shares of Public

Company Common Stock in an aggregate amount in excess of 1% of the number of shares of Public Company Common Stock originally subject to a substantially similar agreement.
Upon the release of any of the Undersigned’s Shares from this
Lock-Up
Agreement, Public Company will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions by virtue of this
Lock-Up
Agreement.
This
Lock-Up
Agreement and any claim, controversy or dispute arising under or related to this
Lock-Up
Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.
This
Lock-Up
Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed
Lock-Up
Agreement (in counterparts or otherwise) by Public Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this
Lock-Up
Agreement.
[SIGNATURE PAGE FOLLOWS]

Very truly yours,
[STOCKHOLDER]

Signature:
[STOCKHOLDER]

Signature:
Name:
Title

[Signature Page to
Lock-up
Agreement]

Accepted and Agreed by Millendo Therapeutics, Inc.:

By:
Name:
Title:

[Signature Page to
Lock-up
Agreement]

ANNEX F
CERTIFICATE OF AMENDMENT TO THE RESTATED
CERTIFICATE OF INCORPORATION OF MILLENDO THERAPEUTICS, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Millendo Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1. A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Corporation’s Restated Certificate of Incorporation and declaring the advisability of this Amendment of the Restated Certificate of Incorporation, as amended, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:
RESOLVED, that Section C of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraphs are inserted in lieu thereof:
“C. Effective immediately upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation, as amended (the “Effective Time”), a one-for-[●]
1
reverse stock split of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), shall become effective, pursuant to which each six shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time);
provided
,
however
, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

1	To be a number between ten and fifteen (inclusive)

F-1

2. This Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.
[Remainder of page intentionally blank]

F-2

IN WITNESS WHEREOF
, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this [●] day of [●], 2021.

Louis J. Arcudi III
President and Chief Executive Officer

F-3

ANNEX G
Section 262 of the Delaware General Corporation Law
§262 Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROXY
STATEMENT/PROSPECTUS
Item 20.
Indemnification of Directors and Officers
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Millendo’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. Millendo’s certificate of incorporation and bylaws provide that Millendo shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL. However, the DGCL prohibits Millendo from limiting the liability of directors for (i) any breach of a director’s duty of loyalty to Millendo or to Millendo’s stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which a director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of Millendo’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Millendo’s certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. It also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under Millendo’s bylaws, Millendo will also be empowered to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom Millendo is required or permitted to indemnify.
Millendo entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. Millendo believes that these certificate of incorporation and bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees.
Millendo has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of Millendo against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
The limitation of liability and indemnification provisions in Millendo’s certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Millendo and its stockholders. A stockholder’s investment may be harmed to the extent Millendo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Act, may be permitted to Millendo’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Millendo has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of Millendo’s directors or officers as to which indemnification is being sought, nor is Millendo aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Under the Merger Agreement, from the closing of the merger through the sixth anniversary of the closing, Millendo and the surviving corporation agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal liability of, each present and former director or officer, of Millendo or Tempest provided for in the respective organizational documents of Millendo and Tempest in effect as of March 29, 2021, the date of the Merger Agreement, shall continue to be honored and in full force and effect.

Under the Merger Agreement, the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Millendo than are presently set forth in Millendo’s amended and restated certificate of incorporation and amended and restated bylaws, which provisions shall not be amended, modified or repealed for a period of six years’ time from the closing of the merger in a manner that would materially and adversely affect the rights thereunder of individuals who, at or prior to the closing, were officers or directors of Millendo.
The Merger Agreement also provides that Millendo shall purchase an insurance policy in effect for six years from the closing, providing at least the same coverage as the current directors’ and officers’ liability insurance policies maintained by Millendo and containing terms and conditions that are not materially less favorable to current and former officers and directors of Millendo.
Item 21.
Exhibits and Financial Statement Schedules
(a)
 Exhibit Index
A list of exhibits filed with this registration statement on
Form S-4
is set forth on the Exhibit Index and is incorporated herein by reference.
(b)
 Financial Statements
The financial statements filed with this registration statement on
Form S-4
are set forth on the Financial Statement Index and is incorporated herein by reference.
Item 22.
Undertakings
(a) The undersigned registrant hereby undertakes as follows:
(1) That, for purposes of determining liability under the Securities Act to any purchaser, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(3) That every prospectus (i) that is filed pursuant to paragraph (a)(5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(4) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of
Form S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

		Incorporated by Reference (if applicable)
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

2.1	Agreement and Plan of Merger, dated March 29, 2021, by and among Millendo Therapeutics, Inc., Mars Merger Corp., and Tempest Therapeutics, Inc.	8-K	001-35890	2.1	March 29, 2021

2.2	Form of Support Agreement by and between Millendo Therapeutics, Inc. and certain stockholders of Tempest Therapeutics, Inc.	8-K	001-35890	10.1	March 29, 2021

2.3	Form of Support Agreement by and between Tempest Therapeutics, Inc. and certain stockholders of Millendo Therapeutics, Inc.	8-K	001-35890	10.2	March 29, 2021

2.4	Form of Lock-Up Agreement	8-K	001-35890	10.3	March 29, 2021

3.1	Restated Certificate of Incorporation of Millendo Therapeutics, Inc., as amended	10-Q	001-35890	3.1	May 15, 2019

3.2	Amended and Restated Bylaws of Millendo Therapeutics, Inc.	8-K	001-35890	3.1	August 9, 2018

4.1	Specimen Stock Certificate evidencing shares of Common Stock of Millendo Therapeutics, Inc.	S-1	333-183602	4.1	August 29, 2012

4.2*	Form of Tempest Therapeutics, Inc. Warrant to Purchase Stock

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP as to the validity of the shares of common stock of Millendo Therapeutics, Inc. being issued in the merger

10.1*	Lease Agreement, dated February 22, 2019, by and between ARE-San Francisco No. 17, LLC and Tempest Therapeutics, Inc.

10.2*	First Amendment to Lease, dated June 28, 2019, by and between ARE-San Francisco No, 17, LLC and Tempest Therapeutics, Inc.

10.3*	Loan and Security Agreement, dated January 15, 2021, by and among Oxford Finance LLC, the Lenders party thereto, and Tempest Therapeutics, Inc.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Deloitte & Touche LLP

23.3†	Consent of SVB Leerink LLC

23.4*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1 and incorporated by reference)

24.1†	Power of Attorney (included in the signature page hereto)

99.1**	Form of Preliminary Proxy Card of Millendo Therapeutics, Inc.

99.2†	Consent of Stephen Brady to be named as director

99.3†	Consent of Thomas Dubensky to be named as director

Incorporated by Reference (if applicable)
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

99.4†	Consent of Mike Raab to be named as director

99.5†	Consent of Stella Xu to be named as director

99.6†	Consent of Tom Woiwode to be named as director

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

†	Previously filed.
*	Filed herewith.
**	To be filed by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Ann Arbor, State of Michigan, on the 3rd day of May, 2021.

Millendo Therapeutics, Inc.

By:	/s/ Louis Arcudi III
Name:	Louis Arcudi III
Title:	President and Chief Executive Officer
Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis Arcudi III	President, Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2021
Louis Arcudi III

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 3, 2021
Jennifer Minai-Azary

*	Chairperson of the Board of Directors,	May 3, 2021
Julia C. Owens, Ph.D.

*	Director	May 3, 2021
Carol Gallagher, Pharm.D.

*	Director	May 3, 2021
James Hindman

*	Director	May 3, 2021
John P. Howe, III, M.D.

*	Director	May 3, 2021
Geoff Nichol, M.B., Ch.B., M.B.A.

*	Director	May 3, 2021
Carole Nuechterlein, J.D.

*By:	/s/ Louis Arcudi III
Louis Arcudi III
Attorney-in-Fact